(17)(f)     Annual Report to Shareholders for the year ended December 31, 2010

Transamerica Series Trust Annual Report
570 Carillon Parkway
St. Petersburg, FL 33716
Distributor: Transamerica Capital, Inc.
Customer Service: 1-800-851-9777
The following pages contain the most recent annual reports for the investment options in which you are invested. In compliance with Securities and Exchange Commission regulations, we present these reports on an annual and semi-annual basis with the hope that they will foster greater understanding of the investment options’ holdings, performance, financial data, accounting policies and other issues. This streamlined version provides information only on the investment options in which you are invested.
If you have any questions about these reports, please do not hesitate to contact your financial professional. As always, we thank you for your trust and the opportunity to serve you.

Dear Fellow Shareholder,
On behalf of Transamerica Series Trust, we would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial adviser in the future. We value the trust you have placed in us.
This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.
We believe it is important to recognize and understand current market conditions in order to provide a context for reading this report. During the past twelve months, markets have generally advanced, yet have exhibited periods of weakness in conjunction with investors’ concerns over the health of the economy and the labor market, and periods of strength in conjunction with investors’ optimism of recovery and improved economic data points. The equity markets exhibited weakness in February, advanced into late April, were weak during June, July and August, and ended the period at the highs of the year. The period ended with positive twelve month returns for both the broad equity and bond markets. The U.S. Dollar has risen and fallen versus the British Pound and Euro along with rising and falling levels of concern over foreign debt levels during the year. The U.S. Dollar ended the period modestly stronger versus the Euro and the British Pound, and weaker versus the Japanese Yen. Oil prices have remained volatile over the past year, hitting their lows in early summer and rebounding to end higher at the end of the period. The Federal Reserve has kept the federal funds rate to a range of 0%-0.25% in an effort to stimulate the economy. The unemployment rate has been sluggish to recede, beginning the period at 10.0% and ending the period at 9.4%. Anticipation of economic recovery has led to strong gains for particular equity and fixed-income sectors, including small-cap and mid-cap stocks, emerging market stocks, and high yield bonds. Money market securities have lagged on a relative basis. For the twelve months ended December 31, 2010, the Dow Jones Industrial Average returned 14.06%, the Standard & Poor’s 500 Index returned 15.06%, and the Barclays Capital U.S. Aggregate Bond Index returned 6.54%. Please keep in mind it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.
In addition to your active involvement in the investment process, we firmly believe that a financial adviser is a key resource to help you build a complete picture of your current and future financial needs. Financial advisers are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial adviser, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance.
Please contact your financial adviser if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.
Sincerely,

John K. Carter	Christopher A. Staples
Chairman of the Board,	Vice President & Chief Investment Officer
President & Chief Executive Officer	Transamerica Series Trust
Transamerica Series Trust
The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of the Transamerica Series Trust. These views are subject to change based upon market conditions. These views should not be relied upon as investment advice and are not indicative of trading intent on behalf of the Transamerica Series Trust.

Transamerica AEGON High Yield Bond VP
(unaudited)
MARKET ENVIRONMENT
The high yield market historically performs well during the recovery years following a recession and the last 12 months were no exception. The Bank of America Merrill Lynch High Yield, Cash Pay index returned 15.24% for the 12 months ended December 31, 2010.
The new issuance market set back-to-back annual records in a testament to the strength and liquidity of the high yield market over the past 2 years. According to Barclays, US High Yield issuance in 2009 totaling $152 billion established a new mark which was surpassed by the $262 billion issued in 2010. We believe the capital markets will remain robust in the near term as investors continue to seek out high yield which offers attractive income relative to investment grade and government alternatives.
Investors will also continue to benefit from stability of cash flow in the coming quarters as a result of declining defaults. According to Moody’s, the current US trailing twelve month speculative grade default rate finished the year at 3.3%. Moody’s projects the base-case default rate will fall further to 2.1% by the end of 2011.
PERFORMANCE
For the year ended December 31, 2010, Transamerica AEGON High Yield Bond VP Initial Class returned 12.58%. By comparison its benchmark, the Bank of America Merrill Lynch U.S. High Yield, Cash Pay Index, returned 15.24%.
STRATEGY REVIEW
Transamerica AEGON High Yield Bond VP (“Fund”) underperformed the benchmark index for the fiscal year ended December 31, 2010. The underperformance is primarily attributable to financials, utilities and non-US domiciled issuers. Financials were a growing component of high yield due to downgrades resulting from the credit crisis. Despite increasing the portfolio’s exposure to the sector, we remained below-weight, which resulted in underperformance as the group outperformed on the year. Utilities underperformed the benchmark while we maintained an over-allocation to the group. Lastly, the portfolio underperformed due to below-benchmark exposure to emerging markets, which outperformed during the period. The underweight position is the result of a portfolio construction methodology that focuses primarily on US and developed country credit.
The portfolio outperformed in the industrial areas of technology, consumer cyclicals and capital goods. Overweight positions in the technology sector, the gaming component of cyclicals and the building materials constituent of capital goods, generated positive performance relative to the benchmark. The portfolio remains slightly overweight in cyclical sectors such as technology, basic industry (including building materials and forestry/paper) and capital goods (including aerospace/defense and packaging). The portfolio is underweight telecommunications and energy as we believe they offer less attractive risk/reward opportunities and such defensive sectors will lag as the economy improves.
Recent economic reports indicate a slow to moderate economic expansion with expectations of low inflation. However, the tepid growth rate has not been supportive enough to meaningfully reduce the unemployment rate. As a result, the Federal Reserve Board is countering with further quantitative easing (“QE2”) in an effort to increase liquidity. Debt issuers have benefited from the low yield, high liquidity environment and we believe corporate fundamentals will continue to improve in the coming quarters. We also believe further monetary policy moves will benefit economically sensitive asset classes including high yield as attractive yield producing alternatives diminish. The portfolio is positioned towards a view that we remain in a modest economic recovery and we believe the Fund will outperform in that environment.
Bradley J. Beman, CFA, CPA
Benjamin D. Miller, CFA
Kevin Bakker, CFA
Co-Portfolio Managers
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	12.58%	6.95%	6.91%	06/01/1998
BofA Merrill Lynch U.S. High Yield, Cash Pay*	15.24%	8.67%	8.71%

Service Class	12.31%	6.68%	7.04%	05/01/2003

NOTES

*	The Bank of America Merrill Lynch U.S. High Yield, Cash Pay (“BofA Merrill Lynch U.S. High Yield, Cash Pay’) is an unmanaged index used as a general measure of market performance. Calculation assumed dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica AEGON High Yield Bond VP
Initial Class	$1,000.00	$1,094.10	$3.69	$1,021.68	$3.57	0.70%
Service Class	1,000.00	1,093.20	5.01	1,020.42	4.84	0.95

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Corporate Debt Securities	93.2%
Securities Lending Collateral	14.0
Repurchase Agreement	3.1
Preferred Corporate Debt Securities	1.1
Common Stock	0.8
Preferred Stock	0.4
Other Assets and Liabilities — Net	(12.6)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

	Principal	Value

PREFERRED CORPORATE DEBT SECURITIES - 1.1%
Diversified Financial Services — 0.3%
JPMorgan Chase & Co. — Series 1
7.90%, 04/30/2018 * Ž	$630	$670
Insurance - 0.8%
Lincoln National Corp.
7.00%, 05/17/2066 *	1,700	1,657

Total Preferred Corporate Debt Securities (cost $2,065)		2,327

CORPORATE DEBT SECURITIES - 93.2%
Aerospace & Defense - 2.9%
Alliant Techsystems, Inc.
6.75%, 04/01/2016	1,255	1,301
6.88%, 09/15/2020	450	463
BE Aerospace, Inc.
6.88%, 10/01/2020	800	826
8.50%, 07/01/2018 ^	575	630
Bombardier, Inc.
7.50%, 03/15/2018 - 144A	140	150
7.75%, 03/15/2020 - 144A	400	431
Hexcel Corp.
6.75%, 02/01/2015	1,175	1,199
Spirit Aerosystems, Inc.
7.50%, 10/01/2017	735	764
Triumph Group, Inc.
8.63%, 07/15/2018	450	492
Airlines - 0.3%
U.S. Airways Pass-Through Trust — Series 2010-1
6.25%, 04/22/2023	600	597
Auto Components - 0.3%
Lear Corp.
7.88%, 03/15/2018 ^	365	391
8.13%, 03/15/2020 ^	140	152
Automobiles - 0.1%
Motors Liquidation Co.
7.13%, 07/15/2013 Џ	130	44
7.20%, 01/15/2011 Џ	500	168
8.10%, 06/15/2024 Џ	175	59
Beverages - 1.7%
Constellation Brands, Inc.
7.25%, 09/01/2016 - 05/15/2017	2,450	2,594
Cott Beverages, Inc.
8.13%, 09/01/2018	575	620
8.38%, 11/15/2017	385	416
Building Products - 0.7%
Associated Materials LLC
9.13%, 11/01/2017 - 144A	375	392
Masco Corp.
7.75%, 08/01/2029 ^	900	882
USG Corp.
8.38%, 10/15/2018 - 144A	250	245
Chemicals - 2.4%
Huntsman International LLC
5.50%, 06/30/2016 ^	1,010	977
8.63%, 03/15/2020 ^	350	381
Lyondell Chemical Co.
8.00%, 11/01/2017 - 144A	427	472
Nalco Co.
6.63%, 01/15/2019 - 144A	800	818
Nova Chemicals Corp.
3.57%, 11/15/2013 * ^	775	761
8.38%, 11/01/2016	1,590	1,694
Commercial Services & Supplies - 1.6%
Aramark Corp.
8.50%, 02/01/2015 ^	400	418
Ceridian Corp.
12.25%, 11/15/2015 ^ Ώ	2,150	2,172
Koppers, Inc.
7.88%, 12/01/2019	750	804
World Color USA Corp.
6.13%, 11/15/2013 Ə	690	t
Computers & Peripherals - 1.1%
Seagate HDD Cayman
6.88%, 05/01/2020 - 144A	475	454
7.75%, 12/15/2018 - 144A	850	861
Seagate Technology HDD Holdings, Inc.
6.80%, 10/01/2016	965	969
Construction Materials - 1.7%
AGY Holding Corp.
11.00%, 11/15/2014	100	90
Ply Gem Industries, Inc.
11.75%, 06/15/2013	1,870	2,001
13.13%, 07/15/2014 ^	1,400	1,488
Consumer Finance - 1.9%
American General Finance Corp.
5.85%, 06/01/2013 ^	1,925	1,747
6.90%, 12/15/2017	2,860	2,309
Containers & Packaging - 2.1%
Ball Corp.
6.63%, 03/15/2018	500	510
6.75%, 09/15/2020	350	368
Cascades, Inc.
7.75%, 12/15/2017	75	78
7.88%, 01/15/2020	750	784
CB Smurfit Stone
8.00%, 03/15/2017	1,329	56
Graphic Packaging International, Inc.
7.88%, 10/01/2018 ^	900	943
9.50%, 06/15/2017 ^	200	218
Jefferson Smurfit Corp.
8.25%, 10/01/2012	725	24
Owens-Brockway Glass Container, Inc.
6.75%, 12/01/2014	250	254
7.38%, 05/15/2016 ^	585	622
Sealed Air Corp.
6.88%, 07/15/2033 - 144A	650	609
Diversified Consumer Services - 1.7%
Ford Holdings LLC
9.30%, 03/01/2030	1,625	1,893
Service Corp., International
6.75%, 04/01/2016	500	509
7.00%, 06/15/2017	1,160	1,183
Diversified Financial Services - 8.2%
Ally Financial, Inc.
6.75%, 12/01/2014	1,550	1,631
8.00%, 03/15/2020	650	710
8.30%, 02/12/2015	600	660
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

Diversified Financial Services (continued)
CIT Group, Inc.
7.00%, 05/01/2014 - 05/01/2017 ^	$4,100	$4,123
7.00%, 05/01/2015	400	401
Ford Motor Credit Co., LLC
6.63%, 08/15/2017	210	221
7.00%, 04/15/2015	1,425	1,531
9.88%, 08/10/2011 ^	1,500	1,561
International Lease Finance Corp.
8.25%, 12/15/2020	900	927
Nuveen Investments, Inc.
10.50%, 11/15/2015	2,610	2,669
Reynolds Group Issuer, Inc.
7.13%, 04/15/2019 - 144A	575	585
9.00%, 04/15/2019 - 144A	1,475	1,528
Umbrella Acquisition, Inc.
9.75%, 03/15/2015 - 144A ^ Ώ	997	1,048
Diversified Telecommunication Services - 4.7%
Cincinnati Bell, Inc.
8.38%, 10/15/2020	1,250	1,200
Frontier Communications Corp.
9.00%, 08/15/2031	2,000	2,055
Intelsat Corp.
9.25%, 06/15/2016	450	486
Qwest Communications International, Inc.
7.50%, 02/15/2014	650	658
Sprint Capital Corp.
8.75%, 03/15/2032	2,175	2,197
Windstream Corp.
8.63%, 08/01/2016	3,180	3,347
Electric Utilities - 3.8%
AES Red Oak LLC — Series B
9.20%, 11/30/2029	755	738
Dynegy Holdings, Inc.
7.50%, 06/01/2015 ^	1,080	815
7.75%, 06/01/2019	3,535	2,359
Elwood Energy LLC
8.16%, 07/05/2026	1,212	1,182
Intergen NV
9.00%, 06/30/2017 - 144A	2,075	2,199
LSP Energy, LP
8.16%, 07/15/2025	1,250	864
Energy Equipment & Services - 0.6%
Pride International, Inc.
6.88%, 08/15/2020	775	804
Trinidad Drilling, Ltd.
7.88%, 01/15/2019 - 144A	500	505
Food & Staples Retailing - 1.4%
Rite Aid Corp.
7.50%, 03/01/2017 ^	1,500	1,442
10.38%, 07/15/2016 ^	75	78
SUPERVALU, Inc.
8.00%, 05/01/2016 ^	1,420	1,360
Food Products - 2.0%
Del Monte Corp.
6.75%, 02/15/2015	605	618
Dole Food Co., Inc.
8.00%, 10/01/2016 - 144A	1,580	1,666
Pilgrim’s Pride Corp.
7.88%, 12/15/2018 - 144A	420	418
Simmons Foods, Inc.
10.50%, 11/01/2017 - 144A	600	641
Tyson Foods, Inc.
7.35%, 04/01/2016	1,000	1,097
Gas Utilities - 0.1%
Star Gas Partners LP
8.88%, 12/01/2017 - 144A	175	175
Health Care Equipment & Supplies - 1.1%
Cooper Cos., Inc.
7.13%, 02/15/2015	2,205	2,271
Health Care Providers & Services - 4.9%
Community Health Systems, Inc.
8.88%, 07/15/2015	2,265	2,378
DaVita, Inc.
6.38%, 11/01/2018	100	100
6.63%, 11/01/2020	125	124
HCA, Inc.
9.25%, 11/15/2016	3,315	3,537
Healthsouth Corp.
7.75%, 09/15/2022 ^	1,120	1,156
LifePoint Hospitals, Inc.
6.63%, 10/01/2020 - 144A	1,175	1,166
U.S. Oncology, Inc.
9.13%, 08/15/2017	1,650	2,034
Hotels, Restaurants & Leisure - 6.8%
Firekeepers Development Authority
13.88%, 05/01/2015 - 144A	1,300	1,537
GWR Operating Partnership LLP
10.88%, 04/01/2017	800	844
Harrah’s Operating Co., Inc.
10.00%, 12/15/2018	1,200	1,095
12.75%, 04/15/2018 - 144A	1,810	1,819
MGM Resorts International
5.88%, 02/27/2014	200	185
7.50%, 06/01/2016 ^	1,010	944
10.38%, 05/15/2014	170	191
11.38%, 03/01/2018 ^	1,695	1,838
Royal Caribbean Cruises, Ltd.
6.88%, 12/01/2013	400	424
7.00%, 06/15/2013	1,125	1,190
7.25%, 06/15/2016 ^	200	216
Seneca Gaming Corp.
8.25%, 12/01/2018 - 144A	600	602
Sheraton Holding Corp.
7.38%, 11/15/2015	674	758
Starwood Hotels & Resorts Worldwide, Inc.
6.75%, 05/15/2018	655	717
7.15%, 12/01/2019	500	553
WMG Acquisition Corp.
9.50%, 06/15/2016	750	804
Wynn Las Vegas LLC
7.75%, 08/15/2020	935	1,012
Household Durables - 5.0%
Beazer Homes USA, Inc.
9.13%, 05/15/2019 - 144A	900	855
12.00%, 10/15/2017	1,000	1,153
D.R. Horton, Inc.
5.25%, 02/15/2015 ^	650	644
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

Household Durables (continued)
Jarden Corp.
7.50%, 05/01/2017 - 01/15/2020	$1,595	$1,674
K. Hovnanian Enterprises, Inc.
10.63%, 10/15/2016 ^	1,000	1,025
KB Home
9.10%, 09/15/2017	1,825	1,934
Meritage Homes Corp.
6.25%, 03/15/2015	830	834
7.15%, 04/15/2020	350	348
Mohawk Industries, Inc.
6.88%, 01/15/2016 ^	1,000	1,073
Standard Pacific Corp.
8.38%, 01/15/2021 - 144A	825	800
8.38%, 05/15/2018 ^	225	225
Independent Power Producers & Energy Traders - 3.2%
Calpine Corp.
7.50%, 02/15/2021 - 144A	575	566
7.88%, 07/31/2020 - 144A	1,100	1,114
Edison Mission Energy
7.00%, 05/15/2017	3,090	2,448
7.20%, 05/15/2019	1,000	773
NRG Energy, Inc.
7.38%, 02/01/2016 - 01/15/2017	1,570	1,613
8.25%, 09/01/2020 - 144A	300	308
Insurance - 1.0%
Genworth Financial, Inc.
6.15%, 11/15/2066 *	650	512
Liberty Mutual Group, Inc.
10.75%, 06/15/2058 - 144A *	1,275	1,543
IT Services - 2.0%
SunGard Data Systems, Inc.
7.38%, 11/15/2018 - 144A	850	854
7.63%, 11/15/2020 - 144A	850	861
Unisys Corp.
12.50%, 01/15/2016	200	222
14.25%, 09/15/2015 - 144A	2,000	2,384
Leisure Equipment & Products - 0.1%
Icon Health & Fitness
11.88%, 10/15/2016 - 144A	150	152
Machinery - 0.7%
ArvinMeritor, Inc.
10.63%, 03/15/2018	125	141
Case New Holland, Inc.
7.88%, 12/01/2017 - 144A	275	300
Navistar International Corp.
8.25%, 11/01/2021 ^	1,070	1,150
Media - 4.7%
Cablevision Systems Corp.
7.75%, 04/15/2018	920	964
8.00%, 04/15/2020 ^	150	161
CCO Holdings LLC
7.25%, 10/30/2017	550	558
7.88%, 04/30/2018 ^	440	455
Cengage Learning Acquisitions, Inc.
13.25%, 07/15/2015 - 144A	150	158
Clear Channel Communications, Inc.
10.75%, 08/01/2016	325	291
Clear Channel Worldwide Holdings, Inc.
9.25%, 12/15/2017	1,075	1,176
CSC Holdings LLC
8.50%, 06/15/2015	300	326
8.50%, 04/15/2014 ^	1,585	1,741
DISH DBS Corp.
7.75%, 05/31/2015	2,050	2,177
7.88%, 09/01/2019	300	314
Nexstar Broadcasting, Inc.
8.88%, 04/15/2017 - 144A	450	478
Univision Communications, Inc.
7.88%, 11/01/2020 - 144A ^	600	630
8.50%, 05/15/2021 - 144A ^	600	608
Metals & Mining - 1.2%
Atkore International, Inc.
9.88%, 01/01/2018 - 144A	325	338
Steel Dynamics, Inc.
7.38%, 11/01/2012	1,000	1,055
U.S. Steel Corp.
7.00%, 02/01/2018	775	787
7.38%, 04/01/2020	450	461
Multiline Retail - 2.4%
Bon-Ton Department Stores, Inc.
10.25%, 03/15/2014 ^	2,025	2,065
JC Penney Corp., Inc.
7.13%, 11/15/2023	575	594
7.40%, 04/01/2037 ^	1,100	1,045
Macy’s Retail Holdings, Inc.
5.75%, 07/15/2014	1,300	1,375
Oil, Gas & Consumable Fuels - 9.5%
Berry Petroleum Co.
6.75%, 11/01/2020	1,000	1,005
Chesapeake Energy Corp.
6.63%, 08/15/2020	1,110	1,093
7.25%, 12/15/2018	900	932
9.50%, 02/15/2015	600	677
Connacher Oil and Gas, Ltd.
10.25%, 12/15/2015 - 144A	800	804
Consol Energy, Inc.
8.00%, 04/01/2017 - 144A	225	240
8.25%, 04/01/2020 - 144A	570	616
Continental Resources, Inc.
7.13%, 04/01/2021 - 144A	400	420
8.25%, 10/01/2019	600	666
El Paso Corp.
7.25%, 06/01/2018 ^	1,450	1,551
Energy Transfer Equity, LP
7.50%, 10/15/2020	1,560	1,606
Hilcorp Energy I, LP
8.00%, 02/15/2020 - 144A	270	286
Kinder Morgan Finance Co.
5.70%, 01/05/2016	1,000	1,013
Kinder Morgan Finance Co., LLC
6.00%, 01/15/2018 - 144A	450	442
Linn Energy LLC
7.75%, 02/01/2021 - 144A	900	923
Linn Energy LLC Finance Corp.
8.63%, 04/15/2020 - 144A	720	776
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Oil, Gas & Consumable Fuels (continued)
Newfield Exploration Co.
6.63%, 09/01/2014	$890	$908
6.88%, 02/01/2020 ^	175	184
OPTI Canada, Inc.
8.25%, 12/15/2014	1,950	1,389
Pioneer Natural Resources Co.
6.65%, 03/15/2017	800	850
6.88%, 05/01/2018	1,085	1,153
Plains Exploration & Production Co.
7.00%, 03/15/2017 ^	1,310	1,346
Stallion Oilfield Holdings, Ltd.
10.50%, 02/15/2015 - 144A	655	688
Tesoro Corp.
6.63%, 11/01/2015 ^	625	634
Paper & Forest Products - 3.6%
Ainsworth Lumber Co., Ltd.
11.00%, 07/29/2015 - 144A Ώ	154	136
Georgia-Pacific LLC
7.13%, 01/15/2017 - 144A	965	1,028
8.00%, 01/15/2024	495	566
Smurfit Kappa Funding PLC
7.75%, 04/01/2015	280	287
Verso Paper Holdings LLC
11.50%, 07/01/2014 ^	280	307
Verso Paper Holdings LLC - Series B
11.38%, 08/01/2016 ^	1,813	1,818
Westvaco Corp.
8.20%, 01/15/2030	1,275	1,345
Weyerhaeuser Co.
7.38%, 03/15/2032	2,050	2,071
Pharmaceuticals - 1.1%
Mylan, Inc.
7.63%, 07/15/2017 - 144A	468	498
7.88%, 07/15/2020 - 144A	675	727
Valeant Pharmaceuticals International, Inc.
6.75%, 10/01/2017 - 144A	200	199
6.88%, 12/01/2018 - 144A	550	546
7.00%, 10/01/2020 - 144A	300	296
Real Estate Investment Trusts - 0.9%
Host Hotels & Resorts, Inc.
6.00%, 11/01/2020 - 144A	520	513
Host Hotels & Resorts, LP
6.38%, 03/15/2015	400	406
7.13%, 11/01/2013 ^	246	250
9.00%, 05/15/2017 ^	340	377
Host Hotels & Resorts, LP - Series Q
6.75%, 06/01/2016	350	357
Road & Rail - 0.8%
Hertz Corp.
7.50%, 10/15/2018 - 144A ^	670	695
8.88%, 01/01/2014 ^	900	920
Semiconductors & Semiconductor Equipment - 1.0%
Freescale Semiconductor, Inc.
9.25%, 04/15/2018 - 144A	550	605
NXP BV
9.75%, 08/01/2018 - 144A	1,375	1,547
Software - 1.1%
First Data Corp.
8.25%, 01/15/2021 - 144A	396	380
9.88%, 09/24/2015 ^	89	85
11.25%, 03/31/2016 ^	1,605	1,404
12.63%, 01/15/2021 - 144A	396	378
Specialty Retail - 0.3%
Brookstone Co., Inc.
13.00%, 10/15/2014 - 144A	225	208
Claire’s Stores, Inc.
9.63%, 06/01/2015 Ώ	210	204
10.50%, 06/01/2017	150	140
Textiles, Apparel & Luxury Goods - 1.1%
Jones Group, Inc.
6.13%, 11/15/2034	1,000	800
Levi Strauss & Co.
7.63%, 05/15/2020 ^	240	248
8.88%, 04/01/2016	840	886
Phillips-Van Heusen Corp.
7.38%, 05/15/2020	310	329
Wireless Telecommunication Services - 1.4%
Nextel Communications, Inc. - Series E
6.88%, 10/31/2013	1,400	1,403
Nextel Communications, Inc. - Series D
7.38%, 08/01/2015 ^	575	576
Sprint Nextel Corp.
9.25%, 04/15/2022	917	954

Total Corporate Debt Securities (cost $190,538)		198,231

	Shares	Value

PREFERRED STOCK - 0.4%
Diversified Financial Services - 0.4%
Ally Financial, Inc. 7.00% 144A	882	794
Total Preferred Stock (cost $382)

COMMON STOCK - 0.8%
Containers & Packaging - 0.8%
Smurfit-Stone Container Corp. ‡	65,241	1,670
Total Common Stock (cost $1,456)

SECURITIES LENDING COLLATERAL - 14.0%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	29,798,080	29,798
Total Securities Lending Collateral (cost $29,798)

	Principal	Value

REPURCHASE AGREEMENT - 3.1%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $6,640 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $6,773.	$6,640	6,640
Total Repurchase Agreement (cost $6,640)

Total Investment Securities (cost $230,879) #		239,460
Other Assets and Liabilities - Net		(26,730)

Net Assets		$212,730

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

^	All or a portion of this security is on loan. The value of all securities on loan is $29,189.

Џ	In default.

Ώ	Payment in-kind. Securities pay interest or dividends in the form of additional bonds or preferred stock.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of less than $1, or less than 0.01% of the fund’s net assets.

t	Value and/or principal is less than $1.

▲	Rate shown reflects the yield at 12/31/2010.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $230,879. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $10,470 and $1,889, respectively. Net unrealized appreciation for tax purposes is $8,581.
DEFINITION:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $44,015, or 20.69%, of the fund’s net assets.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stock	$1,670	$—	$—	$1,670
Corporate Debt Securities	—	198,231	♦	198,231
Preferred Corporate Debt Securities	—	2,327	—	2,327
Preferred Stock	794	—	—	794
Repurchase Agreement	—	6,640	—	6,640
Securities Lending Collateral	29,798	—	—	29,798

Total	$32,262	$207,198	$—	$239,460

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	12/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	12/31/2010

Corporate Debt Securities	$—	$—	$—	$—	$—	$ ♦	$ ♦
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $224,239) (including securities loaned of $29,189)	$232,820
Repurchase agreement, at value (cost: $6,640)	6,640
Receivables:
Investment securities sold	363
Shares sold	501
Interest	3,869
Securities lending income (net)	12
Prepaid expenses	2

244,207

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,440
Shares redeemed	85
Management and advisory fees	115
Distribution and service fees	10
Administration fees	3
Printing and shareholder reports fees	10
Audit and tax fees	5
Other	11
Collateral for securities on loan	29,798

31,477

Net assets	$212,730

Net assets consist of:
Capital stock ($.01 par value)	$277
Additional paid-in capital	233,002
Undistributed (accumulated) net investment income (loss)	14,035
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(43,165)
Net unrealized appreciation (depreciation) on:
Investment securities	8,581

Net assets	$212,730

Net assets by class:
Initial Class	$164,509
Service Class	48,221
Shares outstanding:
Initial Class	21,458
Service Class	6,216
Net asset value and offering price per share:
Initial Class	$7.67
Service Class	7.76
STATEMENT OF OPERATIONS
For the period ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income	$86
Interest income	15,478
Securities lending income (net)	97

15,661

Expenses:
Management and advisory	1,219
Printing and shareholder reports	58
Custody	44
Administration	38
Legal	10
Audit and tax	10
Trustees	7
Transfer agent	2
Distribution and service:
Service Class	86
Other	4

Total expenses	1,478

Net investment income	14,183

Net realized gain (loss) on transactions from:
Investment securities	9,811
Foreign currency transactions	(66)

9,745

Net decrease in unrealized appreciation (depreciation) on:
Investment securities	(1,401)
Translation of assets and liabilities denominated in foreign currencies	22

Change in unrealized appreciation (depreciation)	(1,379)

Net realized and unrealized gain	8,366

Net increase in net assets resulting from operations	$22,549

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$14,183	$27,141
Net realized gain (loss) from investment securities and foreign currency transactions	9,745	(26,864)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	(1,379)	107,434

Net increase in net assets resulting from operations	22,549	107,711

Distributions to shareholders:
From net investment income:
Initial Class	(22,084)	(24,219)
Service Class	(5,214)	(1,472)

Total distributions to shareholders	(27,298)	(25,691)

Capital share transactions:
Proceeds from shares sold:
Initial Class	73,696	76,156
Service Class	45,577	27,631

	119,273	103,787

Dividends and distributions reinvested:
Initial Class	22,084	24,219
Service Class	5,214	1,472

	27,298	25,691

Cost of shares redeemed:
Initial Class	(115,232)	(235,460)
Service Class	(27,774)	(12,607)

	(143,006)	(248,067)

Net increase (decrease) in net assets from capital shares transactions	3,565	(118,589)

Net decrease in net assets	(1,184)	(36,569)

Net assets:
Beginning of year	213,914	250,483

End of year	$212,730	$213,914

Undistributed net investment income	$14,035	$27,148

Share activity:
Shares issued:
Initial Class	9,244	11,051
Service Class	5,711	3,916

	14,955	14,967

Shares issued-reinvested from distributions:
Initial Class	3,072	3,359
Service Class	716	202

	3,788	3,561

Shares redeemed:
Initial Class	(14,441)	(32,558)
Service Class	(3,495)	(1,780)

	(17,936)	(34,338)

Net increase (decrease) in shares outstanding:
Initial Class	(2,125)	(18,148)
Service Class	2,932	2,338

	807	(15,810)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

Initial Class
Year Ended December 31,
2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.95	$5.87	$8.74	$9.48	$9.62
Investment operations
Net investment income(A)	0.59	0.66	0.67	0.68	0.69
Net realized and unrealized gain (loss)	0.33	2.04	(2.68)	(0.52)	0.29

Total operations	0.92	2.70	(2.01)	0.16	0.98

Distributions
From net investment income	(1.20)	(0.62)	(0.72)	(0.90)	(1.00)
From net realized gains	—	—	(0.14)	—	(B)	(0.12)

Total distributions	(1.20)	(0.62)	(0.86)	(0.90)	(1.12)

Net asset value
End of year	$7.67	$7.95	$5.87	$8.74	$9.48

Total return(C)	12.58%	47.05%	(25.20%)	1.85%	10.95%
Net assets end of year (000’s)	$164,509	$187,509	$244,866	$308,893	$378,471
Ratio and supplemental data
Expenses to average net assets	0.73%	0.80%	0.79%	0.81%	0.82%
Net investment income, to average net assets	7.50%	9.38%	8.73%	7.25%	7.16%
Portfolio turnover rate	140%	85%	59%	70%	96%
For a share outstanding throughout each period

Service Class
Year Ended December 31,
2010	2009	2008	2007	2006
Net asset value
Beginning of year	$8.04	$5.94	$8.83	$9.56	$9.70
Investment operations
Net investment income(A)	0.57	0.64	0.66	0.66	0.67
Net realized and unrealized gain (loss)	0.34	2.07	(2.72)	(0.51)	0.29

Total operations	0.91	2.71	(2.06)	0.15	0.96

Distributions
From net investment income	(1.19)	(0.61)	(0.69)	(0.88)	(0.98)
From net realized gains	—	—	(0.14)	—	(B)	(0.12)

Total distributions	(1.19)	(0.61)	(0.83)	(0.88)	(1.10)

Net asset value
End of year	$7.76	$8.04	$5.94	$8.83	$9.56

Total return(C)	12.31%	46.67%	(25.46%)	1.73%	10.62%
Net assets end of year (000’s)	$48,221	$26,405	$5,617	$10,028	$10,083
Ratio and supplemental data
Expenses to average net assets	0.98%	1.05%	1.04%	1.06%	1.07%
Net investment income, to average net assets	7.20%	8.75%	8.26%	7.01%	6.91%
Portfolio turnover rate	140%	85%	59%	70%	96%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica AEGON High Yield Bond VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Payment in-kind securities (“PIKs”): PIKs give the issuer the option at each interest payment date of making interest payments in either cash or additional debt securities. Those additional debt securities usually have the same terms, including maturity dates and interest rates, and associated risks as the original bonds. The daily market quotations of the original bonds may include the accrued interest (referred to as a “dirty price”) and require a pro-rata adjustment from interest receivable to the unrealized appreciation or depreciation on investments on the Statement of Assets and Liabilities.
The PIKs at December 31, 2010 are listed in the Schedule of Investments.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $750 million	0.64%
Over $750 million	0.60%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.05% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$258,907
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	248,048
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$2
Undistributed (accumulated) net realized gain (loss) from investment securities	$(2)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$18,333	December 31, 2016
$24,496	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $1,155.

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$27,298
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	25,691
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$14,035

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(42,829)

Post October Capital Loss Deferral	$(336)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$8,581

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica AEGON High Yield Bond VP:
We have audited the accompanying statement of assets and liabilities of Transamerica AEGON High Yield Bond VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica AEGON High Yield Bond VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica AEGON High Yield Bond VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
(unaudited)
MARKET ENVIRONMENT
Equities rose sharply in 2010, a remarkable finish to a year of great upheaval. After extending the 2009 rally early in the year, investors fled equities through the spring and summer, as the European debt crisis, uncertainties about regulatory reform and credit-tightening efforts in China fanned fears of a double-dip recession. But those fears eased in the final months, as renewed fiscal and monetary stimulus efforts and stronger global demand buoyed hopes for a more vibrant economic recovery.
PERFORMANCE
For the year ended December 31, 2010, Transamerica AllianceBernstein Dynamic Allocation VP Initial Class returned 9.29%. By comparison its primary, secondary, and former benchmarks, the Barclays Capital U.S. Aggregate Bond Index, Transamerica AllianceBernstein Dynamic Allocation VP Blended Benchmark, and the Bank of America Merrill Lynch All U.S. Convertible Securities Index, returned 6.54%, 9.09%, and 16.78% respectively.
Prior to August 16, 2010, this fund was named Transamerica Convertible Securities VP and managed by a different sub-adviser.
The blended benchmark is comprised of the Barclays Capital U.S. Aggregate Bond Index (65%) and the Morgan Stanley Capital International World Index (35%).
STRATEGY REVIEW
Since taking over the portfolio in mid-August, we increased the portfolio’s allocation to equity, ending the year above the weight in the underlying performance benchmark. The overweight was initially driven by very attractive equity valuations, while bonds were less attractive given the low level of yields following the market turmoil earlier in the year. As market risks began to subside over the summer, we increased the portfolio’s exposure to equities to take advantage of the opportunity. The portfolio benefited from the equity overweight during the stock market rally through the end of the year, while the underweight to bonds protected the portfolio against rising yields in the fourth quarter.
While the market has rallied and yields have risen, we continue to find equities attractive due to stimulative financial conditions and an improving economy. We believe the outlook for corporate profits for 2011 remains positive as the impact of the economic recovery spreads to more and more industries. Furthermore, balance sheets of companies outside the financial sector appear strong. In contrast, bonds yields remain low and are vulnerable to further improvement in the economy. Market risk continued to decline over the fourth quarter, with our forecast for market volatility approaching “normal” levels.
Seth Masters
Daniel Loewy
Co-Portfolio Managers
AllianceBernstein L.P.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	9.29%	3.57%	5.68%	05/01/2002
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%
Transamerica AllianceBernstein Dynamic Allocation VP Blended Benchmark*	9.09%	5.25%	5.99%
BofA Merrill Lynch All U.S. Convertible Securities*	16.78%	5.71%	6.60%

Service Class	9.15%	3.38%	6.42%	05/01/2003

NOTES

*	Prior to August 16, 2010, the Bank of America Merrill Lynch All U.S. Convertible Securities Index (“BofA Merrill Lynch All U.S. Convertible Securities”) served as the primary benchmark for the fund, at which time, it was replaced with the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”). Barclays Capital U.S. Aggregate Bond and BofA Merrill Lynch All U.S. Convertible Securities are unmanaged indices used as a general measure of market performance. Transamerica AllianceBernstein Dynamic Allocation VP Blended Benchmark (“Transamerica AllianceBernstein Dynamic Allocation VP Blended Benchmark”) consists of Barclays Capital U.S. Aggregate Bond 65% and Morgan Stanley Capital International World Index 35%. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica AllianceBernstein Dynamic Allocation VP
Initial Class	$1,000.00	$1,117.00	$7.15	$1,018.45	$6.82	1.34%
Service Class	1,000.00	1,117.10	7.84	1,017.80	7.48	1.47

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

	% of Net
Asset Type	Assets

Common Stocks	32.4%
U.S. Government Obligations	23.8
U.S. Government Agency Obligations	21.2
Repurchase Agreement	13.7
Securities Lending Collateral	12.8
Corporate Debt Securities	9.0
Mortgage-Backed Securities	1.3
Municipal Government Obligation	0.1
Preferred Corporate Debt Security	0.1%
Preferred Stocks	0.1
Right	0.0	(A)
Warrant	0.0	(A)
Other Assets and Liabilities — Net(B)	(14.5)

Total	100.0%

(A)	Amount rounds to less than 0.1%.

(B)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 23.8%
U.S. Treasury Bond
4.38%, 05/15/2040	$1,940	$1,949
5.38%, 02/15/2031	765	893
U.S. Treasury Note
0.63%, 07/31/2012	6,180	6,197
1.75%, 07/31/2015	7,945	7,920
2.13%, 12/31/2015	660	664
3.50%, 05/15/2020	4,235	4,338

Total U.S. Government Obligations (cost $22,498)		21,961

U.S. GOVERNMENT AGENCY OBLIGATIONS - 21.2%
Fannie Mae
1.13%, 07/30/2012 ^	3,402	3,431
4.00%, 03/01/2024	375	387
4.50%, 04/01/2025	332	349
5.00%, 01/01/2013- 08/01/2040	1,000	1,057
5.38%, 06/12/2017	275	317
5.50%, 01/01/2024- 06/01/2038	2,323	2,493
6.00%, 03/01/2038- 07/01/2039	921	1,002
6.50%, 12/01/2037	447	498
6.63%, 11/15/2030	229	289
Fannie Mae, TBA
4.00%	920	915
6.50%	445	495
Freddie Mac
4.00%, 11/01/2025	375	386
4.50%, 05/01/2023- 09/01/2040	2,734	2,810
5.00%, 04/01/2040	1,718	1,803
6.00%, 11/01/2037	367	398
Freddie Mac, TBA
5.50%	735	783
Ginnie Mae
4.50%, 06/15/2039	708	736
5.00%, 10/15/2039	643	684
5.50%, 04/15/2040	334	361
6.00%, 06/15/2037	340	374

Total U.S. Government Agency Obligations (cost $19,701)		19,568

MORTGAGE-BACKED SECURITIES - 1.3%
Citigroup Commercial Mortgage Trust
Series 2004-C1, Class A4
5.38%, 04/15/2040 *	185	199
Credit Suisse First Boston Mortgage Securities Corp.
Series 2005-C1, Class A4
5.01%, 02/15/2038 *	185	197
JPMorgan Chase Commercial Mortgage Securities Corp.
Series 2006-CB15, Class A4
5.81%, 06/12/2043 *	180	193
Series 2006-CB16, Class A4
5.55%, 05/12/2045	180	192
Series 2006-CB17, Class A4
5.43%, 12/12/2043	185	196
LB-UBS Commercial Mortgage Trust
Series 2006-C6, Class A4
5.37%, 09/15/2039	185	198

Total Mortgage-Backed Securities (cost $1,180)		1,175

MUNICIPAL GOVERNMENT OBLIGATION - 0.1%
State of California
7.60%, 11/01/2040	115	120
Total Municipal Government Obligation (cost $119)

PREFERRED CORPORATE DEBT SECURITY - 0.1%
Commercial Banks - 0.1%
Mellon Capital IV
6.24%, 06/20/2012 * Ž	115	105
Total Preferred Corporate Debt Security (cost $103)

CORPORATE DEBT SECURITIES - 9.0%
Aerospace & Defense - 0.2%
Boeing Co.
6.00%, 03/15/2019 ^	80	92
United Technologies Corp.
4.88%, 05/01/2015	85	94
Beverages - 0.1%
Bottling Group LLC
6.95%, 03/15/2014 ^	85	98
Biotechnology - 0.1%
Amgen, Inc.
5.70%, 02/01/2019 ^	85	97
Capital Markets - 0.8%
BP Capital Markets PLC
3.88%, 03/10/2015	95	98
Credit Suisse USA, Inc.
5.50%, 08/15/2013 ^	90	99
Goldman Sachs Group, Inc.
6.13%, 02/15/2033 ^	95	101
7.50%, 02/15/2019 ^	85	99
Morgan Stanley
5.50%, 07/24/2020 ^	100	101
6.63%, 04/01/2018	100	107
UBS AG
5.88%, 07/15/2016 ^	100	108
Chemicals - 0.1%
Dow Chemical Co.
8.55%, 05/15/2019	80	100
E.I. du Pont de Nemours & Co.
5.88%, 01/15/2014	14	16
Commercial Banks - 0.9%
Barclays Bank PLC
5.45%, 09/12/2012 ^	100	107
Eksportfinans ASA
5.50%, 05/25/2016	95	107
European Investment Bank
1.75%, 09/14/2012	95	97
4.88%, 02/15/2036 ^	90	92
5.13%, 05/30/2017 ^	85	96
PNC Funding Corp.
5.13%, 02/08/2020 ^	40	42
Royal Bank of Scotland Group PLC
5.00%, 10/01/2014	95	91
Wachovia Corp.
5.50%, 05/01/2013 ^	90	98
Wells Fargo & Co.
5.63%, 12/11/2017	85	94
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

Communications Equipment - 0.1%
Cisco Systems, Inc.
5.25%, 02/22/2011	$95	$96
Computers & Peripherals - 0.1%
HP Enterprise Services LLC
7.45%, 10/15/2029	75	95
Consumer Finance - 0.3%
American Express Co.
8.13%, 05/20/2019	75	93
Capital One Financial Corp.
6.75%, 09/15/2017	85	98
HSBC Finance Corp.
7.00%, 05/15/2012	90	97
Diversified Financial Services - 1.7%
Bank of America Corp.
4.88%, 01/15/2013 ^	95	99
5.38%, 09/11/2012	90	95
5.63%, 07/01/2020	95	97
Bear Stearns Cos., LLC
5.55%, 01/22/2017 ^	90	96
5.70%, 11/15/2014	175	191
Citigroup, Inc.
5.50%, 04/11/2013 ^	90	96
6.50%, 08/19/2013	90	99
8.50%, 05/22/2019 ^	80	99
Diageo Capital PLC
7.38%, 01/15/2014	85	98
General Electric Capital Corp.
4.38%, 11/21/2011 ^	95	98
4.80%, 05/01/2013	90	96
5.63%, 05/01/2018 ^	90	98
John Deere Capital Corp.
5.25%, 10/01/2012 ^	90	97
JPMorgan Chase & Co.
4.40%, 07/22/2020 ^	95	94
Diversified Telecommunication Services - 0.5%
AT&T, Inc.
5.35%, 09/01/2040 - 144A	95	89
5.80%, 02/15/2019 ^	85	96
Deutsche Telekom International Finance BV
5.88%, 08/20/2013 ^	100	110
Telecom Italia Capital SA
5.25%, 10/01/2015	95	97
Verizon Communications, Inc.
5.25%, 04/15/2013 ^	90	98
Electric Utilities - 0.6%
AEP Texas Central Co.
6.65%, 02/15/2033	85	91
Carolina Power & Light Co.
6.50%, 07/15/2012 ^	90	97
Consolidated Edison Co., of New York, Inc.
5.30%, 03/01/2035 ^	90	88
Duke Energy Ohio, Inc.
5.70%, 09/15/2012	95	102
FirstEnergy Solutions Corp.
6.05%, 08/15/2021	95	98
Pacific Gas & Electric Co.
4.80%, 03/01/2014	90	97
Food & Staples Retailing - 0.3%
CVS Caremark Corp.
4.75%, 05/18/2020 ^	90	94
Wal-Mart Stores, Inc.
2.88%, 04/01/2015	95	98
Food Products - 0.0% ∞
Kraft Foods, Inc.
6.25%, 06/01/2012	33	35
Health Care Providers & Services - 0.1%
WellPoint, Inc.
7.00%, 02/15/2019 ^	80	94
Hotels, Restaurants & Leisure - 0.1%
McDonald’s Corp.
5.00%, 02/01/2019 ^	85	93
Household Products - 0.1%
Procter & Gamble Co.
4.70%, 02/15/2019 ^	85	92
Insurance - 0.4%
American International Group, Inc.
5.05%, 10/01/2015 ^	100	103
Berkshire Hathaway, Inc.
3.20%, 02/11/2015	95	98
MetLife, Inc.
7.72%, 02/15/2019 ^	80	98
Prudential Financial, Inc.
5.38%, 06/21/2020 ^	90	94
IT Services - 0.1%
International Business Machines Corp.
5.60%, 11/30/2039 ^	85	93
Machinery - 0.1%
Caterpillar, Inc.
7.38%, 03/01/2097	55	66
Media - 0.7%
Comcast Cable Communications Holdings, Inc.
9.46%, 11/15/2022 ^	70	97
DIRECTV Holdings LLC
4.75%, 10/01/2014	95	100
News America, Inc.
5.65%, 08/15/2020 ^	85	95
Time Warner Entertainment Co., LP
8.38%, 03/15/2023 ^	75	94
Turner Broadcasting System, Inc.
8.38%, 07/01/2013	85	98
Walt Disney Co.
5.50%, 03/15/2019 ^	85	97
Metals & Mining - 0.1%
Vale Overseas, Ltd.
6.25%, 01/23/2017	95	106
Multiline Retail - 0.1%
Target Corp.
7.00%, 01/15/2038	100	123
Multi-Utilities - 0.1%
Dominion Resources, Inc.
7.50%, 06/30/2066 * ^	95	99
Oil, Gas & Consumable Fuels - 0.4%
Anadarko Petroleum Corp.
5.95%, 09/15/2016 ^	95	103
ConocoPhillips Holding Co.
6.95%, 04/15/2029	75	92
SeaRiver Maritime, Inc.
Zero Coupon, 09/01/2012	105	101
Shell International Finance BV
1.88%, 03/25/2013	95	96
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Pharmaceuticals - 0.4%
Abbott Laboratories
4.13%, 05/27/2020 ^	$90	$92
Merck & Co., Inc.
4.75%, 03/01/2015 ^	90	98
Novartis Capital Corp.
2.90%, 04/24/2015 ^	95	98
Pfizer, Inc.
5.35%, 03/15/2015 ^	85	96
Software - 0.1%
Oracle Corp.
5.25%, 01/15/2016	85	96
Specialty Retail - 0.1%
Home Depot, Inc.
5.40%, 03/01/2016	85	95
Tobacco - 0.1%
Altria Group, Inc.
9.25%, 08/06/2019 ^	95	124
Wireless Telecommunication Services - 0.2%
Cellco Partnership / Verizon Wireless Capital LLC
5.55%, 02/01/2014 ^	85	94
Vodafone Group PLC
5.50%, 06/15/2011 ^	95	97

Total Corporate Debt Securities (cost $8,461)		8,278

	Shares	Value

COMMON STOCKS - 32.4%
Aerospace & Defense - 0.4%
BAE Systems PLC	3,333	17
Boeing Co. ^	800	52
Bombardier, Inc. - Class B	1,700	9
European Aeronautic Defence and Space Co., NV ‡	385	9
Finmeccanica SpA	446	5
General Dynamics Corp. ^	400	28
Goodrich Corp. ^	100	9
Honeywell International, Inc.	800	43
L-3 Communications Holdings, Inc. ^	100	7
Lockheed Martin Corp. ^	300	21
Northrop Grumman Corp. ^	300	19
Precision Castparts Corp. ^	200	28
Raytheon Co. ^	400	19
Rockwell Collins, Inc. ^	100	6
Rolls-Royce Group PLC ‡	1,810	18
Safran SA	348	12
Singapore Technologies Engineering, Ltd.	2,000	5
Thales SA	281	10
United Technologies Corp. ^	1,100	86
Air Freight & Logistics - 0.2%
CH Robinson Worldwide, Inc. ^	200	16
Deutsche Post AG	799	14
Expeditors International of Washington, Inc.	200	11
FedEx Corp. ^	400	37
TNT NV	485	13
United Parcel Service, Inc. - Class B ^	900	65
Yamato Holdings Co., Ltd.	400	6
Airlines - 0.1%
Air France-KLM ‡	315	6
All Nippon Airways Co., Ltd. ‡	1,000	4
Delta Air Lines, Inc. ‡	700	9
Deutsche Lufthansa AG ‡	597	12
Qantas Airways, Ltd. ‡	3,293	9
Ryanair Holdings PLC ADR	72	2
Singapore Airlines, Ltd.	1,000	12
Southwest Airlines Co.	700	9
United Continental Holdings, Inc. ‡ ^	400	10
Auto Components - 0.2%
Aisin Seiki Co., Ltd.	200	7
Autoliv, Inc. ^	100	8
BorgWarner, Inc. ‡ ^	200	14
Bridgestone Corp. ^	700	13
Cie Generale des Etablissements Michelin - Class B	139	10
Continental AG ‡	185	15
Denso Corp. ^	600	21
Johnson Controls, Inc.	700	27
Magna International, Inc. - Class A	200	10
NGK Spark Plug Co., Ltd.	1,000	15
Nok Corp.	200	4
Nokian Renkaat OYJ	150	6
Stanley Electric Co., Ltd.	200	4
Sumitomo Rubber Industries, Ltd. ^	200	2
Toyoda Gosei Co., Ltd.	100	2
Toyota Boshoku Corp. ^	200	4
Toyota Industries Corp.	200	6
TRW Automotive Holdings Corp. ‡ ^	200	11
Automobiles - 0.6%
Bayerische Motoren Werke AG	313	25
Daimler AG ‡	1,100	74
Fiat SpA	763	16
Ford Motor Co. ‡ ^	3,400	57
Fuji Heavy Industries, Ltd.	1,000	8
General Motors Co. ‡ ^	608	22
Harley-Davidson, Inc. ^	300	10
Honda Motor Co., Ltd. ^	2,000	79
Isuzu Motors, Ltd.	1,000	5
Mazda Motor Corp.	2,000	6
Mitsubishi Motors Corp. ‡ ^	4,000	6
Nissan Motor Co., Ltd.	2,900	27
Peugeot SA ‡	357	14
Renault SA ‡	205	12
Suzuki Motor Corp. ^	400	10
Toyota Motor Corp. ^	3,400	133
Volkswagen AG	114	16
Yamaha Motor Co., Ltd. ‡	200	3
Beverages - 0.7%
Anheuser-Busch InBev NV	864	49
Asahi Breweries, Ltd. ^	400	8
Brown-Forman Corp. - Class B	100	7
Carlsberg AS - Class B	143	14
Coca-Cola Co. ^	2,500	164
Coca-Cola Amatil, Ltd.	694	8
Coca-Cola Enterprises, Inc.	300	8
Coca-Cola Hellenic Bottling Co. SA	231	6
Constellation Brands, Inc. - Class A ‡ ^	400	9
Diageo PLC	3,424	63
Dr. Pepper Snapple Group, Inc.	200	7
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Beverages (continued)
Foster’s Group, Ltd.	1,823	$11
Hansen Natural Corp. ‡	200	10
Heineken NV	291	14
Heineken Holding NV	364	16
Kirin Holdings Co., Ltd.	1,000	14
Molson Coors Brewing Co. - Class B ^	200	10
PepsiCo, Inc.	2,000	131
Pernod-Ricard SA	256	24
SABMiller PLC	896	32
Biotechnology - 0.2%
Alexion Pharmaceuticals, Inc. ‡ ^	104	8
Amgen, Inc. ‡ ^	1,100	60
Biogen Idec, Inc. ‡ ^	300	20
Celgene Corp. ‡	500	30
Cephalon, Inc. ‡ ^	100	6
CSL, Ltd.	526	20
Genzyme Corp. ‡ ^	300	21
Gilead Sciences, Inc. ‡	1,100	40
Grifols SA	194	3
Human Genome Sciences, Inc. ‡ ^	500	12
Vertex Pharmaceuticals, Inc. ‡ ^	200	7
Building Products - 0.1%
Asahi Glass Co., Ltd.	1,000	12
ASSA Abloy AB	458	13
Cie de St-Gobain	485	24
Daikin Industries, Ltd.	300	11
JS Group Corp.	300	7
Masco Corp. ^	800	10
Toto, Ltd.	1,000	7
Capital Markets - 0.7%
Ameriprise Financial, Inc. ^	300	17
Bank of New York Mellon Corp.	1,500	45
BlackRock, Inc. - Class A ^	100	19
Charles Schwab Corp. ^	1,000	17
Credit Suisse Group AG	1,063	43
Daiwa Securities Group, Inc. ^	2,000	10
Deutsche Bank AG	1,135	59
Eaton Vance Corp. ^	300	9
Franklin Resources, Inc. ^	200	22
Goldman Sachs Group, Inc.	600	102
ICAP PLC	1,375	11
IGM Financial, Inc. ^	200	9
Jefferies Group, Inc. ^	400	11
Julius Baer Group, Ltd.	426	20
Legg Mason, Inc. ^	300	11
Macquarie Group, Ltd.	316	12
Man Group PLC	5,085	23
Mediobanca SpA	1,088	10
Mizuho Securities Co., Ltd.	1,000	3
Morgan Stanley ^	1,400	38
Nomura Holdings, Inc. ^	4,100	26
Northern Trust Corp.	200	11
Ratos AB - Class B	229	8
SBI Holdings, Inc.	24	4
Schroders PLC	404	12
State Street Corp. ^	500	23
T. Rowe Price Group, Inc. ^	300	19
TD Ameritrade Holding Corp. ^	500	9
UBS AG ‡	4,437	74
Chemicals - 0.9%
Agrium, Inc.	200	18
Air Liquide SA	314	40
Air Products & Chemicals, Inc. ^	200	18
Airgas, Inc. ^	100	6
Akzo Nobel NV	239	15
Asahi Kasei Corp.	2,000	13
BASF SE	1,082	86
Celanese Corp. - Class A	300	12
CF Industries Holdings, Inc. ^	100	14
Daicel Chemical Industries, Ltd.	1,000	7
Dow Chemical Co. ^	1,300	44
E.I. du Pont de Nemours & Co. ^	1,100	55
Eastman Chemical Co. ^	100	8
Ecolab, Inc. ^	200	10
FMC Corp. ^	100	8
Givaudan SA	21	23
Incitec Pivot, Ltd.	2,463	10
International Flavors & Fragrances, Inc.	300	17
Israel Chemicals, Ltd.	419	7
Israel Corp, Ltd. ‡	3	4
Johnson Matthey PLC	300	10
JSR Corp.	200	4
K & S AG	194	15
Koninklijke DSM NV	292	17
Kuraray Co., Ltd.	500	7
Linde AG	159	24
Lubrizol Corp. ^	100	11
Makhteshim-Agan Industries, Ltd. ‡	1,126	6
Mitsubishi Chemical Holdings Corp.	1,500	10
Mitsubishi Gas Chemical Co., Inc.	1,000	7
Mitsui Chemicals, Inc.	1,000	4
Monsanto Co. ^	600	42
Mosaic Co. ^	200	15
Nitto Denko Corp.	200	9
Novozymes A/S	75	10
Orica, Ltd.	341	9
Potash Corp., of Saskatchewan, Inc.	400	62
PPG Industries, Inc. ^	200	17
Praxair, Inc. ^	400	38
Shin-Etsu Chemical Co., Ltd.	500	27
Showa Denko KK ^	2,000	4
Sigma-Aldrich Corp. ^	100	7
Solvay SA - Class A	56	6
Sumitomo Chemical Co., Ltd. ^	2,000	10
Syngenta AG	90	26
Taiyo Nippon Sanso Corp.	1,000	9
Teijin, Ltd.	1,000	4
Toray Industries, Inc. ^	2,000	12
UBE Industries, Ltd.	1,000	3
Umicore	174	9
Wacker Chemie AG	50	9
Yara International ASA	244	14
Commercial Banks - 2.7%
Alpha Bank A.E. ‡	479	2
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value
Commercial Banks (continued)
Aozora Bank, Ltd. ^	2,000	$4
Australia & New Zealand Banking Group, Ltd.	3,093	74
Banca Monte dei Paschi di Siena SpA ‡ ^	7,433	8
Banco Bilbao Vizcaya Argentaria SA	4,518	46
Banco Comercial Portugues SA	2,661	2
Banco Espirito Santo SA	870	3
Banco Popular Espanol SA ^	2,346	12
Banco Santander SA	10,169	109
Bank Hapoalim Bm ‡	936	5
Bank Leumi Le-Israel Bm	1,113	6
Bank of Cyprus Public Co., Ltd.	951	3
Bank of East Asia, Ltd.	1,400	6
Bank of Ireland ‡	3,209	2
Bank of Montreal ^	600	35
Bank of Nova Scotia	1,200	69
Bank of Yokohama, Ltd.	2,000	10
Barclays PLC	13,477	55
BB&T Corp. ^	700	18
Bendigo and Adelaide Bank, Ltd.	1,073	11
BNP Paribas	1,176	75
BOC Hong Kong Holdings, Ltd.	3,500	12
Canadian Imperial Bank of Commerce ^	500	39
Chiba Bank, Ltd.	1,000	6
Chugoku Bank, Ltd.	1,000	12
Chuo Mitsui Trust Holdings, Inc.	1,000	4
Comerica, Inc. ^	200	8
Commerzbank AG ‡ ^	2,216	16
Commonwealth Bank of Australia	1,790	94
Credit Agricole SA	876	11
DBS Group Holdings, Ltd.	2,000	22
Dexia SA ‡	866	3
DnB NOR ASA	1,269	18
EFG Eurobank Ergasias SA ‡	582	3
Erste Group Bank AG	192	9
Fifth Third Bancorp ^	800	12
Fukuoka Financial Group, Inc.	1,000	4
Gunma Bank, Ltd.	1,000	5
Hachijuni Bank, Ltd.	1,000	6
Hang Seng Bank, Ltd.	700	11
Hiroshima Bank, Ltd.	1,000	4
Hokuhoku Financial Group, Inc.	2,000	4
HSBC Holdings PLC	20,735	211
Intesa Sanpaolo SpA	9,518	26
Israel Discount Bank, Ltd. - Class A ‡	954	2
Iyo Bank, Ltd.	1,000	8
Joyo Bank, Ltd.	1,000	4
KBC Groep NV ‡	152	5
KeyCorp ^	1,000	9
Lloyds TSB Group PLC ‡	48,472	50
M&T Bank Corp. ^	100	9
Marshall & Ilsley Corp.	900	6
Mitsubishi UFJ Financial Group, Inc.	15,700	86
Mizrahi Tefahot Bank, Ltd.	475	5
Mizuho Financial Group, Inc. ^	24,600	46
Mizuho Trust & Banking Co., Ltd. ‡ ^	4,000	4
National Australia Bank, Ltd.	2,452	59
National Bank of Canada	200	14
National Bank of Greece SA ‡	1,130	9
Natixis ‡	1,559	7
Nishi-Nippon City Bank, Ltd.	1,000	3
Nordea Bank AB	3,759	41
Oversea-Chinese Banking Corp.	3,000	23
PNC Financial Services Group, Inc.	600	36
Raiffeisen Bank International AG ^	79	4
Regions Financial Corp. ^	1,100	8
Resona Holdings, Inc. ^	600	4
Royal Bank of Canada ^	1,700	90
Royal Bank of Scotland Group PLC ‡	21,566	13
Senshu Ikeda Holdings, Inc. ^	1,500	2
Seven Bank, Ltd. ^	2	4
Shizuoka Bank, Ltd.	1,000	9
Skandinaviska Enskilda Banken AB - Class A	1,332	11
Societe Generale	698	38
Standard Chartered PLC	2,768	74
Sumitomo Mitsui Financial Group, Inc.	1,600	57
Sumitomo Trust & Banking Co., Ltd. ^	2,000	13
SunTrust Banks, Inc. ^	500	15
Svenska Handelsbanken AB - Class A	581	19
Swedbank AB - Class A ‡	666	9
Toronto-Dominion Bank ^	1,100	83
U.S. Bancorp ^	2,300	62
UniCredit SpA	14,563	30
Unione di Banche Italiane SCpA	992	9
United Overseas Bank, Ltd.	2,000	28
Wells Fargo & Co.	6,100	190
Westpac Banking Corp.	3,602	82
Yamaguchi Financial Group, Inc.	1,000	10
Commercial Services & Supplies - 0.2%
Aggreko PLC	672	15
Avery Dennison Corp. ^	200	8
Brambles, Ltd.	1,587	12
Cintas Corp. ^	200	6
DAI Nippon Printing Co., Ltd.	1,000	14
Edenred ‡	266	6
Group 4 Securicor PLC	5,088	19
Iron Mountain, Inc. ^	300	8
Pitney Bowes, Inc. ^	400	10
Republic Services, Inc. - Class A ^	400	12
Secom Co., Ltd.	300	14
Securitas AB - Class B	592	7
Stericycle, Inc. ‡ ^	100	8
Toppan Printing Co., Ltd.	1,000	9
Waste Management, Inc. ^	400	15
Communications Equipment - 0.5%
Alcatel-Lucent ‡	3,560	10
Cisco Systems, Inc. ‡	7,000	142
F5 Networks, Inc. ‡ ^	100	13
Harris Corp. ^	200	9
Juniper Networks, Inc. ‡ ^	500	18
Motorola, Inc. ‡	2,200	20
Nokia OYJ	4,720	49
QUALCOMM, Inc.	1,900	94
Research In Motion, Ltd. ‡	600	35
Telefonaktiebolaget LM Ericsson - Class B	3,708	43
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Computers & Peripherals - 0.7%
Apple, Inc. ‡	1,100	$354
Dell, Inc. ‡ ^	2,500	34
EMC Corp. ‡ ^	2,400	55
Fujitsu, Ltd. ^	2,000	14
Hewlett-Packard Co.	2,800	118
NEC Corp. ^	3,000	9
NetApp, Inc. ‡ ^	400	22
SanDisk Corp. ‡	200	10
Seagate Technology PLC ‡ ^	700	11
Seiko Epson Corp.	200	4
Teradata Corp. ‡ ^	300	12
Toshiba Corp.	5,000	27
Western Digital Corp. ‡ ^	300	10
Construction & Engineering - 0.2%
ACS Actividades Co. ^	455	21
Bouygues SA	218	9
Fluor Corp. ^	200	13
Foster Wheeler AG ‡ ^	200	7
Hochtief AG	86	7
Jacobs Engineering Group, Inc. ‡	200	9
Kajima Corp.	1,000	3
KBR, Inc. ^	400	12
Leighton Holdings, Ltd. ^	287	9
Obayashi Corp.	1,000	5
Quanta Services, Inc. ‡ ^	600	12
Shimizu Corp.	1,000	4
Skanska AB - Class B	377	7
SNC-Lavalin Group, Inc.	200	12
Taisei Corp.	2,000	5
URS Corp. ‡ ^	200	8
Vinci SA	530	30
Construction Materials - 0.1%
Cimpor Cimentos de Portugal SGPS SA	265	2
CRH PLC	913	19
Fletcher Building, Ltd. ^	897	5
HeidelbergCement AG	250	16
Holcim, Ltd.	341	26
Imerys SA	13	1
Lafarge SA	189	12
Martin Marietta Materials, Inc. ^	100	9
Vulcan Materials Co. ^	200	9
Consumer Finance - 0.1%
American Express Co.	1,300	56
Capital One Financial Corp. ^	500	21
Credit Saison Co., Ltd.	300	5
Discover Financial Services ^	500	9
ORIX Corp. ^	130	13
SLM Corp. ‡	700	9
Containers & Packaging - 0.0% ∞
Amcor, Ltd.	1,271	9
Ball Corp. ^	100	7
Crown Holdings, Inc. ‡ ^	300	10
Owens-Illinois, Inc. ‡	200	6
Sealed Air Corp. ^	200	5
Toyo Seikan Kaisha, Ltd. ^	200	4
Distributors - 0.0% ∞
Genuine Parts Co.	200	10
Jardine Cycle & Carriage, Ltd.	180	5
Li & Fung, Ltd.	2,000	12
Diversified Consumer Services - 0.0% ∞
Apollo Group, Inc. - Class A ‡	200	8
Benesse Holdings, Inc.	100	5
H&R Block, Inc. ^	700	8
Diversified Financial Services - 1.0%
ASX, Ltd.	236	9
Bank of America Corp.	12,100	161
Cie Nationale a Portefeuille	121	6
CIT Group, Inc. ‡	200	9
Citigroup, Inc. ‡ ^	35,418	168
CME Group, Inc. - Class A	100	32
Criteria Caixacorp SA ^	3,938	21
Deutsche Boerse AG	184	13
Eurazeo NPV	152	11
Exor SpA	408	13
Groupe Bruxelles Lambert SA	76	6
Hong Kong Exchanges & Clearing, Ltd.	1,200	27
Industrivarden AB - Class C	565	10
ING Groep NV ‡	4,546	44
IntercontinentalExchange, Inc. ‡	100	12
Invesco, Ltd. ^	400	10
Investor AB - Class B	430	9
JPMorgan Chase & Co.	4,900	209
Kinnevik Investment AB	309	6
Leucadia National Corp. ^	400	12
Mitsubishi UFJ Lease & Finance Co., Ltd.	80	3
Moody’s Corp. ^	300	8
NASDAQ OMX Group ‡ ^	400	9
NYSE Euronext ^	300	9
Onex Corp.	231	7
Pargesa Holding SA (Bearer Shares)	354	30
Pohjola Bank PLC	595	7
SEI Investments Co.^	400	10
Singapore Exchange, Ltd. ^	1,000	7
Diversified Telecommunication Services - 0.9%
AT&T, Inc.	7,200	211
BCE, Inc. ^	200	7
Belgacom SA	149	5
Bezeq Israeli Telecommunication Corp., Ltd.	1,633	5
BT Group PLC - Class A	7,323	21
Cable & Wireless Worldwide PLC	10,794	11
CenturyLink, Inc. ^	300	14
Deutsche Telekom AG	3,363	43
Elisa OYJ	144	3
France Telecom SA	1,998	42
Frontier Communications Corp. ^	700	7
Hellenic Telecommunications Organization SA	401	3
Iliad SA ^	52	6
Inmarsat PLC	1,547	16
Koninklijke KPN NV	1,645	24
Nippon Telegraph & Telephone Corp.	600	27
PCCW, Ltd.	8,000	4
Portugal Telecom SGPS SA	666	7
Qwest Communications International, Inc.	1,500	11
Singapore Telecommunications, Ltd.	9,000	22
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Diversified Telecommunication Services (continued)
Swisscom AG	29	$13
Tele2 AB - Class B	462	10
Telecom Corp., of New Zealand, Ltd.	2,027	3
Telecom Italia SpA	8,847	11
Telecom Italia SpA - RSP	10,811	12
Telefonica SA	4,888	112
Telekom Austria AG	473	7
Telenor ASA	1,087	18
TeliaSonera AB	2,876	23
Telstra Corp., Ltd.	4,114	12
TELUS Corp. ‡ Ə	400	18
TELUS Corp. - Class A	200	9
Verizon Communications, Inc. ^	3,500	124
Windstream Corp. ^	900	13
Electric Utilities - 0.7%
Allegheny Energy, Inc. ^	400	10
American Electric Power Co., Inc.	500	18
Cheung Kong Infrastructure Holdings, Ltd.	2,000	9
Chubu Electric Power Co., Inc. ^	900	22
Chugoku Electric Power Co., Inc. ^	300	6
CLP Holdings, Ltd.	2,000	16
Consolidated Edison, Inc. ^	300	15
Contact Energy, Ltd. ‡	327	2
Duke Energy Corp.	1,500	27
E.ON AG	2,223	67
EDF SA	244	10
Edison International ^	300	12
Enel SpA	7,307	37
Energias de Portugal SA	2,247	7
Entergy Corp. ^	200	14
Exelon Corp. ^	700	29
FirstEnergy Corp. ^	300	11
Fortis, Inc. ^	300	10
Fortum OYJ	562	17
Hokkaido Electric Power Co., Inc.	200	4
Hokuriku Electric Power Co. ^	200	5
HongKong Electric Holdings, Ltd.	1,500	9
Iberdrola SA	3,721	29
Kansai Electric Power Co., Inc.	1,000	25
Kyushu Electric Power Co., Inc.	400	9
Nextera Energy, Inc. ^	400	21
Northeast Utilities ^	300	10
Pepco Holdings, Inc. ^	600	11
Pinnacle West Capital Corp.	200	8
PPL Corp. ^	400	11
Progress Energy, Inc.	300	13
Public Power Corp. SA	109	2
Scottish & Southern Energy PLC	900	17
Shikoku Electric Power Co., Inc. ^	200	6
Southern Co. ^	1,000	38
SP AusNet	5,905	5
Terna Rete Elettrica Nazionale SpA	2,365	10
Tohoku Electric Power Co., Inc. ^	500	11
Tokyo Electric Power Co., Inc.	1,700	41
Verbund AG	72	3
Wisconsin Energy Corp.	100	6
Electrical Equipment - 0.3%
ABB, Ltd. ‡	2,085	47
Alstom SA	194	9
AMETEK, Inc. ^	300	12
Bekaert SA	46	5
Cooper Industries PLC - Class A ^	200	12
Emerson Electric Co.	900	51
First Solar, Inc. ‡ ^	100	13
Furukawa Electric Co., Ltd.	1,000	4
GS Yuasa Corp.	1,000	7
Legrand SA	271	11
Mitsubishi Electric Corp. ^	2,000	21
Renewable Energy Corp., ASA ‡ ^	547	2
Rockwell Automation, Inc. ^	100	7
Roper Industries, Inc. ^	100	8
Schneider Electric SA	267	40
Sumitomo Electric Industries, Ltd.	900	12
Ushio, Inc. ^	200	4
Vestas Wind Systems A/S ‡ ^	236	7
Electronic Equipment & Instruments - 0.3%
Agilent Technologies, Inc. ‡	300	12
Amphenol Corp. - Class A ^	200	11
Arrow Electronics, Inc. ‡	200	7
Avnet, Inc. ‡ ^	200	7
Corning, Inc. ^	1,800	34
Dolby Laboratories, Inc. - Class A ‡ ^	100	7
Flextronics International, Ltd. ‡	1,500	12
FLIR Systems, Inc. ‡ ^	300	9
Foxconn International Holdings, Ltd. ‡	4,000	3
Fujifilm Holdings Corp.	600	22
Hamamatsu Photonics KK	100	4
Hitachi Chemical Co., Ltd.	200	4
Hitachi High-Technologies Corp.	200	5
Hitachi, Ltd.	6,000	31
Hoya Corp. ^	500	12
Ibiden Co., Ltd.	100	3
Keyence Corp.	100	29
Kyocera Corp.	200	20
Murata Manufacturing Co., Ltd.	300	21
Nidec Corp.	100	10
Omron Corp.	200	5
TDK Corp.	200	14
Tyco Electronics, Ltd.	700	25
Yokogawa Electric Corp.	300	2
Energy Equipment & Services - 0.5%
Aker Solutions ASA	181	3
AMEC PLC	699	13
Baker Hughes, Inc.	600	34
Cameron International Corp. ‡	200	10
Cie Generale de Geophysique-Veritas ‡	307	9
Diamond Offshore Drilling, Inc.	200	13
FMC Technologies, Inc. ‡ ^	100	9
Fugro NV	112	9
Halliburton Co.	1,000	41
Helmerich & Payne, Inc. ^	300	15
Nabors Industries, Ltd. ‡	400	9
National Oilwell Varco, Inc.	500	34
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Energy Equipment & Services (continued)
Noble Corp. ^	200	$7
Petrofac, Ltd.	791	20
Pride International, Inc. ‡ ^	400	13
Rowan Cos., Inc. ‡ ^	300	10
Saipem SpA	347	17
Schlumberger, Ltd.	1,639	138
SeaDrill, Ltd. ^	363	12
Spectra Energy Corp. ^	600	15
Technip SA	131	12
Tenaris SA	512	13
Transocean, Ltd. ‡	247	17
Weatherford International, Ltd. ‡ ^	700	16
WorleyParsons, Ltd.	374	10
Food & Staples Retailing - 0.7%
AEON Co., Ltd. ^	600	7
Carrefour SA	675	28
Casino Guichard Perrachon SA	106	10
Colruyt SA ^	126	6
Costco Wholesale Corp. ^	500	36
CVS Caremark Corp.	1,700	59
Delhaize Group SA	148	11
FamilyMart Co., Ltd.	100	4
George Weston, Ltd. ^	100	8
J. Sainsbury PLC	2,958	17
Jeronimo Martins SGPS SA	302	5
Kesko OYJ - Class B	73	3
Koninklijke Ahold NV	1,126	15
Kroger Co. ^	600	13
Lawson, Inc.	100	5
Loblaw Cos., Ltd. ^	200	8
Metcash, Ltd.	2,871	12
Metro AG	207	15
Metro, Inc. - Class A	200	9
Olam International, Ltd. ^	2,000	5
Safeway, Inc. ^	400	9
Seven & I Holdings Co., Ltd.	900	24
Shoppers Drug Mart Corp. ^	200	8
Sysco Corp. ^	600	18
Tesco PLC	9,048	60
Walgreen Co. ^	1,100	43
Wal-Mart Stores, Inc. ^	2,600	141
Wesfarmers, Ltd.	1,116	37
Wesfarmers, Ltd. - PPS	236	8
Whole Foods Market, Inc. ‡ ^	200	10
WM Morrison Supermarkets PLC	3,742	16
Woolworths, Ltd.	1,377	38
Food Products - 0.9%
Ajinomoto Co., Inc.	1,000	10
Archer-Daniels-Midland Co.	1,000	30
Associated British Foods PLC	990	18
Bunge, Ltd.	300	20
Campbell Soup Co. ^	200	7
ConAgra Foods, Inc. ^	400	9
General Mills, Inc. ^	700	25
Golden Agri-Resources, Ltd.	10,000	6
Goodman Fielder, Ltd.	3,412	5
Groupe Danone SA	638	40
Hershey Co. ^	200	9
HJ Heinz Co. ^	300	15
Hormel Foods Corp. ^	200	10
JM Smucker Co. ^	100	7
Kellogg Co. ^	300	15
Kerry Group PLC	180	6
Kraft Foods, Inc. - Class A ^	2,200	69
Lindt & Spruengli AG	1	32
McCormick & Co., Inc. (Non-Voting Shares) ^	200	9
Mead Johnson Nutrition Co. - Class A ^	200	12
MEIJI Holdings Co., Ltd.	100	5
Nestle SA	4,080	238
Nippon Meat Packers, Inc.	1,000	13
Nisshin Seifun Group, Inc.	500	6
Nissin Foods Holdings Co., Ltd.	100	4
Parmalat SpA	1,971	5
Ralcorp Holdings, Inc. ‡ ^	200	13
Saputo, Inc. ^	200	8
Sara Lee Corp. ^	600	11
Tyson Foods, Inc. - Class A ^	500	9
Unilever NV	1,831	57
Unilever PLC	1,589	49
Wilmar International, Ltd. ^	2,000	9
Yakult Honsha Co., Ltd.	100	3
Gas Utilities - 0.1%
Energen Corp.	100	5
EQT Corp.	200	9
Gas Natural SDG SA ^	976	15
Hong Kong & China Gas Co., Ltd.	4,000	9
Oneok, Inc. ^	200	11
Osaka Gas Co., Ltd. ^	3,000	12
Snam Rete Gas SpA	1,996	10
Toho Gas Co., Ltd.	1,000	5
Tokyo Gas Co., Ltd.	3,000	13
Health Care Equipment & Supplies - 0.4%
Baxter International, Inc.	800	41
Beckman Coulter, Inc. ^	200	15
Becton, Dickinson and Co. ^	300	25
BioMerieux	76	7
Boston Scientific Corp. ‡ ^	1,400	11
CareFusion Corp. ‡ ^	300	8
Cie Generale D’optique Essilor International SA	193	12
Cochlear, Ltd.	139	11
Coloplast A/S	35	5
Covidien PLC	500	23
CR Bard, Inc. ^	100	9
Dentsply International, Inc. ^	300	10
Edwards Lifesciences Corp. ‡ ^	100	8
Getinge AB - Class B	189	4
Hologic, Inc. ‡	500	9
Hospira, Inc. ‡	200	11
Medtronic, Inc. ^	1,400	53
Olympus Corp.	200	6
Smith & Nephew PLC	1,881	20
Sonova Holding AG	193	25
St. Jude Medical, Inc. ‡ ^	300	13
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Health Care Equipment & Supplies (continued)
Stryker Corp. ^	300	$16
Synthes, Inc.	188	25
Sysmex Corp.	100	7
Terumo Corp.	200	11
Varian Medical Systems, Inc. ‡ ^	100	7
William Demant Holding AS ‡ ^	74	5
Zimmer Holdings, Inc. ‡	200	11
Health Care Providers & Services - 0.4%
Aetna, Inc. ^	400	12
Alfresa Holdings Corp.	100	4
AmerisourceBergen Corp. - Class A	300	10
Cardinal Health, Inc. ^	300	11
CIGNA Corp.	300	11
Coventry Health Care, Inc. ‡	400	11
DaVita, Inc. ‡ ^	100	7
Express Scripts, Inc. ‡	600	33
Fresenius Medical Care AG & Co., KGaA	187	11
Fresenius SE	106	9
Henry Schein, Inc. ‡ ^	200	12
Humana, Inc. ‡ ^	200	11
Laboratory Corp. of America Holdings ‡ ^	100	9
McKesson Corp.	300	21
Medco Health Solutions, Inc. ‡	500	31
Medipal Holdings Corp.	300	3
Omnicare, Inc. ^	400	10
Patterson Cos., Inc. ^	500	15
Quest Diagnostics, Inc. ^	200	11
Sonic Healthcare, Ltd.	710	8
Suzuken Co., Ltd.	100	3
UnitedHealth Group, Inc.	1,500	55
WellPoint, Inc. ‡ ^	500	28
Health Care Technology - 0.0% ∞
Cerner Corp. ‡ ^	100	9
Hotels, Restaurants & Leisure - 0.5%
Accor SA	188	8
Carnival Corp. ^	500	23
Carnival PLC	483	22
Chipotle Mexican Grill, Inc. ‡ ^	36	8
Compass Group PLC	2,022	18
Crown, Ltd.	998	8
Darden Restaurants, Inc. ^	200	9
Genting Singapore PLC ‡	6,000	10
International Game Technology ^	1,000	18
Las Vegas Sands Corp. ‡	300	14
Marriott International, Inc. - Class A ^	300	12
McDonald’s Corp.	1,300	101
McDonald’s Holdings Co., Japan, Ltd.	100	3
MGM Resorts International ‡ ^	800	12
Opap SA	297	5
Oriental Land Co., Ltd.	100	9
Royal Caribbean Cruises, Ltd. ‡ ^	300	14
Sands China, Ltd. ‡	4,000	9
Shangri-La Asia, Ltd.	2,000	5
SJM Holdings, Ltd.	3,000	5
Sky City Entertainment Group, Ltd.	608	2
Sodexo	147	10
Starbucks Corp.	900	29
Starwood Hotels & Resorts Worldwide, Inc. ^	200	12
Tabcorp Holdings, Ltd.	1,466	11
Tim Hortons, Inc. ^	200	8
Wynn Macau, Ltd.	3,000	7
Wynn Resorts, Ltd. ^	100	10
Yum! Brands, Inc. ^	500	25
Household Durables - 0.2%
D.R. Horton, Inc. ^	500	6
Electrolux AB	269	8
Fortune Brands, Inc. ^	200	12
Garmin, Ltd. ^	300	9
Husqvarna AB - Class B	1,031	9
Makita Corp.	100	4
Mohawk Industries, Inc. ‡ ^	200	11
Newell Rubbermaid, Inc.	500	9
Panasonic Corp.	2,300	32
Rinnai Corp.	100	6
Sekisui Chemical Co., Ltd.	1,000	7
Sekisui House, Ltd.	1,000	10
Sharp Corp.	1,000	10
Sony Corp. ^	1,200	44
Stanley Black & Decker, Inc. ^	200	13
Whirlpool Corp. ^	100	9
Household Products - 0.4%
Church & Dwight Co., Inc. ^	100	7
Clorox Co. ^	200	13
Colgate-Palmolive Co. ^	600	48
Energizer Holdings, Inc. ‡	100	7
Henkel AG & Co., KGaA	264	14
KAO Corp.	600	16
Kimberly-Clark Corp.	600	38
Procter & Gamble Co.	3,500	225
Reckitt Benckiser Group PLC	578	32
Uni-Charm Corp.	100	4
Independent Power Producers & Energy Traders - 0.1%
AES Corp. ‡	700	9
Calpine Corp. ‡ ^	600	8
Constellation Energy Group, Inc.	300	9
EDP Renovaveis SA ‡	141	1
Electric Power Development Co., Ltd.	100	3
Enel Green Power SpA ‡	1,406	3
Iberdrola Renovables SA ^	3,373	12
International Power PLC	2,768	18
NRG Energy, Inc. ‡ ^	600	12
TransAlta Corp. ^	400	9
Industrial Conglomerates - 0.6%
3M Co. ^	800	69
Delek Group, Ltd.	12	3
Fraser and Neave, Ltd.	1,000	5
General Electric Co. ^	13,000	237
Hankyu Hanshin Holdings, Inc.	1,000	5
Hutchison Whampoa, Ltd.	3,000	31
Keppel Corp., Ltd.	2,000	18
Koninklijke Philips Electronics NV	918	28
NWS Holdings, Ltd.	3,000	5
Orkla ASA	884	9
SembCorp Industries, Ltd.	1,000	4
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Industrial Conglomerates (continued)
Siemens AG	992	$123
Smiths Group PLC	880	17
Textron, Inc. ^	400	9
Tyco International, Ltd. ^	500	21
Insurance - 1.2%
ACE, Ltd. ^	400	25
Admiral Group PLC	716	17
Aegon NV ‡ ж	768	5
Aflac, Inc.	500	28
Ageas	2,110	5
AIA Group, Ltd. ‡	9,600	27
Allianz SE	561	67
Allstate Corp. ^	500	16
American International Group, Inc. ‡ ^	200	12
AMP, Ltd. ^	1,935	10
AON Corp. ^	300	14
Arch Capital Group, Ltd. ‡	100	9
Assicurazioni Generali SpA	1,423	27
Assurant, Inc.	200	8
Aviva PLC	2,615	16
Axis Capital Holdings, Ltd.	300	11
Berkshire Hathaway, Inc. - Class B ‡	1,000	79
Chubb Corp. ^	300	18
Cincinnati Financial Corp. ^	300	10
CNP Assurances	461	8
Everest RE Group, Ltd. ^	100	8
Fairfax Financial Holdings, Ltd.	43	18
Genworth Financial, Inc. - Class A ‡ ^	600	8
Great-West Lifeco, Inc. ^	500	13
Hannover Rueckversicherung AG	288	15
Hartford Financial Services Group, Inc. ^	400	11
Insurance Australia Group, Ltd.	2,378	9
Intact Financial Corp.	200	10
Legal & General Group PLC	11,162	17
Lincoln National Corp. ^	300	8
Loews Corp.	300	12
Manulife Financial Corp. ^	2,100	36
Mapfre SA ^	5,152	14
Marsh & McLennan Cos., Inc. ^	500	14
MetLife, Inc. ^	1,100	49
MS&AD Insurance Group Holdings	600	15
Muenchener Rueckversicherungs AG	186	28
NKSJ Holdings, Inc. ‡	2,000	15
Old Republic International Corp. ^	700	10
PartnerRe, Ltd. ^	100	8
Power Corp., of Canada	300	8
Power Financial Corp. ^	300	9
Principal Financial Group, Inc. ^	300	10
Progressive Corp.	600	12
Prudential Financial, Inc. ^	500	29
Prudential PLC	2,392	25
QBE Insurance Group, Ltd.	1,285	24
RenaissanceRe Holdings, Ltd.	200	13
Royal & Sun Alliance Insurance Group PLC	8,589	17
Sampo OYJ - Class A	397	11
SCOR SE	328	8
Sony Financial Holdings, Inc.	1	4
Standard Life PLC	4,828	16
Sun Life Financial, Inc. ^	700	21
Suncorp Group, Ltd.	1,200	11
Swiss Reinsurance Co., Ltd.	507	27
T&D Holdings, Inc. ^	250	6
Tokio Marine Holdings, Inc.	900	27
Torchmark Corp. ^	100	6
Transatlantic Holdings, Inc.	200	10
Travelers Cos., Inc. ^	500	28
Tryg A/S	88	4
Unum Group ^	400	10
Validus Holdings, Ltd. ^	400	12
Vienna Insurance Group AG Wiener Versicherung Gruppe	71	4
Willis Group Holdings PLC ^	300	10
WR Berkley Corp. ^	300	8
XL Group PLC - Class A ^	400	9
Zurich Financial Services AG	139	36
Internet & Catalog Retail - 0.2%
Amazon.com, Inc. ‡	400	71
DeNA Co., Ltd.	107	4
Expedia, Inc. ^	300	8
Liberty Media Corp. - Interactive ‡	700	11
NetFlix, Inc. ‡ ^	100	18
priceline.com, Inc. ‡ ^	100	40
Rakuten, Inc. ^	7	6
Internet Software & Services - 0.3%
Akamai Technologies, Inc. ‡ ^	200	9
eBay, Inc. ‡ ^	1,300	36
Google, Inc. - Class A ‡	300	179
Gree, Inc. ^	300	4
United Internet AG	393	6
VeriSign, Inc. ^	300	10
Yahoo! Japan Corp. ^	14	5
Yahoo!, Inc. ‡ ^	1,300	22
IT Services - 0.6%
Accenture PLC - Class A ^	700	34
Alliance Data Systems Corp. ‡ ^	100	7
Amadeus IT Holding SA - Class A ‡	607	13
Automatic Data Processing, Inc.	500	23
Capital Gemini SA	192	9
CGI Group, Inc. - Class A ‡	600	10
Cognizant Technology Solutions Corp. - Class A ‡	300	22
Computer Sciences Corp.	200	10
Computershare, Ltd.	450	5
Fidelity National Information Services, Inc. ^	300	8
Fiserv, Inc. ‡ ^	200	12
International Business Machines Corp.	1,600	236
ITOCHU Techno-Solutions Corp.	100	4
Lender Processing Services, Inc. ^	600	18
Mastercard, Inc. - Class A	100	22
Nomura Research Institute, Ltd. ^	200	4
NTT Data Corp.	1	3
Obic Co., Ltd.	20	4
Paychex, Inc. ^	300	9
SAIC, Inc. ‡ ^	500	8
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

IT Services (continued)
Total System Services, Inc. ^	700	$11
Visa, Inc. - Class A ^	600	42
Western Union Co.	600	11
Leisure Equipment & Products - 0.0% ∞
Hasbro, Inc. ^	200	9
Mattel, Inc. ^	400	10
Nikon Corp.	300	6
Sankyo Co., Ltd.	100	6
Sega Sammy Holdings, Inc. ^	200	4
Shimano, Inc.	100	5
Life Sciences Tools & Services - 0.1%
Covance, Inc. ‡ ^	200	10
Illumina, Inc. ‡ ^	200	13
Life Technologies Corp. ‡	200	11
Pharmaceutical Product Development, Inc. ^	400	11
Thermo Fisher Scientific, Inc. ‡	600	33
Waters Corp. ‡	100	8
Machinery - 0.7%
AGCO Corp. ‡ ^	200	10
Alfa Laval AB	383	8
Amada Co., Ltd.	1,000	8
Atlas Copco AB - Class A	844	21
Atlas Copco AB - Class B	386	9
Bucyrus International, Inc. - Class A	100	9
Caterpillar, Inc. ^	800	76
Cummins, Inc. ^	200	22
Danaher Corp. ^	600	28
Deere & Co. ^	500	43
Dover Corp.	200	12
Eaton Corp.	200	20
Fanuc Corp.	200	31
Flowserve Corp. ^	100	12
Hexagon AB - Class B ^	418	9
Hino Motors, Ltd.	1,000	5
Hitachi Construction Machinery Co., Ltd. ^	200	5
IHI Corp. ^	2,000	4
Illinois Tool Works, Inc. ^	500	27
Ingersoll-Rand PLC ^	300	14
ITT Corp. ^	200	10
Joy Global, Inc.	100	9
JTEKT Corp.	300	4
Kawasaki Heavy Industries, Ltd. ^	2,000	7
Komatsu, Ltd.	1,100	33
Kone OYJ - Class B	146	8
Kubota Corp.	1,000	9
Kurita Water Industries, Ltd.	100	3
Man AG	121	14
Metso OYJ	151	8
Minebea Co., Ltd.	1,000	6
Mitsubishi Heavy Industries, Ltd. ^	4,000	15
NSK, Ltd.	1,000	9
NTN Corp.	1,000	5
PACCAR, Inc. ^	400	23
Pall Corp.	200	10
Parker Hannifin Corp.	200	17
Sandvik AB	1,181	23
Scania AB - Class B	314	7
SembCorp Marine, Ltd. ^	2,000	8
SKF AB - Class B	529	15
SMC Corp.	100	17
Sumitomo Heavy Industries, Ltd.	1,000	6
THK Co., Ltd. ^	200	5
Vallourec SA	103	11
Volvo AB - Class B ‡	1,623	29
Wartsila OYJ	109	8
Weir Group PLC	376	10
Yangzijiang Shipbuilding Holdings, Ltd.	2,000	3
Marine - 0.1%
A.P. Moller Maersk A/S - Class A	1	9
A.P. Moller Maersk A/S - Class B	2	18
Kawasaki Kisen Kaisha, Ltd.	1,000	4
Keuhne & Nagel International AG	208	29
Mitsui O.S.K. Lines, Ltd.	1,000	7
Nippon Yusen KK ^	2,000	9
Orient Overseas International, Ltd.	500	5
Media - 0.7%
Axel Springer AG	53	9
British Sky Broadcasting Group PLC	1,429	16
Cablevision Systems Corp. - Class A	300	10
CBS Corp. - Class B	600	11
Comcast Corp. - Class A ^	2,500	55
Comcast Corp., Special Class A ^	700	15
Dentsu, Inc.	200	6
DIRECTV - Class A ‡ ^	1,000	40
Discovery Communications, Inc. - Class A ‡ ^	200	8
Discovery Communications, Inc. - Class C ‡ ^	300	11
DISH Network Corp. - Class A ‡ ^	400	8
Eutelsat Communications	243	9
Fuji Media Holdings, Inc.	2	3
Interpublic Group of Cos., Inc. ‡ ^	900	10
JC Decaux SA ‡	415	13
Jupiter Telecommunications Co., Ltd.	3	3
Liberty Global, Inc. - Class A ‡ ^	300	11
Liberty Global, Inc. - Class C ‡ ^	300	10
McGraw-Hill Cos., Inc. ^	300	11
Mediaset SpA	813	5
Modern Times Group AB - Class B	75	5
News Corp. - Class A ^	2,100	31
News Corp. - Class B ^	500	8
Omnicom Group, Inc. ^	300	14
Pearson PLC	1,030	16
Publicis Groupe SA ^	201	10
Reed Elsevier NV	1,038	13
Reed Elsevier PLC	1,886	16
Scripps Networks Interactive, Inc. - Class A ^	200	10
SES SA	372	9
Shaw Communications, Inc. - Class B ^	400	9
Singapore Press Holdings, Ltd. ^	2,000	6
Thomson Reuters Corp. ^	400	15
Time Warner Cable, Inc.	400	26
Time Warner, Inc.	1,300	42
Toho Co., Ltd.	200	3
Viacom, Inc. - Class B ^	600	24
Virgin Media, Inc. ^	400	11
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Media (continued)
Vivendi SA	1,382	$37
Walt Disney Co.	2,100	79
Wolters Kluwer NV	385	8
WPP PLC	1,510	19
Yellow Media, Inc. ^	900	6
Metals & Mining - 1.6%
Agnico-Eagle Mines, Ltd. ^	200	15
Alcoa, Inc. ^	1,000	15
Allegheny Technologies, Inc. ^	200	11
Alumina, Ltd.	4,729	12
Anglo American PLC	1,443	75
Antofagasta PLC	538	14
ArcelorMittal	1,064	40
Barrick Gold Corp.	1,200	64
BHP Billiton, Ltd.	4,047	186
BHP Billiton PLC	2,690	107
BlueScope Steel, Ltd.	4,386	10
Boliden AB	239	5
Cliffs Natural Resources, Inc.	100	8
Daido Steel Co., Ltd.	1,000	6
Eldorado Gold Corp.	500	9
Eramet	35	12
Eurasian Natural Resources Corp., PLC	1,302	21
First Quantum Minerals, Ltd. ^	100	11
Fortescue Metals Group, Ltd. ‡	1,869	13
Franco-Nevada Corp.	300	10
Freeport-McMoRan Copper & Gold, Inc.	600	72
Fresnillo PLC	485	13
Goldcorp, Inc. ^	1,000	46
Iamgold Corp.	400	7
Ivanhoe Mines, Ltd. ‡	300	7
JFE Holdings, Inc.	600	21
Kazakhmys PLC	804	20
Kinross Gold Corp. ^	1,233	23
Kobe Steel, Ltd.	3,000	8
Macarthur Coal, Ltd.	456	6
Mitsubishi Materials Corp. ‡	1,000	3
Newcrest Mining, Ltd.	884	37
Newmont Mining Corp.	600	37
Nippon Steel Corp.	6,000	21
Norsk Hydro ASA	1,085	8
Nucor Corp. ^	300	13
OneSteel, Ltd.	1,619	4
Osisko Mining Corp. ‡	600	9
Outokumpu OYJ ^	385	7
OZ Minerals, Ltd.	6,340	11
Pan American Silver Corp. ^	300	12
Randgold Resources, Ltd.	100	8
Rio Tinto PLC	1,707	119
Rio Tinto, Ltd.	476	42
Salzgitter AG	111	9
Silver Wheaton Corp. ‡	400	16
Sims Metal Management, Ltd.	319	7
SSAB AB	395	7
Sumitomo Metal Industries, Ltd.	4,000	10
Sumitomo Metal Mining Co., Ltd.	1,000	17
Teck Resources, Ltd. - Class B	700	44
ThyssenKrupp AG	354	15
U.S. Steel Corp. ^	200	12
Vedanta Resources PLC	126	5
Voestalpine AG	104	5
Xstrata PLC	2,283	54
Yamana Gold, Inc.	800	10
Multiline Retail - 0.2%
Canadian Tire Corp., Ltd. - Class A	100	7
Dollar General Corp. ‡ ^	300	9
Dollar Tree, Inc. ‡ ^	200	11
Family Dollar Stores, Inc. ^	200	10
Harvey Norman Holdings, Ltd.	1,414	4
Isetan Mitsukoshi Holdings, Ltd. ^	400	5
J. Front Retailing Co., Ltd.	1,000	5
JC Penney Co., Inc. ^	300	10
Kohl’s Corp. ‡ ^	300	16
Macy’s, Inc.	400	10
Marks & Spencer Group PLC	3,057	18
Nordstrom, Inc. ^	200	8
PPR SA	72	11
Sears Holdings Corp. ‡ ^	100	7
Takashimaya Co., Ltd.	1,000	9
Target Corp. ^	800	49
Multi-Utilities - 0.4%
AGL Energy, Ltd.	490	8
Alliant Energy Corp. ^	200	7
Ameren Corp. ^	300	8
CenterPoint Energy, Inc. ^	500	8
Centrica PLC	4,848	25
Dominion Resources, Inc. ^	600	26
DTE Energy Co.	300	14
GDF Suez	1,482	54
Integrys Energy Group, Inc. ^	300	15
MDU Resources Group, Inc.	300	6
National Grid PLC	3,270	28
NiSource, Inc. ^	500	9
NSTAR ^	200	8
PG&E Corp.	400	19
Public Service Enterprise Group, Inc. ^	500	16
RWE AG	395	26
Scana Corp. ^	300	12
Sempra Energy ^	200	10
Suez Environnement Co.	533	11
United Utilities Group PLC	1,408	13
Veolia Environnement SA	339	10
Xcel Energy, Inc.	400	9
Office Electronics - 0.1%
Brother Industries, Ltd.	300	4
Canon, Inc. ^	1,400	72
Konica Minolta Holdings, Inc.	500	5
Ricoh Co., Ltd.	1,000	15
Xerox Corp.	2,100	24
Oil, Gas & Consumable Fuels - 3.0%
Alpha Natural Resources, Inc. ‡	200	12
Anadarko Petroleum Corp. ^	600	46
Apache Corp.	500	60
ARC Resources, Ltd.	400	10
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Oil, Gas & Consumable Fuels (continued)
Arch Coal, Inc. ^	300	$11
Athabasca Oil Sands Corp. ‡	800	12
Baytex Energy Corp.	200	9
BG Group PLC	3,754	76
BP PLC	22,300	162
Cabot Oil & Gas Corp. ^	300	11
Cairn Energy PLC ‡	2,163	14
Caltex Australia, Ltd.	394	6
Cameco Corp.	400	16
Canadian Natural Resources, Ltd.	1,300	58
Canadian Oil Sands Trust	300	8
Cenovus Energy, Inc. ^	900	30
Chesapeake Energy Corp. ^	600	16
Chevron Corp. ^	2,500	228
Cimarex Energy Co. ^	100	9
Concho Resources, Inc. ‡ ^	101	9
ConocoPhillips	1,700	116
Consol Energy, Inc. ^	200	10
Cosmo Oil Co., Ltd.	1,000	3
Crescent Point Energy Corp. ^	200	9
Denbury Resources, Inc. ‡ ^	500	10
Devon Energy Corp.	500	39
El Paso Corp. ^	700	10
Enbridge, Inc. ^	400	23
EnCana Corp. ^	900	26
ENI SpA	3,292	72
EOG Resources, Inc. ^	300	27
Essar Energy PLC ‡	1,540	14
Exxon Mobil Corp.	6,300	461
Galp Energia SGPS SA	299	6
Hess Corp.	400	31
Husky Energy, Inc. ^	300	8
Imperial Oil, Ltd.	300	12
INPEX Corp.	3	18
JX Holdings, Inc.	3,000	20
Kinder Morgan Management LLC ‡	101	7
Marathon Oil Corp. ^	1,000	37
MEG Energy Corp. ‡	300	14
Mongolia Energy Corp., Ltd. ‡	10,000	3
Murphy Oil Corp. ^	200	15
Neste Oil OYJ	198	3
Newfield Exploration Co. ‡	200	14
Nexen, Inc. ^	500	11
Niko Resources, Ltd.	100	10
Noble Energy, Inc.	200	17
Occidental Petroleum Corp. ^	1,000	98
OMV AG	202	8
Origin Energy, Ltd.	830	14
Pacific Rubiales Energy Corp.	300	10
Paladin Energy, Ltd. ‡	1,085	5
Peabody Energy Corp.	300	19
Penn West Energy Trust	400	10
PetroBakken Energy, Ltd. - Class A ^	400	9
Petrohawk Energy Corp. ‡	500	9
Petrominerales, Ltd. ‡	123	4
Pioneer Natural Resources Co. ^	100	9
Plains Exploration & Production Co. ‡ ^	300	10
QEP Resources, Inc. ^	300	11
Range Resources Corp.	200	9
Repsol YPF SA	692	19
Royal Dutch Shell PLC - Class A ^	4,349	145
Royal Dutch Shell PLC - Class B	3,286	108
Santos, Ltd.	786	11
Showa Shell Sekiyu KK ^	300	3
Southwestern Energy Co. ‡	300	11
Statoil ASA	1,338	32
Suncor Energy, Inc.	1,900	73
Sunoco, Inc.	200	8
Talisman Energy, Inc.	1,000	22
Total SA	2,612	138
TransCanada Corp. ^	900	34
Tullow Oil PLC	836	16
Ultra Petroleum Corp. ‡ ^	200	10
Valero Energy Corp. ^	500	12
Vermilion Energy, Inc. ^	300	14
Williams Cos., Inc. ^	600	15
Woodside Petroleum, Ltd.	735	32
Paper & Forest Products - 0.1%
Holmen AB - Class B	121	4
International Paper Co. ^	400	11
MeadWestvaco Corp. ^	300	8
Nippon Paper Group, Inc.	100	3
OJI Paper Co., Ltd.	1,000	5
Sino-Forest Corp. - Class A ‡	600	13
Stora Enso OYJ - Class R	709	7
Svenska Cellulosa AB - Class B	540	9
UPM-Kymmene OYJ	491	9
Weyerhaeuser Co. ^	500	9
Personal Products - 0.1%
Avon Products, Inc.	400	12
Beiersdorf AG	191	11
Estee Lauder Cos., Inc. - Class A ^	100	8
L’Oreal SA	301	32
Shiseido Co., Ltd. ^	400	9
Pharmaceuticals - 1.9%
Abbott Laboratories	1,800	86
Allergan, Inc.	300	21
Astellas Pharma, Inc. ^	500	19
AstraZeneca PLC	1,601	73
Bayer AG	981	73
Bristol-Myers Squibb Co. ^	2,000	53
Chugai Pharmaceutical Co., Ltd. ^	200	4
Daiichi Sankyo Co., Ltd. ^	800	17
Dainippon Sumitomo Pharma Co., Ltd.	400	4
Eisai Co., Ltd. ^	300	11
Elan Corp. PLC ‡	739	4
Eli Lilly & Co. ^	1,200	42
Forest Laboratories, Inc. ‡	300	10
GlaxoSmithKline PLC	6,003	116
Hisamitsu Pharmaceutical Co., Inc.	100	4
Johnson & Johnson	3,400	211
Merck & Co., Inc.	3,800	137
Merck KGaA	157	13
Mylan, Inc. ‡ ^	400	8
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Pharmaceuticals (continued)
Novartis AG	2,543	$150
Novo Nordisk A/S - Class B	496	56
Ono Pharmaceutical Co., Ltd.	100	5
Orion OYJ - Class B	152	3
Perrigo Co. ^	100	6
Pfizer, Inc.	9,700	170
Roche Holding AG	757	111
Sanofi-Aventis SA	1,278	82
Santen Pharmaceutical Co., Ltd.	100	3
Shionogi & Co., Ltd.	300	6
Shire PLC	702	17
Taisho Pharmaceutical Co., Ltd.	1,000	22
Takeda Pharmaceutical Co., Ltd. ^	900	44
Teva Pharmaceutical Industries, Ltd.	1,146	60
Tsumura & Co.	100	3
UCB SA ^	95	3
Valeant Pharmaceuticals International, Inc.	400	11
Warner Chilcott PLC - Class A ^	600	14
Watson Pharmaceuticals, Inc. ‡ ^	200	10
Professional Services - 0.2%
Adecco SA	248	16
Bureau Veritas SA	87	7
Capital Group PLC	1,452	16
Dun & Bradstreet Corp.^	100	8
Equifax, Inc.	300	11
Experian Group, Ltd.	1,640	20
IHS, Inc. - Class A ‡ ^	100	8
Manpower, Inc. ^	200	13
Randstad Holding NV ‡	325	17
Robert Half International, Inc. ^	300	9
SGS SA	16	27
Verisk Analytics, Inc. - Class A ‡	200	7
Real Estate Investment Trusts - 0.6%
AMB Property Corp. ^	300	10
Annaly Capital Management, Inc. ^	600	11
Ascendas Real Estate Investment Trust	2,000	3
AvalonBay Communities, Inc. ^	100	11
Boston Properties, Inc ^	200	17
British Land Co., PLC	2,324	19
CFS Retail Property Trust ^	6,093	11
Corio NV	250	16
Dexus Property Group	11,082	9
Equity Residential ^	300	16
Federal Realty Investment Trust ^	100	8
Fonciere Des Regions	78	8
Gecina SA	91	10
General Growth Properties, Inc. ^	700	11
Goodman Group	13,498	9
GPT Group	2,892	9
HCP, Inc.	300	11
Health Care REIT, Inc. ^	200	10
Host Hotels & Resorts, Inc. ^	600	11
ICADE	93	9
Japan Real Estate Investment Corp.	1	10
Japan Retail Fund Investment Corp.	2	4
Kimco Realty Corp. ^	500	9
Klepierre	285	10
Land Securities Group PLC	1,692	18
Liberty Property Trust ^	400	13
Link REIT	2,000	6
Macerich Co. ^	200	9
Mirvac Group	6,287	8
Nippon Building Fund, Inc.	1	10
Plum Creek Timber Co., Inc. ^	200	7
ProLogis	800	12
Public Storage ^	200	20
Rayonier, Inc. ^	300	16
Regency Centers Corp. ^	200	8
RioCan Real Estate Investment Trust	500	11
Simon Property Group, Inc. ^	400	39
Stockland	2,251	8
Unibail-Rodamco Se	86	17
Ventas, Inc. ^	200	10
Vornado Realty Trust	200	17
Westfield Group	2,534	25
Westfield Retail Trust ‡	2,534	7
Real Estate Management & Development - 0.3%
AEON Mall Co., Ltd.	100	3
Brookfield Asset Management, Inc. - Class A ^	500	17
Brookfield Properties Corp. ^	500	9
Capitaland, Ltd.	2,000	6
CapitaMalls Asia, Ltd.	5,000	8
CB Richard Ellis Group, Inc. - Class A ‡ ^	400	8
Cheung Kong Holdings, Ltd.	2,000	31
Daito Trust Construction Co., Ltd.	100	7
Daiwa House Industry Co., Ltd.	1,000	12
Global Logistic Properties, Ltd. ‡ ^	5,000	8
Hang Lung Group, Ltd.	1,000	7
Hang Lung Properties, Ltd.	3,000	14
Henderson Land Development Co., Ltd.	1,000	7
Hopewell Holdings, Ltd.	1,500	5
Immofinanz AG ‡	1,096	5
Keppel Land, Ltd. ^	1,000	4
Kerry Properties, Ltd.	1,000	5
Lend Lease Corp., Ltd.	1,266	11
Mitsubishi Estate Co., Ltd.	1,000	18
Mitsui Fudosan Co., Ltd.	1,000	20
New World Development, Ltd.	4,000	8
Nomura Real Estate Holdings, Inc.	200	4
NTT Urban Development Corp. ^	4	4
Sino Land Co., Ltd.	4,000	7
Sun Hung Kai Properties, Ltd.	2,000	32
Swire Pacific, Ltd.	1,000	16
Tokyu Land Corp.	1,000	5
Wharf Holdings, Ltd.	2,000	15
Wheelock & Co., Ltd.	2,000	8
Road & Rail - 0.3%
Asciano, Ltd. ‡	3,144	5
Canadian National Railway Co.	500	33
Canadian Pacific Railway, Ltd. ^	200	13
Central Japan Railway Co. ^	2	17
CSX Corp.	400	26
DSV A/S	329	7
East Japan Railway Co.	400	26
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Road & Rail (continued)
Groupe Eurotunnel SA	648	$6
JB Hunt Transport Services, Inc.	200	8
Keikyu Corp.	1,000	9
KEIO Corp.	1,000	7
Kintetsu Corp. ^	2,000	6
MTR Corp.	1,500	5
Nippon Express Co., Ltd.	1,000	4
Norfolk Southern Corp.	400	25
Odakyu Electric Railway Co., Ltd.	1,000	9
QR National, Ltd. ‡	4,114	12
Tobu Railway Co., Ltd.	1,000	6
Tokyu Corp.	1,000	5
Union Pacific Corp.	600	56
West Japan Railway Co.	2	7
Semiconductors & Semiconductor Equipment - 0.5%
Advanced Micro Devices, Inc. ‡ ^	1,100	9
Advantest Corp. ^	200	4
Altera Corp. ^	300	11
Analog Devices, Inc. ^	300	11
Applied Materials, Inc. ^	1,300	18
ARM Holdings PLC	3,242	21
ASML Holding NV	652	25
Avago Technologies, Ltd. ^	400	11
Broadcom Corp. - Class A	500	22
Cree, Inc. ‡	100	7
Elpida Memory, Inc. ‡ ^	200	2
Infineon Technologies AG ‡	1,249	12
Intel Corp.	6,600	138
KLA-Tencor Corp. ^	300	12
LAM Research Corp. ‡ ^	200	10
Linear Technology Corp. ^	300	10
LSI Corp. ‡ ^	1,800	11
Marvell Technology Group, Ltd. ‡ ^	500	9
Maxim Integrated Products, Inc. ^	500	12
Memc Electronic Materials, Inc. ‡ ^	600	7
Microchip Technology, Inc. ^	300	10
Micron Technology, Inc. ‡ ^	1,100	9
National Semiconductor Corp. ^	700	10
NVIDIA Corp. ‡ ^	800	12
ROHM Co., Ltd.	100	7
STMicroelectronics NV	869	9
Sumco Corp. ‡ ^	200	3
Texas Instruments, Inc. ^	1,400	46
Tokyo Electron, Ltd. ^	200	13
Xilinx, Inc. ^	300	9
Software - 0.8%
Activision Blizzard, Inc. ^	700	9
Adobe Systems, Inc. ‡ ^	500	15
Autodesk, Inc. ‡	300	11
BMC Software, Inc. ‡ ^	200	9
CA, Inc. ^	400	10
Citrix Systems, Inc. ‡	200	14
Dassault Systemes SA	142	11
Electronic Arts, Inc. ‡ ^	500	8
Intuit, Inc. ‡ ^	300	15
Konami Corp. ^	200	4
McAfee, Inc. ‡ ^	200	9
Microsoft Corp.	9,600	269
NICE Systems, Ltd. ‡	66	2
Nintendo Co., Ltd.	100	29
Nuance Communications, Inc. ‡ ^	500	9
Oracle Corp.	4,800	151
Oracle Corp. Japan	100	5
Red Hat, Inc. ‡ ^	200	9
Salesforce.com, Inc. ‡ ^	200	26
SAP AG	965	50
Symantec Corp. ‡	800	13
Synopsys, Inc. ‡ ^	400	11
Trend Micro, Inc.	100	3
VMware, Inc. - Class A ‡ ^	100	9
Specialty Retail - 0.4%
Abercrombie & Fitch Co. - Class A ^	200	12
Advance Auto Parts, Inc.	100	7
Bed Bath & Beyond, Inc. ‡	300	15
Best Buy Co., Inc. ^	300	10
CarMax, Inc. ‡ ^	300	10
Esprit Holdings, Ltd.	1,100	5
Fast Retailing Co., Ltd.	100	16
Gap, Inc. ^	500	11
Hennes & Mauritz AB - Class B	1,204	40
Home Depot, Inc. ^	2,100	73
Inditex SA ^	222	17
Kingfisher PLC	3,929	16
Limited Brands, Inc. ^	300	9
Lowe’s Cos., Inc.	1,700	43
Nitori Holdings Co., Ltd.	50	4
O’Reilly Automotive, Inc. ‡ ^	200	12
PetSmart, Inc.	200	8
Ross Stores, Inc. ^	200	13
Sherwin-Williams Co. ^	100	8
Staples, Inc. ^	700	16
Tiffany & Co. ^	200	12
TJX Cos., Inc. ^	400	18
Urban Outfitters, Inc. ‡ ^	200	7
Yamada Denki Co., Ltd. ^	80	5
Textiles, Apparel & Luxury Goods - 0.3%
Adidas AG	198	13
Burberry Group PLC	1,218	21
Christian Dior SA	82	12
Cie Financiere Richemont SA	559	33
Coach, Inc. ^	300	17
Gildan Activewear, Inc. - Class A ‡ ^	200	6
Hermes International ^	50	10
Luxottica Group SpA	371	11
LVMH Moet Hennessy Louis Vuitton SA	272	45
Nike, Inc. - Class B ^	400	34
Polo Ralph Lauren Corp. - Class A ^	100	11
Puma AG	13	4
Swatch Group AG —BR	68	30
V.F. Corp. ^	100	9
Yue Yuen Industrial Holdings	1,000	4
Thrifts & Mortgage Finance - 0.0% ∞
Hudson City Bancorp, Inc. ^	700	9
New York Community Bancorp, Inc. ^	500	10
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Thrifts & Mortgage Finance (continued)
People’s United Financial, Inc. ^	600	$8
Tobacco - 0.4%
Altria Group, Inc.	2,500	62
British American Tobacco PLC	2,468	95
Imperial Tobacco Group PLC	962	30
Japan Tobacco, Inc. ^	5	18
Lorillard, Inc.	200	16
Philip Morris International, Inc.	2,200	129
Reynolds American, Inc. ^	400	13
Swedish Match AB	360	10
Trading Companies & Distributors - 0.2%
Fastenal Co. ^	200	12
Finning International, Inc.	500	14
ITOCHU Corp.	2,000	20
Marubeni Corp.	2,000	14
Mitsubishi Corp.	1,600	42
Mitsui & Co., Ltd. ^	2,100	34
Noble Group, Ltd. ^	3,000	5
Sojitz Corp.	2,100	5
Sumitomo Corp. ^	1,400	20
Toyota Tsusho Corp.	200	4
Wolseley PLC ‡	400	13
WW Grainger, Inc.	100	14
Transportation Infrastructure - 0.1%
Abertis Infraestructuras SA ^	687	12
Aeroports de Paris	124	10
Atlantia SpA	485	10
Auckland International Airport, Ltd.	970	2
Brisa Auto-Estradas de Portugal SA	234	2
Fraport AG Frankfurt Airport Services Worldwide	179	11
Koninklijke Vopak NV	177	8
Transurban Group ‡ ^	1,751	9
Water Utilities - 0.0% ∞
American Water Works Co., Inc.	300	8
Severn Trent PLC	970	22
Wireless Telecommunication Services - 0.4%
American Tower Corp. - Class A ‡	400	21
Cellcom Israel, Ltd.	95	3
Crown Castle International Corp. ‡ ^	300	13
KDDI Corp.	4	23
MetroPCS Communications, Inc. ‡ ^	900	11
Millicom International Cellular SA	72	7
Mobistar SA	45	3
NII Holdings, Inc. ‡	200	9
NTT DoCoMo, Inc.	18	31
Partner Communications Co., Ltd.	115	2
Rogers Communications, Inc. - Class B ^	400	14
SBA Communications Corp. - Class A ‡ ^	200	8
Softbank Corp.	1,000	34
Sprint Nextel Corp. ‡ ^	2,800	12
Starhub, Ltd.	2,000	4
Telephone & Data Systems, Inc. ^	400	15
Vodafone Group PLC	62,114	161

Total Common Stocks (cost $26,665)		29,946

RIGHT - 0.0% ∞
Metals & Mining - 0.0% ∞
Ivanhoe Mines, Ltd. ‡	300	$	♦
Total Right (cost $-)
PREFERRED STOCKS - 0.1%
Automobiles - 0.1%
Porsche AG, 0.21% ▲	146	12
Volkswagen AG, 1.26% ▲	161	26
Health Care Equipment & Supplies - 0.0% ∞
Fresenius AG, 1.22% ▲	142	12
Multi-Utilities - 0.0% ∞
RWE AG, 7.25% ▲	192	12

Total Preferred Stocks (cost $51)		62

WARRANT - 0.0% ∞
Metals & Mining - 0.0% ∞
Kinross Gold Corp. ‡ ^
Expiration: 09/17/2014
Exercise Price: $21.30	33		♦
Total Warrant (cost $ t)

SECURITIES LENDING COLLATERAL - 12.8%
State Street Navigator Securities Lending
Trust - Prime Portfolio, 0.36% ▲	11,856,119	11,856
Total Securities Lending Collateral (cost $11,856)

	Principal	Value

REPURCHASE AGREEMENT - 13.7%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $12,628 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 07/15/2025, with a value of $12,884.	$12,628	12,628
Total Repurchase Agreement (cost $12,628)

Total Investment Securities (cost $103,262) #		105,699
Other Assets and Liabilities - Net		(13,373)

Net Assets		$92,326

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
FUTURES CONTRACTS: Q

				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

10-Year U.S. Treasury Note	Long	3	03/22/2011	$(2)
2-Year U.S. Treasury Note	Long	2	03/31/2011	♦
30-Year U.S. Treasury Bond	Long	1	03/22/2011	(5)
DJ EURO STOXX 50 Index	Long	1	03/18/2011	(1)
MSCI EAFE E-Mini Index	Long	49	03/18/2011	76
S&P 500 E-Mini Index	Long	71	03/18/2011	59
S&P TSE 60 Index	Long	3	03/17/2011	8

				$135

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Canadian Dollar	406	03/15/2011	$402	$6
Euro	551	03/15/2011	737	(1)
Euro	(3,422)	03/15/2011	(4,667)	95

				$100

	Percentage of
INVESTMENTS BY COUNTRY: (unaudited)	Total Investments		Value

United States	60.8%		$64,261
United Kingdom	3.0		3,216
Japan	2.8		2,994
Canada	1.5		1,608
Switzerland	1.2		1,295
France	1.2		1,233
Germany	1.2		1,227
Australia	1.1		1,193
Netherlands	0.6		593
Spain	0.4		455
Sweden	0.4		438
Italy	0.3		347
Hong Kong	0.3		345
Supranational	0.3		285
Singapore	0.2		233
Norway	0.2		211
Luxembourg	0.2		166
Ireland	0.1		154
Finland	0.1		149
Denmark	0.1		135
Cayman Islands	0.1		125
Belgium	0.1		113
Israel	0.1		110
Bermuda	0.1		86
Austria	0.0	∞	45
Portugal	0.0	∞	35
Greece	0.0	∞	30
Panama	0.0	∞	23
Kazakhstan	0.0	∞	21
Jersey, Channel Islands	0.0	∞	21
China	0.0	∞	17
New Zealand	0.0	∞	14
Lithuania	0.0	∞	14
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY COUNTRY: (continued) (unaudited)	Total Investments		Value
Isle of Man	0.0	% ∞	$10
Mauritius	0.0	∞	6
Bahamas	0.0	∞	4
Cyprus	0.0	∞	3

Investment Securities, at Value	76.9		81,215
Short-Term Investments	23.1		24,484

Total Investments	100.0%		$105,699

NOTES TO THE SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 12/31/2010.

∞	Percentage rounds to less than 0.1%.

^	All or a portion of this security is on loan. The value of all securities on loan is $11,547.

Ž	The security has a perpetual maturity. The date shown is the next call date.

‡	Non-income producing security.

ж	Investment in affiliated company of the fund.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $18, or 0.02%, of the fund’s net assets.

♦	Amount rounds to less than $1.

┌	Contract amounts are not in thousands.

Q	Cash in the amount of $965 has been segregated with the broker to cover margin requirements for open futures contracts.

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

#	Aggregate cost for federal income tax purposes is $103,321. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $3,465 and $1,087, respectively. Net unrealized appreciation for tax purposes is $2,378.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $89, or 0.10%, of the fund’s net assets.

ADR	American Depositary Receipt

PPS	Price Protected Shares

RSP	Risparmio Shares
TBA	To Be Announced
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$16,167	$13,779	$—	$29,946
Corporate Debt Securities	—	8,278	—	8,278
Mortgage-Backed Securities	—	1,175	—	1,175
Municipal Government Obligation	—	120	—	120
Preferred Corporate Debt Security	—	105	—	105
Preferred Stocks	—	62	—	62
Repurchase Agreement	—	12,628	—	12,628
Right	♦	—	—	♦
Securities Lending Collateral	11,856	—	—	11,856
U.S. Government Agency Obligations	—	19,568	—	19,568
U.S. Government Obligations	—	21,961	—	21,961
Warrant	♦	—	—	♦

Total	$28,023	$77,676	$—	$105,699

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Futures Contracts - Appreciation	$143	$—	$—	$143
Futures Contracts - Depreciation	(8)	—	—	(8)
Forward Foreign Currency Contracts - Appreciation	—	101	—	101
Forward Foreign Currency Contracts - Depreciation	—	(1)	—	(1)

Total	$135	$100	$—	$235

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $90,634) (including securities loaned of $11,547)	$93,071
Repurchase agreement, at value (cost: $12,628)	12,628
Cash on deposit with broker	924
Foreign cash on deposit with broker, at value (cost: $41)	41
Foreign currency, at value (cost: $82)	83
Receivables:
Investment securities sold	92
Shares sold	186
Interest	325
Securities lending income (net)	2
Dividends	36
Variation margin	135
Prepaid expenses	1
Unrealized appreciation on forward foreign currency contracts	101

107,625

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	3,276
Shares redeemed	49
Management and advisory fees	49
Distribution and service fees	8
Administration fees	1
Printing and shareholder reports fees	8
Audit and tax fees	8
Other	43
Collateral for securities on loan	11,856
Unrealized depreciation on forward foreign currency contracts	1

15,299

Net assets	$92,326

Net assets consist of:
Capital stock ($.01 par value)	$114
Additional paid-in capital	121,995
Undistributed (accumulated) net investment income (loss)	1,439
Undistributed (accumulated) net realized gain (loss) from investment securities futures, and foreign currency transactions	(33,895)
Net unrealized appreciation (depreciation) on:
Investment securities	2,437
Futures contracts	135
Translation of assets and liabilities denominated in foreign currencies	101

Net assets	$92,326

Net assets by class:
Initial Class	$52,004
Service Class	40,322
Shares outstanding:
Initial Class	6,413
Service Class	4,983
Net asset value and offering price per share:
Initial Class	$8.11
Service Class	8.09
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $7)	$633
Interest income	1,874
Securities lending income (net)	17

2,524

Expenses:
Management and advisory	796
Printing and shareholder reports	118
Custody	117
Administration	21
Legal	6
Audit and tax	15
Trustees	4
Transfer agent	1
Distribution and service:
Service Class	44
Other	3

Total expenses	1,125

Less waiver/reimbursement	(8)

Net expenses	1,117

Net investment income	1,407

Net realized gain (loss) on transactions from:
Investment securities	19,628
Futures contracts	1,143
Foreign currency transactions	(14)

20,757

Net decrease in unrealized appreciation (depreciation) on:
Investment securities	(13,093)
Futures contracts	135
Translation of assets and liabilities denominated in foreign currencies	101

Change in unrealized appreciation (depreciation)	(12,857)

Net realized and unrealized gain	7,900

Net increase in net assets resulting from operations	$9,307

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,407	$3,633
Net realized gain (loss) from investment securities, futures contracts, and foreign currency transactions	20,757	(14,354)
Change in net unrealized appreciation (depreciation) on investment securities, futures contracts, and foreign currency translation	(12,857)	40,951

Net increase in net assets resulting from operations	9,307	30,230

Distributions to shareholders:
From net investment income:
Initial Class	(2,843)	(4,081)
Service Class	(790)	(316)

Total distributions to shareholders	(3,633)	(4,397)

Capital share transactions:
Proceeds from shares sold:
Initial Class	11,459	19,840
Service Class	31,144	6,065

	42,603	25,905

Dividends and distributions reinvested:
Initial Class	2,843	4,081
Service Class	790	316

	3,633	4,397

Cost of shares redeemed:
Initial Class	(92,358)	(78,564)
Service Class	(4,518)	(4,193)

	(96,876)	(82,757)

Net decrease in net assets from capital shares transactions	(50,640)	(52,455)

Net decrease in net assets	(44,966)	(26,622)

Net assets:
Beginning of year	137,292	163,914

End of year	$92,326	$137,292

Undistributed net investment income	$1,439	$3,634

Share activity:
Shares issued:
Initial Class	1,415	2,874
Service Class	3,889	872

	5,304	3,746

Shares issued-reinvested from distributions:
Initial Class	374	575
Service Class	104	44

	478	619

Shares redeemed:
Initial Class	(11,295)	(12,695)
Service Class	(562)	(624)
	(11,857)	(13,319)
Net increase (decrease) in shares outstanding:
Initial Class	(9,506)	(9,246)
Service Class	3,431	292

	(6,075)	(8,954)

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.86	$6.21	$12.48	$12.03	$11.20
Investment operations
Net investment income(A)	0.11	0.19	0.18	0.16	0.15
Net realized and unrealized gain (loss)	0.59	1.73	(4.05)	1.91	1.05

Total operations	0.70	1.92	(3.87)	2.07	1.20

Distributions
From net investment income	(0.45)	(0.27)	(0.18)	(0.26)	(0.19)
From net realized gains	—	—	(2.22)	(1.36)	(0.18)

Total distributions	(0.45)	(0.27)	(2.40)	(1.62)	(0.37)

Net asset value
End of year	$8.11	$7.86	$6.21	$12.48	$12.03
Total return(B)	9.29%	31.30%	(36.87%)	18.63%	10.90%

Net assets end of year (000’s)	$52,004	$125,132	$156,137	$270,218	$429,852
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.04%	0.82%	0.81%	0.79%	0.78%
Before reimbursement/fee waiver	1.05%	0.82%	0.81%	0.79%	0.78%
Net investment income, to average net assets	1.41%	2.82%	1.88%	1.30%	1.26%
Portfolio turnover rate	149%	168%	97%	79%	64%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.84	$6.18	$12.42	$11.98	$11.17
Investment operations
Net investment income(A)	0.07	0.17	0.14	0.13	0.12
Net realized and unrealized gain (loss)	0.62	1.73	(4.01)	1.91	1.04

Total operations	0.69	1.90	(3.87)	2.04	1.16

Distributions
From net investment income	(0.44)	(0.24)	(0.15)	(0.24)	(0.17)
From net realized gains	—	—	(2.22)	(1.36)	(0.18)

Total distributions	(0.44)	(0.24)	(2.37)	(1.60)	(0.35)

Net asset value
End of year	$8.09	$7.84	$6.18	$12.42	$11.98

Total return(B)	9.15%	31.16%	(37.00%)	18.29%	10.65%
Net assets end of year (000’s)	$40,322	$12,160	$7,777	$18,157	$14,065
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.29%	1.07%	1.06%	1.04%	1.03%
Before reimbursement/fee waiver	1.30%	1.07%	1.06%	1.04%	1.03%
Net investment income, to average net assets	0.90%	2.48%	1.46%	1.02%	1.01%
Portfolio turnover rate	149%	168%	97%	79%	64%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Effective August 16, 2010, Transamerica Convertible Securities VP changed its name to Transamerica AllianceBernstein Dynamic Allocation VP. Transamerica AllianceBernstein Dynamic Allocation VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian, and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open futures contracts at December 31, 2010 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADR”), financial futures, Exchange Traded Funds (“ETF”), and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The Fund had TBA’s outstanding as of December 31, 2010, which are included in Investment securities sold and Investment securities purchased on the Statement of Assets and Liabilities.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Effective August 16, 2010, Transamerica Investment Management, LLC (“TIM”) is no longer a sub-adviser of the Fund. The Fund changed its sub-adviser to AllianceBernstein L.P.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
The table below shows the Fund’s transactions in and earnings from investments in affiliates of TAM for the year ended December 31, 2010:

								Net Capital
	Market Value	Purchases at	Proceeds	Unrealized	Dividend	Market Value	Percent of	and Realized
Security	12/31/2009	Cost	from Sales	Appreciation	Income	12/31/2010	Net Assets	Gain
Aegon NV	$—	$13	$9	$1	$—	$5	0.0%¥	$t

¥	Percentage rounds to less than 0.1%.

t	Amount rounds to less than $1.
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.75%
Over $250 million	0.70%

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.15% Expense Limit
Prior to May 1, 2010, the expense limit was 1.25%.
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived advisory fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $8. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2010:	$8	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$106,480
U.S. Government	40,271
Proceeds from maturities and sales of securities:
Long-term	209,116
U.S. Government	17,119
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of futures contracts and forward foreign currency contracts held throughout the year increased beginning at zero for both instruments, and ending at seven and three, respectively. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
     Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
     Derivatives not accounted for as hedging instruments

	Interest rates	Equity	Foreign exchange
Location	contracts	contracts	contracts	Total
Asset derivatives
Unrealized appreciation on futures contracts	$—	$143	$—	$143	*
Unrealized appreciation on forward foreign currency contracts	—	—	101	101
Liability derivatives
Unrealized depreciation on futures contracts	(7)	(1)	—	(8	)*
Unrealized depreciation on forward foreign currency contracts	—	—	(1)	(1)
Total	$(7)	$142	$100	$235

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
     Fair Values of Derivative Instruments on the Statement of Operations for the Year ended December 31, 2010
     Derivatives not accounted for as hedging instruments

	Interest rates	Equity	Foreign exchange
Location	contracts	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on futures contracts	$16	$1,127	$—	$1,143
Net realized gain on foreign currency transactions	—	—	3	3
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	—	101	101
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(6)	141	—	135
Total	$10	$1,268	$104	$1,382
For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$31
Undistributed (accumulated) net realized gain (loss) from investment securities	$(31)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$ 4,041	December 31, 2016
$ 29,703	December 31, 2017
The capital loss carryforwards utilized during the year ended December 31, 2010 were $20,768.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$3,633
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	4,397
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,576

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(33,744)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$2,385

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica AllianceBernstein Dynamic Allocation VP:
We have audited the accompanying statement of assets and liabilities of Transamerica AllianceBernstein Dynamic Allocation VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica AllianceBernstein Dynamic Allocation VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
Approval of New Investment Sub-Advisory Agreement (unaudited)
          At a meeting of the Board of Trustees of Transamerica Series Trust (the “Board” or “Board Members”) held on June 10, 2010, the Board considered a proposal from Transamerica Asset Management, Inc. (“TAM”) to replace Transamerica Investment Management, LLC (“TIM”) with AllianceBernstein, L.P. (“AllianceBernstein”) as sub-adviser to Transamerica AllianceBernstein Dynamic Allocation VP (formerly known as Transamerica Convertible Securities VP) (the “Fund”). In connection with the proposed sub-adviser change, the Board Members reviewed and considered a new investment sub-advisory agreement with AllianceBernstein to determine whether the agreement should be approved for an initial two-year period.
          The Board Members considered the termination of TIM as sub-adviser for the Fund and the appointment of AllianceBernstein as replacement sub-adviser. The Board authorized TAM to terminate the sub-advisory agreement with TIM. The Board also approved the sub-advisory agreement with AllianceBernstein with respect to the Fund for an initial two-year period (the “AllianceBernstein Sub- Advisory Agreement”).
               To assist the Board Members in their consideration of the AllianceBernstein Sub-Advisory Agreement, the Board Members received in advance of the Meeting certain materials and information. In addition, the Independent Board Members consulted with their independent legal counsel, discussing, among other things, the legal standards and certain other considerations relevant to the Board Members’ deliberations. Among other matters, the Board Members considered:
(a)	that TAM advised the Board Members that the appointment of AllianceBernstein is not expected to result in any diminution in the nature, quality and extent of services provided to the Fund and its shareholders, including compliance services;

(b)	that TAM advised the Board Members that AllianceBernstein is an experienced and respected asset management firm and that AllianceBernstein has the capabilities, resources and personnel necessary to provide advisory services to the Fund;

(c)	the proposed responsibilities of AllianceBernstein for the Fund and the services expected to be provided by it;

(d)	the fact that the sub-advisory fee payable to AllianceBernstein, although higher at certain asset levels, would be directly paid by TAM and not by the Fund; and

(e)	that the sub-advisory fee paid by TAM to AllianceBernstein is consistent with TAM’s fiduciary duty under applicable law.
Nature, Quality and Extent of Services Provided. In evaluating the nature, quality and extent of the services to be provided by AllianceBernstein under the AllianceBernstein Sub-Advisory Agreement, the Board Members considered, among other things, information and assurances provided by TAM and AllianceBernstein as to the operations, facilities, organization and personnel of AllianceBernstein, the anticipated ability of AllianceBernstein to perform its duties under the AllianceBernstein Sub-Advisory Agreement, and the anticipated changes to the current investment program and other practices of the Fund. The Board Members considered the proposed change to the Fund’s investment objective and principal investment strategies and risks, including the non-fundamental investment policies, as well as the change to the Fund’s name. The Board Members considered that TAM has advised the Board Members that the appointment of AllianceBernstein is not expected to result in any diminution in the nature, quality and extent of services provided to the Fund and its shareholders, including compliance services. The Board Members considered that AllianceBernstein is an experienced and respected asset management firm and that TAM believes that AllianceBernstein has the capabilities, resources and personnel necessary to provide advisory services to the Fund.
Based on their review of the materials provided and the assurances they had received from TAM, the Board Members determined that AllianceBernstein can provide sub-advisory services that are appropriate in scope and extent in light of the proposed investment program for the Fund and that AllianceBernstein’s appointment is not expected to adversely affect the nature, quality and extent of services provided to the Fund.
Fees and Costs of Services Provided. The Board Members considered the sub-advisory fee rate under the AllianceBernstein Sub-Advisory Agreement and noted that the sub-advisory fee payable by TAM would be increased at certain asset levels if the AllianceBernstein Sub-Advisory Agreement is implemented. The Board Members noted that the sub-advisory fees are paid by TAM and that fees to Fund shareholders would remain unchanged. The Board Members also determined that the sub-advisory fee paid by TAM to AllianceBernstein is consistent with TAM’s fiduciary duty under applicable law.
Economies of Scale. The Board Members considered that the advisory fee schedule, which contains breakpoints, permits certain economies of scale for the benefit of shareholders as the Fund grows. The Board Members concluded that they would have the opportunity to periodically reexamine whether economies of scale had been achieved, and the appropriateness of management fees payable to TAM and fees paid to AllianceBernstein, in the future. The Board Members noted that TAM believes that the appointment of AllianceBernstein as sub-adviser has the potential to attract additional assets.
Fall-Out Benefits. The Board noted that TAM believes that other benefits anticipated to be derived by AllianceBernstein from its relationship with the Fund are expected to be consistent with industry practice. The Board Members also noted that TAM would not realize soft dollar benefits from its relationship with AllianceBernstein, and that AllianceBernstein may engage in soft dollar arrangements consistent with applicable law and “best execution” requirements. It was noted, however, that given the nature of the proposed investment objectives and strategies of the Fund, significant soft dollar arrangements would be unlikely. The Board Members also considered that TAM believes that there is the potential for increased visibility in the marketplace as a result of AllianceBernstein’s relationship with the Fund

Transamerica Series Trust	Annual Report 2010

Transamerica AllianceBernstein Dynamic Allocation VP
(formerly, Transamerica Convertible Securities VP)
Approval of New Investment Sub-Advisory Agreement (unaudited)
(continued)
Investment Performance. The Board Members reviewed the Sharpe Ratio and Standard Deviation of a typical Dynamic Asset Allocation portfolio versus a typical rebalanced asset allocation fund from 1970 through September 2009, and noted that the Dynamic Asset Allocation portfolio provided a slightly higher return with less volatility, as well as a higher Sharpe Ratio, a measure of risk-adjusted return. The Board Members noted that TAM believes that the appointment of AllianceBernstein could benefit shareholders by offering them the potential for superior performance, but were unable to predict what effect execution of the AllianceBernstein Sub-Advisory Agreement would actually have on the future performance of the Portfolio. Based on this information, the Board Members determined that AllianceBernstein is capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies.
In their deliberations, the Board Members did not identify any single factor that was all-important or controlling, and each Board Member may have attributed different weights to the various factors. The Board Members, including a majority of the Independent Board Members, concluded that the AllianceBernstein Sub-Advisory Agreement should be approved and that the fees payable thereunder are consistent with TAM’s fiduciary duty under applicable law.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
(unaudited)
MARKET ENVIRONMENT
In 2010, the equity markets added to the rebound that began in the spring of 2009. In the U.S., the Standard & Poor’ 500 Composite Stock Index (“S&P 500”) gained 15.06% for the year. Small-cap stocks delivered even stronger results as the Russell 2000® Index rose 26.86% for 2010.
Markets overcame several obstacles during the course of the year. In the spring, the Greek debt crisis evolved into broad concern about the finances of a number of other peripheral European Union (“EU”) members. Investors began to question the long-term survivability of the EU itself, at least in its present form, and near-term growth prospects for the region were generally lowered. Around the same time, second-quarter U.S. Gross Domestic Product (“GDP”) growth came in at a modest 1.7% as the anticipated benefits of fiscal stimulus did not fully materialize. Unemployment stayed stubbornly high and housing remained shaky. After a difficult August, Federal Reserve Board (“Fed”) chief Ben Bernanke indicated the Fed may make additional purchases of long-term bonds—a form of quantitative easing. The final plan announced in November, which became known as QE2, projects the purchase of $600 billion in Treasury bonds in monthly increments through June 2011.
The QE2 talk seemed to pay early dividends as interest rates fell and stocks rallied in September. Meanwhile, the economic news brightened through year-end. Third-quarter GDP growth rose to 2.6%, consumer spending beat expectations during the holiday season, the job market flashed encouraging signs, and President Obama signed a tax deal to extend the Bush tax cuts and reduce payroll taxes.
International equities generally lagged behind U.S. stocks in 2010. European stocks suffered through the Greek debt crisis early in the year and then stumbled again in November as Ireland succumbed to pressure and accepted a bailout from the European Central Bank. Emerging markets delivered divergent performances. As measured by the Morgan Stanley Capital International (MSCI”) country indices, China gained just 4.6% in 2010 as the country took steps to slow its rampant growth and stem inflationary fears. Brazil rose 6.5% amid the election of a new president. Russia gained 19.1% on rising oil prices. India soared 21% to lead the pack with large inflows from foreign investors lifting prices.
Fixed-income investments performed well for most of the year as corporate profits recovered while interest rates fell. With QE2 looming, the yield on the 10-year Treasury dropped down to 2.39% in early October. But it rose again toward the end of the year as the improving economy and rich bond prices led to a sell-off. Overall, the Barclays Capital U.S. Aggregate Bond Index gained 6.54% in 2010, despite losing 1.3% in the fourth quarter.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Asset Allocation-Conservative VP Initial Class returned 8.93%. By comparison, its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index and the Wilshire 5000 Total Market Index, returned 6.54% and 17.87%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 35% equity and 65% fixed-income securities (including cash) under normal market conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes emerging markets and global real estate. The goal is to provide investors conservative one-stop participation in the broad financial market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each asset class and style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the managers’ relative merit.
As was the case in the equity markets, economically sensitive bonds tended to outperform within the bond market. Of the portfolio’s bond funds, the only ones to lag the Barclays Capital U.S. Aggregate Bond Index were Transamerica Short-Term Bond and Transamerica U.S. Government Securities VP—both conservative funds. The other underlying bond funds surpassed the index, with Transamerica AEGON High Yield Bond and Transamerica Flexible Income both roughly doubling the index’s return. The highest-returning bond fund, however, was the opportunistic, multi-sector Transamerica Loomis Sayles Bond.
The portfolio also benefited from its small- and mid-cap equity exposure, both in the U.S and abroad. Such stocks made up about 27% of the equity portion of the portfolio (or about 9% of the total portfolio) at the end of the year. The small-cap Russell 2000 Index and the Russell Midcap® Growth Index each rose more than 25%, and the MSCI EAFE Small Cap Index of international small caps was up 22.4%. Several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Growth Opportunities and Transamerica Morgan Stanley Mid Cap Growth particularly outperforming. Given that the year rewarded economically sensitive securities, it’s not surprising the portfolio’s emerging-markets holdings (close to a third of the international-equity portfolio at year end) also gained strongly. Although international developed markets were hobbled relative to the U.S. by Europe’s debt problems and a decline in the euro, all but one of our international funds managed to outpace the broad MSCI EAFE index.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment was our domestic large-cap funds. Of the five domestic large-cap funds that have full-year records, only two of the growth funds—Transamerica Diversified Equity and Transamerica WMC Diversified Growth—managed to keep pace with the S&P 500’s gain, helped in part by the fact that growth stocks moderately outperformed the index during the year. In November a sixth domestic large-cap fund was made available to us, the newly created Transamerica WMC Quality Value, based on a Wellington Management Company strategy. We immediately began building a position in that fund, which complements the other large-cap holdings stylistically. Although the international holdings generally performed well in 2010, one of them—the formerly named Transamerica AllianceBernstein International Value—notably lagged. Indeed, that fund has struggled most of the past four years. In December, Transamerica replaced AllianceBernstein as sub-adviser on the fund with Hansberger Global Investors; the fund is now named Transamerica Hansberger International Value and we have maintained our position there.
During the year we exited several funds that Transamerica decided to close or merge, mostly in relation to upgrading the fund menu from which we draw. Part of that effort also involved adding attractive funds to the menu, such as the aforementioned Transamerica WMC Quality Value as well as Transamerica Diversified Equity (a more-diversified version of previous holding Transamerica Equity). In the spring and early summer we lowered the portfolio’s equity weighting below its normal 35% target as Europe’s debt problems made the markets volatile. The equity weight bottomed at 26% around mid-year; we subsequently raised the weight back to its full target. Also in response to Europe’s debt troubles, we maintained an underweight in European bonds while moderately overweighting debt in emerging markets, where the fundamentals are much stronger. We similarly underweighted developed-markets international equity relative to emerging-markets equity for much of the year.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the major market inflections of the 2008-2010 period recede into the past, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	8.93%	4.59%	5.68%	05/01/2002
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%
Wilshire 5000*	17.87%	3.21%	4.96%

Service Class	8.71%	4.33%	6.85%	05/01/2003

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) and the Wilshire 5000 Total Market Index (“Wilshire 5000”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Asset Allocation — Conservative VP
Initial Class	$1,000.00	$1,090.40	$0.74	$1,024.50	$0.71	0.14%
Service Class	1,000.00	1,089.30	2.05	1,023.24	1.99	0.39

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Bonds	53.0%
U.S. Stocks	22.0
Global/International Stocks	8.1
Inflation-Protected Securities	7.5
Tactical and Specialty	5.6
Capital Markets	3.7
Capital Preservation	0.1
Other Assets and Liabilities — Net	0.0

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 53.0%
Transamerica AEGON High Yield Bond €	1,998,835	$18,269
Transamerica Flexible Income €	1,345,266	12,080
Transamerica JPMorgan Core Bond €	23,121,339	236,532
Transamerica JPMorgan International Bond €	2,077,280	22,372
Transamerica Morgan Stanley Emerging Markets Debt €	2,865,957	29,863
Transamerica PIMCO Total Return VP ж	25,044,491	290,016
Transamerica Short-Term Bond €	21,408,723	219,654
Transamerica U.S. Government Securities VP ж	539,250	6,875
Capital Markets - 3.7%
Transamerica WMC Quality Value €	5,440,627	58,269
Capital Preservation - 0.1%
Transamerica Money Market VP ж	1,572,621	1,573
Global/International Stocks - 8.1%
Transamerica Hansberger International Value €	376,136	2,998
Transamerica MFS International Equity €	3,109,885	27,429
Transamerica Neuberger Berman International €	2,062,570	19,099
Transamerica Oppenheimer Developing Markets €	1,278,039	17,905
Transamerica Schroders International Small Cap €	1,816,929	18,442
Transamerica Thornburg International Value €	2,524,055	28,674
Transamerica WMC Emerging Markets €	986,760	13,834
Inflation-Protected Securities - 7.5%
Transamerica PIMCO Real Return TIPS €	11,131,517	118,328
Tactical and Specialty - 5.6%
Transamerica BlackRock Global Allocation €	1,559,017	17,305
Transamerica Clarion Global Real Estate Securities VP ж	1,247,087	14,092
Transamerica Federated Market Opportunity VP ж	2,178,794	25,470
Transamerica Loomis Sayles Bond €	2,903,972	30,811
U.S. Stocks - 22.0%
Transamerica BlackRock Large Cap Value VP ж	5,254,814	71,728
Transamerica Diversified Equity VP ж	1,167,713	23,599
Transamerica Growth Opportunities VP ж	230,489	3,301
Transamerica Jennison Growth €	7,138	89
Transamerica Jennison Growth VP ж	11,601,416	91,651
Transamerica JPMorgan Mid Cap Value VP ж	883,562	11,884
Transamerica Morgan Stanley Mid-Cap Growth €	375,559	4,935
Transamerica Morgan Stanley Small Company Growth €	1,014,781	12,624
Transamerica Oppenheimer Small- & Mid- Cap Value €	972,557	9,862
Transamerica Third Avenue Value €	636,544	14,456
Transamerica UBS Large Cap Value €	3,794,665	36,846
Transamerica WMC Diversified Growth VP ж	2,938,739	66,004

Total Investment Companies (cost $1,491,355) #		1,576,869
Other Assets and Liabilities - Net		(374)

Net Assets		$1,576,495

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

ж	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

#	Aggregate cost for federal income tax purposes is $1,491,790. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $92,810 and $7,731, respectively. Net unrealized appreciation for tax purposes is $85,079.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$1,576,869	$—	$—	$1,576,869

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies at value (cost: $1,491,355)	$1,576,869
Receivables:
Investment securities sold	277
Shares sold	648
Dividends	45
Prepaid expenses	15

1,577,854

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	21
Shares redeemed	925
Management and advisory fees	134
Distribution and service fees	218
Transfer agent fees	1
Administration fees	17
Audit and tax fees	4
Printing and shareholder reports fees	12
Other	27

1,359

Net assets	$1,576,495

Net assets consist of:
Capital stock ($.01 par value)	$1,540
Additional paid-in capital	1,556,388
Undistributed (accumulated) net investment income (loss)	43,104
Undistributed (accumulated) net realized gain (loss) from investments in affiliated investment companies	(110,051)
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	85,514

Net assets	$1,576,495

Net assets by class:
Initial Class	$551,227
Service Class	1,025,268
Shares outstanding:
Initial Class	53,549
Service Class	100,415
Net asset value and offering price per share:
Initial Class	$10.29
Service Class	10.21
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$47,368
Expenses:
Management and advisory	1,476
Printing and shareholder reports	67
Custody	47
Administration	185
Legal	80
Audit and tax	11
Trustees	52
Transfer agent	14
Distribution and service:
Service Class	2,302
Other	30

Total expenses	4,264

Net investment income	43,104

Net realized gain (loss) from:
Investments in affiliated investment companies	(31,794)
Distributions from investments in affiliated investment companies	7,858

(23,936)

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	109,905

Net realized and unrealized gain on investments in affiliated investment companies	85,969

Net increase in net assets resulting from operations	$129,073

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$43,104	$47,473
Net realized gain (loss) from investments in affiliated investment companies	(23,936)	(43,836)
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	109,905	262,924

Net increase in net assets resulting from operations	129,073	266,561

Distributions to shareholders:
From net investment income:
Initial Class	(17,947)	(22,637)
Service Class	(29,527)	(27,610)

	(47,474)	(50,247)

From net realized gains:
Initial Class	(1,541)	(8,488)
Service Class	(2,670)	(10,817)

	(4,211)	(19,305)

Total distributions to shareholders	(51,685)	(69,552)

Capital share transactions:
Proceeds from shares sold:
Initial Class	121,731	126,694
Service Class	264,076	314,309

	385,807	441,003

Dividends and distributions reinvested:
Initial Class	19,488	31,125
Service Class	32,197	38,427

	51,685	69,552

Cost of shares redeemed:
Initial Class	(174,109)	(189,561)
Service Class	(142,143)	(103,067)

	(316,252)	(292,628)

Net increase in net assets resulting from capital shares transactions	121,240	217,927

Net increase in net assets	198,628	414,936

Net assets:
Beginning of year	1,377,867	962,931

End of year	$1,576,495	$1,377,867

Undistributed net investment income	$43,104	$47,474

Share activity:
Shares issued:
Initial Class	12,304	14,469
Service Class	26,738	35,507

	39,042	49,976

Shares issued-reinvested from distributions:
Initial Class	2,032	3,383
Service Class	3,382	4,200

	5,414	7,583

Shares redeemed:
Initial Class	(17,416)	(21,170)
Service Class	(14,308)	(11,608)

	(31,724)	(32,778)

Net increase (decrease) in shares outstanding:
Initial Class	(3,080)	(3,318)
Service Class	15,812	28,099

	12,732	24,781

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.80	$8.29	$11.49	$11.54	$11.43
Investment operations
Net investment income(A),(B)	0.30	0.37	0.46	0.42	0.41
Net realized and unrealized gain (loss)	0.55	1.69	(2.75)	0.29	0.62

Total operations	0.85	2.06	(2.29)	0.71	1.03

Distributions
From net investment income	(0.33)	(0.40)	(0.31)	(0.34)	(0.38)
From net realized gains	(0.03)	(0.15)	(0.60)	(0.42)	(0.54)

Total distributions	(0.36)	(0.55)	(0.91)	(0.76)	(0.92)

Net asset value
End of year	$10.29	$9.80	$8.29	$11.49	$11.54

Total return(C)	8.93%	25.22%	(21.18)%	6.38%	9.45%

Net assets end of year (000’s)	$551,227	$554,813	$497,129	$554,977	$527,618
Ratio and supplemental data
Expenses to average net assets(D)	0.13%	0.13%	0.14%	0.13%	0.13%
Net investment income, to average net assets(B)	3.01%	4.07%	4.47%	3.60%	3.54%
Portfolio turnover rate(E)	41%	25%	25%	43%	18%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.73	$8.24	$11.44	$11.50	$11.41
Investment operations
Net investment income(A),(B)	0.28	0.37	0.48	0.40	0.40
Net realized and unrealized gain (loss)	0.54	1.65	(2.79)	0.28	0.60

Total operations	0.82	2.02	(2.31)	0.68	1.00

Distributions
From net investment income	(0.31)	(0.38)	(0.29)	(0.32)	(0.37)
From net realized gains	(0.03)	(0.15)	(0.60)	(0.42)	(0.54)

Total distributions	(0.34)	(0.53)	(0.89)	(0.74)	(0.91)

Net asset value
End of year	$10.21	$9.73	$8.24	$11.44	$11.50

Total return(C)	8.71%	24.90%	(21.40)%	6.15%	9.14%

Net assets end of year (000’s)	$1,025,268	$823,054	$465,802	$392,969	$290,272
Ratio and supplemental data
Expenses to average net assets(D)	0.38%	0.38%	0.39%	0.38%	0.38%
Net investment income, to average net assets(B)	2.86%	4.10%	4.69%	3.48%	3.44%
Portfolio turnover rate(E)	41%	25%	25%	43%	18%

(A)	Calculated based on average number of shares outstanding.

(B)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Does not include expenses of the investment companies in which the fund invests.

(E)	Does not include the portfolio activity of the underlying affiliated funds.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Asset Allocation — Conservative VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31,2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON
International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rates:
0.10% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$728,300
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	607,747
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS (continued)
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$2,042	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$51,685
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	50,247
Long-term Capital Gain	19,305
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$43,104

Undistributed Long-term Capital Gain	$0

Capital Loss Carryforward	$(2,042)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$85,079

Other Temporary Differences	$(107,574)

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Asset Allocation — Conservative VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Asset Allocation — Conservative VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Asset Allocation — Conservative VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Conservative VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
(unaudited)
MARKET ENVIRONMENT
In 2010, the equity markets added to the rebound that began in the spring of 2009. In the U.S., the Standard & Poor’ 500 Composite Stock Index (“S&P 500”) gained 15.06% for the year. Small-cap stocks delivered even stronger results as the Russell 2000® Index rose 26.86% for 2010.
Markets overcame several obstacles during the course of the year. In the spring, the Greek debt crisis evolved into broad concern about the finances of a number of other peripheral European Union (“EU”) members. Investors began to question the long-term survivability of the EU itself, at least in its present form, and near-term growth prospects for the region were generally lowered. Around the same time, second-quarter U.S. Gross Domestic Product (“GDP”) growth came in at a modest 1.7% as the anticipated benefits of fiscal stimulus did not fully materialize. Unemployment stayed stubbornly high and housing remained shaky. After a difficult August, Federal Reserve Board (“Fed”) chief Ben Bernanke indicated the Fed may make additional purchases of long-term bonds—a form of quantitative easing. The final plan announced in November, which became known as QE2, projects the purchase of $600 billion in Treasury bonds in monthly increments through June 2011.
The QE2 talk seemed to pay early dividends as interest rates fell and stocks rallied in September. Meanwhile, the economic news brightened through year-end. Third-quarter GDP growth rose to 2.6%, consumer spending beat expectations during the holiday season, the job market flashed encouraging signs, and President Obama signed a tax deal to extend the Bush tax cuts and reduce payroll taxes.
International equities generally lagged behind U.S. stocks in 2010. European stocks suffered through the Greek debt crisis early in the year and then stumbled again in November as Ireland succumbed to pressure and accepted a bailout from the European Central Bank. Emerging markets delivered divergent performances. As measured by the Morgan Stanley Capital International (MSCI”) country indices, China gained just 4.6% in 2010 as the country took steps to slow its rampant growth and stem inflationary fears. Brazil rose 6.5% amid the election of a new president. Russia gained 19.1% on rising oil prices. India soared 21% to lead the pack with large inflows from foreign investors lifting prices.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Asset Allocation-Growth VP Initial Class returned 14.95%. By comparison, its benchmark, the Wilshire 5000 Total Market Index, returned 17.87%.
STRATEGY REVIEW
The portfolio is structured to provide broadly diversified coverage of the domestic and international equity markets, across a range of market capitalizations and investment styles. The portfolio also includes emerging markets, global real estate, and alternative strategies. The goal is to provide investors one-stop participation in the broad equity market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes like those mentioned above. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each equity style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class and style targets and to reflect the managers’ relative merit.
During the year, the portfolio benefited from its small- and mid-cap equity exposure, both in the U.S and abroad. At year-end, such stocks made up about 30% of the equity holdings in the portfolio. The small-cap Russell 2000® Index and the Russell Midcap® Growth Index each rose more than 25%, and the MSCI EAFE Small Cap Index of international small caps was up 22.04%. Several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Growth Opportunities and Transamerica Morgan Stanley Mid Cap Growth particularly outperforming. Given that the year rewarded economically sensitive securities, it is not surprising the portfolio’s emerging-markets holdings (close to a third of the international-equity portfolio at year end) also gained strongly. Transamerica Oppenheimer Developing Markets returned 26.22%, although Transamerica WMC Emerging Markets (the smaller of the two positions) lagged the MSCI Emerging Markets Index’s strong return. Although international developed markets were hobbled relative to the U.S. by Europe’s debt problems and a decline in the euro, all but one of our international funds managed to outpace the broad MSCI EAFE index.
The major disappointment was our domestic large-cap funds, which as core holdings are all sizable positions. Of the five domestic large-cap funds that have full-year records, only two of the growth funds—Transamerica Diversified Equity and Transamerica WMC Diversified Growth—managed to keep pace with the S&P 500’s gain, helped in part by the fact that growth stocks moderately outperformed the index during the year. In November a sixth domestic large-cap fund was made available to us, the newly created Transamerica WMC Quality Value, based on a Wellington Management Company strategy. We immediately began building a significant position in that fund, which complements the other large-cap holdings stylistically and also helps reduce the position sizes within the domestic large-cap area. Although the international holdings generally performed well in 2010, one of them—the formerly named Transamerica AllianceBernstein International Value—notably lagged. Indeed, that fund has struggled most of the past four years. In December, Transamerica replaced AllianceBernstein as sub-adviser on the fund with Hansberger Global Investors; the fund is now named Transamerica Hansberger International Value and we have maintained our position there.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
(unaudited)
STRATEGY REVIEW (continued)
In response to Europe’s debt troubles, within the international portfolio we underweighted developed foreign markets. With emerging markets already heavily weighted in the portfolio, we offset the foreign developed markets underweight with an overweight relative to our normal targets in U.S. stocks. During the year we also exited several funds that Transamerica decided to close or merge, mostly in relation to upgrading the fund menu from which we draw. Part of that effort also involved adding attractive funds to the menu, such as the aforementioned Transamerica WMC Quality Value as well as Transamerica Diversified Equity (a more-diversified version of previous holding Transamerica Equity).
In early October, Transamerica BlackRock Natural Resources—a natural-resources stock fund the portfolio has long held as a proxy for commodity exposure—was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than the BlackRock version was.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock-picking skill has been less of a differentiator among investment managers. As the major market inflections of the 2008-2010 period recede into the past, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	14.95%	2.33%	5.08%	05/01/2002
Wilshire 5000*	17.87%	3.21%	4.96%

Service Class	14.65%	2.09%	7.83%	05/01/2003

NOTES

*	The Wilshire 5000 Total Market Index (“Wilshire 5000”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid During	Ending	Expenses Paid During	Annualized
Fund Name	Account Value	Value	Period (A)	Account Value	Period (A)	Expense Ratio (C)

Transamerica Asset Allocation — Growth VP
Initial Class	$1,000.00	$1,241.90	$0.79	$1,024.50	$0.71	0.14%
Service Class	1,000.00	1,241.10	2.20	1,023.24	1.99	0.39

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

	% of Net
Asset Type	Assets

U.S. Stocks	57.5%
Global/International Stocks	22.2
Tactical and Specialty	11.8
Capital Markets	8.4
Capital Preservation	0.1
Bonds	0.0	*
Other Assets and Liabilities — Net	(0.0	)*

Total	100.0%

*	Rounds to less than 0.01% or (0.01%)

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 0.0% ¥
Transamerica JPMorgan Core Bond €	3,497	$36
Capital Markets - 8.4%
Transamerica WMC Quality Value €	8,488,959	90,917
Capital Preservation - 0.1%
Transamerica Money Market VP ж	586,373	586
Global/International Stocks - 22.2%
Transamerica Hansberger International Value €	1,754,044	13,980
Transamerica MFS International Equity €	2,664,669	23,502
Transamerica Neuberger Berman International €	4,931,918	45,670
Transamerica Oppenheimer Developing Markets €	4,065,781	56,962
Transamerica Schroders International Small Cap €	4,529,628	45,976
Transamerica Thornburg International Value €	3,600,799	40,905
Transamerica WMC Emerging Markets €	1,002,742	14,058
Tactical and Specialty - 11.8%
Transamerica BlackRock Global Allocation €	2,993,680	33,230
Transamerica BNY Mellon Market Neutral Strategy ‡ €	722,157	5,922
Transamerica Clarion Global Real Estate Securities VP ж	5,337,294	60,312
Transamerica Federated Market Opportunity VP ж	485,749	5,678
Transamerica First Quadrant Global Macro ‡ €	1,681,584	9,972
Transamerica Goldman Sachs Commodity Strategy €	1,158,330	13,054
U.S. Stocks - 57.5%
Transamerica BlackRock Large Cap Value VP ж	8,732,707	$119,200
Transamerica Diversified Equity VP ж	745,215	15,061
Transamerica Growth Opportunities VP ж	1,256,892	17,999
Transamerica Jennison Growth €	417,892	5,203
Transamerica Jennison Growth VP ж	23,061,815	182,187
Transamerica JPMorgan Mid Cap Value VP ж	2,226,895	29,952
Transamerica Morgan Stanley Mid-Cap Growth €	1,669,011	21,931
Transamerica Morgan Stanley Small Company Growth €	1,377,778	17,140
Transamerica Oppenheimer Small- & Mid- Cap Value €	2,454,402	24,888
Transamerica Third Avenue Value €	1,630,154	37,021
Transamerica UBS Large Cap Value €	5,809,982	56,415
Transamerica WMC Diversified Growth VP ж	4,294,788	96,460

Total Investment Companies (cost $1,088,359) #		1,084,217
Other Assets and Liabilities — Net		(189)

Net Assets		$1,084,028

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

ж	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

‡	Non-income producing security.

¥	Percentage rounds to less than 0.1%

#	Aggregate cost for federal income tax purposes is $1,092,195. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $69,710 and $77,688, respectively. Net unrealized depreciation for tax purposes is $7,978.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$1,084,217	$—	$—	$1,084,217

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies at value (cost: $1,088,359)	$1,084,217
Receivables:
Investment securities sold	3,079
Shares sold	132
Dividends	—	(A)
Prepaid expenses	9

	1,087,437

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	3,210
Management and advisory fees	91
Distribution and service fees	50
Transfer agent fees	1
Administration fees	11
Audit and tax fees	4
Printing and shareholder reports fees	24
Other	18

	3,409

Net assets	$1,084,028

Net assets consist of:
Capital stock ($.01 par value)	$1,247
Additional paid-in capital	1,319,982
Undistributed (accumulated) net investment income (loss)	11,739
Undistributed (accumulated) net realized gain (loss) from investments in affiliated investment companies	(244,798)
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	(4,142)

Net assets	$1,084,028

Net assets by class:
Initial Class	$844,916
Service Class	239,112
Shares outstanding:
Initial Class	97,067
Service Class	27,672
Net asset value and offering price per share:
Initial Class	$8.70
Service Class	8.64

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$13,640

Expenses:
Management and advisory	995
Printing and shareholder reports	89
Custody	33
Administration	124
Legal	54
Audit and tax	11
Trustees	35
Transfer agent	9
Distribution and service:
Service Class	530
Other	21

Total expenses	1,901

Net investment income	11,739

Net realized gain (loss) from:
Investments in affiliated investment companies	(74,781)
Distributions from investments in affiliated investment companies	3,613

(71,168)

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	197,204

Net realized and unrealized gain on investments in affiliated investment companies	126,036

Net increase In net assets resulting from operations	$137,775

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$11,739	$10,168
Net realized gain (loss) from investments and distributions from investments in affiliated investment companies	(71,168)	(78,187)
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	197,204	300,247

Net increase in net assets resulting from operations	137,775	232,228

Distributions to shareholders:
From net investment income:
Initial Class	(8,360)	(19,222)
Service Class	(1,808)	(4,113)

	(10,168)	(23,335)

From net realized gains:
Initial Class	—	(57,946)
Service Class	—	(14,655)

	—	(72,601)

Total distributions to shareholders	(10,168)	(95,936)

Capital share transactions:
Proceeds from shares sold:
Initial Class	59,138	69,507
Service Class	56,249	42,423

	115,387	111,930

Dividends and distributions reinvested:
Initial Class	8,360	77,168
Service Class	1,808	18,768

	10,168	95,936

Cost of shares redeemed:
Initial Class	(132,756)	(106,333)
Service Class	(60,498)	(43,344)

	(193,254)	(149,677)

Net increase (decrease) in net assets resulting from capital shares transactions	(67,699)	58,189

Net increase in net assets	59,908	194,481

Net assets:
Beginning of year	1,024,120	829,639

End of year	$1,084,028	$1,024,120

Undistributed net investment income	$11,739	$10,168

Share activity:
Shares issued:
Initial Class	7,452	10,169
Service Class	7,095	5,911

	14,547	16,080

Shares issued-reinvested from distributions:
Initial Class	1,169	11,008
Service Class	255	2,697

	1,424	13,705

Shares redeemed:
Initial Class	(17,154)	(15,828)
Service Class	(7,965)	(6,600)

	(25,119)	(22,428)

Net increase (decrease) in shares outstanding:
Initial Class	(8,533)	5,349
Service Class	(615)	2,008

	(9,148)	7,357

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.66	$6.57	$13.77	$13.63	$12.84
Investment operations
Net investment income(A),(B)	0.10	0.09	0.20	0.28	0.37
Net realized and unrealized gain (loss)	1.03	1.80	(5.02)	0.75	1.52

Total operations	1.13	1.89	(4.82)	1.03	1.89

Distributions
From net investment income	(0.09)	(0.20)	(0.30)	(0.33)	(0.13)
From net realized gains	—	(0.60)	(2.08)	(0.56)	(0.97)

Total distributions	(0.09)	(0.80)	(2.38)	(0.89)	(1.10)

Net asset value
End of year	$8.70	$7.66	$6.57	$13.77	$13.63

Total return(C)	14.95%	29.82%	(39.63)%	7.76%	15.62%

Net assets end of year (000’s)	$844,916	$808,954	$658,400	$1,260,779	$1,198,596
Ratio and supplemental data
Expenses to average net assets(D)	0.14%	0.14%	0.14%	0.13%	0.14%
Net investment income, to average net assets(B)	1.23%	1.21%	1.94%	2.00%	2.75%
Portfolio turnover rate(E)	16%	18%	19%	26%	4%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.61	$6.52	$13.67	$13.54	$12.78
Investment operations
Net investment income(A),(B)	0.08	0.06	0.17	0.26	0.34
Net realized and unrealized gain (loss)	1.02	1.79	(4.97)	0.73	1.50

Total operations	1.10	1.85	(4.80)	0.99	1.84

Distributions
From net investment income	(0.07)	(0.17)	(0.27)	(0.30)	(0.11)
From net realized gains	—	(0.59)	(2.08)	(0.56)	(0.97)

Total distributions	(0.07)	(0.76)	(2.35)	(0.86)	(1.08)

Net asset value
End of year	$8.64	$7.61	$6.52	$13.67	$13.54

Total return(C)	14.65%	29.54%	(39.75)%	7.54%	15.28%

Net assets end of year (000’s)	$239,112	$215,166	$171,239	$411,079	$338,769
Ratio and supplemental data
Expenses to average net assets(D)	0.39%	0.39%	0.39%	0.38%	0.39%
Net investment income, to average net assets(B)	0.99%	0.98%	1.51%	1.86%	2.54%
Portfolio turnover rate(E)	16%	18%	19%	26%	4%

(A)	Calculated based on average number of shares outstanding.

(B)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Does not include expenses of the investment companies in which the fund invests.

(E)	Does not include the portfolio activity of the underlying affiliated funds.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Asset Allocation — Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.

This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON
International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.10% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$159,477
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	221,997
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$46,708	December 31, 2017
77,686	December 31, 2018

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$10,168
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	23,335
Long-term Capital Gain	72,601
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$11,739

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(124,394)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$(7,978)

Other Temporary Differences	$(116,568)

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Asset Allocation — Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Asset Allocation — Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Asset Allocation — Growth VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
(unaudited)
MARKET ENVIRONMENT
In 2010, the equity markets added to the rebound that began in the spring of 2009. In the U.S., the Standard & Poor’ 500 Composite Stock Index (“S&P 500”) gained 15.06% for the year. Small-cap stocks delivered even stronger results as the Russell 2000® Index rose 26.86% for 2010.
Markets overcame several obstacles during the course of the year. In the spring, the Greek debt crisis evolved into broad concern about the finances of a number of other peripheral European Union (“EU”) members. Investors began to question the long-term survivability of the EU itself, at least in its present form, and near-term growth prospects for the region were generally lowered. Around the same time, second-quarter U.S. Gross Domestic Product (“GDP”) growth came in at a modest 1.7% as the anticipated benefits of fiscal stimulus did not fully materialize. Unemployment stayed stubbornly high and housing remained shaky. After a difficult August, Federal Reserve Board (“Fed”) chief Ben Bernanke indicated the Fed may make additional purchases of long-term bonds—a form of quantitative easing. The final plan announced in November, which became known as QE2, projects the purchase of $600 billion in Treasury bonds in monthly increments through June 2011.
The QE2 talk seemed to pay early dividends as interest rates fell and stocks rallied in September. Meanwhile, the economic news brightened through year-end. Third-quarter GDP growth rose to 2.6%, consumer spending beat expectations during the holiday season, the job market flashed encouraging signs, and President Obama signed a tax deal to extend the Bush tax cuts and reduce payroll taxes.
International equities generally lagged behind U.S. stocks in 2010. European stocks suffered through the Greek debt crisis early in the year and then stumbled again in November as Ireland succumbed to pressure and accepted a bailout from the European Central Bank. Emerging markets delivered divergent performances. As measured by the Morgan Stanley Capital International (MSCI”) country indices, China gained just 4.6% in 2010 as the country took steps to slow its rampant growth and stem inflationary fears. Brazil rose 6.5% amid the election of a new president. Russia gained 19.1% on rising oil prices. India soared 21% to lead the pack with large inflows from foreign investors lifting prices.
Fixed-income investments performed well for most of the year as corporate profits recovered while interest rates fell. With QE2 looming, the yield on the 10-year Treasury dropped down to 2.39% in early October. But it rose again toward the end of the year as the improving economy and rich bond prices led to a sell-off. Overall, the Barclays Capital U.S. Aggregate Bond Index gained 6.54% in 2010, despite losing 1.3% in the fourth quarter.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Asset Allocation-Moderate VP Initial Class returned 10.37%. By comparison, its primary and secondary benchmarks, the Wilshire 5000 Total Market Index and the Barclays Capital U.S. Aggregate Bond Index, returned 17.87% and 6.54%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 50% equity and 50% fixed-income securities (including cash) under normal market conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes emerging markets and global real estate. The goal is to provide investors one-stop participation in the broad financial market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each asset class and style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the managers’ relative merit.
During the year, the portfolio benefited from its small- and mid-cap equity exposure, both in the U.S and abroad. Such stocks made up about 27% of the equity portion of the portfolio (or about 13% of the total portfolio) at the end of the year. The small-cap Russell 2000® Index and the Russell Midcap® Growth Index each rose more than 25%, and the MSCI EAFE Small Cap Index of international small caps was up 22.04%. Several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Growth Opportunities and Transamerica Morgan Stanley Mid Cap Growth particularly outperforming. Given that the year rewarded economically sensitive securities, it is not surprising the portfolio’s emerging-markets holdings (close to a third of the international-equity portfolio at year end) also gained strongly. Although international developed markets were hobbled relative to the U.S. by Europe’s debt problems and a decline in the euro, all but one of our international funds managed to outpace the broad MSCI EAFE index.
As was the case in the equity markets, economically sensitive bonds tended to outperform within the bond portfolio. The high-yield fund roughly doubled the index’s return. The highest-returning bond fund, however, was the opportunistic, multi-sector Transamerica Loomis Sayles Bond.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment was our domestic large-cap funds. Of the five domestic large-cap funds that have full-year records, only two of the growth funds—Transamerica Diversified Equity and Transamerica WMC Diversified Growth—managed to keep pace with the S&P 500’s gain, helped in part by the fact that growth stocks moderately outperformed the index during the year. In November a sixth domestic large-cap fund was made available to us, the newly created Transamerica WMC Quality Value, based on a Wellington Management Company strategy. We immediately began building a position in that fund, which complements the other large-cap holdings stylistically. Although the international holdings generally performed well in 2010, one of them—the formerly named Transamerica AllianceBernstein International Value—notably lagged. Indeed, that fund has struggled most of the past four years. In December, Transamerica replaced AllianceBernstein as sub-adviser on the fund with Hansberger Global Investors; the fund is now named Transamerica Hansberger International Value and we have maintained our position there.
During the year we exited several funds that Transamerica decided to close or merge, mostly in relation to upgrading the fund menu from which we draw. Part of that effort also involved adding attractive funds to the menu, such as the aforementioned Transamerica WMC Quality Value as well as Transamerica Diversified Equity (a more-diversified version of previous holding Transamerica Equity). In the spring and early summer we held the portfolio’s equity weighting below its normal 50% target as Europe’s debt problems made the markets volatile. The equity weight bottomed at 41% at mid-year; we subsequently raised the weight back to its full target. Also in response to Europe’s debt troubles, we maintained an underweight in European bonds while moderately overweighting debt in emerging markets, where the fundamentals are much stronger. We similarly underweighted developed-markets international equity relative to emerging-markets equity for much of the year.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the major market inflections of the 2008-2010 period recede into the past, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	10.37%	4.45%	5.85%	05/01/2002
Wilshire 5000*	17.87%	3.21%	4.96%
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%

Service Class	10.14%	4.21%	7.52%	05/01/2003

NOTES

*	The Wilshire 5000 Total Market Index (“ Wilshire 5000”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid During	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	Period (A)	Expense Ratio (C)

Transamerica Asset Allocation — Moderate VP
Initial Class	$1,000.00	$1,126.80	$0.75	$1,024.50	$0.71	0.14%
Service Class	1,000.00	1,125.70	2.09	1,023.24	1.99	0.39

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Bonds	37.8%
U.S. Stocks	28.8
Global/International Stocks	14.8
Tactical and Specialty	7.5
Inflation-Protected Securities	6.5
Capital Markets	4.5
Capital Preservation	0.1
Other Assets and Liabilities — net	0.0 *

Total	100.0%

*	Rounds to less than (0.1%).

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 37.8%
Transamerica AEGON High Yield Bond €	3,429,709	$31,348
Transamerica Flexible Income €	2,574,930	23,123
Transamerica JPMorgan Core Bond €	30,089,934	307,820
Transamerica JPMorgan International Bond €	5,727,280	61,683
Transamerica Morgan Stanley Emerging Markets Debt €	5,733,345	59,741
Transamerica PIMCO Total Return VP ж	42,704,361	494,517
Transamerica Short-Term Bond €	24,810,400	254,555
Capital Markets - 4.5%
Transamerica WMC Quality Value €	13,710,001	146,834
Capital Preservation - 0.1%
Transamerica Money Market VP ж	4,239,158	4,239
Global/International Stocks - 14.8%
Transamerica Hansberger International Value €	3,891,818	31,018
Transamerica MFS International Equity €	11,384,711	100,413
Transamerica Neuberger Berman International €	6,597,435	61,092
Transamerica Oppenheimer Developing Markets €	5,149,720	72,148
Transamerica Schroders International Small Cap €	5,184,085	52,618
Transamerica Thornburg International Value €	10,647,566	120,956
Transamerica WMC Emerging Markets €	3,107,555	43,568
Inflation-Protected Securities - 6.5%
Transamerica PIMCO Real Return TIPS €	19,929,832	211,854
Tactical and Specialty - 7.5%
Transamerica BlackRock Global Allocation €	5,098,645	56,595
Transamerica Clarion Global Real Estate Securities VP ж	5,714,381	64,573
Transamerica Federated Market Opportunity VP ж	3,252,369	38,020
Transamerica Loomis Sayles Bond €	7,982,386	84,693
U.S. Stocks - 28.8%
Transamerica BlackRock Large Cap Value VP ж	14,183,464	$193,604
Transamerica Diversified Equity VP ж	1,739,055	35,146
Transamerica Growth Opportunities VP ж	1,593,278	22,816
Transamerica Jennison Growth €	11,604	144
Transamerica Jennison Growth VP ж	33,589,898	265,361
Transamerica JPMorgan Mid Cap Value VP ж	2,056,864	27,665
Transamerica Morgan Stanley Mid-Cap Growth €	2,187,247	28,740
Transamerica Morgan Stanley Small Company Growth €	2,763,933	34,383
Transamerica Oppenheimer Small- & Mid- Cap Value €	3,902,928	39,576
Transamerica Third Avenue Value €	1,661,874	37,741
Transamerica UBS Large Cap Value €	9,449,694	91,757
Transamerica WMC Diversified Growth VP ж	7,284,868	163,618

Total Investment Companies (cost $3,089,903) #		3,261,959
Other Assets and Liabilities — Net		(797)

Net Assets		$3,261,162

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

ж	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

#	Aggregate cost for federal income tax purposes is $3,097,294. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $207,678 and $43,013, respectively. Net unrealized appreciation for tax purposes is $164,665.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$3,261,959	$—	$—	$3,261,959

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies at value (cost: $3,089,903)	$3,261,959
Receivables:
Investment securities sold	234
Shares sold	765
Dividends	52
Prepaid expenses	30

3,263,040

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	25
Shares redeemed	999
Management and advisory fees	274
Distribution and service fees	458
Transfer agent fees	2
Administration fees	34
Audit and tax fees	4
Printing and shareholder reports fees	29
Other	53

1,878

Net assets	$3,261,162

Net assets consist of:
Capital stock ($.01 par value)	$3,137
Additional paid-in capital	3,295,632
Undistributed (accumulated) net investment income (loss)	77,903
Undistributed (accumulated) net realized gain (loss) from investments in affiliated investment companies	(287,566)
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	172,056

Net assets	$3,261,162

Net assets by class:
Initial Class	$1,083,121
Service Class	2,178,041
Shares outstanding:
Initial Class	103,610
Service Class	210,088
Net asset value and offering price per share:
Initial Class	$10.45
Service Class	10.37
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$86,847
Expenses:
Management and advisory	3,029
Printing and shareholder reports	157
Custody	87
Administration	379
Legal	164
Audit and tax	14
Trustees	108
Transfer agent	28
Distribution and service:
Service Class	4,916
Other	62

Total expenses	8,944

Net investment income	77,903

Net realized gain (loss) from:
Investments in affiliated investment companies	(111,200)
Distributions from investments in affiliated investment companies	18,749

(92,451)

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	312,987

Net realized and unrealized gain on investments in affiliated investment companies	220,536

Net increase In net assets resulting from operations	$298,439

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$77,903	$87,979
Net realized gain (loss) from investments and distributions from investments in affiliated investment companies	(92,451)	(92,468)
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	312,987	586,824

Net increase in net assets resulting from operations	298,439	582,335

Distributions to shareholders:
From net investment income:
Initial Class	(31,586)	(42,637)
Service Class	(56,392)	(62,682)

	(87,978)	(105,319)

From net realized gains:
Initial Class	—	(37,327)
Service Class	—	(57,928)

	—	(95,255)

Total distributions to shareholders	(87,978)	(200,574)

Capital share transactions:
Proceeds from shares sold:
Initial Class	117,995	129,762
Service Class	321,051	425,912

	439,046	555,674

Dividends and distributions reinvested:
Initial Class	31,586	79,964
Service Class	56,392	120,610

	87,978	200,574

Cost of shares redeemed:
Initial Class	(240,197)	(216,831)
Service Class	(180,182)	(124,491)

	(420,379)	(341,322)

Net increase in net assets resulting from capital shares transactions	106,645	414,926

Net increase in net assets	317,106	796,687

Net assets:
Beginning of year	2,944,056	2,147,369

End of year	$3,261,162	$2,944,056

Undistributed net investment income	$77,903	$87,978

Share activity:
Shares issued:
Initial Class	11,813	14,481
Service Class	32,429	47,580

	44,242	62,061

Shares issued-reinvested from
distributions:
Initial Class	3,332	8,778
Service Class	5,993	13,327

	9,325	22,105

Shares redeemed:
Initial Class	(24,307)	(25,034)
Service Class	(18,357)	(14,262)
	(42,664)	(39,296)
Net increase (decrease) in shares outstanding:
Initial Class	(9,162)	(1,775)
Service Class	20,065	46,645

	10,903	44,870

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

	Initial Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.77	$8.36	$12.90	$12.66	$12.24
Investment operations
Net investment income(A),(B)	0.27	0.32	0.50	0.40	0.44
Net realized and unrealized gain (loss)	0.71	1.83	(3.59)	0.57	0.89

Total operations	0.98	2.15	(3.09)	0.97	1.33

Distributions
From net investment income	(0.30)	(0.39)	(0.37)	(0.39)	(0.33)
From net realized gains	—	(0.35)	(1.08)	(0.34)	(0.58)

Total distributions	(0.30)	(0.74)	(1.45)	(0.73)	(0.91)

Net asset value
End of year	$10.45	$9.77	$8.36	$12.90	$12.66

Total return(C)	10 .37%	26.40%	(25.96)%	7 .95%	11 .48%

Net assets end of year (000’s)	$1,083,121	$1,101,652	$957,157	$1,550,984	$1,591,304
Ratio and supplemental data
Expenses to average net assets(D)	0 .13%	0.13%	0 .13%	0 .13%	0 .13%
Net investment income, to average net assets(B)	2 .68%	3.63%	4 .50%	3 .10%	3 .53%
Portfolio turnover rate(E)	32%	18%	23%	20%	3%

For a share outstanding throughout each period
	Service Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.70	$8.30	$12.83	$12.60	$12.20
Investment operations
Net investment income(A),(B)	0.25	0.32	0.37	0.39	0.43
Net realized and unrealized gain (loss)	0.70	1.80	(3.47)	0.55	0.87

Total operations	0.95	2.12	(3.10)	0.94	1.30

Distributions
From net investment income	(0.28)	(0.37)	(0.35)	(0.37)	(0.32)
From net realized gains	—	(0.35)	(1.08)	(0.34)	(0.58)

Total distributions	(0.28)	(0.72)	(1.43)	(0.71)	(0.90)

Net asset value
End of year	$10.37	$9.70	$8.30	$12.83	$12.60

Total return(C)	10 .14%	26.20%	(26.19)%	7 .73%	11 .21%

Net assets end of year(000’s)	$2,178,041	$1,842,404	$1,190,212	$1,452,693	$1,043,139
Ratio and supplemental data
Expenses to average net assets(D)	0 .38%	0.38%	0 .38%	0 .38%	0 .38%
Net investment income, to average net assets(B)	2 .50%	3.54%	3 .36%	3 .03%	3 .44%
Portfolio turnover rate(E)	32%	18%	23%	20%	3%

(A)	Calculated based on average number of shares outstanding.

(B)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Does not include expenses of the investment companies in which the fund invests. (E) Does not include the portfolio activity of the underlying affiliated funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Asset Allocation — Moderate VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.10% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$1,085,067
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	969,685
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$33,330	December 31, 2017

28,733	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$87,978
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	105,319
Long-term Capital Gain	95,255

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$77,903

Undistributed Long-term Capital Gain	$0

Capital Loss Carryforward	$(62,063)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$164,665

Other Temporary Differences	$(218,112)

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Asset Allocation — Moderate VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Asset Allocation — Moderate VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Asset Allocation — Moderate VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
(unaudited)
MARKET ENVIRONMENT
In 2010, the equity markets added to the rebound that began in the spring of 2009. In the U.S., the Standard & Poor’ 500 Composite Stock Index (“S&P 500”) gained 15.06% for the year. Small-cap stocks delivered even stronger results as the Russell 2000® Index rose 26.86% for 2010.
Markets overcame several obstacles during the course of the year. In the spring, the Greek debt crisis evolved into broad concern about the finances of a number of other peripheral European Union (“EU”) members. Investors began to question the long-term survivability of the EU itself, at least in its present form, and near-term growth prospects for the region were generally lowered. Around the same time, second-quarter U.S. Gross Domestic Product (“GDP”) growth came in at a modest 1.7% as the anticipated benefits of fiscal stimulus did not fully materialize. Unemployment stayed stubbornly high and housing remained shaky. After a difficult August, Federal Reserve Board (“Fed”) chief Ben Bernanke indicated the Fed may make additional purchases of long-term bonds—a form of quantitative easing. The final plan announced in November, which became known as QE2, projects the purchase of $600 billion in Treasury bonds in monthly increments through June 2011.
The QE2 talk seemed to pay early dividends as interest rates fell and stocks rallied in September. Meanwhile, the economic news brightened through year-end. Third-quarter GDP growth rose to 2.6%, consumer spending beat expectations during the holiday season, the job market flashed encouraging signs, and President Obama signed a tax deal to extend the Bush tax cuts and reduce payroll taxes.
International equities generally lagged behind U.S. stocks in 2010. European stocks suffered through the Greek debt crisis early in the year and then stumbled again in November as Ireland succumbed to pressure and accepted a bailout from the European Central Bank. Emerging markets delivered divergent performances. As measured by the Morgan Stanley Capital International (MSCI”) country indices, China gained just 4.6% in 2010 as the country took steps to slow its rampant growth and stem inflationary fears. Brazil rose 6.5% amid the election of a new president. Russia gained 19.1% on rising oil prices. India soared 21% to lead the pack with large inflows from foreign investors lifting prices.
Fixed-income investments performed well for most of the year as corporate profits recovered while interest rates fell. With QE2 looming, the yield on the 10-year Treasury dropped down to 2.39% in early October. But it rose again toward the end of the year as the improving economy and rich bond prices led to a sell-off. Overall, the Barclays Capital U.S. Aggregate Bond Index gained 6.54% in 2010, despite losing 1.3% in the fourth quarter.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Asset Allocation-Moderate Growth VP Initial Class returned 12.73%. By comparison, its primary and secondary benchmarks, the Wilshire 5000 Total Market Index and the Barclays Capital U.S. Aggregate Bond Index, returned 17.87% and 6.54%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 70% equity and 30% fixed-income securities (including cash) under normal market conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes emerging markets and global real estate. The goal is to provide investors one-stop participation in the broad financial market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each asset class and style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the managers’ relative merit.
During the year, the portfolio benefited from its small- and mid-cap equity exposure, both in the U.S and abroad. Such stocks made up about 29% of the equity portion of the portfolio (or about 20% of the total portfolio) at the end of the year. The small-cap Russell 2000® Index and the Russell Midcap® Growth Index each rose more than 25%, and the MSCI EAFE Small Cap Index of international small caps was up 22.04%. Several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Growth Opportunities and Transamerica Morgan Stanley Mid-Cap Growth particularly outperforming. Given that the year rewarded economically sensitive securities, it is not surprising the portfolio’s emerging-markets holdings (nearly a third of the international-equity portfolio at year end) also gained strongly. Although international developed markets were hobbled relative to the U.S. by Europe’s debt problems and a decline in the euro, all but one of our international funds managed to outpace the broad MSCI EAFE index.
As was the case in the equity markets, economically sensitive bonds tended to outperform within the bond portfolio. The high-yield fund roughly doubled the index’s return. The highest-returning bond fund, however, was the opportunistic, multi-sector Transamerica Loomis Sayles Bond.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment was our domestic large-cap funds, which as core holdings are all sizable positions. Of the five domestic large-cap funds that have full-year records, only two of the growth funds—Transamerica Diversified Equity and Transamerica WMC Diversified Growth—managed to keep pace with the S&P 500’s gain, helped in part by the fact that growth stocks moderately outperformed the index during the year. In November a sixth domestic large-cap fund was made available to us, the newly created Transamerica WMC Quality Value, based on a Wellington Management Company strategy. We immediately began building a significant position in that fund, which complements the other large-cap holdings stylistically and also helps reduce the position sizes within the domestic large-cap area. Although the international holdings generally performed well in 2010, one of them—the formerly named Transamerica AllianceBernstein International Value—notably lagged. Indeed, that fund has struggled most of the past four years. In December, Transamerica replaced AllianceBernstein as sub-adviser on the fund with Hansberger Global Investors; the fund is now named Transamerica Hansberger International Value and we have maintained our position there.
During the year we exited several funds that Transamerica decided to close or merge, mostly in relation to upgrading the fund menu from which we draw. Part of that effort also involved adding attractive funds to the menu, such as the aforementioned Transamerica WMC Quality Value as well as Transamerica Diversified Equity (a more-diversified version of previous holding Transamerica Equity). In the spring and early summer we held the portfolio’s equity weighting below its normal 70% target as Europe’s debt problems made the markets volatile. The equity weight bottomed at 62% at mid-year; we subsequently raised the weight back to its full target. Also in response to Europe’s debt troubles, we maintained an underweight in European bonds while moderately overweighting debt in emerging markets, where the fundamentals are much stronger. We similarly underweighted developed-markets international equity relative to emerging-markets equity for much of the year.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the major market inflections of the 2008-2010 period recede into the past, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	12.73%	3.58%	5.66%	05/01/2002
Wilshire 5000*	17.87%	3.21%	4.96%
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%

Service Class	12.40%	3.32%	7.84%	05/01/2003

NOTES

*	The Wilshire 5000 Total Market Index (“ Wilshire 5000”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid During	Annualized Expense
Fund Name	Account Value	Value	During Period (A)	Value	Period (A)	Ratio (C)

Transamerica Asset Allocation — Moderate Growth VP
Initial Class	$1,000.00	$1,176.20	$0.77	$1,024.50	$0.71	0.14%
Service Class	1,000.00	1,174.60	2.14	1,023.24	1.99	0.39

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

U.S. Stocks	41.1%
Bonds	22.8
Global/International Stocks	19.2
Tactical and Specialty	8.2
Capital Markets	5.8
Inflation-Protected Securities	2.8
Capital Preservation	0.1
Other Assets and Liabilities — Net	0.0 *

Total	100.0%

*	Rounds to less than (0.1%).

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 22.8%
Transamerica AEGON High Yield Bond €	3,134,158	$28,646
Transamerica Flexible Income €	1,853,681	16,646
Transamerica JPMorgan Core Bond €	27,723,318	283,610
Transamerica JPMorgan International Bond €	15,795,289	170,115
Transamerica Morgan Stanley Emerging Markets Debt €	6,455,637	67,268
Transamerica PIMCO Total Return VP ж	35,529,944	411,437
Transamerica Short-Term Bond €	18,823,241	193,126
Capital Markets - 5.8%
Transamerica WMC Quality Value €	27,905,938	298,873
Capital Preservation - 0.1%
Transamerica Money Market VP ж	6,176,218	6,176
Global/International Stocks - 19.2%
Transamerica Hansberger International Value €	6,411,667	51,101
Transamerica MFS International Equity €	13,582,350	119,796
Transamerica Neuberger Berman International €	15,727,837	145,640
Transamerica Oppenheimer Developing Markets €	13,103,408	183,579
Transamerica Schroders International Small Cap €	14,557,556	147,759
Transamerica Thornburg International Value €	22,492,619	255,516
Transamerica WMC Emerging Markets €	5,894,242	82,637
Inflation-Protected Securities - 2.8%
Transamerica PIMCO Real Return TIPS €	13,534,136	143,868
Tactical and Specialty - 8.2%
Transamerica BlackRock Global Allocation €	12,998,440	144,283
Transamerica Clarion Global Real Estate Securities VP ж	16,871,351	190,647
Transamerica Federated Market Opportunity VP ж	3,023,645	35,346
Transamerica Loomis Sayles Bond €	4,634,989	49,177
U.S. Stocks - 41.1%
Transamerica BlackRock Large Cap Value VP ж	29,681,871	$405,158
Transamerica Diversified Equity VP ж	2,916,737	58,947
Transamerica Growth Opportunities VP ж	2,913,597	41,723
Transamerica Jennison Growth €	16,856	210
Transamerica Jennison Growth VP ж	83,488,532	659,560
Transamerica JPMorgan Mid Cap Value VP ж	7,831,685	105,336
Transamerica Morgan Stanley Mid-Cap Growth €	8,207,139	107,842
Transamerica Morgan Stanley Small Company Growth €	4,760,392	59,219
Transamerica Oppenheimer Small- & Mid- Cap Value €	9,731,970	98,682
Transamerica Third Avenue Value €	4,472,324	101,566
Transamerica UBS Large Cap Value €	19,123,191	185,686
Transamerica WMC Diversified Growth VP ж	13,288,741	298,465

Total Investment Companies (cost $5,064,086) #		5,147,640
Other Assets and Liabilities — Net		(1,336)

Net Assets		$5,146,304

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

ж	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

#	Aggregate cost for federal income tax purposes is $5,073,663. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $313,865 and $239,888, respectively. Net unrealized appreciation for tax purposes is $73,977.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$5,147,640	$—	$—	$5,147,640

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies at value (cost: $5,064,086)	$5,147,640
Receivables:
Shares sold	1,321
Dividends	39
Prepaid expenses	47

5,149,047

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	836
Shares redeemed	505
Management and advisory fees	431
Distribution and service fees	775
Transfer agent fees	3
Administration fees	54
Audit and tax fees	4
Printing and shareholder reports fees	53
Other	82

2,743

Net assets	$5,146,304

Net assets consist of:
Capital stock ($.01 par value)	$4,900
Additional paid-in capital	5,448,912
Undistributed (accumulated) net investment income (loss)	95,348
Undistributed (accumulated) net realized gain (loss) from investments in affiliated investment companies	(486,410)
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	83,554

Net assets	$5,146,304

Net assets by class:
Initial Class	$1,442,467
Service Class	3,703,837
Shares outstanding:
Initial Class	136,320
Service Class	353,709
Net asset value and offering price per share:
Initial Class	$10.58
Service Class	10.47
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$110,135

Expenses:
Management and advisory	4,765
Printing and shareholder reports	251
Custody	132
Administration	595
Legal	259
Audit and tax	18
Trustees	170
Transfer agent	44
Distribution and service:
Service Class	8,455
Other	98

Total expenses	14,787

Net investment income	95,348

Net realized gain (loss) from:
Investments in affiliated investment companies	(195,473)
Distributions from investments in affiliated investment companies	24,625

(170,848)

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	639,882

Net realized and unrealized gain on investments in affiliated investment companies	469,034

Net increase In net assets resulting from operations	$564,382

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$95,348	$98,698
Net realized gain (loss) from investments and distributions from investments in affiliated investment companies	(170,848)	(130,781)
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	639,882	1,029,075

Net increase in net assets resulting from operations	564,382	996,992

Distributions to shareholders:
From net investment income:
Initial Class	(29,728)	(41,849)
Service Class	(68,970)	(86,691)

	(98,698)	(128,540)

From net realized gains:
Initial Class	—	(66,763)
Service Class	—	(148,653)

	—	(215,416)

Total distributions to shareholders	(98,698)	(343,956)

Capital share transactions:
Proceeds from shares sold:
Initial Class	99,501	113,843
Service Class	289,373	578,356

	388,874	692,199

Dividends and distributions reinvested:
Initial Class	29,728	108,612
Service Class	68,970	235,344

	98,698	343,956

Cost of shares redeemed:
Initial Class	(245,949)	(217,821)
Service Class	(276,508)	(161,582)

	(522,457)	(379,403)

Net increase (decrease) in net assets resulting from capital shares transactions	(34,885)	656,752

Net increase in net assets	430,799	1,309,788

Net assets:
Beginning of year	4,715,505	3,405,717

End of year	$5,146,304	$4,715,505

Undistributed net investment income	$95,348	$98,698

Share activity:
Shares issued:
Initial Class	10,020	12,900
Service Class	29,452	67,530

	39,472	80,430

Shares issued-reinvested from distributions:
Initial Class	3,228	12,218
Service Class	7,562	26,713

	10,790	38,931

Shares redeemed:
Initial Class	(25,283)	(26,069)
Service Class	(28,802)	(19,347)

	(54,085)	(45,416)

Net increase (decrease) in shares outstanding:
Initial Class	(12,035)	(951)
Service Class	8,212	74,896

	(3,823)	73,945

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

	Initial Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.61	$8.16	$14.07	$13.72	$12.80
Investment operations
Net investment income(A),(B)	0.21	0.23	0.34	0.37	0.43
Net realized and unrealized gain (loss)	0.98	2.00	(4.58)	0.67	1.27

Total operations	1.19	2.23	(4.24)	1.04	1.70

Distributions
From net investment income	(0.22)	(0.30)	(0.34)	(0.34)	(0.22)
From net realized gains	—	(0.48)	(1.33)	(0.35)	(0.56)

Total distributions	(0.22)	(0.78)	(1.67)	(0.69)	(0.78)

Net asset value
End of year	$10.58	$9.61	$8.16	$14.07	$13.72

Total return(C)	12.73%	28.16%	(32.76)%	7.81%	13.83%

Net assets end of year (000’s)	$1,442,467	$1,426,280	$1,217,825	$2,229,744	$2,277,269
Ratio and supplemental data
Expenses to average net assets(D)	0.13%	0.13%	0.13%	0.13%	0.13%
Net investment income, to average net assets(B)	2.13%	2.61%	2.94%	2.63%	3.25%
Portfolio turnover rate(E)	29%	13%	18%	24%	2%

For a share outstanding throughout each period
	Service Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$9.52	$8.09	$13.97	$13.64	$12.75
Investment operations
Net investment income(A),(B)	0.19	0.21	0.34	0.37	0.42
Net realized and unrealized gain (loss)	0.96	1.98	(4.58)	0.63	1.24

Total operations	1.15	2.19	(4.24)	1.00	1.66

Distributions
From net investment income	(0.20)	(0.28)	(0.32)	(0.32)	(0.21)
From net realized gains	—	(0.48)	(1.32)	(0.35)	(0.56)

Total distributions	(0.20)	(0.76)	(1.64)	(0.67)	(0.77)

Net asset value
End of year	$10.47	$9.52	$8.09	$13.97	$13.64

Total return(C)	12 .40%	27.87%	(32.92)%	7 .56%	13 .54%

Net assets end of year (000’s)	$3,703,837	$3,289,225	$2,187,892	$2,797,290	$1,823,589
Ratio and supplemental data
Expenses to average net assets(D)	0.38%	0.38%	0.38%	0.38%	0.38%
Net investment income, to average net assets(B)	1.94%	2.49%	2.99%	2.64%	3.15%
Portfolio turnover rate(E)	29%	13%	18%	24%	2%

(A)	Calculated based on average number of shares outstanding.

(B)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Does not include expenses of the investment companies in which the fund invests. (E) Does not include the portfolio activity of the underlying affiliated funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Asset Allocation — Moderate Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:
0.10% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$1,373,005
U.S. Government	—

Proceeds from maturities and sales of securities:
Long-term	1,386,550
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$84,412	December 31, 2017

103,515	December 31, 2018

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$98,698
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	128,540
Long-term Capital Gain	215,416
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$95,348

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(187,927)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$73,977

Other Temporary Differences	$(288,906)

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation — Moderate Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Asset Allocation — Moderate Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Asset Allocation — Moderate Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Asset Allocation — Moderate Growth VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Asset Allocation - Moderate Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
(unaudited)
MARKET ENVIRONMENT
The 12 months ended December 31, 2010, was a strong but at times volatile period in both the equity and fixed income markets. A broad trend toward global economic recovery and a return to more normal business activity in the U.S. were at times overshadowed by specific domestic and global events.
Economic recovery and investor confidence gained momentum early in the reporting period as the U.S. emerged from the worst recession in decades. Manufacturing showed signs of a revival, reflecting an uptick in new orders and some inventory replenishment. Although the unemployment rate remained high, jobless claims trended downward and leveled out, and temporary employment increased. However, the expiration of the first-time home buyers’ tax credit took some wind out of the housing recovery. Even though there were some signs of inflationary pressures, particularly among commodities prices, inflation remained benign.
By mid-spring, however, confidence eroded over concerns about slowing global and domestic growth. This, combined with the onset of a sovereign debt crisis in Europe, sparked a migration out of risky assets. Also weighing on U.S. markets was legislative action to increase regulation of the largest banks and financial institutions. U.S. and global investors sought the relative safety of U.S. Treasuries and, to a lesser extent, agency securities.
As the period came to a close, the announcement by the Federal Reserve Board (“Fed”) of a second round of quantitative easing (“QE2”) reversed investor concerns over the possibility of a double-dip recession, and equity securities rallied from mid-2010 lows. In addition, a more pro-business Congress as a result of the mid-term elections, the extension of Bush-era tax cuts, and improved retail sales further bolstered investor confidence. Additionally, continued growth in China, despite tighter monetary policy, is starting to convince investors that the global expansion is sustainable. During the fourth quarter 2010, despite the Fed’s announcement of QE2, Treasury rates rose. Short-maturity Treasury yields rose less than longer-dated Treasuries, reflecting market expectations of rising inflationary pressures in the future and an improved economic outlook—which helped corporate and mortgage bond spreads to rally.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Balanced VP Initial Class returned 24.12%. By comparison its primary and secondary benchmarks, the Standard & Poor’s 500 Composite Stock Index and the Barclays Capital U.S. Aggregate Bond Index, returned 15.06% and 6.54%, respectively.
STRATEGY REVIEW
During the period, Transamerica Balanced VP outperformed its blended benchmark. For the portfolio as a whole, a tactical asset allocation shift lowering our weighting to bonds and increasing our weighting to equities in late August positively contributed to performance.
For the equity segment, strong relative outperformance is attributable to stock selection in the consumer discretionary (i.e., BorgWarner, Inc.), producer durables and technology sectors. BorgWarner, Inc. continues to take market share as its turbo chargers answer the need for greater automotive fuel efficiency to meet new environmental standards. Additionally, the company is benefiting from the growth in total automobile production globally, driven by countries like China and India. Performance detractors included individual financial services holding Charles Schwab Corp. and underweighting and stock selection in the energy sector. Although Charles Schwab Corp. has been gaining market share over its competitors, record low interest rates have the potential to impact their earnings. As a result, we have been reducing the position.
On the fixed income side, overweighting corporate bonds and underweighting agency mortgage-backed securities (“MBS”) helped drive performance. Within the corporate sector, we trimmed fully valued, high-quality positions and less-liquid longer positions to reinvest in new opportunities, such as real estate investment trusts (“REIT”), commodity-oriented companies in metals and mining, and bonds backed by hard assets, such as enhanced equipment trust certificates (“EETC”) backed by aircraft. While underweight agency MBS, we increased our weighting to non-agency MBS through re-real estate mortgage investment conduits (“REMICs”) which performed well due to competitive yields and higher total-return opportunities. Our overweight positions in cell-phone tower commercial mortgage-backed securities also contributed to performance. Throughout the period, we maintained a shorter-than-index duration (i.e., sensitivity to interest rates) for the portfolio. At times, this was a detractor from performance as rates rallied. However, the impact of this positioning was more than offset by our sector exposures.
Kirk J. Kim
Greg D. Haendel, CFA
Derek S. Brown, CFA
Brian W. Westhoff, CFA
Peter O. Lopez

Co-Portfolio Managers Transamerica Investment Management, LLC
Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	24.12%	5.61%	6.34%	05/01/2002
S&P 500*	15.06%	2.29%	3.84%
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%

Service Class	23.88%	5.34%	7.32%	05/01/2003

NOTES

*	The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) and Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Balanced VP
Initial Class	$1,000.00	$1,260.80	$4.73	$1,021.02	$4.23	0.83%
Service Class	1,000.00	1,259.80	6.15	1,019.76	5.50	1.08

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	65.9%
Corporate Debt Securities	14.9
Mortgage-Backed Securities	4.2
U.S. Government Agency Obligations	3.6
Repurchase Agreement	3.4
Warrant	2.3
Asset-Backed Securities	2.3
Preferred Corporate Debt Securities	1.9
U.S. Government Obligations	1.1
Municipal Government Obligations	0.4
Securities Lending Collateral	0.1
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 1.1%
U.S. Treasury Bond
4.38%, 05/15/2040	$1,770	$1,779
U.S. Treasury Inflation Indexed Bond
1.75%, 01/15/2028	1,190	1,211
2.50%, 01/15/2029	1,340	1,520

Total U.S. Government Obligations (cost $4,074)		4,510

U.S. GOVERNMENT AGENCY OBLIGATIONS - 3.6%
Fannie Mae
5.00%, 05/01/2018- 03/01/2039	2,536	2,684
5.50%, 04/01/2037- 11/01/2038	1,751	1,881
6.00%, 08/01/2036- 12/01/2037	3,765	4,124
Freddie Mac
4.00%, 08/15/2028	1,139	1,186
5.00%, 04/01/2018- 07/01/2035	1,730	1,837
5.50%, 09/01/2018- 07/01/2037	1,457	1,570
6.00%, 12/01/2037	578	637
Freddie Mac, IO
5.00%, 08/01/2035	4,193	802

Total U.S. Government Agency Obligations (cost $14,191)		14,721

MORTGAGE-BACKED SECURITIES - 4.2%
American General Mortgage Loan Trust
Series 2009-1, Class A6
5.75%, 09/25/2048 - 144A *	1,000	1,038
American Tower Trust
Series 2007-1A, Class AFX
5.42%, 04/15/2037 - 144A	485	524
Series 2007-1A, Class C
5.62%, 04/15/2037 - 144A	1,340	1,414
BCAP LLC Trust
Series 2009-RR10, Class 2A1
3.08%, 08/26/2035 - 144A *	699	698
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037 - 144A *	489	501
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037 - 144A *	830	841
Series 2009-RR3, Class 2A1
5.56%, 05/26/2037 - 144A *	307	315
Series 2009-RR6, Class 2A1
5.32%, 08/26/2035 - 144A *	499	475
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036 - 144A *	889	922
Series 2010-RR6, Class 1A5
5.00%, 08/26/2022 - 144A *	476	480
Credit Suisse Mortgage Capital Certificates
Series 2009-16R, Class 11A1
7.00%, 08/26/2036 - 144A	531	560
Series 2010-15R, Class 2A1
3.50%, 05/26/2036 - 144A *	582	581
Series 2010-18R, Class 3A1
4.00%, 03/26/2037 - 144A	723	721
Jefferies & Co., Inc.
Series 2009-R2, Class 2A
6.23%, 12/26/2037 - 144A *	475	485
Series 2009-R7, Class 10A3
6.00%, 12/26/2036 - 144A	374	392
Series 2009-R7, Class 12A1
5.29%, 08/26/2036 - 144A *	440	442
Series 2009-R7, Class 1A1
5.53%, 02/26/2036 - 144A *	701	713
Series 2009-R7, Class 4A1
3.06%, 09/26/2034 - 144A *	701	700
Series 2009-R9, Class 1A1
5.72%, 08/26/2046 - 144A *	451	454
Series 2010-R3, Class 1A1
5.43%, 03/21/2036 - 144A *	556	553
Series 2010-R6, Class 1A1
4.00%, 09/26/2037 - 144A	489	497
JP Morgan Re-REMIC
Series 2009-7, Class 8A1
5.64%, 01/27/2047 - 144A *	488	485
Series 2010-4, Class 7A1
4.28%, 08/26/2035 - 144A *	755	762
WaMu Mortgage Pass-Through Certificates
Series 2003-S9, Class A6
5.25%, 10/25/2033	1,283	1,299
Wells Fargo Mortgage Backed Securities Trust
Series 2003-G, Class A1
4.10%, 06/25/2033 *	597	605
Series 2003-L, Class 1A2
4.50%, 11/25/2033 *	514	525
Wells Fargo Mortgage Loan Trust
Series 2010-RR1, Class 2A1
0.36%, 08/27/2047 - 144A *	465	459

Total Mortgage-Backed Securities (cost $16,700)		17,441

ASSET-BACKED SECURITIES - 2.3%
America West Airlines Pass-Through Trust
Series 2001-1, Class G
8.06%, 07/02/2020	1,088	1,150
American Airlines Pass-Through Trust
Series 2001-2, Class A2
7.86%, 10/01/2011	1,080	1,123
Continental Airlines Pass-Through Trust
Series 1997-1, Class A
7.46%, 04/01/2015	994	1,034
Series 2009-1
9.00%, 07/08/2016	384	439
Delta Air Lines, Inc.
Series 10-1A
6.20%, 07/02/2018	1,140	1,212
Dominos Pizza Master Issuer LLC
Series 2007-1, Class A2
5.26%, 04/25/2037 - 144A	800	821
Gazprom Via Gaz Capital SA
8.13%, 07/31/2014 - 144A	925	1,045
Northwest Airlines Pass-Through Trust
Series 2002-1, Class G2
6.26%, 11/20/2021	1,164	1,187
UAL Pass-Through Trust
Series 2009-1
10.40%, 11/01/2016	1,143	1,321

Total Asset-Backed Securities (cost $8,908)		9,332

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.4%
Rhode Island Economic Development Corp.
6.00%, 11/01/2015 §	705	697
State of California
7.95%, 03/01/2036	980	1,020

Total Municipal Government Obligations (cost $1,686)		1,717

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

		Principal	Value

PREFERRED CORPORATE DEBT SECURITIES - 1.9%
Capital Markets - 0.4%
State Street Capital Trust IV
1.30%, 06/15/2037 *		$1,990	$1,493
Commercial Banks - 0.9%
Barclays Bank PLC
8.55%, 06/15/2011 - 144A * Ž		330	328
PNC Financial Services Group, Inc.
8.25%, 05/21/2013 * Ž		1,020	1,088
Rabobank Nederland NV
11.00%, 06/30/2019 - 144A * Ž		890	1,151
Wells Fargo & Co.
Series K
7.98%, 03/15/2018 * Ž		1,070	1,129
Diversified Financial Services - 0.5%
JPMorgan Chase Capital XXV
Series Y
6.80%, 10/01/2037		810	835
ZFS Finance USA Trust II
6.45%, 06/15/2016 - 144A *		1,458	1,434
Insurance - 0.1%
Reinsurance Group of America, Inc.
Series A
6.75%, 12/15/2065 *		520	481

Total Preferred Corporate Debt Securities (cost $7,081)			7,939

CORPORATE DEBT SECURITIES - 14.9%
Auto Components - 0.2%
BorgWarner, Inc.
4.63%, 09/15/2020		660	652
Beverages - 0.1%
Anheuser-Busch InBev Worldwide, Inc.
9.75%, 11/17/2015	BRL	1,000	611
Building Products - 0.2%
Voto-Votorantim Overseas Trading Operations NV
6.63%, 09/25/2019 - 144A		$645	671
Chemicals - 0.1%
Nalco Co.
8.25%, 05/15/2017		520	564
Commercial Banks - 2.0%
Banco Santander Chile
3.75%, 09/22/2015 - 144A		720	701
Barclays Bank PLC
10.18%, 06/12/2021 - 144A		840	1,046
Fifth Third Bancorp
0.72%, 12/20/2016 *		1,250	1,129
First Tennessee Bank NA
4.63%, 05/15/2013		1,365	1,378
M&I Marshall & Ilsley Bank
5.00%, 01/17/2017		870	883
Regions Bank
7.50%, 05/15/2018		690	711
Regions Financial Corp.
5.75%, 06/15/2015		740	724
Silicon Valley Bank
6.05%, 06/01/2017		1,090	1,106
Zions Bancorporation
7.75%, 09/23/2014		745	777
Construction Materials - 0.2%
Cemex Finance LLC
9.50%, 12/14/2016 - 144A §		670	691
Consumer Finance - 0.2%
Block Financial LLC
7.88%, 01/15/2013		860	902
Containers & Packaging - 0.2%
Graphic Packaging International, Inc.
9.50%, 06/15/2017		520	567
Rexam PLC
6.75%, 06/01/2013 - 144A		255	278
Diversified Financial Services - 3.8%
Aviation Capital Group
7.13%, 10/15/2020 - 144A		1,250	1,256
Citigroup, Inc.
4.59%, 12/15/2015		1,185	1,235
Glencore Funding LLC
6.00%, 04/15/2014 - 144A		744	786
GTP Towers Issuer LLC
4.44%, 02/15/2015 - 144A		1,245	1,294
International Lease Finance Corp.
6.50%, 09/01/2014 - 144A		1,130	1,198
Irish Life & Permanent Group Holdings PLC
3.60%, 01/14/2013 - 144A		1,110	996
Marina District Finance Co., Inc.
9.50%, 10/15/2015 - 144A		585	575
NASDAQ OMX Group, Inc.
5.25%, 01/16/2018		1,098	1,108
Oaktree Capital Management, LP
6.75%, 12/02/2019 - 144A		1,070	1,095
QHP Royalty Sub LLC
10.25%, 03/15/2015 - 144A		429	433
Selkirk Cogen Funding Corp.
Series A
8.98%, 06/26/2012		536	558
Stone Street Trust
5.90%, 12/15/2015 - 144A		1,100	1,141
TNK-BP Finance SA
6.25%, 02/02/2015 - 144A		540	573
7.50%, 03/13/2013 - 144A		560	605
Unison Ground Lease Funding LLC
6.39%, 04/15/2020 - 144A		1,430	1,443
WCP Wireless Site Funding LLC
4.14%, 11/15/2015 - 144A		1,187	1,155
Energy Equipment & Services - 0.1%
Pride International, Inc.
6.88%, 08/15/2020		510	529
Food & Staples Retailing - 0.2%
Ingles Markets, Inc.
8.88%, 05/15/2017		610	653
Food Products - 0.4%
Lorillard Tobacco Co.
8.13%, 06/23/2019		990	1,102
Michael Foods, Inc.
9.75%, 07/15/2018 - 144A §		530	579
Hotels, Restaurants & Leisure - 0.4%
Hyatt Hotels Corp.
5.75%, 08/15/2015 - 144A		1,050	1,098
MGM Resorts International
6.75%, 09/01/2012		600	597
Insurance - 1.1%
Chubb Corp.
6.38%, 03/29/2067 *		785	818
Fidelity National Financial, Inc.
6.60%, 05/15/2017		705	703

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Insurance - (continued)
HCC Insurance Holdings, Inc.
6.30%, 11/15/2019	$1,120	$1,181
Liberty Mutual Group, Inc.
7.25%, 09/01/2012 - 144A	500	531
Pacific Life Insurance Co.
9.25%, 06/15/2039 - 144A	500	650
Reinsurance Group of America, Inc.
6.45%, 11/15/2019	530	559
Machinery - 0.2%
Kennametal, Inc.
7.20%, 06/15/2012	990	1,043
Metals & Mining - 0.2%
ArcelorMittal
5.25%, 08/05/2020	995	984
Multi-Utilities - 0.3%
Black Hills Corp.
5.88%, 07/15/2020	670	696
9.00%, 05/15/2014	616	707
Oil, Gas & Consumable Fuels - 0.3%
Lukoil International Finance BV
6.38%, 11/05/2014 - 144A	640	685
Petroleum Co., of Trinidad & Tobago, Ltd.
9.75%, 08/14/2019 - 144A	471	565
Paper & Forest Products - 0.4%
Celulosa Arauco y Constitucion SA
5.00%, 01/21/2021 - 144A	850	835
Exopack Holding Corp.
11.25%, 02/01/2014	700	726
Real Estate Investment Trusts - 2.9%
BRE Properties, Inc.
5.20%, 03/15/2021	1,185	1,196
Digital Realty Trust, LP
5.88%, 02/01/2020	1,070	1,089
Duke Realty, LP
7.38%, 02/15/2015	1,070	1,194
Entertainment Properties Trust
7.75%, 07/15/2020 - 144A	1,090	1,153
Healthcare Realty Trust, Inc.
6.50%, 01/17/2017	995	1,073
Kilroy Realty, LP
6.63%, 06/01/2020	1,200	1,194
PPF Funding, Inc.
5.35%, 04/15/2012 - 144A	1,355	1,381
Tanger Properties, LP
6.13%, 06/01/2020	550	590
6.15%, 11/15/2015	710	770
UDR, Inc.
5.50%, 04/01/2014	1,000	1,055
WEA Finance LLC
6.75%, 09/02/2019 - 144A	980	1,092
Real Estate Management & Development - 0.3%
Post Apartment Homes, LP
5.45%, 06/01/2012	305	315
6.30%, 06/01/2013	970	1,043
Trading Companies & Distributors - 0.2%
Noble Group, Ltd.
8.50%, 05/30/2013 - 144A	780	872
Wireless Telecommunication Services - 0.9%
Crown Castle Towers LLC
4.88%, 08/15/2020 - 144A	1,625	1,562
6.11%, 01/15/2020 - 144A	1,000	1,043
SBA Tower Trust
5.10%, 04/15/2017 - 144A	1,270	1,320

Total Corporate Debt Securities (cost $59,761)		62,025

	Shares	Value

COMMON STOCKS - 65.9%
Aerospace & Defense - 1.3%
Precision Castparts Corp.	37,598	5,234
Air Freight & Logistics - 2.9%
CH Robinson Worldwide, Inc.	84,529	6,779
Expeditors International of Washington, Inc.	92,536	5,052
Auto Components - 5.0%
BorgWarner, Inc. ‡	199,024	14,401
Johnson Controls, Inc.	167,089	6,383
Capital Markets - 3.1%
Charles Schwab Corp.	306,737	5,248
T. Rowe Price Group, Inc.	120,706	7,791
Chemicals - 0.9%
Sigma-Aldrich Corp.	55,863	3,718
Communications Equipment - 1.4%
QUALCOMM, Inc.	118,313	5,855
Computers & Peripherals - 3.2%
Apple, Inc. ‡	41,425	13,362
Diversified Financial Services - 1.9%
JPMorgan Chase & Co.	182,632	7,747
Electrical Equipment - 2.8%
Cooper Industries PLC - Class A	106,857	6,229
Emerson Electric Co.	96,280	5,504
Energy Equipment & Services - 1.6%
Core Laboratories NV	75,627	6,735
Food Products - 2.1%
Green Mountain Coffee Roasters, Inc. ‡	271,036	8,906
Hotels, Restaurants & Leisure - 1.3%
Chipotle Mexican Grill, Inc. ‡	26,222	5,576
Internet & Catalog Retail - 8.2%
Amazon.com, Inc. ‡	81,235	14,622
NetFlix, Inc. ‡	66,332	11,655
priceline.com, Inc. ‡	18,453	7,373
Internet Software & Services - 3.6%
Google, Inc. - Class A ‡	10,246	6,086
Rackspace Hosting, Inc. ‡	284,629	8,940
Machinery - 8.2%
Caterpillar, Inc.	104,502	9,788
Deere & Co.	49,970	4,150
Kennametal, Inc.	241,372	9,525
PACCAR, Inc.	184,744	10,607
Metals & Mining - 2.0%
Vale SA - Class B ADR ‡	238,975	8,261
Oil, Gas & Consumable Fuels - 2.6%
EOG Resources, Inc.	50,908	4,654
Petroleo Brasileiro SA ADR	154,008	5,827
Paper & Forest Products - 1.8%
Weyerhaeuser Co.	400,987	7,591

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Pharmaceuticals - 4.5%
Perrigo Co.	128,045	$8,109
Pfizer, Inc.	355,000	6,216
Teva Pharmaceutical Industries, Ltd.ADR	84,904	4,426
Professional Services - 1.4%
Robert Half International, Inc. ^	196,416	6,010
Road & Rail - 1.9%
Union Pacific Corp.	84,026	7,786
Software - 4.2%
Citrix Systems, Inc. ‡	128,225	8,772
Oracle Corp.	273,351	8,556

Total Common Stocks (cost $200,940)		273,474

WARRANT - 2.3%
Commercial Banks - 2.3%
Wells Fargo & Co. ‡
Expiration: 10/28/2018
Exercise Price: $34.01	864,840	9,565
Total Warrant (cost $6,816)
SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending
Trust - Prime Portfolio, 0.36% ▲	467,500	468
Total Securities Lending Collateral (cost $468)

	Principal	Value

REPURCHASE AGREEMENT - 3.4%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $13,903 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, with a value of $14,184.	$13,903	13,903
Total Repurchase Agreement (cost $13,903)

Total Investment Securities (cost $334,528) #		415,095
Other Assets and Liabilities - Net		(585)

Net Assets		$414,510

NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

§	Illiquid. At 12/31/2010, these securities had a market value $1,967, or 0.47%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $458.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $334,528. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $82,647 and $2,080, respectively. Net unrealized appreciation for tax purposes is $80,567.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $49,094, or 11.84%, of the fund’s net assets.

ADR	American Depositary Receipt

BRL	Brazilian Real

IO	Interest Only

REMIC	Real Estate Mortgage Investment Conduits (consist of a fixed pool of mortgages broken apart and marketed to investors as individual securities)
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$9,332	$—	$9,332
Common Stocks	262,314	11,160	—	273,474
Corporate Debt Securities	—	62,025	—	62,025
Mortgage-Backed Securities	—	17,441	—	17,441
Municipal Government Obligations	—	1,717	—	1,717
Preferred Corporate Debt Securities	—	7,939	—	7,939
Repurchase Agreement	—	13,903	—	13,903
Securities Lending Collateral	468	—	—	468
U.S. Government Agency Obligations	—	14,721	—	14,721
U.S. Government Obligations	—	4,510	—	4,510
Warrant	9,565	—	—	9,565
Total	$272,347	$142,748	$—	$415,095
Level 3 Rollforward - Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	12/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	12/31/2010
Mortgage-Backed Securities	$980	$(49)	$—	$4	$21	$(956)	$—
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $320,625)	$401,192
(including securities loaned of $458)
Repurchase agreement, at value (cost: $13,903)	13,903
Receivables:
Shares sold	180
Interest	1,283
Dividends	167
Dividend reclaims	2
Prepaid expenses	4

416,731

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,173
Shares redeemed	227
Management and advisory fees	260
Distribution and service fees	25
Administration fees	7
Printing and shareholder reports fees	42
Audit and tax fees	5
Other	14
Collateral for securities on loan	468

2,221

Net assets	$414,510

Net assets consist of:
Capital stock ($.01 par value)	$328
Additional paid-in capital	338,087
Undistributed (accumulated) net investment income (loss)	9,938
Undistributed (accumulated) net realized gain (loss) from investment securities	(14,411)
Net unrealized appreciation (depreciation) on:
Investment securities	80,567
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$414,510

Net assets by class:
Initial Class	$292,510
Service Class	122,000
Shares outstanding:
Initial Class	23,073
Service Class	9,708
Net asset value and offering price per share:
Initial Class	$12.68
Service Class	12.57
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $16)	$6,727
Interest income (including withholding taxes on foreign interest of $1)	5,674
Securities lending income (net)	64

12,465

Expenses:
Management and advisory	2,110
Printing and shareholder reports	63
Custody	50
Administration	56
Legal	17
Audit and tax	9
Trustees	10
Transfer agent	2
Distribution and service:
Service Class	213
Other	92

Total expenses	2,622

Net investment income	9,843

Net realized gain (loss) on transactions from:
Investment securities	17,537

Net increase in unrealized appreciation (depreciation) on:
Investment securities	34,200
Translation of assets and liabilities denominated in foreign currencies	1

Change in unrealized appreciation (depreciation)	34,201

Net realized and unrealized gain	51,738

Net increase in net assets resulting from operations	$61,581

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$9,843	$1,641
Net realized gain (loss) from investment securities	17,537	(6,218)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	34,201	24,027

Net increase in net assets resulting from operations	61,581	19,450

Distributions to shareholders:
From net investment income:
Initial Class	(1,308)	(696)
Service Class	(386)	(685)

	(1,694)	(1,381)

From net realized gains:
Initial Class	—	(562)
Service Class	—	(597)

	—	(1,159)

Total distributions to shareholders	(1,694)	(2,540)

Capital share transactions:
Proceeds from shares sold:
Initial Class	10,457	9,326
Service Class	37,272	30,995

	47,729	40,321

Proceeds from fund acquisition:
Initial Class	230,299	—
Service Class	24,599	—

	254,898	—

Dividends and distributions reinvested:
Initial Class	1,308	1,258
Service Class	386	1,282

	1,694	2,540

Cost of shares redeemed:
Initial Class	(35,445)	(9,742)
Service Class	(15,753)	(7,363)

	(51,198)	(17,105)

Net increase in net assets from capital shares transactions	253,123	25,756

Net increase in net assets	313,010	42,666

Net assets:
Beginning of year	101,500	58,834

End of year	$414,510	$101,500

Undistributed net investment income	$9,938	$1,675

Share activity:
Shares issued:
Initial Class	937	1,037
Service Class	3,385	3,496

	4,322	4,533

Shares issued on fund acquisition:
Initial Class	20,822	—
Service Class	2,243	—

	23,065	—

Shares issued-reinvested from distributions:
Initial Class	126	133
Service Class	38	137

	164	270

Shares redeemed:
Initial Class	(3,224)	(1,098)
Service Class	(1,469)	(821)

	(4,693)	(1,919)

Net increase (decrease) in shares outstanding:
Initial Class	18,661	72
Service Class	4,197	2,812

	22,858	2,884

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

	Initial Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.27	$8.38	$13.70	$12.25	$11.63
Investment operations
Net investment income(A)	0.41	0.21	0.22	0.19	0.16
Net realized and unrealized gain (loss)	2.05	1.97	(4.36)	1.47	0.88

Total operations	2.46	2.18	(4.14)	1.66	1.04

Distributions
From net investment income	(0.05)	(0.16)	(0.21)	(0.15)	(0.12)
From net realized gains	—	(0.13)	(0.97)	(0.06)	(0.30)

Total distributions	(0.05)	(0.29)	(1.18)	(0.21)	(0.42)

Net asset value
End of year	$12.68	$10.27	$8.38	$13.70	$12.25

Total return(B)	24.12%	26.30%	(32.40%)	13.61%	9.12%
Net assets end of year (000’s)	$292,510	$45,319	$36,361	$81,632	$71,949
Ratio and supplemental data
Expenses to average net assets	0.87%	0.91%	0.90%	0.89%	0.89%
Net investment income, to average net assets	3.75%	2.26%	1.89%	1.49%	1.32%
Portfolio turnover rate	69%	82%	67%	60%	47%
For a share outstanding throughout each period

	Service Class
	Year Ended December 31,
	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.19	$8.33	$13.64	$12.21	$11.61
Investment operations
Net investment income(A)	0.34	0.18	0.19	0.16	0.13
Net realized and unrealized gain (loss)	2.08	1.96	(4.34)	1.46	0.87

Total operations	2.42	2.14	(4.15)	1.62	1.00

Distributions
From net investment income	(0.04)	(0.15)	(0.19)	(0.13)	(0.10)
From net realized gains	—	(0.13)	(0.97)	(0.06)	(0.30)

Total distributions	(0.04)	(0.28)	(1.16)	(0.19)	(0.40)

Net asset value
End of year	$12.57	$10.19	$8.33	$13.64	$12.21

Total return(B)	23.88%	25.94%	(32.57%)	13.38%	8.74%
Net assets end of year (000’s)	$122,000	$56,181	$22,473	$20,711	$9,672
Ratio and supplemental data
Expenses to average net assets	1.12%	1.16%	1.15%	1.14%	1.14%
Net investment income, to average net assets	3.11%	1.98%	1.71%	1.25%	1.11%
Portfolio turnover rate	69%	82%	67%	60%	47%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Balanced VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Treasury inflation-protected securities (“TIPS”): The Fund invests in TIPS, specially structured bonds in which the principal amount is adjusted daily to keep pace with inflation as measured by the U.S. Consumer Price Index. The adjustments to principal due to inflation/deflation are reflected as increases/decreases to interest income with a corresponding adjustment to cost.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at December 31, 2010 are listed in the Schedule of Investments.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.

Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets
(“ANA”) at the following breakpoints:
Effective May 1, 2010

First $500 million	0.75%
Over $500 million up to $1 billion	0.65%
Over $1 billion	0.60%
Prior to May 1, 2010

First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million up to $1.5 billion	0.70%
Over $1.5 billion	0.625%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.20% Expense Limit
Prior to May 1, 2010, the expense limit was 1.40%.
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived advisory fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$180,039
U.S. Government	24,192
Proceeds from maturities and sales of securities:
Long-term	159,961
U.S. Government	30,536
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$23,488
Undistributed (accumulated) net investment income (loss)	$114
Undistributed (accumulated) net realized gain (loss) from investment securities	$(23,602)

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$6,684	December 31, 2016
$7,728	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $16,906.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,694
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	1,381
Long-term Capital Gain	1,159
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$9,939

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(14,412)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$80,568

Other Temporary Differences	$—

NOTE 6. REORGANIZATION
On April 30, 2010, Transamerica Balanced VP acquired all of the net assets of Transamerica Value Balanced VP pursuant to a Plan of Reorganization. Transamerica Balanced VP is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 23,065 shares of Transamerica Balanced VP for 24,062 shares of Transamerica Value Balanced VP outstanding on April 30, 2010. Transamerica Value Balanced VP’s net assets at that date, $254,898, including $33,869 unrealized appreciation, were combined with those of Transamerica Balanced VP. The aggregate net assets of Transamerica Balanced VP immediately before the acquisition were $112,393; the combined net assets of Transamerica Balanced VP immediately after the acquisition were $367,291. In the acquisition, Transamerica Balanced VP retained certain capital loss carryforwards from Transamerica Value Balanced VP in the amount of $23,590. Shares issued with the acquisition were as follows:
Transamerica Value Balanced VP

Class	Shares	Amount
Initial	20,822	$230,299
Service	2,243	24,599

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The exchange ratio of the reorganization for the Fund is as follows (Transamerica Balanced VP shares issuable/ Transamerica Value Balanced VP):
Transamerica Value Balanced VP

Class	Exchange Ratio
Initial	0.95
Service	1.00
Assuming the reorganization had been completed on January 1, 2010, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended December 31, 2010, are as follows:

Net investment income	$11,769

Net realized and unrealized gain	69,644

Net increase in net assets resulting from operations	81,413
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Value Balanced VP that have been included in the Fund’s Statement of Operations since April 30, 2010.
NOTE 7. SUBSEQUENT EVENT
The Fund’s Board of Trustees has approved changes to Transamerica Balanced VP, including changes to the Fund name, sub-adviser, investment objective, principal investment strategies, and risks. The Fund will change its name to Transamerica Multi-Managed Balanced VP and sub-adviser from Transamerica Investment Management, LLC to J.P. Morgan Investment Management Inc. and BlackRock Financial Management, Inc. These changes are expected to occur on or about March 31, 2011, but may occur sooner.

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Balanced VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Balanced VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Balanced VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Balanced VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
(unaudited)
MARKET ENVIRONMENT
The global economy appears to be in the midst of a broad economic recovery with developed markets seeing improvements in manufacturing and employment, while emerging markets continue the impressive growth trajectory that began in early 2009. Most importantly, the world economy seems to have avoided the double-dip recession that was widely believed to be occurring in the summer months of 2010.
As we move into 2011, we continue to view equities as the most attractive of the major asset classes, especially when compared to developed market government bonds and cash. Equity P/E ratios are nowhere near as attractive as they were in early 2009, but we believe they have room for expansion as companies continue to generate impressive operating leverage and upside earnings surprises. We are, however, mindful that the European debt crisis remains a focal point for the market with Portugal and Spain undertaking massive public re-financings over the early parts of 2011. In addition, although our long-term view on emerging markets is quite optimistic, the tightening of monetary policy in the near-term poses risks to the robust economic data that these regions have produced over the past 12-24 months. In aggregate, we view 2011 as a year where equities are likely to lead the way and competitive rates of return are attainable, but much like 2010, the necessity for diversification and tactical rebalancing will prove helpful in navigating the environment with a more moderate level of volatility.
PERFORMANCE
For the year ended December 31, 2010, Transamerica BlackRock Global Allocation VP Service Class returned 9.78%. By comparison its benchmark, the Financial Times Stock Exchange World Index (“FTSE World”), returned 12.73%.
STRATEGY REVIEW
For the 12-month period, Transamerica BlackRock Global Allocation VP underperformed the FTSE World. The following discussion of relative performance pertains to the Investment Company that Transamerica BlackRock Global Allocation VP invests in, BlackRock Global Allocation V.I. (the “Fund”), which invests in both equities and bonds.
The Fund’s underperformance is primarily attributed to an overweight in cash and cash equivalents as markets generally advanced over the period. Active currency positioning during the period also had a negative impact on performance. With respect to the Fund’s equity investments, overweight positions and stock selection within Japan and Brazil detracted, as did stock selection within Hong Kong, Germany, and South Korea. On a sector basis, stock selection within Industrials and Energy had a negative impact on returns, as did an underweight and stock selection in Consumer Discretionary.
Contributing positively to performance during the period was the Fund’s underweight in Europe and overweights in Australia and Russia. Stock selection within Canada and Taiwan also had a positive impact. From a sector perspective, an overweight in materials benefited performance as did stock selection within the sector, driven largely by holdings in precious metal-related securities. An underweight position and stock selection in Financials proved beneficial, while stock selection in Health Care, Utilities, and Information Technology (“IT”) boosted returns.
Within the Fund’s fixed income portfolio, underweight exposure to European sovereign debt, including Greece, Italy, and Spain, was beneficial to performance, while an overweight to emerging market debt, particularly Brazil, contributed positively. Detracting from performance was the Fund’s underweight position and security selection in the United States.
During the 12-month period, the Fund’s overall equity allocation increased from 58% of net assets to 66%. Within equities, management increased Fund exposure to the United States, Asia, Africa/Middle East, and Europe, and reduced the Fund’s overweight in Latin America. On a sector basis, management increased the Fund’s weightings in Energy, Materials, Consumer Discretionary, IT, Financials, Utilities, Telecommunication Services (“Telecom”), and Industrials, while we decreased weightings in Consumer Staples and Health Care.
The Fund’s allocation to fixed income decreased from 29% of net assets to 27%, due primarily to reduced holdings in U.S. Treasury Inflation-Protected Securities, U.S. convertible bonds, and U.S. dollar-denominated foreign convertible bonds. These reductions were partially offset by additions to holdings in nominal U.S. Treasuries, U.S. corporate bonds, and U.S. dollar-denominated foreign corporate bonds. Outside the United States, management reduced Fund exposure to Japanese government bonds and European sovereign bonds, and increased exposure to United Kingdom (“U.K.”) Gilts.
Reflecting these portfolio changes, the Fund’s allocation to cash and cash equivalents decreased from 13% of net assets to 7%.
The Fund ended the period overweight in equities, underweight in fixed income and overweight in cash and cash equivalents. Within the equity segment, the Fund was overweight in Asia and Latin America, while it was underweight in Europe and slightly underweight in the United States. On a sector basis, the Fund was overweight in Materials, Energy, Telecom and Health Care, and underweight in Consumer Discretionary, Financials, Consumer Staples, Industrials, IT, and Utilities.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
(unaudited)
STRATEGY REVIEW (continued)
With respect to currency exposure, the Fund was overweight the Brazilian real, Russian ruble, Swiss franc, Canadian dollar, and several Asian currencies, including the Singapore dollar, Indian rupee, and Malaysian ringgit. The Fund was underweight the Euro, Japanese yen, U.S. dollar, Australian dollar and British pound.
The Fund’s position in cash and cash equivalents at period end was 7% of net assets. Over the course of the 12-month period, cash helped to mitigate portfolio volatility and served as a source of funds for new investments. The portfolio maintains its overweight in cash and cash equivalents relative to the Reference Benchmark partially to keep overall portfolio duration (sensitivity to interest rates) low. The use of options, futures, indexed securities, inverse securities, swaps and forward contracts can be effective in protecting or enhancing the value of the fund’s assets.
Dennis W. Stattman
Dan Chamby
Romualdo Roldan
Co-Portfolio Mangers
BlackRock Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Service Class	9.78%	18.87%	05/01/2009
FTSE World *	12.73%	28.47%
NOTES

*	The Financial Times Stock Exchange World Index (“FTSE World”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Service Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica BlackRock Global Allocation VP	$1,000.00	$1,151.70	$1.63	$1,023.69	$1.53	0.30%

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Company	100.0%
Other Assets and Liabilities — Net	(0.0)*

Total	100.0%

*	Rounds to less than (0.1%).

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANY - 100.0%
Capital Markets - 100.0%
BlackRock Global Allocation V.I.	40,754,600	$658,187

Total Investment Company (cost $613,198) #		658,187
Other Assets and Liabilities — Net		(163)

Net Assets		$658,024

NOTE TO SCHEDULE OF INVESTMENTS:

#	Aggregate cost for federal income tax purposes is $613,198. Aggregate gross/net unrealized appreciation for all securities in which there is an excess of value over tax cost was $44,989.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total

Investment Company	$658,187	$—	$—	$658,187

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $613,198)	$658,187
Receivables:
Shares sold	2,258
Prepaid expenses	4

660,449

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	2,258
Distribution and service fees	131
Administration fees	11
Audit and tax fees	8
Printing and shareholder reports fees	5
Other	12

2,425

Net assets	$658,024

Net assets consist of:
Capital stock ($.01 par value)	$495
Additional paid-in capital	602,810
Undistributed (accumulated) net investment (loss)	6,273
Undistributed (accumulated) net realized gain (loss) from investment in investment companies	3,457
Net unrealized appreciation (depreciation) on investments in investment companies	44,989

Net assets	$658,024

Shares outstanding	49,510

Net asset value and offering price per share	$13.29
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$7,366

Expenses:
Management and advisory	184
Printing and shareholder reports	21
Custody	24
Administration	74
Legal	22
Audit and tax	13
Trustees	12
Transfer agent	3
Distribution and service	919
Other	5

Total expenses	1,277

Less waiver/reimbursement	(184)

Net expenses	1,093

Net investment income	6,273

Net realized gain (loss) from:
Investments in investment companies	104
Distributions from investments in affiliated investment companies	3,353

3,457

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	39,750

Net realized and unrealized gain on investments in investment companies	43,207

Net increase in net assets resulting from operations	$49,480

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$6,273	$1,814
Net realized gain from investments in and distributions from investment companies	3,457	—
Change in net unrealized appreciation (depreciation) on investments in investment companies	39,750	5,239

Net increase in net assets resulting from operations	49,480	7,053

Distributions to shareholders:
From net investment income	(1,814)	—

Capital share transactions:
Proceeds from shares sold	456,660	151,712
Dividends and distributions reinvested	1,814	—
Cost of shares redeemed	(5,536)	(1,345)

Net increase in net assets resulting from capital shares transactions	452,938	150,367

Net increase in net assets	500,604	157,420

Net assets:
Beginning of year	157,420	—

End of year	$658,024	$157,420

Undistributed net investment income	$6,273	$1,814

Share activity:
Shares issued	36,870	13,055
Shares issued-reinvested from distributions	153	—
Shares redeemed	(454)	(114)

Net increase (decrease) in shares outstanding	36,569	12,941

(A)	Commenced operations on May 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
FINANCIAL HIGHLIGHTS

	Service Class
	December 31,		May 1 to Dec
For a share outstanding throughout each period	2010		31, 2009(A)
Net asset value
Beginning of year	$12.16		$10.00
Investment operations
Net investment income(B),(C)	0.21		0.37
Net realized and unrealized gain	0.97		1.79

Total operations	1.18		2.16

Distributions
From net investment income	(0.05)		—

Total distributions	(0.05)		—

Net asset value
End of year	$13.29		$12.16

Total return(D)	9.78%		21.60	%(E)

Net assets end of year (000’s)	$658,024		$157,420
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	0.30%		0 .35	%(G)
Before reimbursement/fee waiver	0.35%		0 .40	%(G)
Net investment income, to average net assets(C)	1.71%		4 .74	%(G)
Portfolio turnover rate(H)	—	%(I)	—	%(E),(I)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests. (G) Annualized.

(H)	Does not include the portfolio activity of the underlying funds.

(I)	Rounds to less than 1%.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica BlackRock Global Allocation VP (the “Fund”) is part of TST.
The Fund currently offers one class of shares; a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:

Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.05% of ANA
TAM has agreed to voluntarily waive the entirety of its management fee. This waiver may be discontinued at any time without notice.
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the adviser waived $184 which is not available for recapture. There are no amounts available for recapture as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Fund is authorized under the Distribution Plan to pay fees up to a limit of 0.25%.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$461,733
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	865
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,814
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$6,273

Undistributed Long-term Capital Gain	$3,457

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$44,989

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica BlackRock Global Allocation VP:
We have audited the accompanying statement of assets and liabilities of Transamerica BlackRock Global Allocation VP “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica BlackRock Global Allocation VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Global Allocation VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
(unaudited)
MARKET ENVIRONMENT
In some sense, there were three parts to 2010. The early months saw risk assets move higher as they continued the 2009 asset recovery story, helped by preliminary signs of employment improvements and very strong first quarter 2010 earnings. The middle months of 2010 saw a double-digit percentage correction on the back of the Greek sovereign debt crisis and a stalling in jobs growth, leading to fears of a double-dip recession. Investors were also unnerved by the May “flash crash” and the uncertainty surrounding the financial reform bill. Nevertheless, after touching a late summer low, the market experienced a very strong finish to the year as double-dip fears receded, jobs growth resumed and the U.S. midterm elections results were perceived to be capital markets friendly. Additionally, Federal Reserve Board (“Fed”) Chairman Ben Bernanke delivered his famous Jackson Hole speech, leading to a second round of quantitative easing measures (“QE2”) and, perhaps most importantly, the Bush-era tax cuts were extended and supplemented with some fiscal sweeteners.
Regarding the economic backdrop, debt and deflationary risks remained present throughout 2010, causing central banks (especially the Fed) to respond with unprecedented actions. Real gross domestic product (“GDP”) growth continued in a positive direction but remained subpar compared to most recoveries on the historic record. In the United States, jobs growth was not strong enough to reduce the unemployment rate. Corporations, however, managed to notch fantastic earnings gains despite mediocre economic growth. Inflation remained a non-issue in the developed world, but began to rear its ugly head in some emerging economies. Government deficit spending and debt levels continued to haunt investors, but corporate financial health remained remarkably strong in both balance sheet and income statement terms.
PERFORMANCE
For the year ended December 31, 2010, Transamerica BlackRock Large Cap Value VP Initial Class returned 10.44%. By comparison its benchmark, the Russell 1000® Value Index (“Russell 1000® Value”), returned 15.51%.
STRATEGY REVIEW
For the trailing one year period the portfolio underperformed its benchmark, the Russell 1000® Value. Detracting from performance was our security selection in financials and information technology (“IT”). Over the past few years, the financials sector has posed a number of trying challenges to investors. Here, dramatic swings in investor sentiment have pushed around the prices of many of the stocks in the financials sector and we are not comfortable with anything more than an underweight position going forward. Within IT our holdings with exposure to the personal computer supply chain caused the majority of underperformance. Given the valuations of our holdings it was our belief that stabilization of consumer demand, with even slight improvement, could result in strong stock performance, as we believed the enterprise refresh cycle would provide a stable source of demand regardless of consumer trends. The market, however, was focused on the supply side of the equation, concerned that overcapacity may cause disruptions along the supply chain; as a result, our holdings underperformed.
On the positive side our overweight in materials and security selection in consumer discretionary contributed to performance. Within consumer discretionary, the portfolio’s specialty and multiline retail holdings posted strong gains, benefiting from a better-than-expected holiday shopping season; apparel and apparel-related names were standouts. In materials, our chemicals holdings outperformed on stellar earnings results that were driven by an ongoing recovery in volumes and pricing.
Consistent with our outlook, we maintain the portfolio’s overall pro-cyclical bias, but emphasize that we retain a balance: domestic and global cyclicals on the one hand, and more dependable growth names, including multinationals, on the other. The portfolio’s largest sector overweights at period-end included IT and health care. The largest portfolio underweights were in financials and consumer staples.
Robert C. Doll, Jr.,
CFA Daniel Hanson, CFA
Co-Portfolio Managers
BlackRock Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	10.44%	0.36%	4.33%	05/01/1996
Russell 1000® Value*	15.51%	1.28%	3.26%

Service Class	10.15%	0.10%	7.62%	05/01/2003

NOTES

*	The Russell 1000® Value Index (“Russell 1000® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica BlackRock Large Cap Value VP
Initial Class	$1,000.00	$1,195.60	$4.37	$1,021.22	$4.02	0.79%
Service Class	1,000.00	1,194.00	5.75	1,019.96	5.30	1.04

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	99.9%
Securities Lending Collateral	1.8
Short-Term Investment Company	0.1
Other Assets and Liabilities — Net	(1.8)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.9%
Aerospace & Defense - 2.0%
L-3 Communications Holdings, Inc.	140,000	$9,869
Raytheon Co.	440,000	20,389
Beverages - 0.4%
Constellation Brands, Inc. — Class A ‡ ^	260,000	5,759
Biotechnology - 1.7%
Amgen, Inc. ‡	480,000	26,352
Capital Markets - 0.2%
Ameriprise Financial, Inc.	40,000	2,302
Chemicals - 4.7%
Albemarle Corp. ^	110,000	6,136
Ashland, Inc.	50,000	2,543
Cabot Corp.	307,000	11,559
Cytec Industries, Inc.	171,000	9,073
Huntsman Corp. ^	1,000,000	15,610
Lubrizol Corp. ^	140,000	14,963
RPM International, Inc. ^	492,700	10,889
Commercial Banks - 5.1%
Fifth Third Bancorp ^	1,240,000	18,204
Huntington Bancshares, Inc.	2,360,000	16,213
KeyCorp	1,820,000	16,107
Popular, Inc. ‡ ^	1,230,000	3,862
Regions Financial Corp. ^	1,660,000	11,620
SunTrust Banks, Inc.	220,000	6,492
Wells Fargo & Co.	170,000	5,268
Commercial Services & Supplies - 1.3%
Avery Dennison Corp. ^	210,000	8,892
Cintas Corp. ^	180,000	5,033
R.R. Donnelley & Sons Co.	320,000	5,590
Communications Equipment - 1.3%
Echostar Corp. ‡	10,000	250
Motorola, Inc. ‡	2,210,000	20,044
Computers & Peripherals - 3.7%
Lexmark International, Inc. — Class A ‡ ^	158,000	5,502
SanDisk Corp. ‡	300,000	14,958
Seagate Technology PLC ‡ ^	1,130,000	16,984
Western Digital Corp. ‡	490,000	16,611
Consumer Finance - 2.7%
Capital One Financial Corp. ^	460,000	19,578
Discover Financial Services ^	530,000	9,821
SLM Corp. ‡ ^	960,000	12,086
Containers & Packaging - 1.0%
Crown Holdings, Inc. ‡ ^	180,000	6,008
Sealed Air Corp. ^	369,000	9,391
Diversified Financial Services - 2.7%
Ares Capital Corp.	120,000	1,978
Citigroup, Inc. ‡ ^	6,390,000	30,225
JPMorgan Chase & Co. ^	210,000	8,908
Diversified Telecommunication Services - 7.4%
AT&T, Inc.	1,880,000	55,235
Qwest Communications International, Inc. ^	2,370,000	18,036
Verizon Communications, Inc. ^	1,090,000	39,000
Electric Utilities - 1.7%
Edison International ^	460,000	17,755
NV Energy, Inc. ^	610,000	8,571
Electrical Equipment - 0.3%
Thomas & Betts Corp. ‡	88,800	4,289
Electronic Equipment & Instruments - 1.4%
Corning, Inc.	1,100,000	$21,252
Energy Equipment & Services - 2.5%
Nabors Industries, Ltd. ‡	720,000	16,892
Oil States International, Inc. ‡ ^	10,000	641
Rowan Cos., Inc. ‡	320,000	11,171
SEACOR Holdings, Inc.	80,000	8,087
Unit Corp. ‡	30,000	1,394
Food & Staples Retailing - 2.4%
Kroger Co. ^	790,000	17,664
Safeway, Inc. ^	830,000	18,668
Food Products - 1.2%
ConAgra Foods, Inc.	180,000	4,064
Tyson Foods, Inc. — Class A ^	840,000	14,465
Gas Utilities - 0.2%
UGI Corp. ^	82,000	2,590
Health Care Providers & Services - 10.5%
Aetna, Inc. ^	580,000	17,696
AmerisourceBergen Corp. — Class A ^	450,000	15,354
Cardinal Health, Inc. ^	443,100	16,975
CIGNA Corp.	510,000	18,697
Community Health Systems, Inc. ‡ ^	219,900	8,218
Coventry Health Care, Inc. ‡ ^	210,000	5,544
Health Net, Inc. ‡ ^	210,000	5,731
Humana, Inc. ‡	300,000	16,422
Lincare Holdings, Inc. ^	294,750	7,908
UnitedHealth Group, Inc.	730,000	26,360
WellPoint, Inc. ‡	360,000	20,470
Hotels, Restaurants & Leisure - 0.5%
Wyndham Worldwide Corp.	260,000	7,790
Household Products - 0.8%
Procter & Gamble Co.	180,000	11,579
Independent Power Producers & Energy Traders - 1.6%
AES Corp. ‡ ^	520,000	6,334
GenOn Energy, Inc. ‡ ^	1,832,827	6,983
NRG Energy, Inc. ‡	528,600	10,329
Industrial Conglomerates - 3.3%
General Electric Co. ^	2,760,000	50,480
Insurance - 6.9%
American Financial Group, Inc.	304,400	9,829
Assurant, Inc.	331,200	12,758
Axis Capital Holdings, Ltd.	220,000	7,894
Berkshire Hathaway, Inc. — Class B ‡	40,000	3,204
Endurance Specialty Holdings, Ltd. ^	90,700	4,179
Genworth Financial, Inc. — Class A ‡ ^	1,230,000	16,162
HCC Insurance Holdings, Inc.	388,400	11,240
Travelers Cos., Inc.	120,000	6,685
Unitrin, Inc.	114,891	2,819
Unum Group	700,000	16,955
XL Group PLC — Class A ^	550,000	12,001
Internet & Catalog Retail - 0.8%
Expedia, Inc. ^	270,000	6,774
Liberty Media Corp. — Interactive — Series A ‡	350,000	5,520
IT Services - 0.4%
Computer Sciences Corp.	121,600	6,031
Machinery - 1.7%
Manitowoc Co., Inc. ^	340,000	4,457
Oshkosh Corp. ‡ ^	137,000	4,828

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Machinery - (continued)
Timken Co.	223,000	$10,644
Trinity Industries, Inc. ^	210,000	5,588
Media - 4.0%
CBS Corp. - Class B ^	930,000	17,717
Comcast Corp. - Class A ^	1,350,000	29,659
DISH Network Corp. - Class A ‡ ^	300,000	5,898
News Corp. - Class A	420,000	6,115
Multiline Retail - 1.2%
Macy’s, Inc.	690,000	17,457
Multi-Utilities - 1.6%
CMS Energy Corp. ^	240,500	4,473
Integrys Energy Group, Inc. ^	140,000	6,791
NiSource, Inc. ^	756,400	13,328
Oil, Gas & Consumable Fuels - 7.8%
Chevron Corp.	110,000	10,038
ConocoPhillips	410,000	27,920
Marathon Oil Corp. ^	580,000	21,476
Murphy Oil Corp.	150,000	11,183
SM Energy Co. ^	50,000	2,947
Southern Union Co. ^	240,000	5,777
Teekay Corp. ^	338,500	11,198
Valero Energy Corp.	840,000	19,421
Williams Cos., Inc.	320,000	7,910
Paper & Forest Products - 2.2%
International Paper Co. ^	580,000	15,799
MeadWestvaco Corp. ^	660,000	17,266
Pharmaceuticals - 5.5%
Bristol-Myers Squibb Co. ^	960,000	25,421
Eli Lilly & Co. ^	650,000	22,776
Endo Pharmaceuticals Holdings, Inc. ‡	130,000	4,642
Forest Laboratories, Inc. ‡	520,000	16,630
Johnson & Johnson ^	140,000	8,659
Pfizer, Inc.	240,000	4,202
Semiconductors & Semiconductor Equipment - 2.0%
Intel Corp.	1,100,000	23,133
Novellus Systems, Inc. ‡	220,000	7,110
Software - 0.6%
CA, Inc. ^	385,100	9,412
Specialty Retail - 2.7%
GameStop Corp. - Class A ‡ ^	590,000	13,499
Gap, Inc. ^	599,000	13,262
Limited Brands, Inc. ^	480,000	14,750
Wireless Telecommunication Services - 1.9%
NII Holdings, Inc. ‡	100,000	4,466
Sprint Nextel Corp. ‡	4,480,000	18,950
Telephone & Data Systems, Inc. ^	140,000	5,117

Total Common Stocks (cost $1,380,428)		1,509,683

SHORT-TERM INVESTMENT COMPANY - 0.1%
Capital Markets 0.1%
BlackRock Provident TempFund 24 ◊	1,116,338	1,116
Total Short-Term Investment Company (cost $1,116)

SECURITIES LENDING COLLATERAL - 1.8%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	27,293,370	27,293

Total Securities Lending Collateral (cost $27,293)
Total Investment Securities (cost $1,408,837) #		1,538,092
Other Assets and Liabilities - Net		(27,753)

Net Assets		$1,510,339

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $26,615.

‡	Non-income producing security.

◊	The investment issuer is affiliated with the sub-adviser of the fund.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $1,426,622. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $135,493 and $24,023, respectively. Net unrealized appreciation for tax purposes is $111,470.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$1,497,682	$12,001	$—	$1,509,683
Securities Lending Collateral	27,293	—	—	27,293
Short-Term Investment Company	1,116	—	—	1,116

Total	$1,526,091	$12,001	$—	$1,538,092

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $1,408,837) (including securities loaned of $26,615)	$1,538,092
Receivables:
Shares sold	277
Securities lending income (net)	4
Dividends	1,208
Dividend reclaims	14
Prepaid expenses	17

1,539,612

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	836
Management and advisory fees	994
Distribution and service fees	16
Transfer agent fees	1
Administration fees	27
Printing and shareholder reports fees	49
Audit and tax fees	8
Other	49
Collateral for securities on loan	27,293

29,273

Net assets	$1,510,339

Net assets consist of:
Capital stock ($.01 par value)	$1,106
Additional paid-in capital	1,993,522
Undistributed (accumulated) net investment income (loss)	24,009
Undistributed (accumulated) net realized gain (loss) from investment securities	(637,550)
Net unrealized appreciation (depreciation) on:
Investment securities	129,255
Translation of assets and liabilities denominated in foreign currencies	(3)

Net assets	$1,510,339

Net assets by class:
Initial Class	$1,433,863
Service Class	76,476
Shares outstanding:
Initial Class	105,050
Service Class	5,585
Net asset value and offering price per share:
Initial Class	$13.65
Service Class	13.69
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $1)	$36,582
Interest income	5
Securities lending income (net)	240

	36,827

Expenses:
Management and advisory	11,735
Printing and shareholder reports	166
Custody	185
Administration	323
Legal	94
Audit and tax	12
Trustees	58
Transfer agent	14
Registration	—	(A)
Distribution and service:
Service Class	145
Other	85

Total expenses	12,817

Net investment income	24,010

Net realized gain (loss) on transactions from:
Investment securities	8,121

Net increase in unrealized appreciation (depreciation) on:
Investment securities	80,471
Translation of assets and liabilities denominated in foreign currencies	(3)

Change in unrealized appreciation (depreciation)	80,468

Net realized and unrealized gain	88,589

Net increase in net assets resulting from operations	$112,599

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$24,010	$13,348
Net realized gain (loss) from investment securities	8,121	(87,953)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	80,468	188,150

Net increase in net assets resulting from operations	112,599	113,545

Distributions to shareholders:
From net investment income:
Initial Class	(12,888)	(11,170)
Service Class	(435)	(186)

Total distributions to shareholders	(13,323)	(11,356)

Capital share transactions:
Proceeds from shares sold:
Initial Class	63,240	106,362
Service Class	23,855	10,518

	87,095	116,880

Proceeds from fund acquisition:
Initial Class	733,172	301,722
Service Class	26,318	14,796

	759,490	316,518

Dividends and distributions reinvested:
Initial Class	12,888	11,170
Service Class	435	186

	13,323	11,356

Cost of shares redeemed:
Initial Class	(654,884)	(46,537)
Service Class	(15,948)	(5,744)

	(670,832)	(52,281)

Net increase in net assets from capital shares transactions	189,076	392,473

Net increase in net assets	288,352	494,662

Net assets:
Beginning of year	1,221,987	727,325

End of year	$1,510,339	$1,221,987

Undistributed net investment income	$24,009	$13,347

Share activity:
Shares issued:
Initial Class	4,981	9,394
Service Class	1,873	913

	6,854	10,307

Shares issued on fund acquisition:
Initial Class	54,725	24,772
Service Class	1,956	1,209

	56,681	25,981

Shares issued-reinvested from distributions:
Initial Class	1,151	972
Service Class	39	16

	1,190	988

Shares redeemed:
Initial Class	(50,883)	(4,269)
Service Class	(1,278)	(519)

	(52,161)	(4,788)

Net increase (decrease) in shares outstanding:
Initial Class	9,974	30,869
Service Class	2,590	1,619

	12,564	32,488

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.46	$11.09	$19.16	$20.80	$18.72
Investment operations
Net investment income(A)	0.19	0.19	0.21	0.20	0.17
Net realized and unrealized gain (loss)	1.09	1.35	(6.18)	0.72	2.91

Total operations	1.28	1.54	(5.97)	0.92	3.08

Distributions
From net investment income	(0.09)	(0.17)	(0.15)	(0.20)	(0.10)
From net realized gains	—	—	(1.95)	(2.36)	(0.90)

Total distributions	(0.09)	(0.17)	(2.10)	(2.56)	(1.00)

Net asset value
End of year	$13.65	$12.46	$11.09	$19.16	$20.80

Total return(B)	10.44%	13.99%	(33.89%)	4.64%	16.92%
Net assets end of year (000’s)	$1,433,863	$1,184,485	$712,006	$860,991	$1,054,389
Ratio and supplemental data
Expenses to average net assets	0.79%	0.84%	0.83%	0.85%	0.83%
Net investment income, to average net assets	1.50%	1.73%	1.38%	0.94%	0.86%
Portfolio turnover rate	99%	128%	85%	67%	60%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.52	$11.13	$19.21	$20.87	$18.81
Investment operations
Net investment income(A)	0.16	0.17	0.17	0.14	0.13
Net realized and unrealized gain (loss)	1.09	1.35	(6.20)	0.73	2.91

Total operations	1.25	1.52	(6.03)	0.87	3.04

Distributions
From net investment income	(0.08)	(0.13)	(0.10)	(0.17)	(0.08)
From net realized gains	—	—	(1.95)	(2.36)	(0.90)

Total distributions	(0.08)	(0.13)	(2.05)	(2.53)	(0.98)

Net asset value
End of year	$13.69	$12.52	$11.13	$19.21	$20.87

Total return(B)	10.15%	13.71%	(34.06%)	4.35%	16.62%
Net assets end of year (000’s)	$76,476	$37,502	$15,319	$33,514	$28,079
Ratio and supplemental data
Expenses to average net assets	1.04%	1.09%	1.08%	1.10%	1.08%
Net investment income, to average net assets	1.26%	1.47%	1.06%	0.70%	0.64%
Portfolio turnover rate	99%	128%	85%	67%	60%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica BlackRock Large Cap Value VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $1, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Investment company: Securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation-Conservative VP	$71,728	4.75%
Transamerica Asset Allocation-Growth VP	119,200	7.89
Transamerica Asset Allocation-Moderate VP	193,604	12.82
Transamerica Asset Allocation-Moderate Growth VP	405,158	26.83
Transamerica BlackRock Tactical Allocation VP	18,733	1.24

Total	$808,423	53.53%

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.80%
Over $250 million up to $750 million	0.775%
Over $750 million up to $1 billion	0.75%
Over $1 billion up to $2 billion	0.65%
Over $2 billion	0.625%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived advisory fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$1,577,945
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	2,094,292
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$135,835
Undistributed (accumulated) net investment income (loss)	$(25)
Undistributed (accumulated) net realized gain (loss) from investment securities	$(135,810)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$289,121	December 31, 2015
$171,031	December 31, 2016
$151,957	December 31, 2017
$7,656	December 31, 2018
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $76.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$13,323
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	11,356
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$24,009

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(619,765)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$111,467

Other Temporary Differences	$—

NOTE 6. REORGANIZATION
On April 30, 2010, Transamerica BlackRock Large Cap Value VP acquired all of the net assets of Transamerica T. Rowe Price Equity Income VP and Transamerica American Century Large Company Value VP pursuant to a Plan of Reorganization. Transamerica BlackRock Large Cap Value VP is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 56,681 shares of Transamerica BlackRock Large Cap Value VP for 30,742 shares of Transamerica Transamerica T. Rowe Price Equity Income VP and 54,059 shares of Transamerica American Century Large Company Value VP outstanding on April 30, 2010. Transamerica T. Rowe Price Equity Income VP’s net assets at that date, $327,773, including $5,206 unrealized appreciation, were combined with those of Transamerica BlackRock Large Cap Value VP. Transamerica American Century Large Company Value VP’s net assets at that date, $431,717, including $17,132 unrealized depreciation, were combined with those of Transamerica BlackRock Large Cap Value VP. The aggregate net assets of Transamerica BlackRock Large Cap Value VP immediately before the acquisition were $1,309,014; the combined net assets of Transamerica BlackRock Large Cap Value VP immediately after the acquisition were $2,068,504. In the acquisition, Transamerica BlackRock Large Cap Value VP retained certain capital loss carryforwards from Transamerica T. Rowe Price Equity Income VP and Transamerica American Century Large Company Value VP in the amount of $132,449. Shares issued with the acquisition were as follows:
Transamerica T. Rowe Price Equity Income VP

Class	Shares	Amount
Initial	22,749	$304,782
Service	1,709	22,991
Transamerica American Century Large Company Value VP

Class	Shares	Amount
Initial	31,976	$428,390
Service	247	3,327
The exchange ratio of the reorganization for the Fund is as follows (Transamerica BlackRock Large Cap Value VP shares issuable/ Transamerica T. Rowe Price Equity Income VP):

Transamerica T. Rowe Price Equity Income VP

Class	Exchange Ratio
Initial	0.80
Service	0.80

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The exchange ratio of the reorganization for the class is as follows (Transamerica BlackRock Large Cap Value VP shares issuable/ Transamerica American Century Large Company Value VP):
Transamerica American Century Large Company Value VP

Class	Exchange Ratio
Initial	0.60
Service	0.59
Assuming the reorganization had been completed on January 1, 2010, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended December 31, 2010, are as follows:

Net investment income	$27,861
Net realized and unrealized gain	70,068
Net increase in net assets resulting from operations	97,929
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica T. Rowe Price Equity Income VP and Transamerica American Century Large Company Value VP that have been included in the Fund’s Statement of Operations since April 30, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica BlackRock Large Cap Value VP:
We have audited the accompanying statement of assets and liabilities of Transamerica BlackRock Large Cap Value VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica BlackRock Large Cap Value VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Large Cap Value VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
(unaudited)
MARKET ENVIRONMENT
The fiscal year ending December 31, 2010 was a roller coaster year for financial markets. The year began with expectations that cyclical stimulus would outweigh structural issues and lead risky assets higher throughout 2010. This held true for the first part of the year as early signs of employment improvements and strong earnings in the fourth quarter of 2009 and first quarter of 2010 sparked a rise in equity markets.
However, as the middle of 2010 approached, markets experienced a double-digit correction due to the sovereign debt crisis in Greece and disappointing results in jobs growth. Unemployment remained a major headwind throughout the year, disappointing many who thought there would be a sizeable move forward in the jobs market. Many investors feared a double dip recession would take place, bringing back nightmares of 2008 and early 2009.
Fortunately, fears receded and 2010 ended strongly with US stocks advancing more then 20% from their August lows through the end of the year. This rise in risky assets was due primarily to the expectation and subsequent implementation of a second round of quantitative easing (“QE2”) as well as the decision to extend the Bush-era tax cuts. Additionally, the outcome of the November elections was perceived as friendly to capital markets. Corporations were able to post impressive earnings results, helping to convince investors that overall corporate financial health was strong.
At the end of the 2010, US stock markets were up double digits, despite the volatility throughout the year. Mutual Fund flows, however continued to travel into fixed income over equities as investors scrambled to find yield in their portfolios.
PERFORMANCE
For the year ended December 31, 2010, Transamerica BlackRock Tactical Allocation VP Service Class returned 11.24%. By comparison it’s primary and secondary benchmarks, the Russell 3000® Index, the Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”) and the Barclays Capital U.S. Aggregate Bond Index, returned 16.93%, 8.21% and 6.54%, respectively.
STRATEGY REVIEW
Transamerica BlackRock Tactical Allocation VP (“Fund”) is a global multi-asset portfolio consisting of both stocks and bonds. The portfolio management team seeks to generate alpha in two principal ways: 1) via tactical asset allocation across and within asset classes; and 2) by allocating capital to underlying managers that seek to generate alpha via sector and security selection.
In addition to being broadly diversified across geography, style, size, and market, the portfolio also utilizes a multi-manager framework. This structure provides diversification and greater stability of the alpha return and ensures the portfolio is not dominated by one manager’s investment views. In addition to generating alpha through underlying manager security selection, the portfolio manager team employs tactical asset allocation to add additional value versus its stated benchmark.
The Fund underperformed Russell 3000® Index because broad equity markets (as indicated by Russell 3000® Index) greatly outperformed fixed income markets (as indicated by Barclays Capital U.S. Aggregate Bond Index) in 2010. Since the Fund had only approximately 50% invested in equities, it was bound to underperform the Russell 3000® Index.
For the year ended December 31, 2010, the Fund successfully generated alpha through both asset allocation and sector/security selection. Within asset allocation, the primary source of alpha for the year was the portfolio’s overweight to equities versus fixed income. The underlying managers within the Fund also provided alpha during 2010 with the largest contributor for the year being Transamerica Loomis Sayles Bond.
Phil Green
Michael Huebsch
Co-Portfolio Managers
BlackRock Financial Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Service Class	11.24%	19.99%	05/01/2009
Russell 3000®*	16.93%	28.59%
MSCI-EAFE	8.21%	26.07%
Barclays Capital U.S. Aggregate Bond	6.54%	7.13%
NOTES

*	The Russell 3000® Index (“Russell 3000®”), Morgan Stanley Capital International - Europe, Australasia, Far East Index (“MSCI-EAFE”), and Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Service Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica BlackRock Tactical Allocation VP Service Class	$1,000.00	$1,123.50	$2.19	$1,023.14	$2.09	0.41%

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

U.S. Stocks	36.6%
Bonds	33.9
Tactical and Specialty	25.9
Global/International Stocks	3.6
Other Assets and Liabilities — Net	0.0

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 33.9%
Transamerica JPMorgan Core Bond VP Җ	2,603,855	$32,861
Transamerica PIMCO Total Return VP Җ	2,810,545	32,546
Global/International Stocks - 3.6%
Transamerica MFS International Equity VP Җ	1,003,952	7,038
Tactical and Specialty - 25.9%
Transamerica BlackRock Global Allocation €	1,142,809	12,685
Transamerica Loomis Sayles Bond €	3,510,526	37,247
U.S. Stocks - 36.6%
Transamerica BlackRock Large Cap Value VP Җ	1,372,372	18,733
Transamerica Jennison Growth VP Җ	2,865,072	22,634
Transamerica JPMorgan Mid Cap Value VP Җ	1,080,474	14,532
Transamerica Morgan Stanley Mid-Cap Growth VP Җ	504,232	14,713

Total Investment Securities (cost $184,731) #		192,989
Other Assets and Liabilities — Net		(81)

Net Assets		$192,908

NOTES TO SCHEDULE OF INVESTMENTS:

Җ	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

#	Aggregate cost for federal income tax purposes is $184,999. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $8,908 and $918, respectively. Net unrealized appreciation for tax purposes is $7,990.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total

Investment Companies	$192,989	$—	$—	$192,989

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies, at value (cost: $184,731)	$192,989
Receivables:
Shares sold	870
Prepaid expenses	1

193,860

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	779
Shares redeemed	91
Management and advisory fees	27
Distribution and service fees	38
Administration fees	3
Audit and tax fees	8
Printing and shareholder reports fees	2
Other	4

952

Net assets	$192,908

Net assets consist of:
Capital stock ($.01 par value)	$143
Additional paid-in capital	178,606
Undistributed (accumulated) net investment (loss)	3,546
Undistributed (accumulated) net realized gain (loss) from investment in investment companies	2,355
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	8,258

Net assets	$192,908

Shares outstanding	14,322
Net asset value and offering price per share	$13.47
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$3,979

Expenses:
Management and advisory	102
Printing and shareholder reports	8
Custody	10
Administration	20
Legal	6
Audit and tax	13
Trustees	3
Transfer agent	1
Registration	2
Distribution and service	255
Other	2

Total expenses	422

Recaptured Expenses	11

Net expenses	433

Net investment income	3,546

Net realized gain (loss) from:
Investments in affiliated investment companies	1,781
Distributions from investments in affiliated investment companies	574

2,355

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	7,200

Net realized and unrealized gain on investments in affiliated investment companies	9,555

Net increase In net assets resulting from operations	$13,101

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$3,546	$428
Net realized gain from investments and distributions in affiliated investment companies	2,355	333
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	7,200	1,058

Net increase in net assets resulting from operations	13,101	1,819

Distributions to shareholders:
From net investment income	(428)	—
From net realized gains	(333)	—

Total distributions to shareholders	(761)	—

Capital share transactions:
Proceeds from shares sold	148,135	41,795
Dividends and distributions reinvested	761	—
Cost of shares redeemed	(10,477)	(1,465)

Net increase in net assets resulting from capital shares transactions	138,419	40,330

Net increase in net assets	150,759	42,149

Net assets:
Beginning of year	42,149	—

End of year	$192,908	$42,149

Undistributed net investment income	$3,546	$428

Share activity:
Shares issued	11,632	3,582
Shares issued-reinvested from distributions	62	—
Shares redeemed	(829)	(125)

Net increase (decrease) in shares outstanding	10,865	3,457

(A)	Commenced operations on May 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
FINANCIAL HIGHLIGHTS

	Service Class
	December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)
Net asset value
Beginning of year	$12.19	$10.00
Investment operations
Net investment income(B),(C)	0.44	0.34
Net realized and unrealized gain	0.92	1.85

Total operations	1.36	2.19

Distributions
From net investment income	(0.05)	—
From net realized gains	(0.03)	—

Total distributions	(0.08)	—

Net asset value
End of year	$13.47	$12.19

Total return(D)	11.24%	21 .90	%(E)

Net assets end of year (000’s)	$192,908	$42,149
Ratio and supplemental data
Expenses to average net assets(F)
After recapture/reimbursement	0.42%	0 .50	%(G)
Before recapture/reimbursement	0.41%	0 .61	%(G)
Net investment income, to average net assets(C)	3.47%	4 .36	%(G)
Portfolio turnover rate(H)	46%	19	% (E)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the affiliated investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying affiliated funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica BlackRock Tactical Allocation VP (the “Fund”) is part of TST.
The Fund currently offers one class of shares; a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:

Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:

First $1 billion	0.10%
Over $1 billion	0.08%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12-b1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser was $11. There were no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Fund is authorized under the Distribution Plan to pay fees up to a limit of 0.25%.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$189,819
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	47,985
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax year (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$727
Long-term Capital Gain	34
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$5,545

Undistributed Long-term Capital Gain	$624

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$7,990

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica BlackRock Tactical Allocation VP:
We have audited the accompanying statement of assets and liabilities of Transamerica BlackRock Tactical Allocation VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica BlackRock Tactical Allocation VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica BlackRock Tactical Allocation VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $34 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
(unaudited)

MARKET ENVIRONMENT
The past twelve months have been a period of positive total returns for global real estate stocks, which have advanced by more than 20% as improving capital market conditions and economic conditions continue to benefit investors. North American property stocks posted the best performance over the past twelve months, up more than 28%, followed by the Asia-Pacific and European regions, which were up 21% and 9%, respectively. Mixed macro-economic news continues to remind investors that patience will be required in this recovery. In most Asia-Pacific markets, economic growth will likely meet or exceed its long-term average growth rates, while growth rates in many Western markets will remain challenged and fall short of average long-term growth rates. This has led to a bifurcation of central bank policies as policy in the Western economies continues to be accommodative, while central bankers in most Asia-Pacific markets are beginning to show a bias toward tightening.
Monetary policy that kept rates low in most parts of the world helped boost real estate values as 2010 proved to be a year characterized by an above-average involvement of the government hand in economic policy. Central bank policy remained generally accommodative globally, even in a handful of gradually tightening Asian and emerging market countries. Governments enacted sizeable and unprecedented spending programs, including quantitative easing (“QE2”) in the U.S. and to a lesser extent Japan. In Europe, the European Union announced mechanisms to deal with sovereign debt issues which were surfacing in Southern Europe plus Ireland, most recently during the 4th quarter 2010. Short-term interest rates have had the most upward pressure in the Asia-Pacific ex-Japan region, emerging markets and commodity-driven markets, such as Canada and Australia. A higher-than-expected November inflation number of 5% out of China versus the targeted 3% caused the Central Government to raise interest rates for the second time this year in December. Brazil’s Central Bank has provided a signal that it intends to raise policy rates following inflation numbers above its 4.75% target. Central banks in Canada and Australia both have raised rates multiple times this year, although they have recently put rates on hold following economic indicators which were softer than expected. The disparity of Western Central Banks which are largely on hold, and close to zero in the U.S. and Japan, highlights the growth divide between developing economies and developed economies.
A year ago, all the developed markets were mired in recession and looking hopefully for recovery in 2010. Now all regions of the world have seemingly emerged from recession and after a year of fragile recovery are anticipating a return to near normal levels of economic growth in 2011. This evolution has had a significantly positive effect on the outlook for commercial real estate assets. Combined with the continuing accommodative monetary policy that has kept absolute levels of interest rates low, the implications for real estate values are positive.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Clarion Global Real Estate Securities VP Initial Class returned 15.67%. By comparison its benchmark, the Standard & Poor’s Developed Property Index (“S&P Developed Property”), returned 21.54%.
STRATEGY REVIEW
Transamerica Clarion Global Real Estate Securities VP offers a global strategy for real estate securities investors in the U.S. The Fund generally owns between 80-110 real estate stocks with the goal of outperforming the S&P Developed Property index. The Fund seeks to own attractively priced stocks that own property in markets with favorable underlying real estate fundamentals. The global universe of public real estate companies is approximately three times the size of the U.S. public company universe, which offers additional choices and diversification opportunities to the manager.
While absolute returns were strong during the period, it was a challenging year from a relative standpoint. Relative performance trailed benchmark returns primarily as a result of asset allocation, which proved difficult to underwrite in a post-credit crisis environment of increased government involvement in economic and regulatory policy. The drivers of the significantly different returns to real estate stocks by region were not necessarily due to differences in property fundamentals or earnings growth. Instead, returns were driven more by differences in fiscal and monetary policies. The primary drivers of the allocation shortfall were an underweight to the outperforming U.S. market during the first half of 2010, an overweight to the underperforming Hong Kong market during the first quarter of 2010, and an underweight to the European region during the second and third quarter of 2010. Stock selection played a lesser role in the relative underperformance for the year as positive stock selection in the U.S. was more than offset by sub-par stock selection in other regions during the period. The positioning of the U.S. portion of the portfolio to the more cyclical property types early in the 2nd quarter helped to add value during the period as the outperformance of portfolio holdings in the mall, hotels and apartment sectors was a notable bright spot. In the Asia-Pacific region, sub-par stock selection in Japan and Australia accounted for the majority of the relative shortfall within the region. In Europe, positions in French retail companies detracted from relative performance during the year.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
(unaudited)
STRATEGY REVIEW (continued)
The Fund continues to be positioned with a positive bias to the Asia-Pacific region, a neutral bias to the Americas and a cautious stance towards property companies in Europe, which we believe will continue to lag despite the outperformance in the third quarter of 2010. Favorable stock selection will reside in the ability of a company to more quickly reflect improving economic conditions via its cash flows. Portfolio strategy is therefore focused on the more cyclically-sensitive geographies and property types. This includes shorter lease length property types including apartments and lodging as well as office markets in the Asia-Pacific region. This also includes office markets which have longer lease lengths but are exposed to quickly improving fundamentals and changes in sentiment, including the financial districts of mid-town Manhattan and London. Real estate companies with the ability to benefit from improved consumer spending also remain a focus, including dominant mall companies in the U.S. and to a lesser extent in Europe and the Asia-Pacific region. Regions and companies with above-average yield via the dividend and companies which are likely to increase dividend payouts also remain important considerations in portfolio stock selection. Our outlook remains predicated on the assumption of gradual but steady global economic growth.
T. Ritson Ferguson, CFA
Joseph P. Smith, CFA
Steven D. Burton, CFA
Co-Portfolio Managers
ING Clarion Real Estate Securities, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	15.67%	3.37%	10.76%	05/01/1998
S&P Developed Property*	21.54%	2.65%	10.18%

Service Class	15.30%	3.10%	11.16%	05/01/2003

NOTES

*	The Standard & Poor’s Developed Property Index (“S&P Developed Property”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio. Risks associated with real estate securities include fluctuations in the value of real estate, extended vacancies and uninsured damage losses from natural disasters. Global investing involves special risks including fluctuations, political instability and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Clarion Global Real Estate Securities VP
Initial Class	$1,000.00	$1,252.40	$5.05	$1,020.72	$4.53	0.89%
Service Class	1,000.00	1,249.80	6.46	1,019.46	5.80	1.14

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	97.9%
Securities Lending Collateral	3.1
Repurchase Agreement	2.0
Warrants	0.1
Other Assets and Liabilities — Net	(3.1)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 97.9%
Australia - 9.6%
Dexus Property Group REIT	7,898,260	$6,422
Goodman Group REIT	7,835,474	5,209
GPT Group REIT	2,401,813	7,222
ING Office Fund REIT	6,768,800	3,842
Lend Lease Corp., Ltd.	187,328	1,654
Mirvac Group REIT	2,486,144	3,115
Stockland REIT	1,677,320	6,176
Westfield Group REIT	1,104,888	10,827
Westfield Retail Trust REIT ‡	2,462,957	6,474
Canada - 2.7%
Brookfield Properties Corp.	248,301	4,353
Calloway REIT	102,200	2,402
Canadian REIT	32,000	999
Primaris Retail REIT	76,900	1,511
RioCan REIT	235,500	5,211
Cayman Islands - 0.3%
Longfor Properties Co., Ltd.	1,155,000	1,608
France - 5.4%
Fonciere Des Regions REIT	6,969	674
Mercialys SA REIT	85,133	3,197
Nexity SA	55,490	2,533
Silic REIT	12,966	1,606
Unibail-Rodamco Se REIT	104,498	20,666
Hong Kong - 14.5%
Cheung Kong Holdings, Ltd.	1,221,843	18,833
China Overseas Land & Investment, Ltd.	1,496,000	2,772
Great Eagle Holdings, Ltd.	330,000	1,027
Hang Lung Group, Ltd.	513,652	3,383
Hang Lung Properties, Ltd.	913,800	4,250
Hongkong Land Holdings, Ltd. ^	1,313,600	9,484
Hysan Development Co., Ltd.	232,400	1,097
Link REIT	1,167,300	3,627
Sino Land Co., Ltd.	935,000	1,751
Sun Hung Kai Properties, Ltd.	1,595,255	26,394
Wharf Holdings, Ltd.	527,125	4,055
Japan - 13.0%
Daito Trust Construction Co., Ltd.	40,800	2,788
Daiwa House Industry Co., Ltd.	269,600	3,303
Frontier Real Estate Investment Corp. REIT	334	3,185
Japan Logistics Fund, Inc. REIT	181	1,707
Japan Real Estate Investment Corp. REIT	605	6,268
Japan Retail Fund Investment Corp. REIT	1,924	3,679
Kenedix Realty Investment Corp. REIT	228	1,070
Mitsubishi Estate Co., Ltd.	935,090	17,281
Mitsui Fudosan Co., Ltd.	550,110	10,933
Nippon Accommodations Fund, Inc. REIT	215	1,661
Nippon Building Fund, Inc. REIT ^	359	3,679
Sumitomo Realty & Development Co., Ltd. ^	446,000	10,610
United Urban Investment Corp. — Class A REIT ^	1,914	2,444
Netherlands - 0.9%
Corio NV REIT	45,057	2,891
Eurocommercial Properties NV REIT	42,811	1,971
Norway - 0.3%
Norwegian Property ASA ‡	961,480	1,712
Singapore - 5.7%
Capitacommercial Trust REIT ‡ ^	4,142,000	4,841
Capitaland, Ltd.	3,268,100	9,448
CapitaMall Trust REIT	2,734,769	4,155
City Developments, Ltd.	105,400	1,032
Frasers Centrepoint Trust REIT	475,300	556
Global Logistic Properties, Ltd. ‡ ^	3,811,600	6,415
Keppel Land, Ltd.	518,400	1,939
Suntec REIT	1,553,000	1,815
Sweden - 0.8%
Castellum AB	127,563	1,737
Hufvudstaden AB - Class A	192,792	2,253
Switzerland - 0.6%
Swiss Prime Site AG ‡	45,485	3,393
United Kingdom - 5.2%
British Land Co., PLC REIT	524,326	4,288
Capital Shopping Centres Group PLC REIT	359,950	2,344
Derwent London PLC REIT	196,129	4,773
Grainger PLC	525,442	866
Great Portland Estates PLC REIT	472,680	2,659
Hammerson PLC REIT	314,327	2,045
Land Securities Group PLC REIT	782,332	8,220
Safestore Holdings PLC	684,905	1,388
Segro PLC REIT	244,312	1,091
United States - 38.9%
Alexandria Real Estate Equities, Inc. REIT	80,800	5,919
AMB Property Corp. REIT	117,930	3,740
Apartment Investment & Management Co. — Class A REIT	211,000	5,452
AvalonBay Communities, Inc. REIT	82,449	9,280
Boston Properties, Inc. REIT	132,000	11,365
BRE Properties, Inc. REIT	112,900	4,911
Developers Diversified Realty Corp. REIT	340,100	4,792
Digital Realty Trust, Inc. REIT ^	48,600	2,505
Equity Residential REIT	285,900	14,853
Federal Realty Investment Trust REIT	78,800	6,141
General Growth Properties, Inc. REIT	551,500	8,537
HCP, Inc. REIT	64,300	2,366
Highwoods Properties, Inc. REIT	67,000	2,134
Host Hotels & Resorts, Inc. REIT	483,705	8,644
Kimco Realty Corp. REIT	92,400	1,667
Liberty Property Trust REIT	207,925	6,637
Macerich Co. REIT	271,892	12,880
Nationwide Health Properties, Inc. REIT	166,300	6,050
Pebblebrook Hotel Trust REIT	72,300	1,469
ProLogis REIT	482,900	6,973
Public Storage REIT	56,680	5,748
Regency Centers Corp. REIT ^	186,266	7,868
Simon Property Group, Inc. REIT	202,359	20,132
SL Green Realty Corp. REIT	94,800	6,400
Starwood Hotels & Resorts Worldwide, Inc.	90,500	5,501
Tanger Factory Outlet Centers REIT	42,400	2,170
Taubman Centers, Inc. REIT ^	88,271	4,456
UDR, Inc. REIT	275,284	6,475
Ventas, Inc. REIT	111,793	5,867
Vornado Realty Trust REIT	169,485	14,123

Total Common Stocks (cost $427,487)		517,869

WARRANT - 0.1%
India - 0.1%
Unitech, Ltd. ‡
Expiration: 05/29/2013
Exercise Price: $0.00	355,200	526
Total Warrant (cost $2,188)

SECURITIES LENDING COLLATERAL - 3.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	16,230,182	16,230
Total Securities Lending Collateral (cost $16,230)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENT - 2.0%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $10,666 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $10,882.	$10,666	$10,666
Total Repurchase Agreement (cost $10,666)

Total Investment Securities (cost $456,571) #		545,291
Other Assets and Liabilities - Net		(16,629)

Net Assets		$528,662

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Real Estate Investment Trusts	64.9%	$354,076
Real Estate Management & Development	29.1	158,818
Hotels, Restaurants & Leisure	1.0	5,501

Investment Securities, at Value	95.0	518,395
Short-Term Investments	5.0	26,896

Total Investments	100.0%	$545,291

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $15,386.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $494,771. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $57,121 and $6,601, respectively. Net unrealized appreciation for tax purposes is $50,520.

DEFINITION:

REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$221,139	$296,730	$—	$517,869
Repurchase Agreement	—	10,666	—	10,666
Securities Lending Collateral	16,230	—	—	16,230
Warrants	—	526	—	526

Total	$237,369	$307,922	$—	$545,291

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $445,905) (including securities loaned of $15,386)	$534,625
Repurchase agreement, at value (cost: $10,666)	10,666
Receivables:
Investment securities sold	1,227
Shares sold	87
Securities lending income (net)	8
Dividends	1,429
Dividend reclaims	64
Prepaid expenses	5

548,111

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,936
Shares redeemed	843
Management and advisory fees	344
Distribution and service fees	7
Administration fees	9
Printing and shareholder reports fees	22
Audit and tax fees	9
Other	49
Collateral for securities on loan	16,230

19,449

Net assets	$528,662

Net assets consist of:
Capital stock ($.01 par value)	$467
Additional paid-in capital	652,082
Undistributed (accumulated) net investment income (loss)	7,241
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(219,854)
Net unrealized appreciation (depreciation) on:
Investment securities	88,720
Translation of assets and liabilities denominated in foreign currencies	6

Net assets	$528,662

Net assets by class:
Initial Class	$495,241
Service Class	33,421
Shares outstanding:
Initial Class	43,829
Service Class	2,851
Net asset value and offering price per share:
Initial Class	$11.30
Service Class	11.72
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $666)	$14,075
Interest income	4
Securities lending income (net)	178

14,257

Expenses:
Management and advisory	3,864
Printing and shareholder reports	63
Custody	304
Administration	98
Legal	27
Audit and tax	14
Trustees	17
Transfer agent	5
Distribution and service:
Service Class	58
Other	10

Total expenses	4,460

Net investment income	9,797

Net realized gain (loss) on transactions from:
Investment securities	(17,464)
Foreign currency transactions	(176)

(17,640)

Net increase in unrealized appreciation (depreciation) on:
Investment securities	74,633
Translation of assets and liabilities denominated in foreign currencies	(1)

Change in unrealized appreciation (depreciation)	74,632

Net realized and unrealized gain	56,992

Net increase in net assets resulting from operations	$66,789

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$9,797	$10,649
Net realized gain (loss) from investment securities and foreign currency transactions	(17,640)	(107,381)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	74,632	221,370

Net increase in net assets resulting from operations	66,789	124,638

Distributions to shareholders:
From net investment income:
Initial Class	(28,382)	—
Service Class	(1,398)	—

Total distributions to shareholders	(29,780)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	24,099	62,592
Service Class	17,556	5,481

	41,655	68,073

Dividends and distributions reinvested:
Initial Class	28,382	—
Service Class	1,398	—

	29,780	—

Cost of shares redeemed:
Initial Class	(86,022)	(29,040)
Service Class	(6,445)	(5,455)

	(92,467)	(34,495)

Net increase (decrease) in net assets from capital shares transactions	(21,032)	33,578

Net increase in net assets	15,977	158,216

Net assets:
Beginning of year	512,685	354,469

End of year	$528,662	$512,685

Undistributed net investment income	$7,241	$14,406

Share activity:
Shares issued:
Initial Class	2,223	7,596
Service Class	1,582	576

	3,805	8,172

Shares issued-reinvested from distributions:
Initial Class	2,908	—
Service Class	138	—

	3,046	—

Shares redeemed:
Initial Class	(8,517)	(3,696)
Service Class	(602)	(661)

	(9,119)	(4,357)

Net increase (decrease) in shares outstanding:
Initial Class	(3,386)	3,900
Service Class	1,118	(85)

	(2,268)	3,815

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.46	$7.84	$19.64	$24.54	$19.77
Investment operations
Net investment income(A)	0.21	0.23	0.38	0.36	0.35
Net realized and unrealized gain (loss)	1.32	2.39	(7.03)	(1.77)	7.45

Total operations	1.53	2.62	(6.65)	(1.41)	7.80

Distributions
From net investment income	(0.69)	—	(0.47)	(1.73)	(0.33)
From net realized gains	—	—	(4.68)	(1.76)	(2.70)

Total distributions	(0.69)	—	(5.15)	(3.49)	(3.03)

Net asset value
End of year	$11.30	$10.46	$7.84	$19.64	$24.54

Total return(B)	15.67%	33.42%	(42.38%)	(6.70%)	42.27%
Net assets end of year (000’s)	$495,241	$493,900	$339,659	$667,356	$922,134
Ratio and supplemental data
Expenses to average net assets	0.90%	0.91%	0.87%	0.84%	0.84%
Net investment income, to average net assets	2.01%	2.73%	2.61%	1.51%	1.59%
Portfolio turnover rate	60%	61%	48%	60%	44%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.84	$8.15	$20.12	$25.06	$20.16
Investment operations
Net investment income(A)	0.17	0.22	0.36	0.31	0.32
Net realized and unrealized gain (loss)	1.38	2.47	(7.27)	(1.80)	7.58

Total operations	1.55	2.69	(6.91)	(1.49)	7.90

Distributions
From net investment income	(0.67)	—	(0.38)	(1.69)	(0.30)
From net realized gains	—	—	(4.68)	(1.76)	(2.70)

Total distributions	(0.67)	—	(5.06)	(3.45)	(3.00)

Net asset value
End of year	$11.72	$10.84	$8.15	$20.12	$25.06

Total return(B)	15.30%	33.01%	(42.49%)	(6.91%)	41.91%
Net assets end of year (000’s)	$33,421	$18,785	$14,810	$41,216	$53,276
Ratio and supplemental data
Expenses to average net assets	1.15%	1.16%	1.12%	1.09%	1.09%
Net investment income, to average net assets	1.59%	2.46%	2.35%	1.26%	1.39%
Portfolio turnover rate	60%	61%	48%	60%	44%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Clarion Global Real Estate Securities VP (the “Fund”) is part of TST. The Fund is “non-diverisified” under the 1940 Act.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $58, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation- Conservative VP	$14,092	2.67%
Transamerica Asset Allocation- Growth VP	60,312	11.41
Transamerica Asset Allocation- Moderate VP	64,573	12.21
Transamerica Asset Allocation- Moderate Growth VP	190,647	36.06
Transamerica International Moderate Growth VP	12,666	2.40

Total	$342,290	64.75%

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion	0.65%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$288,565
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	328,923
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax years (2007-2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$12,818
Undistributed (accumulated) net realized gain (loss) from investment securities	$(12,818)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$34,350	December 31, 2016
$121,339	December 31, 2017
$45,921	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$29,780
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$27,197

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(201,610)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$50,526

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Clarion Global Real Estate Securities VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Clarion Global Real Estate Securities VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Clarion Global Real Estate Securities VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Clarion Global Real Estate Securities VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
(unaudited)
MARKET ENVIRONMENT
Equity markets in the U.S. continued their upward trajectory for the year 2010 as the global economy recovered and fears of a double dip recession abated. Concerns regarding the European debt markets and the Chinese economy overheating contributed to some volatile periods during the year. However, mid-term election results, the extension of Bush-era tax cuts and accommodative monetary policies from the Federal Reserve Board (“Fed”) helped the year end on a significantly strong note.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
As the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash crash” in the equity markets ultimately sent global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the year came to a close, equity markets and investor sentiment turned markedly positive. The key impetus for the market’s appreciation was the Fed announcement in October of another round of quantitative easing (“QE2”). This announcement mitigated investor concerns about a double-dip recession and created a strong sense of optimism for solid future economic growth and a prolonged lower interest rate environment. Additionally, the political, legislative, business, international and consumer fronts saw a confluence of positive momentum: the election of a pro-business Congress; the extension of Bush-era tax cuts; robust third quarter reported earnings; strong economic growth in China despite tighter monetary policy; and healthy consumer holiday spending. These positive results, combined with the Fed’s agenda to inject further liquidity into the system, created an optimal environment for stocks to move upwards and post positive gains for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Diversified Equity VP Initial Class returned 16.85%. By comparison its primary and former benchmarks, the Standard & Poor’s 500 Composite Stock Index and the Morgan Stanley Capital International World Index, returned 15.06% and 12.34%, respectively. Prior to May 1, 2010, this fund was named Transamerica Templeton Global VP.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process, seeking companies with proven management, strong cash-flow characteristics and sustainable competitive advantages. We positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Individual stock selection in consumer discretionary names BorgWarner, Inc. and Johnson Controls, Inc., and stock selection in the producer durables and technology sectors were the primary contributors to relative outperformance during the period. BorgWarner, Inc. continues to take market share as its turbo chargers answer the need for greater automotive fuel efficiency to meet new environmental standards. Additionally, the company is benefiting from the growth in total automobile production globally, driven by countries like China. Johnson Controls, Inc., a manufacturer of automotive interior products and battery-powered systems, is also benefiting from strong global growth in automobile production.
Detracting from relative performance was stock selection in the financial services sector (BlackRock, Inc.) and weak returns from individual energy holding EOG Resources, Inc. BlackRock, Inc., a global leader in the investment business, performed well during the turmoil in the financial markets. However, their ability to improve margins coupled with slowing rates of growth into fixed income markets lowered investor confidence. We sold our position in BlackRock, Inc. EOG Resources, Inc., an oil and natural gas exploration production company, had its input costs rise more rapidly than expected as strong demand for oil and gas exploration increased; consequently, we have reduced the position.
Edward S. Han
Peter O. Lopez
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	16.85%	2.95%	(0.48)%	12/03/1992
S&P 500*	15.06%	2.29%	1.41%
MSCI World*	12.34%	2.99%	2.82%

Service Class	16.55%	2.66%	6.86%	05/01/2003

NOTES

*	Prior to May 1, 2010, the Morgan Stanley Capital International World Index (“MSCI World”) served as the primary benchmark for the fund, at which time, it was replaced with the Standard & Poor’s 500 Composite Stock Index (“S&P 500”). MSCI World and S&P 500 are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Diversified Equity VP
Initial Class	$1,000.00	$1,300.90	$4.76	$1,021.07	$4.18	0.82%
Service Class	1,000.00	1,299.40	6.20	1,019.81	5.45	1.07

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stock	99.1%
Securities Lending Collateral	25.1
Repurchase Agreement	0.9
Other Assets and Liabilities — Net	(25.1)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.1%
Aerospace & Defense - 2.2%
Precision Castparts Corp. ^	109,144	$15,194
Air Freight & Logistics - 4.8%
CH Robinson Worldwide, Inc. ^	204,500	16,399
Expeditors International of Washington, Inc. ^	301,650	16,470
Auto Components - 6.0%
BorgWarner, Inc. ‡ ^	296,242	21,437
Johnson Controls, Inc.	509,932	19,479
Automobiles - 0.5%
General Motors Co. ‡ ^	90,725	3,344
Biotechnology - 3.4%
Amgen, Inc. ‡	178,320	9,790
Celgene Corp. ‡	234,025	13,841
Capital Markets - 1.5%
T. Rowe Price Group, Inc. ^	160,295	10,345
Chemicals - 6.6%
Ecolab, Inc. ^	200,315	10,100
Nalco Holding Co. ^	650,000	20,761
Sigma-Aldrich Corp. ^	207,515	13,812
Commercial Banks - 5.0%
BB&T Corp. ^	279,437	7,346
City National Corp. ^	175,665	10,779
Wells Fargo & Co.	484,315	15,010
Communications Equipment - 1.2%
QUALCOMM, Inc.	168,899	8,359
Computers & Peripherals - 3.9%
Apple, Inc. ‡	83,075	26,797
Construction & Engineering - 1.5%
Jacobs Engineering Group, Inc. ‡ ^	227,965	10,452
Diversified Financial Services - 3.0%
Bank of America Corp.	616,749	8,227
JPMorgan Chase & Co.	292,615	12,413
Electrical Equipment - 2.3%
Hubbell, Inc. - Class B ^	255,749	15,378
Energy Equipment & Services - 4.1%
Core Laboratories NV	140,293	12,493
Schlumberger, Ltd.	190,260	15,887
Health Care Equipment & Supplies - 1.1%
Covidien PLC	161,537	7,376
Hotels, Restaurants & Leisure - 7.5%
Las Vegas Sands Corp. ‡ ^	134,540	6,182
Marriott International, Inc. - Class A ^	504,912	20,975
McDonald’s Corp.	119,680	9,187
Starbucks Corp.	472,065	15,167
Insurance - 1.4%
Travelers Cos., Inc. ^	176,150	9,813
Internet & Catalog Retail - 2.9%
Amazon.com, Inc. ‡	109,396	19,691
Internet Software & Services - 2.0%
Google, Inc. - Class A ‡	22,623	13,437
IT Services - 1.0%
International Business Machines Corp.	44,734	6,565
Life Sciences Tools & Services - 2.1%
Covance, Inc. ‡ ^	113,465	5,833
Illumina, Inc. ‡ ^	128,845	8,161
Machinery - 8.4%
Caterpillar, Inc. ^	153,705	14,396
Donaldson Co., Inc. ^	179,000	10,432
Kennametal, Inc. ^	377,000	14,876
PACCAR, Inc. ^	296,460	17,023
Multiline Retail - 1.6%
Target Corp.	177,005	10,643
Oil, Gas & Consumable Fuels - 1.0%
EOG Resources, Inc. ^	71,710	6,555
Paper & Forest Products - 1.1%
Weyerhaeuser Co. ^	399,626	7,565
Pharmaceuticals - 1.2%
Teva Pharmaceutical Industries, Ltd. ADR	155,735	8,118
Professional Services - 2.4%
Robert Half International, Inc. ^	534,000	16,340
Road & Rail - 1.5%
Norfolk Southern Corp.	162,460	10,206
Semiconductors & Semiconductor Equipment - 2.4%
ARM Holdings PLC ADR ^	164,850	3,421
Broadcom Corp. - Class A	291,408	12,690
Software - 6.2%
Citrix Systems, Inc. ‡	198,875	13,605
Oracle Corp.	690,995	21,628
Salesforce.com, Inc. ‡ ^	53,504	7,063
Specialty Retail - 2.1%
CarMax, Inc. ‡ ^	446,605	14,238
Textiles, Apparel & Luxury Goods - 3.6%
LVMH Moet Hennessy Louis Vuitton SA ADR	312,140	10,347
Nike, Inc. - Class B ^	161,600	13,804
Trading Companies & Distributors - 2.6%
WW Grainger, Inc. ^	125,945	17,394
Wireless Telecommunication Services - 1.0%
American Tower Corp. - Class A ‡	127,410	6,579

Total Common Stocks (cost $568,324)		673,423

SECURITIES LENDING COLLATERAL - 25.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	170,402,073	170,402
Total Securities Lending Collateral (cost $170,402)

	Principal	Value

REPURCHASE AGREEMENT - 0.9%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $5,829 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 07/15/2025, with a value of $5,947.	$5,829	5,829
Total Repurchase Agreement (cost $5,829)

Total Investment Securities (cost $744,555) #		849,654
Other Assets and Liabilities - Net		(170,649)

Net Assets		$679,005

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTES TO THE SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $166,586.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $757,162. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $100,552 and $8,060, respectively. Net unrealized appreciation for tax purposes is $92,492.

DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$631,668	$41,755	$—	$673,423
Repurchase Agreement	—	5,829	—	5,829
Securities Lending Collateral	170,402	—	—	170,402

Total	$802,070	$47,584	$—	$849,654

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $738,726) (including securities loaned of $166,586)	$843,825
Repurchase agreement, at value (cost: $5,829)	5,829
Receivables:
Shares sold	46
Securities lending income (net)	27
Dividends	378
Dividend reclaims	280
Prepaid expenses	6

850,391

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	438
Management and advisory fees	416
Distribution and service fees	9
Administration fees	12
Printing and shareholder reports fees	83
Audit and tax fees	8
Other	18
Collateral for securities on loan	170,402

171,386

Net assets	$679,005

Net assets consist of:
Capital stock ($.01 par value)	$336
Additional paid-in capital	740,389
Undistributed (accumulated) net investment income (loss)	11,394
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(178,234)
Net unrealized appreciation (depreciation) on:
Investment securities	105,099
Translation of assets and liabilities denominated in foreign currencies	21

Net assets	$679,005

Net assets by class:
Initial Class	$637,146
Service Class	41,859
Shares outstanding:
Initial Class	31,534
Service Class	2,090
Net asset value and offering price per share:
Initial Class	$20.21
Service Class	20.03
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $212)	$16,457
Interest income	2
Securities lending income (net)	67

	16,526

Expenses:
Management and advisory	4,073
Printing and shareholder reports	180
Custody	96
Administration	111
Legal	32
Audit and tax	45
Trustees	20
Transfer agent	5
Registration	—	(A)
Distribution and service:
Service Class	82
Other	89

Total expenses	4,733

Net investment income	11,793

Net realized gain (loss) on transactions from:
Investment securities	47,272
Foreign currency transactions	(371)

	46,901

Net increase in unrealized appreciation (depreciation) on:
Investment securities	28,681
Translation of assets and liabilities denominated in foreign currencies	11

Change in unrealized appreciation (depreciation)	28,692

Net realized and unrealized gain	75,593

Net increase in net assets resulting from operations	$87,386

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$11,793	$5,409
Net realized gain (loss) from investment securities and foreign currency transactions	46,901	(57,666)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	28,692	154,149

Net increase in net assets resulting from operations	87,386	101,892

Distributions to shareholders:
From net investment income:
Initial Class	(5,850)	(5,566)
Service Class	(331)	(233)

Total distributions to shareholders	(6,181)	(5,799)

Capital share transactions:
Proceeds from shares sold:
Initial Class	38,944	10,263
Service Class	10,745	5,955

	49,689	16,218

Proceeds from fund acquisition:
Initial Class	202,670	84,591
Service Class	15,476	7,955

	218,146	92,546

Dividends and distributions reinvested:
Initial Class	5,850	5,566
Service Class	331	233

	6,181	5,799

Cost of shares redeemed:
Initial Class	(109,123)	(58,259)
Service Class	(12,235)	(4,229)

	(121,358)	(62,488)

Fair fund settlement:
Initial Class	244	—
Service Class	14	—

	258	—

Net increase in net assets from capital shares transactions	152,916	52,075

Net increase in net assets	234,121	148,168

Net assets:
Beginning of year	444,884	296,716

End of year	$679,005	$444,884

Undistributed net investment income	$11,394	$5,119

Share activity:
Shares issued:
Initial Class	2,233	669
Service Class	612	375

	2,845	1,044

Shares issued on fund acquisition:
Initial Class	11,065	6,202
Service Class	852	587

	11,917	6,789

Shares issued-reinvested from
distributions:
Initial Class	370	347
Service Class	21	15

	391	362

Shares redeemed:
Initial Class	(6,269)	(3,934)
Service Class	(709)	(282)

	(6,978)	(4,216)

Net increase (decrease) in shares outstanding:
Initial Class	7,399	3,284
Service Class	776	695

	8,175	3,979

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$17.49	$13.82	$25.01	$22.05	$18.81
Investment operations
Net investment income(A)	0.38	0.22	0.41	0.31	0.27
Net realized and unrealized gain (loss)	2.52	3.67	(11.21)	3.02	3.23

Total operations	2.90	3.89	(10.80)	3.33	3.50

Distributions
From net investment income	(0.18)	(0.22)	(0.39)	(0.37)	(0.26)

Total distributions	(0.18)	(0.22)	(0.39)	(0.37)	(0.26)

Net asset value
End of year	$20.21	$17.49	$13.82	$25.01	$22.05

Total return(B)	16.85%	28.32%	(43.67%)	15.24%	18.79%
Net assets end of year (000’s)	$637,146	$422,067	$288,218	$611,618	$598,312
Ratio and supplemental data
Expenses to average net assets	0.84%	0.91%	0.84%	0.85%	0.87%
Net investment income, to average net assets	2.14%	1.49%	2.03%	1.31%	1.35%
Portfolio turnover rate	111%	54%	18%	34%	59%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$17.36	$13.74	$24.85	$21.93	$18.73
Investment operations
Net investment income(A)	0.34	0.18	0.37	0.26	0.21
Net realized and unrealized gain (loss)	2.49	3.63	(11.15)	2.99	3.23

Total operations	2.83	3.81	(10.78)	3.25	3.44

Distributions
From net investment income	(0.16)	(0.19)	(0.33)	(0.33)	(0.24)

Total distributions	(0.16)	(0.19)	(0.33)	(0.33)	(0.24)

Net asset value
End of year	$20.03	$17.36	$13.74	$24.85	$21.93

Total return(B)	16.55%	27.85%	(43.81%)	14.98%	18.45%
Net assets end of year (000’s)	$41,859	$22,817	$8,498	$24,292	$16,329
Ratio and supplemental data
Expenses to average net assets	1.09%	1.16%	1.09%	1.10%	1.12%
Net investment income, to average net assets	1.93%	1.16%	1.83%	1.11%	1.02%
Portfolio turnover rate	111%	54%	18%	34%	59%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. On April 30, 2010, Transamerica Templeton Global VP changed its name to Transamerica Diversified Equity VP (the “Fund”). The Fund is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $2, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
Fair funds settlement: The Securities and Exchange Commission (“SEC”) had investigated several companies and found that there were some companies that conducted rapid in and out trading of mutual funds, known as market timing, through deceptive means. Through a SEC order the companies found to be market timing against mutual funds were required to pay amounts to compensate for the market timing activity. Amounts received as a result of the SEC order are noted on the Statements of Changes in Net Assets.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation-Conservative VP	$23,599	3.48%
Transamerica Asset Allocation-Growth VP	15,061	2.22
Transamerica Asset Allocation-Moderate VP	35,146	5.18
Transamerica Asset Allocation-Moderate Growth VP	58,947	8.68

Total	$132,753	19.56%

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:
Effective May 1, 2010

First $500 million	0.73%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%
Prior to May 1, 2010

First $500 million	0.75%
Over $500 million up to $1.5 billion	0.725%
Over $1.5 billion	0.70%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.85% Expense Limit
Prior to May 1, 2010, the expense limit was 1.00%.
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$586,508
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	628,665
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(127,520)
Undistributed (accumulated) net investment income (loss)	$663
Undistributed (accumulated) net realized gain (loss) from investment securities	$126,857
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$45,010	December 31, 2011
$11,884	December 31, 2015
$36,233	December 31, 2016
$70,285	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $190,887.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$6,181
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	5,799
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$11,394

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(163,412)

Post October Capital Loss Deferral	$(2,215)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$92,513

Other Temporary Differences	$—

NOTE 6. REORGANIZATION
On April 30, 2010, Transamerica Diversified Equity VP (formerly, Transamerica Templeton Global VP) acquired all of the net assets of Transamerica Munder Net50 VP and Transamerica Science & Technology VP pursuant to a Plan of Reorganization. Transamerica Diversified Equity VP is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 11,917 shares of Transamerica Diversified Equity VP for 10,591 shares of Transamerica Munder Net50 VP and 28,350 shares of Transamerica Science & Technology VP outstanding on April 30, 2010. Transamerica Munder Net50 VP’s net assets at that date, $96,237, including $8,685 unrealized appreciation, were combined with those of Transamerica Diversified Equity VP. Transamerica Science & Technology VP’s net assets at that date, $121,909, including $15,867 unrealized appreciation, were combined with those of Transamerica Diversified Equity VP. The aggregate net assets of Transamerica Diversified Equity VP immediately before the acquisition were $449,479; the combined net assets of Transamerica Diversified Equity VP immediately after the acquisition were $667,625. In the acquisition, Transamerica Diversified Equity VP retained certain capital loss carryforwards from Transamerica Munder Net50 VP and Transamerica Science & Technology VP in the amount of $5,800. Shares issued with the acquisition were as follows:

Transamerica Munder Net50 VP

Class	Shares	Amount
Initial	5,058	$92,653
Service	197	3,584

Transamerica Science & Technology VP

Class	Shares	Amount
Initial	6,007	$110,017
Service	655	11,892
The exchange ratio of the reorganization for the Fund is as follows (Transamerica Diversified Equity VP shares issuable/ Transamerica Munder Net50 VP):

Transamerica Munder Net50 VP

Class	Exchange Ratio
Initial	0.50
Service	0.49

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The exchange ratio of the reorganization for the class is as follows (Transamerica Diversified Equity VP shares issuable/ Transamerica Science & Technology VP):

Transamerica Science & Technology VP

Class	Exchange Ratio
Initial	0.24
Service	0.23
Assuming the reorganization had been completed on January 1, 2010, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended December 31, 2010, are as follows:

Net investment income	$12,005
Net realized and unrealized gain	86,400
Net increase in net assets resulting from operations	98,405
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Munder Net50 VP and Transamerica Science & Technology VP that have been included in the Fund’s Statement of Operations since April 30, 2010.
NOTE 7. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has approved changes to Transamerica Diversified Equity VP, including changes to the Fund name, sub-adviser, investment objective, principal investment strategies, risks, and benchmark. The Fund will change its name to Transamerica WMC Diversified Equity VP and sub-adviser from Transamerica Investment Management, LLC to Wellington Management Company, LLP. These changes are expected to occur on or about March 31, 2011, but may occur sooner.

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Diversified Equity VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Diversified Equity VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Diversified Equity VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Diversified Equity VP
(formerly, Transamerica Templeton Global VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
(unaudited)
MARKET ENVIRONMENT
After a sharp retreat in May and June and a rather boring summer, stocks rebounded sharply and posted double-digit gains for the second year in a row. The Standard & Poor’s 500 Composite Stock Index gained over 15% for the full year, and smaller stocks did much better, with the Russell 2000® Index up approximately 27%. Bonds also performed well as treasuries posted an unprecedented rally prior to a fourth quarter selloff and spreads narrowed substantially throughout most of the year. The riskiest bonds led the way higher in price over the calendar year.
The economy followed a similar path. During the latter part of the second quarter and throughout the summer, widespread fears of a double dip recession took hold. The recovery seemed to gain traction when the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) was announced. In addition, the election results seemed to also help on the confidence front.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Efficient Markets VP Initial Class returned 12.68%. By comparison its primary and secondary benchmarks, the Standard & Poor’s 500 Composite Stock Index and the Transamerica Efficient Markets VP Blended Benchmark Index, returned 15.06% and 12.37%, respectively.
The blended benchmark is comprised of Barclays Capital U.S. Aggregate Bond Index (35%), the Standard & Poor’s 500 Composite Stock Index (25%), the Morgan Stanley Capital International-Europe, Australasia, Far East Index (25%) and the Russell 2000® Value Index (15%).
STRATEGY REVIEW
Our index funds are designed to closely track market benchmarks and 2010 was an excellent year for doing just that. The sharp decline in equities in the second quarter was a difficult period as there were some very large upswings in the market that served to exaggerate any small overweights or underweights in the portfolio. The trending equity markets we have enjoyed in the U.S. since late August serve us better than choppy markets. Over longer term investment horizons, we fully believe to be able to provide investors the index returns they expect at an extremely low cost.
Jeffrey A. Whitehead, CFA
Portfolio Manager
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	12.68%	16.35%	11/10/2008
S&P 500*	15.06%	17.73%
Transamerica Efficient Markets VP Blended Benchmark*	12.37%	15.84%

Service Class	12.38%	16.07%	11/10/2008

NOTES

*	The Transamerica Efficient Markets VP Blended Benchmark is composed of the following Benchmarks: The Barclays Capital U.S. Aggregate Bond Index (35%), Standard & Poor’s 500 Composite Stock Index (“S&P 500”) (25%), Morgan Stanley Capital International-Europe, Australasia, and Far East Index (25%), and the Russell 2000® Value Index (15%). All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Efficient Markets VP
Initial Class	$1,000.00	$1,166.70	$2.84	$1,022.58	$2.65	0.52%
Service Class	1,000.00	1,165.70	4.20	1,021.32	3.92	0.77

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	99.2%
Securities Lending Collateral	2.1
Repurchase Agreement	1.4
Other Assets and Liabilities — Net	(2.7)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.2%
Capital Markets - 99.2%
DFA Emerging Markets Value Portfolio	30,833	$1,115
DFA International Small Capital Value Portfolio	247,324	4,254
DFA International Value Portfolio	263,740	4,848
DFA Large Capital International Portfolio	473,413	9,426
DFA U.S. Large Company Portfolio	1,935,285	19,159
DFA U.S. Targeted Value Portfolio	524,226	8,718
Vanguard Intermediate-Term Bond ETF	79,299	6,541
Vanguard Long-Term Bond ETF	31,196	2,467
Vanguard Short-Term Bond ETF	114,466	9,210
Vanguard Total Bond Market ETF ^	77,755	6,241

Total Investment Companies (cost $65,368)		71,979

SECURITIES LENDING COLLATERAL - 2.1%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	1,525,200	1,525
Total Securities Lending Collateral (cost $1,525)

	Principal	Value

REPURCHASE AGREEMENT - 1.4%
State Street Bank & Trust Co. 0.01%▲, dated 12/31/2010, to be repurchased at $995 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $1,017.	$995	995
Total Repurchase Agreement (cost $995)

Total Investment Securities (cost $67,888) #		74,499
Other Assets and Liabilities — Net		(1,993)

Net Assets		$72,506

NOTES TO THE SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $1,493.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $67,893. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $6,673 and $67, respectively. Net unrealized appreciation for tax purposes is $6,606.
DEFINITION:
ETF           Exchange-Traded Fund
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total

Investment Companies	$71,979	$—	$—	$71,979
Securities Lending Collateral	1,525	—	—	1,525
Repurchase Agreement	—	995	—	995

Total	$73,504	$995	$—	$74,499

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $66,893) (including securities loaned of $1,493)	$73,504
Repurchase agreement, at value (cost: $995)	995
Cash	107
Receivables:
Shares sold	54
Prepaid expenses	1

	74,661

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	577
Shares redeemed	1
Management and advisory fees	24
Distribution and service fees	14
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	2
Other	4
Collateral for securities on loan	1,525

	2,155

Net assets	$72,506

Net assets consist of:
Capital stock ($.01 par value)	$54
Additional paid-in capital	63,449
Undistributed (accumulated) net investment income (loss)	838
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	1,554
Net unrealized appreciation (depreciation) on investments in investment companies	6,611

Net assets	$72,506

Net assets by class:
Initial Class	$1,054
Service Class	71,452
Shares outstanding:
Initial Class	78
Service Class	5,322
Net asset value and offering price per share:
Initial Class	$13.49
Service Class	13.43

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$1,183
Interest income	—	(A)
Securities lending income (net)	2

	1,185

Expenses:
Management and advisory	190
Custody	20
Administration	9
Legal	3
Audit and tax	11
Trustees	2
Transfer agent	—	(A)
Distribution and service:
Service Class	111
Other	1

Total expenses	347

Recaptured Expenses	—	(A)

Net expenses	347

Net investment income	838

Net realized gain (loss) from:
Investments in investment companies	1,355
Distributions from investments in investment companies	208

	1,563

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	3,932

Net realized and unrealized gain on investments in investment companies	5,495

Net increase In net assets resulting from operations	$6,333

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual report 2010

Transamerica Efficient Markets VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$838	$304
Net realized gain from investments in and distributions from investment companies	1,563	802
Change in net unrealized appreciation (depreciation) on investments in investment companies	3,932	2,634

Net increase in net assets resulting from operations	6,333	3,740

Distributions to shareholders:
From net investment income:
Initial Class	(7)	—	(A)
Service Class	(295)	(6)

	(302)	(6)

From net realized gains:
Initial Class	(17)	—	(A)
Service Class	(796)	(3)

	(813)	(3)

Total distributions to shareholders	(1,115)	(9)

Capital share transactions:
Proceeds from shares sold:
Initial Class	557	894
Service Class	41,162	23,886

	41,719	24,780

Dividends and distributions reinvested:
Initial Class	24	—	(A)
Service Class	1,091	9

	1,115	9

Cost of shares redeemed:
Initial Class	(462)	(381)
Service Class	(2,769)	(1,871)

	(3,231)	(2,252)

Net increase in net assets resulting from capital shares transactions	39,603	22,537

Net increase in net assets	44,821	26,268

Net assets:
Beginning of year	27,685	1,417

End of year	$72,506	$27,685

Undistributed net investment income	$838	$302

Share activity:
Shares issued:
Initial Class	43	75
Service Class	3,259	2,260

	3,302	2,335

Shares issued-reinvested from distributions:
Initial Class	2	—	(B)
Service Class	92	1

	94	1

Shares redeemed:
Initial Class	(35)	(32)
Service Class	(223)	(178)

	(258)	(210)

Net increase (decrease) in shares outstanding:
Initial Class	10	43
Service Class	3,128	2,083

	3,138	2,126

(A)	Rounds to less than $1 or ($1).

(B)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
FINANCIAL HIGHLIGHTS

Initial Class	Service Class
Year Ended December 31,	Nov 10 to Dec	Year Ended December 31,	Nov 10 to Dec
For a share outstanding throughout each period	2010	2009	31, 2008(A)	2010	2009	31, 2008(A)
Net asset value
Beginning of year	$12.27	$10.39	$10.00	$12.24	$10.39	$10.00
Investment operations
Net investment income(B),(C)	0.26	0.27	0.10	0.23	0.25	0.11
Net realized and unrealized gain	1.26	1.62	0.29	1.25	1.61	0.28

Total operations	1.52	1.89	0.39	1.48	1.86	0.39

Distributions
From net investment income	(0.09)	(0.01)	—	(0.08)	(0.01)	—
From net realized gains	(0.21)	—	(D)	—	(0.21)	—	(D)	—

Total distributions	(0.30)	(0.01)	—	(0.29)	(0.01)	—

Net asset value
End of year	$13.49	$12.27	$10.39	$13.43	$12.24	$10.39

Total return(E)	12.68%	18.15%	3.90	%(F)	12.38%	17.86%	3.90	%(F)

Net assets end of year (000’s)	$1,054	$831	$260	$71,452	$26,854	$1,157
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/fee waiver	0.52%	0.52%	0.52	%(H)	0.77%	0.77%	0.77	%(H)
Before reimbursement/fee waiver	0.52%	0.70%	17.77	%(H)	0.77%	0.95%	18.02	%(H)
Net investment income, to average net assets(C)	2.01%	2.42%	7.15	%(H)	1.84%	2.20%	8.04	%(H)
Portfolio turnover rate(I)	17%	37%	2	%(F)	17%	37%	2	%(F)

(A)	Commenced operations on November 10, 2008.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Rounds to less than $(.01) per share.

(E)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(F)	Not annualized.

(G)	Does not include expenses of the investment companies in which the fund invests.

(H)	Annualized.

(I)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Efficient Markets VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian, and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds (“ETF”) are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
Investment advisory fees: The Fund pays management to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $50 million	0.42%
Over $50 million up to $250 million	0.40%
Over $250 million	0.38%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.52% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser were less than $1. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2008:	$18	12/31/2011
Fiscal Year 2009:	25	12/31/2012
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$46,909
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	7,824
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2008 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,103
Long-term Capital Gain	12
2009 Distributions paid from:
Ordinary Income	7
Long-term Capital Gain	2
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,048

Undistributed Long-term Capital Gain	$1,349

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$6,606

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Efficient Markets VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Efficient Markets VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Efficient Markets VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Efficient Markets VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $12 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
(unaudited)
MARKET ENVIRONMENT
It was a volatile, but overall strong, reporting period for the stock market. The fiscal year started with equity markets continuing their historic rally from the March 2009 low. After a 5% decline into February, the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) rallied more than 15%. A crisis over European sovereign debt, along with fading U.S. economic indicators, led to an abrupt 16% decline in the S&P 500 by early July. After sharp swings up and down in July and August, the S&P 500 completed the fiscal year with a further gain of 20% as concerns over Europe abated, growth in emerging economies remained strong, and market participants began to anticipate further monetary easing by the U.S. Federal Reserve Board (“Fed”) and political change in the U.S. The S&P 500 ended the reporting period with a total return of 15.06%.
The U.S. Dollar Index also was volatile during the reporting period. The U.S. Dollar Index increased nearly 20% from the November, 2009 low to the June high as U.S. economic fundaments improved and the European sovereign debt crisis pressured the Euro lower. The rally stopped abruptly as U.S. economic indicators started to roll over, investors anticipated further monetary easing by the Fed, and the European debt crisis abated. The U.S. Dollar Index fell 14% from its peak and rebounded 4% at the end of the fiscal year, ending the reporting period with a return of 1.5%.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Federated Market Opportunity VP Initial Class returned (0.11)%. By comparison its primary and secondary benchmarks, the Russell 3000® Value Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 16.23% and 0.13%, respectively.
STRATEGY REVIEW
The Fund is managed to provide absolute positive returns with low correlation to the U.S. equity market. The Fund underperformed its benchmark for the fiscal year as equity markets ended the reporting period higher. The Fund maintained a “net short” equity position using put options for most of the reporting period. The rationale for the strategy was that the history of stock market bubbles, and of stock market valuations in general, supported a highly risk-averse strategy. With economic and financial conditions still precarious in Fund management’s assessment, there was fundamental support for this strategy. Since stock prices rose during the fiscal year, this negative (short) position relative to stock prices resulted in losses for the portfolio.
The Fund’s absolute gains from all sources were more than offset by losses from the Fund’s put options. Among the long equities positions, the top performing sectors were Materials, Healthcare, Financials, and Telecommunication Services. Consumer Discretionary and Industrials were the worst performing sectors, but were much smaller weights than all of the outperforming sectors. From a country perspective, Japanese stocks were the top international contributor to the Fund.
Long positions in U.S. Treasury bonds, Emerging Markets bonds, the Central Fund of Canada (a closed-end fund that holds gold and silver bullion), and an agricultural commodities Exchange Traded Fund all added to the Fund’s returns during the period, as did gains from currency forward contracts. The Fund generated strong gains from holding the 30-year U.S. Treasuries, and then sold these bonds before the increase in government yields late in the period. The commodity investments were held throughout the reporting period.
The Fund’s currency exposure was positioned during most of the reporting period for an increase in the U.S. dollar verses currencies of emerging or commodity-producing economies. This strategy produced strong returns for the first half of the reporting period, as the dollar rallied amid the European debt crisis. The dollar reversed nearly all of its gains in the second half of the reporting period, as confidence in European fiscal and monetary policies increased, but the Fund had reduced exposure to this move, resulting in net gains from currency forward positions in the period.
Douglas C. Noland Dana
L. Meissner, CFA
Co-Portfolio Managers
Federated Equity Management Company of Pennsylvania

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	(0.11)%	0.32%	5.61%	03/01/1994
Russell 3000® Value *	16.23%	1.45%	3.63%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	2.43%	2.38%
Service Class	(0.42)%	0.09%	4.33%	05/01/2003
NOTES

*	The Russell 3000® Value Index (“Russell 3000® Value”) and Bank of America Merrill Lynch 3 Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Federated Market Opportunity VP
Initial Class	$1,000.00	$968.60	$4.27	$1,020.87	$4.38	0.86%
Service Class	1,000.00	967.00	5.50	1,019.61	5.65	1.11

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Repurchase Agreement	51.8%
Common Stocks	41.9
Investment Companies	8.5
Purchased Options	0.6
Securities Lending Collateral	0.1
Other Assets and Liabilities — Net(A)	(2.9)

Total	100.0%

(A)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 41.9%
Australia - 1.1%
Centamin Egypt, Ltd. ‡	130,000	$364
Perseus Mining, Ltd. ‡	75,000	259
Telstra Corp., Ltd.	800,000	2,283
Canada - 0.8%
East Asia Minerals Corp. ‡	40,000	330
Fortuna Silver Mines, Inc. ‡	45,000	216
Lake Shore Gold Corp. ‡	80,000	335
Minera Andes, Inc. ‡	100,000	292
Osisko Mining Corp. ‡	25,000	365
Yamana Gold, Inc.	50,000	640
Ireland - 1.2%
Accenture PLC - Class A	67,000	3,249
Japan - 5.1%
Asahi Kasei Corp.	382,000	2,485
Keyence Corp. ^	7,400	2,136
Mitsumi Electric Co., Ltd.	95,000	1,736
NTT DoCoMo, Inc.	1,500	2,612
Sankyo Co., Ltd.	59,000	3,324
Secom Co., Ltd.	24,000	1,134
Switzerland - 1.9%
Actelion, Ltd. ‡	34,000	1,862
Noble Corp.	86,000	3,076
United Kingdom - 2.3%
AstraZeneca PLC	34,000	1,549
Ensco PLC ADR	44,000	2,349
Tesco PLC	320,000	2,120
United States - 29.6%
Albemarle Corp.	42,000	2,343
American Eagle Outfitters, Inc.	160,000	2,341
Amgen, Inc. ‡	38,000	2,086
AT&T, Inc.	92,000	2,703
Baxter International, Inc.	38,000	1,924
Becton, Dickinson and Co.	41,000	3,465
Big Lots, Inc. ‡	69,000	2,102
BJ’s Wholesale Club, Inc. ‡	32,000	1,533
Booz Allen Hamilton Holding Corp. - Class A ‡	31,000	602
Chico’s FAS, Inc.	210,000	2,526
CMS Energy Corp.	14,000	260
Computer Sciences Corp.	50,000	2,480
CVS Caremark Corp.	100,000	3,477
Family Dollar Stores, Inc.	60,000	2,982
Flowserve Corp.	23,000	2,742
Franklin Resources, Inc.	21,000	2,335
Gilead Sciences, Inc. ‡	73,000	2,646
Itron, Inc. ‡	38,000	2,107
McCormick & Co., Inc. (Non-Voting Shares)	55,000	2,559
Medco Health Solutions, Inc. ‡	63,000	3,860
Microsoft Corp.	133,000	3,713
Nabors Industries, Ltd. ‡	110,000	2,581
Pharmaceutical Product Development, Inc.	109,000	2,958
Quest Diagnostics, Inc.	65,000	3,508
Regal Beloit Corp.	28,000	1,869
Royal Gold, Inc.	40,000	2,185
Tidewater, Inc. ^	36,000	1,938
TJX Cos., Inc.	60,000	2,664
Union Pacific Corp.	36,000	3,336
Unit Corp. ‡	67,000	3,114
Valero Energy Corp.	165,000	3,815

Total Common Stocks (cost $104,508)		111,470

INVESTMENT COMPANIES - 8.5%
Canada - 5.1%
Central Fund of Canada, Ltd. - Class A	648,000	13,433
United States - 3.4%
PowerShares DB Agriculture Fund	280,000	9,058

Total Investment Companies (cost $16,031)		22,491

	Notional
	Amount	Value

PURCHASED OPTIONS - 0.6%
Put Options - 0.6%
iShares Russell 2000 Index Fund	$220	55
Put Strike $72.00
Expires 01/22/2011
SPDR S&P 500 ETF Trust	440	194
Put Strike $120.00
Expires 01/22/2011
SPDR S&P 500 ETF Trust	180	684
Put Strike $125.00
Expires 03/19/2011
SPDR S&P Midcap 400 ETF Trust	180	54
Put Strike $150.00
Expires 01/22/2011
SPDR S&P Midcap 400 ETF Trust	60	195
Put Strike $155.00
Expires 03/19/2011
SPDR S&P Retail ETF	350	63
Put Strike $45.00
Expires 01/22/2011
SPDR S&P Retail ETF	300	387
Put Strike $46.00
Expires 03/19/2011

Total Purchased Options (cost $9,393)		1,632

	Shares	Value

SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36%▲	273,085	273

Total Securities Lending Collateral (cost $273)

	Principal	Value

REPURCHASE AGREEMENT - 51.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $137,548 on 01/03/2011. Collateralized by U.S. Government Obligations, 0.63% - 3.13%, due 12/31/2012 - 04/30/2017, with a total value of $140,302.	$137,548	137,548
Total Repurchase Agreement (cost $137,548)

Total Investment Securities (cost $267,753) #		273,414
Other Assets and Liabilities - Net		(7,663)

Net Assets		$265,751

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(2,450)	03/24/2011	$(2,403)	$(76)
Hungarian Forint	(705,575)	01/21/2011	(3,523)	140
Hungarian Forint	705,575	01/21/2011	3,402	(18)
Japanese Yen	26,200	03/28/2011	320	3
Japanese Yen	(592,986)	03/28/2011	(7,145)	(166)
Japanese Yen	(529,566)	03/28/2011	(6,375)	(154)
Mexican Peso	21,180	02/02/2011	1,700	11
Mexican Peso	(43,430)	02/02/2011	(3,473)	(37)
Mexican Peso	22,250	02/02/2011	1,770	28
Peruvian Sol	2,732	04/11/2011	956	13
Peruvian Sol	(2,732)	04/11/2011	(961)	(9)
Polish Zloty	(8,600)	01/21/2011	(2,987)	86
Polish Zloty	8,600	01/21/2011	2,880	21
Pound Sterling	1,700	02/23/2011	2,670	(20)
Pound Sterling	(1,700)	02/23/2011	(2,703)	54
Pound Sterling	2,200	02/23/2011	3,397	32
Pound Sterling	(4,620)	02/23/2011	(7,372)	171
Republic of Korea Won	(1,285,199)	03/23/2011	(1,043)	(93)
Republic of Korea Won	1,285,199	03/23/2011	1,120	16
Swiss Franc	4,040	02/10/2011	4,070	255
Swiss Franc	2,089	02/10/2011	2,125	110
Swiss Franc	(9,061)	02/10/2011	(9,390)	(306)
Swiss Franc	1,100	02/10/2011	1,159	18

				$79

FORWARD FOREIGN CROSS CURRENCY CONTRACTS:

				Unrealized
			Settlement	Appreciation
Bought/Sold	Currency	Amount	Date	(Depreciation)

Buy	Australian Dollar	5,300	01/19/2011	$228
Sell	Singapore Dollar	(6,735)	01/19/2011	(70)
Buy	New Zealand Dollar	3,957	01/19/2011	47
Sell	Pound Sterling	(1,900)	01/19/2011	69
Buy	Pound Sterling	1,900	01/19/2011	(34)
Sell	New Zealand Dollar	(4,032)	01/19/2011	(141)
Buy	Singapore Dollar	6,741	01/19/2011	53
Sell	Australian Dollar	(5,300)	01/19/2011	(207)

				$(55)

	Percentage of
INVESTMENTS BY INDUSTRY: (unaudited)	Total Investments	Value

Capital Markets	9.1%	$24,826
Energy Equipment & Services	4.8	13,058
Specialty Retail	2.8	7,531
Health Care Providers & Services	2.7	7,368
Food & Staples Retailing	2.6	7,130
Biotechnology	2.4	6,594
IT Services	2.3	6,331
Electronic Equipment & Instruments	2.2	5,979
Health Care Equipment & Supplies	2.0	5,389
Multiline Retail	1.9	5,084
Metals & Mining	1.8	4,986
Diversified Telecommunication Services	1.8	4,986
Chemicals	1.8	4,828
Oil, Gas & Consumable Fuels	1.4	3,815
Software	1.4	3,713
Road & Rail	1.2	3,336
Leisure Equipment & Products	1.2	3,324

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (continued): (unaudited)	Total Investments	Value

Life Sciences Tools & Services	1.1%	$2,958
Machinery	1.0	2,742
Wireless Telecommunication Services	1.0	2,612
Food Products	0.9	2,559
Electrical Equipment	0.7	1,869
Purchased Options	0.6	1,632
Pharmaceuticals	0.6	1,549
Commercial Services & Supplies	0.4	1,134
Multi-Utilities	0.1	260

Investment Securities, at Value	49.6	135,593
Short-Term Investments	50.4	137,821

Total Investments	100.0%	$273,414

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $266.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $268,036. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $13,763 and $8,385, respectively. Net unrealized appreciation for tax purposes is $5,378.
DEFINITIONS:

ADR	American Depositary Receipt
ETF	Exchange-Traded Fund
SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total

Investment Securities
Common Stocks	$80,933	$30,537	$—	$111,470
Investment Companies	22,491	—	—	22,491
Purchased Options	1,632	—	—	1,632
Repurchase Agreement	—	137,548	—	137,548
Securities Lending Collateral	273	—	—	273

Total	$105,329	$168,085	$—	$273,414

	Level 1	Level 2	Level 3	Total

Other Financial Instruments*
Forward Foreign Currency Contracts — Appreciation	$—	$1,355	$—	$1,355
Forward Foreign Currency Contracts — Depreciation	—	(1,331)	—	(1,331)

Total	$—	$24	$—	$24

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $130,205)	$135,866
(including securities loaned of $266)
Repurchase agreement, at value (cost: $137,548)	137,548
Foreign currency, at value(cost: $203)	207
Receivables:
Investment securities sold	755
Shares sold	31
Interest	29
Dividends	67
Dividend reclaims	8
Other	54
Prepaid expenses	3
Unrealized appreciation on forward foreign currency contracts	1,355

275,923

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	7,909
Shares redeemed	422
Management and advisory fees	170
Distribution and service fees	2
Administration fees	5
Printing and shareholder reports fees	30
Audit and tax fees	8
Other	22
Collateral for securities on loan	273
Unrealized depreciation on forward foreign currency contracts	1,331

10,172

Net assets	$265,751

Net assets consist of:
Capital stock ($.01 par value)	$227
Additional paid-in capital	333,300
Undistributed (accumulated) net investment income (loss)	2,967
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(76,432)
Net unrealized appreciation (depreciation) on:
Investment securities	5,661
Translation of assets and liabilities denominated in foreign currencies	28

Net assets	$265,751

Net assets by class:
Initial Class	$254,517
Service Class	11,234
Shares outstanding:
Initial Class	21,772
Service Class	914
Net asset value and offering price per share:
Initial Class	$11.69
Service Class	12.28
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $148)	$2,404
Interest income	1,848
Securities lending income (net)	65

	4,317

Expenses:
Management and advisory	2,098
Printing and shareholder reports	66
Custody	105
Administration	56
Legal	28
Audit and tax	20
Trustees	10
Transfer agent	3
Registration	—	(A)
Distribution and service:
Service Class	30
Other	6

Total expenses	2,422

Net investment income	1,895

Net realized gain (loss) on transactions from:
Investment securities	(6,606)
Foreign currency transactions	(1,184)

	(7,790)

Net increase in unrealized appreciation (depreciation) on:
Investment securities	4,669
Translation of assets and liabilities denominated in foreign currencies	848

Change in unrealized appreciation (depreciation)	5,517

Net realized and unrealized loss	(2,273)

Net decrease in net assets resulting from operations	$(378)

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,895	$1,436
Net realized gain (loss) from investment securities and foreign currency transactions	(7,790)	(32,498)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	5,517	43,004

Net increase (decrease) in net assets resulting from operations	(378)	11,942

Distributions to shareholders:
From net investment income:
Initial Class	(9,963)	(9,584)
Service Class	(365)	(362)

	(10,328)	(9,946)

From net realized gains:
Initial Class	—	(29,070)
Service Class	—	(1,275)

	—	(30,345)

Total distributions to shareholders	(10,328)	(40,291)

Capital share transactions:
Proceeds from shares sold:
Initial Class	8,952	32,533
Service Class	2,464	5,760

	11,416	38,293

Dividends and distributions reinvested:
Initial Class	9,963	38,654
Service Class	365	1,637

	10,328	40,291

Cost of shares redeemed:
Initial Class	(40,052)	(56,555)
Service Class	(4,804)	(6,560)

	(44,856)	(63,115)

Net increase (decrease) in net assets from capital shares transactions	(23,112)	15,469

Net decrease in net assets	(33,818)	(12,880)

Net assets:
Beginning of year	299,569	312,449

End of year	$265,751	$299,569

Undistributed net investment income	$2,967	$11,030

Share activity:
Shares issued:
Initial Class	742	2,372
Service Class	196	412

	938	2,784

Shares issued-reinvested from distributions:
Initial Class	819	3,153
Service Class	29	127

	848	3,280

Shares redeemed:
Initial Class	(3,318)	(4,325)
Service Class	(377)	(480)

	(3,695)	(4,805)

Net increase (decrease) in shares outstanding:
Initial Class	(1,757)	1,200
Service Class	(152)	59

	(1,909)	1,259

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
FINANCIAL HIGHLIGHTS

Initial Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.15	$13.37	$14.66	$15.40	$16.52
Investment operations
Net investment income(A)	0.08	0.06	0.24	0.41	0.48
Net realized and unrealized gain (loss)	(0.08)	0.52	(0.85)	(0.50)	—	(B)

Total operations	—	(B)	0.58	(0.61)	(0.09)	0.48

Distributions
From net investment income	(0.46)	(0.45)	(0.68)	(0.58)	(0.28)
From net realized gains	—	(1.35)	—	(0.07)	(1.32)

Total distributions	(0.46)	(1.80)	(0.68)	(0.65)	(1.60)

Net asset value
End of year	$11.69	$12.15	$13.37	$14.66	$15.40

Total return(C)	(0.11%)	4.20%	(4.53%)	(0.48%)	2.76%
Net assets end of year (000’s)	$254,517	$285,979	$298,449	$401,656	$518,866
Ratio and supplemental data
Expenses to average net assets	0.85%	0.84%	0.81%	0.82%	0.81%
Net investment income, to average net assets	0.69%	0.47%	1.64%	2.72%	2.94%
Portfolio turnover rate	210%	183%	290%	56%	91%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.74	$13.91	$15.20	$15.94	$17.05
Investment operations
Net investment income(A)	0.06	0.05	0.21	0.38	0.45
Net realized and unrealized gain (loss)	(0.10)	0.52	(0.87)	(0.52)	0.01

Total operations	(0.04)	0.57	(0.66)	(0.14)	0.46

Distributions
From net investment income	(0.42)	(0.39)	(0.63)	(0.53)	(0.25)
From net realized gains	—	(1.35)	—	(0.07)	(1.32)

Total distributions	(0.42)	(1.74)	(0.63)	(0.60)	(1.57)

Net asset value
End of year	$12.28	$12.74	$13.91	$15.20	$15.94

Total return(C)	(0.42%)	3.95%	(4.65%)	(0.70%)	2.47%
Net assets end of year (000’s)	$11,234	$13,590	$14,000	$25,139	$32,406
Ratio and supplemental data
Expenses to average net assets	1.11%	1.09%	1.06%	1.07%	1.06%
Net investment income, to average net assets	0.46%	0.31%	1.38%	2.48%	2.67%
Portfolio turnover rate	210%	183%	290%	56%	91%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Federated Market Opportunity VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund is subject to foreign currency exchange rate risk exposure in the normal course of pursuing its investment objectives. The Fund enters into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2010 are listed in the Schedule of Investments.
Option contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objectives. The Fund enters into option contracts to manage exposure to various market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts; the possibility of an illiquid market and an inability of the counterparty to meet the contract terms.
The Fund writes call and put options on futures, swaps (“swaptions”), securities or currencies it owns or in which it may invest. When the Fund writes a covered call or put option/swaption, an amount equal to the premium received by the Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Premiums received from writing options/swaptions which expire are treated as realized gains. Premiums received from writing options/swaptions which are exercised or closed are added to the proceeds or offset against amounts paid on the underlying future, swap, security or currency transaction to determine the realized gain or loss. Options are marked-to-market daily to reflect the current value of the option/swaption written.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $132, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds (“ETF”), and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Investment company securities: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. ETF’s are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation-Conservative VP	$25,470	9.59%
Transamerica Asset Allocation-Growth VP	5,678	2.14
Transamerica Asset Allocation-Moderate VP	38,020	14.31
Transamerica Asset Allocation-Moderate Growth VP	35,346	13.30

Total	$104,514	39.34%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.75%
Over $500 million up to $750 million	0.675%
Over $750 million	0.65%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There no amounts available for recapture at December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$250,642
U.S. Government	89,352
Proceeds from maturities and sales of securities:
Long-term	384,584
U.S. Government	109,204
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risks in the normal course of pursuing its investment objectives. The average volume of purchased options held throughout the year is indicative of what was held at year end. The volume of forward foreign currency contracts fluctuated throughout the year from a low of 41 in January to a high of 185 in September.
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	Contracts	Total

Asset Derivatives
Purchased options, at value	$—	$1,632	$1,632
Unrealized appreciation on forward currency contracts	1,355	—	1,355
Liability Derivatives
Unrealized depreciation on forward currency contracts	(1,331)	—	(1,331)
Total	$24	$1,632	$1,656

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	contracts	Total

Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on purchased options	$—	$(25,101)	$(25,101)
Net realized (loss) on foreign currency transactions	(952)	—	(952)
Change in Unrealized Appreciation/(Depreciation) on derivatives recognized in income
Net increase in unrealized appreciation on purchased options and swaptions	—	892	892
Net increase in unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	848	—	848
Total	$(104)	$(24,209)	$(24,313)
For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(2)
Undistributed (accumulated) net investment income (loss)	$370
Undistributed (accumulated) net realized gain (loss) from investment securities	$(368)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$66,840	December 31, 2017
2,133	December 31, 2018

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$10,328
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	32,701
Long-term Capital Gain	7,590
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$3,017

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(68,973)

Post October Capital Loss Deferral	$(7,178)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$5,358

Other Temporary Differences	$—

NOTE 7. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has approved changes to Transamerica Federated Market Opportunity VP, including changes to the Fund name, sub-adviser, investment objective, principal investment strategies, risks, and benchmark index. The Fund will change its name to Transamerica JPMorgan Tactical Asset Allocation VP and sub-adviser from Federated Equity Management Company of Pennsylvania to J.P. Morgan Investment Management Inc. These changes are anticipated to be effective May 1, 2011.

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Federated Market Opportunity VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Federated Market Opportunity VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Federated Market Opportunity VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Federated Market Opportunity VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
(unaudited)
MARKET ENVIRONMENT
Equity markets in the U.S. continued their upward trajectory for the year 2010 as the global economy recovered and fears of a double dip recession abated. Concerns regarding the European debt markets and the Chinese economy overheating contributed to some volatile periods during the year. However, mid-term election results, the extension of Bush-era tax cuts and accommodative monetary policies from the Federal Reserve Board (“Fed”) helped the year end on a significantly strong note.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
As the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, equity markets and investor sentiment turned markedly positive. The key impetus for the market’s appreciation was the Fed announcement in October of another round of quantitative easing (“QE2”). This announcement mitigated investor concerns about a double-dip recession and created a strong sense of optimism for solid future economic growth and a prolonged lower interest rate environment. Additionally, the political, legislative, business, international and consumer fronts saw a confluence of positive momentum: the election of a pro-business Congress; the extension of Bush-era tax cuts; robust third quarter reported earnings; strong economic growth in China despite tighter monetary policy; and healthy consumer holiday spending. These positive results, combined with the Fed’s agenda to inject further liquidity into the system, created an optimal environment for stocks to move upward and post positive gains for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Focus VP Initial Class returned 27.44%. By comparison its benchmark the Standard & Poor’s 500 Composite Stock Index, returned 15.06%.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process, seeking companies with proven management, strong cash-flow characteristics and sustainable competitive advantages. We positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the technology sector (e.g., Apple, Inc.), and overweighting and stock selection in the consumer discretionary sector (e.g., priceline.com, Inc.) helped drive performance. Apple, Inc. performed well throughout the period due to the launch of the iPad and the introduction of the iPhone 4, whose many new features include a video calling application. We believe the international consumer will be an increasingly important factor in the global economy—part of our changing global consumer catalyst—and companies moving rapidly into international markets will benefit. On-line travel company priceline.com, Inc. is benefiting from growth in Europe and is exploring new opportunities in Asia.
Detracting from relative performance were stock selection in financial services (e.g., Bank of America Corp.) and weak returns from individual holding Strayer Education, Inc. In financials, investor concern about the possible impact of regulatory reform pressured stock prices of many companies, including Bank of America Corp. However, we believe the impact will be less severe than anticipated, since banks can now adjust their business models to the new set of rules. The issues facing education cannot be addressed without a for-profit outlet—there are just not enough state- or federal-tax revenues to build new colleges. As such, we will continue to hold Strayer Education, Inc. believing in their long-term growth potential.
Edward S. Han
Kirk J. Kim
Joshua D. Shaskan, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	27.44%	4.44%	3.90%	05/03/1999
S&P 500*	15.06%	2.29%	1.41%

Service Class	27.09%	4.17%	7.88%	05/01/2003

NOTES

*	The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Focus VP
Initial Class	$1,000.00	$1,384.80	$5.41	$1,020.67	$4.58	0.90%
Service Class	1,000.00	1,382.70	6.91	1,019.41	5.85	1.15

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	93.4%
Securities Lending Collateral	24.5
Repurchase Agreement	6.7
Other Assets and Liabilities — Net	(24.6)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 93.4%
Air Freight & Logistics - 3.1%
CH Robinson Worldwide, Inc. ^	73,165	$5,867
Biotechnology - 4.0%
Alexion Pharmaceuticals, Inc. ‡ ^	93,071	7,497
Commercial Banks - 1.5%
PrivateBancorp, Inc. - Class A ^	198,495	2,854
Communications Equipment - 7.1%
QUALCOMM, Inc.	270,908	13,407
Computers & Peripherals - 7.3%
Apple, Inc. ‡	42,461	13,696
Diversified Consumer Services - 5.3%
K12, Inc. ‡ ^	182,720	5,237
Strayer Education, Inc. ^	30,794	4,687
Diversified Financial Services - 2.3%
Bank of America Corp.	315,670	4,211
Food Products - 2.2%
Green Mountain Coffee Roasters, Inc. ‡ ^	128,520	4,223
Health Care Equipment & Supplies - 1.6%
Covidien PLC	66,300	3,027
Hotels, Restaurants & Leisure - 10.4%
Marriott International, Inc. - Class A ^	308,039	12,796
Peet’s Coffee & Tea, Inc. ‡ ^	163,225	6,813
Internet & Catalog Retail - 12.1%
Amazon.com, Inc. ‡	63,449	11,422
NetFlix, Inc. ‡ ^	22,455	3,945
priceline.com, Inc. ‡ ^	18,852	7,532
Internet Software & Services - 9.9%
Google, Inc. - Class A ‡	13,640	8,103
QuinStreet, Inc. ‡ ^	245,209	4,710
Rackspace Hosting, Inc. ‡ ^	184,600	5,798
Machinery - 5.4%
Kennametal, Inc. ^	96,980	3,827
PACCAR, Inc. ^	109,900	6,311
Media - 4.6%
IMAX Corp. ‡ ^	306,940	8,610
Oil, Gas & Consumable Fuels - 1.0%
Rosetta Resources, Inc. ‡ ^	48,035	$1,808
Professional Services - 2.6%
Robert Half International, Inc. ^	157,755	4,827
Road & Rail - 1.5%
Kansas City Southern ‡ ^	60,095	2,876
Software - 7.6%
Citrix Systems, Inc. ‡	89,990	6,156
RealD, Inc. ‡	123,950	3,213
Rosetta Stone, Inc. ‡	135,620	2,878
Rovi Corp. ‡ ^	34,200	2,121
Specialty Retail - 0.9%
CarMax, Inc. ‡ ^	52,830	1,684
Textiles, Apparel & Luxury Goods - 3.0%
Nike, Inc. - Class B ^	66,520	5,682

Total Common Stocks (cost $134,364)		175,818

SECURITIES LENDING COLLATERAL — 24.5%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	46,195,624	46,196
Total Securities Lending Collateral (cost $46,196)

	Principal	Value

REPURCHASE AGREEMENT - 6.7%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $12,548 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, with a value of $12,803.	$12,548	12,548
Total Repurchase Agreement (cost $12,548)

Total Investment Securities (cost $193,108) #		234,562
Other Assets and Liabilities - Net		(46,282)

Net Assets		$188,280

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $45,154.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

♦	Value is less than $1.

#	Aggregate cost for federal income tax purposes is $193,123. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $43,550 and $2,111, respectively. Net unrealized appreciation for tax purposes is $41,439.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Securities
Common Stocks	$172,791	$3,027	$—	$175,818
Repurchase Agreement	—	12,548	—	12,548
Securities Lending Collateral	46,196	—	—	46,196

Total	$218,987	$15,575	$—	$234,562

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Ending Balance at
Securities	12/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	12/31/2010

Common Stocks	$ ♦	$ (♦ )	$—	$—	$ ♦	$—	$—
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $180,560) (including securities loaned of $45,154)	$222,014
Repurchase agreement, at value (cost: $12,548)	12,548
Receivables:
Shares sold	53
Securities lending income (net)	24
Dividends	48
Dividend reclaims	35
Prepaid expenses	1

234,723

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	74
Management and advisory fees	139
Distribution and service fees	2
Administration fees	3
Printing and shareholder reports fees	15
Audit and tax fees	8
Other	6
Collateral for securities on loan	46,196

46,443

Net assets	$188,280

Net assets consist of:
Capital stock ($.01 par value)	$161
Additional paid-in capital	152,321
Undistributed (accumulated) net realized gain (loss) from investment securities	(5,656)
Net unrealized appreciation (depreciation) on:
Investment securities	41,454

Net assets	$188,280

Net assets by class:
Initial Class	$179,705
Service Class	8,575
Shares outstanding:
Initial Class	15,351
Service Class	734
Net asset value and offering price per share:
Initial Class	$11.71
Service Class	11.69
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income	$1,100
Interest income	1
Securities lending income (net)	336

	1,437

Expenses:
Management and advisory	1,281
Printing and shareholder reports	92
Custody	18
Administration	32
Legal	9
Audit and tax	13
Trustees	6
Transfer agent	1
Registration	—	(A)
Distribution and service:
Service Class	14
Other	3

Total expenses	1,469

Less waiver/reimbursement	(14)

Net expenses	1,455

Net investment loss	(18)

Net realized gain (loss) on transactions from:
Investment securities	2,013

Net increase in unrealized appreciation (depreciation) on:
Investment securities	38,263

Net realized and unrealized gain	40,276

Net increase in net assets resulting from operations	$40,258

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income (loss)	$(18)	$1,375
Net realized gain (loss) from investment securities	2,013	(729)
Change in net unrealized appreciation (depreciation) on investment securities	38,263	35,690

Net increase in net assets resulting from operations	40,258	36,336

Distributions to shareholders:
From net investment income:
Initial Class	(1,337)	(3,637)
Service Class	(38)	(89)

Total distributions to shareholders	(1,375)	(3,726)

Capital share transactions:
Proceeds from shares sold:
Initial Class	9,538	3,863
Service Class	3,669	1,572

	13,207	5,435

Dividends and distributions reinvested:
Initial Class	1,337	3,637
Service Class	38	89

	1,375	3,726

Cost of shares redeemed:
Initial Class	(25,331)	(28,572)
Service Class	(1,846)	(1,351)

	(27,177)	(29,923)

Net decrease in net assets from capital shares transactions	(12,595)	(20,762)

Net increase in net assets	26,288	11,848

Net assets:
Beginning of year	161,992	150,144

End of year	$188,280	$161,992

Undistributed net investment income	$—	$1,373

Share activity:
Shares issued:
Initial Class	942	482
Service Class	350	187

	1,292	669

Shares issued-reinvested from distributions:
Initial Class	153	418
Service Class	5	10

	158	428

Shares redeemed:
Initial Class	(2,631)	(3,679)
Service Class	(193)	(174)

	(2,824)	(3,853)

Net increase (decrease) in shares outstanding:
Initial Class	(1,536)	(2,779)
Service Class	162	23

	(1,374)	(2,756)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

	Initial Class
	Year Ended December 31,
	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$9.28		$7.43	$13.88	$14.73	$14.71
Investment operations
Net investment income(A)	—	(B)	0.07	0.18	0.16	0.18
Net realized and unrealized gain (loss)	2.52		1.99	(4.67)	(0.01)	2.26

Total operations	2.52		2.06	(4.49)	0.15	2.44

Distributions
From net investment income	(0.09)		(0.21)	(0.21)	(0.20)	(0.16)
From net realized gains	—		—	(1.75)	(0.80)	(2.26)

Total distributions	(0.09)		(0.21)	(1.96)	(1.00)	(2.42)

Net asset value
End of year	$11.71		$9.28	$7.43	$13.88	$14.73

Total return(C)	27.44%		27.91%	(36.36%)	1.04%	18.56%
Net assets end of year (000’s)	$179,705		$156,691	$146,079	$297,425	$370,692
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.90%		0.90%	0.86%	0.87%	0.88%
Before reimbursement/fee waiver	0.91%		0.90%	0.86%	0.87%	0.88%
Net investment income, to average net assets	—	%(D)	0.94%	1.62%	1.11%	1.22%
Portfolio turnover rate	44%		131%	35%	15%	15%
For a share outstanding throughout each period

	Service Class
	Year Ended December 31,
	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$9.27		$7.41	$13.83	$14.69	$14.68
Investment operations
Net investment income (loss)(A)	(0.02)		0.05	0.15	0.13	0.15
Net realized and unrealized gain (loss)	2.51		1.98	(4.66)	(0.02)	2.25

Total operations	2.49		2.03	(4.51)	0.11	2.40

Distributions
From net investment income	(0.07)		(0.17)	(0.16)	(0.17)	(0.13)
From net realized gains	—		—	(1.75)	(0.80)	(2.26)

Total distributions	(0.07)		(0.17)	(1.91)	(0.97)	(2.39)

Net asset value
End of year	$11.69		$9.27	$7.41	$13.83	$14.69

Total return(C)	27.09%		27.57%	(36.54%)	0.77%	18.29%
Net assets end of year (000’s)	$8,575		$5,301	$4,065	$11,910	$12,810
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.15%		1.15%	1.11%	1.12%	1.13%
Before reimbursement/fee waiver	1.16%		1.15%	1.11%	1.12%	1.13%
Net investment income (loss), to average net assets	(0.26%)		0.66%	1.35%	0.86%	0.99%
Portfolio turnover rate	44%		131%	35%	15%	15%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Rounds to less than (0.01%) or 0.01%.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Focus VP (the “Fund”) is part of TST. The Fund is “non-diversified” under the 1940 Act.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $3, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.80%
Over $500 million	0.675%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.90% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts recaptured by the adviser. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2010:	$14	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$66,532
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	83,770
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 – 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(21)
Undistributed (accumulated) net investment income (loss)	$20
Undistributed (accumulated) net realized gain (loss) from investment securities	$1
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$4,305	December 31, 2016
$1,279	December 31, 2017
$57	December 31, 2018

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,375
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	3,726
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$—

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(5,641)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$41,439

Other Temporary Differences	$—

NOTE 6. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has approved changes to Transamerica Focus VP, including changes to the Fund name, sub-adviser, principal investment strategies, risks, and benchmark index. The Fund will change its name to Transamerica Morgan Stanley Capital Growth VP and sub-adviser from Transamerica Investment Management, LLC to Morgan Stanley Investment Management Inc. These changes are expected to occur on or about March 31, 2011, but may occur sooner.

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Focus VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Focus VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Focus VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Focus VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
(unaudited)
MARKET ENVIRONMENT
While many global indices ended the fiscal year ending December 31, 2010 in positive territory, these simple one year returns do not tell the entire story of the turmoil and uncertainty in 2010. The year began with newspaper headlines and anchormen talking about the tenuousness of the Greek bond crisis and debating whether or not Greece would default on its sovereign debt; in April, the Greek 10 year debt yield exploded to over 11%, which was the highest of any European Union nation since the introduction of the Euro in 2002. Shortly thereafter, the notorious “Flash Crash” increased fears on May 6th when the Dow Jones Industrial Average (“Dow”) plummeted over 9%, constituting a record intraday drop in points for the Dow, only to close the rollercoaster day down 3.2%. After the crash, “Wall Street’s so-called fear gauge,” the Chicago Board Options Exchange (“CBOE”) Volatility Index (“VIX”), finished at its highest level since May of 2009, indicating a significantly increased level of uneasiness in the markets. Following the Flash Crash, the U.S. dollar came under severe scrutiny with doubts about its long term viability coming from many different groups with the most notable doubt coming in the CNN headline “Dollar Should Be Replaced as International Standard, U.N. report says.”
The second half of the year had far fewer “doomsday” headlines but was not without drama of its own. Many predicted that the U.S. was in the midst of a massive fixed income bubble with yields dropping precipitously on fears of economic outlook. The acclaimed bond guru, Bill Gross, even commented he believed treasuries had some “bubble characteristics.” If bubble fears were not enough to cause chaos in the fixed income market, the Federal Reserve Board’s (“Fed”) decision to institute quantitative easing Part 2 (“QE2”) certainly would add fuel to the fire. The Fed’s announcement that it would purchase $600 billion of long term treasuries in 8 months caused much uproar and speculation as to: 1) whether or not another round of quantitative easing would be effective; and 2) what the effect would be on the dollar.
As 2010 came to a close, the unanswered questions about inflation, a fixed income bubble, the European debt crisis, and even war in Korea left the public with much to contemplate entering the new year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Foxhall Emerging Markets/Pacific Rim VP Initial Class returned 3.56%. By comparison its primary and secondary benchmarks, the Morgan Stanley Capital International Emerging Markets Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 19.20% and 0.13%, respectively.
STRATEGY REVIEW
The portfolio utilizes a proprietary three step investment process that: 1) identifies whether markets are in an up or downtrend; 2) sets portfolio construction rules; and 3) selects securities based on relative strength. Transamerica Foxhall Emerging Markets/Pacific Rim VP portfolio’s target allocation is 100% equities, and despite a rollercoaster year in both the global Emerging Markets and Pacific Rim nations, the tactically managed portfolio ended the year with positive performance.
With volatility remaining persistently high throughout the year, the portfolio’s cash and short term treasury holdings varied greatly ranging from over 100% in the middle of the year to fully invested at the end of the year when a steady upward trending market finally emerged. The dynamic adjustment in the mix of protective assets (such as cash and short term treasuries) and equities is one element of Foxhall’s volatility suppression methodology which is intended to minimize the damage done to portfolios during the time when markets decline while allowing reasonable participation in periods when markets are advancing but remain inherently unstable and reflective of an uncertain trend.
The portfolio is a highly concentrated portfolio designed to benefit from advances in highly volatile segments of the global equity markets. An individual country exchange-traded fund (“ETFs”) such as Thailand, Chile, China, and Hong Kong were among the best performing positions for the portfolio in 2010. Foxhall’s proprietary relative strength process identified positions such as these throughout the year as positions that were trending up and likely to outperform, and once such identification is made, Foxhall realigns assets to best take advantage of the trends. Other top performing positions were the WisdomTree Emerging Markets Equity Income ETF and the PowerShares DWA Emerging Markets Technical Leaders ETF. A dominant theme in the portfolio performance in 2010 was the contribution by Emerging Markets positions while the Pacific Rim lagged.
Positions that detracted most from performance were a WisdomTree Emerging Markets Small Cap ETF, a China and India combination ETF and a South Korea ETF that declined significantly while Emerging Markets as a whole struggled during May.
Paul Dietrich
David H. Morton
David Sade
Co-Portfolio Managers
Foxhall Capital Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	3.56%	8.78%	07/01/2009
MSCI-EMI *	19.20%	34.77%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	3.38%	8.52%	07/01/2009

NOTES

*	The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) and Bank of America Merrill Lynch 3-Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Foxhall Emerging Markets/Pacific Rim VP
Initial Class	$1,000.00	$1,162.90	$5.45	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,161.10	6.81	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	93.2%
Securities Lending Collateral	25.1
Repurchase Agreement	11.8
Other Assets and Liabilities — Net	(30.1)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 93.2%
Capital Markets - 71.3%
iShares MSCI EAFE Index Fund ^	134,112	$7,809
iShares MSCI Emerging Markets Index Fund ^	257,938	12,283
SPDR S&P Emerging Markets ETF	164,927	12,266
Vanguard Europe Pacific ETF	215,865	7,804
Emerging Market - Equity - 21.9%
Vanguard Emerging Markets ETF	255,491	12,302

Total Investment Companies (cost $52,435)		52,464

SECURITIES LENDING COLLATERAL - 25.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	14,114,260	14,114
Total Securities Lending Collateral (cost $14,114)

	Principal	Value

REPURCHASE AGREEMENT - 11.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $6,656 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $6,793.	$6,656	6,656
Total Repurchase Agreement (cost $6,656)

Total Investment Securities (cost $73,205) #		73,234
Other Assets and Liabilities — Net		(16,951)

Net Assets		$56,283

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $13,801.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $73,205. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $108 and $79, respectively. Net unrealized appreciation for tax purposes is $29.
DEFINITIONS:

ETF	Exchange-Traded Fund
SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$52,464	$—	$—	$52,464
Securities Lending Collateral	14,114	—	—	14,114
Repurchase Agreement	—	6,656	—	6,656

Total	$66,578	$6,656	$—	$73,234

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $66,549)	$66,578
(including securities loaned of $13,801)
Repurchase agreement, at value (cost: $6,656)	6,656
Receivables:
Shares sold	186
Securities lending income (net)	1
Dividends	6

	73,427

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	2,871
Shares redeemed	91
Management and advisory fees	46
Distribution and service fees	8
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	3
Other	3
Collateral for securities on loan	14,114

	17,144

Net assets	$56,283

Net assets consist of:
Capital stock ($.01 par value)	$50
Additional paid-in capital	53,008
Undistributed (accumulated) net investment income (loss)	527
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	2,669
Net unrealized appreciation (depreciation) on investments in investment companies	29

Net assets	$56,283

Net assets by class:
Initial Class	$16,703
Service Class	39,580
Shares outstanding:
Initial Class	1,487
Service Class	3,537
Net asset value and offering price per share:
Initial Class	$11.23
Service Class	11.19

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$889
Interest income	—	(A)
Securities lending income (net)	30

	919

Expenses:
Management and advisory	309
Printing and shareholder reports	5
Custody	11
Administration	7
Legal	4
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	49
Other	—	(A)

Total expenses	401

Less waiver/reimbursement	(9)

Net expenses	392

Net investment income	527

Net realized gain (loss) from:
Investments in investment companies	2,633
Distributions from investments in investment companies	36

	2,669

Net decrease in unrealized appreciation (depreciation) on:
Investments in investment companies	(342)

Net realized and unrealized gain on investments in investment companies	2,327

Net increase In net assets resulting from operations	$2,854

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$527	$112
Net realized gain from investments in and distributions from investment companies	2,669	271
Change in net unrealized appreciation (depreciation) on investments in investment companies	(342)	371

Net increase in net assets resulting from operations	2,854	754

Distributions to shareholders:
From net investment income:
Initial Class	(44)	—
Service Class	(68)	—

	(112)	—

From net realized gains:
Initial Class	(107)	—
Service Class	(164)	—

	(271)	—

Total distributions to shareholders	(383)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	6,829	12,015
Service Class	37,007	4,318

	43,836	16,333

Dividends and distributions reinvested:
Initial Class	151	—
Service Class	232	—

	383	—

Cost of shares redeemed:
Initial Class	(2,911)	(590)
Service Class	(3,968)	(25)

	(6,879)	(615)

Net increase in net assets resulting from capital shares transactions	37,340	15,718

Net increase in net assets	39,811	16,472

Net assets:
Beginning of year	16,472	—

End of year	$56,283	$16,472

Undistributed net investment income	$527	$112

Share activity:
Shares issued:
Initial Class	647	1,162
Service Class	3,497	401

	4,144	1,563

Shares issued-reinvested from distributions:
Initial Class	15	—
Service Class	24	—

	39	—

Shares redeemed:
Initial Class	(280)	(57)
Service Class	(383)	(2)

	(663)	(59)

Net increase (decrease) in shares outstanding:
Initial Class	382	1,105
Service Class	3,138	399

	3,520	1,504

(A)	Commenced operations on July 1, 2009.

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	Jul 1 to Dec		December 31,	Jul 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$10.96	$10.00		$10.94	$10.00
Investment operations
Net investment income(B),(C)	0.11	0.12		0.19	0.38
Net realized and unrealized gain	0.26	0.84		0.16	0.56

Total operations	0.37	0.96		0.35	0.94

Distributions
From net investment income	(0.03)	—		(0.03)	—
From net realized gains	(0.07)	—		(0.07)	—

Total distributions	(0.10)	—		(0.10)	—

Net asset value
End of year	$11.23	$10.96		$11.19	$10.94

Total return(D)	3.56%	9 .60	%(E)	3.38%	9 .40	%(E)

Net assets end of year (000’s)	$16,703	$12,102		$39,580	$4,370
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.03%	1.87	%(G)	1.28%	2.12	%(G)
Net investment income, to average net assets(C)	1.09%	2.29	%(G)	1.87%	7.03	%(G)
Portfolio turnover rate(H)	603%	207	% (E)	603%	207	%(E)

(A)	Commenced operations on July 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.

Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Foxhall Emerging Markets/ Pacific Rim VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (‘ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 service fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $9. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$36	12/31/2012
Fiscal Year 2010:	9	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$219,670
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	184,405
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$383
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$3,159

Undistributed Long-term Capital Gain	$37

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$29

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Foxhall Emerging Markets/Pacific Rim VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Foxhall Emerging Markets/Pacific Rim VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Foxhall Emerging Markets/Pacific Rim VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Emerging Markets/Pacific Rim VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
(unaudited)
MARKET ENVIRONMENT
While many global indices ended the fiscal year ending December 31, 2010 in positive territory, these simple one year returns do not tell the entire story of the turmoil and uncertainty in 2010. The year began with newspaper headlines and anchormen talking about the tenuousness of the Greek bond crisis and debating whether or not Greece would default on its sovereign debt; in April, the Greek 10 year debt yield exploded to over 11%, which was the highest of any European Union nation since the introduction of the Euro in 2002. Shortly thereafter, the notorious “Flash Crash” increased fears on May 6th when the Dow Jones Industrial Average (“Dow”) plummeted over 9%, constituting a record intraday drop in points for the Dow, only to close the rollercoaster day down 3.2%. After the crash, “Wall Street’s so-called fear gauge,” the Chicago Board Options Exchange (“CBOE”) Volatility Index (“VIX”), finished at its highest level since May of 2009, indicating a significantly increased level of uneasiness in the markets. Following the Flash Crash, the U.S. dollar came under severe scrutiny with doubts about its long term viability coming from many different groups with the most notable doubt coming in the CNN headline “Dollar Should Be Replaced as International Standard, U.N. report says.”
The second half of the year had far fewer “doomsday” headlines but was not without drama of its own. Many predicted that the U.S. was in the midst of a massive fixed income bubble with yields dropping precipitously on fears of economic outlook. The acclaimed bond guru, Bill Gross, even commented he believed treasuries had some “bubble characteristics.” If bubble fears were not enough to cause chaos in the fixed income market, the Federal Reserve Board’s (“Fed”) decision to institute quantitative easing Part 2 (“QE2”) certainly would add fuel to the fire. The Fed’s announcement that it would purchase $600 billion of long term treasuries in 8 months caused much uproar and speculation as to: 1) whether or not another round of quantitative easing would be effective; and 2) what the effect would be on the dollar.
As 2010 came to a close, the unanswered questions about inflation, a fixed income bubble, the European debt crisis, and even war in Korea left the public with much to contemplate entering the new year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Foxhall Global Conservative VP Initial Class returned (5.79)%. By comparison its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index, the Financial Times Stock Exchange World Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 6.54%, 12.73% and 0.13%, respectively.
STRATEGY REVIEW
The portfolio utilizes a proprietary three step investment process that: 1) identifies whether markets are in an up- or downtrend; 2) sets portfolio construction rules; and 3) selects securities based on relative strength. Transamerica Foxhall Global Conservative VP portfolio’s target allocation is 75% bonds and currencies and 25% equities, and as a result of a very tumultuous year in the bond market, the bonds and currencies portion of the portfolio struggled, while the equity portion contributed most of the positive returns.
In 2010, the Fund significantly under-performed its primary benchmark, the Barclays Capital U.S. Aggregate Bond Index. During the past year, the unsettled U.S. economy was reflected in a volatile U.S. stock market that carried over to convertibles and high yield bonds. Unfortunately, Foxhall’s momentum-based securities selection system was repeatedly “whipsawed” when the momentum of its bond selections quickly change directions. In the 1st quarter the Fund produced a (0.30)% return due to its exposure to convertibles, high yield, and currencies return while the benchmark returned 1.78%. As the Fund shifted its exposure to short-term Treasuries in early 2nd quarter, the bond market rallied. However, the rally was short-lived. As the Fund rotated its positions back into high yield and convertible positions in May, these segments of the bond market again fell, and the Fund suffered a 5.96% loss for the quarter while the benchmark increased in value by 3.49%. As the Fund shifted back to the short term Treasuries in the 3rd quarter, the bond market experienced another revival and the fund again missed the rally.
Paul Dietrich
David H. Morton
David Sade
Co-Portfolio Managers
Foxhall Capital Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	(5.79)%	(3.31)%	07/01/2009
Barclays Capital U.S. Aggregate Bond*	6.54%	7.03%
FTSE World *	12.73%	24.65
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	(6.10)%	(3.59)%	07/01/2009

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”), Financial Times Stock Exchange World Index (“FTSE World”), and the Bank of America Merill Lynch 3 Month Treasury Bill Index (“BofA Merill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Foxhall Global Conservative VP
Initial Class	$1,000.00	$1,004.90	$5.05	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,003.80	6.31	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	93.1%
Securities Lending Collateral	17.2
Repurchase Agreement	6.8
Other Assets and Liabilities – Net	(17.1)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 93.1%
Capital Markets - 93.1%
Greenhaven Continous Commodity Index Fund	11,667	$384
iShares Barclays Short Treasury Bond Fund	66,767	7,360
iShares MSCI EAFE Index Fund ^	37,460	2,181
iShares MSCI Emerging Markets Index Fund ^	31,459	1,498
iShares Russell 3000 Index Fund ^	39,786	2,982
Market Vectors — Hard Asset Producers ETF	9,695	378
PIMCO Enhanced Short Maturity Strategy Fund	12,322	1,241
PowerShares VRDO Tax Free Weekly Portfolio	244,930	6,121
SPDR Barclays Capital 1-3 Month T-Bill ETF	160,498	7,359

Total Investment Companies (cost $29,271)		29,504

SECURITIES LENDING COLLATERAL - 17.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	5,444,829	5,445
Total Securities Lending Collateral (cost $5,445)

	Principal	Value

REPURCHASE AGREEMENT - 6.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $2,153 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, with a value of $2,197.	$2,153	2,153
Total Repurchase Agreement (cost $2,153)

Total Investment Securities (cost $36,869) #		37,102
Other Assets and Liabilities – Net		(5,412)

Net Assets		$31,690

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $5,329.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $36,869. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $241 and $8, respectively. Net unrealized appreciation for tax purposes is $233.
DEFINITIONS:

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt

VRDO	Variable Rate Demand Obligations
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$29,504	$—	$—	$29,504
Securities Lending Collateral	5,445	—	—	5,445
Repurchase Agreement	—	2,153	—	2,153

Total	$34,949	$2,153	$—	$37,102

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $34,716) (including securities loaned of $5,329)	$34,949
Repurchase agreement, at value (cost: $2,153)	2,153
Receivables:
Shares sold	73
Securities lending income (net)	1
Dividends	2

	37,178

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	1
Management and advisory fees	25
Distribution and service fees	6
Transfer agent fees	—	(A)
Audit and tax fees	7
Printing and shareholder reports fees	1
Other	3
Collateral for securities on loan	5,445

	5,488

Net assets	$31,690

Net assets consist of:
Capital stock ($.01 par value)	$34
Additional paid-in capital	32,593
Undistributed (accumulated) net investment income (loss)	58
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(1,228)
Net unrealized appreciation (depreciation) on investments in investment companies	233

Net assets	$31,690

Net assets by class:
Initial Class	$2,337
Service Class	29,353
Shares outstanding:
Initial Class	246
Service Class	3,107
Net asset value and offering price per share:
Initial Class	$9.48
Service Class	9.45

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$258
Interest income	—	(A)
Securities lending income (net)	15

	273

Expenses:
Management and advisory	159
Printing and shareholder reports	1
Custody	14
Administration	4
Legal	1
Audit and tax	14
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	39
Other	—	(A)

Total expenses	233

Less waiver/reimbursement	(18)

Net expenses	215

Net investment income	58

Net realized gain (loss) from:
Investments in investment companies	(1,225)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	268

Net realized and unrealized loss on investments in investment companies	(957)

Net decrease In net assets resulting from operations	$(899)

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$58	$22
Net realized gain (loss) from investments in and distributions from investment companies	(1,225)	10
Change in net unrealized appreciation (depreciation) on investments in investment companies	268	(35)

Net decrease in net assets resulting from operations	(899)	(3)

Distributions to shareholders:
From net investment income:
Initial Class	(3)	—
Service Class	(19)	—

	(22)	—

From net realized gains:
Initial Class	(1)	—
Service Class	(12)	—

	(13)	—

Total distributions to shareholders	(35)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	1,292	2,054
Service Class	30,060	3,021

	31,352	5,075

Dividends and distributions reinvested:
Initial Class	4	—
Service Class	31	—

	35	—

Cost of shares redeemed:
Initial Class	(704)	(185)
Service Class	(2,910)	(36)

	(3,614)	(221)

Net increase in net assets resulting from capital shares transactions	27,773	4,854

Net increase in net assets	26,839	4,851

Net assets:
Beginning of year	4,851	—

End of year	$31,690	$4,851

Undistributed net investment income	$58	$22

Share activity:
Shares issued:
Initial Class	131	204
Service Class	3,112	299

	3,243	503

Shares issued-reinvested from distributions:
Initial Class	1	—
Service Class	3	—

	4	—

Shares redeemed:
Initial Class	(72)	(18)
Service Class	(303)	(4)

	(375)	(22)

Net increase (decrease) in shares outstanding:
Initial Class	60	186
Service Class	2,812	295

	2,872	481

(A)	Commenced operations on July 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	Jul 1 to Dec		December 31,	Jul 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$10.09	$10.00		$10.08	$10.00
Investment operations
Net investment income(B),(C)	0.03	0.09		0.03	0.17
Net realized and unrealized loss	(0.62)	—	(D)	(0.64)	(0.09)

Total operations	(0.59)	0.09		(0.61)	0.08

Distributions
From net investment income	(0.01)	—		(0.01)	—
From net realized gains	(0.01)	—		(0.01)	—

Total distributions	(0.02)	—		(0.02)	—

Net asset value
End of year	$9.48	$10.09		$9.45	$10.08

Total return(E)	(5.79)%	0.90	%(F)	(6.10)%	0.80	%(F)

Net assets end of year (000’s)	$2,337	$1,880		$29,353	$2,971
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/fee waiver	1.00%	1.00	%(H)	1.25%	1.25	%(H)
Before reimbursement/fee waiver	1.10%	3.67	%(H)	1.35%	3.92	%(H)
Net investment income, to average net assets(C)	0.25%	1.80	%(H)	0.34%	3.42	%(H)
Portfolio turnover rate(I)	678%	198	%(F)	678%	198	%(F)

(A)	Commenced operations on July 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Rounds to less than $(.01) per share.

(E)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(F)	Not annualized.

(G)	Does not include expenses of the investment companies in which the fund invests.

(H)	Annualized.

(I)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Foxhall Global Conservative VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
At the commencement of operations, TAM invested in the Fund. As of December 31, 2010, TAM had remaining investments in the Fund as follows:

		% of Fund’s
	Value	Net Assets

Initial Class	$238	0.75%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $18. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$26	12/31/2012
Fiscal Year 2010:	18	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$131,071
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	104,835
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$738	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$35
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$58

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(738)

Post October Capital Loss Deferral	$(490)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$233

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Foxhall Global Conservative VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Foxhall Global Conservative VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Foxhall Global Conservative VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Conservative VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
(unaudited)
MARKET ENVIRONMENT
While many global indices ended the fiscal year ending December 31, 2010 in positive territory, these simple one year returns do not tell the entire story of the turmoil and uncertainty in 2010. The year began with newspaper headlines and anchormen talking about the tenuousness of the Greek bond crisis and debating whether or not Greece would default on its sovereign debt; in April, the Greek 10 year debt yield exploded to over 11%, which was the highest of any European Union nation since the introduction of the Euro in 2002. Shortly thereafter, the notorious “Flash Crash” increased fears on May 6th when the Dow Jones Industrial Average (“Dow”) plummeted over 9%, constituting a record intraday drop in points for the Dow, only to close the rollercoaster day down 3.2%. After the crash, “Wall Street’s so-called fear gauge,” the Chicago Board Options Exchange (“CBOE”) Volatility Index (“VIX”), finished at its highest level since May of 2009, indicating a significantly increased level of uneasiness in the markets. Following the Flash Crash, the U.S. dollar came under severe scrutiny with doubts about its long term viability coming from many different groups with the most notable doubt coming in the CNN headline “Dollar Should Be Replaced as International Standard, U.N. report says.”
The second half of the year had far fewer “doomsday” headlines but was not without drama of its own. Many predicted that the U.S. was in the midst of a massive fixed income bubble with yields dropping precipitously on fears of economic outlook. The acclaimed bond guru, Bill Gross, even commented he believed treasuries had some “bubble characteristics.” If bubble fears were not enough to cause chaos in the fixed income market, the Federal Reserve Board’s (“Fed”) decision to institute quantitative easing Part 2 (“QE2”) certainly would add fuel to the fire. The Fed’s announcement that it would purchase $600 billion of long term treasuries in 8 months caused much uproar and speculation as to: 1) whether or not another round of quantitative easing would be effective; and 2) what the effect would be on the dollar.
As 2010 came to a close, the unanswered questions about inflation, a fixed income bubble, the European debt crisis, and even war in Korea left the public with much to contemplate entering the new year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Foxhall Global Growth VP Initial Class returned 5.56%. By comparison its primary and secondary benchmarks, the Financial Times Stock Exchange World Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 12.73% and 0.13%, respectively.
STRATEGY REVIEW
The portfolio utilizes a proprietary three step investment process that: 1) identifies whether markets are in an up- or downtrend; 2) sets portfolio construction rules; and 3) selects securities based on relative strength. Transamerica Foxhall Global Growth VP portfolio’s target allocation is 100% equities, and despite a rollercoaster year in the global equity markets, the tactically managed portfolio ended the year with positive performance.
With volatility remaining persistently high throughout the year, the portfolio’s cash and short term treasury holdings varied greatly, ranging from over 75% in the middle of the year, to fully invested at the end of the year when a steady upward trending market finally emerged. The dynamic adjustment in the mix of protective assets (such as cash and short term treasuries) and equities is one element of Foxhall’s volatility suppression methodology which is intended to minimize the damage done to portfolios during the time when markets decline, while allowing reasonable participation in periods when markets are advancing but remain inherently unstable and reflective of an uncertain trend. The end result is a portfolio with volatility and other risk characteristics that is better suited for investors that are quickly made uncomfortable by difficult market environments.
The best overall performing positions were the WisdomTree Dividend ex-Fin Fund exchange-traded fund (“ETF”) and the Guggenheim Multi-Asset Income ETF, which are dividend oriented positions. Foxhall’s proprietary relative strength process identified positions such as these throughout the year as positions that were trending up and likely to outperform, and once such identification is made, Foxhall realigns assets to best take advantage of the trends. Top percentage gainers in the portfolio were individual country funds such as Thailand, China, and Chile; these emerging markets positions are included in the portfolio because of their greater upside potential but are taken at greatly reduced positions to control risk and portfolio volatility. Diversified commodities positions including Market Vectors -Hard Asset Producers ETF and GreenHaven Continuous Commodity Index Fund also added smartly to the 4th quarter performance both outperforming the Standard & Poor’s 500 Composite Stock Index.
Positions that detracted most from performance were U.S. style box holdings purchased during May and June when global markets as a whole were losing value.
Paul Dietrich
David H. Morton
David Sade
Co-Portfolio Managers
Foxhall Capital Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	5.56%	10.65%	07/01/2009
FTSE World *	12.73%	24.65%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	5.39%	10.39%	07/01/2009

NOTES

*	The Financial Times Stock Exchange World Index (“FTSE World”) and the Bank of America Merrill Lynch 3 Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Foxhall Global Growth VP
Initial Class	$1,000.00	$1,137.10	$5.39	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,136.40	6.73	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	92.3%
Securities Lending Collateral	25.5
Repurchase Agreement	7.8
Other Assets and Liabilities — Net	(25.6)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 92.3%
Capital Markets - 92.3%
Greenhaven Continous Commodity Index Fund	79,321	$2,614
iShares Dow Jones U.S. Index Fund ^	160,973	10,206
iShares MSCI EAFE Index Fund ^	129,200	7,523
iShares MSCI Emerging Markets Index Fund	212,362	10,113
iShares Russell 3000 Index Fund ^	136,357	10,219
Market Vectors — Hard Asset Producers ETF	65,943	2,568
Vanguard Europe Pacific ETF	204,891	7,407

Total Investment Companies (cost $49,190)		50,650

SECURITIES LENDING COLLATERAL - 25.5%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	13,980,682	13,981
Total Securities Lending Collateral (cost $13,981)

	Principal	Value

REPURCHASE AGREEMENT - 7.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $4,257 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $4,345.	$4,257	4,257
Total Repurchase Agreement (cost $4,257)

Total Investment Securities (cost $67,428) #		68,888
Other Assets and Liabilities — Net		(14,041)

Net Assets		$54,847

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $13,690.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $67,428. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $1,542 and $82, respectively. Net unrealized appreciation for tax purposes is $1,460.
DEFINITION:
ETF           Exchange-Traded Fund
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$50,650	$—	$—	$50,650
Securities Lending Collateral	13,981	—	—	13,981
Repurchase Agreement	—	4,257	—	4,257

Total	$64,631	$4,257	$—	$68,888

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $63,171) (including securities loaned of $13,690)	$64,631
Repurchase agreement, at value (cost: $4,257)	4,257
Receivables:
Shares sold	61
Securities lending income (net)	4
Dividends	5

	68,958

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	61
Management and advisory fees	48
Distribution and service fees	8
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	2
Other	3
Collateral for securities on loan	13,981

	14,111

Net assets	$54,847

Net assets consist of:
Capital stock ($.01 par value)	$48
Additional paid-in capital	51,235
Undistributed (accumulated) net investment income (loss)	511
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	1,593
Net unrealized appreciation (depreciation) on investments in investment companies	1,460

Net assets	$54,847

Net assets by class:
Initial Class	$17,701
Service Class	37,146
Shares outstanding:
Initial Class	1,534
Service Class	3,231
Net asset value and offering price per share:
Initial Class	$11.54
Service Class	11.50

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$904
Interest income	—	(A)
Securities lending income (net)	25

	929

Expenses:
Management and advisory	330
Printing and shareholder reports	4
Custody	13
Administration	7
Legal	3
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	52
Other	1

Total expenses	426

Less waiver/reimbursement	(7)

Net expenses	419

Net investment income	510

Net realized gain (loss) from:
Investments in investment companies	1,589

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	1,043

Net realized and unrealized gain on investments in investment companies	2,632

Net increase In net assets resulting from operations	$3,142

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$510	$102
Net realized gain from investments in investment companies	1,589	265
Change in net unrealized appreciation (depreciation) on investments in investment companies	1,043	417

Net increase in net assets resulting from operations	3,142	784

Distributions to shareholders:
From net investment income:
Initial Class	(39)	—
Service Class	(62)	—

	(101)	—

From net realized gains:
Initial Class	(100)	—
Service Class	(161)	—

	(261)	—

Total distributions to shareholders	(362)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	6,819	12,181
Service Class	33,038	5,443

	39,857	17,624

Dividends and distributions reinvested:
Initial Class	139	—
Service Class	223	—

	362	—

Cost of shares redeemed:
Initial Class	(2,388)	(572)
Service Class	(3,595)	(5)

	(5,983)	(577)

Net increase in net assets resulting from capital shares transactions	34,236	17,047

Net increase in net assets	37,016	17,831

Net assets:
Beginning of year	17,831	—

End of year	$54,847	$17,831

Undistributed net investment income	$511	$102

Share activity:
Shares issued:
Initial Class	621	1,172
Service Class	3,039	501

	3,660	1,673

Shares issued-reinvested from distributions:
Initial Class	14	—
Service Class	22	—

	36	—

Shares redeemed:
Initial Class	(218)	(55)
Service Class	(331)	—	(B)

	(549)	(55)

Net increase (decrease) in shares outstanding:
Initial Class	417	1,117
Service Class	2,730	501

	3,147	1,618

(A)	Commenced operations on July 1, 2009.

(B)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	Jul 1 to Dec		December 31,	Jul 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$11.03	$10.00		$11.01	$10.00
Investment operations
Net investment income(B),(C)	0.13	0.11		0.16	0.30
Net realized and unrealized gain	0.47	0.92		0.42	0.71

Total operations	0.60	1.03		0.58	1.01

Distributions
From net investment income	(0.03)	—		(0.02)	—
From net realized gains	(0.06)	—		(0.07)	—

Total distributions	(0.09)	—		(0.09)	—

Net asset value
End of year	$11.54	$11.03		$11.50	$11.01

Total return(D)	5.56%	10.30	%(E)	5.39%	10.10	%(E)

Net assets end of year (000’s)	$17,701	$12,318		$37,146	$5,513
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.02%	1.87	%(G)	1.27%	2.12	%(G)
Net investment income, to average net assets(C)	1.22%	2.04	%(G)	1.52%	5.46	%(G)
Portfolio turnover rate(H)	751%	255	%(E)	751%	255	%(E)

(A)	Commenced operations on July 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Foxhall Global Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $7. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$37	12/31/2012
Fiscal Year 2010:	7	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$280,459
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	248,888
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$356
Long-term Capital Gain	6

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$2,104

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$1,460

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Foxhall Global Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Foxhall Global Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Foxhall Global Growth VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund made a Long-Term Capital Gain Designation of $6 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
(unaudited)
MARKET ENVIRONMENT
While many global indices ended the fiscal year ending December 31, 2010 in positive territory, these simple one year returns do not tell the entire story of the turmoil and uncertainty in 2010. The year began with newspaper headlines and anchormen talking about the tenuousness of the Greek bond crisis and debating whether or not Greece would default on its sovereign debt; in April, the Greek 10 year debt yield exploded to over 11%, which was the highest of any European Union nation since the introduction of the Euro in 2002. Shortly thereafter, the notorious “Flash Crash” increased fears on May 6th when the Dow Jones Industrial Average (“Dow”) plummeted over 9%, constituting a record intraday drop in points for the Dow, only to close the rollercoaster day down 3.2%. After the crash, “Wall Street’s so-called fear gauge,” the Chicago Board Options Exchange (“CBOE”) Volatility Index (“VIX”), finished at its highest level since May of 2009, indicating a significantly increased level of uneasiness in the markets. Following the Flash Crash, the U.S. dollar came under severe scrutiny with doubts about its long term viability coming from many different groups with the most notable doubt coming in the CNN headline “Dollar Should Be Replaced as International Standard, U.N. report says.”
The second half of the year had far fewer “doomsday” headlines but was not without drama of its own. Many predicted that the U.S. was in the midst of a massive fixed income bubble with yields dropping precipitously on fears of economic outlook. The acclaimed bond guru, Bill Gross, even commented he believed treasuries had some “bubble characteristics.” If bubble fears were not enough to cause chaos in the fixed income market, the Federal Reserve Board’s (“Fed”) decision to institute quantitative easing Part 2 (“QE2”) certainly would add fuel to the fire. The Fed’s announcement that it would purchase $600 billion of long term treasuries in 8 months caused much uproar and speculation as to: 1) whether or not another round of quantitative easing would be effective; and 2) what the effect would be on the dollar.
As 2010 came to a close, the unanswered questions about inflation, a fixed income bubble, the European debt crisis, and even war in Korea left the public with much to contemplate entering the new year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Foxhall Global Hard Asset VP Initial Class returned 3.39%. By comparison its primary and secondary benchmarks, the Dow Jones-UBS Commodity Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 16.67% and 0.13%, respectively.
STRATEGY REVIEW
The portfolio utilizes a proprietary three step investment process that: 1) identifies whether markets are in an up- or downtrend; 2) sets portfolio construction rules; and 3) selects securities based on relative strength. Transamerica Foxhall Global Hard Asset VP portfolio’s target allocation is 100% equities, and despite a rollercoaster year in both the global Commodities and Commodity Producers, the tactically managed portfolio ended the year with positive performance.
With volatility remaining persistently high throughout the year, the portfolio’s cash and short term treasury holdings varied greatly ranging from over 75% in the middle of the year to fully invested at the end of the year, when a steady upward trending market finally emerged. The dynamic adjustment in the mix of protective assets (such as cash and short term treasuries) and equities is one element of Foxhall’s volatility suppression methodology which is intended to minimize the damage done to portfolios during the time when markets decline while allowing reasonable participation in periods when markets are advancing but remain inherently unstable and reflective of an uncertain trend.
The portfolio is a highly concentrated portfolio designed to benefit from advances in highly volatile segments of the global markets. The portfolio’s best performing positions were international real estate exchange-traded funds (“ETFs”): a domestic real estate ETF was held at the beginning of 2010 and provided both stability during the January down market and outperformance during the ensuing market run up; and an international real estate ETF near the year end provided great outperformance. Foxhall’s proprietary relative strength process identified positions such as these throughout the year as positions that were trending up and likely to outperform, and once such identification is made, Foxhall realigns assets to best take advantage of the trends. Other top performing positions were the WisdomTree Dreyfus Brazilian Real ETF and the PowerShares DB Silver Fund.
Positions that detracted most from performance were Commodity Producer positions such as the Guggenheim Timber ETF, which struggled during the down periods in January, and the Market Vectors Steel ETF, which saw poor performance in April.
Paul Dietrich
David H. Morton
David Sade
Co-Portfolio Managers
Foxhall Capital Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	3.39%	4.54%	07/01/2009
Dow Jones-UBS Commodity *	16.67%	20.59
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	3.10%	4.28%	07/01/2009

NOTES

*	The Dow Jones-UBS Commodity Index (“Dow Jones-UBS Commodity”) and the Bank of America Merrill Lynch 3 Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Foxhall Global Hard Asset VP
Initial Class	$1,000.00	$1,106.70	$5.31	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,106.00	6.64	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	91.7%
Securities Lending Collateral	22.2
Repurchase Agreement	8.3
Other Assets and Liabilities — Net	(22.2)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 91.7%
Capital Markets - 91.7%
Greenhaven Continous Commodity Index Fund	291,166	$9,594
iShares MSCI Canada Index Fund ^	67,809	2,102
iShares S&P Emerging Markets Infrastructure Index Fund	48,525	1,665
iShares S&P Global Infrastructure Index Fund ^	200,149	7,017
iShares S&P North American Natural Resources Sector Index Fund ^	100,007	4,169
Market Vectors — Hard Asset Producers ETF	319,482	12,444
Vanguard Materials ETF ^	29,269	2,418

Total Investment Companies (cost $36,777)		39,409

SECURITIES LENDING COLLATERAL - 22.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	9,529,112	9,529
Total Securities Lending Collateral (cost $9,529)

	Principal	Value

REPURCHASE AGREEMENT - 8.3%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $3,569 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $3,643.	$3,569	3,569
Total Repurchase Agreement (cost $3,569)

Total Investment Securities (cost $49,875) #		52,507
Other Assets and Liabilities — Net		(9,552)

Net Assets		$42,955

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $9,292.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $49,875. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $2,677 and $45, respectively. Net unrealized appreciation for tax purposes is $2,632.
DEFINITION:
ETF           Exchange-Traded Fund
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$39,409	$—	$—	$39,409
Securities Lending Collateral	9,529	—	—	9,529
Repurchase Agreement	—	3,569	—	3,569

Total	$48,938	$3,569	$—	$52,507

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $46,306) (including securities loaned of $9,292)	$48,938
Repurchase agreement, at value (cost: $3,569)	3,569
Receivables:
Shares sold	117
Securities lending income (net)	4
Dividends	5
Prepaid expenses	1

	52,634

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	97
Management and advisory fees	34
Distribution and service fees	7
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	2
Other	2
Collateral for securities on loan	9,529

	9,679

Net assets	$42,955

Net assets consist of:
Capital stock ($.01 par value)	$40
Additional paid-in capital	40,576
Undistributed (accumulated) net investment income (loss)	100
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(393)
Net unrealized appreciation (depreciation) on investments in investment companies	2,632

Net assets	$42,955

Net assets by class:
Initial Class	$9,786
Service Class	33,169
Shares outstanding:
Initial Class	920
Service Class	3,129
Net asset value and offering price per share:
Initial Class	$10.64
Service Class	10.60

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$360
Interest income	—	(A)
Securities lending income (net)	33

	393

Expenses:
Management and advisory	226
Printing and shareholder reports	4
Custody	11
Administration	5
Legal	2
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	42
Other	—	(A)

Total expenses	306

Less waiver/reimbursement	(13)

Net expenses	293

Net investment income	100

Net realized gain (loss) from:
Investments in investment companies	(393)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	2,570

Net realized and unrealized gain on investments in investment companies	2,177

Net increase In net assets resulting from operations	$2,277

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$100	$42
Net realized gain (loss) from investments in investment companies	(393)	90
Change in net unrealized appreciation (depreciation) on investments in investment companies	2,570	62

Net increase in net assets resulting from operations	2,277	194

Distributions to shareholders:
From net investment income:
Initial Class	(12)	—
Service Class	(27)	—

	(39)	—

From net realized gains:
Initial Class	(27)	—
Service Class	(66)	—

	(93)	—

Total distributions to shareholders	(132)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	3,999	7,027
Service Class	31,732	3,381

	35,731	10,408

Dividends and distributions reinvested:
Initial Class	39	—
Service Class	93	—

	132	—

Cost of shares redeemed:
Initial Class	(1,685)	(151)
Service Class	(3,695)	(124)

	(5,380)	(275)

Net increase in net assets resulting from capital shares transactions	30,483	10,133

Net increase in net assets	32,628	10,327

Net assets:
Beginning of year	10,327	—

End of year	$42,955	$10,327

Undistributed net investment income	$100	$42

Share activity:
Shares issued:
Initial Class	401	698
Service Class	3,178	328

	3,579	1,026

Shares issued-reinvested from distributions:
Initial Class	4	—
Service Class	10	—

	14	—

Shares redeemed:
Initial Class	(168)	(15)
Service Class	(375)	(12)

	(543)	(27)

Net increase (decrease) in shares outstanding:
Initial Class	237	683
Service Class	2,813	316

	3,050	999

(A)	Commenced operations on July 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	Jul 1 to Dec		December 31,	Jul 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$10.34	$10.00		$10.33	$10.00
Investment operations
Net investment income(B),(C)	0.02	0.07		0.05	0.23
Net realized and unrealized gain	0.33	0.27		0.26	0.10

Total operations	0.35	0.34		0.31	0.33

Distributions
From net investment income	(0.02)	—		(0.01)	—
From net realized gains	(0.03)	—		(0.03)	—

Total distributions	(0.05)	—		(0.04)	—

Net asset value
End of year	$10.64	$10.34		$10.60	$10.33

Total return(D)	3.39%	3.40	%(E)	3.10%	3.30	%(E)

Net assets end of year (000’s)	$9,786	$7,065		$33,169	$3,262
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.05%	2.19	%(G)	1.30%	2.44	%(G)
Net investment income, to average net assets(C)	0.22%	1.30	%(G)	0.48%	4.57	%(G)
Portfolio turnover rate(H)	718%	248	%(E)	718%	248	%(E)

(A)	Commenced operations on July 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Foxhall Global Hard Asset VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $13. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$29	12/31/2012
Fiscal Year 2010:	13	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$194,381
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	166,382
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(3)
Undistributed (accumulated) net realized gain (loss) from investment securities	$3
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$393	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$101
Long-term Capital Gain	31

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$100

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(393)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$2,632

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Foxhall Global Hard Asset VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Foxhall Global Hard Asset VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Foxhall Global Hard Asset VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Foxhall Global Hard Asset VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund made a Long-Term Capital Gain Designation of $31 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
(unaudited)
MARKET ENVIRONMENT
Equity markets in the U.S. continued their upward trajectory for the year 2010 as the global economy recovered and fears of a double dip recession abated. Concerns regarding the European debt markets and the Chinese economy overheating contributed to some volatile periods during the year. However, mid-term election results, the extension of Bush-era tax cuts and accommodative monetary policies from the Federal Reserve Board (“Fed”) helped the year end on a significantly strong note.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
As the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash crash” in the equity markets ultimately sent global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, equity markets and investor sentiment turned markedly positive. The key impetus for the market’s appreciation was the Fed announcement in October of another round of quantitative easing (“QE2”). This announcement mitigated investor concerns about a double-dip recession and created a strong sense of optimism for solid future economic growth and a prolonged lower interest rate environment. Additionally, the political, legislative, business, international and consumer fronts saw a confluence of positive momentum: the election of a pro-business Congress; the extension of Bush-era tax cuts; robust third quarter reported earnings; strong economic growth in China despite tighter monetary policy; and healthy consumer holiday spending. These positive results, combined with the Fed’s agenda to inject further liquidity into the system, created an optimal environment for stocks to move upwards and post positive gains for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Growth Opportunities VP Initial Class returned 35.66%. By comparison its benchmark, Russell Midcap® Growth Index, returned 26.38%.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process, seeking companies with proven management, strong cash-flow characteristics and sustainable competitive advantages. We also positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the technology (e.g., Salesforce.com) and producer durables sectors, and strong returns for BorgWarner, Inc. were the primary contributors to relative outperformance during the period. Salesforce.com, a provider of relationship management software, has shown strong growth compared to many of its competitors and fits nicely into our productivity enhancement catalyst. BorgWarner, Inc. continues to take market share as its turbo chargers answer the need for greater automotive fuel efficiency to meet new environmental standards. Additionally, the company is benefiting from the growth in total automobile production globally, driven by countries like China.
Detracting from relative performance were weak returns from individual holding Strayer Education, Inc., and stock selection in the healthcare (e.g., Intuitive Surgical, Inc.) and materials & processing sectors. Strayer Education, Inc., an education services holding company, saw its stock price decline as the government’s scrutiny of for-profit education companies and their ability to collect on student loans proved to be a sticking point with some investors. As a result, we have reduced our position pending the outcome of these issues, but continue to believe in Strayer’s long-term growth potential. Intuitive Surgical Inc., the maker of the da Vinci® Surgical System, continues to grow very rapidly; however, their stock declined over concerns about reduced hospital capital expenditures and lower utilization.
Edward S. Han
John J. Huber, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	35.66%	7.26%	9.56%	05/02/2001
Russell Midcap® Growth*	26.38%	4.88%	4.52%

Service Class	35.28%	6.98%	12.12%	05/01/2003

NOTES

*	The Russell Midcap® Growth Index (“Russell Midcap® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Growth Opportunities VP
Initial Class	$1,000.00	$1,399.00	$5.26	$1,020.82	$4.43	0.87%
Service Class	1,000.00	1,397.00	6.77	1,019.56	5.70	1.12

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stock	85.8%
Securities Lending Collateral	22.5
Repurchase Agreement	4.1
Other Assets and Liabilities — Net	(12.4)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 85.8%
Air Freight & Logistics - 5.5%
CH Robinson Worldwide, Inc. ^	138,845	$11,134
Expeditors International of Washington, Inc.	108,414	5,919
Auto Components - 5.3%
BorgWarner, Inc. ‡^	161,128	11,658
WABCO Holdings, Inc. ‡^	74,200	4,521
Biotechnology - 2.2%
BioMarin Pharmaceutical, Inc. ‡^	83,118	2,238
Myriad Genetics, Inc. ‡^	136,250	3,112
Onyx Pharmaceuticals, Inc. ‡^	42,467	1,566
Capital Markets - 3.5%
Cohen & Steers, Inc. ^	110,211	2,877
Greenhill & Co., Inc. ^	59,795	4,884
T. Rowe Price Group, Inc.	47,430	3,061
Chemicals - 1.1%
Ecolab, Inc. ^	65,028	3,279
Commercial Banks - 3.5%
City National Corp. ^	177,488	10,891
Communications Equipment - 3.0%
Juniper Networks, Inc. ‡^	93,052	3,435
Polycom, Inc. ‡^	146,253	5,701
Construction & Engineering - 2.6%
Foster Wheeler AG ‡^	231,475	7,991
Consumer Finance - 1.4%
Green Dot Corp. — Class A ‡^	74,764	4,242
Diversified Consumer Services - 1.1%
Strayer Education, Inc. ^	23,309	3,548
Diversified Financial Services - 2.6%
MSCI, Inc. — Class A ‡	208,322	8,116
Electrical Equipment - 2.9%
Cooper Industries PLC — Class A	154,536	9,008
Energy Equipment & Services - 3.9%
Cameron International Corp. ‡	70,100	3,556
Core Laboratories NV	96,882	8,628
Food Products - 1.0%
Green Mountain Coffee Roasters, Inc. ‡^	93,213	3,063
Health Care Equipment & Supplies - 3.2%
Idexx Laboratories, Inc. ‡^	38,325	2,653
Intuitive Surgical, Inc. ‡^	22,285	5,745
Masimo Corp. ^	46,522	1,352
Hotels, Restaurants & Leisure - 1.9%
Wynn Resorts, Ltd. ^	55,794	5,794
Internet & Catalog Retail - 1.7%
NetFlix, Inc. ‡^	16,410	2,883
priceline.com, Inc. ‡^	6,111	2,442
Internet Software & Services - 2.0%
Opentable, Inc. ‡^	40,695	2,868
Rackspace Hosting, Inc. ‡^	105,261	3,306
Life Sciences Tools & Services - 2.6%
Covance, Inc. ‡^	54,214	2,787
Illumina, Inc. ‡^	84,720	5,366
Machinery - 6.0%
Donaldson Co., Inc. ^	44,786	2,610
Joy Global, Inc.	69,102	5,995
Kennametal, Inc. ^	244,012	9,628
Media - 4.3%
IMAX Corp. ‡^	465,581	13,060
Metals & Mining - 2.5%
Allegheny Technologies, Inc. ^	144,522	7,974
Oil, Gas & Consumable Fuels - 1.6%
Continental Resources, Inc. ‡^	83,860	4,935
Professional Services - 1.2%
Robert Half International, Inc. ^	123,249	3,771
Road & Rail - 3.2%
Kansas City Southern ‡	204,570	9,791
Semiconductors & Semiconductor Equipment - 2.8%
ARM Holdings PLC ADR ^	207,760	4,311
Broadcom Corp. — Class A	96,771	4,214
Software - 9.7%
Concur Technologies, Inc. ‡^	48,455	2,516
Informatica Corp. ‡^	93,413	4,113
Intuit, Inc. ‡^	139,695	6,887
RealD, Inc. ‡	254,992	6,609
Rovi Corp. ‡^	117,072	7,261
Salesforce.com, Inc. ‡^	17,945	2,369
Specialty Retail - 1.5%
CarMax, Inc. ‡^	75,450	2,406
Guess?, Inc. ^	47,047	2,226
Textiles, Apparel & Luxury Goods - 0.9%
Under Armour, Inc. — Class A ‡	52,919	2,902
Trading Companies & Distributors - 1.1%
WW Grainger, Inc. ^	24,364	3,365

Total Common Stocks (cost $191,242)		264,567

SECURITIES LENDING COLLATERAL - 22.5%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	69,523,377	69,523
Total Securities Lending Collateral (cost $69,523)

	Principal	Value

REPURCHASE AGREEMENT - 4.1%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $12,589 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $12,842.	$12,589	12,589
Total Repurchase Agreement (cost $12,589)

Total Investment Securities (cost $273,354) #		346,679

Other Assets and Liabilities — Net		(38,157)

Net Assets		$308,522

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

NOTES TO THE SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $67,989.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $274,448. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $73,618 and $1,387, respectively. Net unrealized appreciation for tax purposes is $72,231.

DEFINITION:

ADR American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$243,638	$20,929	$—	$264,567
Repurchase Agreement	—	12,589	—	12,589
Securities Lending Collateral	69,523	—	—	69,523

Total	$313,161	$33,518	$—	$346,679

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $260,765)	$334,090
(including securities loaned of $67,989)
Repurchase agreement, at value (cost: $12,589)	12,589
Receivables:
Shares sold	31,786
Securities lending income (net)	23
Dividends	99
Prepaid expenses	2

378,589

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	314
Management and advisory fees	183
Distribution and service fees	4
Administration fees	5
Printing and shareholder reports fees	20
Audit and tax fees	9
Other	9
Collateral for securities on loan	69,523

70,067

Net assets	$308,522

Net assets consist of:
Capital stock ($.01 par value)	$216
Additional paid-in capital	250,360
Undistributed (accumulated) net investment income (loss)	1,151
Undistributed (accumulated) net realized gain (loss) from investment securities	(16,530)
Net unrealized appreciation (depreciation) on:
Investment securities	73,325

Net assets	$308,522

Net assets by class:
Initial Class	$257,724
Service Class	50,798
Shares outstanding:
Initial Class	18,004
Service Class	3,600
Net asset value and offering price per share:
Initial Class	$14.32
Service Class	14.11
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $14)	$3,155
Securities lending income (net)	309

3,464

Expenses:
Management and advisory	2,095
Printing and shareholder reports	51
Custody	34
Administration	53
Legal	14
Audit and tax	14
Trustees	10
Transfer agent	2
Distribution and service:
Service Class	33
Other	6

Total expenses	2,312

Net investment income	1,152

Net realized gain (loss) on transactions from:
Investment securities	40,254

Net increase in unrealized appreciation (depreciation) on:
Investment securities	30,076

Net realized and unrealized gain	70,330

Net increase in net assets resulting from operations	$71,482

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,152	$81
Net realized gain (loss) from investment securities	40,254	(16,374)
Change in net unrealized appreciation (depreciation) on investment securities	30,076	91,146

Net increase in net assets resulting from operations	71,482	74,853

Distributions to shareholders:
From net investment income:
Initial Class	(78)	(818)

Capital share transactions:
Proceeds from shares sold:
Initial Class	24,862	64,468
Service Class	43,320	4,750

	68,182	69,218

Dividends and distributions reinvested:
Initial Class	78	818

Cost of shares redeemed:
Initial Class	(123,111)	(28,948)
Service Class	(7,786)	(3,755)

	(130,897)	(32,703)

Net increase (decrease) in net assets from capital shares transactions	(62,637)	37,333

Net increase in net assets	8,767	111,368

Net assets:
Beginning of year	299,755	188,387

End of year	$308,522	$299,755

Undistributed net investment income	$1,151	$77

Share activity:
Shares issued:
Initial Class	2,052	7,285
Service Class	3,243	520

	5,295	7,805

Shares issued-reinvested from distributions:
Initial Class	7	85

Shares redeemed:
Initial Class	(11,382)	(3,412)
Service Class	(710)	(425)

	(12,092)	(3,837)

Net increase (decrease) in shares outstanding:
Initial Class	(9,323)	3,958
Service Class	2,533	95

	(6,790)	4,053

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
FINANCIAL HIGHLIGHTS

Initial Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.56	$7.74	$18.18	$16.00	$15.69
Investment operations
Net investment income (loss)(A)	0.05	—	(B)	0.03	(0.01)	0.01
Net realized and unrealized gain (loss)	3.71	2.85	(6.12)	3.58	0.76

Total operations	3.76	2.85	(6.09)	3.57	0.77

Distributions
From net investment income	—	(B)	(0.03)	—	(0.01)	(0.04)
From net realized gains	—	—	(4.35)	(1.38)	(0.42)

Total distributions	—	(B)	(0.03)	(4.35)	(1.39)	(0.46)

Net asset value
End of year	$14.32	$10.56	$7.74	$18.18	$16.00

Total return(C)	35.66%	36.86%	(40.90)%	23.09%	5.10%
Net assets end of year (000’s)	$257,724	$288,629	$180,962	$485,162	$478,963
Ratio and supplemental data
Expenses to average net assets	0.87%	0.88%	0.85%	0.83%	0.84%
Net investment income (loss), to average net assets	0.45%	0.04%	0.25%	(0.08)%	0.05%
Portfolio turnover rate	57%	60%	47%	73%	68%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008		2007	2006
Net asset value
Beginning of year	$10.43	$7.64	$18.00		$15.88	$15.59
Investment operations
Net investment income (loss)(A)	0.03	(0.02)	—	(B)	(0.06)	(0.03)
Net realized and unrealized gain (loss)	3.65	2.81	(6.05)		3.56	0.75

Total operations	3.68	2.79	(6.05)		3.50	0.72

Distributions
From net investment income	—	—	—		—	(0.01)
From net realized gains	—	—	(4.31)		(1.38)	(0.42)

Total distributions	—	—	(4.31)		(1.38)	(0.43)

Net asset value
End of year	$14.11	$10.43	$7.64		$18.00	$15.88

Total return(C)	35.28%	36.52%	(41.06)%		22.74%	4.90%
Net assets end of year (000’s)	$50,798	$11,126	$7,425		$20,062	$16,847
Ratio and supplemental data
Expenses to average net assets	1.12%	1.13%	1.10%		1.08%	1.09%
Net investment income (loss), to average net assets	0.22%	(0.20)%	—	%(D)	(0.33)%	(0.20)%
Portfolio turnover rate	57%	60%	47%		73%	68%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Rounds to less than (0.01%) or 0.01%.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Growth Opportunities VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund securities exposes the Fund to risks such as the following: (i) the borrower may fail to return the loaned securities; (ii) the borrower may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund attempts to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $10, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation-Conservative VP	$3,300	1.07%

Transamerica Asset Allocation-Growth VP	17,999	5.83

Transamerica Asset Allocation-Moderate VP	22,816	7.40

Transamerica Asset Allocation-Moderate Growth VP	41,723	13.52

Total	$85,838	27.82%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets at the following breakpoints:

First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million	0.70%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.15% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of average net assets. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$144,594
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	243,270
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, distribution reclasses for REITs, capital loss carryforwards, and post-October loss deferrals.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$15,436	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $39,458.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$78
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	818
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,151

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(15,436)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$72,231

Other Temporary Differences	$—

NOTE 6. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has approved changes to Transamerica Growth Opportunities VP, including changes to the Fund name, sub-adviser, investment objective and principal investment strategies and risks. The Fund will change its name to Transamerica Morgan Stanley Growth Opportunities VP and sub-adviser from Transamerica Investment Management, LLC to Morgan Stanley Investment Management Inc. These changes are expected to occur on or about March 31, 2011, but may occur sooner.

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Growth Opportunities VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Growth Opportunities VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Growth Opportunities VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Growth Opportunities VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
(unaudited)
MARKET ENVIRONMENT
The first three quarters of 2010 were characterized by severe up and down performance swings. However, because of the equity market rally that occurred in the final quarter of the year, 2010 will go down as a successful one for stocks. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) lost over 8% from mid January to early February, followed by a 15% rally until late April. From late April to early July the S&P 500 reversed and gave back 16%. The S&P 500 then proceeded to gain 10% over the next month, followed by a 7% decline over the following month. From early September onward, the market took off, gaining 20% into year-end.
Such a volatile year was the result of countless factors, no doubt. However, there were likely certain factors that played key roles. There was much uncertainty regarding whether the market was heading for a “double-dip recession” following the crash of 2008. While the equity markets wobbled back and forth with indecision, bond investors spent the first 8 months piling into Treasuries, jettisoning risk for perceived safety. Those who stuck with equities should have experienced gains, but likely endured many stressful months to get there; the risk of getting whip-sawed was high throughout 2010.
The housing market got a temporary, and perhaps superficial, boost from the expiring first-time homebuyer’s tax credit, but otherwise has struggled to find a bottom all year. Prices seem to have stabilized, but forecasts for 2011 are mixed.
On the job market front, unemployment remains high, at over 9%, yet there exists reasons to be optimistic for improvement in 2011.
Interest rates continued on their way to all-time lows, as the U.S. government and the Federal Reserve Board (“Fed”) continue to use their power to keep them low. However the 4th quarter saw rates reverse sharply, an unusual move considering it coincided with the Fed’s announcement to pump an additional $600 billion into the Treasury market. The fact that rates reversed so dramatically in the face of what most would consider bullish news for bonds has caused the chatter of the possible end of the 30 year bull market in bonds.
Gold continued its long-term bull market and showed little signs of slowing down.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Hanlon Balanced VP Initial Class returned (3.28)%. By comparison its primary and secondary benchmarks, the Dow Jones World Total Return Index, the Barclays Capital U.S. Aggregate Bond Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 14.32%, 6.54% and 0.13%, respectively.
STRATEGY REVIEW
Transamerica Hanlon Balanced VP employs the use of a tactical, intermediate-term trend following strategy. The violent whip-sawing markets are among the most difficult for this style of investment management. Due to the large amount of discretion and freedom accorded to us by the prospectus, Hanlon attempts to participate in up-trending markets, but be defensive in down-trending markets, sometimes investing in 100% money markets in down-trending markets. This past year has indeed proved difficult for this investment technique.
The Fund began the year overweight in High Yield Bonds with some smaller equity positions (both foreign and domestic). We attempted to navigate the bumpy market by scaling in and out of these positions, using the freedom to go to large cash positions at times. The Fund was overweight in cash with some smaller gold Exchange Traded Funds (“ETF”) and dollar ETF positions for much of the first half of the year. The third quarter was characterized by a move in and then out of various equity positions, during which we got caught in a whip-saw and booked a moderate loss. Most of the last quarter of the year was spent in various equity funds.
The majority of the biggest gains were seen in the 4th quarter. Hanlon identified a strong uptrend in the energy sector, holding several different ETFs to gain exposure there. In particular, the most successful positions consisted of both the Oil Equipment & Services Industry and Coal. The iShares Dow Jones US Oil Equipment & Services Index Fund (IEZ), the SPDR S&P Oil & Gas Equipment & Services ETF (XES), and the Market Vectors Coal ETF (KOL) were among the biggest winners. There was also relative strength exhibited in certain individual emerging and Latin American markets. We profited there, holding positions in the iShares Morgan Stanley Capital International (“MSCI”) All Peru Capped Index (EPU), the iShares MSCI Mexico Investable Market Index (EWW), the iShares MSCI Thailand Investable Market Index (THD), the iShares MSCI Taiwan Index Fund, and the Market Vectors Indonesia Index ETF. The remaining gains are mostly attributable to various ETFs representing the Broad Domestic Equity Market. A gold ETF also contributed to some of the gains.
In the end, the solid performance in the 4th quarter was not enough to recover from draw-down sustained earlier in the year. Several whipsaw moves in the markets attributed to the low investment returns. High Yield Bond funds and Small-Cap ETFs were the biggest whipsaws, represented by the iShares iBoxx $ High Yield Corporate Bond Fund (HYG), the SPDR Barclays Capital High Yield Bond Fund ETF (JNK), and the Vanguard Small Cap ETF (VT).
Sean Hanlon
Jeff Vogl
Donald Williams
Co-Portfolio Managers
Hanlon Investment Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	(3.28)%	6.02%	05/01/2009
Dow Jones World Total Return*	14.32%	29.86%
Barclays Capital U.S. Aggregate Bond*	6.54%	7.13%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	(3.46)%	5.79%	05/01/2009

NOTES

*	The Dow Jones World Total Return Index (“Dow Jones World Total Return”), the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) and the Bank of America Merrill Lynch 3 Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Hanlon Balanced VP
Initial Class	$1,000.00	$1,020.00	$5.09	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,019.10	6.36	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	94.3%
Securities Lending Collateral	20.9
Repurchase Agreement	5.1
Other Assets and Liabilities — Net	(20.3)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 94.3%
Capital Markets - 91.9%
Consumer Staples Select Sector SPDR Fund	58,201	$1,706
CurrencyShares Australian Dollar Trust	13,548	1,391
CurrencyShares Canadian Dollar Trust ^	13,707	1,364
CurrencyShares Swiss Franc Trust	13,115	1,393
Health Care Select Sector SPDR Fund ^	54,249	1,709
iShares Barclays Short Treasury Bond Fund	12,232	1,348
iShares Dow Jones US Home Construction Index Fund ^	128,641	1,695
iShares Dow Jones US Oil Equipment & Services Index Fund	31,533	1,777
iShares iBoxx $ High Yield Corporate Bond Fund ^	30,232	2,730
iShares MSCI ACWI Index Fund	37,061	1,731
iShares MSCI Taiwan Index Fund ^	114,077	1,782
iShares Russell 1000 Growth Index Fund ^	29,277	1,676
iShares Russell 1000 Value Index Fund	26,538	1,722
iShares S&P 100 Index Fund ^	30,308	1,718
iShares S&P 500 Value Index Fund ^	28,907	1,723
iShares S&P MidCap 400 Growth Index Fund	17,386	1,751
PIMCO Enhanced Short Maturity Strategy Fund	13,007	1,310
PowerShares DB Agriculture Fund	54,600	1,766
PowerShares DB U.S. Dollar Index Bullish Fund ^	59,159	1,344
ProShares Short 20+ Year Treasury ETF	60,365	2,671
SPDR Barclays Capital High Yield Bond Fund ETF ^	70,477	2,800
SPDR KBW Insurance ETF ^	40,286	1,734
SPDR S&P Homebuilders ETF	98,095	1,706
SPDR S&P International Small Cap ETF	56,998	1,758
SPDR S&P Oil & Gas Equipment & Services ETF ^	47,835	1,756
SSC Government Money Market Fund	3,598,435	3,598
SSgA Money Market Fund	3,598,435	3,598
SSgA Prime Money Market Fund	3,598,435	3,598
State Street Institutional Liquid Reserves Fund	3,598,435	3,598
Vanguard High Dividend Yield ETF	40,443	1,708
WisdomTree Dreyfus Brazilian Real Fund ^	53,123	1,410
WisdomTree Equity Income Fund	43,578	1,696
WisdomTree LargeCap Dividend Fund	37,120	1,711
Value — Large Cap - 2.4%
Vanguard Value ETF ^	32,214	1,718

Total Investment Companies (cost $65,944)		66,696

SECURITIES LENDING COLLATERAL - 20.9%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	14,784,166	14,784
Total Securities Lending Collateral (cost $14,784)

	Principal	Value

REPURCHASE AGREEMENT - 5.1%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $3,598 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $3,671.	$3,598	3,598
Total Repurchase Agreement (cost $3,598)

Total Investment Securities (cost $84,326) #		85,078
Other Assets and Liabilities — Net		(14,380)

Net Assets		$70,698

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $14,446.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $84,483. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $891 and $296, respectively. Net unrealized appreciation for tax purposes is $595.

DEFINITIONS:

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$66,696	$—	$—	$66,696
Securities Lending Collateral	14,784	—	—	14,784
Repurchase Agreement	—	3,598	—	3,598

Total	$81,480	$3,598	$—	$85,078

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $80,728)	$81,480
(including securities loaned of $14,446)
Repurchase agreement, at value (cost: $3,598)	3,598
Receivables:
Investment securities sold	3,436
Shares sold	606
Interest	1
Securities lending income (net)	9
Dividends	79
Prepaid expenses	1

	89,210

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	3,639
Shares redeemed	16
Management and advisory fees	48
Distribution and service fees	12
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	2
Other	3
Collateral for securities on loan	14,784

	18,512

Net assets	$70,698

Net assets consist of:
Capital stock ($.01 par value)	$65
Additional paid-in capital	69,983
Undistributed (accumulated) net investment income (loss)	646
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(748)
Net unrealized appreciation (depreciation) on investments in investment companies	752

Net assets	$70,698

Net assets by class:
Initial Class	$10,832
Service Class	59,866
Shares outstanding:
Initial Class	987
Service Class	5,479
Net asset value and offering price per share:
Initial Class	$10.97
Service Class	10.93

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$1,130
Interest income	15
Securities lending income (net)	51

	1,196

Expenses:
Management and advisory	350
Printing and shareholder reports	5
Custody	14
Administration	8
Legal	3
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	76
Other	1

Total expenses	473

Less waiver/reimbursement	(8)

Net expenses	465

Net investment income	731

Net realized gain (loss) from:
Investments in investment companies	(926)
Distributions from investments in investment companies	100

	(826)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	488

Net realized and unrealized loss on investments in investment companies	(338)

Net increase In net assets resulting from operations	$393

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$731	$164
Net realized gain (loss) from investments in and distributions from investment companies	(826)	73
Change in net unrealized appreciation (depreciation) on investments in investment companies	488	264

Net increase in net assets resulting from operations	393	501

Distributions to shareholders:
From net investment income:
Initial Class	(32)	—
Service Class	(132)	—

	(164)	—

From net realized gains:
Initial Class	(15)	—
Service Class	(65)	—

	(80)	—

Total distributions to shareholders	(244)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	7,867	4,875
Service Class	61,723	3,170

	69,590	8,045

Dividends and distributions reinvested:
Initial Class	47	—
Service Class	197	—

	244	—

Cost of shares redeemed:
Initial Class	(1,951)	(236)
Service Class	(5,587)	(57)

	(7,538)	(293)

Net increase in net assets resulting from capital shares transactions	62,296	7,752

Net increase in net assets	62,445	8,253

Net assets:
Beginning of year	8,253	—

End of year	$70,698	$8,253

Undistributed net investment income	$646	$164

Share activity:
Shares issued:
Initial Class	718	466
Service Class	5,697	285

	6,415	751

Shares issued-reinvested from distributions:
Initial Class	5	—
Service Class	19	—

	24	—

Shares redeemed:
Initial Class	(180)	(22)
Service Class	(517)	(5)

	(697)	(27)

Net increase (decrease) in shares outstanding:
Initial Class	543	444
Service Class	5,199	280

	5,742	724

(A)	Commenced operations on May 1, 2009.

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	May 1 to Dec		December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$11.40	$10.00		$11.38	$10.00
Investment operations
Net investment income(B),(C)	0.21	0.49		0.20	0.62
Net realized and unrealized gain (loss)	(0.59)	0.91		(0.60)	0.76

Total operations	(0.38)	1.40		(0.40)	1.38

Distributions
From net investment income	(0.03)	—		(0.03)	—
From net realized gains	(0.02)	—		(0.02)	—

Total distributions	(0.05)	—		(0.05)	—

Net asset value
End of year	$10.97	$11.40		$10.93	$11.38

Total return(D)	(3.28)%	14.00	%(E)	(3.46)%	13.80	%(E)

Net assets end of year (000’s)	$10,832	$5,067		$59,866	$3,186
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.02%	2.06	%(G)	1.27%	2.31	%(G)
Net investment income, to average net assets(C)	1.96%	6.78	%(G)	1.85%	8.50	%(G)
Portfolio turnover rate(H)	981%	48	% (E)	981%	48	%(E)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Hanlon Balanced VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $6, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount waived by the adviser was $8. The following amounts were available for recapture at December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$25	12/31/2012
Fiscal Year 2010:	8	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$264,894
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	219,140
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(85)
Undistributed (accumulated) net realized gain (loss) from investment securities	$85
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$644	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$242
Long-term Capital Gain	2

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$699

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(644)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$595

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Hanlon Balanced VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Hanlon Balanced VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Hanlon Balanced VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Balanced VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $2 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
(unaudited)
MARKET ENVIRONMENT
The first three quarters of 2010 were characterized by severe up and down performance swings. However, because of the equity market rally that occurred in the final quarter of the year, 2010 will go down as a successful one for stocks. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) lost over 8% from mid January to early February, followed by a 15% rally until late April. From late April to early July the S&P 500 reversed and gave back 16%. The S&P 500 then proceeded to gain 10% over the next month, followed by a 7% decline over the following month. From early September onward, the market took off, gaining 20% into year-end.
Such a volatile, mostly range-bound year was the result of countless factors, no doubt. However, there were likely certain factors that played key roles. There was much uncertainty regarding whether the market was heading for a “double-dip recession” following the crash of 2008. While the equity markets wobbled back and forth with indecision, bond investors spent the first 8 months piling into Treasuries, jettisoning risk for perceived safety. Those who stuck with equities should have experienced gains, but likely endured many stressful months to get there; the risk of getting whip-sawed was high throughout 2010.
The housing market got a temporary, and perhaps superficial, boost from the expiring first-time homebuyer’s tax credit, but otherwise has struggled to find a bottom all year. Prices seem to have stabilized, but forecasts for 2011 are mixed.
On the job market front, unemployment remains high, at over 9%, yet there exists reasons to be optimistic for improvement in 2011.
Interest rates continued on their way to all-time lows, as the US government and the Federal Reserve Board (“Fed”) continue to use their power to keep them low. However the 4th quarter saw rates reverse sharply, an unusual move considering it coincided with the Fed’s announcement to pump an additional $600 billion into the Treasury market. The fact that rates reversed so dramatically in the face of what most would consider bullish news for bonds has caused the chatter of the possible end of the 30 year bull market in bonds.
Gold continued its long-term bull market and showed little signs of slowing down.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Hanlon Growth VP Initial Class returned (0.44)%. By comparison its primary and secondary benchmarks, the Dow Jones World Total Return Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 14.32% and 0.13%, respectively.
STRATEGY REVIEW
Transamerica Hanlon Growth VP employs the use of a tactical, intermediate-term trend following strategy. The violent whip-sawing markets are among the most difficult for this style of investment management. Due to the large amount of discretion and freedom accorded to us by the prospectus, Hanlon attempts to participate in up-trending markets, but be defensive in down-trending markets, sometimes investing in 100% money markets in down-trending markets. This past year has indeed proved difficult for this investment technique.
The Fund began the year overweight in High Yield Bonds with some smaller equity positions (both foreign and domestic). We attempted to navigate the bumpy market by scaling in and out of these positions, using the freedom to go to large cash positions at times. The Fund was overweight in cash with some smaller gold Exchange Traded Funds (“ETF”) and dollar ETF positions for much of the first half of the year. The third quarter was characterized by a move in and then out of various equity positions, during which we got caught in a whip-saw and booked a moderate loss. Most of the last quarter of the year was spent in various equity funds.
The majority of the biggest gains were seen in the 4th quarter. Hanlon identified a strong uptrend in the energy sector, holding several different ETFs to gain exposure there. In particular, the most successful positions consisted of both the Oil Equipment & Services Industry and Coal. The iShares Dow Jones US Oil Equipment & Services Index Fund (IEZ), the SPDR S&P Oil & Gas Equipment & Services ETF (XES), and the Market Vectors Coal ETF (KOL) were among the biggest winners. There was also relative strength exhibited in certain individual emerging and Latin American markets. We profited there, holding positions in the iShares Morgan Stanley Capital International (“MSCI”) All Peru Capped Index (EPU), the iShares MSCI Mexico Investable Market Index (EWW), the iShares MSCI Thailand Investable Market Index (THD), the iShares MSCI Taiwan Index Fund, and the Market Vectors Indonesia Index ETF. The remaining gains are mostly attributable to various ETFs representing the Broad Domestic Equity Market. A gold ETF also contributed to some of the gains.
In the end, the solid performance in the 4th quarter was not enough to recover from draw-down sustained earlier in the year. Several whipsaw moves in the markets attributed to the low investment returns. High Yield Bond funds and Small-Cap ETFs were the biggest whipsaws, represented by the iShares iBoxx High Yield Corporate Bond Fund (HYG), the SPDR Barclays Capital High Yield Bond (JNK), and the Vanguard Small Cap ETF (VT).
Sean Hanlon
Jeff Vogl
Donald Williams
Co-Portfolio Managers
Hanlon Investment Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	(0.44)%	8.55%	05/01/2009
Dow Jones World Total Return*	14.32%	29.86%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	(0.70)%	8.26%	05/01/2009

NOTES

*	The Dow Jones World Total Return Index (“Dow Jones World Total Return”) and the Bank of America Merrill Lynch 3 Month Treasury Bill (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Hanlon Growth VP
Initial Class	$1,000.00	$1,055.10	$5.18	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,054.40	6.47	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	99.6%
Securities Lending Collateral	20.2
Repurchase Agreement	0.7
Other Assets and Liabilities — Net	(20.5)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.6%
Capital Markets - 94.7%
Consumer Staples Select Sector SPDR Fund	78,110	$2,289
Health Care Select Sector SPDR Fund	72,829	2,294
iShares Dow Jones US Home Construction Index Fund ^	172,701	2,276
iShares Dow Jones US Oil Equipment & Services Index Fund	41,909	2,362
iShares MSCI ACWI Index Fund	50,276	2,348
iShares MSCI Taiwan Index Fund ^	152,676	2,384
iShares Russell 1000 Growth Index Fund ^	33,064	1,893
iShares Russell 1000 Value Index Fund ^	35,627	2,311
iShares S&P 100 Index Fund ^	40,689	2,306
iShares S&P 500 Value Index Fund ^	38,808	2,313
iShares S&P MidCap 400 Growth Index Fund ^	23,217	2,338
PowerShares DB Agriculture Fund	73,677	2,383
SPDR KBW Insurance ETF ^	54,067	2,327
SPDR S&P Homebuilders ETF ^	131,692	2,290
SPDR S&P International Small Cap ETF	77,237	2,382
SPDR S&P Oil & Gas Equipment & Services ETF ^	63,245	2,322
SSC Government Money Market Fund	331,547	332
SSgA Money Market Fund	331,547	332
SSgA Prime Money Market Fund	331,547	332
State Street Institutional Liquid Reserves Fund	331,547	332
Vanguard High Dividend Yield ETF	54,295	2,292
WisdomTree Equity Income Fund	58,486	2,276
WisdomTree LargeCap Dividend Fund	49,834	2,297
Value - Large Cap - 4.9%
Vanguard Value ETF	43,248	2,306

Total Investment Companies (cost $46,212)		47,317

SECURITIES LENDING COLLATERAL - 20.2%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	9,577,574	$9,578
Total Securities Lending Collateral (cost $9,578)

	Principal	Value

REPURCHASE AGREEMENT - 0.7%
State Street Bank & Trust Co. 0.01% ▲ , dated 12/31/2010, to be repurchased at $332 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $340.	$332	332
Total Repurchase Agreement (cost $332)

Total Investment Securities (cost $56,122) #		57,227
Other Assets and Liabilities - Net		(9,728)

Net Assets		$47,499

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $9,364.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $56,150. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $1,167 and $90, respectively. Net unrealized appreciation for tax purposes is $1,077.

DEFINITIONS:

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$47,317	$—	$—	$47,317
Securities Lending Collateral	9,578	—	—	9,578
Repurchase Agreement	—	332	—	332

Total	$56,895	$332	$—	$57,227

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $55,790) (including securities loaned of $9,364)	$56,895
Repurchase agreement, at value (cost: $332)	332
Receivables:
Investment securities sold	4,567
Shares sold	46
Income from loaned securities	4
Dividends	5

	61,849

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	4,709
Shares redeemed	13
Management and advisory fees	30
Distribution and service fees	7
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	2
Other	3
Collateral for securities on loan	9,578

	14,350

Net assets	$47,499

Net assets consist of:
Capital stock ($.01 par value)	$42
Additional paid-in capital	45,673
Undistributed (accumulated) net investment income (loss)	497
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	183
Net unrealized appreciation (depreciation) on investments in investment companies	1,104

Net assets	$47,499

Net assets by class:
Initial Class	$14,602
Service Class	32,897
Shares outstanding:
Initial Class	1,294
Service Class	2,927
Net asset value and offering price per share:
Initial Class	$11.29
Service Class	11.24

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$780
Interest income	11
Securities lending income (net)	31

	822

Expenses:
Management and advisory	273
Printing and shareholder reports	7
Custody	13
Administration	6
Legal	3
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	43
Other	—	(A)

Total expenses	361

Less waiver/reimbursement	(14)

Net expenses	347

Net investment income	475

Net realized gain (loss) from:
Investments in investment companies	227

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	567

Net realized and unrealized gain on investments in investment companies	794

Net increase In net assets resulting from operations	$1,269

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$475	$329
Net realized gain from investments in investment companies	227	195
Change in net unrealized appreciation (depreciation) on investments in investment companies	567	537

Net increase in net assets resulting from operations	1,269	1,061

Distributions to shareholders:
From net investment income:
Initial Class	(121)	—
Service Class	(207)	—

	(328)	—

From net realized gains:
Initial Class	(81)	—
Service Class	(137)	—

	(218)	—

Total distributions to shareholders	(546)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	6,129	11,145
Service Class	36,387	2,035

	42,516	13,180

Dividends and distributions reinvested:
Initial Class	202	—
Service Class	344	—

	546	—

Cost of shares redeemed:
Initial Class	(2,220)	(1,485)
Service Class	(6,820)	(2)

	(9,040)	(1,487)

Net increase in net assets resulting from capital shares transactions	34,022	11,693

Net increase in net assets	34,745	12,754

Net assets:
Beginning of year	12,754	—

End of year	$47,499	$12,754

Undistributed net investment income	$497	$329

Share activity:
Shares issued:
Initial Class	555	1,066
Service Class	3,347	182

	3,902	1,248

Shares issued-reinvested from distributions:
Initial Class	20	—
Service Class	33	—

	53	—

Shares redeemed:
Initial Class	(206)	(141)
Service Class	(635)	—	(B)

	(841)	(141)

Net increase (decrease) in shares outstanding:
Initial Class	369	925
Service Class	2,745	182

	3,114	1,107

(A)	Commenced operations on May 1, 2009.

(B)	Rounds to less than 1 or (1) share.

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	May 1 to Dec		December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$11.52	$10.00		$11.50	$10.00
Investment operations
Net investment income(B),(C)	0.19	0.48		0.15	0.62
Net realized and unrealized gain (loss)	(0.26)	1.04		(0.25)	0.88

Total operations	(0.07)	1.52		(0.10)	1.50

Distributions
From net investment income	(0.10)	—		(0.10)	—
From net realized gains	(0.06)	—		(0.06)	—

Total distributions	(0.16)	—		(0.16)	—

Net asset value
End of year	$11.29	$11.52		$11.24	$11.50

Total return(D)	(0.44)%	15.20	%(E)	(0.70)%	15.00	%(E)

Net assets end of year (000’s)	$14,602	$10,661		$32,897	$2,093
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.05%	1.53	%(G)	1.30%	1.78	%(G)
Net investment income, to average net assets(C)	1.75%	6.64	%(G)	1.42%	8.51	%(G)
Portfolio turnover rate(H)	1068%	68	%(E)	1068%	68	%(E)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Hanlon Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $8, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $14. The following amounts were available for recapture at December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$26	12/31/2012
Fiscal Year 2010:	14	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$228,095
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	194,954
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$21
Undistributed (accumulated) net realized gain (loss) from investment securities	$(21)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$540
Long-term Capital Gain	6

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$707

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$1,077

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Hanlon Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Hanlon Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Hanlon Growth VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $6 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
(unaudited)
MARKET ENVIRONMENT
The first three quarters of 2010 were characterized by severe up and down performance swings. However, because of the equity market rally that occurred in the final quarter of the year, 2010 will go down as a successful one for stocks. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) lost over 8% from mid January to early February, followed by a 15% rally until late April. From late April to early July the S&P 500 reversed and gave back 16%. The S&P 500 then proceeded to gain 10% over the next month, followed by a 7% decline over the following month. From early September onward, the market took off, gaining 20% into year-end.
Such a volatile, mostly range-bound year was the result of countless factors, no doubt. However, there were likely certain factors that played key roles. There was much uncertainty regarding whether the market was heading for a “double-dip recession” following the crash of 2008. While the equity markets wobbled back and forth with indecision, bond investors spent the first 8 months piling into Treasuries, jettisoning risk for perceived safety. Those who stuck with equities should have experienced gains, but likely endured many stressful months to get there; the risk of getting whip-sawed was high throughout 2010.
The housing market got a temporary, and perhaps superficial, boost from the expiring first-time homebuyer’s tax credit, but otherwise has struggled to find a bottom all year. Prices seem to have stabilized, but forecasts for 2011 are mixed.
On the job market front, unemployment remains high, at over 9%, yet there exists reasons to be optimistic for improvement in 2011.
Interest rates continued on their way to all-time lows, as the U.S. government and the Federal Reserve Board (“Fed”) continue to use their power to keep them low. However the 4th quarter saw rates reverse sharply, an unusual move considering it coincided with the Fed’s announcement to pump an additional $600 billion into the Treasury market. The fact that rates reversed so dramatically in the face of what most would consider bullish news for bonds has caused the chatter of the possible end of the 30 year bull market in bonds.
Gold continued its long-term bull market and showed little signs of slowing down.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Hanlon Growth and Income VP Initial Class returned (1.85)%. By comparison its primary and secondary benchmarks, the Dow Jones World Total Return Index, the Barclays Capital U.S. Aggregate Bond Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 14.32%, 6.54% and 0.13%, respectively.
STRATEGY REVIEW
Transamerica Hanlon Growth and Income VP employs the use of a tactical, intermediate-term trend following strategy. The violent whip-sawing markets are among the most difficult for this style of investment management. Due to the large amount of discretion and freedom accorded to us by the prospectus, Hanlon attempts to participate in up-trending markets, but be defensive in down-trending markets, sometimes investing in 100% money markets in down-trending markets. This past year has indeed proved difficult for this investment technique.
The Fund began the year overweight in High Yield Bonds with some smaller equity positions (both foreign and domestic). We attempted to navigate the bumpy market by scaling in and out of these positions, using the freedom to go to large cash positions at times. The Fund was overweight in cash with some smaller gold Exchange Traded Funds (“ETF”) and dollar ETF positions for much of the first half of the year. The third quarter was characterized by a move in and then out of various equity positions, during which we got caught in a whip-saw and booked a moderate loss. Most of the last quarter of the year was spent in various equity funds.
The majority of the biggest gains were seen in the 4th quarter. Hanlon identified a strong uptrend in the energy sector, holding several different ETFs to gain exposure there. In particular, the most successful positions consisted of both the Oil Equipment & Services Industry and Coal. The iShares Dow Jones US Oil Equipment & Services Index Fund (IEZ), the SPDR S&P Oil & Gas Equipment & Services ETF (XES), and the Market Vectors Coal ETF (KOL) were among the biggest winners. There was also relative strength exhibited in certain individual emerging and Latin American markets. We profited there, holding positions in the iShares Morgan Stanley Capital International (“MSCI”) All Peru Capped Index (EPU), the iShares MSCI Mexico Investable Market Index (EWW), the iShares MSCI Thailand Investable Market Index (THD), the iShares MSCI Taiwan Index, and the Market Vectors Indonesia Index ETF. The remaining gains are mostly attributable to various ETFs representing the Broad Domestic Equity Market. A gold ETF also contributed to some of the gains.
In the end, the solid performance in the 4th quarter was not enough to recover from draw-down sustained earlier in the year. Several whipsaw moves in the markets attributed to the low investment returns. High Yield Bond funds and Small-Cap ETFs were the biggest whipsaws, represented by the iShares iBoxx $        High Yield Corporate Bond Fund (HYG), the SPDR Barclays Capital High Yield Bond Fund ETF (JNK), and the Vanguard Small Cap ETF (VT).
Sean Hanlon
Jeff Vogl
Donald Williams
Co-Portfolio Managers
Hanlon Investment Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	(1.85)%	7.12%	05/01/2009
Dow Jones World Total Return *	14.32%	29.86%
Barclays Capital U.S. Aggregate Bond*	6.54%	7.13%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	(2.12)%	6.89%	05/01/2009

NOTES

*	The Dow Jones World Total Return Index (“Dow Jones World Total Return”), the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) and the Bank of America Merrill Lynch 3-Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Hanlon Growth and Income VP
Initial Class	$1,000.00	$1,036.80	$5.13	$1,020.16	$5.09	1.00%
Service Class	1,000.00	1,036.00	6.41	1,018.90	6.36	1.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	98.3%
Securities Lending Collateral	22.4
Repurchase Agreement	2.0
Other Assets and Liabilities — Net	(22.7)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 98.3%
Capital Markets - 94.7%
Consumer Staples Select Sector SPDR Fund	54,540	$1,599
CurrencyShares Australian Dollar Trust	8,557	878
CurrencyShares Canadian Dollar Trust ^	8,633	859
CurrencyShares Swiss Franc Trust	8,269	878
Health Care Select Sector SPDR Fund ^	50,877	1,603
iShares Barclays Short Treasury Bond Fund	3,768	415
iShares Dow Jones US Home Construction Index Fund ^	120,645	1,590
iShares Dow Jones US Oil Equipment & Services Index Fund	28,991	1,634
iShares iBoxx $ High Yield Corporate Bond Fund ^	9,463	854
iShares MSCI ACWI Index Fund	34,946	1,632
iShares MSCI Taiwan Index Fund ^	105,444	1,647
iShares Russell 1000 Growth Index Fund	27,167	1,556
iShares Russell 1000 Value Index Fund ^	24,888	1,614
iShares S&P 100 Index Fund ^	28,424	1,611
iShares S&P 500 Value Index Fund ^	27,110	1,615
iShares S&P MidCap 400 Growth Index Fund	16,074	1,619
PIMCO Enhanced Short Maturity Strategy Fund	4,019	405
PowerShares DB Agriculture Fund	51,637	1,671
PowerShares DB U.S. Dollar Index Bullish Fund ^	37,271	846
ProShares Short 20+ Year Treasury ETF	18,911	837
SPDR Barclays Capital High Yield Bond Fund ETF ^	22,197	881
SPDR KBW Insurance ETF ^	37,752	1,624
SPDR S&P Homebuilders ETF ^	91,998	1,600
SPDR S&P International Small Cap ETF	54,050	1,667
SPDR S&P Oil & Gas Equipment & Services ETF ^	44,033	1,616
SSC Government Money Market Fund	892,508	893
SSgA Money Market Fund	892,508	893
SSgA Prime Money Market Fund	892,508	893
State Street Institutional Liquid Reserves Fund	892,508	893
Vanguard High Dividend Yield ETF	37,929	1,601
WisdomTree Dreyfus Brazilian Real Fund ^	33,304	884
WisdomTree Equity Income Fund	40,837	1,589
WisdomTree LargeCap Dividend Fund	34,813	1,605
Value - Large Cap - 3.6%
Vanguard Value ETF	30,212	1,611

Total Investment Companies (cost $42,877)		43,613

SECURITIES LENDING COLLATERAL - 22.4%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	9,961,659	9,962
Total Securities Lending Collateral (cost $9,962)

	Principal	Value

REPURCHASE AGREEMENT - 2.0%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $893 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $911.	$893	893
Total Repurchase Agreement (cost $893)

Total Investment Securities (cost $53,732) #		54,468
Other Assets and Liabilities - Net		(10,085)

Net Assets		$44,383

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $9,733.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $53,810. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $843 and $185, respectively. Net unrealized appreciation for tax purposes is $658.

DEFINITIONS:

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$43,613	$—	$—	$43,613
Securities Lending Collateral	9,962	—	—	9,962
Repurchase Agreement	—	893	—	893

Total	$53,575	$893	$—	$54,468

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $52,839) (including securities loaned of $9,733)	$53,575
Repurchase agreement, at value (cost: $893)	893
Receivables:
Investment securities sold	3,200
Shares sold	65
Securities lending income (net)	5
Dividends	25

	57,763

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	3,354
Shares redeemed	17
Management and advisory fees	28
Distribution and service fees	7
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	1
Other	3
Collateral for securities on loan	9,962

	13,380

Net assets	$44,383

Net assets consist of:
Capital stock ($.01 par value)	$40
Additional paid-in capital	43,406
Undistributed (accumulated) net investment income (loss)	470
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(269)
Net unrealized appreciation (depreciation) on investments in investment companies	736

Net assets	$44,383

Net assets by class:
Initial Class	$9,743
Service Class	34,640
Shares outstanding:
Initial Class	877
Service Class	3,131
Net asset value and offering price per share:
Initial Class	$11.11
Service Class	11.07

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$763
Interest income	10
Securities lending income (net)	34

	807

Expenses:
Management and advisory	246
Printing and shareholder reports	5
Custody	14
Administration	5
Legal	2
Audit and tax	15
Trustees	1
Transfer agent	—	(A)
Distribution and service:
Service Class	48
Other	—	(A)

Total expenses	336

Less waiver/reimbursement	(15)

Net expenses	321

Net investment income	486

Net realized gain (loss) from:
Investments in investment companies	(338)
Distributions from investments in investment companies	63

	(275)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	403

Net realized and unrealized gain on investments in investment companies	128

Net increase In net assets resulting from operations	$614

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$486	$196
Net realized gain (loss) from investments in and distributions from investment companies	(275)	103
Change in net unrealized appreciation (depreciation) on investments in investment companies	403	333

Net increase in net assets resulting from operations	614	632

Distributions to shareholders:
From net investment income:
Initial Class	(53)	—
Service Class	(143)	—

	(196)	—

From net realized gains:
Initial Class	(30)	—
Service Class	(83)	—

	(113)	—

Total distributions to shareholders	(309)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	4,879	6,679
Service Class	39,105	2,232

	43,984	8,911

Dividends and distributions reinvested:
Initial Class	83	—
Service Class	226	—

	309	—

Cost of shares redeemed:
Initial Class	(1,785)	(544)
Service Class	(7,427)	(2)

	(9,212)	(546)

Net increase in net assets resulting from capital shares transactions	35,081	8,365

Net increase in net assets	35,386	8,997

Net assets:
Beginning of year	8,997	—

End of year	$44,383	$8,997

Undistributed net investment income	$470	$196

Share activity:
Shares issued:
Initial Class	445	638
Service Class	3,602	200

	4,047	838

Shares issued-reinvested from distributions:
Initial Class	8	—
Service Class	22	—

	30	—

Shares redeemed:
Initial Class	(163)	(51)
Service Class	(693)	—	(B)

	(856)	(51)

Net increase (decrease) in shares outstanding:
Initial Class	290	587
Service Class	2,931	200

	3,221	787

(A)	Commenced operations on May 1, 2009.

(B)	Rounds to less than (1) share.

Note:	Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	May 1 to Dec		December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$11.43	$10.00		$11.42	$10.00
Investment operations
Net investment income(B),(C)	0.21	0.48		0.18	0.58
Net realized and unrealized gain (loss)	(0.43)	0.95		(0.43)	0.84

Total operations	(0.22)	1.43		(0.25)	1.42

Distributions
From net investment income	(0.06)	—		(0.06)	—
From net realized gains	(0.04)	—		(0.04)	—

Total distributions	(0.10)	—		(0.10)	—

Net asset value
End of year	$11.11	$11.43		$11.07	$11.42

Total return(D)	(1.85)%	14.30	%(E)	(2.12)%	14.20	%(E)

Net assets end of year (000’s)	$9,743	$6,712		$34,640	$2,285
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.00%	1.00	%(G)	1.25%	1.25	%(G)
Before reimbursement/fee waiver	1.06%	1.88	%(G)	1.31%	2.13	%(G)
Net investment income, to average net assets(C)	1.94%	6.73	%(G)	1.71%	8.02	%(G)
Portfolio turnover rate(H)	1006%	56	%(E)	1006%	56	%(E)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.

Note:	Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Hanlon Growth and Income VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $6, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount waived by the adviser was $15. The following amounts were available for recapture at December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$25	12/31/2012
Fiscal Year 2010:	15	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$193,662
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	161,553
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(16)
Undistributed (accumulated) net realized gain (loss) from investment securities	$16
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$206	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$306
Long-term Capital Gain	3

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$485

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(206)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$658

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Hanlon Growth and Income VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Hanlon Growth and Income VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Hanlon Growth and Income VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Growth and Income VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $3 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
(unaudited)
MARKET ENVIRONMENT
While the equity markets wobbled back and forth with indecision, bond investors spent the first eight months piling into Treasuries, jettisoning risk for perceived safety. Those who stuck with equities should have experienced gains, but likely endured many stressful months to get there; the risk of getting whipsawed was high throughout 2010. Such a volatile, mostly range-bound year was the result of countless factors, no doubt. Uncertainty regarding whether the market was heading for a “double-dip recession” following the crash of 2008 was just one of the many concerns.
The housing market got a temporary, and perhaps superficial, boost from the expiring first-time homebuyer’s tax credit, but otherwise has struggled to find a bottom all year. Prices seem to have stabilized, but forecasts for 2011 are mixed.
On the job market front, unemployment remains high, at over 9%, yet there exists reasons to be optimistic for improvement in 2011.
Interest rates continued on their way to all-time lows, as the U.S. government and the Federal Reserve Board (“Fed”) continue to use their power to keep rates low. However the 4th quarter saw rates reverse sharply, an unusual move considering it coincided with the Fed’s announcement to pump an additional $600 billion into the Treasury market. The fact that rates reversed so dramatically in the face of what most would consider bullish news for bonds has caused the chatter of the possible end of the 30 year bull market in bonds.
Gold continued its long-term bull market and showed little signs of slowing down.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Hanlon Managed Income VP Initial Class returned 0.39%. By comparison its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 6.54% and 0.13%, respectively.
STRATEGY REVIEW
Transamerica Hanlon Managed Income VP employs the use of a tactical, intermediate-term trend following strategy. Exchange Traded Funds (“ETF”) are the primary security type for gaining exposure to asset classes and fund styles. Due to the large amount of discretion and freedom accorded to us by the prospectus, Hanlon attempts to participate in up-trending markets, but be defensive in down-trending markets, sometimes investing in 100% money markets in these environments. At various times throughout the year the Fund had exposure to all of the permissible asset classes; money markets/cash, fixed income, interest rate direction and currency.
Viewing the year 2010 in hindsight, interest rates dropped throughout the year to levels not seen in a long time, if ever. Our strategies experienced some whipsawing and were unable to demonstrate much value for the one year period. Especially challenging were November and December as interest rates jumped considerably in a three week period in November. The Fund’s performance fluctuated with the bond markets throughout the year, but overall was mostly flat. Performance was positive through October, but the Fed‘s QE2 (quantitative easing) in November took major portions of the bond market to lower levels; this fund included.
Sean Hanlon
Jeff Vogl
Donald Williams
Co-Portfolio Managers
Hanlon Investment Management, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	0.39%	6.63%	05/01/2009
Barclays Capital U.S. Aggregate Bond*	6.54%	7.13%
BofA Merrill Lynch 3-Month Treasury Bill *	0.13%	0.15%

Service Class	0.12%	6.40%	05/01/2009

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) and the Bank of America Merrill Lynch 3 Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Hanlon Managed Income VP
Initial Class	$1,000.00	$1,003.00	$4.90	$1,020.32	$4.94	0.97%
Service Class	1,000.00	1,001.20	6.15	1,019.06	6.21	1.22

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Investment Companies	88.9%
Securities Lending Collateral	13.9
Repurchase Agreement	11.1
Other Assets and Liabilities - Net	(13.9)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 88.9%
Capital Markets - 88.9%
CurrencyShares Australian Dollar Trust	56,494	$5,800
CurrencyShares Canadian Dollar Trust ^	56,639	5,638
CurrencyShares Swiss Franc Trust	54,259	5,763
iShares Barclays Short Treasury Bond Fund	100,183	11,044
iShares iBoxx $ High Yield Corporate Bond Fund ^	294,350	26,577
PIMCO Enhanced Short Maturity Strategy Fund	108,045	10,881
PowerShares DB U.S. Dollar Index Bullish Fund ^	241,686	5,489
ProShares Short 20+ Year Treasury ETF	497,934	22,034
SPDR Barclays Capital High Yield Bond Fund ETF ^	681,193	27,049
SSC Government Money Market Fund	31,546,829	31,547
SSgA Money Market Fund	31,546,829	31,547
SSgA Prime Money Market Fund	31,546,829	31,547
State Street Institutional Liquid Reserves Fund	31,546,829	31,547
WisdomTree Dreyfus Brazilian Real Fund ^	216,837	5,757

Total Investment Companies (cost $251,818)		252,220

SECURITIES LENDING COLLATERAL - 13.9%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	39,578,960	$39,579
Total Securities Lending Collateral (cost $39,579)

	Principal	Value

REPURCHASE AGREEMENT - 11.1%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $31,547 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $32,180.	$31,547	31,547
Total Repurchase Agreement (cost $31,547)

Total Investment Securities (cost $322,944) #		323,346
Other Assets and Liabilities - Net		(39,509)

Net Assets		$283,837

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $38,655.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $323,199. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $825 and $678, respectively. Net unrealized appreciation for tax purposes is $147.
DEFINITIONS:
ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$252,220	$—	$—	$252,220
Securities Lending Collateral	39,579	—	—	39,579
Repurchase Agreement	—	31,547	—	31,547

Total	$291,799	$31,547	$—	$323,346

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $291,397) (including securities loaned of $38,655)	$291,799
Repurchase agreement, at value (cost: $31,547)	31,547
Receivables:
Shares sold	583
Interest	8
Securities lending income (net)	40
Dividends	773
Prepaid expenses	2

	324,752

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	816
Shares redeemed	204
Management and advisory fees	238
Distribution and service fees	53
Transfer agent fees	—	(A)
Administration fees	5
Audit and tax fees	7
Printing and shareholder reports fees	5
Other	8
Collateral for securities on loan	39,579

	40,915

Net assets	$283,837

Net assets consist of:
Capital stock ($.01 par value)	$257
Additional paid-in capital	283,971
Undistributed (accumulated) net investment income (loss)	3,154
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(3,947)
Net unrealized appreciation (depreciation) on investments in investment companies	402

Net assets	$283,837

Net assets by class:
Initial Class	$29,069
Service Class	254,768
Shares outstanding:
Initial Class	2,623
Service Class	23,077
Net asset value and offering price per share:
Initial Class	$11.08
Service Class	11.04

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$5,285
Interest income	58
Securities lending income (net)	237

5,580

Expenses:
Management and advisory	1,485
Printing and shareholder reports	15
Custody	21
Administration	33
Legal	14
Audit and tax	18
Trustees	5
Transfer agent	2
Distribution and service:
Service Class	348
Other	2

Total expenses	1,943

Recaptured Expenses	24

Net expenses	1,967

Net investment income	3,613

Net realized gain (loss) from:
Investments in investment companies	(4,811)
Distributions from investments in investment companies	421

(4,390)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	327

Net realized and unrealized loss on investments in investment companies	(4,063)

Net decrease In net assets resulting from operations	$(450)

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment income	$3,613	$372
Net realized gain (loss) from investments in and distributions from investment companies	(4,390)	609
Change in net unrealized appreciation (depreciation) on investments in investment companies	327	75

Net increase (decrease) in net assets resulting from operations	(450)	1,056

Distributions to shareholders:
From net investment income:
Initial Class	(49)	—
Service Class	(322)	—

	(371)	—

From net realized gains:
Initial Class	(83)	—
Service Class	(543)	—

	(626)	—

Total distributions to shareholders	(997)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	16,623	17,429
Service Class	255,782	20,050

	272,405	37,479

Dividends and distributions reinvested:
Initial Class	132	—
Service Class	865	—

	997	—

Cost of shares redeemed:
Initial Class	(5,433)	(632)
Service Class	(19,974)	(614)

	(25,407)	(1,246)

Net increase in net assets resulting from capital shares transactions	247,995	36,233

Net increase in net assets	246,548	37,289

Net assets:
Beginning of year	37,289	—

End of year	$283,837	$37,289

Undistributed net investment income	$3,154	$372

Share activity:
Shares issued:
Initial Class	1,496	1,663
Service Class	23,042	1,815

	24,538	3,478

Shares issued-reinvested from
distributions:
Initial Class	12	—
Service Class	78	—

	90	—

Shares redeemed:
Initial Class	(489)	(59)
Service Class	(1,802)	(56)

	(2,291)	(115)

Net increase (decrease) in shares outstanding:
Initial Class	1,019	1,604
Service Class	21,318	1,759

	22,337	3,363

(A)	Commenced operations on May 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
FINANCIAL HIGHLIGHTS

	Initial Class			Service Class
	December 31,	May 1 to Dec		December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)		2010	31, 2009(A)
Net asset value
Beginning of year	$11.09	$10.00		$11.08	$10.00
Investment operations
Net investment income(B),(C)	0.24	0.35		0.24	0.39
Net realized and unrealized gain (loss)	(0.20)	0.74		(0.23)	0.69

Total operations	0.04	1.09		0.01	1.08

Distributions
From net investment income	(0.02)	—		(0.02)	—
From net realized gains	(0.03)	—		(0.03)	—

Total distributions	(0.05)	—		(0.05)	—

Net asset value
End of year	$11.08	$11.09		$11.04	$11.08

Total return(D)	0.39%	10.90	%(E)	0.12%	10.80	%(E)

Net assets end of year (000’s)	$29,069	$17,794		$254,768	$19,495
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/recaptured expense	0.98%	1.00	%(G)	1.23%	1.25	%(G)
Before reimbursement/recaptured expense	0.97%	1.32	%(G)	1.22%	1.57	%(G)
Net investment income, to average net assets(C)	2.15%	4.90	%(G)	2.20%	5.29	%(G)
Portfolio turnover rate(H)	525%	99	%(E)	525%	99	%(E)

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Hanlon Managed Income VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $15, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1 — Unadjusted quoted prices in active markets for identical securities.
Level 2 — Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3 — Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.90%
Over $500 million up to $1 billion	0.875%
Over $1 billion	0.85%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser was $24. There were no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$624,229
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	517,055
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(460)
Undistributed (accumulated) net realized gain (loss) from investment securities	$460
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$992
Long-term Capital Gain	5

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$4,615

Undistributed Long-term Capital Gain	$68

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(5,221)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$147

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Hanlon Managed Income VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Hanlon Managed Income VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Hanlon Managed Income VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Hanlon Managed Income VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $5 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
(unaudited)
MARKET ENVIRONMENT
After a sharp retreat in May and June and a rather boring summer, stocks rebounded sharply and posted double-digit gains for the second year in a row. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) gained over approximately 15% for the full year, and smaller stocks did much better, with the Russell 2000® Index up approximately 27%. Bonds also performed well as treasuries posted an unprecedented rally prior to a fourth quarter selloff and spreads narrowed substantially throughout most of the year. The riskiest bonds led the way higher in price over the calendar year.
The economy followed a similar path. During the latter part of the second quarter and throughout the summer, widespread fears of a double dip recession took hold. The recovery seemed to gain traction when the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) was announced. In addition, the election results seemed to also help on the confidence front.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Index 35 VP Initial Class returned 9.72%. By comparison its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index and the Transamerica Index 35 VP Blended Benchmark Index, returned 6.54% and 10.25%, respectively.
The blended benchmark is comprised of the Barclays Capital U.S. Aggregate Bond Index (65%), the Morgan Stanley Capital International U.S. Broad Market Index (25%) and the Financial Times Stock Exchange All-World ex U.S. Index (10%).
STRATEGY REVIEW
Our index funds are designed to closely track market benchmarks and 2010 was an excellent year for doing just that. The sharp decline in equities in the second quarter was a difficult period as there were some very large upswings in the market that served to exaggerate any small overweights or underweights in the portfolio. The trending equity markets we have enjoyed in the US since late August serve us better than choppy markets. Over longer term investment horizons, we fully believe we will be able to provide investors the index returns they expect at an extremely low cost.
Jeffrey A. Whitehead, CFA
Portfolio Manager
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	9.72%	8.66%	11/19/2009
Barclays Capital U.S. Aggregate Bond*	6.54%	5.03%
Transamerica Index 35 VP Blended Benchmark*	10.25%	9.35%

Service Class	9.42%	8.39%	11/19/2009

NOTES

*	The Transamerica Index 35 VP Blended Benchmark is composed of the following benchmarks: Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) 65%, Financial Times Stock Exchange All-World ex U.S. Index (“FTSE All World ex US”) 10% and Morgan Stanley Capital International U.S. Broad Market Index (“MSCI US Broad Market”) 25%. All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Index 35 VP
Initial Class	$1,000.00	$1,087.50	$1.95	$1,023.34	$1.89	0.37%
Service Class	1,000.00	1,086.60	3.26	1,022.08	3.16	0.62

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Capital Markets	76.3%
Growth - Large Cap	9.2
Value - Large Cap	3.8
Growth - Small Cap	3.2
Repurchase Agreement	3.2
Emerging Market - Equity	2.9
Region Fund - European	2.3
Region Fund - Asian Pacific	1.4
Securities Lending Collateral	1.3
Other Assets and Liabilities - Net	(3.6)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.1%
Capital Markets - 76.3%
Vanguard Europe Pacific ETF	65,833	$2,380
Vanguard Index Stock Market ETF	135,940	8,827
Vanguard Intermediate-Term Bond ETF	167,134	13,787
Vanguard Long-Term Bond ETF	67,491	5,338
Vanguard Short-Term Bond ETF	259,250	20,858
Vanguard Total Bond Market ETF	168,485	13,524
Emerging Market - Equity - 2.9%
Vanguard Emerging Markets ETF	52,000	2,504
Growth - Large Cap - 9.2%
Vanguard Growth ETF	73,217	4,497
Vanguard Large-Capital ETF	56,636	3,263
Growth - Small Cap - 3.2%
Vanguard Small-Capital ETF ^	37,339	2,712
Region Fund - Asian Pacific - 1.4%
Vanguard Pacific ETF	20,930	1,194
Region Fund - European - 2.3%
Vanguard European ETF	40,480	1,987
Value - Large Cap - 3.8%
Vanguard Value ETF	60,864	3,246

Total Investment Companies (cost $81,999)		84,117

SECURITIES LENDING COLLATERAL - 1.3%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	1,142,856	$1,143
Total Securities Lending Collateral (cost $1,143)

	Principal	Value

REPURCHASE AGREEMENT - 3.2%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $2,709 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $2,764.	$2,709	2,709
Total Repurchase Agreement (cost $2,709)

Total Investment Securities (cost $85,851) #		87,969
Other Assets and Liabilities - Net		(3,021)

Net Assets		$84,948

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $1,118.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $85,860. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $2,675 and $566, respectively. Net unrealized appreciation for tax purposes is $2,109.
DEFINITION:
ETF	Exchange-Traded Fund
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Investment Companies	$84,117	$—	$—	$84,117
Repurchase Agreement	—	2,709	—	2,709
Securities Lending Collateral	1,143	—	—	1,143

Total	$85,260	$2,709	$—	$87,969

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $83,142) (including securities loaned of $1,118)	$85,260
Repurchase agreement, at value (cost: $2,709)	2,709
Cash	244
Receivables:
Investment securities sold	250
Shares sold	145
Securities lending income (net)	1

	88,609

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	2,470
Shares redeemed	1
Management and advisory fees	10
Distribution and service fees	17
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	7
Other	5
Collateral for securities on loan	1,143

	3,661

Net assets	$84,948

Net assets consist of:
Capital stock ($.01 par value)	$78
Additional paid-in capital	81,220
Undistributed (accumulated) net investment income (loss)	1,067
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	465
Net unrealized appreciation (depreciation) on investments in investment companies	2,118

Net assets	$84,948

Net assets by class:
Initial Class	$275
Service Class	84,673
Shares outstanding:
Initial Class	25
Service Class	7,740
Net asset value and offering price per share:
Initial Class	$10.97
Service Class	10.94

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$1,269
Interest income	—	(A)
Securities lending income (net)	8

	1,277

Expenses:
Management and advisory	108
Custody	22
Administration	7
Legal	2
Audit and tax	11
Trustees	1
Transfer agent	1
Distribution and service:
Service Class	84
Other	—	(A)

Total expenses	236

Less waiver/reimbursement	(26)

Net expenses	210

Net investment income	1,067

Net realized gain (loss) from:
Investments in investment companies	278
Distributions from investments in investment companies	187

	465

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	2,132

Net realized and unrealized gain on investments in investment companies	2,597

Net increase In net assets resulting from operations	$3,664

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,		December 31,
	2010		2009(A)
From operations:
Net investment income	$1,067		$10
Net realized gain from investments in and distributions from investment companies	465		—
Change in net unrealized appreciation (depreciation) on investments in investment companies	2,132		(14)

Net increase (decrease) in net assets resulting from operations	3,664		(4)

Distributions to shareholders:
From net investment income:
Initial Class	—	(B)	—
Service Class	(10)		—

Total distributions to shareholders	(10)		—

Capital share transactions:
Proceeds from shares sold:
Initial Class	—		250
Service Class	82,232		1,764

	82,232		2,014

Dividends and distributions reinvested:
Initial Class	—	(B)	—
Service Class	10		—

	10		—

Cost of shares redeemed:
Service Class	(2,953)		(5)

Net increase in net assets resulting from capital shares transactions	79,289		2,009

Net increase in net assets	82,943		2,005

Net assets:
Beginning of year	2,005		—

End of year	$84,948		$2,005

Undistributed net investment income	$1,067		$10

Share activity:
Shares issued:
Initial Class	—		25
Service Class	7,843		176

	7,843		201

Shares issued-reinvested from distributions:
Initial Class	—	(C)	—
Service Class	1		—

	1		—

Shares redeemed:
Service Class	(279)		(1)

Net increase (decrease) in shares outstanding:
Initial Class	—		25
Service Class	7,565		175

	7,565		200

(A)	Commenced operations on November 19, 2009.

(B)	Rounds to less than $1 or ($1).

(C)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
FINANCIAL HIGHLIGHTS

	Initial Class				Service Class
	December 31,		Nov 19 to Dec		December 31,		Nov 19 to Dec
For a share outstanding throughout each period	2010		31, 2009(A)		2010		31, 2009(A)
Net asset value
Beginning of year	$10.00		$10.00		$10.00		$10.00
Investment operations
Net investment income(B),(C)	0.27		0.07		0.33		0.10
Net realized and unrealized gain (loss)	0.70		(0.07)		0.61		(0.10)

Total operations	0.97		0.00		0.94		0.00

Distributions
From net investment income	—	(D)	—		—	(D)	—
Net asset value
End of year	$10.97		$10.00		$10.94		$10.00

Total return(E)	9.72%		—	%(F)	9.42%		—	%(F)

Net assets end of year (000’s)	$275		$250		$84,673		$1,755
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/fee waiver	0.37%		0.37	%(H)	0.62%		0.62	%(H)
Before reimbursement/fee waiver	0.45%		27.72	%(H)	0.70%		27.97	%(H)
Net investment income, to average net assets(C)	2.60%		5.92	%(H)	3.14%		8.60	%(H)
Portfolio turnover rate(I)	13%		1	%(F)	13%		1	%(F)

(A)	Commenced operations on November 19, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Rounds to less than $(.01) per share.

(E)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(F)	Not annualized.

(G)	Does not include expenses of the investment companies in which the fund invests.

(H)	Annualized.

(I)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Index 35 VP (the “Fund”) is part of TST.
The Fund currently offers two share classes; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reporting day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
At the commencement of operations, TAM invested in the Fund. As of December 31, 2010, TAM had remaining investments in the Fund as follows:

		% of Fund’s
	Value	Net Assets
Initial Class	$274	0.32%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $50 million	0.32%
Over $50 million up to $250 million	0.30%
Over $250 million	0.28%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.37%        Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain ordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $26. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$34	12/31/2012
Fiscal Year 2010:	26	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$84,183
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	4,414
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax year (2009, or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$10
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,354

Undistributed Long-term Capital Gain	$187

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$2,109

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Index 35 VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Index 35 VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Index 35 VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Index 35 VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP

(unaudited)
MARKET ENVIRONMENT
After a sharp retreat in May and June and a rather boring summer, stocks rebounded sharply and posted double-digit gains for the second year in a row. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) gained over 15% for the full year, and smaller stocks did much better, with the Russell 2000® Index up approximately 27%. Bonds also performed well as treasuries posted an unprecedented rally prior to a fourth quarter selloff and spreads narrowed substantially throughout most of the year. The riskiest bonds led the way higher in price over the calendar year.
The economy followed a similar path. During the latter part of the second quarter and throughout the summer, widespread fears of a double dip recession took hold. The recovery seemed to gain traction when the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) was announced. In addition, the election results seemed to also help on the confidence front.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Index 50 VP Initial Class returned 11.07%. By comparison its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index and Transamerica Index 50 VP Blended Benchmark Index, returned 6.54% and 11.60%, respectively.
The blended benchmark is comprised of the Barclays Capital U.S. Aggregate Bond Index (50%), the Morgan Stanley Capital International U.S. Broad Market Index (34%) and the Financial Times Stock Exchange All-World ex U.S. Index (16%).
STRATEGY REVIEW
Our index funds are designed to closely track market benchmarks and 2010 was an excellent year for doing just that. The sharp decline in equities in the second quarter was a difficult period as there were some very large upswings in the market that served to exaggerate any small overweights or underweights in the portfolio. The trending equity markets we have enjoyed in the US since late August serve us better than choppy markets. Over longer term investment horizons, we fully believe to be able to provide investors the index returns they expect at an extremely low cost.
Jeffrey A. Whitehead, CFA
Portfolio Manager
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	11.07%	2.66%	05/01/2008
Barclays Capital U.S. Aggregate Bond*	6.54%	5.88%
Transamerica Index 50 VP Blended Benchmark*	11.60%	2.92%

Service Class	10.69%	2.40%	05/01/2008

NOTES

*	The Transamerica Index 50 VP Blended Benchmark is composed of the following benchmarks: Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) 50%, Financial Times Stock Exchange All-World ex U.S. Index (“FTSE All World ex US”) 16% and Morgan Stanley Capital International U.S. Broad Market Index (“MSCI US Broad Market”) 34%. All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Index 50 VP
Initial Class	$1,000.00	$1,125.90	$1.98	$1,023.34	$1.89	0.37%
Service Class	1,000.00	1,124.50	3.32	1,022.08	3.16	0.62

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Capital Markets	67.8%
Growth — Large Cap	12.3
Value — Large Cap	6.2
Emerging Market — Equity	4.2
Region Fund — European	3.8
Securities Lending Collateral	3.2
Growth — Small Cap	2.9
Region Fund — Asian Pacific	2.1
Repurchase Agreement	1.3
Other Assets and Liabilities — Net	(3.8)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.3%
Capital Markets - 67.8%
Vanguard Europe Pacific ETF	424,550	$15,347
Vanguard Index Stock Market ETF ^	798,840	51,869
Vanguard Total Bond Market ETF	2,114,736	169,749
Emerging Market — Equity - 4.2%
Vanguard Emerging Markets ETF	301,438	14,514
Growth — Large Cap - 12.3%
Vanguard Growth ETF ^	383,603	23,561
Vanguard Large-Capital ETF ^	339,161	19,539
Growth — Small Cap - 2.9%
Vanguard Small-Capital ETF	138,509	10,060
Region Fund — Asian Pacific - 2.1%
Vanguard Pacific ETF	131,033	7,474
Region Fund — European - 3.8%
Vanguard European ETF ^	273,317	13,417
Value — Large Cap - 6.2%
Vanguard Value ETF	405,766	21,640

Total Investment Companies (cost $317,907)		347,170

SECURITIES LENDING COLLATERAL - 3.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	11,231,500	11,232
Total Securities Lending Collateral (cost $11,232)

	Principal	Value

REPURCHASE AGREEMENT - 1.3%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $4,443 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $4,533.	$4,443	4,443
Total Repurchase Agreement (cost $4,443)

Total Investment Securities (cost $333,582) #		362,845
Other Assets and Liabilities — Net		(13,172)

Net Assets		$349,673

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $10,986.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $334,271. Aggregate gross/net unrealized appreciation for all securities in which there is an excess of value over tax cost was $28,574.
DEFINITION:

ETF	Exchange-Traded Fund
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Investment Companies	$347,170	$—	$—	$347,170
Repurchase Agreement	—	4,443	—	4,443
Securities Lending Collateral	11,232	—	—	11,232

Total	$358,402	$4,443	$—	$362,845

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $329,139) (including securities loaned of $10,986)	$358,402
Repurchase agreement, at value (cost: $4,443)	4,443
Cash	745
Receivables:
Investment securities sold	175
Shares sold	820
Securities lending income (net)	7
Prepaid expenses	3

	364,595

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	3,465
Shares redeemed	2
Management and advisory fees	128
Distribution and service fees	71
Transfer agent fees	—	(A)
Administration fees	6
Audit and tax fees	7
Printing and shareholder reports fees	3
Other	8
Collateral for securities on loan	11,232

	14,922

Net assets	$349,673

Net assets consist of:
Capital stock ($.01 par value)	$336
Additional paid-in capital	307,209
Undistributed (accumulated) net investment income (loss)	6,577
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	6,288
Net unrealized appreciation (depreciation) on investments in investment companies	29,263

Net assets	$349,673

Net assets by class:
Initial Class	$1,597
Service Class	348,076
Shares outstanding:
Initial Class	152
Service Class	33,465
Net asset value and offering price per share:
Initial Class	$10.46
Service Class	10.40

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$8,136
Interest income	—	(A)
Securities lending income (net)	42

	8,178

Expenses:
Management and advisory	778
Printing and shareholder reports	13
Custody	26
Administration	52
Legal	15
Audit and tax	11
Trustees	9
Transfer agent	2
Distribution and service:
Service Class	643
Other	4

Total expenses	1,553

Recaptured Expenses	43

Net expenses	1,596

Net investment income	6,582

Net realized gain (loss) from:
Investments in investment companies	7,020
Distributions from investments in investment companies	492

	7,512

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	14,780

Net realized and unrealized gain on investments in investment companies	22,292

Net increase In net assets resulting from operations	$28,874

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
STATEMENT OF CHANHES IN NET ASSETS
For the years ended:
(all amounts in thousands)

December 31,	December 31,
2010	2009
From operations:
Net investment income	$6,582	$3,016
Net realized gain from investments in and distributions from investment companies	7,512	2,029
Change in net unrealized appreciation (depreciation) on investments in investment companies	14,780	14,957

Net increase in net assets resulting from operations	28,874	20,002

Distributions to shareholders:
From net investment income:
Initial Class	(6)	(1)
Service Class	(3,010)	(338)

(3,016)	(339)

From net realized gains:
Initial Class	(4)	—
Service Class	(2,756)	—

(2,760)	—

Total distributions to shareholders	(5,776)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	1,748	261
Service Class	155,680	159,370

157,428	159,631

Dividends and distributions reinvested:
Initial Class	10	1
Service Class	5,766	338

5,776	339

Cost of shares redeemed:
Initial Class	(583)	(235)
Service Class	(27,867)	(10,363)

(28,450)	(10,598)

Net increase in net assets resulting from capital shares transactions	134,754	149,372

Net increase in net assets	157,852	169,035

Net assets:
Beginning of year	191,821	22,786

End of year	$349,673	$191,821

Undistributed net investment income	$6,577	$3,011

Share activity:
Shares issued:
Initial Class	170	30
Service Class	15,741	18,389

15,911	18,419

Shares issued-reinvested from distributions:
Initial Class	1	—	(A)
Service Class	607	37

608	37

Shares redeemed:
Initial Class	(58)	(29)
Service Class	(2,834)	(1,190)

(2,892)	(1,219)

Net increase (decrease) in shares outstanding:
Initial Class	113	1
Service Class	13,514	17,236

13,627	17,237

(A)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period

	Initial Class				Service Class
	Year Ended December 31,		May 1 to Dec		Year Ended December 31,		May 1 to Dec
	2010	2009	31, 2008(A)		2010	2009	31, 2008(A)
Net asset value
Beginning of year	$9.63	$8.28	$10.00		$9.60	$8.26	$10.00
Investment operations
Net investment income(B),(C)	0.34	0.26	0.25		0.25	0.28	0.38
Net realized and unrealized gain (loss)	0.71	1.12	(1.97)		0.76	1.08	(2.12)

Total operations	1.05	1.38	(1.72)		1.01	1.36	(1.74)

Distributions
From net investment income	(0.12)	(0.03)	—		(0.11)	(0.02)	—
From net realized gains	(0.10)	—	—		(0.10)	—	—

Total distributions	(0.22)	(0.03)	—		(0.21)	(0.02)	—

Net asset value
End of year	$10.46	$9.63	$8.28		$10.40	$9.60	$8.26

Total return(D)	11.07%	16.62%	(17.20	)%(E)	10.69%	16.53%	(17.40	)%(E)

Net assets end of year (000’s)	$1,597	$378	$315		$348,076	$191,443	$22,471
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/recaptured expense	0.37%	0.37%	0.37	%(G)	0.62%	0.62%	0.62	%(G)
Before reimbursement/recaptured expense	0.35%	0.38%	1.23	%(G)	0.60%	0.63%	1.48	%(G)
Net investment income, to average net assets(C)	3.33%	2.91%	4.21	%(G)	2.55%	3.09%	7.06	%(G)
Portfolio turnover rate(H)	12%	27%	17	%(E)	12%	27%	17	%(E)

(A)	Commenced operations on May 1, 2008.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Index 50 VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian, and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, lnc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and is sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $50 million	0.32%
Over $50 million up to $250 million	0.30%
Over $250 million	0.28%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.37% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
During the year ended December 31, 2010, the amount recaptured by the adviser was $43. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$12	12/31/2012
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$166,851
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	31,921
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax years (2008-2010), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$5,511
Long-term Capital Gain	265

2009 Distributions paid from:
Ordinary Income	339
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$8,169

Undistributed Long-term Capital Gain	$5,389

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$28,574

Other Temporary Differences	$(4)

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Index 50 VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Index 50 VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Index 50 VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Index 50 VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $265 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP

(unaudited)
MARKET ENVIRONMENT
After a sharp retreat in May and June and a rather boring summer, stocks rebounded sharply and posted double-digit gains for the second year in a row. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) gained over 15% for the full year, and smaller stocks did much better, with the Russell 2000® Index up approximately 27%. Bonds also performed well as treasuries posted an unprecedented rally prior to a fourth quarter selloff and spreads narrowed substantially throughout most of the year. The riskiest bonds led the way higher in price over the calendar year.
The economy followed a similar path. During the latter part of the second quarter and throughout the summer, widespread fears of a double dip recession took hold. The recovery seemed to gain traction when the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) was announced. In addition, the election results seemed to also help on the confidence front.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Index 75 VP Initial Class returned 13.15%. By comparison its primary and secondary benchmarks, the Morgan Stanley Capital International U.S. Broad Market Index and the Transamerica Index 75 VP Blended Benchmark Index, returned 17.28% and 13.80%, respectively.
The blended benchmark is comprised of the Morgan Stanley Capital International U.S. Broad Market Index (52%), the Barclays Capital U.S. Aggregate Bond Index (25%) and the Financial Times Stock Exchange All-World ex U.S. Index (23%).
STRATEGY REVIEW
Our index funds are designed to closely track market benchmarks and 2010 was an excellent year for doing just that. The sharp decline in equities in the second quarter was a difficult period as there were some very large upswings in the market that served to exaggerate any small overweights or underweights in the portfolio. The trending equity markets we have enjoyed in the U.S. since late August serve us better than choppy markets. Over longer term investment horizons, we fully believe we will be able to provide investors the index returns they expect at an extremely low cost.
Jeffrey A. Whitehead, CFA
Portfolio Manager
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	13.15%	0.85%	05/01/2008
MSCI US Broad Market*	17.28%	0.01%
Transamerica Index 75 VP Blended Benchmark*	13.80%	1.26%

Service Class	13.00%	0.55%	05/01/2008

NOTES

*	The Transamerica Index 75 VP Blended Benchmark is composed of the following benchmarks: Morgan Stanley Capital International U.S. Broad Market Index (“MSCI US Broad Market”) 52%, Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) 25% and Financial Times Stock Exchange All-World ex U.S. Index (“FTSE All World ex .US”) 23%. All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Index 75 VP
Initial Class	$1,000.00	$1,188.20	$1.88	$1,023.49	$1.73	0.34%
Service Class	1,000.00	1,187.10	3.25	1,022.23	3.01	0.59

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Capital Markets	50.3%
Growth — Large Cap	19.0
Value — Large Cap	11.3
Securities Lending Collateral	7.8
Emerging Market — Equity	6.2
Region Fund — European	6.1
Growth — Small Cap	3.6%
Region Fund — Asian Pacific	2.9
Repurchase Agreement	1.8
Other Assets and Liabilities — Net	(9.0)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP

SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.4%
Capital Markets - 50.3%
Vanguard Europe Pacific ETF	1,116,600	$40,365
Vanguard Index Stock Market ETF ^	2,285,320	148,386
Vanguard Total Bond Market ETF ^	2,095,541	168,210
Emerging Market — Equity - 6.2%
Vanguard Emerging Markets ETF	909,230	43,779
Growth — Large Cap - 19.0%
Vanguard Growth ETF ^	1,474,775	90,580
Vanguard Large-Capital ETF ^	769,616	44,338
Growth — Small Cap - 3.6%
Vanguard Small-Capital ETF ^	351,058	25,497
Region Fund — Asian Pacific - 2.9%
Vanguard Pacific ETF	363,194	20,717
Region Fund — European - 6.1%
Vanguard European ETF ^	880,980	43,247
Value — Large Cap - 11.3%
Vanguard Value ETF ^	1,497,352	79,854

Total Investment Companies (cost $596,618)		704,973

SECURITIES LENDING COLLATERAL - 7.8%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	54,924,066	54,924
Total Securities Lending Collateral (cost $54,924)

	Principal	Value

REPURCHASE AGREEMENT - 1.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $12,498 on 01/03/2011. Collateralized by a U.S. Government Obligation, 1.38%, due 05/15/2013, with a value of $12,752.	$12,498	12,498
Total Repurchase Agreement (cost $12,498)

Total Investment Securities (cost $664,040) #		772,395
Other Assets and Liabilities — Net		(63,773)

Net Assets		$708,622

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $53,707.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $671,125. Aggregate gross/net unrealized appreciation for all securities in which there is an excess of value over tax cost was $101,270.
DEFINITION:

ETF	Exchange-Traded Fund
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Investment Companies	$704,973	$—	$—	$704,973
Repurchase Agreement	—	12,498	—	12,498
Securities Lending Collateral	54,924	—	—	54,924

Total	$759,897	$12,498	$—	$772,395

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $651,541) (including securities loaned of $53,707)	$759,897
Repurchase agreement, at value (cost: $12,498)	12,498
Cash	727
Receivables:
Investment securities sold	97
Shares sold	1,093
Income from loaned securities	24
Prepaid expenses	6

	774,342

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	10,436
Shares redeemed	7
Management and advisory fees	171
Distribution and service fees	145
Transfer agent fees	—	(A)
Administration fees	12
Audit and tax fees	7
Printing and shareholder reports fees	4
Other	14
Collateral for securities on loan	54,924

	65,720

Net assets	$708,622

Net assets consist of:
Capital stock ($.01 par value)	$717
Additional paid-in capital	585,574
Undistributed (accumulated) net investment income (loss)	12,217
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	1,759
Net unrealized appreciation (depreciation) on investments in investment companies	108,355

Net assets	$708,622

Net assets by class:
Initial Class	$2,686
Service Class	705,936
Shares outstanding:
Initial Class	270
Service Class	71,408
Net asset value and offering price per share:
Initial Class	$9.96
Service Class	9.89

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$15,270
Interest income	—	(A)
Securities lending income (net)	138

	15,408

Expenses:
Management and advisory	1,579
Printing and shareholder reports	25
Custody	33
Administration	108
Legal	31
Audit and tax	12
Trustees	19
Transfer agent	5
Distribution and service:
Service Class	1,353
Other	11

Total expenses	3,176

Recaptured expenses	3

Net expenses	3,179

Net investment income	12,229

Net realized gain (loss) from:
Investments in investment companies	9,054
Distributions from investments in investment companies	485

	9,539

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	52,857

Net realized and unrealized gain on investments in investment companies	62,396

Net increase In net assets resulting from operations	$74,625

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

December 31,	December 31,
2010	2009
From operations:
Net investment income	$12,229	$6,509
Net realized gain (loss) from investments in and distributions from investment companies	9,539	(1,678)
Change in net unrealized appreciation (depreciation) on investments in investment companies	52,857	61,004

Net increase in net assets resulting from operations	74,625	65,835

Distributions to shareholders:
From net investment income:
Initial Class	(14)	(2)
Service Class	(6,494)	(1,073)

(6,508)	(1,075)

From net realized gains:
Initial Class	(12)	—	(A)
Service Class	(5,518)	(2)

(5,530)	(2)

Total distributions to shareholders	(12,038)	(1,077)

Capital share transactions:
Proceeds from shares sold:
Initial Class	1,744	691
Service Class	226,062	326,168

227,806	326,859

Dividends and distributions reinvested:
Initial Class	26	2
Service Class	12,012	1,075

12,038	1,077

Cost of shares redeemed:
Initial Class	(244)	(2,206)
Service Class	(25,975)	(17,564)

(26,219)	(19,770)

Net increase in net assets resulting from capital shares transactions	213,625	308,166

Net increase in net assets	276,212	372,924

Net assets:
Beginning of year	432,410	59,486

End of year	$708,622	$432,410

Undistributed net investment income	$12,217	$6,496

Share activity:
Shares issued:
Initial Class	181	84
Service Class	24,656	42,613

24,837	42,697

Shares issued-reinvested from distributions:
Initial Class	3	—	(B)
Service Class	1,403	128

1,406	128

Shares redeemed:
Initial Class	(27)	(284)
Service Class	(2,854)	(2,373)

(2,881)	(2,657)

Net increase (decrease) in shares outstanding:
Initial Class	157	(200)
Service Class	23,205	40,368

23,362	40,168

(A)	Rounds to less than $1 or ($1).

(B)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP

FINANCIAL HIGHLIGHTS

Initial Class	Service Class
Year Ended December 31,	May 1 to Dec	Year Ended December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	2009	31, 2008(A)	2010	2009	31, 2008(A)
Net asset value
Beginning of year	$9.01	$7.31	$10.00	$8.95	$7.29	$10.00
Investment operations
Net investment income(B),(C)	0.28	0.16	0.33	0.20	0.23	0.38
Net realized and unrealized gain (loss)	0.87	1.57	(3.02)	0.93	1.46	(3.09)

Total operations	1.15	1.73	(2.69)	1.13	1.69	(2.71)

Distributions
From net investment income	(0.11)	(0.03)	—	(0.10)	(0.03)	—
From net realized gains	(0.09)	—	(D)	—	(0.09)	—	(D)	—

Total distributions	(0.20)	(0.03)	—	(0.19)	(0.03)	—

Net asset value
End of year	$9.96	$9.01	$7.31	$9.89	$8.95	$7.29

Total return(E)	13.15%	23.68%	(26.90	)%(F)	13.00%	23.18%	(27.10	)%(F)

Net assets end of year (000’s)	$2,686	$1,016	$2	$705,936	$431,394	$57
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/recaptured expense	0.34%	0.37%	0.37	%(H)	0.59%	0.62%	0.62	%(H)
Before reimbursement/recaptured expense	0.34%	0.35%	0.67	%(H)	0.59%	0.60%	0.92	%(H)
Net investment income, to average net assets(C)	2.99%	2.17%	6.63	%(H)	2.25%	2.75%	7.71	%(H)
Portfolio turnover rate(I)	7%	24%	11	%(F)	7%	24%	11	%(F)

(A)	Commenced operations on May 1, 2008.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Rounds to less than $(.01) per share.

(E)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(F)	Not annualized.

(G)	Do not include expenses of the investment companies in which the fund invests.

(H)	Annualized.

(I)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Index 75 VP (the “Fund”) is part of TST.
The Fund currently offers two share classes; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian, and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and is sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
At the commencement of operations, TAM invested in the Fund. As of December 31, 2010, TAM had remaining investments in the Fund as follows:

		% of Fund’s
	Values	Net Assets

Initial Class	$256	0.04%
Service Class	254	0.04

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $50 million	0.32%
Over $50 million up to $250 million	0.30%
Over $250 million	0.28%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.37% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser was $3. There were no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$251,304
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	37,502
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2008 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$11,748
Long-term Capital Gain	290

2009 Distributions paid from:
Ordinary Income	1,077
Long-term Capital Gain	—

The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$13,146

Undistributed Long-term Capital Gain	$7,926

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$101,270

Other Temporary Differences	$(11)

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Index 75 VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Index 75 VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Index 75 VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Index 75 VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $290 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
(unaudited)
MARKET ENVIRONMENT
After a sharp retreat in May and June and a rather boring summer, stocks rebounded sharply and posted double-digit gains for the second year in a row. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) gained over 15% for the full year, and smaller stocks did much better, with the Russell 2000® Index up approximately 27%. Bonds also performed well as treasuries posted an unprecedented rally prior to a fourth quarter selloff and spreads narrowed substantially throughout most of the year. The riskiest bonds led the way higher in price over the calendar year.
The economy followed a similar path. During the latter part of the second quarter and throughout the summer, widespread fears of a double dip recession took hold. The recovery seemed to gain traction when the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) was announced. In addition, the election results seemed to also help on the confidence front.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Index 100 VP Initial Class returned 14.70% . By comparison its primary and secondary benchmarks, the Morgan Stanley Capital International U.S. Broad Market Index and the Transamerica Index 100 VP Blended Benchmark Index, returned 17.28% and 15.99%, respectively.
The blended benchmark is comprised of the Morgan Stanley Capital International U.S. Broad Market Index (75%) and the Financial Times Stock Exchange All-World ex U.S. Index (25%).
STRATEGY REVIEW
Our index funds are designed to closely track market benchmarks and 2010 was an excellent year for doing just that. The sharp decline in equities in the second quarter was a difficult period as there were some very large upswings in the market that served to exaggerate any small overweights or underweights in the portfolio. The trending equity markets we have enjoyed in the U.S. since late August serve us better than choppy markets. Over longer term investment horizons, we fully believe to be able to provide investors the index returns they expect at an extremely low cost.
Jeffrey A. Whitehead, CFA
Portfolio Manager
AEGON USA Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	14.70%	15.68%	11/19/2009
MSCI US Broad Market*	17.28%	16.66%
Transamerica Index 100 VP Blended Benchmark*	15.99%	15.03%

Service Class	14.41%	15.41%	11/19/2009

NOTES

*	The Transamerica Index 100 VP Blended Benchmark is composed of the following benchmarks: Morgan Stanley Capital International U.S. Broad Market Index (“MSCI US Broad Market”) 75% and Financial Times Stock Exchange All-World ex U.S. Index (“FTSE All World ex US”) 25%. All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on inception date of the Initial Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica Index 100 VP
Initial Class	$1,000.00	$1,247.90	$2.27	$1,023.19	$2.04	0.40%
Service Class	1,000.00	1,247.40	3.68	1,021.93	3.31	0.65

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Capital Markets	35.8%
Growth - Large Cap	25.3
Value - Large Cap	15.1
Region Fund - European	8.2
Emerging Market - Equity	7.3
Securities Lending Collateral	5.9%
Growth - Small Cap	3.9
Region Fund - Asian Pacific	3.6
Repurchase Agreement	3.5
Other Assets and Liabilities - Net	(8.6)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.2%
Capital Markets - 35.8%
Vanguard Europe Pacific ETF	46,445	$1,679
Vanguard Index Stock Market ETF ^	103,380	6,713
Emerging Market - Equity - 7.3%
Vanguard Emerging Markets ETF	35,430	1,706
Growth - Large Cap - 25.3%
Vanguard Growth ETF	65,223	4,006
Vanguard Large-Capital ETF	33,162	1,910
Growth - Small Cap - 3.9%
Vanguard Small-Capital ETF ^	12,554	912
Region Fund - Asian Pacific - 3.6%
Vanguard Pacific ETF	14,900	850
Region Fund - European - 8.2%
Vanguard European ETF ^	38,910	1,910
Value - Large Cap - 15.1%
Vanguard Value ETF	66,096	3,525

Total Investment Companies (cost $21,281)		23,211

SECURITIES LENDING COLLATERAL - 5.9%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	1,379,402	1,379
Total Securities Lending Collateral (cost $1,379)

	Principal	Value

REPURCHASE AGREEMENT - 3.5%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $829 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $849.	$829	829
Total Repurchase Agreement (cost $829)

Total Investment Securities (cost $23,489) #		25,419
Other Assets and Liabilities - Net		(2,006)

Net Assets		$23,413

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $1,351.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $23,537. Aggregate gross/net unrealized appreciation for all securities in which there is an excess of value over tax cost was $1,882.
DEFINITION:
ETF	Exchange-Traded Fund
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Investment Companies	$23,211	$—	$—	$23,211
Repurchase Agreement	—	829	—	829
Securities Lending Collateral	1,379	—	—	1,379

Total	$24,590	$829	$—	$25,419

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in investment companies, at value (cost: $22,660) (including securities loaned of $1,351)	$24,590
Repurchase agreement, at value (cost: $829)	829
Receivables:
Shares sold	30
Income from loaned securities	1
Due from advisor	4

	25,454

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	629
Shares redeemed	7
Distribution and service fees	5
Transfer agent fees	—	(A)
Administration fees	1
Audit and tax fees	7
Printing and shareholder reports fees	10
Other	3
Collateral for securities on loan	1,379

	2,041

Net assets	$23,413

Net assets consist of:
Capital stock ($.01 par value)	$20
Additional paid-in capital	21,199
Undistributed (accumulated) net investment income (loss)	295
Undistributed (accumulated) net realized gain (loss) from investments in investment companies	(31)
Net unrealized appreciation (depreciation) on investments in investment companies	1,930

Net assets	$23,413

Net assets by class:
Initial Class	$294
Service Class	23,119
Shares outstanding:
Initial Class	25
Service Class	1,970
Net asset value and offering price per share:
Initial Class	$11.76
Service Class	11.73

(A)	Rounds to less than $1.
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from investment companies	$351
Interest income	—	(A)
Securities lending income (net)	5

	356

Expenses:
Management and advisory	30
Custody	14
Administration	2
Legal	1
Audit and tax	11
Trustees	—	(A)
Transfer agent	—	(A)
Distribution and service:
Service Class	23
Other	—	(A)

Total expenses	81

Less waiver/reimbursement	(20)

Net expenses	61

Net investment income	295

Net realized gain (loss) from:
Investments in investment companies	(31)

Net increase in unrealized appreciation (depreciation) on:
Investments in investment companies	1,924

Net realized and unrealized gain on investments in investment companies	1,893

Net increase In net assets resulting from operations	$2,188

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,		December 31,
	2010		2009(A)
From operations:
Net investment income	$295		$7
Net realized gain (loss) from investments in investment companies	(31)		1
Change in net unrealized appreciation (depreciation) on investments in investment companies	1,924		6

Net increase in net assets resulting from operations	2,188		14

Distributions to shareholders:
From net investment income:
Initial Class	—	(B)	—
Service Class	(7)		—

	(7)		—

From net realized gains:
Initial Class	—	(B)	—
Service Class	(1)		—

	(1)		—

Total distributions to shareholders	(8)		—

Capital share transactions:
Proceeds from shares sold:
Initial Class	—		250
Service Class	23,418		633

	23,418		883

Dividends and distributions reinvested:
Initial Class	—	(B)	—
Service Class	8		—

	8		—

Cost of shares redeemed:
Service Class	(3,090)		—

Net increase in net assets resulting from capital shares transactions	20,336		883

Net increase in net assets	22,516		897

Net assets:
Beginning of year	897		—

End of year	$23,413		$897

Undistributed net investment income	$295		$7

Share activity:
Shares issued:
Initial Class	—		25
Service Class	2,212		62

	2,212		87

Shares issued-reinvested from distributions:
Initial Class	—	(C)	—
Service Class	1		—

	1		—

Shares redeemed:
Service Class	(305)		—

Net increase (decrease) in shares outstanding:
Initial Class	—	(C)	25
Service Class	1,908		62

	1,908		87

(A)	Commenced operations on November 19, 2009.

(B)	Rounds to less than $1 or ($1).

(C)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
FINANCIAL HIGHLIGHTS

Initial Class
December 31,	Nov 19 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)
Net asset value
Beginning of year	$10.26	$10.00
Investment operations
Net investment income(B),(C)	0.20	0.10
Net realized and unrealized gain	1.31	0.16

Total operations	1.51	0.26

Distributions
From net investment income	(0.01)	—
From net realized gains	—	(D)	—

Total distributions	(0.01)	—

Net asset value
End of year	$11.76	$10.26

Total return(E)	14.70%	2.60	%(F)

Net assets end of year (000’s)	$294	$257
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/fee waiver	0.40%	0.40	%(H)
Before reimbursement/fee waiver	0.62%	61.05	%(H)
Net investment income, to average net assets(C)	1.94%	8.52	%(H)
Portfolio turnover rate(I)	13%	7	%(F)

Service Class
December 31,	Nov 19 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)
Net asset value
Beginning of year	$10.26	$10.00
Investment operations
Net investment income(B),(C)	0.34	0.14
Net realized and unrealized gain	1.14	0.12

Total operations	1.48	0.26

Distributions
From net investment income	(0.01)	—
From net realized gains	—	(D)	—

Total distributions	(0.01)	—

Net asset value
End of year	$11.73	$10.26

Total return(E)	14.41%	2.60	%(F)

Net assets end of year (000’s)	$23,119	$640
Ratio and supplemental data
Expenses to average net assets(G)
After reimbursement/fee waiver	0.65%	0.65	%(H)
Before reimbursement/fee waiver	0.87%	61.30	%(H)
Net investment income, to average net assets(C)	3.16%	12.07	%(H)
Portfolio turnover rate(I)	13%	7	%(F)

(A)	Commenced operations on November 19, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Rounds to less than $(.01) per share.

(E)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(F)	Not annualized.

(G)	Does not include expenses of the investment companies in which the fund invests.

(H)	Annualized.

(I)	Does not include the portfolio activity of the underlying funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Index 100 VP (the “Fund”) is part of TST.
The Fund currently offers two share classes; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, AUIM, TFS, and TCI.
At the commencement of operations, TAM invested in the Fund. As of December 31, 2010, TAM had remaining investments in the Fund as follows:

		% of Fund’s
	Value	Net Assets

Initial Class	$294	1.26%
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $50 million	0.32%
Over $50 million up to $250 million	0.30%
Over $250 million	0.28%

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.40% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $20. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$40	12/31/2012
Fiscal Year 2010:	20	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$21,919
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	1,272
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$8
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$312

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$1,882

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Index 100 VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Index 100 VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Index 100 VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Index 100 VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
(unaudited)
MARKET ENVIRONMENT
Global equity markets rose over the 12-month period ending December 31, 2010, but the period was characterized by volatility as markets struggled to adjust to an anemic global economic recovery. The cautious optimism toward recovery that had helped fuel global stock-market gains during the last part of 2009 gave way to renewed concerns in the spring. The European debt crisis threatened that region’s growth prospects, with consequences for the rest of the developed world, while an uptick in U.S. unemployment in April and a downward revision of the first quarter’s gross domestic product (“GDP”) estimate fueled worries that the economy would fall back into recession. The European debt crisis was doubly bad for U.S.-based international investors, because not only did European equity markets fall, but the euro plunged against the dollar, sending dollar-denominated returns even lower in the spring. Things changed direction during the summer and, especially, early fall, reflecting an easing of concerns over Europe’s debt troubles and the threat of a double-dip recession. The dollar began to weaken against major currencies, a move that picked up steam in September when the Federal Reserve Board (“Fed”) indicated it was prepared to engage in another round of quantitative easing (“QE2”). As international markets rose during September and October, dollar-based investors gained even more. While emerging markets were affected over the course of the year by these same macro factors, on the whole they consistently outperformed developed markets, a reflection of their superior growth prospects and sound financial footing compared with many developed economies.
Fixed-income investments in the U.S. performed well for most of the year as corporate profits recovered and yields fell. With the Fed’s QE2 plan looming, the yield on the 10-year Treasury dropped to 2.39% in early October. But it rose again toward the end of the year, finishing at 3.30%, as the improving economy and rich bond prices led to a sell-off. Overall, the Barclays Capital U.S. Aggregate Bond Index gained 6.54% in 2010, despite losing 1.3% in the fourth quarter.
PERFORMANCE
For the year ended December 31, 2010, Transamerica International Moderate Growth VP Initial Class returned 10.50%. By comparison its primary and secondary benchmarks, the Morgan Stanley Capital International World ex-US Index (“MSCI World ex US”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”), returned 9.43% and 6.54%, respectively.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide broad coverage of international equity markets moderated by exposure to U.S. fixed-income securities. Its underlying equity-fund holdings cover a range of international equity investing styles and market capitalizations, as well as emerging markets and global real estate. The portfolio typically devotes about 65% of assets to international developed-markets equity, and another 5% combined to emerging-markets equity and debt. The remaining 30% of assets is devoted to U.S. bonds. The U.S. fixed-income holdings are mostly in intermediate investment-grade bonds, with smaller amounts in Treasury Inflation Protected Securities, short-term investment-grade bonds, and high-yield bonds.
Although the portfolio devoted only about 70% of assets toward equities during 2010, it gained more than the all-equity MSCI World ex-U.S index. All but one of the Portfolio’s underlying equity holdings outperformed the index, several by wide margins. These included Transamerica Thornburg International Value, which was helped by its emerging-markets stake, as well as Transamerica Neuberger Berman International and Transamerica Schroders International Small Cap, both of which benefited from the huge run-up in smaller-cap stocks. Smaller cap stocks were less impacted by fallout from the European debt crisis than were many larger stocks in Europe. Nearly all of the Portfolio’s underlying bond holdings outpaced the Barclays Capital U.S. Aggregate Bond, most notably Transamerica Loomis Sayles Bond. That fund’s exposure to high-yield corporates and convertibles provided equity-like returns. Transamerica PIMCO Total Return and Transamerica PIMCO Real Return TIPS also outpaced the index.
The only significant underperformance among the Portfolio’s underlying managers came from Transamerica AllianceBernstein International Value. Near the end of the year, AllianceBernstein was replaced as the manager of that fund by Hansberger Global Investors, Inc. (and the fund was renamed Transamerica Hansberger International Value).
Jon Hale, CFA
Michael Stout, CFA
Hal Ratner
Dan McNeela, CFA
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date

Initial Class	10.50%	0.80%	05/01/2006
MSCI World ex-US*	9.43%	0.79%
Barclays Capital U.S. Aggregate Bond*	6.54%	6.41%

Service Class	10.24%	0.54%	05/01/2006

NOTES

*	The Morgan Stanley Capital International — World ex-US Index (“MSCI World ex-US”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on inception date of the initial class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid During	Ending	Expenses Paid	Annualized
Fund Name	Account Value	Value	Period (A)	Account Value	During Period (A)	Expense Ratio (C)

Transamerica International Moderate Growth VP
Initial Class	$1,000.00	$1,180.00	$0.77	$1,024.50	$0.71	0.14%
Service Class	1,000.00	1,177.80	2.14	1,023.24	1.99	0.39

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Global/International Stocks	69.8%
Bonds	19.1
Tactical and Specialty	6.7
Inflation-Protected Securities	4.4
Other Assets and Liabilities - net	(0.0)*

Total	100.0%

*	Rounds to less than (0.1%)

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0%
Bonds - 19.1%
Transamerica JPMorgan Core Bond €	2,414,696	$24,702
Transamerica PIMCO Total Return VP Җ	4,078,821	47,233
Transamerica Short-Term Bond €	2,453,081	25,169
Global/International Stocks - 69.8%
Transamerica Hansberger International Value €	8,308,464	66,218
Transamerica MFS International Equity €	10,498,398	92,597
Transamerica Neuberger Berman International €	7,225,902	66,912
Transamerica Schroders International Small Cap €	4,172,721	42,353
Transamerica Thornburg International Value €	7,769,453	88,261
Inflation-Protected Securities - 4.4%
Transamerica PIMCO Real Return TIPS €	2,088,000	22,195
Tactical and Specialty - 6.7%
Transamerica Clarion Global Real Estate Securities VP Җ	1,120,851	12,666
Transamerica Loomis Sayles Bond €	2,032,768	21,567

Total Investment Companies (cost $497,206) #		509,873
Other Assets and Liabilities - Net		(167)

Net Assets		$509,706

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the Class I2 shares of the affiliated fund of Transamerica Funds.

Җ	The portfolio invests its assets in the Initial Class shares of the affiliated fund of Transamerica Series Trust.

#	Aggregate cost for federal income tax purposes is $497,217. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $35,011 and $22,355, respectively. Net unrealized appreciation for tax purposes is $12,656.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$509,873	$—	$—	$509,873
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in affiliated investment companies at value (cost: $497,206)	$509,873
Receivables:
Shares sold	107
Dividends	5
Prepaid expenses	5

509,990

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	102
Shares redeemed	8
Management and advisory fees	43
Distribution and service fees	102
Administration fees	5
Audit and tax fees	4
Printing and shareholder reports fees	11
Other	9

284

Net assets	$509,706

Net assets consist of:
Capital stock ($.01 par value)	$562
Additional paid-in capital	539,270
Undistributed (accumulated) net investment income (loss)	9,758
Undistributed (accumulated) net realized gain (loss) from investments in affiliated investment companies	(52,551)
Net unrealized appreciation (depreciation) on investments in affiliated investment companies	12,667

Net assets	$509,706

Net assets by class:
Initial Class	$21,033
Service Class	488,673
Shares outstanding:
Initial Class	2,304
Service Class	53,927
Net asset value and offering price per share:
Initial Class	$9.13
Service Class	9.06
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income from affiliated investment companies	$11,476

Expenses:
Management and advisory	456
Printing and shareholder reports	33
Custody	18
Administration	57
Legal	25
Audit and tax	9
Trustees	16
Transfer agent	4
Distribution and service:
Service Class	1,091
Other	10

Total expenses	1,719

Net investment income	9,757

Net realized gain (loss) from:
Investments in affiliated investment companies	(17,249)
Distributions from investments in affiliated investment companies	5,486

(11,763)

Net increase in unrealized appreciation (depreciation) on:
Investments in affiliated investment companies	47,590

Net realized and unrealized gain on investments in affiliated investment companies	35,827

Net increase In net assets resulting from operations	$45,584

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$9,757	$11,526
Net realized gain (loss) from investments and distributions from investments in affiliated investment companies	(11,763)	(28,781)
Change in net unrealized appreciation (depreciation) on investments in affiliated investment companies	47,590	107,321

Net increase in net assets resulting from operations	45,584	90,066

Distributions to shareholders:
From net investment income:
Initial Class	(517)	(442)
Service Class	(11,009)	(8,449)

Total distributions to shareholders	(11,526)	(8,891)

Capital share transactions:
Proceeds from shares sold:
Initial Class	3,410	4,437
Service Class	68,156	117,423

	71,566	121,860

Dividends and distributions reinvested:
Initial Class	517	442
Service Class	11,009	8,449

	11,526	8,891

Cost of shares redeemed:
Initial Class	(3,762)	(4,458)
Service Class	(45,514)	(36,703)

	(49,276)	(41,161)

Net increase in net assets resulting from capital shares transactions	33,816	89,590

Net increase in net assets	67,874	170,765

Net assets:
Beginning of year	441,832	271,067

End of year	$509,706	$441,832

Undistributed net investment income	$9,758	$11,527

Share activity:
Shares issued:
Initial Class	396	591
Service Class	7,980	16,016

	8,376	16,607

Shares issued-reinvested from distributions:
Initial Class	64	56
Service Class	1,374	1,068

	1,438	1,124

Shares redeemed:
Initial Class	(442)	(621)
Service Class	(5,469)	(5,321)

	(5,911)	(5,942)

Net increase (decrease) in shares outstanding:
Initial Class	18	26
Service Class	3,885	11,763

	3,903	11,789

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,					May 1 to Dec
For a share outstanding throughout each period	2010	2009	2008	2007		31, 2006(A)
Net asset value
Beginning of year	$8.50	$6.72	$11.12	$10.43		$10.00
Investment operations
Net investment income(B),(C)	0.20	0.25	0.26	0.56		0.85
Net realized and unrealized gain (loss)	0.66	1.73	(4.14)	0.34		(0.42)

Total operations	0.86	1.98	(3.88)	0.90		0.43

Distributions
From net investment income	(0.23)	(0.20)	(0.21)	(0.13)		—
From net realized gains	—	—	(0.31)	(0.08)		—

Total distributions	(0.23)	(0.20)	(0.52)	(0.21)		—

Net asset value
End of year	$9.13	$8.50	$6.72	$11.12		$10.43

Total return(D)	10.50%	29.69%	(36.12)%	8.69%		4.30	%(E)

Net assets end of year (000’s)	$21,033	$19,430	$15,195	$24,495		$7,516
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/recapture	0.14%	0.14%	0.15%	0.19	%(H)	0.25	%(G)
Before reimbursement/recapture	0.14%	0.14%	0.15%	0.19	%(H)	0.39	%(G)
Net investment income, to average net assets(C)	2.34%	3.43%	2.76%	5.05%		12.92	%(G)
Portfolio turnover rate(I)	20%	31%	19%	1%		1	%(E)

	Service Class
	Year Ended December 31,					May 1 to Dec
For a share outstanding throughout each period	2010	2009	2008	2007		31, 2006(A)
Net asset value
Beginning of year	$8.44	$6.68	$11.08	$10.41		$10.00
Investment operations
Net investment income(B),(C)	0.18	0.25	0.28	0.57		0.84
Net realized and unrealized gain (loss)	0.66	1.70	(4.17)	0.31		(0.43)

Total operations	0.84	1.95	(3.89)	0.88		0.41

Distributions
From net investment income	(0.22)	(0.19)	(0.20)	(0.13)		—
From net realized gains	—	—	(0.31)	(0.08)		—

Total distributions	(0.22)	(0.19)	(0.51)	(0.21)		—

Net asset value
End of year	$9.06	$8.44	$6.68	$11.08		$10.41

Total return(D)	10.24%	29.33%	(36.32)%	8.49%		4.10	%(E)

Net assets end of year (000’s)	$488,673	$422,402	$255,872	$225,620		$44,053
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/recapture	0.39%	0.39%	0.40%	0.44	%(H)	0.50	%(G)
Before reimbursement/recapture	0.39%	0.39%	0.40%	0.44	%(H)	0.64	%(G)
Net investment income, to average net assets(C)	2.13%	3.40%	3.08%	5.18%		12.63	%(G)
Portfolio turnover rate(I)	20%	31%	19%	1%		1	%(E)

(A)	Commenced operations on May 1, 2006.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.

(H)	Ratio is inclusive of recaptured expenses by the investment adviser. The impact of recaptured expenses was 0.02% and 0.02% for Initial Class and Service Class, respectively.

(I)	Does not include the portfolio activity of the underlying affiliated funds.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica International Moderate Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.10% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$128,662
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	91,116
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements.The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$1,994	December 31, 2016
25,690	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $280.

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$11,526
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	8,891
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$9,758

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(27,684)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$12,656

Other Temporary Differences	$(24,856)

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustee of Transamerica Series Trust and Shareholders of Transamerica International Moderate Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica International Moderate Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica International Moderate Growth VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica International Moderate Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
(unaudited)
MARKET ENVIRONMENT
U.S. equity market’s strength at the beginning and end of 2010, aided by continued, albeit slow, economic growth, more than offset declines during the year’s middle months, when expansion appeared to be losing steam. In early 2010, distressed sale prices, low interest rates, increased mortgage credit, and tax credits stimulated housing activity. Manufacturing activity increased and corporate profits improved, largely due to workforce and inventory reductions.
Clouds began to gather into the first quarter, however, as the pace of improvement decelerated. Markets grappled with the effects of reduced stimulus, persistently subpar job growth, and flagging confidence indicators. In Europe, a sovereign debt crisis in several European Union member states weakened the euro and prompted the European Central Bank to intervene. Attempts in China to cool the domestic property market raised fears that global growth might slow more than anticipated.
Domestic markets saw additional volatility linked to turns in Washington policy debates. In March, an overhaul in the U.S. health care system was enacted. In July, sweeping financial regulatory legislation was passed.
At the end of the period, consumer spending, retail sales, and personal income were rising, as was consumer confidence. However, business production and housing measures were mixed, overall job growth remained anemic, and credit expansion continued to be weak. Given the overall uncertainty, businesses prolonged their pause in investing and hiring.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Jennison Growth VP Initial Class returned 12.26%. By comparison its benchmark, the Russell 1000® Growth Index (“Russell 1000® Growth”), returned 16.71%.
STRATEGY REVIEW
The Russell 1000® Growth benchmark rose 16.71% in 2010, exceeding the broad market Standard & Poor’s 500 Composite Stock Index’s 15.06% gain. Advances exceeded 20% in the consumer discretionary, industrials, and materials sectors. Returns were more modest in health care. In the growth index, the utilities sector lost ground. The Fund generated double-digit returns but underperformed the benchmark, primarily due to the financials and health care sectors. In addition, while the Fund had many holdings with large returns, these positions had relatively small portfolio weights.
The Fund is built from the bottom up, with stocks selected one at a time, based on the fundamentals of individual companies. In health care, stock selection and an overweight position were detrimental, especially earlier in the period when uncertainty about U.S. regulatory reform and Europe’s sovereign debt crisis took a toll. Baxter International, Inc. fell on weakness in its blood plasma products business, while Gilead Sciences, Inc. declined on concerns that health care reforms and exposure to European markets would reduce its growth rate. We eliminated the Fund’s positions in both stocks.
Although a relatively small weight in the Fund, financials holdings detracted from return, reflecting in part exposure to industries most likely to be affected by yet undefined regulation. Charles Schwab Corp. declined, as low interest rates precipitated fee waivers on money market funds and reduced income on cash balances, reducing the company’s material earnings power. We continue to like Charles Schwab Corp.’s resilient business model and best-in-class organic growth. We believe its sustainable competitive advantages include dominant market share, a leading brand name, and unit cost economies of scale.
Holdings in consumer staples failed to keep pace, as the benchmark’s tobacco constituents, not held in the Fund, outperformed dramatically. Underweight positions in industrials, materials, and energy detracted from relative performance, as well.
Stock selection contributed positively to return in information technology, where Baidu, Inc., VMware, Inc. — Class A, Salesforce.com, Inc., NetApp, Inc., and Apple, Inc. each rose 50% or more. Baidu, Inc. is the world’s dominant Chinese-language Internet search engine. We believe the Chinese search market is still in its early growth stage and like Baidu, Inc.’s improving execution and exploration of long-term monetization opportunities. Cloud-computing pioneer VMware, Inc. — Class A used product cycles to upgrade customers to bigger license agreements and increased its share in the market of servers not yet virtualized. The increased acceptance of “software as a service,” another type of cloud-based opportunity, helped Salesforce.com, Inc. expand to new markets and deepen relationships with existing customers. NetApp, Inc., which provides technology that simplifies storing, managing, protecting, and archiving enterprise data, rose on growth in the storage business spurred by increased digital content. The strong launch of iPad, international opportunities, and secular growth in Mac personal computers made 2010 another good year for Apple, Inc.
Security selection was also beneficial in energy, where oil services company Schlumberger, Ltd. advanced. The company continues to develop new products and technologies providing dominant market share in what we consider important secular growth markets. An overweight position in consumer discretionary also worked well.
Michael A. Del Balso
Spiros Segalas
Kathleen A. McCarragher
Co-Portfolio Managers
Jennison Associates LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	12.26%	2.54%	0.23%	11/18/1996
Russell 1000® Growth *	16.71%	3.75%	0.02%

Service Class	11.97%	2.30%	7.00%	05/01/2003

NOTES

*	The Russell 1000® Growth Index (“Russell 1000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an Index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002 has been derived from the financial history of the predecessor portfolio, Growth Portfolio of Transamerica Variable Insurance Fund, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, dividend expense on short sales, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Jennison Growth VP
Initial Class	$1,000.00	$1,254.50	$4.32	$1,021.37	$3.87	0.76%
Service Class	1,000.00	1,251.20	5.73	1,020.11	5.14	1.01

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	99.5%
Repurchase Agreement	0.7
Securities Lending Collateral	0.1
Other Assets and Liabilities — Net	(0.3)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.5%
Aerospace & Defense - 4.2%
Boeing Co.	236,847	$15,457
Precision Castparts Corp.	192,717	26,828
United Technologies Corp.	271,540	21,376
Air Freight & Logistics - 1.5%
CH Robinson Worldwide, Inc.	95,750	7,678
Expeditors International of Washington, Inc.	138,851	7,581
United Parcel Service, Inc. - Class B	100,946	7,327
Automobiles - 0.2%
Bayerische Motoren Werke AG	36,887	2,906
Beverages - 1.3%
Anheuser-Busch InBev NV ADR	346,523	19,783
Biotechnology - 2.1%
Celgene Corp. ‡	406,927	24,066
Vertex Pharmaceuticals, Inc. ‡	223,547	7,831
Capital Markets - 2.8%
Charles Schwab Corp.	988,078	16,906
Goldman Sachs Group, Inc.	149,813	25,193
Chemicals - 0.9%
Monsanto Co.	198,295	13,809
Communications Equipment - 5.0%
Cisco Systems, Inc. ‡	776,249	15,704
Juniper Networks, Inc. ‡	855,997	31,603
QUALCOMM, Inc.	551,596	27,298
Computers & Peripherals - 7.9%
Apple, Inc. ‡	228,902	73,836
Hewlett-Packard Co.	282,644	11,899
NetApp, Inc. ‡	598,268	32,881
Electronic Equipment & Instruments - 1.8%
Agilent Technologies, Inc. ‡	634,714	26,296
Energy Equipment & Services - 3.2%
Schlumberger, Ltd.	563,108	47,020
Food & Staples Retailing - 3.0%
Costco Wholesale Corp.	305,024	22,026
Whole Foods Market, Inc. ‡	460,535	23,298
Food Products - 3.2%
Kraft Foods, Inc. - Class A	525,115	16,547
Mead Johnson Nutrition Co. - Class A	245,854	15,304
Unilever PLC	500,152	15,307
Health Care Providers & Services - 2.9%
Express Scripts, Inc. ‡	440,826	23,827
Medco Health Solutions, Inc. ‡	317,961	19,481
Hotels, Restaurants & Leisure - 4.3%
Marriott International, Inc. - Class A	618,906	25,709
McDonald’s Corp.	206,139	15,823
Starbucks Corp.	687,599	22,093
Internet & Catalog Retail - 4.8%
Amazon.com, Inc. ‡	381,716	68,709
priceline.com, Inc. ‡	6,938	2,772
Internet Software & Services - 5.8%
Baidu, Inc. ADR ‡	225,140	21,733
Google, Inc. - Class A ‡	70,924	42,127
Mail.ru Group, Ltd. - 144A GDR ‡ Ə	209,453	7,540
Tencent Holdings, Ltd.	491,785	10,819
Youku.com, Inc. ADR ‡ ^	140,400	4,915
IT Services - 7.1%
Cognizant Technology Solutions Corp. - Class A ‡	90,797	6,655
International Business Machines Corp.	329,918	48,418
Mastercard, Inc. - Class A	133,799	29,986
Visa, Inc. - Class A	289,774	20,394
Life Sciences Tools & Services - 1.0%
Illumina, Inc. ‡ ^	240,726	15,248
Machinery - 2.7%
Deere & Co.	257,417	21,378
Ingersoll-Rand PLC	385,664	18,161
Media - 2.6%
Walt Disney Co.	1,030,079	38,638
Multiline Retail - 2.7%
Dollar General Corp. ‡ ^	486,613	14,924
Target Corp.	409,616	24,631
Oil, Gas & Consumable Fuels - 3.6%
Apache Corp.	232,180	27,683
Occidental Petroleum Corp.	264,946	25,991
Personal Products - 0.6%
Estee Lauder Cos., Inc. - Class A	110,358	8,906
Pharmaceuticals - 4.3%
Abbott Laboratories	157,823	7,561
Allergan, Inc.	246,909	16,955
Shire PLC ADR	293,600	21,250
Teva Pharmaceutical Industries, Ltd. ADR	331,514	17,282
Road & Rail - 1.1%
Union Pacific Corp.	170,928	15,838
Semiconductors & Semiconductor Equipment - 2.7%
Altera Corp.	455,395	16,203
Broadcom Corp. - Class A	468,606	20,408
Marvell Technology Group, Ltd. ‡	163,244	3,028
Software - 6.9%
Oracle Corp.	1,102,152	34,498
Red Hat, Inc. ‡	312,076	14,246
Salesforce.com, Inc. ‡	202,560	26,738
VMware, Inc. - Class A ‡	305,323	27,146
Specialty Retail - 1.9%
Staples, Inc.	332,237	7,565
Tiffany & Co. ^	266,060	16,568
Urban Outfitters, Inc. ‡	134,500	4,816
Textiles, Apparel & Luxury Goods - 6.4%
Coach, Inc.	394,595	21,825
LVMH Moet Hennessy Louis Vuitton SA ADR	89,691	2,973
Nike, Inc. - Class B	454,526	38,826
Phillips-Van Heusen Corp.	150,566	9,487
Polo Ralph Lauren Corp. - Class A	216,173	23,978
Wireless Telecommunication Services - 1.0%
American Tower Corp. - Class A ‡	274,960	14,199

Total Common Stocks (cost $1,198,827)		1,483,711

SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	2,032,098	2,032
Total Securities Lending Collateral (cost $2,032)
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENT - 0.7%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $9,849 on 01/03/2011. Collateralized by a U.S. Government Obligation, 3.13%, due 04/30/2017, with a value of $10,050.	$9,849	$9,849
Total Repurchase Agreement (cost $9,849)

Total Investment Securities (cost $1,210,708) #		1,495,592
Other Assets and Liabilities — Net		(4,189)

Net Assets		$1,491,403

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $7,540, or 0.51%, of the fund’s net assets.

^	All or a portion of this security is on loan. The value of all securities on loan is $1,988.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $1,218,587. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $288,610 and $11,605, respectively. Net unrealized appreciation for tax purposes is $277,005.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $7,540, or 0.51%, of the fund’s net assets.

ADR	American Depositary Receipt

GDR	Global Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$1,367,689	$116,022	$—	$1,483,711
Repurchase Agreement	—	9,849	—	9,849
Securities Lending Collateral	2,032	—	—	2,032

Total	$1,369,721	$125,871	$—	$1,495,592

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $1,200,859) (including securities loaned of $1,988)	$1,485,743
Repurchase agreement, at value (cost: $9,849)	9,849
Receivables:
Investment securities sold	2,138
Shares sold	230
Securities lending income (net)	8
Dividends	1,283
Dividend reclaims	80
Prepaid expenses	13

1,499,344

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	4,207
Shares redeemed	704
Management and advisory fees	879
Distribution and service fees	7
Deferred foreign taxes	1
Transfer agent fees	1
Administration fees	25
Printing and shareholder reports fees	17
Audit and tax fees	8
Other	60
Collateral for securities on loan	2,032

7,941

Net assets	$1,491,403

Net assets consist of:
Capital stock ($.01 par value)	$1,889
Additional paid-in capital	1,340,905
Undistributed (accumulated) net investment income (loss)	1,686
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(137,962)
Net unrealized appreciation (depreciation) on:
Investment securities	284,884
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$1,491,403

Net assets by class:
Initial Class	$1,456,916
Service Class	34,487
Shares outstanding:
Initial Class	184,425
Service Class	4,432
Net asset value and offering price per share:
Initial Class	$7.90
Service Class	7.78
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $118)	$9,939
Interest income	2
Securities lending income (net)	30

9,971

Expenses:
Management and advisory	7,578
Printing and shareholder reports	76
Custody	123
Administration	212
Legal	63
Audit and tax	16
Trustees	36
Transfer agent	8
Distribution and service:
Service Class	53
Other	74

Total expenses	8,239

Net investment income	1,732

Net realized gain (loss) on transactions from:
Investment securities	11,149
Foreign currency transactions	(47)

11,102

Net increase in unrealized appreciation (depreciation) on:
Investment securities	116,866
Translation of assets and liabilities denominated in foreign currencies	1

Change in unrealized appreciation (depreciation)	116,867

Net realized and unrealized gain	127,969

Net increase in net assets resulting from operations	$129,701

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,732	$533
Net realized gain (loss) from investment securities and foreign currency transactions	11,102	1,549
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	116,867	123,283

Net increase in net assets resulting from operations	129,701	125,365

Distributions to shareholders:
From net investment income:
Initial Class	(481)	(570)
Service Class	(7)	—

Total distributions to shareholders	(488)	(570)

Capital share transactions:
Proceeds from shares sold:
Initial Class	90,438	165,450
Service Class	9,820	2,691

	100,258	168,141

Proceeds from fund acquisition:
Initial Class	882,358	—
Service Class	25,347	—

	907,705	—

Dividends and distributions reinvested:
Initial Class	481	570
Service Class	7	—

	488	570

Cost of shares redeemed:
Initial Class	(119,686)	(6,049)
Service Class	(6,799)	(551)

	(126,485)	(6,600)

Net increase in net assets from capital shares transactions	881,966	162,111

Net increase in net assets	1,011,179	286,906

Net assets:
Beginning of year	480,224	193,318

End of year	$1,491,403	$480,224

Undistributed net investment income	$1,686	$488

Share activity:
Shares issued:
Initial Class	12,719	30,171
Service Class	1,418	431

	14,137	30,602

Shares issued on fund acquisition:
Initial Class	121,025	—
Service Class	3,524	—

	124,549	—

Shares issued-reinvested from distributions:
Initial Class	76	92
Service Class	1	—

	77	92

Shares redeemed:
Initial Class	(17,136)	(1,027)
Service Class	(989)	(93)

	(18,125)	(1,120)

Net increase (decrease) in shares outstanding:
Initial Class	116,684	29,236
Service Class	3,954	338

	120,638	29,574

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$7.04		$5.00	$8.25	$7.86	$8.55
Investment operations
Net investment income(A)	0.01		0.01	0.02	0.01	0.01
Net realized and unrealized gain (loss)	0.85		2.04	(2.99)	0.86	0.08

Total operations	0.86		2.05	(2.97)	0.87	0.09

Distributions
From net investment income	—	(B)	(0.01)	(0.01)	(0.01)	—
From net realized gains	—		—	(0.27)	(0.47)	(0.78)

Total distributions	—	(B)	(0.01)	(0.28)	(0.48)	(0.78)

Net asset value
End of year	$7.90		$7.04	$5.00	$8.25	$7.86

Total return(C)	12.26%		41.00%	(37.01%)	11.51%	1.96%
Net assets end of year (000’s)	$1,456,916		$476,900	$192,623	$161,847	$145,174
Ratio and supplemental data
Expenses to average net assets	0.78%		0.85%	0.86%	0.86%	0.87%
Net investment income, to average net assets	0.17%		0.16%	0.29%	0.16%	0.07%
Portfolio turnover rate	72%		76%	74%	72%	78%

Service Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$6.95	$4.94	$8.16	$7.79	$8.51
Investment operations
Net investment loss(A)	(0.01)	(0.01)	—	(B)	(0.01)	(0.02)
Net realized and unrealized gain (loss)	0.84	2.02	(2.95)	0.85	0.08

Total operations	0.83	2.01	(2.95)	0.84	0.06

Distributions
From net investment income	—	(B)	—	—	—	—
From net realized gains	—	—	(0.27)	(0.47)	(0.78)

Total distributions	—	(B)	—	(0.27)	(0.47)	(0.78)

Net asset value
End of year	$7.78	$6.95	$4.94	$8.16	$7.79

Total return(C)	11.97%	40.69%	(37.11%)	11.28%	1.60%
Net assets end of year (000’s)	$34,487	$3,324	$695	$1,223	$838
Ratio and supplemental data
Expenses to average net assets	1.03%	1.10%	1.11%	1.11%	1.12%
Net investment income (loss), to average net assets	(0.07%)	(0.13%)	0.01%	(0.13%)	(0.21%)
Portfolio turnover rate	72%	76%	74%	72%	78%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Jennison Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $175, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation- Conservative VP	$91,651	6.15%
Transamerica Asset Allocation- Growth VP	182,187	12.22
Transamerica Asset Allocation- Moderate VP	265,361	17.79
Transamerica Asset Allocation- Moderate Growth VP	659,560	44.22
Transamerica BlackRock Tactical Allocation VP	22,634	1.52

Total	$1,221,393	81.90%

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:
Effective May 1, 2010

First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million up to $1 billion	0.70%
Over $1 billion	0.60%
Prior to May 1, 2010

First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion up to $1.5 billion	0.675%
Over $1.5 billion	0.65%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.94% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$775,884
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	764,068
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$121,125
Undistributed (accumulated) net investment income (loss)	$(46)
Undistributed (accumulated) net realized gain (loss) from investment securities	$(121,079)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$7,786	December 31, 2015
$122,296	December 31, 2016
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $7,890.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$488
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	570
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,703

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(130,082)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(17)

Net Unrealized Appreciation (Depreciation)	$277,005

Other Temporary Differences	$—

NOTE 6. REORGANIZATION
On April 30, 2010, Transamerica Jennison Growth VP acquired all of the net assets of Transamerica T. Rowe Price Growth Stock VP and Transamerica Marsico Growth VP pursuant to a Plan of Reorganization. Transamerica Jennison Growth VP is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 124,549 shares of Transamerica Jennison Growth VP for 17,804 shares of Transamerica T. Rowe Price Growth Stock VP and 54,612 shares of Transamerica Marsico Growth VP outstanding on April 30, 2010. Transamerica T. Rowe Price Growth Stock VP’s net assets at that date, $368,799, including $38,491 unrealized appreciation, were combined with those of Transamerica Jennison Growth VP. Transamerica Marsico Growth VP’s net assets at that date, $538,906, including $42,496 unrealized appreciation, were combined with those of Transamerica Jennison Growth VP. The aggregate net assets of Transamerica Jennison Growth VP immediately before the acquisition was $514,061; the combined net assets of Transamerica Jennison Growth VP immediately after the acquisition was $1,421,766. In the acquisition, Transamerica Jennison Growth VP retained certain capital loss carryforwards from Transamerica T. Rowe Price Growth Stock VP and Transamerica Marsico Growth VP in the amount of $119,654. Shares issued with the acquisition was as follows:
     Transamerica T. Rowe Price Growth Stock VP

Class	Shares	Amount
Initial	49,524	$361,068
Service	1,075	7,731
     Transamerica Marsico Growth VP

Class	Shares	Amount
Initial	71,501	$521,290
Service	2,449	17,616
The exchange ratio of the reorganization for the Fund is as follows (Transamerica Jennison Growth VP shares issuable/ Transamerica T. Rowe Price Growth Stock VP):
     Transamerica T. Rowe Price Growth Stock VP

Class	Exchange Ratio
Initial	2.84
Service	2.86

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The exchange ratio of the reorganization for the class is as follows (Transamerica Jennison Growth VP shares issuable/ Transamerica Marsico Growth VP):
     Transamerica Marsico Growth VP

Class	Exchange Ratio
Initial	1.35
Service	1.36
Assuming the reorganization had been completed on January 1, 2010, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended December 31, 2010, are as follows:

Net investment income	$2,067
Net realized and unrealized gain	180,203
Net increase in net assets resulting from operations	182,270
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica T. Rowe Price Growth Stock VP and Transamerica Marsico Growth VP that have been included in the Fund’s Statement of Operations since April 30, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Jennison Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Jennison Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Jennison Growth VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Jennison Growth VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

(unaudited)
MARKET ENVIRONMENT
The year began with the economy showing signs of improvement from the significant market dislocations, mass layoffs and unprecedented policy actions of last year. During the fourth quarter, a number of questions regarding U.S. mid-term elections, tax policy and the size of the Federal Reserve Board’s (“Fed”) second round of quantitative easing (“QE2”) were finally answered.
Unemployment continued to be an issue for the economy during the year. The amount of part-time workers on payrolls and the historically low work week gave employers incentives to increase the hours of their existing employees rather than hiring members of the unemployed workforce. The unemployment rate declined to 9.4% at the end of 2010 from 10.0% in December 2009.
Housing remained a major concern in the market as excess supply of new and existing homes continued to depress housing prices. Housing transaction volumes were higher in the middle of the year as homebuyers brought purchases into 2010 to take advantage of a tax credit, but declined broadly after the credit expired.
The sovereign debt crisis in the Eurozone plagued global markets during the second quarter. Even after the announcement of €750 billion bailout package, the European sovereign debt crisis left an overall bleak economic picture in Europe.
The Fed views stable inflation expectations as a critical condition to ensure that monetary policy is transmitted efficiently to the real economy. The Fed announced at the November meeting that it would purchase an additional $600 billion in Treasury securities through the middle of 2011. Leading up to the Fed’s announcement of QE2, yields fell and financial market prices rose. However, after these questions were answered, and fears about peripheral European sovereign debt dissipated somewhat, Treasury yields began to rise.
Treasury prices rallied for the year as investors continued to react to disappointing economic data. During the fourth quarter, Treasury prices retreated across the board, making the rally of 2010 less substantial. Specifically, the spread between two-and five-year yields decreased to 1.42% at the end of December 2010 from 1.54% at the end of December 2009.
PERFORMANCE
For the year ended December 31, 2010, Transamerica JPMorgan Core Bond VP Initial Class returned 8.24%. By comparison its benchmark, the Barclays Capital U.S. Aggregate Bond Index, returned 6.54%.
STATEGY REVIEW
The Portfolio remained overweight in seasoned AAA-rated, mortgage-backed securities (“MBS”), with most of its exposure in seasoned collateralized mortgage obligations (“CMO”). We continue to favor seasoned agency CMOs, along with select high-quality, non-agency structures.
Corporate earnings remained at or above expectations on whole, with companies continuing to run their balance sheets lean. A low rate environment also contributed to record corporate debt issuance over the period. As such, the credit sector outperformed comparable-duration Treasuries by 192 basis points, with financial names being among the best performers within the benchmark.
The Portfolio’s sector allocations did not change dramatically throughout the year. We remained overweight in mortgage securities, underweight in agency debentures, and slightly underweight in corporate bonds.
From a ratings perspective, lower credit-quality issues outperformed AAA issues, as investors looked to add incremental risk and yield to their portfolios. Specifically, A and BBB securities produced 1.31% and 2.58% excess return, respectively, versus duration-neutral AAA issues (Barclays). The Portfolio’s underweight in the BBB segment of the market was a slight detractor from performance for the year.
The Portfolio’s duration ended the year at 4.41 years compared to 4.77 years for the benchmark.
Douglas S. Swanson
Portfolio Manager
J.P. Morgan Investment Management Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	8.24%	6.84%	6.31%	10/02/1986
Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.84%

Service Class	7.99%	6.56%	5.32%	05/01/2003

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) is an unmanaged index used as a general measure of market performance. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica JPMorgan Core Bond VP
Initial Class	$1,000.00	$1,021.50	$2.85	$1,022.38	$2.85	0.56%
Service Class	1,000.00	1,020.80	4.13	1,021.12	4.13	0.81

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the Fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

U.S. Government Agency Obligations	41.7%
U.S. Government Obligations	24.3
Corporate Debt Securities	17.9
Mortgage-Backed Securities	12.5
Asset-Backed Securities	1.3
Repurchase Agreement	1.1
Foreign Government Obligations	0.3
Convertible Bond	0.2%
Municipal Government Obligations	0.1
Securities Lending Collateral	0.1
Other Assets and Liabilities - Net	0.5

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 24.3%
U.S. Treasury Bond
7.50%, 11/15/2016	$3,050	$3,920
8.00%, 11/15/2021	500	707
8.13%, 08/15/2019	537	748
8.50%, 02/15/2020	815	1,166
8.75%, 05/15/2017 - 08/15/2020	1,000	1,425
8.88%, 08/15/2017 - 02/15/2019	2,210	3,096
9.88%, 11/15/2015	300	411
11.25%, 02/15/2015	250	346
U.S. Treasury Inflation Indexed Note
2.38%, 04/15/2011	3,195	3,224
3.50%, 01/15/2011	628	629
U.S. Treasury Note
2.13%, 12/31/2015	275	276
2.63%, 07/31/2014 - 04/30/2016	2,300	2,374
3.13%, 10/31/2016 - 05/15/2019	950	972
3.25%, 12/31/2016 - 03/31/2017	4,750	4,968
3.50%, 02/15/2018	100	105
4.75%, 08/15/2017	535	607
U.S. Treasury STRIPS
0.55%, 08/15/2012 ▲	250	248
1.14%, 02/15/2014 ▲	300	289
1.32%, 05/15/2014 ▲	270	258
1.54%, 11/15/2014 ▲	100	94
2.14%, 02/15/2016 ▲	1,650	1,479
2.25%, 05/15/2016 ▲	2,200	1,950
2.40%, 08/15/2016 ▲	1,850	1,618
2.47%, 11/15/2016 ▲	500	433
2.57%, 02/15/2017 ▲	9,350	7,992
2.79%, 11/15/2017 ▲	250	206
2.85%, 02/15/2018 ▲	50	41
2.96%, 08/15/2018 ▲	100	80
3.06%, 02/15/2019 ▲	145	113
3.11%, 02/15/2019 ▲	155	121
3.18%, 05/15/2019 ▲	150	115
3.24%, 08/15/2019 ▲	850	644
3.41%, 02/15/2020 ▲	150	110
3.44%, 05/15/2020 ▲	150	109
3.50%, 05/15/2020 ▲	550	397
3.54%, 08/15/2020 ▲	750	534
3.60%, 11/15/2020 ▲	100	70
3.76%, 08/15/2021 ▲	200	135
3.82%, 11/15/2021 ▲	750	496
3.88%, 02/15/2022 ▲	350	228
4.05%, 02/15/2023 ▲	750	462
4.19%, 05/15/2024 ▲	200	115
4.25%, 11/15/2024 ▲	200	111
4.41%, 02/15/2026 ▲	100	52
4.49%, 11/15/2026 ▲	150	74
4.51%, 05/15/2027 ▲	200	96
4.53%, 08/15/2027 ▲	100	47
4.57%, 05/15/2028 ▲	50	23
4.59%, 02/15/2029 - 05/15/2029 ▲	650	285
4.62%, 02/15/2030 ▲	225	94
4.65%, 08/15/2031 ▲	350	136
4.66%, 02/15/2032 - 08/15/2032 ▲	250	94
4.70%, 02/15/2035 ▲	50	16

Total U.S. Government Obligations (cost $41,829)		44,339

U.S. GOVERNMENT AGENCY OBLIGATIONS - 41.7%
Fannie Mae
Zero Coupon, 06/01/2017	300	244
0.51%, 06/27/2036 *	536	534
0.61%, 04/25/2035 - 08/25/2036 *	368	368
2.55%, 01/01/2036 *	180	188
4.00%, 07/01/2018 - 04/25/2033	579	589
4.50%, 08/01/2018 - 08/25/2033	3,270	3,456
5.00%, 12/01/2016 - 07/25/2023	3,438	3,702
5.29%, 01/01/2038 *	241	256
5.50%, 03/01/2017 - 04/25/2038	3,137	3,389
5.75%, 06/25/2033	750	814
6.00%, 08/01/2014 - 08/25/2037	3,701	3,991
6.43%, 12/25/2042 *	287	329
6.50%, 03/01/2017 - 05/25/2044	1,931	2,135
6.79%, 07/25/2023 *	623	735
7.00%, 09/01/2017 - 11/25/2031	1,086	1,222
7.12%, 08/25/2033 *	217	209
7.35%, 12/25/2042 *	137	156
8.00%, 05/25/2022 - 06/01/2039	223	261
8.68%, 03/25/2034 *	107	102
9.00%, 10/01/2019 - 06/01/2025	70	76
9.50%, 06/25/2018	113	129
10.00%, 03/25/2032 *	27	30
10.79%, 07/25/2035 *	185	190
12.07%, 09/25/2033 *	79	88
13.11%, 07/25/2033 *	274	291
13.48%, 03/25/2038 *	66	74
14.01%, 12/25/2032 *	67	78
14.19%, 12/25/2031 *	62	67
14.99%, 11/25/2031 *	150	186
15.78%, 05/25/2034 *	141	164
16.72%, 07/25/2035 *	267	322
18.81%, 04/25/2034 - 05/25/2034 *	708	900
19.08%, 08/25/2032 *	155	192
22.96%, 05/25/2034 *	52	68
23.61%, 03/25/2036 *	147	207
24.34%, 02/25/2032 *	38	53
25.16%, 10/25/2036 *	67	92
25.52%, 12/25/2036 *	87	131
Fannie Mae, PO
01/25/2019 - 11/25/2036	3,139	2,753
Fannie Mae, IO
0.98%, 08/25/2042 *	1,470	52
4.00%, 10/25/2014	601	42
5.00%, 03/25/2023	464	51
5.50%, 05/25/2033	84	3
5.59%, 09/25/2038 *	1,258	152
5.65%, 02/25/2038 *	1,054	134
5.84%, 06/25/2037 *	693	96
5.92%, 12/25/2039 *	345	38
5.94%, 03/25/2038 *	313	36
6.16%, 04/25/2040 *	496	62
6.24%, 06/25/2023 *	265	27
6.28%, 09/25/2037 *	237	34
6.29%, 02/25/2039 *	343	42
6.32%, 06/25/2036 *	330	48

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT AGENCY OBLIGATIONS - (continued)
Fannie Mae, IO (continued)
6.36%, 01/25/2038 *	$219	$14
6.50%, 05/25/2033	175	36
6.89%, 07/25/2037 *	552	90
7.00%, 06/25/2033	161	31
Fannie Mae STRIPS
4.29%, 11/15/2021 ▲	400	250
Freddie Mac
0.00%, 01/15/2035 - 05/15/2036 *	10	9
0.70%, 02/15/2037 *	125	125
2.72%, 09/01/2034 *	156	163
4.00%, 05/01/2019 - 03/15/2032	713	742
4.31%, 11/01/2036 *	154	162
4.50%, 12/15/2018	1,000	1,056
4.72%, 09/20/2012	221	232
5.00%, 10/01/2017 - 03/15/2026	1,017	1,081
5.50%, 09/15/2013 - 05/15/2038	3,837	4,231
5.54%, 05/01/2036 *	297	316
6.00%, 12/15/2013 - 09/15/2036	3,115	3,382
6.02%, 06/01/2036 *	526	563
6.04%, 10/01/2036 *	152	160
6.23%, 03/01/2037 *	183	194
6.26%, 02/01/2037 *	372	396
6.38%, 03/15/2032	441	484
6.40%, 11/15/2023	159	170
6.42%, 12/01/2036 *	105	112
6.50%, 10/15/2013 - 02/25/2043	4,384	4,902
6.63%, 07/01/2036 *	176	185
6.69%, 10/01/2036 *	115	122
6.71%, 08/01/2036 *	203	213
6.97%, 10/15/2015 *	416	425
7.00%, 03/15/2024 - 02/25/2043	4,335	4,914
7.25%, 09/15/2030 - 12/15/2030	700	822
7.30%, 07/25/2032 *	327	380
7.50%, 02/15/2023 - 08/15/2030	451	510
7.50%, 08/25/2042 *	134	156
8.00%, 01/15/2030	504	591
8.50%, 09/15/2020	96	115
8.61%, 10/15/2033 - 11/15/2033 *	223	213
8.68%, 01/15/2034 - 04/15/2034 *	758	722
8.76%, 10/15/2033 *	55	52
9.80%, 07/15/2032 *	232	260
11.48%, 09/15/2033 - 02/15/2034 *	161	158
12.77%, 07/15/2033 *	335	354
13.68%, 05/15/2030 *	141	156
14.28%, 09/15/2033 *	78	90
16.63%, 02/15/2040 *	100	127
23.54%, 06/15/2034 *	278	381
Freddie Mac, PO
03/15/2019 - 07/15/2036	2,913	2,589
Freddie Mac, IO
1.34%, 09/15/2011	739	5
1.42%, 09/15/2012	454	8
5.00%, 09/15/2035	455	93
5.50%, 07/15/2024	141	11
5.74%, 11/15/2037 - 02/15/2039 *	1,283	130
5.94%, 06/15/2038 *	1,369	160
6.16%, 11/15/2037 *	467	69
6.54%, 04/15/2038 *	345	50
6.74%, 02/15/2033 *	139	5
6.84%, 03/13/2033 - 07/15/2036 *	899	89
7.29%, 02/15/2033 *	61	4
7.44%, 07/15/2017 *	347	35
7.74%, 03/15/2032 *	151	30
Ginnie Mae
5.00%, 04/16/2023	1,000	1,071
5.50%, 12/20/2013	333	355
6.00%, 08/20/2016	336	364
6.50%, 03/15/2023 - 06/20/2033	5,609	6,318
7.00%, 07/15/2017 - 10/20/2031	134	141
7.33%, 11/20/2030	44	51
7.50%, 11/20/2029 - 09/20/2030	305	346
8.00%, 01/15/2016 - 06/20/2030	204	237
8.50%, 02/16/2030	509	618
9.00%, 05/16/2027	34	42
12.88%, 10/20/2037 *	195	216
15.81%, 06/17/2035 *	127	155
16.15%, 05/18/2034 *	113	136
18.95%, 04/16/2034 *	116	142
19.42%, 09/20/2037 *	110	142
28.18%, 09/20/2034 *	132	186
31.37%, 04/20/2031 *	32	53
Ginnie Mae, PO
03/16/2033 - 11/16/2037	695	605
Ginnie Mae, IO
5.44%, 12/20/2038 *	330	34
5.50%, 01/20/2032 - 10/16/2037	1,017	134
5.57%, 02/20/2038 *	547	60
5.74%, 11/20/2037 *	539	61
5.82%, 06/20/2039 *	510	56
5.84%, 10/20/2034 - 08/20/2039 *	1,421	151
5.94%, 03/20/2037 - 06/20/2038 *	1,022	109
6.01%, 04/20/2039 *	576	59
6.04%, 09/20/2035 - 03/20/2039 *	1,405	177
6.09%, 03/20/2039 *	585	66
6.14%, 05/16/2038 - 06/16/2039 *	2,102	258
6.21%, 06/16/2037 *	446	52
6.24%, 03/16/2034 - 10/20/2037 *	1,411	169
6.29%, 11/20/2037 - 12/20/2037 *	532	64
6.44%, 07/20/2036 *	390	48
6.49%, 11/20/2033 - 07/20/2037 *	954	136
6.50%, 03/20/2039	252	39
6.51%, 08/20/2037 *	826	115
6.55%, 04/16/2037 *	230	36
6.64%, 03/20/2038 *	278	38
6.69%, 10/20/2032 *	500	77
7.69%, 04/16/2032 *	257	53
Tennessee Valley Authority
4.63%, 09/15/2060	22	21
Tennessee Valley Authority Generic STRIPS
3.83%, 05/01/2019 ▲	200	145

Total U.S. Government Agency Obligations (cost $71,124)		76,049

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

FOREIGN GOVERNMENT OBLIGATIONS - 0.3%
Province of Ontario Canada
2.70%, 06/16/2015	$100	$102
United Mexican States
6.38%, 01/16/2013	75	82
7.50%, 04/08/2033	300	368

Total Foreign Government Obligations (cost $471)		552

MORTGAGE-BACKED SECURITIES - 12.5%
American General Mortgage Loan Trust
Series 2009-1, Class A4
5.75%, 09/25/2048 - 144A *	250	259
Series 2009-1, Class A5
5.75%, 09/25/2048 - 144A *	200	209
Series 2009-1, Class A7
5.75%, 09/25/2048 - 144A *	200	202
Series 2010-1A, Class A1
5.15%, 03/25/2058 - 144A *	164	171
ASG Resecuritization Trust
Series 2009-1, Class A60
5.41%, 06/26/2037 - 144A *	317	322
Series 2009-2, Class A55
5.55%, 05/24/2036 - 144A *	153	158
Series 2009-3, Class A65
5.39%, 03/26/2037 - 144A *	362	363
Series 2009-4, Class A60
6.00%, 06/28/2037 - 144A	378	395
Series 2010-3, Class 2A22
0.48%, 10/28/2036 - 144A *	250	246
Banc of America Alternative Loan Trust
Series 2003-7, Class 2A4
5.00%, 09/25/2018	69	70
Banc of America Commercial Mortgage, Inc.
Series 2005-3, Class AM
4.73%, 07/10/2043	50	49
Series 2005-6, Class ASB
5.20%, 09/10/2047 *	150	159
Banc of America Funding Corp.
Series 2010-R11A, Class 1A6
5.54%, 08/26/2035 - 144A *	197	197
Banc of America Funding Corp., PO
Series 2004-1
03/25/2034	97	71
Series 2005-7, Class 30
11/25/2035	171	93
Series 2005-8, Class 30
01/25/2036	62	32
Banc of America Mortgage Securities, Inc.
Series 2004-3, Class 1A26
5.50%, 04/25/2034	400	408
BCAP LLC Trust
Series 2010-RR7, Class 2A1
5.10%, 07/26/2045 - 144A *	478	484
Bear Stearns Adjustable Rate Mortgage Trust
Series 2006-1, Class A1
4.63%, 02/25/2036 *	304	270
Citigroup Mortgage Loan Trust, Inc.
Series 2003-1, Class 2A5
5.25%, 10/25/2033	315	327
Commercial Mortgage Pass-Through Certificates
Series 2001-J2A, Class B
6.30%, 07/16/2034 - 144A	4,000	4,091
Countrywide Alternative Loan Trust, PO
Series 2003-J1
10/25/2033	94	74
Countrywide Alternative Loan Trust
Series 2004-18CB, Class 2A4
5.70%, 09/25/2034	187	187
Series 2004-2CB, Class 1A9
5.75%, 03/25/2034	372	372
Series 2005-26CB, Class A10
12.58%, 07/25/2035 *	26	26
Series 2005-28CB, Class 1A4
5.50%, 08/25/2035	492	420
Series 2005-54CB, Class 1A11
5.50%, 11/25/2035	200	168
Countrywide Alternative Loan Trust, IO
Series 2005-20CB, Class 3A8
4.49%, 07/25/2035 *	905	99
Series 2005-22T1, Class A2
4.81%, 06/25/2035 *	1,975	190
Series 2005-J1, Class 1A4
4.84%, 02/25/2035 *	1,074	119
Countrywide Home Loan Mortgage Pass- Through Trust
Series 2004-7, Class 2A1
2.43%, 06/25/2034 *	81	75
Series 2004-8, Class 2A1
4.50%, 06/25/2019	175	176
Series 2004-HYB1, Class 2A
3.07%, 05/20/2034 *	78	66
Series 2005-22, Class 2A1
3.10%, 11/25/2035 *	434	334
Credit Suisse First Boston Mortgage Securities Corp., PO
Series 2002-34, Class 3P
01/25/2033	86	62
Credit Suisse First Boston Mortgage Securities Corp.
Series 2003-27, Class 5A4
5.25%, 11/25/2033	272	273
Series 2004-5, Class 3A1
5.25%, 08/25/2019	130	135
Credit Suisse Mortgage Capital Certificates
Series 2010-11R, Class A1
1.26%, 06/28/2047 - 144A *	337	332
Deutsche Mortgage Securities, Inc.
Series 2010-RS2, Class A1
1.51%, 06/28/2047 - 144A *	333	333
First Horizon Asset Securities, Inc.
Series 2004-AR7, Class 2A1
2.81%, 02/25/2035 *	74	73
GE Capital Commercial Mortgage Corp.
Series 2001-2, Class B
6.44%, 08/11/2033	3,000	3,071
GMAC Mortgage Corp., Loan Trust
Series 2003-J7, Class A10
5.50%, 11/25/2033	139	145
GSMPS Mortgage Loan Trust
Series 2005-RP2, Class 1AF
0.61%, 03/25/2035 - 144A *	380	320
GSR Mortgage Loan Trust
Series 2005-7F, Class 3A9
6.00%, 09/25/2035	364	327
Series 2006-1F, Class 2A4
6.00%, 02/25/2036	223	198
Series 2007-1F, Class 2A4
5.50%, 01/25/2037	500	457
IndyMac Index Mortgage Loan Trust, IO
Series 2005-AR11, Class A7
0.32%, 08/25/2035 *	1,770	15

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES - (continued)
MASTR Adjustable Rate Mortgages Trust
Series 2004-13, Class 2A1
2.83%, 04/21/2034 *	$153	$147
Series 2004-3, Class 4A2
2.39%, 04/25/2034 *	71	65
MASTR Alternative Loans Trust
Series 2004-10, Class 1A1
4.50%, 09/25/2019	202	205
MASTR Resecuritization Trust, PO
Series 2005, Class 3
05/28/2035 - 144A	380	259
Merrill Lynch Mortgage Trust
Series 2005-MCP1, Class ASB
4.67%, 06/12/2043 *	269	281
Mortgage IT Trust
Series 2005-1, Class 1A1
0.58%, 02/25/2035 *	90	67
Nomura Asset Acceptance Corp.
Series 2003-A1, Class A2
6.00%, 05/25/2033	33	34
Series 2003-A1, Class A5
7.00%, 04/25/2033	20	21
PHH Alternative Mortgage Trust, IO
Series 2007-2, Class 2X
6.00%, 05/25/2037	552	101
RBSSP Resecuritization Trust
Series 2010-9, Class 7A5
4.00%, 05/26/2037 - 144A *	250	241
Residential Accredit Loans, Inc.
Series 2003-QS3, Class A2
15.93%, 02/25/2018 *	39	43
Series 2002-QS16, Class A3
16.08%, 10/25/2017 *	43	48
Series 2003-QS19, Class A1
5.75%, 10/25/2033	211	219
Series 2004-QS3, Class CB
5.00%, 03/25/2019	274	285
Residential Funding Mortgage Securities I, PO
Series 2004-S6, Class 2A6
06/25/2034	77	56
Structured Asset Securities Corp.
Series 2003-21, Class 1A3
5.50%, 07/25/2033	54	55
Series 2003-29, Class 1A1
4.75%, 09/25/2018	617	627
Series 2003-33H, Class 1A1
5.50%, 10/25/2033	235	233
Series 2005-6, Class 4A1
5.00%, 05/25/2035	70	68
Series 2005-6, Class 5A8
13.38%, 05/25/2035 *	8	8
TIAA Seasoned Commercial Mortgage Trust
Series 2007-C4, Class A3
6.05%, 08/15/2039 *	50	55
Vendee Mortgage Trust
Series 1997-1, Class 2Z
7.50%, 02/15/2027	887	1,049
WaMu Mortgage Pass-Through Certificates, IO
Series 2005-2, Class 1A4
4.79%, 04/25/2035 *	1,506	211
Series 2005-3, Class CX
5.50%, 05/25/2035	498	86
WaMu Mortgage Pass-Through Certificates, PO
Series 2002-S7, Class 2P
11/25/2017	157	136
Series 2003-MS7, Class P
03/25/2033	77	62
WaMu Mortgage Pass-Through Certificates
Series 2003-S9, Class A8
5.25%, 10/25/2033	292	292
Series 2003-S11, Class 2A5
16.33%, 11/25/2033 *	72	79
Series 2004-AR3, Class A2
2.71%, 06/25/2034 *	79	77
Series 2005-4, Class CB7
5.50%, 06/25/2035	485	413
Wells Fargo Mortgage Backed Securities Trust
Series 2003-K, Class 1A1
4.47%, 11/25/2033 *	118	119
Series 2004-7, Class 2A2
5.00%, 07/25/2019	145	151
Series 2004-BB, Class A4
2.75%, 01/25/2035 *	194	192
Series 2004-EE, Class 3A1
2.97%, 12/25/2034 *	89	87
Series 2004-V, Class 1A1
2.89%, 10/25/2034 *	164	160
Total Mortgage-Backed Securities (cost $22,047)		22,855

ASSET-BACKED SECURITIES - 1.3%
AH Mortgage Advance Trust
Series 2010-ADV1, Class A1
3.97%, 08/15/2022 - 144A	210	211
AmeriCredit Automobile Receivables Trust
Series 2008-AF, Class A3
5.68%, 12/12/2012	23	23
Series 2010-3, Class A3
1.14%, 04/08/2015	110	110
Bank of America Auto Trust
Series 2010-2, Class A4
1.94%, 06/15/2017	125	126
Chase Funding Mortgage Loan Asset-Backed Certificates
Series 2003-6, Class 1A7
4.28%, 11/25/2034 *	167	160
Chrysler Financial Auto Securitization Trust
Series 2010-A, Class A3
0.91%, 08/08/2013	200	200
CNH Equipment Trust
Series 2009-A, Class A3
5.28%, 11/15/2012	67	68
Credit-Based Asset Servicing and Securitization LLC
Series 2006-CB1, Class AF2
5.23%, 01/25/2036 *	36	25
Ford Credit Auto Owner Trust
Series 2009-B, Class A3
2.79%, 08/15/2013	129	131
Series 2009-B, Class A4
4.50%, 07/15/2014	125	133
GE Capital Credit Card Master Note Trust
Series 2009-2, Class A
3.69%, 07/15/2015	200	208

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

ASSET-BACKED SECURITIES - (continued)
Hyundai Auto Receivables Trust
Series 2010-B, Class A3
0.97%, 04/15/2015	$60	$60
Series 2010-B, Class A4
1.63%, 03/15/2017	65	64
John Deere Owner Trust
Series 2009-A, Class A3
2.59%, 10/15/2013	76	77
LAI Vehicle Lease Securitization Trust
Series 2010-A, Class A
2.55%, 03/15/2016 - 144A	250	248
Nissan Auto Receivables Owner Trust
Series 2010-A, Class A3
0.87%, 07/15/2014	95	95
Series 2010-A, Class A4
1.31%, 09/15/2016	60	60
Structured Asset Investment Loan Trust
Series 2005-5, Class A9
0.53%, 06/25/2035 *	100	93
Toyota Auto Receivables Owner Trust
Series 2010-C, Class A3
0.77%, 04/15/2014	150	150
USAA Auto Owner Trust
Series 2009-2, Class A3
1.54%, 10/15/2012	95	96
Series 2009-2, Class A4
2.53%, 06/17/2013	115	118

Total Asset-Backed Securities (cost $2,433)		2,456

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.1%
Port Authority of New York & New Jersey
5.65%, 11/01/2040	100	96
State of Illinois
5.10%, 06/01/2033	200	150

Total Municipal Government Obligations (cost $300)		246

CORPORATE DEBT SECURITIES - 17.9%
Aerospace & Defense - 0.6%
Lockheed Martin Corp.
5.72%, 06/01/2040 - 144A	51	53
Systems 2001 Asset Trust LLC
6.66%, 09/15/2013 - 144A	727	799
Automobiles - 0.0% ∞
Daimler Finance North America LLC
7.30%, 01/15/2012	50	53
Beverages - 0.3%
Anheuser-Busch InBev Worldwide, Inc.
7.75%, 01/15/2019 - 144A	165	205
Coca-Cola Co.
3.63%, 03/15/2014	50	53
4.88%, 03/15/2019	65	71
Coca-Cola Refreshments USA, Inc.
8.50%, 02/01/2012	50	54
FBG Finance, Ltd.
5.13%, 06/15/2015 - 144A	75	80
PepsiCo, Inc.
7.90%, 11/01/2018	5	6
Biotechnology - 0.1%
Amgen, Inc.
4.50%, 03/15/2020	12	12
5.70%, 02/01/2019	50	58
5.75%, 03/15/2040	41	43
Capital Markets - 1.8%
Bank of New York Mellon Corp.
2.95%, 06/18/2015	60	61
4.60%, 01/15/2020	30	31
5.13%, 08/27/2013	35	38
BlackRock, Inc.
6.25%, 09/15/2017	100	113
BP Capital Markets PLC
3.13%, 03/10/2012	50	51
5.25%, 11/07/2013	150	162
Charles Schwab Corp.
4.95%, 06/01/2014	20	22
Credit Suisse USA, Inc.
4.88%, 01/15/2015	300	324
5.13%, 01/15/2014	125	136
Goldman Sachs Group, Inc.
3.70%, 08/01/2015	40	41
5.95%, 01/18/2018	70	76
6.00%, 06/15/2020	28	30
6.15%, 04/01/2018	100	110
6.25%, 09/01/2017	175	193
6.60%, 01/15/2012	50	53
7.50%, 02/15/2019	310	362
Jefferies Group, Inc.
6.45%, 06/08/2027	75	72
8.50%, 07/15/2019	100	114
Lehman Brothers Holdings, Inc.
7.88%, 08/15/2010 Џ	1,000	231
Macquarie Group, Ltd.
7.30%, 08/01/2014 - 144A	75	82
Morgan Stanley
4.75%, 04/01/2014	145	148
5.30%, 03/01/2013	250	267
5.50%, 07/24/2020	138	139
5.63%, 09/23/2019	100	102
6.75%, 04/15/2011	100	102
Nomura Holdings, Inc.
5.00%, 03/04/2015	75	78
Northern Trust Corp.
5.50%, 08/15/2013	23	25
UBS AG
5.75%, 04/25/2018	100	109
Chemicals - 0.4%
Dow Chemical Co.
4.25%, 11/15/2020	38	36
6.13%, 02/01/2011	160	161
E.I. du Pont de Nemours & Co.
1.95%, 01/15/2016	58	56
4.90%, 01/15/2041	25	24
6.00%, 07/15/2018	150	173
Monsanto Co.
7.38%, 08/15/2012	100	110
Potash Corp. of Saskatchewan, Inc.
4.88%, 03/01/2013	40	43
PPG Industries, Inc.
5.75%, 03/15/2013	35	38
Praxair, Inc.
4.38%, 03/31/2014	75	80

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

Commercial Banks - 1.7%
Bank of Nova Scotia
1.65%, 10/29/2015 - 144A	$100	$96
Barclays Bank PLC
2.50%, 01/23/2013	100	102
3.90%, 04/07/2015	100	103
5.13%, 01/08/2020	100	102
BB&T Corp.
3.38%, 09/25/2013	50	52
3.85%, 07/27/2012	100	104
3.95%, 04/29/2016	50	52
4.90%, 06/30/2017	30	31
6.85%, 04/30/2019	75	86
Corp. Andina de Fomento
5.20%, 05/21/2013	100	108
KeyCorp
6.50%, 05/14/2013	50	54
National Australia Bank, Ltd.
2.75%, 09/28/2015 - 144A	200	197
3.75%, 03/02/2015 - 144A	100	103
PNC Funding Corp.
4.38%, 08/11/2020	67	66
5.13%, 02/08/2020	65	68
5.25%, 11/15/2015	25	27
5.63%, 02/01/2017	25	27
6.70%, 06/10/2019	50	58
Rabobank Nederland NV
2.13%, 10/13/2015	52	50
Stadshypotek AB
1.45%, 09/30/2013 - 144A	314	314
SunTrust Banks, Inc.
6.38%, 04/01/2011	250	253
U.S. Bancorp
2.88%, 11/20/2014	42	43
Wachovia Bank NA
6.00%, 11/15/2017	250	277
Wachovia Corp.
5.50%, 05/01/2013	295	321
5.75%, 02/01/2018	325	362
Wells Fargo & Co.
3.75%, 10/01/2014	100	104
Commercial Services & Supplies - 0.1%
Allied Waste North America, Inc.
6.88%, 06/01/2017	50	55
Pitney Bowes, Inc.
4.88%, 08/15/2014	90	95
Waste Management, Inc.
7.38%, 03/11/2019	35	42
Communications Equipment - 0.1%
Cisco Systems, Inc.
5.50%, 02/22/2016	50	57
5.90%, 02/15/2039	70	78
Computers & Peripherals - 0.2%
Dell, Inc.
7.10%, 04/15/2028	25	28
Hewlett-Packard Co.
2.95%, 08/15/2012	40	41
4.75%, 06/02/2014	50	55
5.40%, 03/01/2017	50	56
6.13%, 03/01/2014	100	112
HP Enterprise Services LLC - Series B
6.00%, 08/01/2013	50	56

Consumer Finance - 0.8%
American Express Credit Corp. - Series C
5.88%, 05/02/2013	145	158
American General Finance Corp.
5.38%, 10/01/2012	60	57
Capital One Financial Corp.
5.70%, 09/15/2011	20	21
6.25%, 11/15/2013	75	82
6.75%, 09/15/2017	60	69
7.38%, 05/23/2014	40	46
HSBC Finance Corp.
5.25%, 01/15/2014	100	107
6.38%, 10/15/2011 ^	760	792
Toyota Motor Credit Corp.
3.20%, 06/17/2015	58	60
Diversified Financial Services - 4.3%
Allstate Life Global Funding Trust
5.38%, 04/30/2013	70	76
ASIF Global Financing XIX
4.90%, 01/17/2013 - 144A	500	515
Bank of America Corp. - Series L
7.38%, 05/15/2014	100	111
Bank of America Corp.
5.63%, 07/01/2020	45	46
5.75%, 12/01/2017	65	68
Blackstone Holdings Finance Co., LLC
5.88%, 03/15/2021 - 144A	100	96
Caterpillar Financial Services Corp. - Series F
4.90%, 08/15/2013	100	109
6.20%, 09/30/2013	125	140
7.05%, 10/01/2018	125	151
Citigroup, Inc.
4.59%, 12/15/2015	40	42
5.38%, 08/09/2020	36	37
5.50%, 04/11/2013	50	53
5.63%, 08/27/2012	400	420
6.00%, 08/15/2017	300	325
6.01%, 01/15/2015	50	55
8.13%, 07/15/2039	50	64
8.50%, 05/22/2019	50	62
CME Group, Inc.
5.40%, 08/01/2013	250	275
Conoco Funding Co.
7.25%, 10/15/2031	50	62
ConocoPhillips Canada Funding Co. I
5.63%, 10/15/2016	100	114
Countrywide Financial Corp.
6.25%, 05/15/2016	75	77
Countrywide Home Loans, Inc.
4.00%, 03/22/2011	225	227
Diageo Capital PLC
4.83%, 07/15/2020	25	26
Diageo Finance BV
5.50%, 04/01/2013	75	82
General Electric Capital Corp.
2.25%, 11/09/2015	225	216
5.63%, 05/01/2018	500	545
5.88%, 02/15/2012	1,020	1,074
5.90%, 05/13/2014	150	166
6.00%, 06/15/2012	1,020	1,091
John Deere Capital Corp.
5.25%, 10/01/2012	75	81

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

Diversified Financial Services - (continued)
MassMutual Global Funding II
3.63%, 07/16/2012 - 144A	$100	$104
Merrill Lynch & Co., Inc.
5.45%, 07/15/2014	235	247
6.15%, 04/25/2013	170	182
6.88%, 04/25/2018	60	66
Merrill Lynch & Co., Inc. - Series C
6.40%, 08/28/2017	220	233
National Rural Utilities Cooperative Finance Corp.
4.75%, 03/01/2014	75	81
Principal Life Global Funding I
5.05%, 03/15/2015 - 144A	100	106
6.25%, 02/15/2012 - 144A	350	365
Rio Tinto Finance USA, Ltd.
3.50%, 11/02/2020	12	11
8.95%, 05/01/2014	35	42
Textron Financial Corp.
5.40%, 04/28/2013	40	41
Tyco International Finance SA
8.50%, 01/15/2019	40	51
Diversified Telecommunication Services - 1.2%
AT&T Corp.
8.00%, 11/15/2031	4	5
AT&T, Inc.
4.95%, 01/15/2013	210	225
5.10%, 09/15/2014	45	49
5.35%, 09/01/2040 - 144A	113	106
5.50%, 02/01/2018	75	83
5.60%, 05/15/2018	75	84
5.88%, 02/01/2012	150	158
BellSouth Corp.
5.20%, 09/15/2014	5	5
6.00%, 10/15/2011	250	261
BellSouth Telecommunications, Inc.
6.30%, 12/15/2015	38	40
British Telecommunications PLC
9.88%, 12/15/2030	150	200
Deutsche Telekom International Finance BV
4.88%, 07/08/2014	75	81
GTE Corp.
6.84%, 04/15/2018	200	227
Telecom Italia Capital SA
4.95%, 09/30/2014	100	102
5.25%, 11/15/2013	60	63
Telefonica Emisiones SAU
5.86%, 02/04/2013	100	107
5.88%, 07/15/2019	40	41
Verizon Global Funding Corp.
5.85%, 09/15/2035	25	26
Verizon Pennsylvania, Inc.
8.35%, 12/15/2030	400	464
Electric Utilities - 1.0%
Carolina Power & Light Co.
5.30%, 01/15/2019	70	78
CenterPoint Energy Houston Electric, LLC - Series M2
5.75%, 01/15/2014	60	66
Cleveland Electric Illuminating Co.
7.88%, 11/01/2017	50	60
Columbus Southern Power Co. - Series G
6.05%, 05/01/2018	30	34
Duke Energy Corp.
5.63%, 11/30/2012	100	109
6.25%, 01/15/2012	100	106
Duke Energy Indiana, Inc.
6.35%, 08/15/2038	80	92
Exelon Generation Co., LLC
4.00%, 10/01/2020	60	56
Florida Power & Light Co.
5.95%, 02/01/2038 ^	50	55
Florida Power Corp.
4.80%, 03/01/2013	50	54
Georgia Power Co.
4.75%, 09/01/2040	11	10
Indiana Michigan Power Co.
7.00%, 03/15/2019 ^	30	35
Jersey Central Power & Light Co.
7.35%, 02/01/2019	15	18
KCP&L Greater Missouri Operations Co.
11.88%, 07/01/2012	90	102
Nevada Power Co.
5.38%, 09/15/2040	12	12
Nextera Energy Capital Holdings, Inc.
6.00%, 03/01/2019	25	28
7.88%, 12/15/2015	30	36
Niagara Mohawk Power Corp.
4.88%, 08/15/2019 - 144A	40	42
Ohio Power Co.
5.75%, 09/01/2013	100	111
Oncor Electric Delivery Co., LLC
5.95%, 09/01/2013	20	22
6.80%, 09/01/2018	25	29
PacifiCorp
5.65%, 07/15/2018	25	29
PECO Energy Co.
5.35%, 03/01/2018	50	55
PSEG Power LLC
5.13%, 04/15/2020	92	96
Public Service Co., of Colorado
5.80%, 08/01/2018	20	23
6.50%, 08/01/2038	45	53
Public Service Electric & Gas Co.
5.30%, 05/01/2018	30	34
5.38%, 11/01/2039	14	14
6.33%, 11/01/2013	60	67
Southern California Edison Co.
4.15%, 09/15/2014	25	27
5.50%, 08/15/2018	65	73
6.05%, 03/15/2039	60	67
Southern Co.
4.15%, 05/15/2014	85	89
Virginia Electric and Power Co.
5.40%, 04/30/2018	100	112
Wisconsin Electric Power Co.
6.00%, 04/01/2014	35	39
Electronic Equipment & Instruments - 0.0% ∞
Arrow Electronics, Inc.
3.38%, 11/01/2015	20	19
Energy Equipment & Services - 0.3%
Halliburton Co.
7.45%, 09/15/2039	100	128

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Energy Equipment & Services - (continued)
Spectra Energy Capital LLC
5.50%, 03/01/2014	$125	$136
8.00%, 10/01/2019	50	61
TransCanada PipeLines, Ltd.
4.00%, 06/15/2013	50	53
7.13%, 01/15/2019	70	86
Transocean, Inc.
6.50%, 11/15/2020	75	80
Food & Staples Retailing - 0.0% ∞
CVS Caremark Corp.
6.13%, 09/15/2039	20	22
Kroger Co.
5.40%, 07/15/2040	12	11
Food Products - 0.3%
Bunge NA Finance, LP
5.90%, 04/01/2017	16	16
Bunge, Ltd. Finance Corp.
5.88%, 05/15/2013	35	37
8.50%, 06/15/2019	25	29
Cargill, Inc.
6.00%, 11/27/2017 - 144A	100	113
General Mills, Inc.
6.00%, 02/15/2012	18	19
Kellogg Co.
4.25%, 03/06/2013	80	85
Kraft Foods, Inc.
6.13%, 02/01/2018	100	115
6.75%, 02/19/2014	50	57
6.88%, 02/01/2038	50	58
7.00%, 08/11/2037	75	88
Gas Utilities - 0.1%
Atmos Energy Corp.
8.50%, 03/15/2019	35	44
Southern California Gas Co.
4.80%, 10/01/2012	100	106
Health Care Equipment & Supplies - 0.0% ∞
Baxter International, Inc.
4.00%, 03/01/2014	25	27
Health Care Providers & Services - 0.0% ∞
WellPoint, Inc.
5.88%, 06/15/2017	13	14
7.00%, 02/15/2019	9	11
Household Durables - 0.0% ∞
Newell Rubbermaid, Inc.
4.70%, 08/15/2020	33	33
Household Products - 0.0% ∞
Kimberly-Clark Corp.
7.50%, 11/01/2018 ^	15	19
Industrial Conglomerates - 0.0% ∞
Koninklijke Philips Electronics NV
7.20%, 06/01/2026	20	24
Insurance - 0.8%
Aflac, Inc.
6.45%, 08/15/2040	17	17
AON Corp.
3.50%, 09/30/2015	23	23
6.25%, 09/30/2040	18	19
Berkshire Hathaway Finance Corp.
2.45%, 12/15/2015	33	33
4.00%, 04/15/2012	100	104
4.60%, 05/15/2013	100	108
5.40%, 05/15/2018	50	55
CNA Financial Corp.
5.85%, 12/15/2014	50	53
5.88%, 08/15/2020	45	45
Jackson National Life Global Funding
5.38%, 05/08/2013 - 144A	100	107
Metropolitan Life Global Funding I
5.13%, 04/10/2013 - 144A	100	108
New York Life Global Funding
3.00%, 05/04/2015 - 144A	200	204
Pricoa Global Funding I
5.45%, 06/11/2014 - 144A	150	166
Protective Life Secured Trusts
4.00%, 04/01/2011	250	251
Travelers Cos., Inc.
5.80%, 05/15/2018	50	56
Travelers Life & Annunity Global Funding I
5.13%, 08/15/2014 - 144A	100	110
IT Services - 0.2%
International Business Machines Corp.
6.22%, 08/01/2027	250	289
Machinery - 0.0% ∞
Ingersoll-Rand Co. Ltd.
6.39%, 11/15/2027	25	27
PACCAR, Inc.
6.38%, 02/15/2012	15	16
Parker Hannifin Corp.
5.50%, 05/15/2018	20	22
Media - 1.9%
CBS Corp.
5.75%, 04/15/2020	17	18
7.88%, 07/30/2030	45	53
8.88%, 05/15/2019	20	25
Comcast Cable Holdings LLC
9.80%, 02/01/2012	500	544
Comcast Corp.
5.50%, 03/15/2011	250	252
6.50%, 01/15/2017	50	58
6.50%, 11/15/2035	50	54
COX Communications, Inc.
6.75%, 03/15/2011	1,000	1,012
DIRECTV Holdings LLC
4.60%, 02/15/2021	125	123
Historic TW, Inc.
9.15%, 02/01/2023	500	656
News America Holdings, Inc.
8.88%, 04/26/2023	80	104
News America, Inc.
7.30%, 04/30/2028	50	56
TCI Communications, Inc.
8.75%, 08/01/2015	100	123
Thomson Reuters Corp.
4.70%, 10/15/2019	15	16
5.95%, 07/15/2013	35	39
Time Warner Cable, Inc.
6.75%, 07/01/2018	60	70
7.30%, 07/01/2038	100	117
8.25%, 02/14/2014	50	58
Time Warner Entertainment Co., LP
8.38%, 07/15/2033	25	32
Viacom, Inc.
6.25%, 04/30/2016	50	57
Metals & Mining - 0.0% ∞
BHP Billiton Finance USA, Ltd.
5.50%, 04/01/2014	50	55

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
SCHEDULE OF INVESTMENTS (continued)
At ecember 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Multiline Retail - 0.1%
Kohl’s Corp.
6.25%, 12/15/2017	$15	$17
Target Corp.
6.00%, 01/15/2018	100	116
Multi-Utilities - 0.2%
Dominion Resources, Inc. - Series B
6.25%, 06/30/2012	144	155
PG&E Corp.
5.75%, 04/01/2014	100	109
Sempra Energy
6.50%, 06/01/2016	50	58
8.90%, 11/15/2013	50	59
Office Electronics - 0.0% ∞
Xerox Corp.
6.75%, 02/01/2017	50	58
Oil, Gas & Consumable Fuels - 0.6%
Anadarko Petroleum Corp.
5.75%, 06/15/2014	50	54
8.70%, 03/15/2019	80	98
Canadian Natural Resources, Ltd.
5.90%, 02/01/2018	25	28
ConocoPhillips
5.75%, 02/01/2019	75	85
EnCana Corp.
6.50%, 05/15/2019	50	59
ENI SpA
5.70%, 10/01/2040 - 144A	125	120
Marathon Oil Corp.
8.38%, 05/01/2012	150	163
Petro-Canada
6.05%, 05/15/2018	40	45
6.80%, 05/15/2038	50	57
Shell International Finance BV
6.38%, 12/15/2038	150	178
Statoil ASA
3.13%, 08/17/2017	33	33
Talisman Energy, Inc.
7.75%, 06/01/2019	10	12
Total Capital SA
2.30%, 03/15/2016	100	98
Pharmaceuticals - 0.1%
AstraZeneca PLC
5.40%, 06/01/2014	50	55
Eli Lilly & Co.
3.55%, 03/06/2012	50	52
GlaxoSmithKline Capital, Inc.
4.38%, 04/15/2014	50	54
Real Estate Investment Trusts - 0.1%
Simon Property Group, LP
5.63%, 08/15/2014	50	55
6.10%, 05/01/2016	60	67
6.75%, 05/15/2014	30	34
WEA Finance LLC
6.75%, 09/02/2019 - 144A	68	75
Road & Rail - 0.2%
Burlington Northern Santa Fe LLC
3.60%, 09/01/2020	25	24
5.65%, 05/01/2017	50	56
6.70%, 08/01/2028	50	56
CSX Corp.
6.30%, 03/15/2012	25	27
Norfolk Southern Corp.
6.75%, 02/15/2011	50	50
Ryder System, Inc.
3.60%, 03/01/2016	25	25
Union Pacific Corp.
5.65%, 05/01/2017	50	55
Union Pacific Corp. - Series 2003-1
4.70%, 01/02/2024	86	90
Software - 0.1%
Intuit, Inc.
5.75%, 03/15/2017	15	16
Microsoft Corp.
1.63%, 09/25/2015	60	59
Oracle Corp.
5.25%, 01/15/2016	30	34
5.75%, 04/15/2018	100	114
6.50%, 04/15/2038	30	35
Specialty Retail - 0.1%
Home Depot, Inc.
5.40%, 03/01/2016	85	95
Staples, Inc.
9.75%, 01/15/2014	45	55
Transportation Infrastructure - 0.0% ∞
United Parcel Service of America, Inc.
8.38%, 04/01/2020	35	46
Water Utilities - 0.1%
American Water Capital Corp.
6.09%, 10/15/2017	100	112
Wireless Telecommunication Services - 0.1%
Vodafone Group PLC
5.00%, 09/15/2015	115	126

Total Corporate Debt Securities (cost $31,505)		32,796

CONVERTIBLE BOND - 0.2%
Diversified Financial Services - 0.2%
BA Covered Bond Issuer
5.50%, 06/14/2012 - 144A	400	421
Total Convertible Bond (cost $399)

	Shares	Value

SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending
Trust - Prime Portfolio, 0.36% ▲	155,760	156

Total Securities Lending Collateral (cost $156)

	Principal	Value

REPURCHASE AGREEMENT - 1.1%
State Street Bank & Trust Co.
0.01% ▲, dated 12/31/2010, to be repurchased at $1,986 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, with a value of $2,029.	$1,986	1,986
Total Repurchase Agreement (cost $1,986)

Total Investment Securities (cost $172,250) #		181,856
Other Assets and Liabilities - Net		984

Net Assets		$182,840

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

∞	Percentage rounds to less than 0.1%.

Џ	In default.

^	All or a portion of this security is on loan. The value of all securities on loan is $153.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $172,250. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $11,997 and $2,391, respectively. Net unrealized appreciation for tax purposes is $9,606.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $13,728, or 7.51%, of the fund’s net assets.

IO	Interest Only

PO	Principal Only

STRIPS	Separate Trading of Registered Interest and Principal of Securities
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$2,456	$—	$2,456
Convertible Bonds	—	421	—	421
Corporate Debt Securities	—	32,796	—	32,796
Foreign Government Obligations	—	552	—	552
Mortgage-Backed Securities	—	22,855	—	22,855
Municipal Government Obligations	—	246	—	246
Repurchase Agreement	—	1,986	—	1,986
Securities Lending Collateral	156	—	—	156
U.S. Government Agency Obligations	—	76,049	—	76,049
U.S. Government Obligations	—	44,339	—	44,339

Total	$156	$181,700	$—	$181,856

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $170,264) (including securities loaned of $153)	$179,870
Repurchase agreement, at value (cost: $1,986)	1,986
Cash	4
Receivables:
Investment securities sold	80
Shares sold	196
Interest	1,258
Other	12
Prepaid expenses	2

183,408

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	287
Management and advisory fees	71
Distribution and service fees	3
Administration fees	3
Printing and shareholder reports fees	24
Audit and tax fees	5
Other	19
Collateral for securities on loan	156

568

Net assets	$182,840

Net assets consist of:
Capital stock ($.01 par value)	$144
Additional paid-in capital	162,786
Undistributed (accumulated) net investment income (loss)	10,003
Undistributed (accumulated) net realized gain (loss) from investment securities	301
Net unrealized appreciation (depreciation) on:
Investment securities	9,606

Net assets	$182,840

Net assets by class:
Initial Class	$169,683
Service Class	13,157
Shares outstanding:
Initial Class	13,444
Service Class	983
Net asset value and offering price per share:
Initial Class	$12.62
Service Class	13.39
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Interest income (including withholding taxes on foreign interest of $— (A))	10,280
Securities lending income (net)	1

	10,281

Expenses:
Management and advisory	796
Printing and shareholder reports	50
Custody	96
Administration	35
Legal	9
Audit and tax	9
Trustees	6
Transfer agent	2
Registration	—	(A)
Distribution and service:
Service Class	37
Other	4

Total expenses	1,044

Net investment income	9,237

Net realized gain (loss) on transactions from:
Investment securities	1,468

Net increase in unrealized appreciation (depreciation) on:
Investment securities	2,946

Net realized and unrealized gain	4,414

Net increase in net assets resulting from operations	$13,651

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$9,237	$10,248
Net realized gain (loss) from investment securities	1,468	261
Change in net unrealized appreciation (depreciation) on investment securities	2,946	5,502

Net increase in net assets resulting from operations	13,651	16,011

Distributions to shareholders:
From net investment income:
Initial Class	(10,157)	(7,248)
Service Class	(753)	(723)

	(10,910)	(7,971)

From net realized gains:
Initial Class	—	(1,183)
Service Class	—	(125)

	—	(1,308)

Total distributions to shareholders	(10,910)	(9,279)

Capital share transactions:
Proceeds from shares sold:
Initial Class	59,555	48,382
Service Class	5,434	9,231

	64,989	57,613

Dividends and distributions reinvested:
Initial Class	10,157	8,431
Service Class	753	848

	10,910	9,279

Cost of shares redeemed:
Initial Class	(61,888)	(38,581)
Service Class	(9,955)	(8,264)

	(71,843)	(46,845)

Net increase in net assets from capital shares transactions	4,056	20,047

Net increase in net assets	6,797	26,779

Net assets:
Beginning of year	176,043	149,264

End of year	$182,840	$176,043

Undistributed net investment income	$10,003	$10,911

Share activity:
Shares issued:
Initial Class	4,632	3,977
Service Class	400	718

	5,032	4,695

Shares issued-reinvested from distributions:
Initial Class	805	693
Service Class	56	66

	861	759

Shares redeemed:
Initial Class	(4,852)	(3,138)
Service Class	(733)	(633)

	(5,585)	(3,771)

Net increase (decrease) in shares outstanding:
Initial Class	585	1,532
Service Class	(277)	151

	308	1,683

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.41	$11.95	$11.81	$11.66	$11.83
Investment operations
Net investment income(A)	0.67	0.73	0.58	0.52	0.53
Net realized and unrealized gain (loss)	0.35	0.40	0.06	0.26	(0.07)

Total operations	1.02	1.13	0.64	0.78	0.46

Distributions
From net investment income	(0.81)	(0.58)	(0.50)	(0.63)	(0.63)
From net realized gains	—	(0.09)	—	—	—

Total distributions	(0.81)	(0.67)	(0.50)	(0.63)	(0.63)

Net asset value
End of year	$12.62	$12.41	$11.95	$11.81	$11.66

Total return(B)	8.24%	9.58%	5.58%	6.85%	3.92%
Net assets end of year (000’s)	$169,683	$159,532	$135,307	$142,788	$157,167
Ratio and supplemental data
Expenses to average net assets	0.57%	0.57%	0.55%	0.58%	0.57%
Net investment income, to average net assets	5.24%	5.95%	4.88%	4.46%	4.54%
Portfolio turnover rate	25%	18%	28%	4%	5%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$13.11	$12.58	$12.43	$12.24	$12.41
Investment operations
Net investment income(A)	0.68	0.74	0.58	0.52	0.53
Net realized and unrealized gain (loss)	0.37	0.43	0.06	0.27	(0.09)

Total operations	1.05	1.17	0.64	0.79	0.44

Distributions
From net investment income	(0.77)	(0.55)	(0.49)	(0.60)	(0.61)
From net realized gains	—	(0.09)	—	—	—

Total distributions	(0.77)	(0.64)	(0.49)	(0.60)	(0.61)

Net asset value
End of year	$13.39	$13.11	$12.58	$12.43	$12.24

Total return(B)	7.99%	9.38%	5.25%	6.61%	3.63%
Net assets end of year (000’s)	$13,157	$16,511	$13,957	$11,460	$10,591
Ratio and supplemental data
Expenses to average net assets	0.82%	0.82%	0.80%	0.83%	0.82%
Net investment income, to average net assets	5.03%	5.73%	4.65%	4.21%	4.29%
Portfolio turnover rate	25%	18%	28%	4%	5%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica JPMorgan Core Bond VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Treasury inflation-protected securities (“TIPS”): The Fund invests in TIPS, specially structured bonds in which the principal amount is adjusted daily to keep pace with inflation as measured by the U.S. Consumer Price Index. The adjustments to principal due to inflation/deflation are reflected as increases/decreases to interest income with a corresponding adjustment to cost.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica BlackRock Tactical Allocation VP	$32,861	17.97%
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $750 million	0.45%
Over $750 million up to $1 billion	0.40%
Over $1 billion	0.375%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.70% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$20,016
U.S. Government	25,128
Proceeds from maturities and sales of securities:
Long-term	33,539
U.S. Government	9,845
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$765
Undistributed (accumulated) net realized gain (loss) from investment securities	$(765)
The capital loss carryforwards utilized during the year ended December 31, 2010 were $121.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$10,910
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	7,971
Long-term Capital Gain	1,308

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$10,002

Undistributed Long-term Capital Gain	$302

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$9,606

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica JPMorgan Core Bond VP:
We have audited the accompanying statement of assets and liabilities of Transamerica JPMorgan Core Bond VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica JPMorgan Core Bond VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Core Bond VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
(unaudited)
MARKET ENVIRONMENT
Despite a year marred by various economic and political concerns, not to mention considerable market volatility, U.S. stocks managed to post healthy gains in 2010. The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) added over 15% for the year, thanks to a particularly strong fourth quarter when the index gained nearly 11%.
A struggle between the macro and micro environment was the overriding theme in 2010, pulling the market violently in different directions for much of the year. The micro, i.e., company fundamentals, won out earlier in the year as better earnings and low valuations drove stocks higher into the second quarter. However, the good times came to an end by late April as an onslaught of bad news unfolded, including the European sovereign debt crisis and uncontained oil spill in the Gulf of Mexico. These worries dominated the headlines and, with the exception of some brief optimism about the second-quarter earnings season in July, dragged the market lower through August.
It was not until the Federal Reserve Board’s (“Fed”) announcement in late August of further quantitative easing (“QE2”) by promising to buy some $600 billion of U.S. Treasuries that the market began its relatively uninterrupted advance. This was followed by yet another strong corporate earnings season with approximately 73% of S&P 500 companies exceeding earnings estimates, the seventh straight quarter of higher-than-expected corporate profits. Additionally, some political uncertainty abated as the November mid-term elections saw the House of Representatives swing decisively back to the Republicans, while the Senate narrowly remained in the hands of Democrats. Congress went on to pass an extension of the Bush-era tax cuts in December, which had been plaguing sentiment for much of the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica JPMorgan Enhanced Index VP Initial Class returned 15.18%. By comparison its benchmark, the S&P 500, returned 15.06%.
STRATEGY REVIEW
The strategy outperformed its benchmark during 2010, with the industrial cyclical, basic materials, and semiconductors sectors contributing to results.
An overweight position in Cognizant Technology Solutions Corp. — Class A (“Cognizant Technology”) aided returns for the year. Shares rose after the company posted better-than-expected profit and revenue figures earlier in the year. Cognizant Technology attributed its positive results to increased business spending on new technology projects after a prolonged period of cost-cutting during the downturn. We continue to like the company as it has strong, stable margins, and solid growth prospects. An overweight position in SanDisk Corp. (“SanDisk”) also helped performance. The share price rallied after the company reported record quarterly earnings that also exceeded Wall Street analysts’ estimates, benefiting from continued strength in its original equipment manufacturers and retail businesses. We continue to favor the stock as we believe that demand for flash storage devices will continue to increase, giving us confidence in SanDisk’s sustainability and growth prospects.
On the negative side, stock selection in the energy, media, and health services and systems sectors hurt performance.
Our position in Time Warner, Inc. detracted from returns. During the first half of the year, an overweight in Time Warner, Inc. was the portfolio’s biggest contributor, benefiting from improving advertising trends and better pricing power. However, concerns about new media technology and the disintermediation of traditional cable distribution weighed on the company’s revenue stream and video subscription. Nevertheless, we continue to have high conviction in the company’s management team and believe that continued strength in advertising trends will benefit Time Warner, Inc. Additionally, an overweight position in Hewlett-Packard Co. negatively impacted performance, given Mark Hurd’s departure. The ex-CEO was instrumental to our investment thesis on the company. His absence, along with a further weakening of the personal computer market as it faces competition from tablet makers, fueled concerns about the company’s growth prospects.
Terance Chen, CFA
Scott Blasdell, CFA
Raffaele Zingone, CFA
Co-Portfolio Managers
J.P. Morgan Investment Management Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	15.18%	2.42%	1.03%	05/02/1997
S&P 500*	15.06%	2.29%	1.41%

Service Class	14.85%	2.16%	5.97%	05/01/2003

NOTES

*	The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica JPMorgan Enhanced Index VP
Initial Class	$1,000.00	$1,233.90	$4.73	$1,020.97	$4.28	0.84%
Service Class	1,000.00	1,232.70	6.13	1,019.71	5.55	1.09

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	99.6%
Repurchase Agreement	0.3
U.S. Government Obligation	0.1
Securities Lending Collateral	0.1
Other Assets and Liabilities — Net(A)	(0.1)

Total	100.0%

(A)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.6%
Aerospace & Defense - 3.1%
Honeywell International, Inc.	29,900	$1,589
Northrop Grumman Corp.	3,700	240
United Technologies Corp.	23,300	1,834
Air Freight & Logistics - 0.3%
FedEx Corp.	3,200	298
Airlines - 0.0% ∞
Southwest Airlines Co.	2,000	26
Auto Components - 0.6%
Johnson Controls, Inc.	19,600	749
Automobiles - 0.7%
Ford Motor Co. ‡	23,200	390
General Motors Co. ‡	12,700	468
Beverages - 2.5%
Coca-Cola Co.	24,000	1,579
PepsiCo, Inc.	21,600	1,411
Biotechnology - 1.9%
Alexion Pharmaceuticals, Inc. ‡	1,600	129
Biogen Idec, Inc. ‡	8,700	583
Celgene Corp. ‡	20,400	1,207
Gilead Sciences, Inc. ‡	8,200	297
Capital Markets - 2.4%
Franklin Resources, Inc.	100	11
Goldman Sachs Group, Inc.	7,900	1,329
Legg Mason, Inc.	9,500	345
Morgan Stanley	9,000	245
State Street Corp.	14,200	658
TD Ameritrade Holding Corp.	12,400	235
Chemicals - 2.3%
CF Industries Holdings, Inc.	1,000	135
Dow Chemical Co.	29,800	1,017
E.I. du Pont de Nemours & Co.	22,400	1,118
Georgia Gulf Corp. ‡	5,600	135
PPG Industries, Inc.	4,900	412
Commercial Banks - 3.2%
BB&T Corp.	6,400	168
Comerica, Inc.	6,000	253
First Horizon National Corp.	5,805	68
Huntington Bancshares, Inc.	67,100	462
M&T Bank Corp.	900	78
Regions Financial Corp.	27,100	190
SunTrust Banks, Inc.	3,500	103
U.S. Bancorp	2,200	59
Wells Fargo & Co.	68,000	2,108
Zions Bancorporation	9,200	223
Commercial Services & Supplies - 0.1%
Avery Dennison Corp.	3,100	131
Communications Equipment - 1.6%
Cisco Systems, Inc. ‡	44,400	898
Juniper Networks, Inc. ‡	8,300	306
QUALCOMM, Inc.	14,600	723
Computers & Peripherals - 5.6%
Apple, Inc. ‡	12,500	4,031
EMC Corp. ‡	48,500	1,110
Hewlett-Packard Co.	21,300	897
SanDisk Corp. ‡	10,400	519
Construction Materials - 0.1%
Martin Marietta Materials, Inc.	800	74
Consumer Finance - 1.2%
American Express Co.	15,700	674
Capital One Financial Corp.	16,800	715
Containers & Packaging - 0.1%
Sealed Air Corp.	2,400	61
Diversified Consumer Services - 0.0% ∞
Apollo Group, Inc. — Class A ‡	1,200	47
Diversified Financial Services - 4.0%
Bank of America Corp.	137,100	1,829
Citigroup, Inc. ‡	450,400	2,131
CME Group, Inc. — Class A	200	64
Invesco, Ltd.	27,300	657
Diversified Telecommunication Services - 3.0%
AT&T, Inc.	48,100	1,413
CenturyLink, Inc.	5,200	240
Frontier Communications Corp.	21,001	204
Verizon Communications, Inc.	46,000	1,646
Electric Utilities - 1.5%
American Electric Power Co., Inc.	10,500	378
Edison International	8,700	336
Nextera Energy, Inc.	13,800	717
Southern Co.	9,000	344
Electronic Equipment & Instruments - 0.2%
Corning, Inc.	9,500	184
Energy Equipment & Services - 2.2%
Baker Hughes, Inc.	11,200	640
Cameron International Corp. ‡	5,900	299
FMC Technologies, Inc. ‡	800	71
Halliburton Co.	9,500	388
Helmerich & Payne, Inc.	2,700	131
Rowan Cos., Inc. ‡	9,300	325
Schlumberger, Ltd.	8,800	735
Food & Staples Retailing - 2.3%
CVS Caremark Corp.	21,220	738
Kroger Co.	17,900	400
Sysco Corp.	5,000	147
Walgreen Co.	8,700	339
Wal-Mart Stores, Inc.	20,100	1,084
Food Products - 1.7%
Archer-Daniels-Midland Co.	5,400	162
Campbell Soup Co.	8,500	295
ConAgra Foods, Inc.	8,300	187
General Mills, Inc.	35,600	1,268
Kellogg Co.	2,700	138
Gas Utilities - 0.5%
National Fuel Gas Co.	4,900	321
Oneok, Inc.	4,500	250
Health Care Equipment & Supplies - 1.2%
Baxter International, Inc.	6,000	304
Covidien PLC	15,200	694
CR Bard, Inc.	4,800	440
Health Care Providers & Services - 1.8%
DaVita, Inc. ‡	5,000	347
Humana, Inc. ‡	5,900	323
McKesson Corp.	6,800	479
UnitedHealth Group, Inc.	18,300	661
WellPoint, Inc. ‡	5,500	313
Hotels, Restaurants & Leisure - 1.3%
Carnival Corp.	7,500	346
Darden Restaurants, Inc.	13,900	646
McDonald’s Corp.	7,000	537

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Household Durables - 0.6%
Lennar Corp. - Class A	9,400	$176
NVR, Inc. ‡	400	277
Pulte Group, Inc. ‡	14,300	108
Whirlpool Corp.	1,400	124
Household Products - 3.9%
Colgate-Palmolive Co.	14,700	1,181
Kimberly-Clark Corp.	10,200	643
Procter & Gamble Co.	40,500	2,606
Independent Power Producers & Energy Traders - 0.1%
AES Corp. ‡	12,700	155
Industrial Conglomerates - 3.8%
3M Co.	16,000	1,381
General Electric Co.	108,800	1,990
Textron, Inc.	5,200	123
Tyco International, Ltd.	24,100	999
Insurance - 3.4%
ACE, Ltd.	12,100	753
Aflac, Inc.	7,300	412
Berkshire Hathaway, Inc. - Class B ‡	11,300	905
Everest RE Group, Ltd.	700	59
MetLife, Inc.	20,700	921
PartnerRe, Ltd.	800	64
Prudential Financial, Inc.	10,000	587
RenaissanceRe Holdings, Ltd.	1,900	121
XL Group PLC - Class A	10,100	220
Internet & Catalog Retail - 1.4%
Amazon.com, Inc. ‡	7,900	1,422
Expedia, Inc.	9,700	243
Internet Software & Services - 1.2%
eBay, Inc. ‡	7,800	217
Google, Inc. - Class A ‡	1,700	1,010
Yahoo!, Inc. ‡	9,400	156
IT Services - 2.3%
Cognizant Technology Solutions Corp. - Class A ‡	13,600	997
International Business Machines Corp.	10,500	1,541
Western Union Co.	6,000	111
Leisure Equipment & Products - 0.1%
Mattel, Inc.	3,700	94
Life Sciences Tools & Services - 0.3%
Thermo Fisher Scientific, Inc. ‡	6,100	338
Machinery - 1.2%
Cummins, Inc.	2,200	242
Deere & Co.	2,200	183
PACCAR, Inc.	10,600	608
Parker Hannifin Corp.	3,800	328
Media - 3.0%
CBS Corp. - Class B	27,800	530
Comcast Corp. - Class A	11,600	255
DIRECTV - Class A ‡	9,200	367
Gannett Co., Inc. ^	20,700	312
Time Warner, Inc.	30,500	980
Walt Disney Co.	25,400	953
Metals & Mining - 1.4%
Alcoa, Inc.	25,300	389
Cliffs Natural Resources, Inc.	1,800	140
Freeport-McMoRan Copper & Gold, Inc.	8,830	1,061
Multiline Retail - 1.3%
Kohl’s Corp. ‡	7,000	380
Macy’s, Inc.	17,300	438
Target Corp.	11,700	704
Multi-Utilities - 1.4%
Ameren Corp.	5,000	141
NiSource, Inc.	5,700	100
PG&E Corp.	9,200	440
Public Service Enterprise Group, Inc.	10,300	328
Sempra Energy	4,500	236
Xcel Energy, Inc.	16,500	389
Oil, Gas & Consumable Fuels - 9.4%
Anadarko Petroleum Corp.	5,000	381
Apache Corp.	9,700	1,157
Chevron Corp.	33,800	3,083
ConocoPhillips	5,300	361
Consol Energy, Inc.	2,200	107
Devon Energy Corp.	7,700	605
EOG Resources, Inc.	3,900	356
Exxon Mobil Corp.	35,400	2,588
Murphy Oil Corp.	1,600	119
Noble Energy, Inc.	4,700	405
Occidental Petroleum Corp.	15,500	1,521
Peabody Energy Corp.	6,000	384
Pharmaceuticals - 5.4%
Abbott Laboratories	40,400	1,935
Bristol-Myers Squibb Co.	14,400	381
Johnson & Johnson	17,100	1,058
Merck & Co., Inc.	58,037	2,091
Mylan, Inc. ‡	14,900	315
Pfizer, Inc.	34,200	599
Real Estate Investment Trusts - 1.4%
Digital Realty Trust, Inc. ^	6,900	356
HCP, Inc.	1,300	48
Hospitality Properties Trust	4,700	108
Host Hotels & Resorts, Inc.	13,500	241
Lasalle Hotel Properties	4,500	119
Omega Healthcare Investors, Inc.	5,800	130
Pennsylvania Real Estate Investment Trust	19,100	278
Plum Creek Timber Co., Inc.	1,500	56
ProLogis	5,400	78
Simon Property Group, Inc.	1,100	109
Strategic Hotels & Resorts, Inc. ‡	11,700	62
Vornado Realty Trust	700	58
Road & Rail - 2.5%
CSX Corp.	19,100	1,234
Norfolk Southern Corp.	17,400	1,093
Union Pacific Corp.	7,100	658
Semiconductors & Semiconductor Equipment - 2.3%
Applied Materials, Inc.	10,900	153
Broadcom Corp. - Class A	14,900	649
Intel Corp.	13,600	286
Intersil Corp. - Class A	13,200	202
LAM Research Corp. ‡	200	10
Marvell Technology Group, Ltd. ‡	7,000	130
Micron Technology, Inc. ‡	14,400	115
Novellus Systems, Inc. ‡	5,400	175
NVIDIA Corp. ‡	24,700	380
Xilinx, Inc.	21,600	626
Software - 4.4%
Adobe Systems, Inc. ‡	16,800	517
Citrix Systems, Inc. ‡	3,500	239
Microsoft Corp.	110,400	3,083
Oracle Corp.	43,000	1,346

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Specialty Retail - 2.2%
AutoZone, Inc. ‡	2,500	$681
GameStop Corp. - Class A ‡	18,600	426
Lowe’s Cos., Inc.	20,300	509
RadioShack Corp.	900	17
Staples, Inc.	19,600	446
TJX Cos., Inc.	11,900	528
Textiles, Apparel & Luxury Goods - 0.4%
Nike, Inc. - Class B	5,500	470
Tobacco - 0.3%
Altria Group, Inc.	13,500	332
Water Utilities - 0.0% ∞
American Water Works Co., Inc.	700	18
Wireless Telecommunication Services - 0.5%
American Tower Corp. - Class A ‡	2,000	103
Sprint Nextel Corp. ‡	115,700	490

Total Common Stocks (cost $104,345)		116,932

	Principal	Value

U.S. GOVERNMENT OBLIGATION - 0.1%
U.S. Treasury Note
1.13%, 06/30/2011 ¥	$145	146
Total U.S. Government Obligation (cost $146)

	Shares	Value

SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	123,126	$123
Total Securities Lending Collateral (cost $123)

	Principal	Value

REPURCHASE AGREEMENT - 0.3%
State Street Bank & Trust Co.
0.01% ▲, dated 12/31/2010, to be repurchased at $407 on 01/03/2011.
Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $415.	$407	407
Total Repurchase Agreement (cost $407)

Total Investment Securities (cost $105,021) #		117,608
Other Assets and Liabilities - Net		(172)

Net Assets		$117,436

FUTURES CONTRACTS:

				Net Unrealized
Description	Type	Contracts Г	Expiration Date	Appreciation

S&P 500 E-Mini Index	Long	10	03/18/2011	$9

NOTES TO SCHEDULE OF INVESTMENTS:

∞	Percentage rounds to less than 0.1%.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $120.

¥	This security has been segregated with the broker to cover margin requirements for open future contracts. The value of this segregated security at 12/31/2010 is $146.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $111,185. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $7,062 and $639, respectively. Net unrealized appreciation for tax purposes is $6,423.

Г	Contract amounts are not in thousands.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$114,266	$2,666	$—	$116,932
Repurchase Agreement	—	407	—	407
Securities Lending Collateral	123	—	—	123
U.S. Government Obligations	—	146	—	146

Total	$114,389	$3,219	$—	$117,608

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Futures Contracts - Appreciation	$9	$—	$—	$9

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $104,614) (including securities loaned of $120)	$117,201
Repurchase agreement, at value (cost: $407)	407
Receivables:
Investment securities sold	13
Interest	1
Dividends	128
Prepaid expenses	1

117,751

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	10
Shares redeemed	76
Management and advisory fees	78
Distribution and service fees	2
Administration fees	2
Printing and shareholder reports fees	5
Audit and tax fees	8
Variation margin	1
Other	10
Collateral for securities on loan	123

315

Net assets	$117,436

Net assets consist of:
Capital stock ($.01 par value)	$100
Additional paid-in capital	122,622
Undistributed (accumulated) net investment income (loss)	1,236
Undistributed (accumulated) net realized gain (loss) from investment securities and futures	(19,118)
Net unrealized appreciation (depreciation) on:
Investment securities	12,587
Futures contracts	9

Net assets	$117,436

Net assets by class:
Initial Class	$109,894
Service Class	7,542
Shares outstanding:
Initial Class	9,343
Service Class	640
Net asset value and offering price per share:
Initial Class	$11.76
Service Class	11.79
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income	$2,173
Interest income	1
Securities lending income (net)	4

2,178

Expenses:
Management and advisory	817
Printing and shareholder reports	15
Custody	54
Administration	22
Legal	6
Audit and tax	12
Trustees	4
Transfer agent	1
Distribution and service:
Service Class	15
Other	2

Total expenses	948

Less waiver/reimbursement	(6)

Net expenses	942

Net investment income	1,236

Net realized gain (loss) on transactions from:
Investment securities	11,133
Futures contracts	61

11,194

Net increase in unrealized appreciation (depreciation) on:
Investment securities	3,168
Futures contracts	5

Change in unrealized appreciation (depreciation)	3,173

Net realized and unrealized gain	14,367

Net increase in net assets resulting from operations	$15,603

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,236	$1,465
Net realized gain (loss) from investment securities and futures contracts	11,194	(12,072)
Change in net unrealized appreciation (depreciation) on investment securities and futures contracts	3,173	35,907

Net increase in net assets resulting from operations	15,603	25,300

Distributions to shareholders:
From net investment income:
Initial Class	(1,390)	(1,949)
Service Class	(78)	(60)

Total distributions to shareholders	(1,468)	(2,009)

Capital share transactions:
Proceeds from shares sold:
Initial Class	9,352	14,249
Service Class	3,843	1,942

	13,195	16,191

Dividends and distributions reinvested:
Initial Class	1,390	1,949
Service Class	78	60

	1,468	2,009

Cost of shares redeemed:
Initial Class	(21,844)	(14,425)
Service Class	(1,948)	(1,295)

	(23,792)	(15,720)

Net increase (decrease) in net assets from capital shares transactions	(9,129)	2,480

Net increase in net assets	5,006	25,771

Net assets:
Beginning of year	112,430	86,659

End of year	$117,436	$112,430

Undistributed net investment income	$1,236	$1,468

Share activity:
Shares issued:
Initial Class	878	1,633
Service Class	366	203

	1,244	1,836

Shares issued-reinvested from distributions:
Initial Class	143	205
Service Class	8	6

	151	211

Shares redeemed:
Initial Class	(2,080)	(1,684)
Service Class	(183)	(141)

	(2,263)	(1,825)

Net increase (decrease) in shares outstanding:
Initial Class	(1,059)	154
Service Class	191	68

	(868)	222

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.36	$8.15	$16.43	$16.35	$14.34
Investment operations
Net investment income(A)	0.12	0.14	0.20	0.19	0.17
Net realized and unrealized gain (loss)	1.42	2.26	(5.49)	0.56	2.01

Total operations	1.54	2.40	(5.29)	0.75	2.18

Distributions
From net investment income	(0.14)	(0.19)	(0.23)	(0.21)	(0.17)
From net realized gains	—	—	(2.76)	(0.46)	—

Total distributions	(0.14)	(0.19)	(2.99)	(0.67)	(0.17)

Net asset value
End of year	$11.76	$10.36	$8.15	$16.43	$16.35

Total return(B)	15.18%	29.59%	(37.35%)	4.54%	15.31%
Net assets end of year (000’s)	$109,894	$107,759	$83,543	$164,761	$193,322
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.84%	0.84%	0.82%	0.81%	0.81%
Before reimbursement/fee waiver	0.85%	0.85%	0.82%	0.81%	0.81%
Net investment income, to average net assets	1.13%	1.57%	1.59%	1.13%	1.16%
Portfolio turnover rate	190%	117%	74%	55%	55%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.40	$8.17	$16.45	$16.37	$14.36
Investment operations
Net investment income(A)	0.10	0.12	0.17	0.15	0.14
Net realized and unrealized gain (loss)	1.42	2.26	(5.50)	0.56	2.00

Total operations	1.52	2.38	(5.33)	0.71	2.14

Distributions
From net investment income	(0.13)	(0.15)	(0.19)	(0.17)	(0.13)
From net realized gains	—	—	(2.76)	(0.46)	—

Total distributions	(0.13)	(0.15)	(2.95)	(0.63)	(0.13)

Net asset value
End of year	$11.79	$10.40	$8.17	$16.45	$16.37

Total return(B)	14.85%	29.32%	(37.52%)	4.30%	14.96%
Net assets end of year (000’s)	$7,542	$4,671	$3,116	$7,051	$6,851
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.09%	1.09%	1.07%	1.06%	1.06%
Before reimbursement/fee waiver	1.10%	1.10%	1.07%	1.06%	1.06%
Net investment income, to average net assets	0.90%	1.32%	1.32%	0.88%	0.91%
Portfolio turnover rate	190%	117%	74%	55%	55%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica JPMorgan Enhanced Index VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open futures contracts at December 31, 2010 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $2, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADR”), financial futures, Exchange Traded Funds (“ETF”), and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $750 million	0.74%
Over $750 million up to $1 billion	0.69%
Over $1 billion	0.65%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.84% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $6. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through

Fiscal Year 2009:	$9	12/31/2012
Fiscal Year 2010:	6	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$207,161
U.S. Government	171
Proceeds from maturities and sales of securities:
Long-term	216,537
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of derivatives held at year end is indicative of the volume held throughout the year. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

Location	Equity contracts

Asset Derivatives
Unrealized appreciation on futures contracts	$9	*

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

Location	Equity contracts

Realized Gain/(Loss) on derivative transactions recognized in income
Net realized gain on futures contracts	$61
Change in Unrealized Appreciation/(Depreciation) on derivative recognized in income
Net increase in unrealized appreciation on futures contracts	5

Total	$66

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign bonds, net operating losses, distribution reclasses for REITs, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$12,945	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 was $9,068.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,468
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	2,009
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,236

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(12,945)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$6,423

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica JPMorgan Enhanced Index VP:
We have audited the accompanying statement of assets and liabilities of Transamerica JPMorgan Enhanced Index VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica JPMorgan Enhanced Index VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Enhanced Index VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
(unaudited)
MARKET ENVIRONMENT
U.S. equity markets rallied during the back half of 2010, enabling market indexes to fully recover losses that followed the Lehman Brothers collapse in September 2008. The road back towards two-year highs was most certainly not a straight ride upward. After rising steadily during the first four months of the year, equities began to sell off in May as investors became fearful of a potential credit crisis in Europe and a slowdown in the Chinese economy. Approaching mid-year, continuously weaker than expected economic data brought the possibility of a double-dip recession to the forefront of investors’ minds.
Confidence increased in July as concerns about a potential credit crisis in Europe eased and earnings of U.S. corporations continued to exceed expectations. However, equities retreated again in August as downward revisions to the second quarter U.S. gross domestic product, rising weekly unemployment claims and disappointing home sales once again reignited concerns that the U.S. economy may fall back into recession. Equity markets advanced strongly in the final months of the year on the heels of repeated reassurances from the Fed that it is prepared “to provide additional accommodation” if needed to further support the economic recovery, and on expectations that the U.S. mid-term elections would split up what was viewed as a not so business-friendly Congress. The year finished with one of the strongest Decembers on record when a large piece of uncertainty was removed as Congress voted to extend the Bush-era tax cuts.
PERFORMANCE
For the year ended December 31, 2010, Transamerica JPMorgan Mid Cap Value VP Initial Class returned 22.99%. By comparison its benchmark, the Russell Midcap® Value Index, returned 24.75%.
STRATEGY REVIEW
Our strategy employs a bottom-up approach to stock selection, constructing portfolios based on company fundamentals, quantitative screening and proprietary fundamental analysis. While the strategy participated in much of the market’s advance, it underperformed its benchmark mostly due to stock selection in the healthcare sector as well as stock selection and an underweight in the energy sector. Alternatively, stock selection in the information technology and materials sectors made positive contributions to results.
A top contributor to performance was diversified insurance company Old Republic International Corp. The stock was a strong performer, driven by improving trends in the company’s mortgage guaranty segment while its title insurance business benefited from brisk refinancing activity. Another contributor was Tyco Electronics, Ltd., (“Tyco”) a global provider of engineered electronic components, network solutions, specialty products and undersea telecommunication systems. The company delivered solid results throughout the year. Tyco aggressively cut costs during the downturn and appears to be benefiting from the broad-based economic recovery.
H&R Block, Inc., a provider of tax, banking, and business and consulting services, was the top detractor from performance. The stock came under pressure as higher levels of unemployment led to a subsequent decline in tax returns and investor concerns about the continuing trend of individuals shifting to “do it yourself” tax preparation products. Given these headwinds, as well as significant turnover of senior management, we sold the stock and redeployed proceeds to more attractive investment opportunities.
Another detractor from performance was Wilmington Trust Corp., a mid-Atlantic financial services and banking provider. Shares declined significantly as severe credit losses began to accelerate across a greater portion of its loan portfolio. This resulted in the company announcing that it would merge with Buffalo-based M&T Bank Corp. To eliminate the risk of the merger not materializing, the stock was removed from the portfolio.
Gloria Fu, CFA
Lawrence Playford, CFA
Jonathan K.L. Simon
Co-Portfolio Managers
J.P. Morgan Investment Management Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	22.99%	4.70%	5.66%	05/03/1999
Russell Midcap® Value *	24.75%	4.08%	8.07%

Service Class	22.82%	4.45%	9.16%	05/01/2003

NOTES

*	The Russell Midcap® Value Index (“Russell Midcap® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an Index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica JPMorgan Mid Cap Value VP
Initial Class	$1,000.00	$1,234.30	$5.07	$1,020.67	$4.58	0.90%
Service Class	1,000.00	1,233.70	6.47	1,019.41	5.85	1.15

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	96.3%
Securities Lending Collateral	25.2
Repurchase Agreement	4.7
Other Assets and Liabilities - Net	(26.2)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 96.3%
Aerospace & Defense - 1.5%
Alliant Techsystems, Inc. ‡ ^	23,200	$1,727
L-3 Communications Holdings, Inc. ^	26,200	1,847
Auto Components - 0.7%
WABCO Holdings, Inc. ‡ ^	26,000	1,584
Beverages - 1.1%
Brown-Forman Corp. - Class B ^	27,374	1,906
Dr. Pepper Snapple Group, Inc.	18,500	650
Capital Markets - 2.9%
Ameriprise Financial, Inc.	41,400	2,382
LPL Investment Holdings, Inc. ‡ ^	12,800	466
Northern Trust Corp. ^	28,900	1,601
T. Rowe Price Group, Inc. ^	36,100	2,330
Chemicals - 3.4%
Albemarle Corp. ^	49,900	2,783
PPG Industries, Inc. ^	33,100	2,783
Sigma-Aldrich Corp. ^	35,900	2,390
Commercial Banks - 5.7%
BancorpSouth, Inc. ^	72,200	1,152
BB&T Corp. ^	37,000	973
City National Corp. ^	21,800	1,338
Cullen/Frost Bankers, Inc. ^	21,300	1,302
Fifth Third Bancorp ^	124,500	1,828
M&T Bank Corp. ^	29,800	2,593
SunTrust Banks, Inc. ^	69,500	2,050
TCF Financial Corp. ^	38,600	572
Zions Bancorporation ^	53,100	1,287
Commercial Services & Supplies - 1.8%
Republic Services, Inc. - Class A ^	138,550	4,137
Containers & Packaging - 2.0%
Ball Corp. ^	50,000	3,402
Rock-Tenn Co. - Class A	20,900	1,128
Distributors - 0.9%
Genuine Parts Co. ^	41,800	2,146
Diversified Telecommunication Services - 1.5%
CenturyLink, Inc. ^	52,200	2,410
Windstream Corp. ^	67,560	942
Electric Utilities - 2.7%
Northeast Utilities ^	24,300	775
Westar Energy, Inc. ^	107,500	2,705
Wisconsin Energy Corp. ^	46,400	2,730
Electrical Equipment - 2.8%
AMETEK, Inc. ^	41,850	1,643
Cooper Industries PLC - Class A	31,600	1,842
Regal Beloit Corp. ^	11,000	734
Roper Industries, Inc. ^	27,800	2,125
Electronic Equipment & Instruments - 3.4%
Amphenol Corp. - Class A ^	38,400	2,027
Arrow Electronics, Inc. ‡ ^	54,300	1,860
Tyco Electronics, Ltd. ^	115,900	4,103
Food & Staples Retailing - 1.2%
Safeway, Inc. ^	125,700	2,827
Food Products - 2.3%
JM Smucker Co.	51,500	3,382
Ralcorp Holdings, Inc. ‡ ^	30,000	1,950
Gas Utilities - 4.1%
Energen Corp.	78,400	3,784
EQT Corp. ^	61,000	2,735
Oneok, Inc.	51,200	2,840
Health Care Equipment & Supplies - 1.6%
Becton, Dickinson and Co. ^	44,200	3,736
Health Care Providers & Services - 4.4%
AmerisourceBergen Corp. - Class A	33,000	1,126
Community Health Systems, Inc. ‡ ^	37,200	1,390
Coventry Health Care, Inc. ‡	63,750	1,683
Humana, Inc. ‡	31,300	1,713
Lincare Holdings, Inc. ^	124,350	3,336
VCA Antech, Inc. ‡ ^	41,300	962
Hotels, Restaurants & Leisure - 2.2%
Darden Restaurants, Inc. ^	34,924	1,622
Marriott International, Inc. - Class A ^	44,719	1,858
Yum! Brands, Inc.	34,300	1,682
Household Durables - 3.0%
Fortune Brands, Inc. ^	49,800	3,001
Jarden Corp. ^	43,900	1,355
Snap-On, Inc.	46,700	2,642
Household Products - 0.6%
Energizer Holdings, Inc. ‡	19,100	1,392
Industrial Conglomerates - 0.9%
Carlisle Cos., Inc. ^	52,000	2,066
Insurance - 10.4%
AON Corp. ^	40,300	1,854
Arch Capital Group, Ltd. ‡ ^	9,100	801
Cincinnati Financial Corp. ^	87,825	2,783
Loews Corp.	111,300	4,332
Old Republic International Corp. ^	219,225	2,988
OneBeacon Insurance Group, Ltd. - Class A ^	81,511	1,236
Principal Financial Group, Inc. ^	55,900	1,820
Symetra Financial Corp. ^	22,235	305
Transatlantic Holdings, Inc.	59,700	3,082
WR Berkley Corp. ^	102,100	2,795
XL Group PLC - Class A ^	87,300	1,905
Internet & Catalog Retail - 0.8%
Expedia, Inc. ^	71,000	1,781
Media - 4.4%
Cablevision Systems Corp. - Class A	32,000	1,083
CBS Corp. - Class B ^	96,100	1,831
Clear Channel Outdoor Holdings, Inc. - Class A ‡ ^	84,684	1,189
DISH Network Corp. - Class A ‡	107,000	2,103
Gannett Co., Inc. ^	133,500	2,015
Omnicom Group, Inc.	26,000	1,191
Washington Post Co. - Class B ^	1,825	802
Multiline Retail - 1.0%
Macy’s, Inc.	90,200	2,282
Multi-Utilities - 4.4%
CMS Energy Corp. ^	196,100	3,648
NSTAR ^	52,100	2,198
Sempra Energy ^	21,700	1,139
Xcel Energy, Inc.	134,000	3,156
Oil, Gas & Consumable Fuels - 7.4%
CVR Energy, Inc. ‡ ^	102,700	1,559
Devon Energy Corp.	46,000	3,611
El Paso Corp.	148,000	2,036
Kinder Morgan Management LLC	22,316	1,492
Newfield Exploration Co. ‡	36,900	2,661
Teekay Corp. ^	63,400	2,097
Williams Cos., Inc.	150,400	3,719

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Real Estate Investment Trusts - 3.3%
HCP, Inc.	33,600	$1,236
Kimco Realty Corp. ^	57,100	1,030
Public Storage ^	8,700	882
Regency Centers Corp. ^	51,300	2,167
Vornado Realty Trust	26,360	2,197
Real Estate Management & Development - 0.9%
Brookfield Properties Corp.	113,075	1,982
Software - 2.0%
Jack Henry & Associates, Inc.	77,900	2,270
Synopsys, Inc. ‡ ^	83,933	2,259
Specialty Retail - 7.6%
AutoZone, Inc. ‡ ^	6,750	1,840
Bed Bath & Beyond, Inc. ‡ ^	54,100	2,659
Gap, Inc. ^	205,500	4,550
Sherwin-Williams Co. ^	31,800	2,663
Staples, Inc. ^	50,800	1,157
Tiffany & Co. ^	33,700	2,098
TJX Cos., Inc. ^	54,200	2,406
Textiles, Apparel & Luxury Goods - 0.8%
Phillips-Van Heusen Corp. ^	29,500	1,859
Thrifts & Mortgage Finance - 0.9%
Capitol Federal Financial, Inc. ^	7,800	93
People’s United Financial, Inc. ^	136,000	1,905
Tobacco - 0.3%
Lorillard, Inc. ^	8,400	689
Water Utilities - 0.4%
American Water Works Co., Inc.	40,778	1,031
Wireless Telecommunication Services - 1.0%
Telephone & Data Systems, Inc. (Special Shares) - Class L	73,732	2,324

Total Common Stocks (cost $176,353)		222,126

SECURITIES LENDING COLLATERAL - 25.2%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	58,067,739	58,068
Total Securities Lending Collateral (cost $58,068)

	Principal	Value

REPURCHASE AGREEMENT - 4.7%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $10,946 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $11,167.	$10,946	10,946
Total Repurchase Agreement (cost $10,946)

Total Investment Securities (cost $245,367) #		291,140
Other Assets and Liabilities - Net		(60,513)

Net Assets		$230,627

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $56,734.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $250,917. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $41,981 and $1,758, respectively. Net unrealized appreciation for tax purposes is $40,223.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$216,118	$6,008	$—	$222,126
Repurchase Agreement	—	10,946	—	10,946
Securities Lending Collateral	58,068	—	—	58,068

Total	$274,186	$16,954	$—	$291,140

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $234,421) (including securities loaned of $56,734)	$280,194
Repurchase agreement, at value (cost: $10,946)	10,946
Receivables:
Investment securities sold	181
Shares sold	97
Securities lending income (net)	10
Dividends	297
Prepaid expenses	2

291,727

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	2,818
Shares redeemed	29
Management and advisory fees	158
Distribution and service fees	2
Administration fees	4
Printing and shareholder reports fees	4
Audit and tax fees	8
Other	9
Collateral for securities on loan	58,068

61,100

Net assets	$230,627

Net assets consist of:
Capital stock ($.01 par value)	$171
Additional paid-in capital	219,583
Undistributed (accumulated) net investment income (loss)	2,719
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(37,619)
Net unrealized appreciation (depreciation) on:
Investment securities	45,773

Net assets	$230,627

Net assets by class:
Initial Class	$218,048
Service Class	12,579
Shares outstanding:
Initial Class	16,208
Service Class	938
Net asset value and offering price per share:
Initial Class	$13.45
Service Class	13.42
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $9)	$4,645
Interest income	1
Securities lending income (net)	44

4,690

Expenses:
Management and advisory	1,838
Printing and shareholder reports	19
Custody	41
Administration	45
Legal	12
Audit and tax	13
Trustees	8
Transfer agent	2
Distribution and service:
Service Class	15
Other	5

Total expenses	1,998

Net investment income	2,692

Net realized gain (loss) on transactions from:
Investment securities	499
Foreign currency transactions	(3)

496

Net increase in unrealized appreciation (depreciation) on:
Investment securities	40,193

Net realized and unrealized gain	40,689

Net increase in net assets resulting from operations	$43,381

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$2,692	$3,763
Net realized gain (loss) from investment securities and foreign currency transactions	496	(27,660)
Change in net unrealized appreciation (depreciation) on investment securities	40,193	73,120

Net increase in net assets resulting from operations	43,381	49,223

Distributions to shareholders:
From net investment income:
Initial Class	(3,540)	(3,718)
Service Class	(155)	(2)

	(3,695)	(3,720)

From net realized gains:
Initial Class	—	(6,395)
Service Class	—	(5)

	—	(6,400)

Total distributions to shareholders	(3,695)	(10,120)

Capital share transactions:
Proceeds from shares sold:
Initial Class	14,079	17,082
Service Class	13,302	516

	27,381	17,598

Dividends and distributions reinvested:
Initial Class	3,540	10,113
Service Class	155	7

	3,695	10,120

Cost of shares redeemed:
Initial Class	(76,018)	(18,538)
Service Class	(2,805)	(62)

	(78,823)	(18,600)

Net increase (decrease) in net assets from capital shares transactions	(47,747)	9,118

Net increase (decrease) in net assets	(8,061)	48,221

Net assets:
Beginning of year	238,688	190,467

End of year	$230,627	$238,688

Undistributed net investment income	$2,719	$3,725

Share activity:
Shares issued:
Initial Class	1,164	1,622
Service Class	1,100	48

	2,264	1,670

Shares issued-reinvested from distributions:
Initial Class	322	988
Service Class	14	1

	336	989

Shares redeemed:
Initial Class	(6,607)	(1,858)
Service Class	(237)	(6)

	(6,844)	(1,864)

Net increase (decrease) in shares outstanding:
Initial Class	(5,121)	752
Service Class	877	43

	(4,244)	795

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$11.16	$9.25	$15.79	$16.60	$15.89
Investment operations
Net investment income(A)	0.15	0.18	0.19	0.19	0.17
Net realized and unrealized gain (loss)	2.37	2.22	(4.89)	0.29	2.39

Total operations	2.52	2.40	(4.70)	0.48	2.56

Distributions
From net investment income	(0.23)	(0.18)	(0.20)	(0.17)	(0.15)
From net realized gains	—	(0.31)	(1.64)	(1.12)	(1.70)

Total distributions	(0.23)	(0.49)	(1.84)	(1.29)	(1.85)

Net asset value
End of year	$13.45	$11.16	$9.25	$15.79	$16.60

Total return(B)	22.99%	26.41%	(32.88%)	2.83%	17.25%
Net assets end of year (000’s)	$218,048	$238,019	$190,306	$336,861	$353,498
Ratio and supplemental data
Expenses to average net assets	0.89%	0.89%	0.88%	0.87%	0.88%
Net investment income, to average net assets	1.21%	1.85%	1.40%	1.10%	1.02%
Portfolio turnover rate	37%	34%	43%	45%	40%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$11.15	$9.22	$15.73	$16.54	$15.83
Investment operations
Net investment income(A)	0.12	0.16	0.14	0.15	0.13
Net realized and unrealized gain (loss)	2.37	2.21	(4.87)	0.28	2.37

Total operations	2.49	2.37	(4.73)	0.43	2.50

Distributions
From net investment income	(0.22)	(0.13)	(0.14)	(0.12)	(0.09)
From net realized gains	—	(0.31)	(1.64)	(1.12)	(1.70)

Total distributions	(0.22)	(0.44)	(1.78)	(1.24)	(1.79)

Net asset value
End of year	$13.42	$11.15	$9.22	$15.73	$16.54

Total return(B)	22.82%	26.12%	(33.08%)	2.53%	16.96%
Net assets end of year (000’s)	$12,579	$669	$161	$435	$516
Ratio and supplemental data
Expenses to average net assets	1.14%	1.14%	1.13%	1.12%	1.13%
Net investment income, to average net assets	1.02%	1.63%	1.08%	0.89%	0.77%
Portfolio turnover rate	37%	34%	43%	45%	40%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica JPMorgan Mid Cap Value VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $6, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.

The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation- Conservative VP	$11,884	5.15%

Transamerica Asset Allocation- Growth VP	29,952	12.99

Transamerica Asset Allocation- Moderate VP	27,665	12.00

Transamerica Asset Allocation- Moderate Growth VP	105,336	45.67

Transamerica BlackRock Tactical Allocation VP	14,532	6.30

Total	$189,369	82.11%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $100 million	0.85%
Over $100 million	0.80%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$80,329
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	131,262
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(3)
Undistributed (accumulated) net realized gain (loss) from investment securities	$3
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$ 30,017	December 31, 2017
$ 554	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$3,695
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	3,720
Long-term Capital Gain	6,400
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$2,719

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(30,571)

Post October Capital Loss Deferral	$(1,498)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$40,223

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica JPMorgan Mid Cap Value VP:
We have audited the accompanying statement of assets and liabilities of Transamerica JPMorgan Mid Cap Value VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica JPMorgan Mid Cap Value VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica JPMorgan Mid Cap Value VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
(unaudited)
MARKET ENVIRONMENT
The first quarter of the reporting period witnessed a continuation of the financial market and macroeconomic rebounds that had begun in early 2009. These recoveries in global activity and asset valuations were generally synchronized around the world, led importantly by emerging Asian economies, but broadening to include most of the global economy to varying degrees. Primary drivers of the recoveries included: an unwinding of the inventory destocking that took place earlier; the production of manufacturing and capital goods; as well as massive fiscal and monetary stimulus.
During most of the remainder of the period, heightened risk surrounding the public-debt profiles of several of the peripheral European countries impaired market sentiment. At the same time, the improving trend in global macroeconomic data began to weaken somewhat. These two dynamics caused many asset prices to retrench significantly, as many questioned the durability of the global recovery.
Towards the end of the period, the U.S. Federal Reserve Board (“Fed”) led markets to believe that further monetary loosening would be forthcoming if macroeconomic activity did not show signs of improvement. The prospects for more easing by the Fed improved market sentiment and drove risk-asset prices markedly higher. However, in a text-book case of “buy the rumor, sell the fact,” the weeks following the early November announcement of further quantitative easing (“QE2”) saw a sell-off in U.S. Treasury bonds. This rise in Treasury yields occurred despite risk-off behavior in equities and credit markets (which would normally result in Treasury yield compression), and appears to have been the result of a few factors: signs of improved U.S. and global economic activity; opposition to QE2 from some quarters; and crowded long positions in U.S. Treasuries. The December agreement on an expansionary U.S. fiscal package also boosted sentiment, leading markets to reach near-term highs in risky asset valuations in to year end.
PERFORMANCE
For the year ended December 31, 2010, Transamerica MFS International Equity VP Initial Class returned 10.50%. By comparison its benchmark, the Morgan Stanley Capital International Europe, Australasia & Far East Index (“MSCI-EAFE”), returned 8.21%.
STRATEGY REVIEW
Stock selection and an overweight position in the retailing sector were the primary drivers of performance relative to the MSCI-EAFE. A key factor in positive relative results within this sector was our decision to overweight strong-performing luxury goods companies LVMH Moët Hennessy Louis Vuitton SA (France), Richemont (Switzerland), and Burberry Group (United Kingdom).
Stock selection and an underweight position in the financial services sector was another positive factor for relative performance as this sector significantly underperformed the benchmark over the reporting period. Shares of Swiss private bank Julius Baer, which turned in strong performance for the period, were among the portfolio’s top relative contributors.
Stock selection in the industrial goods & services sector also boosted relative returns. Within this sector, our overweight positions in French electrical equipment maker Schneider Electric SA and industrial robotics and automation manufacturer Fanuc (Japan) contributed to relative results.
Elsewhere, the portfolio’s greater relative weighting in industrial gas supplier Linde AG (Germany) contributed to relative performance as the stock outperformed the broad market. Holdings of technology consulting firm Infosys Technologies Limited (India), railroad company Canadian National Railway (Canada), and our avoidance of weak-performing integrated oil company BP PLC (United Kingdom), also helped.
Stock selection in the health care sector detracted from relative performance. The portfolio’s overweight positions in pharmaceutical companies Roche Holding AG (Switzerland), Bayer AG (Germany), and Merck KGaA (Germany) were among the portfolio’s top relative detractors.
Elsewhere, our overweight positions in weak-performing oil and gas exploration company INPEX Holdings (Japan), French insurance giant AXA, Japanese optical glass maker HOYA, personal care products company Beiersdorf AG (Germany), and stock exchange Deutsche Boerse (Germany) held back relative performance. The portfolio’s holdings of Hong Kong-headquartered retailer Esprit Holdings Ltd. and French energy and environmental services giant GDF SUEZ also hindered relative returns.
During the reporting period, the portfolio’s currency exposure detracted from relative performance. All of MFS’ investment decisions are driven by the fundamentals of each individual opportunity and as such, it is common for our portfolios to have different currency exposure than the benchmark.
Daniel Ling
Marcus L. Smith
Co-Portfolio Managers
MFS® Investment Management

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	10.50%	4.97%	2.20%	01/02/1997
MSCI-EAFE*	8.21%	2.94%	3.94%

Service Class	10.30%	4.70%	9.85%	05/01/2003

NOTES

*	The Morgan Stanley Capital International Europe, Australasia, & Far East Index (“MSCI-EAFE”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 Years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including fluctuations, political instability and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica MFS International Equity VP
Initial Class	$1,000.00	$1,250.60	$5.90	$1,019.96	$5.30	1.04%
Service Class	1,000.00	1,248.30	7.31	1,018.70	6.56	1.29

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	99.0%
Securities Lending Collateral	8.5
Repurchase Agreement	0.8
Other Assets and Liabilities - Net	(8.3)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.0%
Australia - 0.5%
Westpac Banking Corp.	48,000	$1,090
Austria - 0.6%
Erste Group Bank AG	25,465	1,202
Brazil - 0.7%
Banco Santander Brasil SA ADR	110,370	1,501
Canada - 2.8%
Canadian National Railway Co.	89,450	5,946
China - 0.6%
CNOOC, Ltd.	541,000	1,290
Czech Republic - 0.8%
Komercni Banka AS ‡	7,369	1,744
France - 13.5%
Air Liquide SA	31,794	4,021
AXA SA	49,852	829
Groupe Danone SA	46,701	2,934
Legrand SA	46,293	1,885
LVMH Moet Hennessy Louis Vuitton SA	41,227	6,782
Pernod-Ricard SA	33,104	3,113
Schneider Electric SA	47,830	7,159
Total SA	34,070	1,805
Germany - 11.1%
Bayer AG	49,166	3,644
Beiersdorf AG	55,640	3,087
Deutsche Boerse AG	40,060	2,768
Linde AG	55,810	8,443
Man AG	14,971	1,783
Merck KGaA	26,140	2,093
SAP AG	32,030	1,634
Hong Kong - 2.9%
AIA Group, Ltd. ‡	175,800	494
China Unicom, Ltd.	1,204,000	1,722
Esprit Holdings, Ltd.	363,500	1,726
Li & Fung, Ltd.	360,000	2,105
India - 3.2%
ICICI Bank, Ltd. ADR ^	60,690	3,073
Infosys Technologies, Ltd. ADR ^	49,190	3,743
Japan - 11.6%
AEON Credit Service Co., Ltd. ^	33,000	464
Canon, Inc. ^	72,000	3,699
Denso Corp. ^	50,500	1,736
Fanuc Corp.	16,100	2,461
Hirose Electric Co., Ltd. ^	3,800	427
Hoya Corp.	147,600	3,569
INPEX Corp.	558	3,258
Konica Minolta Holdings, Inc.	101,000	1,044
Lawson, Inc. ^	54,600	2,695
Nomura Holdings, Inc. ^	207,800	1,319
Shin-Etsu Chemical Co., Ltd.	69,800	3,762
Korea, Republic of - 1.5%
Samsung Electronics Co., Ltd.	3,915	3,270
Mexico - 0.3%
America Movil SAB de CV - Series L ADR ^	12,480	716
Netherlands - 8.9%
Akzo Nobel NV	59,970	3,725
Heineken NV	115,160	5,647
ING Groep NV ‡	364,501	3,546
Randstad Holding NV ‡	50,020	2,640
Wolters Kluwer NV	144,920	3,176
Singapore - 1.1%
Keppel Corp., Ltd.	72,000	635
Singapore Telecommunications, Ltd.	704,700	1,675
South Africa - 1.0%
MTN Group, Ltd.	102,790	2,097
Spain - 1.1%
Banco Santander SA	137,364	1,464
Red Electrica Corp. SA ^	16,153	761
Sweden - 0.8%
Svenska Cellulosa AB - Class B	106,600	1,683
Switzerland - 14.9%
Cie Financiere Richemont SA	41,815	2,459
Givaudan SA	2,336	2,522
Julius Baer Group, Ltd.	97,679	4,574
Nestle SA	129,511	7,587
Roche Holding AG	30,887	4,528
Sonova Holding AG	9,588	1,236
Swiss Reinsurance Co., Ltd.	27,290	1,464
Synthes, Inc.	30,312	4,091
UBS AG ‡	181,681	2,983
Taiwan - 1.8%
Taiwan Semiconductor Manufacturing Co.,
Ltd. ADR ^	305,457	3,830
United Kingdom - 19.3%
Barclays PLC	256,235	1,045
BG Group PLC	83,309	1,683
Burberry Group PLC	101,370	1,776
Compass Group PLC	159,000	1,440
Diageo PLC	249,300	4,606
Hays PLC	603,320	1,212
HSBC Holdings PLC	620,006	6,295
Reckitt Benckiser Group PLC	113,410	6,233
Royal Dutch Shell PLC - Class A ^	96,310	3,211
Smiths Group PLC	123,032	2,388
Standard Chartered PLC	132,688	3,570
Tesco PLC	523,650	3,470
William Hill PLC	218,250	581
WPP PLC	256,642	3,159

Total Common Stocks (cost $185,537)		209,028

	Shares	Value
SECURITIES LENDING COLLATERAL - 8.5%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	17,887,329	17,887
Total Securities Lending Collateral (cost $17,887)

	Principal	Value
REPURCHASE AGREEMENT - 0.8%
State Street Bank & Trust Co. 0.01% ▲ , dated 12/31/2010, to be repurchased at $1,742 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $1,779.	$1,742	1,742
Total Repurchase Agreement (cost $1,742)

Total Investment Securities (cost $205,166) #		228,657
Other Assets and Liabilities - Net		(17,486)

Net Assets		$211,171

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Chemicals	9.8%	$22,473
Commercial Banks	9.3	20,984
Beverages	5.8	13,366
Oil, Gas & Consumable Fuels	4.9	11,247
Textiles, Apparel & Luxury Goods	4.8	11,017
Food Products	4.6	10,521
Pharmaceuticals	4.5	10,265
Electrical Equipment	3.9	9,044
Capital Markets	3.9	8,876
Semiconductors & Semiconductor Equipment	3.1	7,100
Media	2.8	6,335
Diversified Financial Services	2.8	6,314
Household Products	2.7	6,233
Food & Staples Retailing	2.7	6,165
Road & Rail	2.6	5,946
Health Care Equipment & Supplies	2.3	5,327
Office Electronics	2.1	4,743
Machinery	1.9	4,244
Electronic Equipment & Instruments	1.7	3,996
Professional Services	1.7	3,852
IT Services	1.7	3,743
Diversified Telecommunication Services	1.5	3,397
Personal Products	1.4	3,087
Industrial Conglomerates	1.3	3,023
Wireless Telecommunication Services	1.2	2,813
Insurance	1.2	2,787
Distributors	0.8	2,105
Hotels, Restaurants & Leisure	0.9	2,021
Auto Components	0.8	1,736
Specialty Retail	0.8	1,726
Paper & Forest Products	0.7	1,683
Software	0.7	1,634
Electric Utilities	0.3	761
Consumer Finance	0.2	464

Investment Securities, at Value	91.4	209,028

Short-Term Investments	8.6	19,629

Total Investments	100.0%	$228,657

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $17,152.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $207,579. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $32,525 and $11,447, respectively. Net unrealized appreciation for tax purposes is $21,078.

DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$8,163	$200,865	$—	$209,028
Repurchase Agreement	—	1,742	—	1,742
Securities Lending Collateral	17,887	—	—	17,887

Total	$26,050	$202,607	$—	$228,657

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $203,424) (including securities loaned of $17,152)	$226,915
Repurchase agreement, at value (cost: $1,742)	1,742
Foreign currency, at value(cost: $38)	38
Receivables:
Investment securities sold	23
Shares sold	33
Securities lending income (net)	7
Dividends	205
Dividend reclaims	493
Prepaid expenses	2

229,458

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	176
Management and advisory fees	160
Distribution and service fees	4
Administration fees	4
Printing and shareholder reports fees	20
Audit and tax fees	8
Other	28
Collateral for securities on loan	17,887

18,287

Net assets	$211,171

Net assets consist of:
Capital stock ($.01 par value)	$302
Additional paid-in capital	219,767
Undistributed (accumulated) net investment income (loss)	2,445
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(34,893)
Net unrealized appreciation (depreciation) on:
Investment securities	23,491
Translation of assets and liabilities denominated in foreign currencies	59

Net assets	$211,171

Net assets by class:
Initial Class	$190,625
Service Class	20,546
Shares outstanding:
Initial Class	27,204
Service Class	2,969
Net asset value and offering price per share:
Initial Class	$7.01
Service Class	6.92
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $494)	$4,516
Securities lending income (net)	158

	4,674

Expenses:
Management and advisory	1,749
Printing and shareholder reports	45
Custody	163
Administration	39
Legal	11
Audit and tax	13
Trustees	7
Transfer agent	2
Registration	—	(A)
Distribution and service:
Service Class	39
Other	4

Total expenses	2,072

Net investment income	2,602

Net realized gain (loss) on transactions from:
Investment securities	(8,118)
Foreign currency transactions	(148)

	(8,266)

Net increase in unrealized appreciation (depreciation) on:
Investment securities	24,072
Translation of assets and liabilities denominated in foreign currencies	18

Change in unrealized appreciation (depreciation)	24,090

Net realized and unrealized gain	15,824

Net increase in net assets resulting from operations	$18,426

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$2,602	$2,697
Net realized gain (loss) from investment securities and foreign currency transactions	(8,266)	(16,162)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	24,090	62,899

Net increase in net assets resulting from operations	18,426	49,434

Distributions to shareholders:
From net investment income:
Initial Class	(2,454)	(4,533)
Service Class	(204)	(210)

Total distributions to shareholders	(2,658)	(4,743)

Capital share transactions:
Proceeds from shares sold:
Initial Class	25,431	16,634
Service Class	11,815	6,625

	37,246	23,259

Dividends and distributions reinvested:
Initial Class	2,454	4,533
Service Class	204	210

	2,658	4,743

Cost of shares redeemed:
Initial Class	(43,075)	(39,070)
Service Class	(6,264)	(3,466)

	(49,339)	(42,536)

Net decrease in net assets from capital shares transactions	(9,435)	(14,534)

Net increase in net assets	6,333	30,157

Net assets:
Beginning of year	204,838	174,681

End of year	$211,171	$204,838

Undistributed net investment income	$2,445	$2,649

Share activity:
Shares issued:
Initial Class	3,982	3,036
Service Class	1,866	1,151

	5,848	4,187

Shares issued-reinvested from distributions:
Initial Class	417	779
Service Class	35	36

	452	815

Shares redeemed:
Initial Class	(6,956)	(7,602)
Service Class	(1,026)	(649)

	(7,982)	(8,251)

Net increase (decrease) in shares outstanding:
Initial Class	(2,557)	(3,787)
Service Class	875	538

	(1,682)	(3,249)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$6.44	$4.98	$8.88	$10.03	$8.75
Investment operations
Net investment income(A)	0.09	0.08	0.15	0.18	0.08
Net realized and unrealized gain (loss)	0.57	1.53	(3.04)	0.63	1.88

Total operations	0.66	1.61	(2.89)	0.81	1.96

Distributions
From net investment income	(0.09)	(0.15)	(0.13)	(0.10)	(0.14)
From net realized gains	—	—	(0.88)	(1.86)	(0.54)

Total distributions	(0.09)	(0.15)	(1.01)	(1.96)	(0.68)

Net asset value
End of year	$7.01	$6.44	$4.98	$8.88	$10.03

Total return(B)	10.50%	32.68%	(35.29%)	9.15%	23.07%
Net assets end of year (000’s)	$190,625	$191,514	$167,025	$327,306	$354,278
Ratio and supplemental data
Expenses to average net assets	1.05%	1.08%	1.05%	1.05%	1.07%
Net investment income, to average net assets	1.36%	1.58%	2.03%	1.77%	0.79%
Portfolio turnover rate	25%	18%	26%	35%	138%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$6.36	$4.92	$8.80	$9.97	$8.70
Investment operations
Net investment income(A)	0.07	0.06	0.12	0.12	0.05
Net realized and unrealized gain (loss)	0.57	1.51	(3.01)	0.66	1.89

Total operations	0.64	1.57	(2.89)	0.78	1.94

Distributions
From net investment income	(0.08)	(0.13)	(0.11)	(0.09)	(0.13)
From net realized gains	—	—	(0.88)	(1.86)	(0.54)

Total distributions	(0.08)	(0.13)	(0.99)	(1.95)	(0.67)

Net asset value
End of year	$6.92	$6.36	$4.92	$8.80	$9.97

Total return(B)	10.30%	32.24%	(35.54%)	8.87%	22.92%
Net assets end of year (000’s)	$20,546	$13,324	$7,656	$14,658	$8,120
Ratio and supplemental data
Expenses to average net assets	1.30%	1.33%	1.30%	1.30%	1.32%
Net investment income, to average net assets	1.06%	1.17%	1.76%	1.27%	0.55%
Portfolio turnover rate	25%	18%	26%	35%	138%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica MFS International Equity VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADR”), financial futures, Exchange Traded Funds (“ETF”), and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica BlackRock Tactical
Allocation VP	$7,038	3.34%
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets at the following breakpoints:

First $250 million	0.90%
Over $250 million up to $500 million	0.875%
Over $500 million up to $1 billion	0.85%
Over $1 billion	0.80%

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding distribution and service fees and certain extraordinary expenses, exceed the following stated annual limit:
1.125% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of average net assets. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the period ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$47,505
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	58,492
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(148)
Undistributed (accumulated) net realized gain (loss) from investment securities	$148
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$5,238	December 31, 2016

$18,611	December 31, 2017

$6,253	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$2,658
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	4,743
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$2,445

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(30,102)

Post October Capital Loss Deferral	$(2,378)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$21,137

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica MFS International Equity VP:
We have audited the accompanying statement of assets and liabilities of Transamerica MFS International Equity VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica MFS International Equity VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica MFS International Equity VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Money Market VP
Initial Class	$1,000.00	$1,000.00	$1.26	$1,023.95	$1.28	0.25%
Service Class	1,000.00	1,000.00	1.26	1,023.95	1.28	0.25

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Commercial Paper	47 .4%
Asset-Backed Commercial Paper	21 .6
Repurchase Agreements	15 .8
Short-Term U.S. Government Obligations	9 .9
Short-Term Foreign Government Obligations	4 .8
Other Assets and Liabilities - Net	0 .5

Total	100 .0%

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

	Principal	Value
COMMERCIAL PAPER - 47.4%
Beverages - 0.6%
Coca-Cola Co.
0.20%, 01/06/2011 - 144A	$3,600	$3,600
Capital Markets - 4.5%
State Street Corp.
0.25%, 02/01/2011	18,500	18,496
0.33%, 02/22/2011	10,200	10,196
Commercial Banks - 17.2%
Barclays U.S. Funding Corp.
0.24%, 02/25/2011	12,500	12,495
0.28%, 03/28/2011	5,200	5,197
Canadian Imperial Holdings, Inc.
0.25%, 01/11/2011	6,000	6,000
0.31%, 01/18/2011	14,000	13,998
0.35%, 03/08/2011	11,300	11,295
Royal Bank of Scotland PLC
0.28%, 01/07/2011 - 01/12/2011	33,300	33,297
Toronto-Dominion Holdings USA, Inc.
0.23%, 01/04/2011 - 01/13/2011 -144A	16,500	16,500
0.24%, 02/24/2011 - 144A	4,100	4,099
0.26%, 03/11/2011 - 144A	7,500	7,496
Consumer Finance - 4.8%
Toyota Motor Credit Corp.
0.25%, 03/04/2011	5,200	5,198
0.26%, 03/09/2011	6,800	6,796
0.27%, 02/03/2011	6,000	5,999
0.28%, 02/17/2011	8,800	8,797
0.30%, 01/26/2011	4,000	3,999
Diversified Financial Services - 18.9%
American Honda Finance Corp.
0.33%, 02/23/2011	5,500	5,498
0.36%, 03/17/2011 - 03/18/2011	24,200	24,188
Caterpillar Financial Services Corp.
0.29%, 01/05/2011	3,500	3,500
General Electric Capital Corp.
0.20%, 02/14/2011	10,350	10,347
PACCAR Financial Corp.
0.23%, 01/04/2011 - 01/19/2011	7,770	7,769
0.34%, 02/17/2011	12,000	11,996
Rabobank USA Financial Corp.
0.24%, 02/23/2011	5,000	4,998
0.25%, 03/04/2011	14,400	14,394
0.27%, 02/08/2011	9,600	9,597
UBS Finance Delaware LLC
0.27%, 03/03/2011	4,800	4,798
0.29%, 01/05/2011	4,700	4,700
0.32%, 03/01/2011	8,000	7,997
Wal-Mart Funding Corp.
0.30%, 01/11/2011 - 144A	11,800	11,799
Household Products - 1.4%
Proctor & Gamble Co.
0.20%, 02/18/2011 - 144A	8,900	8,898

Total Commercial Paper (cost $303,937)		303,937

ASSET-BACKED COMMERCIAL PAPER - 21.6%
Diversified Financial Services - 21.6%
Alpine Securitization Corp.
0.31%, 01/14/2011	8,000	7,999
0.32%, 02/07/2011 - 02/09/2011	15,000	14,996
0.33%, 02/11/2011	8,400	8,398
CAFCO LLC
0.28%, 01/21/2011 - 01/24/2011 -144A	12,500	12,498
0.29%, 01/25/2011 - 144A	10,800	10,797
0.30%, 02/10/2011	8,300	8,298
Old Line Funding LLC
0.26%, 01/21/2011 - 144A	10,000	9,999
0.26%, 01/20/2011	9,500	9,499
0.28%, 01/31/2011	5,400	5,399
0.30%, 03/18/2011	6,000	5,997
Sheffield Receivables Corp.
0.26%, 01/19/2011 - 144A	3,100	3,100
0.27%, 01/27/2011 - 144A	10,000	9,998
Straight-A Funding LLC
0.25%, 01/11/2011 - 144A	11,300	11,298
0.26%, 02/04/2011 - 144A	10,600	10,597
0.30%, 03/02/2011 - 144A	9,500	9,496

Total Asset-Backed Commercial Paper (cost $138,369)		138,369

SHORT-TERM FOREIGN GOVERNMENT OBLIGATIONS - 4.8%
Province of Quebec Canada
0.19%, 01/13/2011 - 144A	9,200	9,199
0.26%, 03/08/2011 - 144A	17,000	16,993
0.27%, 03/18/2011 - 144A	4,600	4,598

Total Short-Term Foreign Government Obligations (cost $30,790)		30,790

SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 9.9%
Fannie Mae
0.08%, 02/02/2011	13,500	13,498
0.11%, 01/18/2011 - 02/16/2011	17,310	17,309
Freddie Mac
0.05%, 01/10/2011	4,000	4,000
0.07%, 01/21/2011	8,500	8,499
0.09%, 01/25/2011 - 02/24/2011	7,100	7,099
0.12%, 01/03/2011	13,100	13,100

Total Short-Term U.S. Government Obligations (cost $63,505)		63,505

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENTS - 15.8%
Bank of America 0.20% ▲ , dated 12/31/2010, to be repurchased at $101,002 on 01/03/2011. Collateralized by U.S. Government Agency Obligations, 4.00% - 4.50%, due 10/01/2040 - 12/01/2040, with a total value of $103,020.	$101,000	$101,000
State Street Bank & Trust Co. 0.01% ▲ , dated 12/31/2010, to be repurchased at $208 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, with a value of $213.	208	208

Total Repurchase Agreements (cost $101,208)		101,208

Total Investment Securities (cost $637,809) #		637,809
Other Assets and Liabilities - Net		3,041

Net Assets		$640,850

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $637,809.

DEFINITION:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $160,965, or 25.12%, of the fund’s net assets.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Commercial Paper	$—	$138,369	$—	$138,369
Commercial Paper	—	303,937	—	303,937
Repurchase Agreements	—	101,208	—	101,208
Short-Term Foreign Government Obligations	—	30,790	—	30,790
Short-Term U.S. Government Obligations	—	63,505	—	63,505

Total	$—	$637,809	$—	$637,809

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $536,601)	$536,601
Repurchase agreement, at value (cost: $101,208)	101,208
Receivables:
Shares sold	3,892
Interest	1
Prepaid expenses	7

641,709

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	677
Management and advisory fees	127
Transfer agent fees	1
Administration fees	11
Printing and shareholder reports fees	18
Audit and tax fees	4
Other	21

859

Net assets	$640,850

Net assets consist of:
Capital stock ($.01 par value)	$6,408
Additional paid-in capital	634,442

Net assets	$640,850

Net assets by class:
Initial Class	$393,768
Service Class	247,082
Shares outstanding:
Initial Class	393,768
Service Class	247,082
Net asset value and offering price per share:
Initial Class	$1.00
Service Class	1.00
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Interest income	$1,664

Expenses:
Management and advisory	2,497
Printing and shareholder reports	44
Custody	79
Administration	143
Legal	46
Audit and tax	10
Trustees	26
Transfer agent	7
Registration	—	(A)
Distribution and service:
Service Class	649
Other	15

Total expenses	3,516

Less Fund expense waiver/reimbursement	(1,239)
Less Class expense waiver/reimbursement:
Service Class	(649)

Net expenses	1,628

Net investment income	36

Net increase in net assets resulting from operations	$36

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$36	$1,089

Net increase in net assets resulting from operations	36	1,089

Distributions to shareholders:
From net investment income:
Initial Class	(23)	(983)
Service Class	(13)	(106)

Total distributions to shareholders	(36)	(1,089)

Capital share transactions:
Proceeds from shares sold:
Initial Class	216,980	148,226
Service Class	252,051	210,430

	469,031	358,656

Dividends and distributions reinvested:
Initial Class	23	983
Service Class	13	106

	36	1,089

Cost of shares redeemed:
Initial Class	(316,766)	(462,307)
Service Class	(255,742)	(257,540)

	(572,508)	(719,847)

Net decrease in net assets from capital shares transactions	(103,441)	(360,102)

Net decrease in net assets	(103,441)	(360,102)

Net assets:
Beginning of year	744,291	1,104,393

End of year	$640,850	$744,291

Undistributed net investment income	$—	$—

Share activity:
Shares issued:
Initial Class	216,980	148,226
Service Class	252,051	210,430

	469,031	358,656

Shares issued-reinvested from distributions:
Initial Class	23	983
Service Class	13	106

	36	1,089

Shares redeemed:
Initial Class	(316,766)	(462,307)
Service Class	(255,742)	(257,540)

	(572,508)	(719,847)

Net increase (decrease) in shares outstanding:
Initial Class	(99,763)	(313,098)
Service Class	(3,678)	(47,004)

	(103,441)	(360,102)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006
Net asset value
Beginning of year	$1.00		$1.00		$1.00	$1.00	$1.00
Investment operations
Net investment income(A)	—	(B)	—	(B)	0.02	0.05	0.05

Total operations	—	(B)	—	(B)	0.02	0.05	0.05

Distributions
From net investment income	—	(B)	—	(B)	(0.02)	(0.05)	(0.05)

Total distributions	—	(B)	—	(B)	(0.02)	(0.05)	(0.05)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00

Total return(C)	—	%(D)	0.13%		2.37%	4.91%	4.74%
Net assets end of year (000’s)	$393,768		$493,531		$806,629	$495,893	$454,784
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.23	%(E)	0.36	%(E),(F)	0.41%	0.40%	0.40%
Before reimbursement/fee waiver	0.40%		0.43	%(F)	0.41%	0.40%	0.40%
Net investment income, to average net assets	0.01%		0.15%		2.31%	4.88%	4.69%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006
Net asset value
Beginning of year	$1.00		$1.00		$1.00	$1.00	$1.00
Investment operations
Net investment income(A)	—	(B)	—	(B)	0.02	0.05	0.04

Total operations	—	(B)	—	(B)	0.02	0.05	0.04

Distributions
From net investment income	—	(B)	—	(B)	(0.02)	(0.05)	(0.04)

Total distributions	—	(B)	—	(B)	(0.02)	(0.05)	(0.04)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00

Total return(C)	—	%(D)	0.04%		2.28%	4.65%	4.48%
Net assets end of year (000’s)	$247,082		$250,760		$297,764	$94,703	$43,663
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.23	%(E)	0.46	%(E),(F)	0.66%	0.65%	0.65%
Before reimbursement/fee waiver	0.65%		0.68	% (F)	0.66%	0.65%	0.65%
Net investment income, to average net assets	0.01%		0.04%		1.95%	4.62%	4.47%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Rounds to less than (0.01%) or 0.01%.

(E)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

(F)	Ratios are inclusive of Treasury expense. The impact of this expense was 0.03% on the Initial Class and 0.02% on the Service Class.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Money Market VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Dividends to shareholders are declared daily and reinvested monthly.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Values	Assets
Transamerica Asset Allocation-Conservative VP	$1,573	0.25%
Transamerica Asset Allocation-Growth VP	586	0.09
Transamerica Asset Allocation-Moderate VP	4,239	0.66
Transamerica Asset Allocation-Moderate Growth VP	6,176	0.96

Total	$12,574	1.96%

Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.35% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.57% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived advisory fees.
During the year ended December 31, 2010, there were no amounts reimbursed or recaptured by the adviser.
TAM or any of its affiliates waive fees or reimburse expenses of one or more classes of Transamerica Money Market VP in order to avoid a negative yield. At any point within the succeeding 36 months in which the Transamerica Money Market VP, or any classes thereof, achieves a positive yield, the expenses previously waived or reimbursed pursuant to this paragraph may be reimbursed to TAM, to the extent that such reimbursement does not cause classes of Transamerica Money Market VP to experience a negative yield. Waived expenses related to the maintenance of the yield are included in the Statement of Operations, within the class expense reimbursed. As of year ended December 31, 2010 and year ended December 31, 2009, the amounts waived were as follows:

		2010 Amount Waived		2009 Amount Waived
Fund/Class	2010 Amount Waived ($)	(Basis Points)	2009 Amount Waived ($)	(Basis Points)

Fund	$1,239	17	$599	6
Initial	—	—	56	1

Service	649	25	433	16

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for net operating losses and capital losses.
     The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$1	December 31, 2013

$1	December 31, 2014

$ ♦	December 31, 2015

$2	December 31, 2017

♦	Amount rounds to less than $1

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$36
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	1,089
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$4

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(4)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$—

Other Temporary Differences	$—

NOTE 5. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has proposed changes to Transamerica Money Market VP. The Fund would change its name to Transamerica AEGON Money Market VP and sub-adviser from Transamerica Investment Management, LLC to AEGON USA Investment Management, LLC (“AUIM”), an affiliate of TAM. These changes are expected to occur on or about March 31, 2011, but may occur sooner. Shareholder approval of the sub-advisory agreement with AUIM must be obtained, and the Board has authorized seeking such approval.

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Money Market VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Money Market VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Money Market VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Money Market VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
(unaudited)
MARKET ENVIRONMENT
For the year ended December 31, 2010, international equities were up nearly 8%, as measured by the Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”). The emerging markets (up 19%) and Asia ex-Japan (up 17%) led performance, followed by the U.S. and Japan (each up 15%). Europe lagged, with a gain of 4%. On a sector basis within the MSCI-EAFE, industrials (up 21%) and materials (up 18%) were among the top performers, boosted by the rise in commodity prices during the year. The economically sensitive consumer discretionary (up 20%) and technology (up 15%) sectors also advanced strongly. Financials and utilities declined during the period, down 2% and 5%, respectively. The yen had the strongest move against the U.S. dollar, up 15%, while the British pound and euro fell 3% and 7%, respectively.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Morgan Stanley Active International Allocation VP Initial Class returned 8.48%. By comparison its benchmark, the MSCI-EAFE, returned 8.21%. (Prior to May 1, 2010, this fund was named Transamerica Van Kampen Active International Allocation VP).
STRATEGY REVIEW
For the year, emerging markets and cyclical sectors — primarily materials and energy — contributed to performance. However, an allocation to Japan detracted as did the underweights to the United Kingdom (“UK”) and consumer discretionary. The underweight to Europe was positive and within Europe, the Portfolio was overweight Germany and underweight peripheral countries such as Ireland, Italy, Portugal, Greece and Spain.
We continue to keep our cyclical tilt; but we have reduced weightings in China and the emerging markets in general, and are looking again at raising our weighting in Japan relative to Europe. We think that the increase in Chinese inflation is broader than just food and oil. Rising costs of Chinese house prices, wages, capital, the renminbi, and inputs will weigh on Chinese corporate margins, but the country’s monetary authorities will need to keep gently tightening. For one, the People’s Bank of China needs to avoid letting inflation get ahead of them; and two, while trade protectionism has been largely avoided, we think the U.S.’s patience is running thin and currency appreciation will continue. Our recent portfolio move is only tactical, however. The growth rate of the emerging markets is at least double that of the Organization for Economic Cooperation and Development (“OECD”) countries, while the market capitalization of China and the other emerging markets is only 25% of global gross domestic product (“GDP”). It appears that pension plans around the world are looking to increase their allocations to emerging market equities and debt, so unless there is a double-dip recession or another financial crisis, emerging market pullbacks are likely to be buying opportunities, in our opinion.
Our interest in Japanese equities is based on their historically positive correlation with a pick-up in the U.S. manufacturing sector (as measured by the purchasing managers index, or PMI). This pattern failed to materialize earlier in 2009 and 2010, but we think that as U.S. and Chinese PMIs reaccelerate, Japanese large-capitalization, export-oriented companies may outperform (especially if the yen weakens). The relative cheapness of Japanese equities adds to this case, but the Japanese domestic economy is on the brink of a recession and the yen could remain strong due to continued domestic deflation and policy neglect. Japanese equities had an uptick in November of 2010 when the Bank of Japan (“BOJ”) intervened to weaken the yen, but since then the BOJ and Japanese leadership in general have been missing in action. We have cautiously added to our position in Japan with an emphasis on the exporters.
We continue to hold an overweight position in Germany, though we worry about German unlisted banks and the potential impact of the ongoing eurozone sovereign debt crisis on German growth. We like the strengthening German domestic story (rising retail spending, very low unemployment, and rising export earnings) and Germany’s reasonably priced exposure to global industrials. In our view, a weaker euro is likely to benefit German exports (offsetting some of Germany’s eurozone bailout costs) and may lead to a bit of domestic asset inflation and wage growth.
Ann D. Thivierge
Portfolio Manager
Morgan Stanley Investment Management Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	8.48%	3.59%	2.95%	04/08/1991
MSCI-EAFE*	8.21%	2.94%	3.94%

Service Class	8.20%	3.31%	9.90%	05/01/2003

NOTES

*	The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including fluctuations, political instability and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Morgan Stanley Active International Alloc. VP
Initial Class	$1,000.00	$1,250.10	$6.07	$1,019.81	$5.45	1.07%
Service Class	1,000.00	1,249.00	7.48	1,018.55	6.72	1.32

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

	% of Net
Asset Type	Assets

Common Stocks	87.0%
Repurchase Agreement	9.2
Securities Lending Collateral	7.5
Preferred Stocks	1.0
Right	0.0	(A)
Warrants	0.0	(A)
Convertible Preferred Stock	0.0	(A)
Other Assets and Liabilities - Net(B)	(4.7)

Total	100.0%

(A)	Amount rounds to less than 0.1%.

(B)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

CONVERTIBLE PREFERRED STOCK — 0.0% ∞
Mexico - 0.0% ∞
Cemex SAB de CV CPO ‡	56,160	$60
Total Convertible Preferred Stock (cost $61)

PREFERRED STOCKS - 1.0%
Brazil - 0.7%
Banco Bradesco SA, 2.66% ▲	9,060	178
Bradespar SA, 2.1 8% ▲	523	14
Centrais Eletricas Brasileiras SA 6.83%▲	4,022	65
Cia Energetica de Minas Gerais, 9.57% ▲	2,805	45
Gerdau SA, 1.59% ▲	2,381	32
Investimentos Itau SA, 3.00% ▲	9,956	79
Itau Unibanco Holding SA, 2.52% ▲	8,023	193
Metalurgica Gerdau SA — Class A, 1.98%▲	653	11
Petroleo Brasileiro SA, 3.65% ▲	12,186	200
Tele Norte Leste Participacoes SA, 12.10% ▲	2,101	31
Usinas Siderurgicas de Minas Gerais SA 2.47%▲	2,398	28
Vale SA — Class A, 1.90% ▲ ‡	2,824	82
Germany - 0.3%
Henkel AG & Co., KGaA, 1.13 ▲	526	33
Porsche AG, 0.21% ▲	1,667	133
RWE AG, 7.25% ▲	172	11
Volkswagen AG, 1.26% ▲	1,229	200
Korea, Republic of - 0.0% ∞
Samsung Electronics Co., Ltd., 0.76% ▲	34	19

Total Preferred Stocks (cost $1,056)		1,354

COMMON STOCKS - 87.0%
Australia - 6.3%
AGL Energy, Ltd.	3,114	49
Alumina, Ltd.	32,660	83
Amcor, Ltd.	16,410	113
AMP, Ltd. ^	7,734	42
Australia & New Zealand Banking Group, Ltd.	41,158	984
BHP Billiton, Ltd.	68,551	3,173
BlueScope Steel, Ltd. ‡	19,315	44
Boral, Ltd. ^	11,400	56
Brambles, Ltd.	6,167	45
Caltex Australia, Ltd.	2,753	40
Coca-Cola Amatil, Ltd.	3,529	39
Commonwealth Bank of Australia	1,663	86
CSL, Ltd.	1,321	49
CSR, Ltd. ^	14,965	26
DuluxGroup, Ltd.	7,223	20
Fortescue Metals Group, Ltd. ‡	27,691	185
Foster’s Group, Ltd.	12,709	74
Incitec Pivot, Ltd.	34,555	140
Insurance Australia Group, Ltd.	10,893	43
Leighton Holdings, Ltd. ^	1,102	35
Lend Lease Corp., Ltd.	3,138	28
Macquarie Group, Ltd.	1,131	43
National Australia Bank, Ltd.	2,268	55
Newcrest Mining, Ltd.	29,482	1,219
OneSteel, Ltd.	17,326	46
Orica, Ltd.	7,223	184
Origin Energy, Ltd.	4,774	81
OZ Minerals, Ltd.	60,415	106
QBE Insurance Group, Ltd.	3,875	72
Rio Tinto, Ltd.	5,771	504
Santos, Ltd.	3,293	44
Sims Metal Management, Ltd.	3,311	73
Sonic Healthcare, Ltd.	875	10
Stockland REIT	413	2
Suncorp-Metway, Ltd. ‡	3,833	34
Tabcorp Holdings, Ltd.	2,490	18
Telstra Corp., Ltd.	13,369	38
Transurban Group ‡^	5,045	26
Wesfarmers, Ltd.	2,720	89
Wesfarmers, Ltd. — PPS	948	31
Westpac Banking Corp.	2,351	53
Woodside Petroleum, Ltd.	3,306	145
Woolworths, Ltd.	6,436	178
Austria - 0.6%
Erste Group Bank AG	3,143	149
OMV AG	1,922	80
Raiffeisen Bank International AG ^	477	26
Telekom Austria AG	12,814	181
Verbund AG	2,098	78
Vienna Insurance Group AG	1,265	66
Voestalpine AG	4,549	217
Belgium - 0.5%
Ageas	5,820	13
Anheuser-Busch InBev NV	5,425	311
Anheuser-Busch InBev NV — STRIP VVPR ‡	2,616	♦
Belgacom SA	1,345	45
Cie Nationale a Portefeuille	409	20
Delhaize Group SA	752	56
Solvay SA — Class A	687	73
UCB SA ^	1,180	40
Umicore	1,461	76
Bermuda - 0.3%
NWS Holdings, Ltd.	385	1
SeaDrill, Ltd. ^	11,188	381
Shangri-La Asia, Ltd.	1,125	3
Yue Yuen Industrial Holdings	8,000	29
Brazil - 0.7%
All America Latina Logistica SA	10,200	92
Banco do Brasil SA	9,000	170
BM&FBOVESPA SA	5,700	45
Cia Siderurgica Nacional SA	4,200	68
Embraer SA	1,500	11
Perdigao SA ‡	14,640	242
Petroleo Brasileiro SA	8,700	160
Redecard SA	1,600	20
Vale SA ‡	1,900	63
Canada - 0.0% ∞
Etrion Corp. ‡	705	♦
China - 0.2%
BOC Hong Kong Holdings, Ltd.	55,500	190
MTR Corp.	18,375	67
Denmark - 0.8%
A.P. Moller Maersk A/S — Series B	22	199
DSV A/S	3,219	71
Novo Nordisk A/S — Class B	5,003	564
Novozymes A/S	636	89
Vestas Wind Systems A/S ‡^	2,785	88
Egypt - 0.2%
Commercial International Bank Egypt SAE	10,300	84
Egyptian Co., for Mobile Services	659	19
Egyptian Financial Group-Hermes Holding	4,388	25
Elswedy Electric Co. ‡	1,300	12
Ezz Steel ‡	4,498	15
Orascom Construction Industries	1,727	86
Orascom Telecom Holding SAE ‡	54,841	40
Talaat Moustafa Group ‡	10,769	16
Telecom Egypt	6,675	21

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Finland -1.2%
Fortum OYJ	4,750	$143
Kesko OYJ — Class B	3,370	157
Kone OYJ — Class B	1,844	102
Metso OYJ	5,069	284
Neste Oil OYJ ^	1,357	22
Nokia OYJ	45,288	470
Outokumpu OYJ ^	1,833	34
Rautaruukki OYJ	1,205	28
Sampo OYJ — Class A	3,774	101
Stora Enso OYJ — Class R	7,954	82
UPM-Kymmene OYJ	6,924	123
Wartsila OYJ	727	55
France - 6.2%
Accor SA	1,359	60
Air Liquide SA	2,005	254
Alcatel-Lucent ‡	14,558	42
Alstom SA	5,792	277
ATOS Origin SA ‡	183	10
AXA SA	14,155	235
BNP Paribas	10,363	659
Bouygues SA	5,810	250
Capital Gemini SA	956	44
Carrefour SA	4,799	198
Casino Guichard Perrachon SA	647	63
Cie de St-Gobain	1,440	74
Cie Generale de Geophysique-Veritas ‡	1,825	56
Cie Generale des Etablissements Michelin - Class B	2,032	146
Cie Generale D’optique Essilor International SA	1,217	78
CNP Assurances	2,128	38
Credit Agricole SA	5,532	70
Dassault Systemes SA	407	31
Edenred ‡	1,359	32
EDF SA	842	35
Eurazeo NPV	176	13
Fonciere Des Regions REIT	293	28
France Telecom SA	9,730	203
GDF Suez	6,167	221
Gecina SA REIT	236	26
Groupe Danone SA	4,091	257
Hermes International ^	468	98
ICADE REIT	200	20
Imerys SA	422	28
Klepierre REIT	1,090	39
Lafarge SA	2,611	164
Lagardere SCA	1,281	53
L’Oreal SA	429	48
LVMH Moet Hennessy Louis Vuitton SA	1,647	271
Neopost SA ^	382	33
Pernod-Ricard SA	558	52
Peugeot SA ‡	2,234	85
PPR SA	772	123
Publicis Groupe SA	938	49
Puma AG	92	30
Renault SA ‡	1,927	112
Safran SA	910	32
Sanofi-Aventis SA	6,772	433
Schneider Electric SA	2,926	438
SCOR SE	1,638	42
Societe BIC SA	377	33
Societe Generale	6,039	325
Societe Television Francaise 1	2,263	39
Sodexo	778	54
Technip SA	1,922	177
Thales SA	802	28
Total SA	23,623	1,253
Unibail-Rodamco REIT	1,342	266
Vallourec SA	545	57
Veolia Environnement SA	2,669	78
Vinci SA	4,865	265
Vivendi SA	6,724	181
Germany - 6.2%
Adidas AG	1,467	95
Allianz SE	2,686	319
BASF SE	4,324	345
Bayer AG	10,194	756
Bayerische Motoren Werke AG	7,095	559
Beiersdorf AG	432	24
Celesio AG	1,188	30
Commerzbank AG ‡	6,029	44
Daimler AG ‡	9,960	674
Deutsche Bank AG	4,300	225
Deutsche Boerse AG	735	51
Deutsche Lufthansa AG ‡	1,798	39
Deutsche Post AG	4,925	84
Deutsche Postbank AG ‡^	419	12
Deutsche Telekom AG	13,339	172
E.ON AG	13,686	418
Fresenius Medical Care AG & Co., KGaA	2,599	149
GEA Group AG	950	27
Hochtief AG	1,579	134
K & S AG	3,368	254
Linde AG	589	89
Man AG	686	82
Merck KGaA	318	25
Metro AG	2,351	170
Muenchener Rueckversicherungs AG	1,235	187
RWE AG	2,111	141
SAP AG	10,748	548
Siemens AG	18,077	2,239
ThyssenKrupp AG	1,821	76
TUI AG ‡	1,642	23
Volkswagen AG ^	2,142	304
Hong Kong - 2.3%
Bank of East Asia, Ltd.	29,492	125
Cathay Pacific Airways, Ltd.	12,000	33
Cheung Kong Holdings, Ltd.	22,000	338
Cheung Kong Infrastructure Holdings, Ltd.	7,000	32
CLP Holdings, Ltd.	20,003	163
Esprit Holdings, Ltd.	17,847	85
Hang Lung Properties, Ltd.	32,000	149
Hang Seng Bank, Ltd.	11,100	182
Henderson Land Development Co., Ltd.	10,209	70
Hong Kong & China Gas Co., Ltd.	58,928	140
Hong Kong Exchanges & Clearing, Ltd.	11,200	254
HongKong Electric Holdings, Ltd.	16,500	104
Hopewell Holdings, Ltd.	11,000	35
Hutchison Whampoa, Ltd.	22,920	236
Hysan Development Co., Ltd.	19,485	92
Kerry Properties, Ltd.	6,091	32
Li & Fung, Ltd.	13,614	80
Link REIT/ The	30,870	96
New World Development, Ltd.	40,418	76
Noble Group, Ltd. ^	24,545	42
Sino Land Co., Ltd.	10,483	20
Sun Hung Kai Properties, Ltd.	22,158	366
Swire Pacific, Ltd. — Series A	11,000	180
Wharf Holdings, Ltd.	22,016	169
Indonesia - 0.5%
Astra Agro Lestari PT	4,000	12

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Indonesia (continued)
Astra International PT	20,500	$124
Bank Central Asia PT	117,500	83
Bank Mandiri	66,000	47
Bank Rakyat Indonesia Persero PT	56,000	65
Bumi Resources PT	166,500	56
Indosat PT	15,000	9
International Nickel Indonesia PT	23,000	12
Lippo Karawaci PT	182,500	14
Perusahaan Gas Negara PT	95,000	47
Semen Gresik Persero PT	14,000	15
Tambang Batubara Bukit Asam PT	8,000	20
Telekomunikasi Indonesia PT	96,500	85
Unilever Indonesia PT	18,000	33
United Tractors PT	15,000	40
Isle of Man -0.1%
Genting Singapore PLC ‡	82,000	140
Italy -1.0%
Assicurazioni Generali SpA	11,540	220
Bank Pekao SA	1,467	89
Enel SpA	3,515	18
ENI SpA	34,327	751
Fiat SpA	1,126	23
Mediobanca SpA ^	715	6
Saipem SpA	3,294	163
Telecom Italia SpA	10,423	14
Japan - 18.8%
77 Bank Ltd. ^	5,000	26
Advantest Corp. ^	2,800	63
AEON Co., Ltd. ^	5,700	71
AEON Mall Co., Ltd.	1,200	32
Aisin Seiki Co., Ltd.	2,000	70
Ajinomoto Co., Inc.	7,000	74
Amada Co., Ltd.	5,000	41
Asahi Breweries, Ltd. ^	6,700	129
Asahi Glass Co., Ltd. ^	13,000	151
Asahi Kasei Corp.	14,000	91
Astellas Pharma, Inc. ^	4,100	156
Bank of Kyoto, Ltd.	3,000	28
Bank of Yokohama, Ltd.	15,000	77
Benesse Holdings, Inc.	400	18
Bridgestone Corp. ^	12,800	246
Canon, Inc. ^	15,150	777
Casio Computer Co., Ltd. ^	5,400	43
Central Japan Railway Co. ^	16	134
Chiba Bank, Ltd.	7,000	45
Chubu Electric Power Co., Inc. ^	2,400	59
Chugai Pharmaceutical Co., Ltd. ^	2,702	49
Chuo Mitsui Trust Holdings, Inc.	21,000	87
Citizen Holdings Co., Ltd.	5,000	34
Credit Saison Co., Ltd.	1,600	26
DAI Nippon Printing Co., Ltd.	4,000	54
Daicel Chemical Industries, Ltd. ^	2,000	15
Daiichi Sankyo Co., Ltd. ^	10,456	228
Daikin Industries, Ltd.	4,000	141
Daito Trust Construction Co., Ltd.	1,100	75
Daiwa House Industry Co., Ltd.	7,000	86
Daiwa Securities Group, Inc. ^	20,000	103
Denki Kagaku Kogyo KK	6,000	28
Denso Corp. ^	11,000	379
DOWA Holdings Co., Ltd.	7,000	46
East Japan Railway Co.	3,600	233
Eisai Co., Ltd. ^	2,100	76
FamilyMart Co., Ltd.	900	34
Fanuc Corp.	3,100	473
Fast Retailing Co., Ltd.	1,600	254
Fujifilm Holdings Corp.	8,700	314
Fujitsu, Ltd.	34,000	235
Fukuoka Financial Group, Inc.	9,000	39
Furukawa Electric Co., Ltd. ^	10,000	45
Hirose Electric Co., Ltd.	500	56
Hitachi Construction Machinery Co., Ltd. ^	2,000	48
Hitachi, Ltd.	36,000	191
Hokuhoku Financial Group, Inc.	15,000	30
Honda Motor Co., Ltd. ^	17,400	687
Hoya Corp.	4,400	106
Ibiden Co., Ltd. ^	2,600	82
IHI Corp. ^	16,000	36
INPEX Corp.	19	111
Isetan Mitsukoshi Holdings, Ltd. ^	3,360	39
ITOCHU Corp.	16,400	165
ITOCHU Techno-Solutions Corp. ^	600	22
J. Front Retailing Co., Ltd.	5,000	27
Japan Real Estate Investment Corp. REIT	7	73
Japan Retail Fund Investment Corp. REIT	23	44
Japan Tobacco, Inc. ^	82	303
JFE Holdings, Inc.	3,700	128
JGC Corp.	9,000	196
Joyo Bank, Ltd.	9,000	39
JS Group Corp.	2,800	61
JSR Corp.	2,000	37
JX Holdings, Inc.	25,700	173
Kajima Corp.	16,000	42
Kaneka Corp.	3,000	21
Kansai Electric Power Co., Inc.	4,400	108
KAO Corp.	6,100	163
Kawasaki Heavy Industries, Ltd. ^	16,000	54
Kawasaki Kisen Kaisha, Ltd. ^	28,000	122
Keikyu Corp. ^	3,000	26
KEIO Corp.	2,000	14
Keyence Corp. ^	920	265
Kikkoman Corp. ^	2,000	22
Kintetsu Corp. ^	17,000	53
Kirin Holdings Co., Ltd. ^	15,000	210
Kobe Steel, Ltd.	27,000	68
Komatsu, Ltd.	17,100	514
Konami Corp. ^	1,900	40
Konica Minolta Holdings, Inc.	7,500	78
Kubota Corp. ^	25,000	236
Kuraray Co., Ltd.	4,000	57
Kurita Water Industries, Ltd.	900	28
Kyocera Corp.	2,900	295
Kyowa Hakko Kirin Co., Ltd. ^	3,011	31
Kyushu Electric Power Co., Inc.	1,400	31
Lawson, Inc.	600	30
Mabuchi Motor Co., Ltd. ^	300	15
Makita Corp.	900	37
Marubeni Corp.	31,000	217
Marui Group Co., Ltd.	5,400	44
Matsui Securities Co., Ltd. ^	3,900	28
Minebea Co., Ltd.	7,000	44
Mitsubishi Chemical Holdings Corp.	16,500	111
Mitsubishi Corp.	20,600	555
Mitsubishi Electric Corp.	35,000	366
Mitsubishi Estate Co., Ltd.	16,000	295
Mitsubishi Heavy Industries, Ltd. ^	36,000	135
Mitsubishi Materials Corp. ‡ ^	20,000	64
Mitsubishi UFJ Financial Group, Inc.	63,208	342
Mitsui & Co., Ltd.	16,700	275
Mitsui Chemicals, Inc.	7,000	25
Mitsui Fudosan Co., Ltd.	11,000	219
Mitsui Mining & Smelting Co., Ltd.	16,000	53
Mitsui O.S.K. Lines, Ltd.	9,000	61

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Japan (continued)
Mizuho Financial Group, Inc. ^	156,800	$294
Mizuho Securities Co., Ltd. ^	11,000	31
MS&AD Insurance Group Holdings	5,200	130
Murata Manufacturing Co., Ltd.	2,200	154
NEC Corp. ^	29,000	87
NGK Insulators, Ltd. ^	8,000	130
NGK Spark Plug Co., Ltd.	2,000	31
Nidec Corp. ^	1,400	141
Nikon Corp. ^	3,800	77
Nintendo Co., Ltd. ^	1,200	351
Nippon Building Fund, Inc. REIT ^	8	81
Nippon Electric Glass Co., Ltd.	8,000	115
Nippon Express Co., Ltd.	12,000	54
Nippon Meat Packers, Inc.	2,000	26
Nippon Paper Group, Inc. ^	2,800	74
Nippon Sheet Glass Co., Ltd.	7,000	19
Nippon Steel Corp.	79,000	282
Nippon Telegraph & Telephone Corp.	2,500	114
Nippon Yusen KK ^	13,000	57
Nishi-Nippon City Bank, Ltd.	6,000	18
Nissan Chemical Industries, Ltd.	2,500	32
Nissan Motor Co., Ltd.	19,200	182
Nisshin Seifun Group, Inc.	3,500	44
Nissin Foods Holdings Co., Ltd. ^	1,100	39
Nitto Denko Corp.	2,600	122
NKSJ Holdings, Inc. ‡	8,000	59
Nomura Holdings, Inc. ^	25,000	158
Nomura Research Institute, Ltd. ^	1,700	38
NSK, Ltd. ^	9,000	81
NTN Corp.	8,000	42
NTT Data Corp.	18	62
NTT DoCoMo, Inc.	39	68
Obayashi Corp.	13,000	60
Obic Co., Ltd.	140	29
OJI Paper Co., Ltd. ^	15,000	72
Olympus Corp. ^	1,600	48
Omron Corp.	3,000	79
Oracle Corp. Japan	800	39
Oriental Land Co., Ltd. ^	700	65
ORIX Corp. ^	270	27
Osaka Gas Co., Ltd. ^	11,000	43
Panasonic Corp.	28,500	402
Resona Holdings, Inc. ^	3,800	23
Ricoh Co., Ltd.	13,000	190
ROHM Co., Ltd.	1,600	104
SBI Holdings, Inc.	167	25
Secom Co., Ltd.	1,500	72
Seiko Epson Corp.	1,800	33
Sekisui Chemical Co., Ltd.	4,000	29
Sekisui House, Ltd.	10,000	101
Seven & I Holdings Co., Ltd.	10,960	291
Sharp Corp. ^	9,000	92
Shimamura Co., Ltd. ^	200	19
Shimano, Inc. ^	1,700	86
Shimizu Corp.	13,000	55
Shin-Etsu Chemical Co., Ltd.	5,500	296
Shinsei Bank, Ltd. ‡ ^	15,000	20
Shionogi & Co., Ltd.	3,800	75
Shiseido Co., Ltd. ^	6,400	139
Shizuoka Bank, Ltd.	7,000	64
Showa Denko KK ^	11,000	25
Showa Shell Sekiyu KK ^	1,400	13
SMC Corp.	1,300	222
Softbank Corp.	11,800	407
Sony Corp. ^	9,400	336
Stanley Electric Co., Ltd.	700	13
Sumitomo Chemical Co., Ltd.	16,000	79
Sumitomo Corp. ^	11,000	155
Sumitomo Electric Industries, Ltd.	6,900	95
Sumitomo Heavy Industries, Ltd.	7,000	45
Sumitomo Metal Industries, Ltd.	58,000	142
Sumitomo Metal Mining Co., Ltd.	14,000	244
Sumitomo Mitsui Financial Group, Inc.	10,100	359
Sumitomo Realty & Development Co., Ltd.	5,000	119
Sumitomo Trust & Banking Co., Ltd. ^	32,000	200
Suzuki Motor Corp. ^	3,500	86
T&D Holdings, Inc. ^	2,150	54
Taisei Corp.	16,000	37
Taisho Pharmaceutical Co., Ltd. ^	1,911	42
Takashimaya Co., Ltd. ^	4,000	34
Takeda Pharmaceutical Co., Ltd. ^	8,200	403
TDK Corp.	1,500	104
Teijin, Ltd.	12,000	51
Terumo Corp. ^	3,200	180
THK Co., Ltd. ^	700	16
Tobu Railway Co., Ltd. ^	11,000	62
Tohoku Electric Power Co., Inc. ^	2,100	47
Tokio Marine Holdings, Inc.	7,948	236
Tokyo Electric Power Co., Inc.	7,100	174
Tokyo Electron, Ltd. ^	3,000	189
Tokyo Gas Co., Ltd.	12,000	53
Tokyu Corp.	15,000	69
Tokyu Land Corp.	8,000	40
TonenGeneral Sekiyu KK ^	5,000	55
Toppan Printing Co., Ltd. ^	4,000	36
Toray Industries, Inc. ^	13,000	77
Toshiba Corp.	30,000	163
Tosoh Corp. ^	7,000	23
Toto, Ltd.	7,000	51
Toyo Seikan Kaisha, Ltd. ^	2,200	42
Toyota Boshoku Corp. ^	1,200	21
Toyota Industries Corp.	1,100	34
Toyota Motor Corp.	21,400	842
Trend Micro, Inc. ^	1,700	56
Uni-Charm Corp. ^	1,600	64
Ushio, Inc. ^	800	15
West Japan Railway Co.	3	11
Yahoo! Japan Corp. ^	202	78
Yamada Denki Co., Ltd. ^	1,150	78
Yamaha Corp.	1,400	17
Yamato Holdings Co., Ltd.	3,100	44
Yokogawa Electric Corp.	3,400	27
Jersey, Channel Islands - 0.2%
Randgold Resources, Ltd.	2,286	188
Wolseley PLC ‡	884	28
Korea, Republic of - 0.6%
Cheil Industries, Inc. ‡	133	13
Daewoo Securities Co., Ltd.	340	8
Doosan Heavy Industries and Construction Co., Ltd. ‡	178	13
GS Engineering & Construction Corp. ‡	115	12
Hana Financial Group, Inc.	350	13
Hynix Semiconductor, Inc. ‡	840	18
Hyundai Engineering & Construction Co., Ltd. ‡	140	9
Hyundai Heavy Industries Co., Ltd. ‡	78	31
Hyundai Mobis ‡	109	27
Hyundai Motor Co. ‡	262	40
Hyundai Steel Co. ‡	140	15
Industrial Bank of Korea ‡	570	9
KB Financial Group, Inc. ‡	660	35
KIA Motors Corp. ‡	390	17

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Korea, Republic of (continued)
Korea Electric Power Corp. ‡	470	$13
Korea Exchange Bank	950	10
KT Corp.	390	16
KT&G Corp.	206	12
LG Chem, Ltd. ‡	82	28
LG Corp. ‡	317	24
LG Display Co., Ltd. ‡	420	14
LG Electronics, Inc. ‡	170	18
Lotte Shopping Co., Ltd. ‡	24	10
NHN Corp. ‡	78	16
OCI Co., Ltd. ‡	33	10
POSCO	110	47
Samsung C&T Corp. ‡	272	19
Samsung Electro-Mechanics Co., Ltd. ‡	108	12
Samsung Electronics Co., Ltd.	153	127
Samsung Engineering Co., Ltd. ‡	66	11
Samsung Fire & Marine Insurance Co., Ltd.	71	14
Samsung Heavy Industries Co., Ltd. ‡	420	15
Samsung SDI Co., Ltd. ‡	67	10
Samsung Securities Co., Ltd.	133	10
Samsung Techwin Co., Ltd. ‡	72	7
Shinhan Financial Group Co., Ltd. ‡	730	34
Shinsegae Co., Ltd.	30	16
SK Energy Co., Ltd. ‡	118	20
SK Telecom Co., Ltd.	92	14
S-Oil Corp.	130	11
Woori Finance Holdings Co., Ltd. ‡	440	6
Luxembourg - 0.2%
ArcelorMittal	8,590	326
Mauritius - 0.0% ∞
Golden Agri-Resources, Ltd.	68,626	43
Mexico - 0.6%
America Movil SAB de CV — Series L	101,100	289
Fomento Economico Mexicano SAB de CV ^	11,400	64
Grupo Bimbo SAB de CV — Series A	2,200	19
Grupo Carso SA de CV — Series A1	4,700	30
Grupo Elektra SA de CV	500	21
Grupo Financiero Banorte SAB de CV — Class O	8,447	40
Grupo Financiero Inbursa SA — Class O	5,400	24
Grupo Mexico SAB de CV — Series B	21,566	88
Grupo Modelo SAB de CV — Series C	3,700	23
Grupo Televisa SA CPO ‡	11,400	59
Industrias Penoles SAB de CV	600	22
Kimberly-Clark de Mexico SAB de CV — Class A	2,900	18
Telefonos de Mexico SAB de CV — Class L ^	31,700	26
Wal-Mart de Mexico SAB de CV — Series V	28,600	82
Netherlands - 3.6%
Akzo Nobel NV	2,786	173
ASML Holding NV	5,684	220
Corio NV REIT	665	43
European Aeronautic Defence and Space Co., NV ‡	2,170	51
Fugro NV	817	67
Groupe Bruxelles Lambert SA	663	56
Heineken NV	8,916	437
ING Groep NV ‡	8,202	80
James Hardie Industries SE ‡	8,588	60
Koninklijke Ahold NV	12,589	166
Koninklijke DSM NV	1,819	104
Koninklijke KPN NV	18,521	270
Koninklijke Philips Electronics NV	22,455	687
Pargesa Holding SA (Bearer Shares)	52	4
Reed Elsevier NV	9,249	114
Royal Dutch Shell PLC — Class B	35,268	1,162
SBM Offshore NV	1,879	42
TNT NV	12,112	320
Unilever NV	19,985	622
Wolters Kluwer NV	6,282	138
Norway -1.8%
DnB NOR ASA	17,317	244
Norsk Hydro ASA	16,469	121
Orkla ASA	14,963	146
Renewable Energy Corp., ASA ‡ ^	2,700	8
Statoil ASA	15,691	374
Telenor ASA	28,998	473
Yara International ASA ^	16,942	986
Poland -1.3%
Asseco Poland SA	1,000	18
Bank Handlowy Warsza	14,616	461
Getin Holding SA ‡	102,447	398
Globe Trade Centre SA ‡	1,800	15
KGHM Polska Miedz SA	1,621	95
PBG SA	2,900	209
Polski Koncern Naftowy Orlen ‡	4,098	63
Polskie Gornictwo Naftowe I Gazownictwo SA	213,503	258
Powszechna Kasa Oszczednosci Bank Polski SA	7,500	109
Telekomunikacja Polska SA	8,255	46
Russian Federation - 1.6%
Gazprom OAO ADR	24,350	619
Lukoil OAO ADR	5,100	292
MMC Norilsk Nickel ADR	12,316	292
Mobile Telesystems OJSC ADR	4,750	99
Novatek OAO GDR	820	98
Polyus Gold OJSC ADR	2,478	90
Rosneft Oil Co. GDR	16,150	116
Surgutneftegas ADR	15,600	165
Tatneft ADR	3,925	130
VTB Bank OJSC GDR	27,813	183
Singapore - 1.4%
Ascendas Real Estate Investment Trust ‡	13,000	21
Bank Danamon	31,000	20
Capitaland, Ltd.	28,000	81
CapitaMall Trust REIT ‡	25,000	38
City Developments, Ltd.	6,000	59
ComfortDelgro Corp., Ltd.	20,000	24
DBS Group Holdings, Ltd.	24,000	268
Fraser and Neave, Ltd.	13,000	65
Keppel Corp., Ltd.	16,000	141
Olam International, Ltd. ^	7,000	17
Oversea-Chinese Banking Corp.	45,000	345
SembCorp Industries, Ltd.	13,000	52
SembCorp Marine, Ltd. ^	9,000	38
Singapore Airlines, Ltd.	7,003	84
Singapore Airlines, Ltd. - 200	1,000	12
Singapore Exchange, Ltd. ^	7,000	46
Singapore Press Holdings, Ltd. ^	9,000	28
Singapore Technologies Engineering, Ltd.	15,000	40
Singapore Telecommunications, Ltd.	89,000	212
United Overseas Bank, Ltd.	20,000	283
Wilmar International, Ltd. ^	13,000	57
Spain - 0.2%
Inditex SA ^	878	66
Repsol YPF SA	809	23
Telefonica SA	5,074	115
Sweden - 2.9%
Alfa Laval AB	2,800	59
ASSA Abloy AB — Series B	3,237	91
Atlas Copco AB — Class A	7,771	197
Atlas Copco AB — Class B	5,015	114
Electrolux AB — Series B	2,840	80
Getinge AB — Class B	4,049	85
Hennes & Mauritz AB — Class B	10,118	337

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Sweden (continued)
Holmen AB — Class B	850	$28
Husqvarna AB — Class B ^	2,840	24
Investor AB — Class B	4,638	99
Lundin Petroleum AB ‡	3,091	39
Nordea Bank AB	33,185	361
Oriflame Cosmetics SA ^	2,773	146
Sandvik AB	11,655	228
Skanska AB — Class B	13,820	274
SKF AB — Class B	2,566	73
SSAB AB — Series A	2,429	41
Svenska Cellulosa AB — Class B	7,530	119
Svenska Handelsbanken AB — Class A	9,368	299
Swedish Match AB	3,766	109
Tele2 AB — Class B	1,343	28
Telefonaktiebolaget LM Ericsson — Class B	49,830	577
TeliaSonera AB	16,935	134
Volvo AB — Class A ‡	4,905	84
Volvo AB — Class B ‡	10,625	187
Switzerland - 8.8%
ABB, Ltd.	40,673	908
Baloise Holding AG	517	50
Cie Financiere Richemont SA	12,121	712
Credit Suisse Group AG	6,524	263
GAM Holding, Ltd. ‡	1,463	24
Geberit AG	392	91
Givaudan SA	75	81
Holcim, Ltd.	2,779	210
Julius Baer Group, Ltd.	1,577	74
Logitech International SA ‡ ^	3,016	57
Lonza Group AG	376	30
Nestle SA	62,274	3,649
Novartis AG	26,151	1,540
Roche Holding AG	7,056	1,034
Schindler Holding AG	1,086	128
STMicroelectronics NV	5,267	54
Straumann Holding AG ^	420	96
Swatch Group AG/The-BR	1,004	448
Swatch Group AG/The-Reg	888	72
Swiss Life Holding AG ‡	325	47
Swiss Reinsurance Co., Ltd.	5,383	289
Swisscom AG	232	102
Syngenta AG	2,946	864
Synthes, Inc.	2,074	280
UBS AG ‡	16,733	275
Zurich Financial Services AG	1,380	357
Turkey - 0.9%
Akbank TAS	30,933	172
Anadolu AS	7,639	116
Bim Birlesik Magazalar AS	2,644	90
Enka Insaat VE Sanayi AS	12,608	47
Eregli Demir ve Celik Fabrikalari TAS ‡	17,196	57
Haci Omer Sabanci Holding AS	11,570	54
KOC Holding AS	8,389	41
Tupras Turkiye Petrol Rafinerileri AS	3,194	80
Turk Telekomunikasyon AS	18,231	77
Turkcell lletisim Hizmet AS	16,427	112
Turkiye Garanti Bankasi AS	34,633	175
Turkiye Halk Bankasi AS	6,640	56
Turkiye Is Bankasi — Class C	30,074	107
Turkiye Vakiflar Bankasi Tao — Class D	13,718	35
Yapi Ve Kredi Bankasi AS ‡	15,399	48
United Kingdom - 17.0%
3i Group PLC	4,117	21
Admiral Group PLC	1,893	45
Aggreko PLC	10,951	253
AMEC PLC	4,095	73
Anglo American PLC	18,875	982
AstraZeneca PLC	17,702	806
Aviva PLC	23,775	146
BAE Systems PLC	32,468	167
Balfour Beatty PLC	28,042	137
Barclays PLC	63,102	257
BG Group PLC	43,315	875
BHP Billiton PLC	25,266	1,005
BP PLC	156,415	1,135
British Airways PLC ‡ ^	8,169	35
British American Tobacco PLC	19,357	743
British Land Co., PLC REIT	9,324	76
British Sky Broadcasting Group PLC	28,774	330
BT Group PLC — Class A	90,820	256
Bunzl PLC	4,253	48
Burberry Group PLC	5,703	100
Capital Group PLC	2,000	22
Capital Shopping Centres Group PLC REIT	5,672	37
Carnival PLC	2,120	99
Centrica PLC	25,765	133
Charter International PLC	12,238	161
Cobham PLC	12,399	39
Compass Group PLC	25,634	232
Diageo PLC	25,321	468
Experian Group, Ltd.	7,326	91
FirstGroup PLC	6,808	42
GlaxoSmithKline PLC	59,850	1,158
Group 4 Securicor PLC	3,563	14
Hammerson PLC REIT	7,471	49
Home Retail Group PLC	7,805	23
HSBC Holdings PLC	209,726	2,129
Imperial Tobacco Group PLC	7,298	224
Intercontinental Hotels Group PLC	4,580	89
International Power PLC	4,931	34
Invensys PLC	5,614	31
Investec PLC	1,472	12
J. Sainsbury PLC	10,227	60
Johnson Matthey PLC	2,283	73
Kingfisher PLC	11,088	46
Land Securities Group PLC REIT	8,208	86
Legal & General Group PLC	60,887	92
Lloyds TSB Group PLC ‡	88,685	91
Man Group PLC	13,336	61
Marks & Spencer Group PLC	13,807	79
National Grid PLC	32,778	283
Next PLC	2,340	72
Old Mutual PLC	48,107	92
Pearson PLC	11,065	174
Petrofac, Ltd.	2,537	63
Prudential PLC	21,603	224
Reckitt Benckiser Group PLC	6,190	340
Reed Elsevier PLC	15,144	128
Rexam PLC	6,773	35
Rio Tinto PLC	17,624	1,232
Rolls-Royce Group PLC	18,912	184
Royal & Sun Alliance Insurance Group PLC	32,735	64
Royal Bank of Scotland Group PLC ‡	178,479	109
Royal Dutch Shell PLC — Class A ^	47,002	1,568
SABMiller PLC	7,826	275
Sage Group PLC	15,752	67
Schroders PLC	821	24
Scottish & Southern Energy PLC	14,357	274
Segro PLC REIT	8,847	40
Severn Trent PLC	4,693	108
Smith & Nephew PLC	14,664	155
Smiths Group PLC	4,071	79

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

United Kingdom (continued)
Standard Chartered PLC	25,609	$689
Standard Life PLC	18,380	62
Tesco PLC	58,651	389
Unilever PLC	11,333	347
United Utilities Group PLC	1,614	15
Vodafone Group PLC	578,054	1,494
Whitbread PLC	2,596	72
WPP PLC	49,507	609
Xstrata PLC	16,009	376

Total Common Stocks (cost $100,717)		116,239

RIGHTS - 0.0% ∞
Brazil - 0.0% ∞
Banco Bradesco SA Ә ‡	150	1
Total Rights (cost $ ♦)

WARRANTS 0.0% ∞
Italy 0.0% ∞
Mediobanca SpA ‡
Expiration: 03/18/2011
Exercise Price: $9.00	681	♦
Hong Kong 0.0% ∞
Henderson Land Development Co., Ltd. ‡
Expiration: 06/01/2011
Exercise Price: $58.00	2,000	♦
Total Warrants (cost $ ♦)

SECURITIES LENDING COLLATERAL - 7.5%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.36% ▲	10,014,473	$10,014
Total Securities Lending Collateral (cost $10,014)

	Principal	Value

REPURCHASE AGREEMENT - 9.2%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $12,285 on 01/03/2011. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, with a value of $12,531.	$12,285	12,285
Total Repurchase Agreement (cost $12,285)
Total Investment Securities (cost $124,133) #		139,953

Other Assets and Liabilities — Net		(6,232)

Net Assets		$133,721

FUTURES CONTRACTS: Y

				Net Unrealized
				Appreciation
Description	Type	Contracts Γ	Expiration Date	(Depreciation)

DAX Index	Long	33	03/18/2011	$(84)
FTSE 100 Index	Long	28	03/18/2011	24
Hang Seng China ENT Index	Long	16	01/28/2011	35
Hang Seng Index	Long	3	01/28/2011	6
SGX CNX Nifty Index	Long	56	01/27/2011	13
SGX MSCI Singapore Index	Long	3	01/28/2011	(1)
Topix Index	Long	25	03/11/2011	(3)

				$(10)

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(29)	01/04/2011	$(29)	$ ♦
Australian Dollar	(3)	01/05/2011	(4)	♦
Australian Dollar	1,564	01/20/2011	1,556	39
Euro	8,091	01/20/2011	10,829	(17)
Euro	(1,335)	01/20/2011	(1,766)	(18)
Hong Kong Dollar	(22,823)	01/20/2011	(2,937)	♦
Japanese Yen	(246,591)	01/20/2011	(2,923)	(115)
Japanese Yen	354,035	01/20/2011	4,240	122
Pound Sterling	(20)	01/04/2011	(31)	♦
Pound Sterling	2,306	01/20/2011	3,639	(45)

				$(34)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Commercial Banks	8.7%	$12,172
Metals & Mining	8.6	12,103
Oil, Gas & Consumable Fuels	7.3	10,232
Pharmaceuticals	5.3	7,416
Food Products	3.9	5,453
Chemicals	3.5	4,933
Machinery	3.0	4,138
Automobiles	2.9	4,068
Industrial Conglomerates	2.8	3,893
Insurance	2.4	3,373
Diversified Telecommunication Services	1.9	2,659
Real Estate Management & Development	1.9	2,606
Wireless Telecommunication Services	1.8	2,551
Electrical Equipment	1.6	2,252
Beverages	1.6	2,198
Food & Staples Retailing	1.6	2,188
Electronic Equipment & Instruments	1.4	2,014
Media	1.4	1,902
Textiles, Apparel & Luxury Goods	1.3	1,868
Construction & Engineering	1.3	1,825
Electric Utilities	1.3	1,807
Trading Companies & Distributors	1.1	1,504
Capital Markets	1.0	1,396
Tobacco	1.0	1,391
Household Durables	0.8	1,162
Diversified Financial Services	0.8	1,155
Software	0.8	1,150
Communications Equipment	0.8	1,089
Office Electronics	0.8	1,078
Real Estate Investment Trusts	0.8	1,065
Energy Equipment & Services	0.7	1,022
Auto Components	0.7	967
Road & Rail	0.7	952
Multi-Utilities	0.7	931
Health Care Equipment & Supplies	0.7	922
Specialty Retail	0.6	906
Hotels, Restaurants & Leisure	0.6	855
Semiconductors & Semiconductor Equipment	0.6	801
Building Products	0.5	679
Household Products	0.5	651
Construction Materials	0.4	593
Computers & Peripherals	0.4	575
Aerospace & Defense	0.4	552
Commercial Services & Supplies	0.4	539
Paper & Forest Products	0.4	498
Air Freight & Logistics	0.3	448
Marine	0.3	439
Multiline Retail	0.3	428
Personal Products	0.3	357
Gas Utilities	0.2	283
IT Services	0.2	225
Airlines	0.1	203
Containers & Packaging	0.1	190
Health Care Providers & Services	0.1	189
Leisure Equipment & Products	0.1	180
Professional Services	0.1	113

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited) (continued):	Total Investments		Value

Water Utilities	0.1%		$108
Internet Software & Services	0.1		94
Distributors	0.1		80
Consumer Finance	0.0	∞	53
Biotechnology	0.0	∞	49
Independent Power Producers & Energy Traders	0.0	∞	34
Life Sciences Tools & Services	0.0	∞	30
Transportation Infrastructure	0.0	∞	26
Internet & Catalog Retail	0.0	∞	23
Diversified Consumer Services	0.0	∞	18

Investment Securities, at Value	84.1		117,654
Short-Term Investments	15.9		22,299

Total Investments	100.0%		$139,953

NOTES TO SCHEDULE OF INVESTMENTS:

∞	Percentage rounds to less than 0.1%.

Y	Cash in the amount of $935, is being held at the broker to cover margin requirements for open futures contracts.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

^	All or a portion of this security is on loan. The value of all securities on loan is $9,519.

Γ	Contract amounts are not in thousands.

Ә	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $1 or less than 0.01% of the funds net assets.

♦	Value is less than $1.

#	Aggregate cost for federal income tax purposes is $127,170. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $20,305 and $7,522, respectively. Net unrealized appreciation for tax purposes is $12,783.
DEFINITIONS:

ADR	American Depositary Receipt

CPO	Ordinary Participation Certificates

GDR	Global Depositary Receipt

OJSC	Open Joint Stock Company

PPS	Price Protected Share

REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)

STRIP VVPR	Is a coupon which, if presented along with the corresponding coupon of the share, entitles the shareholder to benefit from a reduced withholding tax of 15% (rather than 25%) on the dividends paid by the company.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$2,090	$114,149	$—	$116,239
Convertible Preferred Stocks	60	—	—	60
Preferred Stocks	958	396	—	1,354
Repurchase Agreement	—	12,285	—	12,285
Rights	—	1	—	1
Securities Lending Collateral	10,014	—	—	10,014
Warrants	—	♦	—	♦

Total	$13,122	$126,831	$—	$139,953

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Futures Contracts — Appreciation	$78	$—	$—	$78
Futures Contracts — Depreciation	(88)	—	—	(88)
Forward Foreign Currency Contracts — Appreciation	—	161	—	161
Forward Foreign Currency Contracts — Depreciation	—	(195)	—	(195)

Total	$(10)	$(34)	$—	$(44)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $111,848) (including securities loaned of $9,519)	$127,668
Repurchase agreement, at value (cost: $12,285)	12,285
Cash on deposit with broker	935
Foreign currency, at value(cost: $2,856)	2,919
Receivables:
Investment securities sold	66
Shares sold	37
Securities lending income (net)	3
Dividends	115
Dividend reclaims	77
Prepaid expenses	1
Unrealized appreciation on forward foreign currency contracts	161

144,267

Liabilities:
Due to custodian	150
Accounts payable and accrued liabilities:
Shares redeemed	3
Management and advisory fees	116
Distribution and service fees	3
Administration fees	2
Printing and shareholder reports fees	13
Audit and tax fees	8
Variation margin	9
Other	33
Collateral for securities on loan	10,014
Unrealized depreciation on forward foreign currency contracts	195

10,546

Net assets	$133,721

Net assets consist of:
Capital stock ($.01 par value)	$117
Additional paid-in capital	133,439
Undistributed (accumulated) net investment income (loss)	1,503
Undistributed (accumulated) net realized gain (loss) from investment securities futures, and foreign currency transactions	(17,186)
Net unrealized appreciation (depreciation) on:
Investment securities	15,820
Futures contracts	(10)
Translation of assets and liabilities denominated in foreign currencies	38

Net assets	$133,721

Net assets by class:
Initial Class	$117,320
Service Class	16,401
Shares outstanding:
Initial Class	10,226
Service Class	1,436
Net asset value and offering price per share:
Initial Class	$11.47
Service Class	11.42
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $263)	$2,926
Interest income	—	(A)
Securities lending income (net)	85

	3,011

Expenses:
Management and advisory	1,106
Printing and shareholder reports	28
Custody	195
Administration	26
Legal	7
Audit and tax	15
Trustees	5
Transfer agent	1
Distribution and service:
Service Class	34
Other	3

Total expenses	1,420

Recaptured Expenses	7

Net expenses	1,427

Net investment income	1,584

Net realized gain (loss) on transactions from:
Investment securities	(1,945)
Futures contracts	1,508
Foreign currency transactions	247

	(190)

Net increase in unrealized appreciation (depreciation) on:
Investment securities	8,271
Futures contracts	(543)
Translation of assets and liabilities denominated in foreign currencies	173

Change in unrealized appreciation (depreciation)	7,901

Net realized and unrealized gain	7,711

Net increase in net assets resulting from operations	$9,295

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,584	$2,037
Net realized gain (loss) from investment securities, futures contracts, and foreign currency transactions	(190)	(10,848)
Change in net unrealized appreciation (depreciation) on investment securities, futures contracts, and foreign currency translation	7,901	36,557

Net increase in net assets resulting from operations	9,295	27,746

Distributions to shareholders:
From net investment income:
Initial Class	(2,285)	(181)
Service Class	(246)	—(A)

	(2,531)	(181)

From net realized gains:
Initial Class	—	(1,881)
Service Class	—	(161)

	—	(2,042)

Total distributions to shareholders	(2,531)	(2,223)

Capital share transactions:
Proceeds from shares sold:
Initial Class	6,815	11,209
Service Class	7,562	5,700

	14,377	16,909

Dividends and distributions reinvested:
Initial Class	2,285	2,062
Service Class	246	161

	2,531	2,223

Cost of shares redeemed:
Initial Class	(27,117)	(28,196)
Service Class	(5,747)	(3,242)

	(32,864)	(31,438)

Net decrease in net assets from capital shares transactions	(15,956)	(12,306)

Net increase (decrease) in net assets	(9,192)	13,217

Net assets:
Beginning of year	142,913	129,696

End of year	$133,721	$142,913

Undistributed net investment income	$1,503	$2,223

Share activity:
Shares issued:
Initial Class	635	1,179
Service Class	707	577

	1,342	1,756

Shares issued-reinvested from distributions:
Initial Class	236	203
Service Class	26	16

	262	219

Shares redeemed:
Initial Class	(2,606)	(3,245)
Service Class	(561)	(368)

	(3,167)	(3,613)

Net increase (decrease) in shares outstanding:
Initial Class	(1,735)	(1,863)
Service Class	172	225

	(1,563)	(1,638)

(A)	Rounds to less than $1.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.81	$8.73	$17.16	$15.29	$12.42
Investment operations
Net investment income(A)	0.13	0.15	0.28	0.29	0.25
Net realized and unrealized gain (loss)	0.75	2.10	(6.34)	2.05	2.67

Total operations	0.88	2.25	(6.06)	2.34	2.92

Distributions
From net investment income	(0.22)	(0.02)	(0.49)	(0.47)	(0.05)
From net realized gains	—	(0.15)	(1.88)	—	—

Total distributions	(0.22)	(0.17)	(2.37)	(0.47)	(0.05)

Net asset value
End of year	$11.47	$10.81	$8.73	$17.16	$15.29

Total return(B)	8.48%	25.88%	(38.83%)	15.60%	23.51%
Net assets end of year (000’s)	$117,320	$129,300	$120,650	$247,159	$230,638
Ratio and supplemental data
Expenses to average net assets
After reimbursement/recaptured expense	1.07%	1.07%	1.07%	1.02%	0.94%
Before reimbursement/recaptured expense	1.06%	1.12%	1.09%	1.04%	1.05%
Net investment income, to average net assets	1.25%	1.66%	2.08%	1.75%	1.84%
Portfolio turnover rate	21%	38%	27%	27%	17%

Service Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.77	$8.70	$17.12	$15.28	$12.43
Investment operations
Net investment income(A)	0.10	0.12	0.25	0.25	0.21
Net realized and unrealized gain (loss)	0.75	2.10	(6.33)	2.04	2.67

Total operations	0.85	2.22	(6.08)	2.29	2.88

Distributions
From net investment income	(0.20)	—	(C)	(0.46)	(0.45)	(0.03)
From net realized gains	—	(0.15)	(1.88)	—	—

Total distributions	(0.20)	(0.15)	(2.34)	(0.45)	(0.03)

Net asset value
End of year	$11.42	$10.77	$8.70	$17.12	$15.28

Total return(B)	8.20%	25.68%	(39.05%)	15.27%	23.18%
Net assets end of year (000’s)	$16,401	$13,613	$9,046	$17,983	$12,147
Ratio and supplemental data
Expenses to average net assets
After reimbursement/recaptured expense	1.32%	1.32%	1.32%	1.27%	1.19%
Before reimbursement/recaptured expense	1.31%	1.37%	1.34%	1.29%	1.30%
Net investment income, to average net assets	0.96%	1.30%	1.84%	1.47%	1.48%
Portfolio turnover rate	21%	38%	27%	27%	17%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(C)	Rounds to less than $(0.01).
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Effective May 1, 2010, Transamerica Van Kampen Active International Allocation VP changed its name to Transamerica Morgan Stanley Active International Allocation VP. Transamerica Morgan Stanley Active International Allocation VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund is subject to foreign currency exchange rate risk exposure in the normal course of pursuing its investment objectives. The Fund enters into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2010 are listed in the Schedule of Investments.
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
The open futures contracts at December 31, 2010 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities.
Cash overdraft: Throughout the year, the Fund may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the period ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	085%
Over $250 million up to $1 billion	0.80%
Over$1 billion	0.775%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding distribution and service fees and certain extraordinary expenses, exceed the following stated annual limit:
1.07% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser was $7. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2008:	$33	12/31/2011
Fiscal Year 2009:	72	12/31/2012
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$22,844
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	30,944
U.S. Government	—
NOTE 5. FAIR VALUE OF DERIVATIVES
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume held at period end is indicative of the average volume held throughout the period. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	contracts	Total
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$161	$—	$161
Unrealized appreciation on futures contracts	—	78	78	*
Liability derivatives
Unrealized depreciation on forward currency contracts	(195)	—	(195)
Unrealized depreciation on futures contracts	—	(88)	(88)	*

Total	$(34)	$(10)	$(44)

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current days variation margin is reported within the Statement of Assets and Liabilities
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on futures contracts	$—	$1,508	$1,508
Net realized gain on foreign currency transactions	371	—	371
Change in Unrealized Appreciation/(Depreciation) on derivatives recognized in income
Net decrease in unrealized deppreciation on futures contracts	—	(543)	(543)
Net increase in unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	93	—	93

Total	$464	$965	$1,429

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009, or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign bonds, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$4
Undistributed (accumulated) net investment income (loss)	$227
Undistributed (accumulated) net realized gain (loss) from investment securities	$(231)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$12,135	December 31, 2017
$ 1,954	December 31, 2018
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$2,531
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	181
Long-term Capital Gain	2,042
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$2,545

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(14,089)

Post October Capital Loss Deferral	$(335)

Post October Currency Loss Deferral	$(777)

Net Unrealized Appreciation (Depreciation)	$12,821

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Morgan Stanley Active International Allocation VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Morgan Stanley Active International Allocation VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Morgan Stanley Active International Allocation VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Active International Allocation VP
(formerly, Transamerica Van Kampen Active International Allocation VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

(unaudited)
MARKET ENVIRONMENT
The stock market finished 2010 higher, as investors gained confidence that the U.S. and global economies would likely avoid a double-dip recession, at least for the time being. Optimism was driven by improvements in some measures of the U.S. economy, although the weak housing market and near-record high unemployment rates continued to hang over the market. Shifting sentiment about Europe’s fiscal health caused volatility in the markets, especially early in the year and during the summer months when the problems of some of the heavily indebted peripheral countries appeared to escalate. In late August, U.S. stocks rallied on the prospects of a second round of quantitative easing (buying government bonds to increase money supply) by the Federal Reserve. The market climbed through the remainder of the year as the expectation became a reality and an additional stimulus package was passed by the U.S. Congress.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Morgan Stanley Mid-Cap Growth VP Initial Class returned 33.90%. By comparison its benchmark, the Russell Midcap® Growth Index, returned 26.38%. (Prior to May 1, 2010, this fund was named Transamerica Van Kampen Mid-Cap Growth VP).
STRATEGY REVIEW
Our emphasis on high-quality companies with sustainable competitive advantages led to positive results versus the broad market and peer averages. Throughout the year, concerns about the U.S. economy and the financial conditions of several debt-ridden European nations intensified worries about the global economy’s recovery and led to increased volatility in the marketplace. We were confident in the long-term prospects of the positions we held in the portfolio, given these companies’ attractive valuations and strong balance sheets. Our focus on free cash flow yield and rising return on capital led us to invest in high-quality names which outperformed despite the volatility in the market place. Going forward, we maintain our three- to five-year outlook and continue seeking to capitalize on compelling opportunities to upgrade the portfolio.
Stock selection in technology had by far the largest positive effect on relative performance, driven by the computer services software and systems industry. Both stock selection and an overweight in the consumer discretionary sector was also advantageous to relative performance. Within the sector, the hotel/motel industry led. Stock selection in materials and processing added to relative gains as well, primarily due to the diversified chemicals industry.
However, stock selection and an overweight in energy detracted from relative gains. The portfolio’s exposure to natural gas producers was the primary cause for the sector’s underperformance. Both stock selection and an overweight in financial services dampened relative performance, with particularly weak results from the financial data and systems industry. Relative returns were also hampered by stock selection in producer durables, although an overweight in the sector was slightly beneficial. Within the sector, the commercial services industry was the most disadvantageous to performance.
Derivatives exposure did not affect performance during the period, as the portfolio did not utilize derivative strategies.
As a team, we believe having a market outlook can be an anchor. Our focus is on assessing company prospects over three to five years, and owning a portfolio of high quality companies with diverse business drivers not tied to a particular market environment.
Dennis P. Lynch
David S. Cohen
Sam G. Chainani
Alexander T. Norton
Jason C. Yeung
Armistead B. Nash
Co-Portfolio Managers
Morgan Stanley Investment Management Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	33.90%	9.23%	0.26%	03/01/1993
Russell Midcap® Growth*	26.38%	4.88%	3.12%

Service Class	33.58%	8.94%	10.27%	05/01/2003

NOTES

*	The Russell Midcap® Growth Index (“Russell Midcap® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results, may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Morgan Stanley Mid-Cap Growth VP
Initial Class	$1,000.00	$1,317.90	$5.26	$1,020.67	$4.58	0.90%
Service Class	1,000.00	1,316.20	6.71	1,019.41	5.85	1.15

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stock	96.2%
Securities Lending Collateral	10.3
Repurchase Agreement	2.7
Convertible Preferred Stock	0.7
Preferred Stock	0.4
Other Assets and Liabilities - Net	(10.3)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except per share amounts in thousands)

	Shares	Value
CONVERTIBLE PREFERRED STOCK - 0.7%
Internet & Catalog Retail - 0.7%
Groupon, Inc. ‡ Ə § ∆	134,718	$4,256
Total Convertible Preferred Stock (cost $4,256)
PREFERRED STOCK - 0.4%
Pharmaceuticals - 0.4%
Ironwood Pharmaceuticals, Inc., 8.00% ▲ ‡	198,702	2,057
Total Preferred Stock (cost $2,384)
COMMON STOCKS - 96.2%
Air Freight & Logistics - 3.7%
CH Robinson Worldwide, Inc. ^	110,970	$8,899
Expeditors International of Washington, Inc.	230,217	12,570
Automobiles - 0.4%
Better Place ‡ Ə § ∆	860,386	2,581
Capital Markets - 2.6%
Greenhill & Co., Inc. ^	101,244	8,270
T. Rowe Price Group, Inc.	101,473	6,549
Chemicals - 4.7%
Intrepid Potash, Inc. ‡	287,723	10,729
Nalco Holding Co.	272,492	8,703
Rockwood Holdings, Inc. ‡	194,015	7,590
Commercial Services & Supplies - 5.4%
Covanta Holding Corp. ^	430,297	7,397
Edenred ‡	636,510	15,068
Stericycle, Inc. ‡ ^	108,663	8,793
Computers & Peripherals - 2.6%
Teradata Corp. ‡	363,776	14,973
Construction Materials - 1.3%
Martin Marietta Materials, Inc. ^	83,802	7,730
Diversified Consumer Services - 1.4%
New Oriental Education & Technology
Group ADR ‡	75,920	7,989
Diversified Financial Services - 5.7%
IntercontinentalExchange, Inc. ‡	68,428	8,153
Leucadia National Corp. ^	318,942	9,307
Moody’s Corp. ^	86,551	2,297
MSCI, Inc. - Class A ‡	340,280	13,257
Electrical Equipment - 0.8%
First Solar, Inc. ‡ ^	36,291	4,723
Food Products - 2.3%
Mead Johnson Nutrition Co. - Class A	215,350	13,406
Health Care Equipment & Supplies - 4.9%
Gen-Probe, Inc. ‡ ^	163,312	9,529
Idexx Laboratories, Inc. ‡ ^	107,294	7,427
Intuitive Surgical, Inc. ‡	44,450	11,457
Hotels, Restaurants & Leisure - 7.1%
Betfair Group PLC ‡ ^	111,420	1,675
Chipotle Mexican Grill, Inc. - Class A ‡	44,049	9,367
Ctrip.com International, Ltd. ADR ‡	343,525	13,896
Wynn Resorts, Ltd.	160,215	16,637
Household Durables - 1.7%
Gafisa SA ADR	308,717	4,486
NVR, Inc. ‡ ^	7,861	5,432
Internet & Catalog Retail - 5.8%
NetFlix, Inc. ‡	79,203	13,916
priceline.com, Inc. ‡	48,323	19,307

Internet Software & Services - 2.1%
Akamai Technologies, Inc. ‡	149,346	7,027
Alibaba.com, Ltd.	2,969,300	5,348
IT Services - 1.4%
Gartner, Inc. ‡ ^	242,626	8,055
Life Sciences Tools & Services - 4.3%
Illumina, Inc. ‡ ^	277,275	17,563
Techne Corp. ^	111,497	7,322
Machinery - 2.0%
Schindler Holding AG	97,034	11,479
Media - 3.9%
Discovery Communications, Inc. - Series C ‡	139,826	5,130
Groupe Aeroplan, Inc.	411,727	5,661
Naspers, Ltd. - Class N	197,023	11,603
Metals & Mining - 2.3%
Lynas Corp., Ltd. ‡	2,192,943	4,620
Molycorp, Inc. ‡ ^	170,828	8,525
Multiline Retail - 2.1%
Dollar Tree, Inc. ‡	157,962	8,859
Sears Holdings Corp. ‡ ^	40,980	3,022
Oil, Gas & Consumable Fuels - 3.8%
Range Resources Corp.	193,151	8,688
Ultra Petroleum Corp. ‡	280,970	13,422
Personal Products - 1.5%
Natura Cosmeticos SA	296,291	8,512
Pharmaceuticals - 0.2%
Ironwood Pharmaceuticals, Inc. - Class A ‡	121,390	1,256
Professional Services - 5.8%
IHS, Inc. - Class A ‡	109,906	8,835
Intertek Group PLC	404,778	11,202
Verisk Analytics, Inc. - Class A ‡	385,774	13,146
Semiconductors & Semiconductor Equipment - 0.9%
ARM Holdings PLC ADR ^	263,774	5,473
Software - 11.5%
Autodesk, Inc. ‡	191,270	7,307
Citrix Systems, Inc. ‡	72,540	4,962
FactSet Research Systems, Inc. ^	94,895	8,897
Red Hat, Inc. ‡	222,689	10,166
Rovi Corp. ‡	104,381	6,473
Salesforce.com, Inc. ‡	113,633	15,000
Solera Holdings, Inc.	255,442	13,109
Textiles, Apparel & Luxury Goods - 1.2%
Lululemon Athletica, Inc. ‡ ^	104,156	7,126
Trading Companies & Distributors - 1.4%
Fastenal Co. ^	134,206	8,040
Wireless Telecommunication Services - 1.4%
Millicom International Cellular SA	82,032	7,842

Total Common Stocks (cost $434,054)		555,783

SECURITIES LENDING COLLATERAL - 10.3%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	59,626,383	59,626
Total Securities Lending Collateral (cost $59,626)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENT - 2.7%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $15,591 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $15,905.	$15,591	$15,591
Total Repurchase Agreement (cost $15,591)

Total Investment Securities (cost $515,911) #		637,313
Other Assets and Liabilities - Net		(59,616)

Net Assets		$577,697

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 12/31/2010.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a market value of $6,837, or 1.18% of the fund’s net assets.

‡	Non-income producing security.

§	Illiquid. These securities aggregated $6,837, or 1.18%, of the fund’s net asset.

^	All or a portion of this security is on loan. The value of all securities on loan is $58,297.

∆	Restricted Security. At 12/31/2010, the fund owned the respective security (representing 1.18% of the fund’s net assets) which was restricted as to public resale:

	Date of		Cost		Fair	Fair Value
Description	Acquisition	Shares	Per Share	Cost	Value	Per Share*

Groupon, Inc.	12/17/10	134,718	$31.59	$4,256	$4,256	$31.59
Better Place	01/25/10	860,836	3.00	2,581	2,581	3.00

*	Price not in thousands.

#	Aggregate cost for federal income tax purposes is $516,435. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $140,571 and $19,693, respectively. Net unrealized appreciation for tax purposes is $120,878.
DEFINITION:
ADR  American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$484,240	$68,962	$2,581	$555,783
Convertible Preferred Stocks	—	4,256	—	4,256
Preferred Stocks	2,057	—	—	2,057
Repurchase Agreement	—	15,591	—	15,591
Securities Lending Collateral	59,626	—	—	59,626

Total	$545,923	$88,809	$2,581	$637,313

Level 3 Rollforward - Investment Securities

	Beginning						Ending
	Balance at		Accrued	Total Realized	Change in Unrealized	Net Transfers	Balance at
Securities	12/31/2009	Purchases	Discounts/(Premiums)	Gain/(Loss)	(Depreciation)	(Out) of Level 3	12/31/2010
Common Stocks	$—	$2,581	$—	$—	$—	$—	$2,581
Preferred Stocks	4,371	—	—	—	(2,002)	(2,369)	—

Total	$4,371	$2,581	$—	$—	$(2,002)	$(2,369)	$2,581

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $500,320) (including securities loaned of $58,297)	$621,722
Repurchase agreement, at value (cost: $15,591)	15,591
Foreign currency, at value(cost: $44)	44
Receivables:
Shares sold	275
Securities lending income (net)	45
Dividends	174
Other	505
Prepaid expenses	5

638,361

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	509
Management and advisory fees	390
Distribution and service fees	6
Administration fees	10
Printing and shareholder reports fees	84
Audit and tax fees	8
Other	31
Collateral for securities on loan	59,626

60,664

Net assets	$577,697

Net assets consist of:
Capital stock ($.01 par value)	$198
Additional paid-in capital	487,043
Undistributed (accumulated) net investment income (loss)	1,789
Undistributed (accumulated) net realized gain (loss) from investment securities	(32,736)
Net unrealized appreciation (depreciation) on:
Investment securities	121,402
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$577,697

Net assets by class:
Initial Class	$550,593
Service Class	27,104
Shares outstanding:
Initial Class	18,854
Service Class	942
Net asset value and offering price per share:
Initial Class	$29.20
Service Class	28.77
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $141)	$5,757
Interest income	1
Securities lending income (net)	483

	6,241

Expenses:
Management and advisory	3,916
Printing and shareholder reports	186
Custody	125
Administration	98
Legal	27
Audit and tax	13
Trustees	17
Transfer agent	5
Registration	—	(A)
Distribution and service:
Service Class	41
Other	10

Total expenses	4,438

Net investment income	1,803

Net realized gain (loss) on transactions from:
Investment securities	33,543
Net increase in unrealized appreciation (depreciation) on:
Investment securities	111,571
Translation of assets and liabilities denominated in foreign currencies	1

Change in unrealized appreciation (depreciation)	111,572

Net realized and unrealized gain	145,115

Net increase in net assets resulting from operations	$146,918

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

December 31,	December 31,
2010	2009
From operations:
Net investment income	$1,803	$563
Net realized gain (loss) from investment securities	33,543	(9,977)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	111,572	181,182

Net increase in net assets resulting from operations	146,918	171,768

Distributions to shareholders:
From net investment income:
Initial Class	(564)	—
Service Class	(3)	—

Total distributions to shareholders	(567)	—

Capital share transactions:
Proceeds from shares sold:
Initial Class	38,703	22,456
Service Class	17,492	6,447

56,195	28,903

Dividends and distributions reinvested:
Initial Class	564	—
Service Class	3	—

567	—

Cost of shares redeemed:
Initial Class	(67,399)	(47,870)
Service Class	(6,259)	(3,141)

(73,658)	(51,011)

Net decrease in net assets from capital shares transactions	(16,896)	(22,108)

Net increase in net assets	129,455	149,660

Net assets:
Beginning of year	448,242	298,582
End of year	$577,697	$448,242

Undistributed net investment income	$1,789	$552

Share activity:
Shares issued:
Initial Class	1,581	1,256
Service Class	711	346

2,292	1,602

Shares issued-reinvested from distributions:
Initial Class	24	—
Service Class	—	(A)	—

24	—

Shares redeemed:
Initial Class	(2,804)	(2,853)
Service Class	(268)	(172)

(3,072)	(3,025)

Net increase (decrease) in shares outstanding:
Initial Class	(1,199)	(1,597)
Service Class	443	174

(756)	(1,423)

(A)	Rounds to less than 1 share.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

FINANCIAL HIGHLIGHTS

Initial Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$21.82	$13.59	$25.83	$21.08	$19.18
Investment operations
Net investment income(A)	0.09	0.03	—	(B)	0.11	0.05
Net realized and unrealized gain (loss)	7.32	8.20	(11.80)	4.64	1.85

Total operations	7.41	8.23	(11.80)	4.75	1.90

Distributions
From net investment income	(0.03)	—	(0.44)	—	—

Total distributions	(0.03)	—	(0.44)	—	—

Net asset value
End of year	$29.20	$21.82	$13.59	$25.83	$21.08

Total return(C)	33.90%	60.56%	(46.29%)	22.53%	9.91%
Net assets end of year (000’s)	$550,593	$437,513	$294,219	$648,069	$593,375
Ratio and supplemental data
Expenses to average net assets	0.90%	0.93%	0.87%	0.89%	0.89%
Net investment income, to average net assets	0.37%	0.16%	0.03%	0.47%	0.24%
Portfolio turnover rate	43%	35%	39%	76%	65%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$21.52		$13.44	$25.56	$20.91	$19.07
Investment operations
Net investment income (loss)(A)	0.04		(0.01)	(0.05)	0.05	—	(B)
Net realized and unrealized gain (loss)	7.21		8.09	(11.68)	4.60	1.84

Total operations	7.25		8.08	(11.73)	4.65	1.84

Distributions
From net investment income	—	(B)	—	(0.39)	—	—

Total distributions	—	(B)	—	(0.39)	—	—

Net asset value
End of year	$28.77		$21.52	$13.44	$25.56	$20.91

Total return(C)	33.58%		60.12%	(46.44%)	22.24%	9.59%
Net assets end of year (000’s)	$27,104		$10,729	$4,363	$12,057	$6,634
Ratio and supplemental data
Expenses to average net assets	1.15%		1.18%	1.12%	1.14%	1.14%
Net investment income (loss), to average net assets	0.19%		(0.06%)	(0.22%)	0.21%	—	%(D)
Portfolio turnover rate	43%		35%	39%	76%	65%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(D)	Rounds to less than (0.01%) or 0.01%.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Effective May 1, 2010, Transamerica Van Kampen Mid-Cap Growth VP changed its name to Transamerica Morgan Stanley Mid-Cap Growth VP. Transamerica Morgan Stanley Mid-Cap Growth VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at December 31, 2010 are listed in the Schedule of Investments.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund attempts to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the period ended December 31, 2010 of $76, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica BlackRock Tactical Allocation VP	$14,532	7.53%

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(formerly, Transamerica Van Kampen Mid-Cap Growth VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $1 billion	0.80%
Over $1 billion	0.775%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$205,469
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	233,568
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(Formerly, Transamerica Van Kampen Mid-Cap Growth VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(253,182)
Undistributed (accumulated) net investment income (loss)	$1
Undistributed (accumulated) net realized gain (loss) from investment securities	$253,181
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$6,742	December 31, 2016
$25,192	December 31, 2017
The capital loss carryforwards utilized and expired during the year ended December 31, 2010 were $31,959 and $253,183, respectively.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$567
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,789

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(31,934)

Post October Capital Loss Deferral	$(277)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$120,878

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(Formerly, Transamerica Van Kampen Mid-Cap Growth VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Morgan Stanley Mid-Cap Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Morgan Stanley Mid-Cap Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Morgan Stanley Mid-Cap Growth VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth VP
(Formerly, Transamerica Van Kampen Mid-Cap Growth VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

(unaudited)
MARKET ENVIRONMENT

Morgan Stanley Investment Management Inc.
The stock market finished 2010 higher, as investors gained confidence that the U.S. and global economies would likely avoid a double-dip recession, at least for the time being. Optimism was driven by improvements in some measures of the U.S. economy, although the weak housing market and near-record high unemployment rates continued to hang over the market. Shifting sentiment about Europe’s fiscal health caused volatility in the markets, especially early in the year and during the summer months when the problems of some of the heavily indebted peripheral countries appeared to escalate. In late August, U.S. stocks rallied on the prospects of a second round of quantitative easing (buying government bonds to increase money supply) by the Federal Reserve. The market climbed through the remainder of the year as the expectation became a reality and an additional stimulus package was passed by the U.S. Congress.
Invesco Advisers, Inc.
Equity markets were choppy during the fiscal year as investors weighed the competing issues of solid corporate profits and soft macro-economic data. Corporate earnings were largely positive, but often overshadowed by concerns about high unemployment, a lack of consumer spending, soft housing data and the possibility of additional Federal Reserve Board (“Fed”) accommodation. After rising through April, the major equity indices sold off precipitously in May as the sovereign debt crisis unfolded in the Euro zone while U.S. economic indicators remained weak, prompting fears of a “double-dip” recession. Uncertainty created by the debt crisis combined with subdued employment, consumer spending and housing data added to concerns that the recovery was slowing to a sub-normal growth rate. Just as abruptly, however, the markets reversed course starting in September and rallied through the end of the year on modestly better economic news. The major equity indices garnered positive returns for the fiscal year, and all ten sectors within the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) posted gains. More economically sensitive sectors such as consumer discretionary and industrials had the highest returns, while the less economically sensitive sectors such as health care had some of the lowest returns.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Multi Managed Large Cap Core VP Initial Class returned 19.17%. By comparison its benchmark, the Standard & Poor’s 500 Composite Stock Index, returned 15.06%. (Prior to May 1, 2010, this fund was named Transamerica Van Kampen Large Cap Core VP).
STRATEGY REVIEW

Morgan Stanley Investment Management Inc.
The growth stock portion of the Fund is managed by the Morgan Stanley Growth Team. The Growth Team uses intensive fundamental research to seek high-quality growth companies. The team’s investment discipline favors companies with sustainable competitive advantages, business visibility, rising return on invested capital, free cash flow and a favorable risk/reward profile. Because the team emphasizes secular growth, short-term market events are not as meaningful in the stock selection process.
Stock selection and an overweight in consumer discretionary provided the largest positive contribution to relative performance versus the S&P 500. Within the sector, performance was led by the casinos and gambling industry. Stock selection in technology was also beneficial, although an overweight in the sector was somewhat disadvantageous. Here, the computer technology industry was particularly additive to the portfolio’s outperformance. Both stock selection and an underweight in health care produced favorable results relative to the S&P 500, with relative gains from the medical equipment industry.
Conversely, both stock selection and an overweight in the materials and processing sector detracted from relative performance. The fertilizers group was the primary cause of the sector’s relative underperformance. In the energy sector, stock selection and an underweight hampered relative performance, primarily due to exposure to natural gas producers. Additionally, stock selection in financial services hurt relative performance, which was partially offset by an overweight in the sector. Within the sector, the financial data and systems industry was the most detrimental to performance.
Invesco Advisers, Inc.
The Invesco portfolio’s consumer discretionary exposure acted as the largest contributor to relative and absolute returns. The portfolio’s notable overweight combined with strong stock selection positively impacted performance. Specifically, the portfolio’s holdings in media companies Comcast Corp. and Viacom, Inc. made significant contributions to results as both stocks posted strong double-digit returns during the year.
Specifically, the portfolio’s material overweight in the property and casualty insurance industry enhanced shareholder returns. Chubb Corp., a property and casualty insurance company, was one of the largest holdings in the portfolio for much of the previous year. The company’s strong performance is reflective of a strong balance sheet and a well diversified, conservative underwriting platform. Chubb Corp. has done an admirable job of returning cash to shareowners through buybacks and dividends, while operating in a difficult pricing environment.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)
(unaudited)
STRATEGY REVIEW (continued)
Invesco Advisers, Inc.
The technology sector was the largest detractor from relative performance. Among technology stocks, the portfolio’s overweight exposure combined with unfavorable stock selection among hardware and select internet related companies dampened shareholder returns. More specifically, the unexpected departure of Hewlett — Packard Co.’s CEO temporarily weighed heavily on the shares. Shares of Yahoo! Inc., a relatively new addition to the portfolio, were weak as investors questioned the rate and sustainability of the recovery in advertising and the economic environment in general.
Towards the end of the period, we pared down exposure to select insurance and media names, using the proceeds to opportunistically increase the portfolio’s energy and industrials exposure.
We believe that market volatility and the market correction that began in the second quarter of 2010 have created opportunities to invest in companies with attractive valuations. Our contrarian philosophy and deep value approach of buying extremely undervalued companies capitalize on market volatility and periods of down markets as value is created for new investment opportunities.

Dennis P. Lynch	Kevin Holt
David S. Cohen	Jason Leder
Sam G. Chainani	Devin Armstrong
Alexander T. Norton	James Warwick
Jason C. Yeung	Matthew Seinsheimer
Armistead B. Nash

Co-Portfolio Managers	Co-Portfolio Managers
Morgan Stanley Investment Management Inc.	Invesco Advisers, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	19.17%	3.88%	3.46%	04/08/1991
S&P 500*	15.06%	2.29%	1.41%

Service Class	18.87%	3.63%	7.20%	05/01/2003

NOTES

*	The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Multi Managed Large Cap Core VP
Initial Class	$1,000.00	$1,272.20	$4.81	$1,020.97	$4.28	0.84%
Service Class	1,000.00	1,270.50	6.24	1,019.71	5.55	1.09

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	96.2%
Securities Lending Collateral	25.7
Repurchase Agreement	3.9
Other Assets and Liabilities - Net	(25.8)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 96.2%
Aerospace & Defense - 0.6%
Honeywell International, Inc.	26,364	$1,402
Air Freight & Logistics - 1.8%
CH Robinson Worldwide, Inc. ^	18,094	1,451
Expeditors International of Washington, Inc.	47,560	2,597
Automobiles - 0.6%
Better Place ‡ Ə § ∆	197,900	594
General Motors Co. ‡ ^	21,809	804
Beverages - 1.6%
Anheuser-Busch InBev NV ADR ^	36,070	2,060
Coca-Cola Co. ^	19,206	1,263
PepsiCo, Inc.	5,012	327
Capital Markets - 3.1%
Bank of New York Mellon Corp.	75,080	2,268
Charles Schwab Corp. ^	113,632	1,944
Goldman Sachs Group, Inc.	6,802	1,144
Morgan Stanley	42,521	1,157
State Street Corp. ^	10,406	482
Chemicals - 1.7%
E.I. du Pont de Nemours & Co. ^	8,830	440
Monsanto Co. ^	48,147	3,353
Commercial Banks - 1.6%
PNC Financial Services Group, Inc.	24,716	1,501
U.S. Bancorp ^	28,023	756
Wells Fargo & Co.	41,761	1,294
Commercial Services & Supplies - 1.4%
Edenred ‡	132,453	3,136
Communications Equipment - 0.9%
Cisco Systems, Inc. ‡ ^	100,276	2,029
Computers & Peripherals - 7.0%
Apple, Inc. ‡	28,668	9,246
Dell, Inc. ‡ ^	82,711	1,121
Hewlett-Packard Co.	46,317	1,950
Teradata Corp. ‡	79,802	3,285
Construction Materials - 0.4%
Martin Marietta Materials, Inc. ^	10,578	976
Distributors - 1.6%
Li & Fung, Ltd.	606,000	3,543
Diversified Financial Services - 6.3%
Bank of America Corp.	150,077	2,002
BM&FBOVESPA SA	370,830	2,933
Citigroup, Inc. ‡ ^	336,120	1,590
CME Group, Inc. - Class A	5,930	1,908
JPMorgan Chase & Co.	76,590	3,249
Leucadia National Corp. ^	81,975	2,392
Diversified Telecommunication Services - 1.5%
AT&T, Inc.	49,412	1,452
Verizon Communications, Inc. ^	52,638	1,883
Electric Utilities - 0.5%
American Electric Power Co., Inc.	13,637	491
FirstEnergy Corp.	21,909	810
Electrical Equipment - 0.9%
Emerson Electric Co. ^	16,570	947
First Solar, Inc. ‡ ^	7,605	990
Energy Equipment & Services - 2.0%
Halliburton Co. ^	64,115	2,618
Noble Corp. ^	15,482	554
Weatherford International, Ltd. ‡ ^	55,308	1,261
Food & Staples Retailing - 2.3%
Costco Wholesale Corp. ^	24,858	1,795
CVS Caremark Corp.	48,810	1,697
Wal-Mart Stores, Inc.	31,514	1,700
Food Products - 3.2%
Kraft Foods, Inc. - Class A ^	79,768	2,513
Mead Johnson Nutrition Co. - Class A ^	50,688	3,156
Unilever NV	37,457	1,176
Health Care Equipment & Supplies - 1.0%
Intuitive Surgical, Inc. ‡ ^	8,902	2,294
Health Care Providers & Services - 1.7%
Cardinal Health, Inc.	30,506	1,169
UnitedHealth Group, Inc.	51,192	1,848
WellPoint, Inc. ‡	11,856	674
Hotels, Restaurants & Leisure - 4.7%
Las Vegas Sands Corp. ‡ ^	102,105	4,691
Starbucks Corp. ^	74,879	2,406
Wynn Resorts, Ltd. ^	17,359	1,803
Yum! Brands, Inc.	34,324	1,684
Household Products - 0.1%
Procter & Gamble Co.	5,037	324
Industrial Conglomerates - 2.0%
General Electric Co.	124,337	2,273
Textron, Inc. ^	30,322	717
Tyco International, Ltd.	37,233	1,543
Insurance - 2.7%
Aflac, Inc.	9,997	564
Chubb Corp.	40,802	2,434
MetLife, Inc. ^	33,020	1,467
Travelers Cos., Inc. ^	27,345	1,523
Internet & Catalog Retail - 5.1%
Amazon.com, Inc. ‡ ^	53,815	9,687
NetFlix, Inc. ‡ ^	9,842	1,729
Internet Software & Services - 8.4%
Baidu, Inc. ADR ‡ ^	40,057	3,867
eBay, Inc. ‡ ^	186,215	5,182
Google, Inc. - Class A ‡	11,088	6,586
Tencent Holdings, Ltd.	68,900	1,516
Yahoo!, Inc. ‡	108,554	1,805
IT Services - 0.5%
Accenture PLC - Class A ^	13,443	651
Western Union Co. ^	19,252	358
Life Sciences Tools & Services - 1.5%
Illumina, Inc. ‡ ^	53,708	3,402
Machinery - 0.7%
Ingersoll-Rand PLC ^	30,965	1,458
Media - 7.3%
Comcast Corp. - Class A ^	240,283	5,279
DIRECTV - Class A ‡	16,455	657
Naspers, Ltd. - Class N	41,287	2,431
News Corp. - Class B ^	90,495	1,486
Time Warner Cable, Inc.	18,853	1,245
Time Warner, Inc.	48,271	1,553
Viacom, Inc. - Class B	87,187	3,453

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value
Metals & Mining - 0.9%
Alcoa, Inc. ^	127,808	$1,967
Multiline Retail - 0.7%
JC Penney Co., Inc. ^	15,919	514
Macy’s, Inc.	15,660	396
Target Corp.	11,378	685
Multi-Utilities - 0.2%
Sempra Energy ^	6,569	345
Oil, Gas & Consumable Fuels - 5.1%
BP PLC ADR ^	23,499	1,038
Chevron Corp. ^	25,181	2,298
ConocoPhillips	15,387	1,048
Range Resources Corp. ^	24,219	1,089
Royal Dutch Shell PLC - Class A ADR	26,221	1,751
Total SA ADR	14,522	777
Ultra Petroleum Corp. ‡ ^	71,062	3,394
Paper & Forest Products - 1.4%
International Paper Co. ^	117,018	3,188
Personal Products - 0.2%
Avon Products, Inc. ^	18,311	532
Pharmaceuticals - 4.7%
Abbott Laboratories	24,344	1,166
Allergan, Inc.	22,935	1,575
Bristol-Myers Squibb Co. ^	78,271	2,073
GlaxoSmithKline PLC ADR ^	15,393	604
Merck & Co., Inc.	51,642	1,861
Pfizer, Inc.	154,696	2,709
Roche Holding AG ADR	13,367	490
Professional Services - 0.7%
SGS SA	973	1,633
Real Estate Management & Development - 2.1%
Brookfield Asset Management, Inc. - Class A	142,925	4,758

Semiconductors & Semiconductor Equipment - 0.7%
Intel Corp.	49,860	1,049
KLA-Tencor Corp.	14,182	548
Software - 2.2%
Microsoft Corp.	23,288	650
Salesforce.com, Inc. ‡ ^	23,547	3,109
VMware, Inc. - Class A ‡ ^	12,590	1,119
Specialty Retail - 1.1%
Home Depot, Inc.	33,706	1,182
Lowe’s Cos., Inc.	47,717	1,196
Tobacco - 1.0%
Philip Morris International, Inc.	38,767	2,269
Wireless Telecommunication Services - 0.5%
Vodafone Group PLC ADR ^	39,005	1,031

Total Common Stocks (cost $161,281)		215,043

SECURITIES LENDING COLLATERAL - 25.7%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	57,358,737	57,359
Total Securities Lending Collateral (cost $57,359)

	Principal	Value
REPURCHASE AGREEMENT - 3.9%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $8,743 on 01/03/2011. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017 - 12/25/2024, with a total value of $8,923.	$8,743	8,743
Total Repurchase Agreement (cost $8,743)
Total Investment Securities (cost $227,383) #		281,145
Other Assets and Liabilities - Net		(57,648)

Net Assets		$223,497
NOTES TO SCHEDULE OF INVESTMENTS:

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $594, or 0.27%, of the fund’s net assets.

§	Illiquid. This security had a market value of $594, or 0.27%, of the fund’s net assets.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $56,030.

▲	Rate shown reflects the yield at 12/31/2010.

∆	Restricted Security. At 12/31/2010, the fund owned the following security (representing 0.27% of net assets) which was restricted to public resale:

			Cost		Fair	Fair Value
Description	Date of Acquisition	Shares	Per Share*	Cost	Value	Per Share*

Better Place	01/25/2010	197,900	$3.00	$594	$594	$3.00

*	Price not in thousands.

#	Aggregate cost for federal income tax purposes is $227,383. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $56,412 and $2,650, respectively. Net unrealized appreciation for tax purposes is $53,762.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
DEFINITION:
ADR      American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$187,796	$26,653	$594	$215,043
Repurchase Agreement	—	8,743	—	8,743
Securities Lending Collateral	57,359	—	—	57,359

Total	$245,155	$35,396	$594	$281,145

Level 3 Rollforward - Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	12/31/2009	Purchases	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	12/31/2010
Common Stocks	$—	$594	$—	$—	$—	$—	$594

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $218,640) (including securities loaned of $56,030)	$272,402
Repurchase agreement, at value (cost: $8,743)	8,743
Receivables:
Investment securities sold	99
Shares sold	8
Securities lending income (net)	8
Dividends	171
Dividend reclaims	16
Prepaid expenses	2

281,449

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	175
Shares redeemed	222
Management and advisory fees	158
Distribution and service fees	3
Administration fees	4
Printing and shareholder reports fees	11
Audit and tax fees	8
Other	12
Collateral for securities on loan	57,359

57,952

Net assets	$223,497

Net assets consist of:
Capital stock ($.01 par value)	$144
Additional paid-in capital	231,249
Undistributed (accumulated) net investment income (loss)	1,594
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(63,253)
Net unrealized appreciation (depreciation) on:
Investment securities	53,762
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$223,497

Net assets by class:
Initial Class	$206,764
Service Class	16,733
Shares outstanding:
Initial Class	13,323
Service Class	1,060
Net asset value and offering price per share:
Initial Class	$15.52
Service Class	15.79
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $64)	$3,331
Securities lending income (net)	47

3,378

Expenses:
Management and advisory	1,557
Printing and shareholder reports	31
Custody	58
Administration	42
Legal	11
Audit and tax	17
Trustees	7
Transfer agent	2
Distribution and service:
Service Class	33
Other	4

Total expenses	1,762

Recaptured Expenses	15

Net expenses	1,777

Net investment income	1,601

Net realized gain (loss) on transactions from:
Investment securities	7,915
Foreign currency transactions	(7)

7,908

Net increase in unrealized appreciation (depreciation) on:
Investment securities	27,145
Translation of assets and liabilities denominated in foreign currencies	1

Change in unrealized appreciation (depreciation)	27,146

Net realized and unrealized gain	35,054

Net increase in net assets resulting from operations	$36,655

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,601	$1,365
Net realized gain (loss) from investment securities and foreign currency transactions	7,908	(12,461)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	27,146	71,527

Net increase in net assets resulting from operations	36,655	60,431

Distributions to shareholders:
From net investment income:
Initial Class	(1,290)	(1,379)
Service Class	(71)	(68)

Total distributions to shareholders	(1,361)	(1,447)

Capital share transactions:
Proceeds from shares sold:
Initial Class	6,789	7,286
Service Class	5,445	3,053

	12,234	10,339

Proceeds from fund acquisition:
Initial Class	—	87,536
Service Class	—	5,878

	—	93,414

Dividends and distributions reinvested:
Initial Class	1,290	1,379
Service Class	71	68

	1,361	1,447

Cost of shares redeemed:
Initial Class	(34,300)	(25,437)
Service Class	(3,541)	(1,250)

	(37,841)	(26,687)

Net increase (decrease) in net assets from capital shares transactions	(24,246)	78,513

Net increase in net assets	11,048	137,497

Net assets:
Beginning of year	212,449	74,952

End of year	$223,497	$212,449

Undistributed net investment income	$1,594	$1,361

Share activity:
Shares issued:
Initial Class	490	628
Service Class	383	259

	873	887

Shares issued on fund acquisition:
Initial Class	—	8,789
Service Class	—	579

	—	9,368

Shares issued-reinvested from distributions:
Initial Class	102	117
Service Class	6	6

	108	123

Shares redeemed:
Initial Class	(2,513)	(2,330)
Service Class	(261)	(112)

	(2,774)	(2,442)

Net increase (decrease) in shares outstanding:
Initial Class	(1,921)	7,204
Service Class	128	732

	(1,793)	7,936

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$13.12	$9.09	$19.04	$18.73	$18.23
Investment operations
Net investment income(A)	0.11	0.10	0.18	0.19	0.15
Net realized and unrealized gain (loss)	2.38	4.02	(7.25)	1.50	1.59

Total operations	2.49	4.12	(7.07)	1.69	1.74

Distributions
From net investment income	(0.09)	(0.09)	(0.23)	(0.19)	(0.18)
From net realized gains	—	—	(2.65)	(1.19)	(1.06)

Total distributions	(0.09)	(0.09)	(2.88)	(1.38)	(1.24)

Net asset value
End of year	$15.52	$13.12	$9.09	$19.04	$18.73

Total return(B)	19.17%	45.41%	(42.08%)	9.25%	(10.33%)
Net assets end of year (000’s)	$206,764	$199,996	$73,100	$153,192	$180,443
Ratio and supplemental data
Expenses to average net assets
After reimbursement/recaptured expense	0.84%	0.84%	0.83%	0.82%	0.82%
Before reimbursement/recaptured expense	0.83%	0.85%	0.83%	0.82%	0.82%
Net investment income, to average net assets	0.79%	0.91%	1.20%	0.97%	0.81%
Portfolio turnover rate	27%	73%	37%	37%	40%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$13.36	$9.27	$19.36	$19.04	$18.52
Investment operations
Net investment income(A)	0.07	0.07	0.14	0.15	0.10
Net realized and unrealized gain (loss)	2.43	4.10	(7.38)	1.51	1.63

Total operations	2.50	4.17	(7.24)	1.66	1.73

Distributions
From net investment income	(0.07)	(0.08)	(0.20)	(0.15)	(0.15)
From net realized gains	—	—	(2.65)	(1.19)	(1.06)

Total distributions	(0.07)	(0.08)	(2.85)	(1.34)	(1.21)

Net asset value
End of year	$15.79	$13.36	$9.27	$19.36	$19.04

Total return(B)	18.87%	45.09%	(42.20%)	8.94%	10.06%
Net assets end of year (000’s)	$16,733	$12,453	$1,852	$1,878	$1,428
Ratio and supplemental data
Expenses to average net assets
After reimbursement/recaptured expense	1.09%	1.09%	1.08%	1.06%	1.07%
Before reimbursement/recaptured expense	1.08%	1.10%	1.08%	1.06%	1.07%
Net investment income, to average net assets	0.54%	0.65%	0.98%	0.74%	0.55%
Portfolio turnover rate	27%	73%	37%	37%	40%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. On June 1, 2010, Transamerica Van Kampen Large Cap Core VP added Invesco Advisers, Inc. as a sub-adviser in addition to its current sub-adviser Morgan Stanley Investment Management Inc. and also changed its name to Transamerica Multi Managed Large Cap Core VP effective May 1, 2010. Transamerica Multi Managed Large Cap Core VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at December 31, 2010 are listed in the Schedule of Investments.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $20, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.75%
Over $250 million	0.70%

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.84% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount recaptured by the adviser was $15. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$6	12/31/2012
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with affiliates of the adviser or sub-adviser for the year ended December 31, 2010 were $2.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(Formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$53,832
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	80,519
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax years (2007-2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(7)
Undistributed (accumulated) net realized gain (loss) from investment securities	$7
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$27,675	December 31, 2015

$20,761	December 31, 2016

$14,816	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31,2010 were $3,374.

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(Formerly, Transamerica Van Kampen Large Cap Core VP)

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,361
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	1,447
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$1,594

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(63,252)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$53,762

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(formerly, Transamerica Van Kampen Large Cap Core VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Multi Managed Large Cap Core VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Multi Managed Large Cap Core VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Multi Managed Large Cap Core VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Multi Managed Large Cap Core VP
(Formerly, Transamerica Van Kampen Large Cap Core VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
(unaudited)
MARKET ENVIRONMENT
At the start of 2010, investors sought the relative safety of U.S. bonds amid concern about sovereign debt risk, especially in Greece and other peripheral Eurozone economies as growing budget shortfalls in Greece, Spain and Portugal raised fears that the region might derail the global economy’s recovery from the crisis that began in 2008. Policymakers wrestled with how long to sustain stimulus programs designed to mitigate the global recession but which threatened to undermine public finances or stoke inflation. While the Federal Reserve Board (“Fed”) kept its main policy rate unchanged, it concluded its $1.25 trillion Agency mortgage purchase program in March and also ended the subscription period for purchasing consumer asset-backed securities.
Policy initiatives that aimed to speed up the U.S. recovery and lower the persistently high unemployment rate were the major market drivers during the final quarter. On the monetary front, the Fed continued its unconventional efforts to spur faster growth, launching a second round of quantitative easing (“QE2”) in November. On the fiscal policy front in December the Obama Administration and Congress reached a major compromise on tax policy that included a cut in payroll taxes, an extension of unemployment benefits and a tax credit for business capital expenditures. Despite their limited duration, these provisions gave a boost to riskier asset markets.
In the final months of 2010, most fixed income markets gave back some of their gains from earlier in 2010 as interest rates rose sharply and investors began to shift toward riskier assets. Signs of economic strength as well as market reaction to expanded fiscal and monetary stimulus drove the yield on the benchmark 10-year Treasury up during the fourth quarter to close the year at 3.30 percent. Additionally, the Treasury yield curve steepened during the year as the Fed kept short-term yields anchored at low levels.
PERFORMANCE
For the year ended December 31, 2010, Transamerica PIMCO Total Return VP Initial Class returned 7.19%. By comparison its benchmark, the Barclays Capital U.S. Aggregate Bond Index, returned 6.54%.
STRATEGY REVIEW
An underweight to U.S. duration early in the year added to returns as the 10-year U.S. Treasury yield rose in the first quarter. However, this positive impact was partially offset in the fourth quarter as an overweight to U.S. duration detracted from returns as 10-year Treasury yields rose at the end of the year. Additionally, interest rate exposure in Europe added to performance, as the 10-year Bund yield fell to end the year at 2.96 percent. On the spread sector front, an overweight to Agency mortgage-backed securities late in the year added to performance as the Barclays Capital U.S. Fixed Rate Mortgage Backed Securities Index outperformed like-duration Treasuries over this period. In addition, a focus on Financials, a sub-sector within the investment grade corporate sector, was positive for performance as Financials outperformed the overall investment grade corporate market. A modest exposure to high yield bonds added to performance as the Barclays Capital U.S. Corporate High Yield Index outperformed like-duration Treasuries in 2010. Modest exposure to emerging local rates in Brazil, implemented via Brazilian zero coupon swaps, added to returns as rates fell in this country during the year. Tactical management of yield curve strategies was negative for returns as the yield curve steepened; however, exposure to Eurodollar futures mitigated this negative impact as prices rose across these money market future contracts. Finally, modest exposure to Build America Bonds detracted from returns as the Barclays Capital Build America Bonds Index underperformed the Barclays U.S. Long Credit Index during the year.
Chris P. Dialynas
Portfolio Manager
Pacific Investment Management Company LLC

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	7.19%	6.54%	5.84%	05/01/2002

Barclays Capital U.S. Aggregate Bond*	6.54%	5.80%	5.52%

Service Class	6.93%	6.28%	5.18%	05/01/2003

NOTES

*	The Barclays Capital Aggregate U.S. Bond Index (“Barclays Capital U.S. Aggregate Bond”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest directly in an Index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica PIMCO Total Return VP
Initial Class	$1,000.00	$1,011.70	$3.50	$1,021.73	$3.52	0.69%
Service Class	1,000.00	1,010.00	4.76	1,020.47	4.79	0.94

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the Fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

U.S. Government Agency Obligations	43.3%
U.S. Government Obligations	20.6
Corporate Debt Securities	20.2
Repurchase Agreements	9.0
Foreign Government Obligations	7.1
Mortgage-Backed Securities	6.5
Securities Lending Collateral	6.3
Municipal Government Obligations	4.4
Short-Term U.S. Government Obligation	3.5
Short-Term Foreign Government Obligations	3.3
Asset-Backed Securities	1.7
Preferred Corporate Debt Securities	1.7%
Loan Assignments	0.5
Convertible Preferred Stocks	0.1
Preferred Stocks	0.1
Other Assets and Liabilities — Net(A)	(28.3)

Total	100.0%

(A)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 20.6%
U.S. Treasury Bond
1.88%, 08/31/2017		$1,700	$1,623
2.25%, 11/30/2017 ^		82,500	80,225
2.63%, 11/15/2020 ^		7,800	7,358
3.88%, 08/15/2040 ^		24,300	22,383
4.38%, 11/15/2039 ^		5,600	5,630
4.38%, 02/15/2038		1,400	1,415
5.25%, 02/15/2029 ^		1,500	1,720
5.50%, 08/15/2028		2,900	3,417
6.13%, 11/15/2027 ^		32,000	40,200
6.25%, 08/15/2023 ^		9,800	12,317
7.63%, 11/15/2022 ^		8,500	11,828
7.63%, 02/15/2025		2,100	2,978
7.88%, 02/15/2021 (A)		72,500	101,137
8.13%, 05/15/2021		17,200	24,416
8.50%, 02/15/2020		17,200	24,609
8.75%, 05/15/2020 - 08/15/2020		16,600	24,195
U.S. Treasury Inflation Indexed Bond
2.13%, 02/15/2040 ^		4,250	4,498
U.S. Treasury Inflation Indexed Note
1.25%, 07/15/2020 ^ (A) (C)		91,057	93,234
U.S. Treasury Note
3.13%, 05/15/2019		5,500	5,558
3.38%, 11/15/2019		10,100	10,311
3.88%, 05/15/2018 ^		100	108

Total U.S. Government Obligations (cost $481,462)			479,160

U.S. GOVERNMENT AGENCY OBLIGATIONS - 43.3%
Fannie Mae
1.53%, 06/01/2043 *		336	337
2.11%, 12/01/2034 *		17	18
2.14%, 08/01/2035 *		1,507	1,552
2.15%, 08/01/2035 *		25	25
2.27%, 05/01/2035 *		991	1,029
2.41%, 09/01/2035 *		2,549	2,661
2.44%, 10/01/2035 *		26	27
2.56%, 01/01/2028 *		74	78
2.64%, 07/01/2032 *		8	8
3.50%, 12/01/2040 - 01/01/2041		22,000	21,032
4.00%, 10/01/2013 - 10/01/2040		129,538	131,026
4.50%, 02/01/2013 - 09/01/2039		70,889	74,378
5.00%, 08/01/2020 - 01/01/2030		33,043	35,088
5.50%, 04/01/2014 - 05/01/2040		17,111	18,395
6.00%, 08/01/2037		5,939	6,462
6.18%, 08/01/2036 *		429	452
6.50%, 06/17/2038		3,700	4,021
Fannie Mae, TBA
4.00%		279,500	279,335
4.50%		305,300	315,315
Freddie Mac
0.61%, 12/15/2029 *		75	75
1.54%, 10/25/2044 *		2,146	2,096
1.74%, 07/25/2044 *		1,097	1,072
2.52%, 09/01/2035 *		191	198
2.66%, 08/01/2023 *		81	85
3.06%, 09/01/2035 *		2,472	2,599
4.50%, 10/01/2013 - 06/15/2017		602	612
5.00%, 08/15/2016 - 02/15/2020		2,154	2,234
5.50%, 03/15/2017		132	136
6.50%, 07/25/2043		126	145
Freddie Mac, TBA
4.00%		97,000	96,288
Ginnie Mae
6.50%, 06/20/2032		8	8
Overseas Private Investment Corp.
Zero Coupon, 12/10/2012		5,700	6,018
Zero Coupon, 04/15/2014		3,900	4,618
Small Business Administration
4.50%, 02/01/2014		331	346

Total U.S. Government Agency Obligations (cost $1,007,739)			1,007,769

FOREIGN GOVERNMENT OBLIGATIONS - 7.1%
Australia Government Bond
4.75%, 06/15/2016	AUD	45,300	44,903
6.00%, 02/15/2017	AUD	14,000	14,739
Brazil Notas do Tesouro Nacional
10.00%, 01/01/2012 - 01/01/2017	BRL	65,704	34,579
Bundesrepublik Deutschland
5.63%, 01/04/2028	EUR	2,900	4,923
Canadian Government Bond
1.50%, 03/01/2012	CAD	45,100	45,379
Export-Import Bank of Korea
8.13%, 01/21/2014		$13,100	14,985
Hong Kong SAR Government Bond
5.13%, 08/01/2014 - 144A		2,700	2,932
Korea Expressway Corp.
5.13%, 05/20/2015 - 144A ^		850	895
Republic of Brazil
10.25%, 01/10/2028	BRL	2,050	1,282

Total Foreign Government Obligations (cost $152,600)			164,617

MORTGAGE-BACKED SECURITIES - 6.5%
Adjustable Rate Mortgage Trust
Series 2005-10, Class 1A21
3.05%, 01/25/2036 *		$440	309
Series 2005-4, Class 1A1
3.12%, 08/25/2035 *		357	260
Series 2005-5, Class 2A1
3.00%, 09/25/2035 *		373	282
American Home Mortgage Assets
Series 2006-4, Class 1A12
0.47%, 10/25/2046 *		5,067	2,766
Series 2006-5, Class A1
1.25%, 11/25/2046 *		969	477
American Home Mortgage Investment Trust
Series 2005-2, Class 4A1
1.96%, 09/25/2045 *		9	8
Banc of America Commercial Mortgage, Inc.
Series 2007-1, Class A4
5.45%, 01/15/2049		490	511
Banc of America Funding Corp.
Series 2005-D, Class A1
2.86%, 05/25/2035 *		211	205
Series 2006-J, Class 4A1
5.89%, 01/20/2047 *		255	183
Banc of America Large Loan, Inc.
Series 2010-UB5, Class A4A
5.64%, 02/17/2051 - 144A *		20,000	21,310

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES – (continued)
Banc of America Mortgage Securities, Inc.
Series 2004-L, Class 2A1
2.88%, 01/25/2035 *	$1,139	$971
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-5, Class 2A1
2.77%, 08/25/2033 *	2,013	1,977
Series 2003-8, Class 2A1
2.86%, 01/25/2034 *	116	114
Series 2003-8, Class 4A1
3.11%, 01/25/2034 *	233	222
Series 2003-9, Class 2A1
3.20%, 02/25/2034 *	283	251
Series 2004-10, Class 22A1
5.00%, 01/25/2035 *	467	436
Series 2005-2, Class A2
2.93%, 03/25/2035 *	881	840
Series 2005-5, Class A1
2.34%, 08/25/2035 *	211	202
Series 2005-5, Class A2
2.43%, 08/25/2035 *	632	596
Series 2005-7, Class 22A1
2.95%, 09/25/2035 *	795	604
Series 2006-6, Class 32A1
5.30%, 11/25/2036 *	1,212	754
Series 2006-7, Class 1A2
0.48%, 12/25/2046 *	52	1
Series 2006-8, Class 3A1
0.42%, 02/25/2034 *	1,018	806
Series 2006-R1, Class 2E21
4.72%, 08/25/2036 *	947	297
Bear Stearns Structured Products, Inc.
Series 2007-R6, Class 1A1
2.36%, 01/26/2036 *	773	505
Series 2007-R6, Class 2A1
5.34%, 12/26/2046 *	527	368
Chaseflex Trust
Series 2007-3, Class 1A2
0.72%, 07/25/2037 *	3,621	2,113
Citigroup Mortgage Loan Trust, Inc.
Series 2005-6, Class A1
2.51%, 08/25/2035 *	1,077	1,010
Series 2005-6, Class A2
2.56%, 08/25/2035 *	793	710
Series 2007-10, Class 22AA
5.86%, 09/25/2037 *	5,286	3,822
Citigroup/Deutsche Bank Commercial Mortgage Trust
Series 2006-CD3, Class A5
5.62%, 10/15/2048	800	858
Series 2007-CD5, Class A4
5.89%, 11/15/2044 *	400	427
Countrywide Alternative Loan Trust
Series 2003-J1, Class 4A1
6.00%, 10/25/2032	18	18
Series 2003-J3, Class 2A1
6.25%, 12/25/2033	408	416
Series 2005-14, Class 2A1
0.47%, 05/25/2035 *	450	298
Series 2005-56, Class 5A2
1.03%, 11/25/2035 *	1,013	593
Series 2005-59, Class 1A1
0.59%, 11/20/2035 *	12	7
Series 2005-62, Class 2A1
1.33%, 12/25/2035 *	8	5
Series 2005-81, Class A1
0.54%, 02/25/2037 *	2,296	1,343
Series 2006-OA1, Class 2A1
0.47%, 03/20/2046 *	1,844	1,058
Series 2006-OA17, Class 1A1A
0.46%, 12/20/2046 *	5,671	2,953
Series 2006-OA19, Class A1
0.44%, 02/20/2047 *	2,180	1,262
Series 2006-OA9, Class 2A1A
0.47%, 07/20/2046 *	15	7
Series 2007-HY4, Class 1A1
3.82%, 06/25/2037 *	4,249	3,008
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2002-30, Class M
2.82%, 10/19/2032 *	88	64
Series 2003-R4, Class 2A
6.50%, 01/25/2034 - 144A *	689	696
Series 2004-12, Class 11A1
2.98%, 08/25/2034 *	152	111
Series 2004-R1, Class 2A
6.50%, 11/25/2034 - 144A	927	926
Series 2005-HY10, Class 5A1
5.39%, 02/20/2036 *	561	426
Series 2005-R2, Class 1AF1
0.60%, 06/25/2035 - 144A *	1,669	1,435
Series 2006-OA5, Class 2A2
0.56%, 04/25/2036 *	755	198
Credit Suisse First Boston Mortgage Securities Corp.
Series 2003-AR15, Class 2A1
2.59%, 06/25/2033 *	1,028	978
Deutsche ALT-A Securities, Inc., Alternate Loan Trust
Series 2005-AR1, Class 2A1
2.00%, 08/25/2035 *	402	317
First Horizon Asset Securities, Inc.
Series 2005-AR3, Class 2A1
2.92%, 08/25/2035 *	168	135
Greenpoint Mortgage Funding Trust
Series 2006-AR7, Class 1A32
0.46%, 12/25/2046 *	800	184
Greenpoint Mortgage Pass-Through Certificates
Series 2003-1, Class A1
3.12%, 10/25/2033 *	353	302
GS Mortgage Securities Corp. II
Series 2007-EOP, Class A1
0.36%, 03/06/2020 - 144A *	1,845	1,800
GSR Mortgage Loan Trust
Series 2005-AR6, Class 2A1
2.82%, 09/25/2035 *	1,003	957
Series 2006-AR1, Class 2A1
2.96%, 01/25/2036 *	13	10

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES - (continued)
Harborview Mortgage Loan Trust
Series 2005-4, Class 4A
2.99%, 07/19/2035 *	$660	$554
Series 2006-1, Class 2A1A
0.50%, 03/19/2036 *	3,147	1,931
Series 2006-5, Class 2A1A
0.44%, 07/19/2046 *	1,393	857
Series 2006-7, Class 2A1A
0.46%, 09/19/2046 *	769	479
Series 2007-1, Class 2A1A
0.39%, 04/19/2038 *	1,911	1,231
IndyMac Index Mortgage Loan Trust
Series 2004-AR11, Class 2A
2.69%, 12/25/2034 *	101	74
Series 2006-AR12, Class A1
0.45%, 09/25/2046 *	899	534
JPMorgan Chase Commercial Mortgage
Securities Corp.
Series 2007-CB18, Class A4
5.44%, 06/12/2047	210	220
JPMorgan Mortgage Trust
Series 2005-A1, Class 6T1
5.04%, 02/25/2035 *	448	447
Series 2007-A1, Class 5A5
3.11%, 07/25/2035 *	2,953	2,932
LB-UBS Commercial Mortgage Trust
Series 2007-C7, Class A3
5.87%, 09/15/2045 *	4,700	4,945
Luminent Mortgage Trust
Series 2006-6, Class 2A1
0.46%, 10/25/2046 *	745	493
MASTR Alternative Loans Trust
Series 2006-2, Class 2A1
0.66%, 03/25/2036 *	389	155
MLCC Mortgage Investors, Inc.
Series 2005-2, Class 1A
1.71%, 10/25/2035 *	13,767	12,507
Series 2005-2, Class 2A
4.25%, 10/25/2035 *	462	396
Series 2005-2, Class 3A
1.25%, 10/25/2035 *	133	115
Series 2005-3, Class 4A
0.51%, 11/25/2035 *	89	75
Series 2005-A10, Class A
0.47%, 02/25/2036 *	441	338
Morgan Stanley Capital I
Series 2007-IQ15, Class A4
5.88%, 06/11/2049 *	400	428
Series 2007-XLFA, Class A1
0.32%, 10/15/2020 - 144A *	1,763	1,695
Nomura Asset Acceptance Corp.
Series 2004-R1, Class A1
6.50%, 03/25/2034 - 144A	928	932
Residential Accredit Loans, Inc.
Series 2005-QO3, Class A1
0.66%, 10/25/2045 *	613	342
Series 2006-QO6, Class A1
0.44%, 06/25/2046 *	808	335
Residential Asset Securitization Trust
Series 2006-R1, Class A2
0.66%, 01/25/2046 *	813	364
Residential Funding Mortgage Securities I
Series 2003-S9, Class A1
6.50%, 03/25/2032	23	23
Series 2005-SA4, Class 1A21
3.27%, 09/25/2035 *	1,126	816
RMAC Securities PLC
Series 2007-NS1X, Class A2B
0.45%, 06/12/2044 *	15,200	12,032
Sequoia Mortgage Trust
Series 10, Class 2A1
0.64%, 10/20/2027 *	95	86
Structured Adjustable Rate Mortgage Loan Trust
Series 2004-20, Class 3A1
2.63%, 01/25/2035 *	342	274
Series 2005-17, Class 3A1
2.71%, 08/25/2035 *	127	102
Series 2005-18, Class 3A1
2.94%, 09/25/2035 *	4,163	3,307
Structured Asset Mortgage Investments, Inc.
Series 2002-AR3, Class A1
0.92%, 09/19/2032 *	68	60
Series 2005-AR5, Class A1
0.51%, 07/19/2035 *	158	112
Series 2005-AR5, Class A2
0.51%, 07/19/2035 *	169	146
Series 2005-AR5, Class A3
0.51%, 07/19/2035 *	321	298
Series 2005-AR8, Class A1A
0.54%, 02/25/2036 *	383	230
Series 2006-AR3, Class 12A1
0.48%, 05/25/2036 *	2,335	1,379
Series 2006-AR6, Class 2A1
0.45%, 07/25/2046 *	6,287	3,926
TBW Mortgage Backed Pass-Through Certificates
Series 2006-6, Class A1
0.37%, 01/25/2037 *	31	31
Wachovia Bank Commercial Mortgage Trust
Series 2006-WL7A, Class A1
0.35%, 09/15/2021 - 144A *	1,275	1,242
WaMu Mortgage Pass-Through Certificates
Series 2002-AR2, Class A
2.90%, 02/27/2034 *	147	150
Series 2003-AR9, Class 2A
2.78%, 09/25/2033 *	4,492	4,514
Series 2003-R1, Class A1
0.80%, 12/25/2027 *	5,318	4,692
Series 2003-R1, Class X
3.21%, 12/25/2027 - 144A * IO Ə	4,299	236
Series 2004-AR1, Class A
2.78%, 03/25/2034 *	417	392
Series 2005-AR11, Class A1A
0.58%, 08/25/2045 *	260	220

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES - (continued)
WaMu Mortgage Pass-Through Certificates (continued)
Series 2006-AR10, Class 1A1
5.85%, 09/25/2036 *	$2,182	$1,698
Series 2006-AR17, Class 1A
1.15%, 12/25/2046 *	1,108	717
Series 2006-AR19, Class 1A1A
1.06%, 01/25/2047 *	310	206
Series 2006-AR3, Class A1A
1.33%, 02/25/2046 *	1,291	990
Series 2006-AR7, Class 3A
3.16%, 07/25/2046 *	2,469	1,793
Series 2006-AR7, Class C1B2
0.48%, 07/25/2046 *	486	100
Series 2006-AR9, Class 2A
3.16%, 08/25/2046 *	2,159	1,631
Series 2007-HY1, Class 1A1
5.49%, 02/25/2037 *	895	653
Series 2007-HY1, Class 4A1
5.00%, 02/25/2037 *	5,240	4,112
Series 2007-OA1, Class A1A
1.03%, 02/25/2047 *	6,252	3,822
Series 2007-OA3, Class 2A1A
1.09%, 04/25/2047 *	733	487
Series 2007-OA6, Class 1A
1.14%, 07/25/2047 *	1,027	674
Wells Fargo Mortgage Backed Securities Trust
Series 2003-13, Class A5
4.50%, 11/25/2018	307	311
Series 2004-CC, Class A1
4.91%, 01/25/2035 *	671	675
Series 2004-Z, Class 2A1
2.74%, 12/25/2034 *	810	774
Series 2006-AR10, Class 5A6
5.40%, 07/25/2036 *	15	12
Series 2006-AR4, Class 2A6
5.65%, 04/25/2036 *	641	242
Series 2006-AR8, Class 2A4
2.90%, 04/25/2036 *	1,743	1,612

Total Mortgage-Backed Securities (cost $159,996)		150,858

ASSET-BACKED SECURITIES - 1.7%
Amortizing Residential Collateral Trust
Series 2002-BC4, Class A
0.84%, 07/25/2032 *	6	6
Asset Backed Funding Certificates
Series 2005-OPT1, Class A1MZ
0.61%, 07/25/2035 *	132	119
Series 2006-HE1, Class A2A
0.32%, 01/25/2037 *	188	186
Aurum CLO, Ltd./Corp.
Series 2002-1A, Class A1
0.72%, 04/15/2014 - 144A *	803	788
Bear Stearns Asset Backed Securities Trust
Series 2002-2, Class A1
0.92%, 10/25/2032 *	34	30
Series 2006-SD2, Class A2
0.46%, 06/25/2036 *	821	803
Series 2006-SD3, Class 21A1
3.43%, 07/25/2036 *	355	231
Series 2006-SD4, Class 1A1
3.22%, 10/25/2036 *	973	710
Citigroup Mortgage Loan Trust, Inc.
Series 2006-NC1, Class A2B
0.37%, 08/25/2036 *	81	73
Series 2006-WFH3, Class A2
0.36%, 10/25/2036 *	177	177
Series 2007-AHL1, Class A2A
0.30%, 12/25/2036 *	114	110
Countrywide Asset-Backed Certificates
Series 2006-22, Class 2A1
0.31%, 05/25/2047 *	4	4
Series 2006-24, Class 2A1
0.31%, 06/25/2047 *	480	472
Series 2006-25, Class 2A1
0.33%, 05/25/2028 *	159	157
Series 2006-SD1, Class A1
0.42%, 02/25/2036 - 144A *	9	9
Series 2007-5, Class 2A1
0.36%, 09/25/2047 *	871	846
Gazprom Via Gaz Capital SA
8.15%, 04/11/2018 - 144A	1,200	1,389
Series 2
8.63%, 04/28/2034	6,300	7,559
Harbourmaster CLO, Ltd.
Series 5A, Class A1
1.29%, 06/15/2020 - 144A * Ə	3,942	4,899
Home Equity Asset Trust
Series 2002-1, Class A4
0.86%, 11/25/2032 *	1	1
JPMorgan Mortgage Acquisition Corp.
Series 2007-CH3, Class A2
0.34%, 03/25/2037 *	189	178
Lehman XS Trust
Series 2006-4N, Class A1B1
0.43%, 04/25/2046 *	389	359
Series 2006-GP4, Class 2A2
0.49%, 08/25/2046 *	413	37
Merrill Lynch Mortgage Investors, Inc.
Series 2006-MLN1, Class A2A
0.33%, 07/25/2037 *	7	7
Morgan Stanley Home Equity Loans
Series 2007-1, Class A1
0.31%, 12/25/2036 *	9	9
Morgan Stanley Mortgage Loan Trust
Series 2007-3XS, Class 2A1A
0.33%, 01/25/2047 *	648	593
New Century Home Equity Loan Trust
Series 2005-2, Class A1ZA
0.52%, 06/25/2035 *	26	25
Plymouth Rock CLO, Ltd./Inc.
Series 2010-1A, Class A
1.92%, 02/16/2019 - 144A * § Ə	13,500	13,455
Residential Asset Securities Corp.
Series 2007-KS1, Class A1
0.32%, 01/25/2037 *	36	36
Securitized Asset Backed Receivables LLC Trust
Series 2007-NC2, Class A2A
0.30%, 01/25/2037 *	523	496

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

		Principal	Value

ASSET-BACKED SECURITIES – (continued)
Small Business Administration Participation Certificates
Series 2003-20I, Class 1
5.13%, 09/01/2023		$319	$341
Series 2004-20C, Class 1
4.34%, 03/01/2024		1,856	1,946
Series 2008-20L, Class 1
6.22%, 12/01/2028		3,458	3,799
Structured Asset Securities Corp.
Series 2002-HF1, Class A
0.55%, 01/25/2033 *		2	1
Series 2006-BC3, Class A2
0.31%, 10/25/2036 *		161	160
Series 2007-GEL1, Class A1
0.36%, 01/25/2037 - 144A *		982	704

Total Asset-Backed Securities (cost $40,476)			40,715

MUNICIPAL GOVERNMENT OBLIGATIONS - 4.4%
Buckeye Tobacco Settlement Financing Authority
5.88%, 06/01/2030		4,400	3,063
Chicago Transit Authority -Class A
6.90%, 12/01/2040		11,100	11,110
Chicago Transit Authority -Class B
6.90%, 12/01/2040		7,300	7,191
Golden State Tobacco Securitization Corp.
5.13%, 06/01/2047		300	181
Kentucky State Property & Building Commission
4.30%, 11/01/2019		500	477
4.40%, 11/01/2020		600	571
5.37%, 11/01/2025		1,100	1,037
Los Angeles Department of Water & Power
5.00%, 07/01/2044		6,900	6,682
Los Angeles Unified School District - Series A-1, Class A
4.50%, 07/01/2022		2,155	2,144
New York City Municipal Water Finance Authority
5.75%, 06/15/2040		6,200	6,553
New York City Transitional Finance Authority
4.73%, 11/01/2023		900	851
4.91%, 11/01/2024		600	566
5.08%, 11/01/2025		600	567
Palomar Community College District
4.75%, 05/01/2032		100	92
State of California
5.65%, 04/01/2039 *		14,400	15,211
7.55%, 04/01/2039		3,400	3,538
State of California — Build America Bonds
7.50%, 04/01/2034		1,100	1,138
State of Illinois
1.82%, 01/01/2011		7,300	7,300
2.77%, 01/01/2012		25,200	25,359
4.42%, 01/01/2015		2,400	2,421
Tobacco Securitization Authority of Southern California
5.13%, 06/01/2046		3,100	1,902
Tobacco Settlement Finance Authority -Series A
7.47%, 06/01/2047		2,560	1,741
Tobacco Settlement Financing Corp.
5.88%, 05/15/2039		100	95
Tobacco Settlement Financing Corp. -Series 1A
5.00%, 06/01/2041		4,000	2,365

Total Municipal Government Obligations (cost $105,233)			102,155

PREFERRED CORPORATE DEBT SECURITIES - 1.7%
Commercial Banks - 1.7%
Barclays Bank PLC
7.43%, 12/15/2017 - 144A * Ž		2,000	1,955
HSBC Capital Funding, LP
10.18%, 06/30/2030 - 144A * Ž		100	131
Lloyds TSB Bank PLC
12.00%, 12/16/2024 - 144A * Ž		16,500	17,819
Rabobank Nederland NV
11.00%, 06/30/2019 - 144A * Ž ^		1,910	2,469
Royal Bank of Scotland Group PLC
7.64%, 09/29/2017 * Ž		7,000	4,655
Wells Fargo & Co. — Series K
7.98%, 03/15/2018 * Ž ^		12,700	13,399

Total Preferred Corporate Debt Securities (cost $40,503)			40,428

CORPORATE DEBT SECURITIES - 20.2%
Capital Markets - 3.4%
Deutsche Bank AG
5.38%, 10/12/2012		19,206	20,642
Goldman Sachs Group, Inc.
1.35%, 02/04/2013 *	EUR	800	1,039
1.35%, 11/15/2014 *	EUR	900	1,126
6.25%, 09/01/2017		$5,000	5,518
Lehman Brothers Holdings, Inc.
2.85%, 12/23/2008 Џ		4,800	1,098
5.63%, 01/24/2013 Џ		9,800	2,401
6.88%, 05/02/2018 Џ		1,200	297
Lehman Brothers Holdings, Inc. – Series I
6.75%, 12/28/2017 Џ		4,000	♦
Morgan Stanley
0.77%, 10/15/2015 * ^		1,100	1,031
3.45%, 11/02/2015 ^		13,800	13,454
6.63%, 04/01/2018		13,900	15,079
UBS AG
1.38%, 02/23/2012 *		5,500	5,546
4.88%, 08/04/2020 ^		11,800	12,005
Commercial Banks - 4.5%
Abbey National Treasury Services PLC
3.88%, 11/10/2014 - 144A		1,100	1,090
ANZ National International, Ltd.
6.20%, 07/19/2013 - 144A		11,800	12,991
Barclays Bank PLC
5.45%, 09/12/2012 ^		900	965
6.05%, 12/04/2017 - 144A		6,000	6,155
10.18%, 06/12/2021 - 144A		5,520	6,874
Canadian Imperial Bank of Commerce
2.00%, 02/04/2013 - 144A ^		35,800	36,439

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

		Principal	Value

Commercial Banks - (continued)
Fortis Bank Nederland Holding NV
1.51%, 06/10/2011 *	EUR	3,200	$4,278
Lloyds TSB Bank PLC
1.18%, 06/09/2011 *	EUR	2,500	3,342
4.38%, 01/12/2015 - 144A		$14,000	13,997
5.80%, 01/13/2020 - 144A		2,200	2,172
Stadshypotek AB
1.45%, 09/30/2013 - 144A		16,700	16,680
Consumer Finance - 1.4%
American Express Credit Corp. - Series C
5.88%, 05/02/2013		15,900	17,291
Capital One Financial Corp.
6.75%, 09/15/2017		3,400	3,918
HSBC Finance Corp.
5.90%, 06/19/2012 ^		7,100	7,526
6.75%, 05/15/2011		500	511
SLM Corp.
0.52%, 10/25/2011 *		2,000	1,972
0.59%, 01/27/2014 * ^		800	721
5.13%, 08/27/2012		1,000	1,021
Diversified Financial Services - 7.4%
Ally Financial, Inc.
6.63%, 05/15/2012		2,600	2,680
7.00%, 02/01/2012 ^		2,800	2,890
7.25%, 03/02/2011		700	704
8.00%, 03/15/2020 ^		8,880	9,701
Bank of America Corp.
5.65%, 05/01/2018		7,900	8,072
6.50%, 08/01/2016		4,500	4,883
7.63%, 06/01/2019		15,000	17,271
Bear Stearns Cos., LLC
5.70%, 11/15/2014		4,400	4,834
6.40%, 10/02/2017		2,200	2,508
7.25%, 02/01/2018		1,500	1,778
Citigroup, Inc.
2.29%, 08/13/2013 * ^		14,200	14,440
5.38%, 08/09/2020 ^		6,100	6,338
5.88%, 05/29/2037		1,100	1,076
El Paso Performance-Linked Trust
7.75%, 07/15/2011 - 144A		2,100	2,150
Fiat Finance & Trade SA
9.00%, 07/30/2012	EUR	4,400	6,320
Ford Motor Credit Co., LLC
5.63%, 09/15/2015 ^		$10,845	11,230
7.00%, 10/01/2013 ^		800	858
General Electric Capital Corp.
0.60%, 06/20/2014 *		13,100	12,456
6.50%, 09/15/2067 - 144A *	GBP	2,200	3,169
International Lease Finance Corp.
6.75%, 09/01/2016 - 144A		$4,000	4,270
7.13%, 09/01/2018 - 144A		13,200	14,025
JPMorgan Chase & Co.
4.25%, 10/15/2020		3,100	3,028
4.95%, 03/25/2020 ^		2,400	2,464
6.30%, 04/23/2019		5,400	6,147
JPMorgan Chase Bank NA
6.00%, 10/01/2017		2,200	2,439
Merrill Lynch & Co., Inc.
1.30%, 01/31/2014 *	EUR	2,100	2,640
6.88%, 04/25/2018		$11,100	12,147
Merrill Lynch & Co., Inc. — Series C
6.40%, 08/28/2017		11,200	11,841
Petroleum Export, Ltd.
5.27%, 06/15/2011 - 144A		126	126
Diversified Telecommunication Services - 0.5%
KT Corp.
4.88%, 07/15/2015 - 144A		900	942
Sprint Capital Corp.
7.63%, 01/30/2011 ^		9,300	9,323
Electric Utilities - 0.1%
Progress Energy, Inc.
6.85%, 04/15/2012 ^		440	471
7.10%, 03/01/2011		282	285
PSEG Power LLC
6.95%, 06/01/2012 ^		921	993
Energy Equipment & Services - 0.2%
NGPL Pipeco LLC
7.12%, 12/15/2017 - 144A ^		4,100	4,489
Health Care Equipment & Supplies - 0.2%
Boston Scientific Corp.
6.00%, 01/15/2020		3,900	4,065
Health Care Providers & Services - 0.0% ¥
HCA, Inc.
9.25%, 11/15/2016		600	640
Insurance - 0.7%
American International Group, Inc.
8.18%, 05/15/2058 * ^		200	213
8.25%, 08/15/2018		12,300	14,171
Principal Life Income Funding Trusts
5.30%, 04/24/2013 ^		1,000	1,082
Metals & Mining - 0.1%
Gerdau Trade, Inc.
5.75%, 01/30/2021 - 144A ^		3,100	3,108
Oil, Gas & Consumable Fuels - 0.6%
El Paso Corp.
7.75%, 01/15/2032 ^		425	423
7.80%, 08/01/2031		125	124
Gazprom Via Gaz Capital SA
6.51%, 03/07/2022 - Reg S		10,900	11,118
Kerr-McGee Corp.
6.88%, 09/15/2011		2,500	2,595
Sonat, Inc.
7.63%, 07/15/2011		1,000	1,024
Paper & Forest Products - 0.2%
Weyerhaeuser Co.
6.75%, 03/15/2012		3,000	3,169
Road & Rail - 0.0% ¥
Norfolk Southern Corp.
6.75%, 02/15/2011		550	553
Tobacco - 0.9%
Altria Group, Inc.
4.13%, 09/11/2015		1,300	1,359
9.25%, 08/06/2019		13,000	16,966
9.70%, 11/10/2018		1,200	1,583
Reynolds American, Inc.
7.63%, 06/01/2016		800	930
Wireless Telecommunication Services - 0.0% ¥
AT&T Mobility LLC
6.50%, 12/15/2011		560	591

Total Corporate Debt Securities (cost $465,855)			469,881

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

CONVERTIBLE PREFERRED STOCKS - 0.1%
Commercial Banks - 0.1%
Wells Fargo & Co., 7.50%	2,900	$2,901
Insurance - 0.0% ¥
American International Group, Inc., 8.50% ^	63,900	562

Total Convertible Preferred Stocks (cost $7,483)		3,463

PREFERRED STOCKS - 0.1%
Thrifts & Mortgage Finance - 0.1%
DG Funding Trust, 0.68% - 144A * § Ə	380	2,901
U.S. Government Agency Obligation - 0.0% ¥
Fannie Mae – Series S, 8.25% * ‡	65,000	36

Total Preferred Stocks (cost $5,667)		2,937

		Principal	Value

LOAN ASSIGNMENTS - 0.5%
Air Freight & Logistics - 0.1%
Delos Aircraft, Inc.
7.00%, 03/17/2016 *		$2,000	2,030
Diversified Financial Services - 0.2%
International Lease Finance Co.
6.75%, 03/17/2015 *		3,300	3,348
Electric Utilities - 0.1%
Texas Competitive Electric Holdings Co., LLC
3.76%, 10/10/2014 *		3,880	2,988
Health Care Providers & Services - 0.1%
HCA, Inc.
2.55%, 11/18/2013 *		2,951	2,919

Total Loan Assignments (cost $11,703)			11,285

SHORT-TERM U.S. GOVERNMENT OBLIGATION - 3.5%
U.S. Treasury Bill
0.18%, 06/16/2011 ▲ (C)		82,200	82,128
Total Short-Term U.S. Government Obligation (cost $82,128)

SHORT-TERM FOREIGN GOVERNMENT OBLIGATIONS - 3.3%
Japan Treasury Discount Bill
0.13%, 03/28/2011 ▲	JPY	2,110,000	25,981
0.14%, 01/24/2011 ▲	JPY	4,070,000	50,126

Total Short-Term Foreign Government Obligations (cost $75,025)			76,107

	Shares	Value

SECURITIES LENDING COLLATERAL - 6.3%
State Street Navigator Securities Lending Trust – Prime Portfolio, 0.36% ▲	147,252,229	147,252
Total Securities Lending Collateral (cost $147,252)

	Principal	Value

REPURCHASE AGREEMENTS - 9.0%
Barclays Capital, Inc.
0.25% ▲ , dated 12/31/2010, to be repurchased at $119,002 on 01/03/2011. Collateralized by U.S. Government Obligation, 3.60%, due 02/15/2020, with a value of $120,398.	$119,000	$119,000
Barclays Capital, Inc.
0.17% ▲, dated 12/21/2010, to be repurchased at $260,025 on 01/10/2011. Collateralized by U.S. Government Obligation, 1.40%, due 02/15/2013, with a value of $26,407. §	26,000	26,000
Barclays Capital, Inc.
0.17% ▲, dated 12/22/2010, to be repurchased at $41,004 on 01/13/2011. Collateralized by U.S. Government Obligation, 0.90%, due 07/15/2013, with a value of $41,523. §	41,000	41,000
JP Morgan Securities
0.17% ▲, dated 12/14/2010, to be repurchased at $23,203 on 01/13/2011. Collateralized by U.S. Government Obligations, 0.20% - 3.10%, due 06/16/2011 - 05/15/2029, with a total value of $24,185. §	23,200	23,200

Total Repurchase Agreements (cost $209,200)		209,200

Total Investment Securities (cost $2,992,322) #		2,987,955
Other Assets and Liabilities – Net		(658,666)

Net Assets		$2,329,289

	Principal	Value

SECURITIES SOLD SHORT (1.6%)
U.S. GOVERNMENT AGENCY OBLIGATIONS (1.6%)
Fannie Mae
3.50%, 01/01/2039	$(15,000)	$(16,048)
Fannie Mae, TBA
5.50% (D)	(22,000)	(21,010)

Total Securities Sold Short (proceeds $37,167)		(37,058)

	Notional
	Amount	Value

WRITTEN-OPTIONS – (0.0%)¥
Call Options – (0.0%) ¥
Euro Future	$(318)	(75)
Call Strike $99.38
Expires 09/19/2011
OTC ECAL USD vs CAD §	(9,800)	(33)
Call Strike $1.05
Expires 03/09/2011
Put Options – (0.0%) ¥
Euro Future	(318)	(52)
Put Strike $99.38
Expires 09/19/2011

Total Written Options [premiums: $(212)]		(160)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
WRITTEN SWAPTIONS:

	Floating
	Rate	Pay/Receive	Exercise		Expiration	Notional
Description	Index	Floating Rate	Rate		Date	Amount	Premiums	Value

Call – Interest Rate Swap, European Style §	2-Year OC FVA USD	Receive	$0.00	Ω	11/14/2011	$(70,000)	$(760)	$(1,175)
Call – Interest Rate Swap, European Style	5-Year CDX.0 .80 IG15	Receive	0.80		01/19/2011	(4,300)	(7)	(3)
Call – Interest Rate Swap, European Style	5-Year CDX.0 IG14 MYC	Receive	0.90		03/16/2011	(20,200)	(44)	(87)
Call – Interest Rate Swap, European Style	5-Year Itraxx.O Euro 14 MYC	Receive	0.90		03/16/2011	(34,000)	(105)	(79)
Call – Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25		01/24/2011	(35,800)	(200)	(207)
Call – Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25		01/24/2011	(58,500)	(351)	(339)
Call – Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25		01/24/2011	(11,000)	(61)	(64)
Put – Interest Rate Swap, European Style	5-Year CDX.0 IG14 MYC	Pay	1.50		03/16/2011	(20,200)	(111)	(13)
Put – Interest Rate Swap, European Style	5-Year Itraxx.O Euro 14 MYC	Pay	1.60		03/16/2011	(34,000)	(274)	(66)
Put – Interest Rate Swap, European Style	5-Year CDX.0 IG14 MYC	Pay	1.70		03/16/2011	(1,300)	(6)	(♦ )
Put – Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(12,000)	(64)	(160)
Put – Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(101,700)	(802)	(1,355)
Put – Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(6,100)	(39)	(81)
Put – Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(5,500)	(37)	(73)
Put – Interest Rate Swap, European Style	3-Year IRO USD	Pay	2.75		06/18/2012	(23,800)	(247)	(360)
Put – Interest Rate Swap, European Style	3-Year IRO USD	Pay	2.75		06/18/2012	(25,400)	(249)	(384)
Put – Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(4,500)	(43)	(57)
Put – Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(35,300)	(318)	(450)
Put – Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(31,200)	(354)	(398)
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	5.00		01/24/2011	(11,000)	(89)	(♦ )
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	5.00		01/24/2011	(58,500)	(608)	(♦ )
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(22,700)	(139)	(7)
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(500)	(3)	(♦ )
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(1,200)	(8)	(♦ )
Put – Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(2,300)	(16)	(1)

							$(4,935)	$(5,359)

SWAP AGREEMENTS: (B)
CREDIT DEFAULT SWAPS ON CORPORATE AND SOVEREIGN ISSUES — BUY PROTECTION: (1)

				Implied Credit			Premiums	Unrealized
	Fixed Deal	Maturity		Spread (BP) at	Notional	Market	Paid	Appreciation
Reference Obligation	Pay Rate	Date	Counterparty	12/31/2010 (3)	Amount (4)	Value	(Received)	(Depreciation)

BFC Genesee, Ltd.,
1.93%, 01/01/2041 §	2.25%	01/10/2041	CBK	—	$2,460	$2,379	$—	$2,379
Capital One Financial Corp.,
6.25%, 11/15/2013	1.00	09/20/2017	DUB	126.24	3,400	58	43	15
CDX.NA.IG.14	1.00	06/20/2015	DUB	385.51	27,500	(207)	(118)	(89)
CDX.NA.IG.14	1.00	06/20/2015	UAG	78.63	8,800	(66)	(37)	(29)
Montauk Point CDO, Ltd. 2006-2A A4,
1.73%, 04/06/2046 §	2.22	04/06/2046	FBF	—	2,500	2,397	—	2,397
Transocean, Inc.,
7.38%, 04/15/2018	1.00	03/20/2011	GST	37.48	8,800	(9)	46	(55)
Transocean, Inc.,
7.38%, 04/15/2018	1.00	06/20/2011	BRC	37.48	1,900	(4)	5	(9)

						$4,548	$(61)	$4,609

CREDIT DEFAULT SWAPS ON CORPORATE AND SOVEREIGN ISSUES – SELL PROTECTION: (2)

	Fixed Deal			Implied Credit			Premiums	Unrealized
	Receive	Maturity		Spread (BP) at	Notional	Market	Paid	Appreciation
Reference Obligation	Rate	Date	Counterparty	12/31/2010 (3)	Amount (4)	Value	(Received)	(Depreciation)

Altria Group, Inc.,
9.25%, 08/06/2019	1.46%	03/20/2019	DUB	119.43	$13,000	$(249)	$—	$(249)
Goldman Sachs Group, Inc.,
6.60%, 01/15/2012	1.00	03/20/2011	DUB	59.28	2,400	2	1	1
Goldman Sachs Group, Inc.,
6.60%, 01/15/2012	1.00	03/20/2012	BRC	66.34	2,100	7	(1)	8
Reynolds American, Inc.,
7.63%, 06/1/2016	1.28	06/20/2017	GST	121.55	2,100	4	—	4
Time Warner, Inc.,
5.88%, 11/15/2016	1.19	03/20/2014	DUB	26.20	410	(12)	—	(12)

						$(248)	$—	$(248)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
SWAP AGREEMENTS (continued): (B)
CREDIT DEFAULT SWAPS ON CREDIT INDICES – BUY PROTECTION: (1)

								Unrealized
	Fixed Deal	Maturity		Currency	Notional	Market	Premiums	Appreciation
Reference Obligation	Pay Rate	Date	Counterparty	Code	Amount (4)	Value(5)	Paid	(Depreciation)

CDX.NA.HY.14 5 Year Index	5.00%	06/20/2015	DUB	USD	$6,600	$(245)	$444	$(689)
CDX.NA.HY.14 5 Year Index	5.00	06/20/2015	CBK	USD	11,000	(408)	788	(1,196)
Dow Jones CDX.IG.5 7 Year Index	0.14	12/20/2012	MYC	USD	13,400	88	—	88

						$(565)	$1,232	$(1,797)

CREDIT DEFAULT SWAPS ON CREDIT INDICES – SELL PROTECTION: (2)

							Premiums
	Fixed Deal	Maturity		Currency	Notional	Market	Paid	Unrealized
Reference Obligation	Pay Rate	Date	Counterparty	Code	Amount (4)	Value (5)	(Received)	Depreciation

Dow Jones CDX.IG.5 1 Year Index	0.46%	12/20/2015	MYC	USD	$9,600	$(835)	$—	$(835)
INTEREST RATE SWAP AGREEMENTS – FIXED RATE RECEIVABLE:

		Maturity		Currency	Notional	Market	Premiums	Unrealized
Floating Rate Index	Fixed Rate	Date	Counterparty	Code	Amount	Value	Paid	Depreciation

BRL-CDI	11.89%	01/02/2013	HUS	BRL	$55,300	$235	$320	$(85)
INTEREST RATE SWAP AGREEMENTS – FIXED RATE PAYABLE:

							Premiums	Unrealized
		Maturity		Currency	Notional	Market	Paid	Appreciation
Floating Rate Index	Fixed Rate	Date	Counterparty	Code	Amount	Value	(Received)	(Depreciation)

6-Month AUD BBR BBSW	5.25%	12/15/2017	DUB	AUD	$7,800	$(238)	$(34)	$(204)
6-Month AUD BBR BBSW	5.25	12/15/2017	BRC	AUD	12,600	(384)	(61)	(323)
BRL-CDI	11.02	01/02/2012	UAG	BRL	13,000	77	—	77
BRL-CDI	11.67	01/02/2012	MYC	BRL	14,500	238	54	184
BRL-CDI	11.91	01/02/2013	BRL	BRL	13,600	49	54	(5)
BRL-CDI	11.98	01/02/2013	MYC	BRL	61,800	320	431	(111)
BRL-CDI	11.94	01/02/2014	BRL	BRL	38,200	(3)	99	(102)
BRL-CDI	11.99	01/02/2014	GLM	BRL	11,000	46	3	43
BRL-CDI	12.12	01/02/2014	HUS	BRL	41,100	271	79	192
BRL-CDI	11.96	01/02/2014	GLM	BRL	143,800	550	(93)	643

						$926	$532	$394

FUTURES CONTRACTS:

				Net Unrealized
Description	Type	Contracts Γ	Expiration Date	Appreciation

3-Month EURIBOR	Long	473	06/13/2011	$167
90-Day Euro	Long	687	03/14/2011	10

				$177

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS: (E)

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(61,028)	01/28/2011	$(58,093)	$(4,086)
Brazilian Real	(56,576)	03/02/2011	(33,175)	(468)
Canadian Dollar	(35,932)	02/17/2011	(35,676)	(430)
Chinese Yuan Renminbi	49,946	01/10/2011	7,477	102
Chinese Yuan Renminbi	(49,946)	01/10/2011	(7,503)	(76)
Chinese Yuan Renminbi	33,160	04/07/2011	5,000	33
Chinese Yuan Renminbi	5,483	04/28/2011	829	3
Chinese Yuan Renminbi	6,595	04/28/2011	997	4
Chinese Yuan Renminbi	8,180	09/14/2011	1,232	15
Chinese Yuan Renminbi	6,499	09/14/2011	978	12
Chinese Yuan Renminbi	5,085	09/14/2011	767	8
Chinese Yuan Renminbi	12,193	09/14/2011	1,839	19
Chinese Yuan Renminbi	22,724	11/04/2011	3,559	(92)
Chinese Yuan Renminbi	16,939	11/15/2011	2,558	27
Chinese Yuan Renminbi	10,365	02/13/2012	1,611	(23)
Chinese Yuan Renminbi	20,245	02/13/2012	3,144	(42)
Chinese Yuan Renminbi	25,646	02/13/2012	3,980	(50)
Chinese Yuan Renminbi	8,509	02/13/2012	1,324	(20)
Chinese Yuan Renminbi	49,946	02/13/2012	7,694	(40)
Chinese Yuan Renminbi	9,826	02/13/2012	1,526	(21)
Chinese Yuan Renminbi	11,604	02/13/2012	1,800	(22)
Chinese Yuan Renminbi	25,334	02/13/2012	3,930	(47)
Chinese Yuan Renminbi	30,727	02/13/2012	4,778	(69)
Chinese Yuan Renminbi	25,199	02/13/2012	3,911	(50)
Chinese Yuan Renminbi	26,589	02/13/2012	4,124	(49)
Chinese Yuan Renminbi	24,245	02/13/2012	3,763	(47)
Danish Krone	3,240	02/07/2011	603	(22)
Euro	(32,992)	01/06/2011	(44,686)	600
Euro	(9,732)	01/25/2011	(12,864)	(140)
Indian Rupee	(100,000)	01/12/2011	(2,199)	(33)
Indian Rupee	216,293	01/12/2011	4,601	226
Indian Rupee	(231,582)	01/12/2011	(5,064)	(104)
Indian Rupee	41,201	01/12/2011	877	42
Indian Rupee	74,087	01/12/2011	1,577	76
Indian Rupee	166,203	03/09/2011	3,648	23
Indian Rupee	377,904	03/09/2011	8,291	55
Indian Rupee	231,582	05/09/2011	4,972	86
Indian Rupee	100,000	05/09/2011	2,158	25
Japanese Yen	(146,448)	01/14/2011	(1,739)	(65)
Japanese Yen	(292,897)	01/14/2011	(3,485)	(123)
Japanese Yen	(246,033)	01/14/2011	(2,923)	(108)
Japanese Yen	(2,070,000)	01/24/2011	(25,313)	(190)
Japanese Yen	(2,000,000)	01/24/2011	(24,471)	(170)
Japanese Yen	(2,110,000)	03/28/2011	(25,215)	(798)
Malaysian Ringgit	20	02/07/2011	6	♦
Malaysian Ringgit	68	02/07/2011	22	♦
Malaysian Ringgit	10	02/07/2011	3	♦
Malaysian Ringgit	20	02/07/2011	6	♦
Mexican Peso	(18,794)	02/22/2011	(1,500)	(16)
Pound Sterling	(12,214)	03/21/2011	(19,094)	64
Republic of Korea Won	1,176,452	01/19/2011	1,052	(15)
Republic of Korea Won	6,938,308	01/19/2011	6,206	(91)
Republic of Korea Won	(16,288,802)	01/19/2011	(14,107)	(250)
Republic of Korea Won	8,174,042	01/19/2011	7,310	(106)
Republic of Korea Won	2,332,000	05/09/2011	2,077	(13)
Republic of Korea Won	5,538,840	05/09/2011	4,848	55
Republic of Korea Won	5,379,200	05/09/2011	4,743	18
Republic of Korea Won	2,953,000	05/09/2011	2,637	(23)
Republic of Korea Won	4,787,400	05/09/2011	4,239	(1)
Republic of Korea Won	4,313,000	05/09/2011	3,845	(27)
Republic of Korea Won	1,235,900	05/09/2011	1,100	(6)
Republic of Korea Won	996,010	05/09/2011	878	4
Republic of Korea Won	4,677,000	05/09/2011	4,134	6

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS (continued): (E)

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Republic of Korea Won	16,288,803	05/09/2011	$14,064	$354
Republic of Korea Won	6,192,350	05/09/2011	5,420	61
Singapore Dollar	3,263	02/24/2011	2,500	43
Singapore Dollar	2,595	02/24/2011	1,987	35
Singapore Dollar	2,594	02/24/2011	1,987	34
Singapore Dollar	2,595	02/24/2011	1,987	35
Singapore Dollar	2,594	02/24/2011	1,987	34
Singapore Dollar	(104)	03/09/2011	(77)	(4)
Singapore Dollar	10,120	06/09/2011	7,757	129
Singapore Dollar	5,578	06/09/2011	4,287	60
Taiwan Dollar	62,461	01/14/2011	2,019	124
Taiwan Dollar	(147,000)	01/14/2011	(4,903)	(141)
Taiwan Dollar	76,792	01/14/2011	2,444	191
Taiwan Dollar	49,886	01/14/2011	1,580	132
Taiwan Dollar	41,588	01/14/2011	1,312	115
Taiwan Dollar	19,019	01/14/2011	604	48
Taiwan Dollar	(102,746)	01/14/2011	(3,439)	(86)
Taiwan Dollar	102,746	04/06/2011	3,466	69
Taiwan Dollar	147,000	04/06/2011	4,941	116

				$(5,081)

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $144,006.

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

Ə	Securities fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a market value of $21,491, or 0.92%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

Γ	Contract amounts are not in thousands.

§	Illiquid. At 12/31/2010, illiquid investment securities aggregated $106,556, or 4.6%, of the fund’s net assets, and illiquid derivatives aggregated to $3,568, or 0.15%, of the fund’s net assets.

Џ	In default.

Ω	Amount rounds to less than $0.01.

♦	Amount rounds to less than $1 or $(1).

¥	Percentage rounds to less than 0.1%.

▲	Rate shown reflects the yield at 12/31/2010.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $2,993,758. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $59,032 and $64,835, respectively. Net unrealized depreciation for tax purposes is $5,803.

(1)	If the Fund is a buyer of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the referenced obligation or underlying securities comprising the referenced index or (ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(2)	If the Fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(3)	Implied credit spreads, represented in absolute terms, utilized in determining the market value of credit default swap agreements on corporate issues or sovereign issues of an emerging country as of period end serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for the credit derivative. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to be made to enter into the agreement. Wider credit spreads represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.

(4)	The maximum potential amount the Fund could be required to make as a seller of credit protection or receive as a buyer of credit protection if a credit event occurs as defined under the terms of that particular swap agreement.

(5)	The quoted market prices and resulting values for credit default swap agreements on asset-backed securities and credit indices serve as an indicator of the current status of the payment/performance risk and represent the likelihood of an expected liability (or profit) for the credit derivative had the notional amount of the swap agreement been closed/sold as of the period end. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS (continued):

(A)	All or a portion of these securities, in the amount of $1,106, have been segregated as collateral by the Fund with the broker to cover margin requirements for open futures contracts.

(B)	Cash in the amount of $5,130, and a security with a market value of $310 have been segregated as collateral by the broker with the custodian for open swap contracts.

(C)	All or a portion of these securities have been pledged by the broker as collateral with the custodian for open swap contracts. The value of these securities at 12/31/2010 is $1,055.

(D)	Cash, in the amount of $1,130, has been segregated as collateral by the broker with the custodian for open short TBA transactions.

(E)	Cash, in the amount of $270, has been segregated as collateral by the broker with the custodian for open forward foreign currency contracts.

DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $209,295, or 8.99%, of the fund’s net assets.

AUD	Australian Dollar

BP	Basis Point

BRC	Barclays Bank PLC

BRL	Brazilian Real

CAD	Canadian Dollar

CBK	Citibank N.A.

CDI	Credit Default Index

CDO	Collateralized Debt Obligation

CDX	A series of indices that track North American and emerging market credit derivative indices.

CLO	Collateralized Loan Obligation

DUB	Deutsche Bank AG

EUR	Euro

EURIBOR	Euro InterBank Offered Rate

FBF	Credit Suisse

GBP	Pound Sterling

GLM	Goldman Sachs Global Liquidity Management

GST	Goldman Sachs Trust

HUS	HSBC Bank USA

IO	Interest Only

JPY	Japanese Yen

MYC	Morgan Stanley Capital Services

OTC	Over the Counter

TBA	To Be Announced

UAG	UBS AG

USD	United States Dollar
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$27,261	$13,454	$40,715
Convertible Preferred Stocks	3,463	—	—	3,463
Corporate Debt Securities	—	469,881	—	469,881
Foreign Government Obligations	—	164,617	—	164,617
Loan Assignments	—	11,285	—	11,285
Mortgage-Backed Securities	—	150,622	236	150,858
Municipal Government Obligations	—	102,155	—	102,155
Preferred Corporate Debt Securities	—	40,428	—	40,428
Preferred Stocks	36	—	2,901	2,937
Repurchase Agreements	—	209,200	—	209,200
Securities Lending Collateral	147,252	—	—	147,252
Short-Term Foreign Government Obligations	—	76,107	—	76,107
Short-Term U.S. Government Obligation	—	82,128	—	82,128
U.S. Government Agency Obligations	—	1,007,769	—	1,007,769
U.S. Government Obligations	—	479,160	—	479,160

Total	$150,751	$2,820,613	$16,591	$2,987,955

Securities Sold Short	Level 1	Level 2	Level 3	Total
U.S. Government Agency Obligations	$—	$(37,058)	$—	$(37,058)

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
VALUATION SUMMARY (continued):

Other Financial Instruments	Level 1	Level 2	Level 3	Total
Written Options	$—	$(160)	$—	$(160)
Written Swaptions	—	(5,359)	—	(5,359)

Total	$—	$(5,519)	$—	$(5,519)

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Credit Default Swap - Appreciation	$—	$4,892	$—	$4,892
Credit Default Swap - Depreciation	—	(3,163)	—	(3,163)
Interest Rate Swap - Appreciation	—	1,139	—	1,139
Interest Rate Swap - Depreciation	—	(830)	—	(830)
Forward Foreign Currency Contracts - Appreciation	—	3,083	—	3,083
Forward Foreign Currency Contracts - Depreciation	—	(8,164)	—	(8,164)
Futures Contracts - Appreciation	177	—	—	177

Total	$177	$(3,043)	$—	$(2,866)

Level 3 Rollforward - Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	12/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	12/31/2010

Preferred Stock	$—	$—	$—	$—	$(471)	$3,372	$2,901
Mortgage-Backed Securities	$—	$ ♦	$—	$—	$236	$—	$236
Asset-Backed Securities	$—	$13,500	$—	$—	$(46)	$—	$13,454

Total	$—	$13,500	$—	$—	$(281)	$3,372	$16,591

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $2,783,122) (including securities loaned of $144,006)	$2,778,755
Repurchase agreement, at value (cost: $209,200)	209,200
Cash	1,780
Foreign currency, at value (cost: $3,553)	3,598
Receivables:
Investment securities sold	1,091,100
Shares sold	520
Interest	21,252
Securities lending income (net)	21
Variation margin	42
Prepaid expenses	24
Unrealized appreciation on swap agreements	6,031
Premium paid on swap agreements	2,367
Unrealized appreciation on forward foreign currency contracts	3,083

4,117,773

Liabilities:
Cash deposit due to broker	6,530
Accounts payable and accrued liabilities:
Investment securities purchased	1,576,425
Shares redeemed	1,648
Management and advisory fees	1,229
Distribution and service fees	101
Transfer agent fees	1
Administration fees	40
Printing and shareholder reports fees	56
Audit and tax fees	8
Other	116
Collateral for securities on loan	147,252
Unrealized depreciation on forward foreign currency contracts	8,164
Written options and swaptions, at value (premium: $5,147)	5,519
Unrealized depreciation on swap agreements	3,993
Premium received on swap agreements	344
Securities sold short, at value (proceeds: $37,167)	37,058

1,788,484

Net assets	$2,329,289

Net assets consist of:
Capital stock ($.01 par value)	$2,013
Additional paid-in capital	2,225,709
Undistributed (accumulated) net investment income (loss)	62,696
Undistributed (accumulated) net realized gain (loss) from investment securities, futures contracts, written option and swaption contracts, swap agreements, securities sold short, and foreign currency transactions	46,047
Net unrealized appreciation (depreciation) on:
Investment securities	(4,367)
Futures contracts	177
Written option and swaption contracts	(372)
Swap agreements	2,038
Translation of assets and liabilities denominated in foreign currencies	(4,761)
Securities sold short	109

Net assets	$2,329,289

Net assets by class:
Initial Class	$1,851,891
Service Class	477,398
Shares outstanding:
Initial Class	159,936
Service Class	41,373
Net asset value and offering price per share:
Initial Class	$11.58
Service Class	11.54
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income	$702
Interest income (including withholding taxes on foreign interest of $3)	80,725
Securities lending income (net)	96

81,523

Expenses:
Management and advisory	13,521
Printing and shareholder reports	192
Custody	612
Administration	436
Legal	121
Audit and tax	18
Trustees	78
Transfer agent	20
Distribution and service:
Service Class	942
Interest on securities sold short	9
Other	38

Total expenses	15,987

Net investment income	65,536

Net realized gain (loss) on transactions from:
Investment securities	35,556
Futures contracts	12,211
Written option and swaption contracts	7,108
Swap agreements	(5,420)
Foreign currency transactions	131
Securities sold short	269

49,855

Net increase in unrealized appreciation (depreciation) on:
Investment securities	33,906
Futures contracts	(2,772)
Written option and swaption contracts	233
Swap agreements	(2,723)
Translation of assets and liabilities denominated in foreign currencies	(4,325)
Securities sold short	(631)

Change in unrealized appreciation (depreciation)	23,688

Net realized and unrealized gain	73,543

Net increase in net assets resulting from operations	$139,079

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$65,536	$64,532
Net realized gain (loss) from investment securities, futures contracts, written option and swaption contracts, swap agreements, and foreign currency transactions	49,855	29,750
Change in net unrealized appreciation (depreciation) on investment securities, futures contracts, written option and swaption contracts, swap agreements, and foreign currency translation	23,688	110,106

Net increase in net assets resulting from operations	139,079	204,388

Distributions to shareholders:
From net investment income:
Initial Class	(72,972)	(75,009)
Service Class	(16,464)	(10,590)

	(89,436)	(85,599)

From net realized gains:
Initial Class	(2,498)	(36,844)
Service Class	(576)	(5,267)

	(3,074)	(42,111)

Total distributions to shareholders	(92,510)	(127,710)

Capital share transactions:
Proceeds from shares sold:
Initial Class	721,931	248,739
Service Class	285,834	188,456

	1,007,765	437,195

Dividends and distributions reinvested:
Initial Class	75,470	111,853
Service Class	17,040	15,857

	92,510	127,710

Cost of shares redeemed:
Initial Class	(354,119)	(281,209)
Service Class	(76,692)	(25,988)

	(430,811)	(307,197)

Net increase in net assets from capital shares transactions	669,464	257,708

Net increase in net assets	716,033	334,386

Net assets:
Beginning of year	1,613,256	1,278,870

End of year	$2,329,289	$1,613,256

Undistributed net investment income	$62,696	$56,720

Share activity:
Shares issued:
Initial Class	62,095	22,291
Service Class	24,407	16,853

	86,502	39,144

Shares issued-reinvested from distributions:
Initial Class	6,401	10,215
Service Class	1,449	1,447

	7,850	11,662

Shares redeemed:
Initial Class	(29,934)	(25,004)
Service Class	(6,583)	(2,324)

	(36,517)	(27,328)

Net increase (decrease) in shares outstanding:
Initial Class	38,562	7,502
Service Class	19,273	15,976

	57,835	23,478

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
FINANCIAL HIGHLIGHTS

Initial Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$11.25	$10.66	$11.65	$10.98	$10.91
Investment operations
Net investment income(A)	0.36	0.52	0.55	0.50	0.45
Net realized and unrealized gain (loss)	0.46	1.16	(0.86)	0.46	—

Total operations	0.82	1.68	(0.31)	0.96	0.45

Distributions
From net investment income	(0.47)	(0.73)	(0.51)	(0.29)	(0.38)
From net realized gains	(0.02)	(0.36)	(0.17)	—	(B)	—

Total distributions	(0.49)	(1.09)	(0.68)	(0.29)	(0.38)

Net asset value
End of year	$11.58	$11.25	$10.66	$11.65	$10.98

Total return(C)	7.19%	16.03%	(2.79%)	8.95%	4.21%
Net assets end of year (000’s)	$1,851,891	$1,365,123	$1,213,602	$1,292,286	$976,434
Ratio and supplemental data
Expenses to average net assets	0.69%	0.70%	0.70%	0.70%	0.73%
Net investment income, to average net assets	3.05%	4.62%	4.87%	4.47%	4.13%
Portfolio turnover rate	418%	729%	740%	728%	709%

Service Class
Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$11.23	$10.66	$11.67	$11.00	$10.93
Investment operations
Net investment income(A)	0.33	0.48	0.51	0.47	0.42
Net realized and unrealized gain (loss)	0.46	1.17	(0.85)	0.47	0.01

Total operations	0.79	1.65	(0.34)	0.94	0.43

Distributions
From net investment income	(0.46)	(0.72)	(0.50)	(0.27)	(0.36)
From net realized gains	(0.02)	(0.36)	(0.17)	—	(B)	—

Total distributions	(0.48)	(1.08)	(0.67)	(0.27)	(0.36)

Net asset value
End of year	$11.54	$11.23	$10.66	$11.67	$11.00

Total return(C)	6.93%	15.75%	(3.07%)	8.80%	3.90%
Net assets end of year (000’s)	$477,398	$248,133	$65,268	$32,336	$24,957
Ratio and supplemental data
Expenses to average net assets	0.94%	0.95%	0.95%	0.95%	0.98%
Net investment income, to average net assets	2.80%	4.28%	4.55%	4.23%	3.86%
Portfolio turnover rate	418%	729%	740%	728%	709%

(A)	Calculated based on average number of shares outstanding.

(B)	Rounds to less than ($0.01) or $0.01.

(C)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica PIMCO Total Return VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund is subject to foreign currency exchange rate risk exposure in the normal course of pursuing its investment objectives. The Fund enters into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2010 are listed in the Schedule of Investments.
Option and swaption contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objectives. The Fund enters into option contracts to manage exposure to various market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts; the possibility of an illiquid market; and an inability of the counterparty to meet the contract terms.
The Fund writes call and put options on futures, swaps (“swaptions”), securities or currencies it owns or in which it may invest. When the Fund writes a covered call or put option/swaption, an amount equal to the premium received by the Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Premiums received from writing options/swaptions which expire are treated as realized gains. Premiums received from writing options/swaptions which are exercised or closed are added to the proceeds or offset against amounts paid on the underlying future, swap, security or currency transaction to determine the realized gain or loss. Options are marked-to-market daily to reflect the current value of the option/swaption written.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
The Fund purchases put and call options on foreign or U.S. securities, indices, futures, swaps (“swaptions”), and commodities. Purchasing call options tends to increase exposure to the underlying instrument. Purchasing put options tends to decrease exposure to the underlying instrument. The Fund pays a premium, which is included in the Statement of Assets and Liabilities as an investment and subsequently marked-to-market to reflect the current value of the option. Premiums paid for purchasing options which expire are treated as realized losses. The risk associated with purchasing put and call options is limited to the premium paid. Premiums paid for purchasing options which are exercised or closed are added to the amounts paid or offset against the proceeds on the underlying futures, swaps, security, commodity, or currency transaction to determine the realized gain or loss. Realized gains or losses are reflected in the realized gains or losses of investment securities on the Statement of Operations.
The underlying face amounts of open option and swaption contracts at December 31, 2010 are listed in the Schedule of Investments. Transactions in written options were as follows:

	Premium	Notional Amount
Balance at December 31, 2009	$428	$1,218
Sales	1,216	51,862
Closing Buys	(237)	(644)
Expirations	(1,195)	(42,000)
Exercised	—	—

Balance at December 31, 2010	$212	$10,436
Transactions in written swaptions were as follows:

	Premium	Notional Amount
Balance at December 31, 2009	$3,112	$294,900
Sales	8,733	1,467,700
Closing Buys	(94)	(14,100)
Expirations	(6,816)	(1,117,500)
Exercised	—	—

Balance at December 31, 2010	$4,935	$631,000
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open futures contracts at December 31, 2010 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Swap agreements: Swap agreements are privately negotiated agreements between the Fund and a counterparty to exchange or swap investments, cash flows, assets, foreign currencies or market-linked returns at specified, future intervals. The Fund enters into credit default, cross-currency, interest rate, total return, variance and other forms of swap agreements to manage exposure to credit, currency and interest rate risk. In connection with these agreements, securities may be identified as collateral in accordance with the terms of the respective swap agreements to provide assets of value and recourse in the event of default or bankruptcy/insolvency. Swaps are marked to market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Assets and Liabilities. Payments received or made at the beginning of the measurement period are reflected as such on the Statement of Assets and Liabilities and represent payments made or received upon entering into the swap agreements to compensate for differences between the stated terms of the swap agreement and prevailing market conditions (credit spreads, currency exchange rates, interest rates, and other relevant factors). These upfront payments are recorded as realized gains or losses on the Statement of Operations upon termination or maturity of the swap. A liquidation payment received or made at the termination of the swap is recorded as realized gain or loss on the Statement of Operations. Net periodic payments received or paid by the Fund are included as part of realized gains or losses on the Statement of Operations. Specific risks and accounting related to each type of swap agreement are identified and described in the following paragraphs:
Credit default swap agreements: The Fund is subject to credit risk in the normal course of pursuing its investment objectives. The Fund enters into credit default swaps to manage its exposure to the market or certain sectors of the market, to reduce its risk exposure to defaults of corporate and sovereign issuers, or to create exposure to corporate or sovereign issuers to which it is not otherwise exposed. Credit default swaps involve the exchange of a fixed rate premium for protection against the loss in value of an underlying security in the event of a defined credit event, such as payment default or bankruptcy (buy protection).
Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if the defined credit event occurs (sell protection). The Fund’s maximum risk of loss from counterparty risk, either as the protection seller or as the protection buyer, is the notional amount of the contract. This risk is mitigated by having a master netting arrangement between the Fund and the counterparty and by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty.
The Fund sells credit default swaps which exposes it to risk of loss from credit risk related events specified in the contracts. Although contract-specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. The aggregate fair value of the credit default swaps are disclosed in the Schedule of Investments. The aggregate fair value of assets posted as collateral, net of assets received as collateral, for these swaps is included in the footnotes to the Schedule of Investments. If a defined credit event had occurred during the period, the swaps’ credit-risk-related contingent features would have been triggered and the Fund would have been required to pay the notional amounts for the credit default swaps with a sell protection less the value of the contracts’ related reference obligations.
Interest rate swap agreements: The Fund is subject to interest rate risk exposure in the normal course of pursuing its investment objectives. To help hedge against this risk, the Fund enters into interest rate swap contracts. Interest rate swaps are agreements between two parties to exchange cash flows based on a notional principal amount. A fund with interest rate agreements can elect to pay a fixed rate and receive a floating rate, or, receive a fixed rate and pay a floating rate on a notional principal amount. The risks of interest rate swaps include changes in market conditions which will affect the value of the contract or the cash flows and the possible inability of the counterparty to fulfill its obligations under the agreement. The Fund’s maximum risk of loss from counterparty credit risk is the discounted net value of the cash flows to be received from/paid to the counterparties over the contracts’ remaining lives, to the extent that that amount is positive. This risk is mitigated by having a master netting arrangement between the Fund and the counterparty and by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty.
Short sales: A short sale is a transaction in which a Fund sells securities it does not own, but has borrowed, in anticipation of a decline in the market price of the securities. The Fund is obligated to replace the borrowed securities at the market price at the time of replacement. The Fund’s obligation to replace the securities borrowed in connection with a short sale is fully secured by collateral deposited with the custodian. In addition, the Fund considers the short sale to be a borrowing by the Fund that is subject to the asset coverage requirements of the 1940 Act. The Fund incurs a profit or a loss, depending upon whether the market price of the securities decrease or increase between the date of the short sale and the date on which the Fund must replace the borrowed securities. Short sales represent an aggressive trading practice with a high risk/return potential, and short sales involve special considerations. Risks of short sales include that possible losses from short sales may be unlimited (e.g., if the price of stocks sold short rises), whereas losses from direct purchases of securities are limited to the total amount invested, and the Fund may be unable to replace borrowed securities sold short.
When investing in short sales the Fund is liable for any dividends payable on securities while those securities are in a short position and also bears other costs, such as charges for the prime brokerage accounts, in connection with its short positions. These costs are reported as broker expense on short sales in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Loan participations/assignments: Participations/assignments in commercial loans may be secured or unsecured. These investments may include standby financing commitments, including revolving credit facilities that obligate the Fund to supply additional cash to the borrowers on demand. Loan participations/assignments involve risks of insolvency of the lending banks or other financial intermediaries. As such, the Fund assumes the credit risks associated with the corporate borrowers and may assume the credit risks associated with the interposed banks or other financial intermediaries.
The Fund may be contractually obligated to receive approval from the agent banks and/or borrowers prior to the sale of these investments. Loan participations typically represent direct participation in loans to corporate borrowers, and generally are offered by banks or other financial institutions or lending syndicates. The Fund that participates in such syndications, or can buy a portion of the loans, becoming part lenders. Loans are often administered by agent banks acting as agents for all holders. The agent banks administer the terms of the loans, as specified in the loan agreements. In addition, the agent banks are normally responsible for the collection of principal and interest payments from the corporate borrowers and the apportionment of these payments to the credit of all institutions that are parties to the loan agreements. Unless, under the terms of the loans or other indebtedness, the funds have direct recourse against the corporate borrowers, the Fund may have to rely on the agent banks or other financial intermediaries to apply appropriate credit remedies against corporate borrowers.
The Fund held no unsecured loan participations at December 31, 2010.
To be announced (“TBA”) purchase commitments: TBA purchase commitments are entered into to purchase securities for a fixed price at a future date, typically not to exceed 45 days. They are considered securities in themselves, and involve a risk of loss if the value of the security to be purchased declines prior to settlement date, in addition to the risk of decline in the value of the Fund’s other assets. Unsettled TBA purchase commitments are valued at the current value of the underlying securities, according to the procedures described under Security Valuations.
The Fund had TBA’s outstanding as of December 31, 2010, which are included in Investment securities sold and Investment securities purchased on the Statement of Assets and Liabilities.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The illiquid securities at December 31, 2010 are listed in the Schedule of Investments.
Cash overdraft: Throughout the year, the Fund may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 201 0 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Easterm Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U.S. government securities. Mortgage pass-throughs include TBA securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation-Conservative VP	$290,016	12.45%
Transamerica Asset Allocation-Moderate VP	494,517	21.23
Transamerica Asset Allocation-Moderate Growth VP	411,437	17.66
Transamerica International Moderate Growth VP	47,233	2.03
Transamerica BlackRock Tactical Allocation VP	32,546	1.40

Total	$1,275,749	54.77%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.675%
Over $250 million up to $750 million	0.65%
Over $750 million	0.60%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
Prior to May 1, 2010, the expense limit was 1.20%.
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously reimbursed/waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$5,694,069
U.S. Government	3,312,466
Proceeds from maturities and sales of securities:
Long-term	5,544,422
U.S. Government	3,150,333

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of written options, written swaptions, and swaps held at year end is indicative of the volume held throughout the year. The volume of futures contracts held throughout the year decreased from seven contracts at the beginning of the year to two contracts at the end of the year. The volume of forward foreign currency contracts fluctuated throughout the year beginning with 46 at the beginning of the year and ending at 48, but averaging around 80 - 125 between the months of July and October.
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rate	Foreign exchange	Credit
Location	contracts	contracts	contracts	Total
Asset derivatives
Premium paid on swap agreements	$1,040	$—	$1,327	$2,367
Unrealized appreciation on swap agreements	1,139	—	4,892	6,031
Unrealized appreciation on futures contracts *	177	—	—	177
Unrealized appreciation on forward foreign currency contracts	—	3,083	—	3,083
Liability derivatives
Written options and swaption, at value	(5,486)	(33)	—	(5,519)
Premium received on swap agreements	(188)	—	(156)	(344)
Unrealized depreciation on swap agreements	(830)	—	(3,163)	(3,993)
Unrealized depreciation on forward foreign currency contracts	—	(8,164)	—	(8,164)

Total	$(4,148)	$(5,114)	$2,900	(6,362)

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

	Interest Rate	Foreign exchange	Credit
Location	Contracts	contracts	contracts	Total
Realized Gain / (Loss) on derivative transactions
Net realized gain on written options and swaptions	$6,850	$258	$—	$7,108
Net realized gain (loss) on swap agreements	(6,075)	—	655	(5,420)
Net realized gain on futures contracts	12,838	—	—	12,838
Net realized gain on foreign currency transactions	—	1,520	—	1,520
Change in Unrealized Appreciation/(Depreciation) on derivative transactions
Net increase in unrealized appreciation (depreciation) on written option and swaptions	184	49	—	233
Net increase in unrealized appreciation (depreciation) on swap agreements	280	—	(3,003)	(2,723)
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(2,772)	—	—	(2,772)
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	(5,342)	—	(5,342)

Total	$11,306	$(3,515)	$(2,348)	$5,442

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax years (2007-2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$29,876
Undistributed (accumulated) net realized gain (loss) from investment securities	$(29,876)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$91,155
Long-term Capital Gain	1,355
2009 Distributions paid from:
Ordinary Income	127,710
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$126,884

Undistributed Long-term Capital Gain	$12,565

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(23,944)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$(2,401)

Other Temporary Differences	$(11,537)

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica PIMCO Total Return VP:
We have audited the accompanying statement of assets and liabilities of Transamerica PIMCO Total Return VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica PIMCO Total Return VP of Transamerica Series Trust at December 31, 2010, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston,Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica PIMCO Total Return VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,355 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
(unaudited)
MARKET ENVIRONMENT
Most major financial markets showed gains during the year 2010. In December especially, investor sentiment improved worldwide. U.S. large-cap stocks, as measured by the Standard & Poor’s 500 Stock Index (“S&P 500”) gained +15.06% for the year, while in December alone, the S&P 500 was up +6.68%. This strong December return helped produce a +10.76% gain for the 4th quarter, the best 4th quarter return since 1991. Despite positive investor sentiment, volume remained low, 18% lower than 2009 and 25% lower than 2008, indicating to us concerned investors’ unwillingness to return to the market.
PERFORMANCE
For the year ended December 31, 2010, Transamerica ProFund UltaBear VP Service Class returned -26.76%. By comparison its benchmark, the Standard & Poor’s 500 Composite Stock Index, returned 15.06%.
STRATEGY REVIEW
The Fund seeks daily investment results, before fees and expenses, that correspond to twice (200%) the inverse (opposite) of the daily performance of the S&P 500. ProFund Advisors LLC (“PFA”) uses a quantitative approach in seeking to achieve the investment objective of the Fund. Using this approach, PFA determines the type, quantity and mix of investment positions that the Fund should hold to simulate the twice inverse daily performance of its benchmark. The Fund does not seek to provide correlation with its benchmark over any period of time other than daily, and does not seek to take defensive positions in unfavorable markets.
The S&P 500 is a widely used measure of large U.S. stock market performance. It includes a representative sample of leading companies in leading industries. Companies are selected for inclusion in the Index by Standard & Poor’s based on adequate liquidity, appropriate market capitalization, financial viability and public float. It is not possible to invest directly in an index.
Todd B. Johnson
Howard S. Rubin
Robert M. Parker
Co-Portfolio Managers
ProFund Advisors LLC

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

		10 Years or
	1 Year	Life of Class	Inception Date
Service Class	(26.76)%	(40.83)%	05/01/2009
S&P 500*	15.06%	27.07%
NOTES

*	The Standard & Poor’s 500 Composite Stock Index (“S&P 500”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Service Class. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio (C)

Transamerica ProFund UltraBear VP Service Class	$1,000.00	$645.00	$5.10	$1,019.00	$6.26	1.23%

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.

(C)	Expense ratios do not include expenses of the investment companies in which the fund invests.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

	% of Net
Asset Type	Assets

Investment Companies	65.6%
Repurchase Agreement	16.4
Purchased Option	0.0	(B)
Other Assets and Liabilities - Net(A)	18.0

Total	100.0%

(A)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

(B)	Amount rounds to less than 0.1%.

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES - 65.6%
Capital Markets - 65.6%
SSC Government Money Market Fund	2,201,358	$2,201
SSgA Money Market Fund	2,201,358	2,201
SSgA Prime Money Market Fund	2,201,358	2,201
State Street Institutional Liquid Reserves Fund	2,201,358	2,202

Total Investment Companies (cost $8,805)		8,805

	Notional
	Amount	Value
PURCHASED OPTION - 0.0%¥
Call Options - 0.0%¥
S&P 500 Index	$24	3
Call Strike $1,625.00
Expires 03/17/2011Ə
Total Purchased Option (cost $3)

	Principal	Value
REPURCHASE AGREEMENT - 16.4%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $2,201 on 01/03/2011. Collateralized by a U.S. Government Obligation, 0.63%, due 12/31/2012, with a value of $2,247.	$2,201	2,201
Total Repurchase Agreement (cost $2,201)

Total Investment Securities (cost $11,009) #		11,009
Other Assets and Liabilities — Net		2,405

Net Assets		$13,414

FUTURES CONTRACTS: Y

					Net Unrealized
Description	Type	Contracts	Γ	Expiration Date	Depreciation

S&P 500 E-Mini Index	Short	(427)		03/18/2011	($628)
NOTES TO SCHEDULE OF INVESTMENTS:

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $3, or 0.02% of the fund’s net assets.

¥	Amount rounds to less than 0.1%.

Y	Cash in the amount of $2,404 has been segregated as collateral with the broker to cover margin requirements for open futures contracts.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $11,009.

Γ	Contract amounts are not in thousands.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$8,805	$—	$—	$8,805
Purchased Option	—	3	—	3
Repurchase Agreement	—	2,201	—	2,201

Total	$8,805	$2,204	$—	$11,009

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Futures Contracts — Depreciation	$(628)	$—	$—	$(628)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investments in Investment companies, at value (cost: $8,808)	$8,808
Repurchase agreement, at value (cost: $2,201)	2,201
Cash on deposit with broker	2,404
Receivables:
Shares sold	2
Variation margin	35
Prepaid expenses	1

13,451

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	12
Management and advisory fees	9
Distribution and service fees	3
Audit and tax fees	8
Printing and shareholder reports fees	3
Other	2

37

Net assets	$13,414

Net assets consist of:
Capital stock ($.01 par value)	$32
Additional paid-in capital	25,363
Undistributed (accumulated) net realized gain (loss) from investments in investment companies and futures contracts	(11,353)
Net unrealized appreciation (depreciation) on:
Futures contracts	(628)

Net assets	$13,414

Shares outstanding	3,227

Net asset value and offering price per share	$4.16
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Interest income	$3

Expenses:
Management and advisory	175
Printing and shareholder reports	7
Custody	15
Administration	4
Legal	1
Audit and tax	12
Trustees	1
Transfer agent	—	(A)
Distribution and service	51
Other	—	(A)

Total expenses	266

Less waiver/reimbursement	(13)

Net expenses	253

Net investment loss	(250)

Net realized gain (loss) from:
Investments in Investment companies	(7)

Futures contracts	(10,853)

	(10,860)

Net decrease in unrealized appreciation (depreciation) on:
Futures contracts	(594)

	(594)

Net realized and unrealized loss on investments in investment companies	(11,454)

Net decrease In net assets resulting from operations	$(11,704)

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
STATEMENT OF CHANGES IN NET ASSETS
For the period and year ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009(A)
From operations:
Net investment loss	$(250)	$(5)
Net realized loss from investment companies and futures contracts	(10,860)	(493)
Change in net unrealized appreciation (depreciation) on investments in futures contracts	(594)	(34)

Net decrease in net assets resulting from operations	(11,704)	(532)

Capital share transactions:
Proceeds from shares sold	86,376	4,071
Cost of shares redeemed	(62,253)	(2,544)

Net increase in net assets resulting from capital shares transactions	24,123	1,527

Net increase in net assets	12,419	995

Net assets:
Beginning of year	995	—

End of year	$13,414	$995

Undistributed net investment income	$—	$—

Share activity:
Shares issued	15,254	564
Shares redeemed	(12,202)	(389)

Net increase (decrease) in shares outstanding	3,052	175

(A)	Commenced operations on May 1, 2009.
Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
FINANCIAL HIGHLIGHTS

	Service Class
	December 31,	May 1 to Dec
For a share outstanding throughout each period	2010	31, 2009(A)
Net asset value
Beginning of year/period	$5.68	$10.00
Investment operations
Net investment loss(B),(C)	(0.07)	(0.05)
Net realized and unrealized loss	(1.45)	(4.27)

Total operations	(1.52)	(4.32)

Net asset value
End of year	$4.16	$5.68

Total return(D)	(26.76)%	(43.20	)%(E)

Net assets end of year (000’s)	$13,414	$995
Ratio and supplemental data
Expenses to average net assets(F)
After reimbursement/fee waiver	1.23%	1.23	%(G)
Before reimbursement/fee waiver	1.29%	12.53	%(G)
Net investment income (loss), to average net assets(C)	(1.22)%	(1.21	)%(G)
Portfolio turnover rate	—%	—%

(A)	Commenced operations on May 1, 2009.

(B)	Calculated based on average number of shares outstanding.

(C)	Recognition of net investment income by the fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the fund invests.

(D)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(E)	Not annualized.

(F)	Does not include expenses of the investment companies in which the fund invests.

(G)	Annualized.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica ProFund UltraBear VP (the “Fund”) is part of TST. The Fund is “non-diversified” under the 1940 Act.
The Fund currently offers one class of shares: a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Option and swaption contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objectives. The Fund enters into option contracts to manage exposure to various market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts; the possibility of an illiquid market; and an inability of the counterparty to meet the contract terms.
The Fund purchases put and call options on foreign or U.S. securities, indices, futures, swaps (“swaptions”), and commodities. Purchasing call options tends to increase exposure to the underlying instrument. Purchasing put options tends to decrease exposure to the underlying instrument. The Fund pays a premium, which is included in the Statement of Assets and Liabilities as an investment and subsequently marked-to-market to reflect the current value of the option. Premiums paid for purchasing options which expire are treated as realized losses. The risk associated with purchasing put and call options is limited to the premium paid. Premiums paid for purchasing options which are exercised or closed are added to the amounts paid or offset against the proceeds on the underlying futures, swaps, security, commodity, or currency transaction to determine the realized gain or loss. Realized gains or losses are reflected in the realized gains or losses of investment securities on the Statement of Operations.
The underlying face amounts of open option contracts at December 31, 2010 are listed in the Schedule of Investments.
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open futures contracts at December 31, 2010 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities.
Cash overdraft: Throughout the year, the Fund may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. Exchange Traded Funds are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Fund’s investments, at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no transfers into or out of any Levels as described above during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Transamerica Asset Management, Inc. (“TAM”), the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
At the commencement of operations, TAM invested in the Fund. As of December 31, 2010, TAM had remaining investments in the Fund as follows:

		% of Fund’s
	Value	Net Assets
Service Class	$104	0.78%
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $250 million	0.85%
Over $250 million up to $750 million	0.80%
Over $750 billion	0.75%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.98% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $13. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2009:	$47	12/31/2012
Fiscal Year 2010:	13	12/31/2013
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Fund is authorized under the Distribution Plan to pay fees up to a limit of 0.25% for Service Class.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
There were no proceeds from securities purchased or securities sold (excluding short-term securities) for the year ended December 31, 2010.
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of derivatives held at year end is indicative of the volume held throughout the year. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

Equity
Location	contracts
Asset derivatives
Purchased options, at value	$3
Liability derivatives
Unrealized depreciation on futures contracts	(628)*

Total	$(625)

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

Equity
Location	contracts
Realized Gain/(Loss) on derivative transactions
Net realized (loss) on purchased options	$(7)
Net realized (loss) on futures contracts	(10,853)
Change in Unrealized Appreciation/(Depreciation) on derivative transactions
Net (decrease) in unrealized (depreciation) on futures contracts	(594)

Total	$(11,454)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(250)
Undistributed (accumulated) net investment income (loss)	$250
Undistributed (accumulated) net realized gain (loss) from investment securities	$—

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The capital loss carryforwards are available to offset future realized gains through the periods listed below:

Capital Loss
Carryforwards	Available Through
$ 237	December 31, 2017
$9,504	December 31, 2018
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$—

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(9,741)

Post October Capital Loss Deferral	$(2,240)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$—

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica ProFund UltraBear VP:
We have audited the accompanying statement of assets and liabilities of Transamerica ProFund UltraBear VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Transamerica ProFund UltraBear VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica ProFund UltraBear VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
(unaudited)
MARKET ENVIRONMENT
During the 12 months ended December 31, 2010, a broad trend toward global economic recovery and a return to more normal business activity in the U.S. was overshadowed by specific domestic and global events that negatively impacted investor confidence, causing tremendous volatility in equity markets.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings, and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
However, as the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, equity markets and investor sentiment turned markedly positive. The key impetus for the market’s appreciation was the Federal Reserve Board’s (“Fed”) announcement of a second round of quantitative easing (“QE2”). This announcement mitigated investor concerns about a double-dip recession and created a strong sense of optimism for solid future economic growth and a prolonged lower interest rate environment. Additionally, the political, legislative, business, international, and consumer fronts saw a confluence of positive momentum: the election of a pro-business Congress; the extension of Bush-era tax cuts; robust third quarter reported earnings; strong economic growth in China despite tighter monetary policy; and healthy consumer holiday spending. These positive results, combined with the Fed’s agenda to inject further liquidity into the system, created an optimal environment for stocks to move upward and post positive gains for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Small/Mid Cap Value VP Initial Class returned 30.41%. By comparison its benchmark, the Russell 2500® Value Index, returned 24.82%.
STRATEGY REVIEW
Throughout the period, we believed the market was in an acquisition cycle. Due to low financing costs, growth-challenged large-cap companies were finding growth opportunities in purchasing small-cap companies. In keeping with that view, we positioned the portfolio for a positive economic outlook while staying true to our intrinsic-value bottom-up process and big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the producer durables and consumer discretionary sectors were the primary contributors to outperformance during the period. Top individual contributors included Sotheby’s and United Rentals, Inc. Sotheby’s, an international high-end auction company, benefited as global economies improved, driving an increase in emerging market wealth and a return to the auction markets. United Rentals, a construction equipment rental and leasing company, performed well as non-residential construction appears to have bottomed.
Detracting from relative performance was underweighting and stock selection in the energy sector, stock selection in the technology sector (Brocade Communications Systems, Inc.), and individual holding Office Depot, Inc. Brocade, a supplier of storage area networking solutions, was caught up in speculation of being a possible takeover target early in the reporting period. The rumored acquisition did not happen, resulting in a decline in the company’s stock price. Office Depot was added to the portfolio in anticipation of an improved employment landscape. We may have been a little premature with this particular catalyst, as unemployment numbers are still at elevated levels. However, as unemployment trends improve, we believe Office Depot will benefit.
Jeffrey J. Hoo, CFA
Thomas E. Larkin, III
Joshua D. Shaskan, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	30.41%	10.22%	12.32%	05/04/1993

Russell 2500® Value *	24.82%	3.85%	8.53%

Service Class	30.05%	9.93%	11.71%	05/03/2004

NOTES

*	The Russell 2500® Value Index (“Russell 2500® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an Index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Small/Mid Cap Value VP
Initial Class	$1,000.00	$1,373.00	$5.14	$1,020.87	$4.38	0.86%
Service Class	1,000.00	1,370.70	6.63	1,019.61	5.65	1.11

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stock	94.0%
Securities Lending Collateral	24.4
Repurchase Agreement	3.3
Other Assets and Liabilities - Net	(21.7)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 94.0%
Aerospace & Defense - 2.3%
Hexcel Corp. ‡^	412,975	$7,471
Capital Markets - 2.1%
Raymond James Financial, Inc. ^	205,000	6,704
Chemicals - 2.7%
Intrepid Potash, Inc. ‡^	232,540	8,671
Commercial Banks - 10.6%
Cathay General Bancorp ^	404,245	6,751
City National Corp. ^	129,235	7,929
PrivateBancorp, Inc. - Class A ^	455,480	6,550
SVB Financial Group ‡^	121,080	6,423
Zions Bancorporation ^	271,775	6,585
Commercial Services & Supplies - 2.0%
Steelcase, Inc. - Class A ^	610,535	6,453
Communications Equipment - 2.9%
Brocade Communications Systems, Inc. ‡^	636,320	3,366
Emulex Corp. ‡	525,230	6,124
Construction & Engineering - 3.6%
Chicago Bridge & Iron Co. NV - NY Shares - Class Y ‡	352,166	11,586
Diversified Consumer Services - 0.9%
Sotheby’s ^	67,050	3,017
Electric Utilities - 1.3%
Hawaiian Electric Industries, Inc. ^	187,205	4,266
Energy Equipment & Services - 7.0%
Dresser-Rand Group, Inc. ‡^	107,500	4,578
Key Energy Services, Inc. ‡^	347,885	4,516
Oceaneering International, Inc. ‡^	98,600	7,260
Oil States International, Inc. ‡^	96,915	6,211
Health Care Equipment & Supplies - 4.6%
Cooper Cos., Inc. ^	148,145	8,347
Hologic, Inc. ‡^	345,595	6,504
Household Durables - 1.8%
Tupperware Brands Corp. ^	119,835	5,713
Insurance - 2.1%
HCC Insurance Holdings, Inc. ^	234,340	6,782
Life Sciences Tools & Services - 1.7%
Charles River Laboratories International, Inc. ‡^	153,495	5,455
Machinery - 11.1%
AGCO Corp. ‡^	153,000	7,751
Chart Industries, Inc. ‡^	48,190	1,628
Navistar International Corp. ‡^	127,065	7,358
Robbins & Myers, Inc. ^	190,480	6,815
Titan International, Inc. ^	398,770	7,793
Watts Water Technologies, Inc. - Class A ^	126,530	4,630
Marine - 1.6%
Kirby Corp. ‡ ^	119,180	5,250
Media - 2.4%
Lamar Advertising Co. - Class A ‡^	195,015	7,769
Metals & Mining - 7.2%
Carpenter Technology Corp. ^	159,100	6,402
Globe Specialty Metals, Inc.	405,970	6,939
Kaiser Aluminum Corp. ^	90,850	4,551
Thompson Creek Metals Co., Inc. ‡^	369,115	5,433
Multiline Retail - 2.1%
Saks, Inc. ‡^	632,660	6,769
Real Estate Investment Trusts - 6.1%
BioMed Realty Trust, Inc. ^	255,000	4,756
Capstead Mortgage Corp. ^	349,130	4,396
Dupont Fabros Technology, Inc. ^	188,780	4,015
Omega Healthcare Investors, Inc. ^	295,718	6,636
Road & Rail - 3.9%
Kansas City Southern ‡^	131,955	6,316
Ryder System, Inc. ^	117,350	6,177
Software - 3.4%
Aspen Technology, Inc. ‡^	487,730	6,194
THQ, Inc. ‡^	768,915	4,660
Specialty Retail - 1.4%
Office Depot, Inc. ‡^	865,000	4,671
Textiles, Apparel & Luxury Goods - 2.7%
Signet Jewelers, Ltd. ‡^	195,895	8,502
Trading Companies & Distributors - 4.9%
Beacon Roofing Supply, Inc. ‡	274,480	4,905
United Rentals, Inc. ‡^	202,500	4,607
WESCO International, Inc. ‡^	118,105	6,236
Water Utilities - 1.6%
Aqua America, Inc. ^	227,535	5,115

Total Common Stocks (cost $227,454)		303,536

SECURITIES LENDING COLLATERAL - 24.4%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	78,937,183	78,937
Total Securities Lending Collateral (cost $78,937)

	Principal	Value

REPURCHASE AGREEMENT - 3.3%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $10,549 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $10,763.	$10,549	10,549
Total Repurchase Agreement (cost $10,549)

Total Investment Securities (cost $316,940) #		393,022
Other Assets and Liabilities - Net		(70,162)

Net Assets		$322,860

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $77,112.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $316,863. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $78,896 and $2,737, respectively. Net unrealized appreciation for tax purposes is $76,159.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$291,949	$11,587	$—	$303,536
Repurchase Agreement	—	10,549	—	10,549
Securities Lending Collateral	78,937	—	—	78,937

Total	$370,886	$22,136	$—	$393,022

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $306,391) (including securities loaned of $77,112)	$382,473
Repurchase agreement, at value (cost: $10,549)	10,549
Receivables:
Shares sold	10,694
Securities lending income (net)	14
Dividends	325
Prepaid expenses	2

404,057

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,772
Shares redeemed	235
Management and advisory fees	205
Distribution and service fees	10
Administration fees	5
Printing and shareholder reports fees	15
Audit and tax fees	9
Other	9
Collateral for securities on loan	78,937

81,197

Net assets	$322,860

Net assets consist of:
Capital stock ($.01 par value)	$155
Additional paid-in capital	253,256
Undistributed (accumulated) net investment income (loss)	435
Undistributed (accumulated) net realized gain (loss) from investment securities	(7,068)
Net unrealized appreciation (depreciation) on:
Investment securities	76,082

Net assets	$322,860

Net assets by class:
Initial Class	$261,291
Service Class	61,569
Shares outstanding:
Initial Class	12,522
Service Class	2,978
Net asset value and offering price per share:
Initial Class	$20.87
Service Class	20.67
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income	$2,420
Interest income	—	(A)
Securities lending income (net)	118

	2,538

Expenses:
Management and advisory	2,095
Printing and shareholder reports	39
Custody	33
Administration	52
Legal	15
Audit and tax	14
Trustees	9
Transfer agent	2
Distribution and service:
Service Class	84
Other	5

Total expenses	2,348

Net investment income	190

Net realized gain (loss) on transactions from:
Investment securities	36,541

Net increase in unrealized appreciation (depreciation) on:
Investment securities	34,285

Net realized and unrealized gain	70,826

Net increase in net assets resulting from operations	$71,016

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$190	$2,111
Net realized gain (loss) from investment securities	36,541	12,364
Change in net unrealized appreciation (depreciation) on investment securities	34,285	60,035

Net increase in net assets resulting from operations	71,016	74,510

Distributions to shareholders:
From net investment income:
Initial Class	(1,656)	(6,087)
Service Class	(219)	(437)

Total distributions to shareholders	(1,875)	(6,524)

Capital share transactions:
Proceeds from shares sold:
Initial Class	29,890	16,154
Service Class	39,818	11,489

	69,708	27,643

Dividends and distributions reinvested:
Initial Class	1,656	6,086
Service Class	219	437

	1,875	6,523

Cost of shares redeemed:
Initial Class	(52,182)	(38,921)
Service Class	(12,324)	(5,197)

	(64,506)	(44,118)

Net increase (decrease) in net assets from capital shares transactions	7,077	(9,952)

Net increase in net assets	76,218	58,034

Net assets:
Beginning of year	246,642	188,608

End of year	$322,860	$246,642

Undistributed net investment income	$435	$2,111

Share activity:
Shares issued:
Initial Class	1,713	1,201
Service Class	2,183	788

	3,896	1,989

Shares issued-reinvested from
distributions:
Initial Class	110	406
Service Class	14	29

	124	435

Shares redeemed:
Initial Class	(3,069)	(3,016)
Service Class	(744)	(391)

	(3,813)	(3,407)

Net increase (decrease) in shares outstanding:
Initial Class	(1,246)	(1,409)
Service Class	1,453	426

	207	(983)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$16.14	$11.60	$22.10	$19.58	$18.33
Investment operations
Net investment income(A)	0.02	0.14	0.28	0.34	0.19
Net realized and unrealized gain (loss)	4.84	4.84	(8.43)	4.35	2.94

Total operations	4.86	4.98	(8.15)	4.69	3.13

Distributions
From net investment income	(0.13)	(0.44)	(0.29)	(0.21)	(0.18)
From net realized gains	—	—	(2.06)	(1.96)	(1.70)

Total distributions	(0.13)	(0.44)	(2.35)	(2.17)	(1.88)

Net asset value
End of year	$20.87	$16.14	$11.60	$22.10	$19.58

Total return(B)	30.41%	43.21%	(40.86%)	24.74%	18.05%
Net assets end of year (000’s)	$261,291	$222,235	$175,980	$463,795	$409,879
Ratio and supplemental data
Expenses to average net assets	0.86%	0.88%	0.86%	0.85%	0.86%
Net investment income, to average net assets	0.10%	1.03%	1.52%	1.57%	0.98%
Portfolio turnover rate	62%	89%	60%	18%	24%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$16.01	$11.49	$21.94	$19.48	$18.26
Investment operations
Net investment income (loss)(A)	(0.03)	0.12	0.23	0.27	0.14
Net realized and unrealized gain (loss)	4.80	4.78	(8.36)	4.33	2.94

Total operations	4.77	4.90	(8.13)	4.60	3.08

Distributions
From net investment income	(0.11)	(0.38)	(0.26)	(0.18)	(0.16)
From net realized gains	—	—	(2.06)	(1.96)	(1.70)

Total distributions	(0.11)	(0.38)	(2.32)	(2.14)	(1.86)

Net asset value
End of year	$20.67	$16.01	$11.49	$21.94	$19.48

Total return(B)	30.05%	42.90%	(41.05%)	24.39%	17.82%
Net assets end of year (000’s)	$61,569	$24,407	$12,628	$31,226	$15,822
Ratio and supplemental data
Expenses to average net assets	1.11%	1.13%	1.11%	1.10%	1.11%
Net investment income (loss), to average net assets	(0.15%)	0.91%	1.29%	1.27%	0.73%
Portfolio turnover rate	62%	89%	60%	18%	24%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Small/Mid Cap Value VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
There were no commissions recaptured during the year ended December 31, 2010.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and is generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)

NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, TIM, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, TIM and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.80%
Over $500 million	0.75%
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.89% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture at December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$160,275
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	170,593
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax positions taken for the open tax years (2007-2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$9
Undistributed (accumulated) net realized gain (loss) from investment securities	$(9)
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$7,144	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31,2010 was $36,521.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$1,875
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	6,524
Long-term Capital Gain	—

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$232

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(7,144)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$76,159

Other Temporary Differences	$202

NOTE 6. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has approved changes to Transamerica Small/Mid Cap Value VP, including changes to the Fund name, sub-adviser and principal investment strategies. The Fund will change its name to Transamerica Systematic Small/Mid Cap Value VP and sub-adviser from Transamerica Investment Management, LLC to Systematic Financial Management L.P. These changes are expected to occur on or about March 31, 2011, but may occur sooner.

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Small/Mid Cap Value VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Small Mid/Cap Value VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Small/Mid Cap ValueVP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Small/Mid Cap Value VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
(unaudited)
MARKET ENVIRONMENT
Entering the year, the stock market continued its strong run off its March 2009 bottom. A bumpy ride ensued as macroeconomic concerns, including the European sovereign debt crisis, uneven U.S. economic data, and rising interest rates in developing economies weighed on the minds of investors at times. Toward the end of the year, economic concerns faded and companies reported strong earnings and balance sheets, helping to drive the market advance. Small-cap growth stocks outperformed small-cap value stocks. Small-cap stocks outperformed mid- and large-cap stocks over the past 12 months.
PERFORMANCE
For the year ended December 31, 2010, Transamerica T. Rowe Price Small Cap VP Initial Class returned 34.42%. By comparison its benchmark, the Morgan Stanley Capital International U.S. Small Cap Growth Index (“MSCI US Small Cap Growth”), returned 30.68%.
STRATEGY REVIEW
The portfolio’s outperformance of its benchmark was driven by stock selection. Sector allocation subtracted a small amount from relative performance. Our selection of holdings was most beneficial in the Consumer Discretionary, Industrials and Business Services, Health Care, and Consumer Staples sectors. No sector detracted significantly from results versus the index. All sectors produced positive absolute returns.
Performance was broad-based within the Consumer Discretionary sector, with the media and Internet and catalog retail industries at the forefront. The portfolio’s top contributors in the sector included Liberty Media Corp. Capital (“Liberty Media”) and Chipotle Mexican Grill, Inc. Liberty Media’s stock price rose as investors realized the underlying value of assets such as the well-known Atlanta Braves, Discovery Communications, and Sirius XM Satellite. Chipotle Mexican Grill, Inc. has benefited as mid- to high-end consumers began to spend again.
The machinery industry was a key contributor in the Industrials and Business Services space with investments in companies like Chart Industries, Inc. and Gardner Denver, Inc. Chart Industries, Inc. won a major contract to provide liquefied natural gas storage equipment. Gardner Denver, Inc. manufactures compressors, vacuum, and fluid transfer products and has benefited from increased sales.
Investments in the health care equipment and supplies industry and select biotechnology companies contributed to results in the Health Care sector. The portfolio benefited from holding Alexion Pharmaceutical whose primary drug Soliris is used to treat a rare blood disorder called PNH. The drug continues to generate significant revenue as the firm expands distribution.
We had positive results from our holdings in the Consumer Staples sector. A notable contributor was Boston Beer whose loyal customer base enabled the company to pass along price increases without hurting distribution.
While our stock selection is based on a quantitative model, we do take into consideration the fundamental research done by T. Rowe Price’s equity analysts. In constructing the portfolio, our sector weights are usually in line with those of the MSCI US Small Cap Growth, but we will occasionally overweight or underweight certain sectors based on our analysis.
At the end of December, our largest sector commitments in absolute terms were Information Technology, Industrials and Business Services, Consumer Discretionary, and Health Care. Since the end of June, we have increased our allocation to the Information Technology and Industrials and Business Services sectors. We have decreased our allocation to the Financials and Health Care sectors. We did not own any utility companies at the end of December. In relative terms, we are in line with the benchmark across most sectors. We are slightly overweight in the Consumer Staples, Information Technology, and Industrials and Business Services sectors.
In terms of portfolio characteristics, we continued to emphasize high-quality companies offering a high return on invested capital relative to our benchmark at the end of December. We also favored stocks with more attractive valuations. In addition, we maintained an overweight position in stocks of companies that we believe are good allocators of capital and have high free-cash-flow yields.
Our strategy is to try to outperform our benchmark by owning a large number of good stocks instead of making large investments in a small number of stocks. The portfolio usually holds approximately 320 to 340 names. Currently, we have nearly 350, reflecting our commitment to broad diversification and risk management in an uncertain environment, as well as the fact that a greater number of companies seem to have favorable prospects at the onset of an economic recovery. Very few of our positions represent 1% or more of the portfolio’s net assets at any given time. This level of diversification should help manage the risk of investing in small-cap growth stocks.
Sudhir Nanda, CFA
Portfolio Manager
T. Rowe Price Associates, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	34.42%	6.18%	4.26%	05/03/1999
MSCI US Small Cap Growth*	30.68%	6.45%	5.56%

Service Class	34.06%	5.90%	10.67%	05/01/2003

NOTES

*	The Morgan Stanley Capital International U.S. Small Cap Growth Index (“MSCI US Small Cap Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investing in small cap stocks generally involves great volatility and risks so an investment in the portfolio may not be appropriate for everyone. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica T. Rowe Price Small Cap VP
Initial Class	$1,000.00	$1,355.80	$4.93	$1,021.02	$4.23	0.83%
Service Class	1,000.00	1,354.30	6.41	1,019.76	5.50	1.08

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	98.3%
Securities Lending Collateral	2.7
Repurchase Agreement	1.9
Other Assets and Liabilities - Net	(2.9)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.3%
Aerospace & Defense - 1.9%
Esterline Technologies Corp. ‡	10,700	$734
GenCorp, Inc. ‡^	41,900	217
HEICO Corp. - Class A	13,725	512
Hexcel Corp. ‡	33,600	608
TASER International, Inc. ‡	30,200	142
Transdigm Group, Inc. ‡	16,100	1,159
Triumph Group, Inc.	4,300	384
Air Freight & Logistics - 0.8%
Hub Group, Inc. - Class A ‡	21,000	738
UTI Worldwide, Inc.	41,300	876
Airlines - 0.7%
Allegiant Travel Co. - Class A	10,300	507
United Continental Holdings, Inc. ‡	40,300	960
Auto Components - 1.4%
Dana Holding Corp. ‡	37,800	651
Gentex Corp.	13,700	405
Tenneco, Inc. ‡	24,400	1,004
TRW Automotive Holdings Corp. ‡^	16,000	843
Beverages - 0.5%
Boston Beer Co., Inc. - Class A ‡	11,300	1,075
Biotechnology - 5.3%
Acorda Therapeutics, Inc. ‡	9,400	256
Alexion Pharmaceuticals, Inc. ‡	17,500	1,410
Alkermes, Inc. ‡	30,900	379
Allos Therapeutics, Inc. ‡^	9,300	43
Alnylam Pharmaceuticals, Inc. ‡	7,700	76
Arqule, Inc. ‡	18,200	107
Array Biopharma, Inc. ‡	10,900	33
BioMarin Pharmaceutical, Inc. ‡	26,600	716
Cepheid, Inc. ‡^	17,700	403
Cubist Pharmaceuticals, Inc. ‡	15,900	340
Human Genome Sciences, Inc. ‡	40,000	956
Idenix Pharmaceuticals, Inc. ‡	37,800	191
Incyte Corp., Ltd. ‡^	77,800	1,288
InterMune, Inc. ‡	14,000	510
Lexicon Pharmaceuticals, Inc. ‡	39,800	57
Momenta Pharmaceuticals, Inc. ‡	8,500	127
Onyx Pharmaceuticals, Inc. ‡	17,200	634
Pharmasset, Inc. ‡^	9,100	395
Regeneron Pharmaceuticals, Inc. ‡^	26,500	870
Rigel Pharmaceuticals, Inc. ‡	2,800	21
Savient Pharmaceuticals, Inc. ‡	13,400	149
Seattle Genetics, Inc. ‡	23,000	344
Senomyx, Inc. ‡	21,800	155
Theravance, Inc. ‡	19,400	486
United Therapeutics Corp. ‡	14,000	885
Capital Markets - 1.3%
Affiliated Managers Group, Inc. ‡^	10,800	1,072
Cohen & Steers, Inc.	4,100	107
E*Trade Financial Corp. ‡	9,660	155
Greenhill & Co., Inc.	5,000	408
Knight Capital Group, Inc. - Class A ‡	15,200	210
Stifel Financial Corp. ‡	6,300	391
Chemicals - 2.6%
Intrepid Potash, Inc. ‡	12,300	459
Koppers Holdings, Inc.	12,300	440
Nalco Holding Co.	15,100	482
Rockwood Holdings, Inc. ‡	22,800	892
Scotts Miracle-Gro Co. - Class A	4,200	213
Solutia, Inc. ‡	49,700	1,147
Stepan Co.	5,500	419
WR Grace & Co. ‡	30,900	1,086
Commercial Banks - 1.0%
Signature Bank ‡	19,700	985
SVB Financial Group ‡	12,700	674
Texas Capital Bancshares, Inc. ‡^	20,900	445
Commercial Services & Supplies - 1.9%
ACCO Brands Corp. ‡	22,600	193
Brink’s Co.	6,400	172
Cenveo, Inc. ‡	38,100	203
Clean Harbors, Inc. ‡^	16,500	1,388
Rollins, Inc.	23,950	473
US Ecology, Inc. ^	8,600	149
Waste Connections, Inc.	45,187	1,244
Communications Equipment - 4.5%
Acme Packet, Inc. ‡	13,100	696
Adtran, Inc.	21,800	789
Arris Group, Inc. ‡^	27,400	307
Blue Coat Systems, Inc. ‡	23,500	702
Cogo Group, Inc. ‡	20,400	181
CommScope, Inc. ‡	12,900	403
Comtech Telecommunications Corp.	15,700	435
DG FastChannel, Inc. ‡	22,200	641
F5 Networks, Inc. ‡	8,600	1,119
JDS Uniphase Corp. ‡	60,700	879
Plantronics, Inc.	22,100	823
Polycom, Inc. ‡	23,212	905
Riverbed Technology, Inc. ‡	31,700	1,115
Computers & Peripherals - 0.2%
Synaptics, Inc. ‡	16,300	479
Construction & Engineering - 0.1%
MYR Group, Inc. ‡	11,900	250
Consumer Finance - 0.1%
World Acceptance Corp. ‡	5,100	269
Containers & Packaging - 0.7%
Crown Holdings, Inc. ‡	14,400	481
Greif, Inc. - Class A	2,900	180
Rock-Tenn Co. - Class A	13,800	744
Distributors - 0.2%
LKQ Corp. ‡	16,200	368
Diversified Consumer Services - 1.2%
American Public Education, Inc. ‡^	6,400	238
Capella Education Co. ‡	6,700	446
ITT Educational Services, Inc. ‡	3,600	229
Matthews International Corp. - Class A	10,000	350
Steiner Leisure, Ltd. ‡	11,400	532
Weight Watchers International, Inc.	16,700	627
Diversified Financial Services - 1.0%
MSCI, Inc. - Class A ‡	30,588	1,191
NewStar Financial, Inc. ‡	45,100	477
Portfolio Recovery Associates, Inc. ‡	5,500	414
Diversified Telecommunication Services - 0.4%
Premiere Global Services, Inc. ‡	22,700	154
TW Telecom, Inc. - Class A ‡	33,900	578

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Electrical Equipment - 2.2%
Acuity Brands, Inc. ^	18,500	$1,067
General Cable Corp. ‡	12,400	435
II-VI, Inc. ‡	16,500	765
Thomas & Betts Corp. ‡	19,400	937
Woodward Governor Co.	31,600	1,187
Electronic Equipment & Instruments - 2.2%
Anixter International, Inc. ^	13,500	806
Coherent, Inc. ‡	10,600	478
Cyberoptics Corp. ‡	36,300	310
Dolby Laboratories, Inc. - Class A ‡	16,000	1,068
Itron, Inc. ‡	9,000	499
Power-One, Inc. ‡^	39,400	402
Rofin-Sinar Technologies, Inc. ‡^	10,100	358
Trimble Navigation, Ltd. ‡	9,900	395
Energy Equipment & Services - 4.0%
Atwood Oceanics, Inc. ‡	16,000	598
Complete Production Services, Inc. ‡	28,100	830
Core Laboratories NV	17,100	1,522
Dawson Geophysical Co. ‡	6,100	195
Dril-Quip, Inc. ‡	9,400	731
Gulf Island Fabrication, Inc.	10,000	282
Helix Energy Solutions Group, Inc. ‡	16,700	203
Ion Geophysical Corp. ‡	17,000	144
Oceaneering International, Inc. ‡	8,300	611
Oil States International, Inc. ‡	19,500	1,250
Superior Energy Services, Inc. ‡	22,700	794
Tesco Corp. ‡	24,100	383
TETRA Technologies, Inc. ‡	23,600	280
Unit Corp. ‡	3,900	181
Food Products - 0.6%
J&J Snack Foods Group	13,000	627
TreeHouse Foods, Inc. ‡	11,700	598
Health Care Equipment & Supplies - 2.8%
American Medical Systems Holdings, Inc. ‡	21,000	396
Arthrocare Corp. ‡	8,000	248
Edwards Lifesciences Corp. ‡	9,700	784
HeartWare International, Inc. ‡	3,700	324
Idexx Laboratories, Inc. ‡^	13,600	942
Integra LifeSciences Holdings Corp. ‡	6,700	317
Masimo Corp.	11,100	323
Meridian Bioscience, Inc. ^	26,150	606
Orthofix International NV ‡	8,300	241
Sirona Dental Systems, Inc. ‡	15,400	643
Stereotaxis, Inc. ‡	2,700	10
STERIS Corp.	8,500	310
Thoratec Corp. ‡^	16,000	453
Health Care Providers & Services - 3.0%
Alliance Healthcare Services, Inc. ‡	23,100	98
Amedisys, Inc. ‡	10,266	344
Catalyst Health Solutions, Inc. ‡	15,100	703
Centene Corp. ‡	15,600	395
Chemed Corp.	7,000	445
Corvel Corp. ‡	8,200	396
Gentiva Health Services, Inc. ‡	15,600	415
Healthsouth Corp. ‡	25,800	534
Healthspring, Inc. ‡	14,900	395
Mednax, Inc. ‡	6,100	410
PharMerica Corp. ‡	18,100	207
PSS World Medical, Inc. ‡	16,000	362
Sun Healthcare Group, Inc. ‡	7,766	98
Tenet Healthcare Corp. ‡	123,000	824
VCA Antech, Inc. ‡	15,600	363
Health Care Technology - 0.7%
Allscripts Healthcare Solutions, Inc. ‡	28,520	550
Cerner Corp. ‡	4,900	464
MedAssets, Inc. ‡	11,700	236
Vital Images, Inc. ‡	7,800	109
Hotels, Restaurants & Leisure - 2.8%
CEC Entertainment, Inc. ‡	8,000	311
Cheesecake Factory, Inc. ‡	26,000	797
Chipotle Mexican Grill, Inc. ‡	3,200	681
Choice Hotels International, Inc.	7,600	291
Denny’s Corp. ‡	87,800	314
National Cinemedia, Inc.	15,300	305
Panera Bread Co. - Class A ‡^	11,700	1,184
PF Chang’s China Bistro, Inc.	10,200	494
Red Robin Gourmet Burgers, Inc. ‡	4,300	92
WMS Industries, Inc. ‡	23,850	1,079
Household Durables - 0.5%
Tempur-Pedic International, Inc. ‡	24,700	989
Household Products - 0.2%
Church & Dwight Co., Inc. ^	7,200	497
Insurance - 0.6%
Amtrust Financial Services, Inc. ^	16,500	289
HCC Insurance Holdings, Inc.	16,700	482
Navigators Group, Inc. ‡	2,200	111
StanCorp Financial Group, Inc.	8,300	375
Internet & Catalog Retail - 1.1%
HSN, Inc. ‡	15,000	460
PetMed Express, Inc.	13,600	242
priceline.com, Inc. ‡	2,200	879
Shutterfly, Inc. ‡	15,600	546
Internet Software & Services - 2.0%
AsiaInfo Holdings, Inc. ‡	13,700	227
J2 Global Communications, Inc. ‡	20,900	605
Mercadolibre, Inc. ‡	10,800	719
Perficient, Inc. ‡	26,500	331
RealNetworks, Inc. ‡	71,100	299
SINA Corp. ‡	10,300	709
Sohu.com, Inc. ‡	8,100	514
Valueclick, Inc. ‡	25,500	409
WebMD Health Corp. - Class A ‡	2,700	138
IT Services - 3.6%
CACI International, Inc. - Class A ‡^	2,800	150
Gartner, Inc. ‡	36,100	1,199
Genpact, Ltd. ‡	20,700	315
Global Payments, Inc.	17,920	828
Heartland Payment Systems, Inc. ^	7,420	114
MAXIMUS, Inc.	11,100	728
NCI, Inc. - Class A ‡	29,200	671
NeuStar, Inc. - Class A ‡	13,400	349
SRA International, Inc. - Class A ‡	11,800	241
Teletech Holdings, Inc. ‡	19,500	402
TNS, Inc. ‡	17,800	370

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

IT Services - (continued)
Unisys Corp. ‡	10,890	$282
VeriFone Holdings, Inc. ‡	29,200	1,126
Wright Express Corp. ‡	10,900	501
Leisure Equipment & Products - 1.0%
Brunswick Corp. ^	32,200	603
Polaris Industries, Inc.	14,200	1,108
Pool Corp.	13,700	309
Life Sciences Tools & Services - 2.0%
AMAG Pharmaceuticals, Inc. ‡	1,800	33
Bio-Rad Laboratories, Inc. - Class A ‡	4,700	488
Bruker Corp. ‡	27,400	455
eResearchTechnology, Inc. ‡	11,500	85
Exelixis, Inc. ‡	57,800	475
Illumina, Inc. ‡	14,400	912
Mettler-Toledo International, Inc. ‡	5,300	801
Nektar Therapeutics ‡	26,100	335
Parexel International Corp. ‡	16,400	348
Machinery - 5.9%
Actuant Corp. - Class A ^	44,400	1,181
ArvinMeritor, Inc. ‡	40,300	827
Chart Industries, Inc. ‡	17,200	581
Gardner Denver, Inc.	28,200	1,940
Graco, Inc. ^	19,800	781
IDEX Corp.	19,800	775
John Bean Technologies Corp. ^	16,300	328
Middleby Corp. ‡	11,800	996
Nacco Industries, Inc. - Class A	3,800	412
Nordson Corp. ^	9,000	827
Robbins & Myers, Inc.	17,300	619
Toro Co.	17,300	1,066
Valmont Industries, Inc.	6,200	550
Wabtec Corp.	18,200	963
Marine - 0.5%
Horizon Lines, Inc. - Class A	17,100	75
Kirby Corp. ‡	19,200	845
Media - 1.8%
CTC Media, Inc.	19,700	462
John Wiley & Sons, Inc. - Class A	13,100	593
Knology, Inc. ‡	17,900	280
Liberty Media Corp. - Capital - Series A ‡	17,800	1,113
Madison Square Garden, Inc. ‡	19,100	492
Sirius XM Radio, Inc. ‡	426,900	700
Metals & Mining - 1.4%
Allied Nevada Gold Corp. ‡	19,000	500
Carpenter Technology Corp.	11,000	443
Compass Minerals International, Inc.	7,600	678
Royal Gold, Inc.	6,500	355
Stillwater Mining Co. ‡	37,700	805
Multiline Retail - 0.3%
Big Lots, Inc. ‡	21,500	655
Oil, Gas & Consumable Fuels - 3.1%
Bill Barrett Corp. ‡^	4,600	189
Clayton Williams Energy, Inc. ‡	5,500	462
Comstock Resources, Inc. ‡	14,700	361
Concho Resources, Inc. ‡	14,300	1,254
Gran Tierra Energy, Inc. ‡	72,200	581
Northern Oil and Gas Inc. ‡	24,600	669
Patriot Coal Corp. ‡	29,800	577
Rex Energy Corp. ‡	12,600	172
SM Energy Co.	24,000	1,415
Whiting Petroleum Corp. ‡	5,100	598
Personal Products - 0.9%
Alberto-Culver Co. - Class B	11,200	415
Herbalife, Ltd.	17,000	1,161
Pharmaceuticals - 2.1%
Akorn, Inc. ‡	32,800	199
Auxilium Pharmaceuticals, Inc. ‡	11,500	243
Avanir Pharmaceuticals, Inc. - Class A ‡	59,100	241
Cadence Pharmaceuticals, Inc. ‡	12,000	91
Map Pharmaceuticals, Inc. ‡	8,600	144
Medicines Co. ‡	26,000	367
Myrexis, Inc. ‡	3,625	15
Par Pharmaceutical Cos., Inc. ‡	16,200	624
Salix Pharmaceuticals, Ltd. ‡	18,700	878
Valeant Pharmaceuticals International, Inc.	32,234	912
ViroPharma, Inc. ‡	23,200	402
Xenoport, Inc. ‡	9,400	80
Professional Services - 1.2%
Advisory Board Co. ‡	11,400	543
Huron Consulting Group, Inc. ‡	12,100	320
IHS, Inc. - Class A ‡	7,000	562
Korn/Ferry International ‡	15,600	361
Towers Watson & Co. - Class A	10,000	521
Real Estate Investment Trusts - 0.7%
Dupont Fabros Technology, Inc.	15,900	338
Sabra Healthcare REIT, Inc.	7,766	143
Strategic Hotels & Resorts, Inc. ‡	28,200	149
Taubman Centers, Inc. ^	14,900	752
Real Estate Management & Development - 0.7%
Forest City Enterprises, Inc. - Class A ‡	32,700	546
Jones Lang Lasalle, Inc.	11,000	923
Road & Rail - 1.2%
Avis Budget Group, Inc. ‡	37,900	590
Landstar System, Inc.	16,700	684
Old Dominion Freight Line, Inc. ‡^	25,999	831
RailAmerica, Inc. ‡	28,500	369
Semiconductors & Semiconductor Equipment - 5.5%
Advanced Energy Industries, Inc. ‡	16,600	226
Amkor Technology, Inc. ‡	51,700	382
Atheros Communications, Inc. ‡	24,800	891
Atmel Corp. ‡	99,700	1,227
Cabot Microelectronics Corp. ‡	6,300	261
Cymer, Inc. ‡	13,400	604
Cypress Semiconductor Corp. ‡	57,900	1,075
Diodes, Inc. ‡	17,100	462
FEI Co. ‡	14,600	386
Micrel, Inc.	29,300	381
Microsemi Corp. ‡	35,300	808
ON Semiconductor Corp. ‡	75,300	744
Pericom Semiconductor Corp. ‡	12,300	135
PMC-Sierra, Inc. ‡	44,100	379
Semtech Corp. ‡	27,900	632
Silicon Laboratories, Inc. ‡	19,800	911
Tessera Technologies, Inc. ‡	11,000	244

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Semiconductors & Semiconductor Equipment - (continued)
Varian Semiconductor Equipment Associates, Inc. ‡	22,925	$848
Veeco Instruments, Inc. ‡	10,400	447
Software - 9.2%
Actuate Corp. ‡	37,300	213
Advent Software, Inc. ‡	5,700	330
ANSYS, Inc. ‡	12,089	629
Blackboard, Inc. ‡^	19,200	793
Commvault Systems, Inc. ‡	18,100	518
Epicor Software Corp. ‡	16,100	163
FactSet Research Systems, Inc.	14,150	1,327
Fortinet, Inc. ‡	24,300	786
Informatica Corp. ‡	50,300	2,215
Jack Henry & Associates, Inc.	10,000	292
Kenexa Corp. ‡	17,100	373
Micros Systems, Inc. ‡	27,800	1,219
Monotype Imaging Holdings, Inc. ‡	35,900	398
NET 1 UEPS Technologies, Inc. ‡	15,200	186
Netscout Systems, Inc. ‡	20,600	474
OPNET Technologies, Inc. ^	25,500	683
Parametric Technology Corp. ‡	36,400	820
Progress Software Corp. ‡	7,000	296
Quest Software, Inc. ‡	19,200	533
Rovi Corp. ‡	32,900	2,040
Solera Holdings, Inc.	34,400	1,765
Taleo Corp. - Class A ‡	19,700	545
TIBCO Software, Inc. ‡	64,200	1,265
Ultimate Software Group, Inc. ‡	16,300	793
Specialty Retail - 3.7%
Aaron’s, Inc.	20,350	415
Aeropostale, Inc. ‡^	30,825	760
Ascena Retail Group, Inc. ‡	25,300	668
Childrens Place Retail Stores, Inc. ‡	9,800	486
Guess?, Inc.	11,700	554
Hibbett Sports, Inc. ‡	13,700	506
JOS A. Bank Clothiers, Inc. ‡	13,300	536
Monro Muffler Brake, Inc.	31,350	1,085
Office Depot, Inc. ‡	32,400	175
Sally Beauty Holdings, Inc. ‡	50,200	729
Tractor Supply Co.	27,000	1,310
Textiles, Apparel & Luxury Goods - 2.9%
Deckers Outdoor Corp. ‡	17,900	1,426
Fossil, Inc. ‡	18,212	1,284
Hanesbrands, Inc. ‡	24,800	630
Iconix Brand Group, Inc. ‡	24,900	481
Phillips-Van Heusen Corp.	18,600	1,172
Warnaco Group, Inc. ‡	16,300	898
Thrifts & Mortgage Finance - 0.4%
Danvers Bancorp, Inc. ^	12,200	216
MGIC Investment Corp. ‡	33,000	335
Radian Group, Inc.	29,200	236
Trading Companies & Distributors - 1.1%
Beacon Roofing Supply, Inc. ‡	23,300	416
MSC Industrial Direct Co. - Class A	12,200	790
RSC Holdings, Inc. ‡	40,400	393
United Rentals, Inc. ‡	28,600	651
Wireless Telecommunication Services - 0.6%
SBA Communications Corp. - Class A ‡	23,800	975
Syniverse Holdings, Inc. ‡	11,600	358
Total Common Stocks (cost $148,655)		197,241

SECURITIES LENDING COLLATERAL - 2.7%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36% ▲	5,324,709	5,325
Total Securities Lending Collateral (cost $5,325)

	Principal	Value

REPURCHASE AGREEMENT - 1.9%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $3,735 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $3,810.	$3,735	3,735
Total Repurchase Agreement (cost $3,735)

Total Investment Securities (cost $157,715) #		206,301
Other Assets and Liabilities - Net		(5,891)

Net Assets		$200,410

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $5,200.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $159,020. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $53,248 and $5,967, respectively. Net unrealized appreciation for tax purposes is $47,281.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$195,719	$1,522	$—	$197,241
Repurchase Agreement	—	3,735	—	3,735
Securities Lending Collateral	5,325	—	—	5,325
Total	$201,044	$5,257	$—	$206,301

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $153,980) (including securities loaned of $5,200)	$202,566
Repurchase agreement, at value (cost: $3,735)	3,735
Receivables:
Investment securities sold	1,703
Shares sold	156
Securities lending income (net)	4
Dividends	26
Prepaid expenses	1

208,191

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,975
Shares redeemed	315
Management and advisory fees	124
Distribution and service fees	7
Administration fees	3
Printing and shareholder reports fees	16
Audit and tax fees	8
Other	8
Collateral for securities on loan	5,325

7,781

Net assets	$200,410

Net assets consist of:
Capital stock ($.01 par value)	$213
Additional paid-in capital	157,751
Undistributed (accumulated) net realized gain (loss) from investment securities	(6,140)
Net unrealized appreciation (depreciation) on:
Investment securities	48,586

Net assets	$200,410

Net assets by class:
Initial Class	$166,206
Service Class	34,204
Shares outstanding:
Initial Class	17,591
Service Class	3,698
Net asset value and offering price per share:
Initial Class	$9.45
Service Class	9.25
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $6)	$1,039
Securities lending income (net)	61

1,100

Expenses:
Management and advisory	1,143
Printing and shareholder reports	37
Custody	37
Administration	31
Legal	9
Audit and tax	13
Trustees	5
Transfer agent	1
Distribution and service:
Service Class	50
Other	3

Total expenses	1,329

Net investment loss	(229)

Net realized gain (loss) on transactions from:
Investment securities	6,915

Net increase in unrealized appreciation (depreciation) on:
Investment securities	40,260

Net realized and unrealized gain	47,175

Net increase in net assets resulting from operations	$46,946

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment loss	$(229)	$(334)
Net realized gain (loss) from investment securities	6,915	(8,661)
Change in net unrealized appreciation (depreciation) on investment securities	40,260	48,760

Net increase in net assets resulting from operations	46,946	39,765

Distributions to shareholders:
From net realized gains:
Initial Class	—	(4,641)
Service Class	—	(430)

Total distributions to shareholders	—	(5,071)

Capital share transactions:
Proceeds from shares sold:
Initial Class	33,929	16,486
Service Class	20,241	8,211

	54,170	24,697

Dividends and distributions reinvested:
Initial Class	—	4,641
Service Class	—	430

	—	5,071

Cost of shares redeemed:
Initial Class	(36,219)	(27,054)
Service Class	(7,107)	(4,482)

	(43,326)	(31,536)

Net increase (decrease) in net assets from capital shares transactions	10,844	(1,768)

Net increase in net assets	57,790	32,926

Net assets:
Beginning of year	142,620	109,694

End of year	$200,410	$142,620

Undistributed net investment income	$—	$—

Share activity:
Shares issued:
Initial Class	4,213	2,839
Service Class	2,588	1,349

	6,801	4,188

Shares issued-reinvested from distributions:
Initial Class	—	744
Service Class	—	70

	—	814

Shares redeemed:
Initial Class	(4,868)	(4,738)
Service Class	(975)	(766)

	(5,843)	(5,504)

Net increase (decrease) in shares outstanding:
Initial Class	(655)	(1,155)
Service Class	1,613	653

	958	(502)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$7.03	$5.27	$10.27	$10.36	$11.08
Investment operations
Net investment loss(A)	(0.01)	(0.01)	(0.01)	(0.04)	(0.05)
Net realized and unrealized gain (loss)	2.43	2.02	(3.04)	1.03	0.35

Total operations	2.42	2.01	(3.05)	0.99	0.30

Distributions
From net realized gains	—	(0.25)	(1.95)	(1.08)	(1.02)

Total distributions	—	(0.25)	(1.95)	(1.08)	(1.02)

Net asset value
End of year	$9.45	$7.03	$5.27	$10.27	$10.36

Total return(B)	34.42%	38.70%	(36.25%)	9.61%	3.59%
Net assets end of year (000’s)	$166,206	$128,238	$102,260	$224,187	$253,644
Ratio and supplemental data
Expenses to average net assets	0.84%	0.88%	0.83%	0.82%	0.84%
Net investment loss, to average net assets	(0.12%)	(0.26%)	(0.13%)	(0.40%)	(0.48%)
Portfolio turnover rate	34%	34%	30%	45%	34%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$6.90	$5.19	$10.14	$10.25	$11.00
Investment operations
Net investment loss(A)	(0.02)	(0.03)	(0.03)	(0.07)	(0.08)
Net realized and unrealized gain (loss)	2.37	1.99	(3.00)	1.01	0.35

Total operations	2.35	1.96	(3.03)	0.94	0.27

Distributions
From net realized gains	—	(0.25)	(1.92)	(1.05)	(1.02)

Total distributions	—	(0.25)	(1.92)	(1.05)	(1.02)

Net asset value
End of year	$9.25	$6.90	$5.19	$10.14	$10.25

Total return(B)	34.06%	38.33%	(36.40%)	9.27%	3.34%
Net assets end of year (000’s)	$34,204	$14,382	$7,434	$16,329	$17,411
Ratio and supplemental data
Expenses to average net assets	1.09%	1.13%	1.08%	1.07%	1.09%
Net investment loss, to average net assets	(0.32%)	(0.48%)	(0.38%)	(0.64%)	(0.73%)
Portfolio turnover rate	34%	34%	30%	45%	34%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica T. Rowe Price Small Cap VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of less than $1, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)

NOTE 1. (continued)
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE).
Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.75% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$60,192
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	51,922
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(238)
Undistributed (accumulated) net investment income (loss)	$229
Undistributed (accumulated) net realized gain (loss) from investment securities	$9
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$4,835	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $6,882.

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	—
2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	5,071
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$—

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(4,835)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$47,281

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica T. Rowe Price Small Cap VP:
We have audited the accompanying statement of assets and liabilities of Transamerica T. Rowe Price Small Cap VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica T. Rowe Price Small Cap VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica T. Rowe Price Small Cap VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
(unaudited)
MARKET ENVIRONMENT
The year opened with the continued momentum driven stock recovery from 2009’s bottom. The recovery favored what we classify as “lower quality” companies, including those with weaker balance sheets and shaky industry positions. During the second and third quarters of the year, markets were shaken by uncertainty surrounding the global economy as the U.S. continued to grow at a slow pace and sovereign debt solvency issues emerged from Europe. As the third quarter ended, these concerns seemed to give way and stocks rose once again. In the face of this market rally, we have stuck to our knitting and maintained a portfolio of high quality names purchased at what we consider to be substantial discounts to net asset value.
PERFORMANCE
For the year ended December 31, 2010, Transamerica Third Avenue Value VP Initial Class returned 15.43%. By comparison it’s primary and secondary benchmarks, the Russell 3000® Value Index (“Russell 3000® Value”) and the Morgan Stanley Capital International World Index (“MSCI World”), returned 16.23% and 12.34%, respectively.
STRATEGY REVIEW
Third Avenue employs a disciplined, fundamental value approach to stock selection, seeking to invest in well-managed, well-capitalized companies trading at a discount to our conservative estimate of net asset value.
The largest contributor to our performance was Brookfield Asset Management, Inc. — Class A (“Brookfield”). Brookfield is a well-financed, well-managed investment company with significant investments in real estate, power generation, and infrastructure. The company has opportunistically invested a substantial amount of capital in the past year-and-a-half, having participated in the reorganization of General Growth Properties (the largest U.S. real estate-related bankruptcy in history) and leading the $1.5 billion recapitalization of Babcock & Brown Infrastructure. In addition, Brookfield has gained a lot of traction within its asset management business, having raised nearly $10 billion of external capital over the past few years. We believe that Brookfield’s management team will continue to take advantage of market dislocations to create value by investing its capital alongside its partners in opportunistic investments, which should allow Brookfield to continue to increase the company’s NAV for the foreseeable future.
The second largest contributor to the Fund’s performance was Cimarex Energy Co. Cimarex Energy Co.has had a strong year of improving operating results and growing cash flow that management has used to strengthen the company’s already solid balance sheet. Oil and gas reserves have grown more rapidly than many expected. Cimarex Energy Co. also has a sizable interest in the Cana-Woodford shale, an early stage resource play in western Oklahoma, whose potential value is increasingly becoming apparent as it could be one of the more attractive shale formations in the region.
The portfolio’s third strongest contributor was Hutchison Whampoa, Ltd. Hutchison is a Hong Kong-based holding company that has a global telecommunications footprint, energy and infrastructure investments throughout the world (including substantial ownership of Canada’s Husky Energy) and is the operator of five of the world’s seven busiest container ports. Hutchison is 50% owned by Cheung Kong Holdings, which is also a portfolio holding and another of our strongest contributors for the year. In addition to its vast Hong Kong and Chinese real estate holdings, Cheung Kong has made major investments in China’s infrastructure, including a natural gas company. Chairman Li Ka-Shing has been increasing his stake in Cheung Kong, further aligning his interests with those of his shareholders.
The largest detractor from performance was The St. Joe Co. In October, St. Joe Co. was the subject of public criticism from a hedge fund manager, who claims to have been shorting the stock since 2006 and detailed his thesis in a long presentation at a New York investment conference. Our view of St. Joe Co. is that the company has substantial real estate and cash assets, as well as attractive access to credit.
The portfolio’s second largest detractor was South Korean steel producer POSCO. POSCO’s margins have suffered in 2010 due to rising materials cost. The company also added debt to its balance sheet in order to finance its second quarter acquisition of Daewoo International. POSCO remains well finance though and it has super-attractive access to the credit markets. It recently issued $700 million in 10-year notes at 4.2%, an attractive borrowing rate for money that will be put to productive long-term use.
During the year we closed several positions in order to free up cash to pursue other opportunities. These sales included Brookfield Infrastructure, Derwent, Hang Lung Group, Hang Lung Properties, Montpelier Re, Power Corp., El Financial and Sapporo Holdings. During the year, we established positions in the following issuers: Cenovus Energy, Inc., KeyCorp, Resolution, Ltd., Wheelock & Co., Ltd., and Wilmington Trust. Cenovus Energy, Inc., an integrated oil company, was received as a spin-off from existing position Encana Corp. Resolution, Ltd., a United Kingdom (“UK”) acquisition vehicle of life insurance businesses, had acquired Friends Provident and subsequently purchased the book of Axa Life. Resolution, Ltd. is well managed and well financed. We established a position in regional bank and financial services companies Key Corp at a discount to our estimate of New Asset Value.
We also established a position in Wilmington Trust, a position that we subsequently sold after its announced merger to M&T Bank in the fourth quarter. Wilmington reported a serious deterioration of its loan book and the sale price to M&T was below our entry price into the stock. We were able to exit the position at a premium to the M&T offer as Wilmington’s stock price climbed alongside M&T’s in the weeks after the merger announcement.
We also added Wheelock & Co. to the portfolio. Wheelock is a well-financed real estate investment company with valuable properties in Hong Kong in addition to some holdings in mainland China and Singapore in which we were able to establish a position at a significant discount to its reported NAV.
Curtis R. Jensen
Yang Lie
Kathleen K. Crawford
Co-Portfolio Managers
Third Avenue Management LLC

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	15.43%	1.48%	7.44%	01/02/1998
Russell 3000® Value *	16.23%	1.45%	3.63%
MSCI World*	12.34%	2.99%	2.82%

Service Class	15.16%	1.23%	10.36%	05/01/2003

NOTES

*	The Russell 3000® Value Index (“Russell 3000® Value”) and Morgan Stanley Capital International World Index (“MSCI World”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica Third Avenue Value VP
Initial Class	$1,000.00	$1,258.90	$5.07	$1,020.72	$4.53	0.89%
Service Class	1,000.00	1,257.50	6.49	1,019.46	5.80	1.14

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	96.3%
Securities Lending Collateral	15.4
Repurchase Agreement	3.8
Other Assets and Liabilities - Net	(15.5)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 96.3%
Austria - 0.5%
Andritz AG	10,000	$921
Canada - 14.7%
Brookfield Asset Management, Inc. - Class A	345,176	11,490
Canfor Corp. ‡	273,377	3,052
Cenovus Energy, Inc.	164,000	5,451
EnCana Corp.	164,000	4,776
Viterra, Inc. ‡	371,100	3,464
France - 0.5%
Sanofi-Aventis SA	15,050	962
Germany - 2.2%
Lanxess AG	53,681	4,221
Guernsey, Channel Islands - 1.1%
Resolution, Ltd.	557,678	2,035
Hong Kong - 18.7%
Cheung Kong Holdings, Ltd.	659,847	10,170
Henderson Land Development Co., Ltd.	1,434,478	9,772
Hutchison Whampoa, Ltd.	1,053,912	10,874
Wharf Holdings, Ltd.	454,478	3,497
Wheelock & Co., Ltd.	398,000	1,608
Japan - 12.6%
Mitsui Fudosan Co., Ltd.	317,538	6,311
Tokio Marine Holdings, Inc.	237,650	7,060
Toyota Industries Corp.	350,193	10,834
Korea, Republic of - 5.2%
POSCO ADR ^	91,839	9,890
Sweden - 4.3%
Investor AB - Class A	397,854	8,224
United States - 36.5%
Alamo Group, Inc. ^	25,130	699
Alexander & Baldwin, Inc. ^	53,233	2,131
Applied Materials, Inc. ^	180,039	2,530
AVX Corp. ^	411,695	6,353
Bank of New York Mellon Corp. ^	301,559	9,107
Bristow Group, Inc. ‡ ^	69,649	3,298
Capital Southwest Corp. ^	6,895	716
Cimarex Energy Co. ^	72,804	6,445
Cross Country Healthcare, Inc. ‡ ^	59,544	504
Electro Scientific Industries, Inc. ‡ ^	100,208	1,606
Electronics for Imaging, Inc. ‡ ^	84,921	1,215
Forest City Enterprises, Inc. - Class A ‡ ^	321,423	5,364
Intel Corp.	219,039	4,606
Investment Technology Group, Inc. ‡ ^	182,889	2,994
KeyCorp ^	110,000	974
Leucadia National Corp. ^	38,000	1,109
Lexmark International, Inc. - Class A ‡	14,292	498
MDC Holdings, Inc. ^	15,732	453
Nabors Industries, Ltd. ‡ ^	156,135	3,663
Pharmaceutical Product Development, Inc. ^	115,000	3,121
Sanderson Farms, Inc. ^	12,600	493
St. Joe Co. ‡ ^	170,780	3,732
Sycamore Networks, Inc. ^	45,817	943
Tejon Ranch Co. ‡	68,444	1,886
Tellabs, Inc. ^	466,171	3,161
Westwood Holdings Group, Inc. ^	55,707	2,226

Total Common Stocks (cost $140,847)		184,439

SECURITIES LENDING COLLATERAL - 15.4%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.36%▲	29,561,148	29,561
Total Securities Lending Collateral (cost $29,561)

	Principal	Value

REPURCHASE AGREEMENT - 3.8%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $7,258 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $7,406.	$7,258	$7,258
Total Repurchase Agreement (cost $7,258)
Total Investment Securities (cost $177,666) #		221,258

Other Assets and Liabilities - Net		(29,618)

Net Assets		$191,640

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Real Estate Management & Development	24.4%	$53,830
Oil, Gas & Consumable Fuels	7.5	16,672
Capital Markets	6.9	15,043
Industrial Conglomerates	4.9	10,874
Auto Components	4.8	10,834
Metals & Mining	4.5	9,890
Diversified Financial Services	4.2	9,333
Insurance	4.1	9,095
Electronic Equipment & Instruments	3.6	7,959
Semiconductors & Semiconductor Equipment	3.2	7,136
Energy Equipment & Services	3.1	6,961
Chemicals	1.9	4,221
Communications Equipment	1.9	4,104
Food Products	1.8	3,957
Life Sciences Tools & Services	1.4	3,121
Paper & Forest Products	1.4	3,052
Marine	1.0	2,131
Computers & Peripherals	0.8	1,713
Machinery	0.7	1,620
Commercial Banks	0.4	974
Pharmaceuticals	0.4	962
Health Care Providers & Services	0.2	504
Household Durables	0.2	453

Investment Securities, at Value	83.3	184,439
Short-Term Investments	16.7	36,819

Total Investments	100.0%	$221,258

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $28,818.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $189,151. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $41,741 and $9,634, respectively. Net unrealized appreciation for tax purposes is $32,107.

DEFINITION:

ADR American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$98,059	$86,380	$—	$184,439
Repurchase Agreement	—	7,258	—	7,258
Securities Lending Collateral	29,561	—	—	29,561

Total	$127,620	$93,638	$—	$221,258

The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $170,408) (including securities loaned of $28,818)	$214,000
Repurchase agreement, at value (cost: $7,258)	7,258
Cash	58
Receivables:
Investment securities sold	109
Shares sold	64
Securities lending income (net)	12
Dividend reclaims	1
Prepaid expenses	2

221,504

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	116
Management and advisory fees	128
Distribution and service fees	4
Administration fees	3
Printing and shareholder reports fees	22
Audit and tax fees	8
Other	22
Collateral for securities on loan	29,561

29,864

Net assets	$191,640

Net assets consist of:
Capital stock ($.01 par value)	$160
Additional paid-in capital	188,582
Undistributed (accumulated) net investment income (loss)	(2,491)
Undistributed (accumulated) net realized gain (loss) from investment securities and foreign currency transactions	(38,204)
Net unrealized appreciation (depreciation) on:
Investment securities	43,592
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$191,640

Net assets by class:
Initial Class	$173,877
Service Class	17,763
Shares outstanding:
Initial Class	14,498
Service Class	1,485
Net asset value and offering price per share:
Initial Class	$11.99
Service Class	11.96
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $176)	$3,154
Interest income	2
Securities lending income (net)	72

	3,228

Expenses:
Management and advisory	1,497
Printing and shareholder reports	51
Custody	69
Administration	37
Legal	10
Audit and tax	13
Trustees	7
Transfer agent	2
Registration	—	(A)
Distribution and service:
Service Class	45
Other	4

Total expenses	1,735

Net investment income	1,493

Net realized gain (loss) on transactions from:
Investment securities	6,965
Foreign currency transactions	12

	6,977

Net increase in unrealized appreciation (depreciation) on:
Investment securities	17,725
Translation of assets and liabilities denominated in foreign currencies	7

Change in unrealized appreciation (depreciation)	17,732

Net realized and unrealized gain	24,709

Net increase in net assets resulting from operations	$26,202

(A)	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$1,493	$2,428
Net realized gain (loss) from investment securities and foreign currency transactions	6,977	(34,242)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	17,732	86,020

Net increase in net assets resulting from operations	26,202	54,206

Distributions to shareholders:
From net investment income:
Initial Class	(4,740)	—
Service Class	(468)	—

	(5,208)	—

From net realized gains:
Initial Class	—	(11,736)
Service Class	—	(1,236)

	—	(12,972)

Total distributions to shareholders	(5,208)	(12,972)

Capital share transactions:
Proceeds from shares sold:
Initial Class	8,949	10,219
Service Class	4,028	3,379

	12,977	13,598

Dividends and distributions reinvested:
Initial Class	4,740	11,736
Service Class	468	1,236

	5,208	12,972

Cost of shares redeemed:
Initial Class	(44,224)	(34,371)
Service Class	(8,351)	(5,651)

	(52,575)	(40,022)

Net decrease in net assets from capital shares transactions	(34,390)	(13,452)

Net increase (decrease) in net assets	(13,396)	27,782

Net assets:
Beginning of year	205,036	177,254

End of year	$191,640	$205,036

Undistributed (accumulated) net investment income (loss)	$(2,491)	$596

Share activity:
Shares issued:
Initial Class	821	1,103
Service Class	371	349

	1,192	1,452

Shares issued-reinvested from distributions:
Initial Class	483	1,178
Service Class	47	125

	530	1,303

Shares redeemed:
Initial Class	(4,096)	(3,857)
Service Class	(781)	(617)

	(4,877)	(4,474)

Net increase (decrease) in shares outstanding:
Initial Class	(2,792)	(1,576)
Service Class	(363)	(143)

	(3,155)	(1,719)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.72	$8.50	$21.75	$26.33	$24.22
Investment operations
Net investment income(A)	0.09	0.13	0.17	0.27	0.25
Net realized and unrealized gain (loss)	1.49	2.78	(7.09)	0.07	3.49

Total operations	1.58	2.91	(6.92)	0.34	3.74

Distributions
From net investment income	(0.31)	—	(0.70)	(1.07)	(0.21)
From net realized gains	—	(0.69)	(5.63)	(3.85)	(1.42)

Total distributions	(0.31)	(0.69)	(6.33)	(4.92)	(1.63)

Net asset value
End of year	$11.99	$10.72	$8.50	$21.75	$26.33

Total return(B)	15.43%	34.88%	(41.15)%	1.20%	16.07%
Net assets end of year (000’s)	$173,877	$185,277	$160,338	$358,128	$1,121,918
Ratio and supplemental data
Expenses to average net assets	0.90%	0.92%	0.88%	0.87%	0.86%
Net investment income, to average net assets	0.82%	1.36%	1.06%	1.05%	1.00%
Portfolio turnover rate	4%	8%	13%	13%	17%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$10.69	$8.50	$21.70	$26.30	$24.21
Investment operations
Net investment income(A)	0.06	0.10	0.14	0.19	0.19
Net realized and unrealized gain (loss)	1.50	2.78	(7.09)	0.08	3.49

Total operations	1.56	2.88	(6.95)	0.27	3.68

Distributions
From net investment income	(0.29)	—	(0.62)	(1.02)	(0.17)
From net realized gains	—	(0.69)	(5.63)	(3.85)	(1.42)

Total distributions	(0.29)	(0.69)	(6.25)	(4.87)	(1.59)

Net asset value
End of year	$11.96	$10.69	$8.50	$21.70	$26.30

Total return(B)	15.16%	34.52%	(41.28)%	0.94%	15.78%
Net assets end of year (000’s)	$17,763	$19,759	$16,916	$52,218	$53,118
Ratio and supplemental data
Expenses to average net assets	1.15%	1.17%	1.13%	1.12%	1.11%
Net investment income, to average net assets	0.58%	1.12%	0.83%	0.74%	0.74%
Portfolio turnover rate	4%	8%	13%	13%	17%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica Third Avenue Value VP (the “Fund”) is part of TST. The Fund is “non-diversified” under the 1940 Act.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $6, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, and TCI.
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.80% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture at December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with affiliates of the adviser or sub-adviser for the year ended December 31, 2010 were $16.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$7,492
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	42,533
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$2
Undistributed (accumulated) net investment income (loss)	$628
Undistributed (accumulated) net realized gain (loss) from investment securities	$(630)

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$37,447	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $5,161.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$5,208
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	12,972
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$8,646

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(37,447)

Post October Capital Loss Deferral	$(407)

Post October Currency Loss Deferral	$(1)

Net Unrealized Appreciation (Depreciation)	$32,107

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica Third Avenue Value VP:
We have audited the accompanying statement of assets and liabilities of Transamerica Third Avenue Value VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica Third Avenue Value VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica Third Avenue Value VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
(unaudited)
MARKET ENVIRONMENT
The 12 months ended December 31, 2010, was a strong, but at times volatile period in the fixed income markets. A broad trend toward global economic recovery and a return to more normal business activity in the U.S. were sometimes overshadowed by specific domestic and global events.
Economic recovery and investor confidence gained momentum early in the reporting period as the U.S. emerged from the worst recession in decades. Manufacturing showed signs of a revival, reflecting an uptick in new orders and some inventory replenishment. Although the unemployment rate remained high, jobless claims trended downward and leveled out, and temporary employment increased. However, the expiration of the first-time home buyers’ tax credit took some wind out of the housing recovery. Even though there were some signs of inflationary pressures, particularly among commodities prices, inflation remained benign.
By mid-spring, however, confidence eroded over concerns about slowing global and domestic growth. This, combined with the onset of a sovereign debt crisis in Europe, sparked a migration out of risky assets. Also weighing on U.S. markets was legislative action to increase regulation of the largest banks and financial institutions. U.S. and global investors sought the relative safety of U.S. Treasuries and, to a lesser extent, agency securities.
As the period came to a close, U.S. economic data and investor sentiment in the aggregate turned positive. Encouraging data points: improvements in the manufacturing sector; an ease in bank lending conditions; and the release of good retail sales reports, boosted investor confidence. Although housing and unemployment numbers continued to move sideways at relatively weak levels, consumer spending showed signs of resurgence. As the economy gradually emerged from the recession, the announcement by the Federal Reserve Board (“Fed”) of a second round of quantitative easing (“QE2”) had a positive impact on financial markets. Additionally, a more pro-business Congress as a result of the mid-term elections, and the extension of Bush-era tax cuts, further bolstered investor confidence.
Against this backdrop, all sectors of the fixed income markets performed well. Demand for Treasury securities pushed yields to lows this summer that had not been seen since the financial crisis of 2008. However, yields moved significantly higher into year-end after the Fed’s official announcement of QE2 underwhelmed investors in its scope. Corporate bonds outperformed Treasuries during the year as investors sought yield advantages over Treasuries. Plagued by increasing refinancing and low initial yields, the agency mortgage sector generated weaker, though still positive, returns. However, non-agency mortgage-backed securities performed very well given cheap initial valuations combined with a slowing rate of decline in the housing market.
PERFORMANCE
For the year ended December 31, 2010, Transamerica U.S. Government Securities VP Initial Class returned 4.40%. By comparison its benchmark, the Barclays Capital U.S. Government Index, returned 5.52%.
STRATEGY REVIEW
Throughout the period, it was our belief the economy would ultimately pull out of the recession, causing rates to move higher from historically low levels. With this in mind, we maintained a shorter-than-index duration versus the benchmark. Although this positioning was a detractor to performance throughout the middle part of 2010, it helped during the sell off as the period came to a close.
Looking to diversify risk while increasing returns, we found opportunities in foreign government bonds (e.g., Australia, Canada and Mexico) which performed particularly well during the second half of the year. We maintained a moderate allocation to Treasury Inflation Protected Securities (“TIPS”), primarily in intermediate- and longer-dated maturities (i.e., 10 years and longer). Given the massive amounts of stimulus placed into the system, and in anticipation of inflationary pressures building, we chose to own TIPS rather than nominal Treasuries on certain parts of the yield curve.
A modest allocation to high-grade corporate securities boosted performance. We found opportunities in regional banks, cell-phone tower asset-backed securities, select non-agency mortgage-backed securities and FDIC-guaranteed bank bonds which offered greater yield potential than Treasuries.
Derek S. Brown, CFA
Greg D. Haendel, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	4.40%	5.16%	4.51%	05/13/1994
Barclays Capital U.S. Government *	5.52%	5.45%	5.42%

Service Class	4.22%	4.92%	3.93%	05/01/2003

NOTES

*	The Barclays Capital U.S. Government Index (“Barclays Capital U.S. Government”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica U.S. Government Securities VP
Initial Class	$1,000.00	$1,009.60	$3.04	$1,022.18	$3.06	0.60%
Service Class	1,000.00	1,009.10	4.30	1,020.92	4.33	0.85

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Corporate Debt Security	39.9%
U.S. Government Obligation	23.6
U.S. Government Agency Obligation	22.6
Foreign Government Obligation	4.9
Securities Lending Collateral	3.9
Short-Term U.S. Government Obligation	3.3
Mortgage-Backed Security	2.9
Preferred Corporate Debt Security	1.9
Repurchase Agreement	0.5
Other Assets and Liabilities — Net(A)	(3.5)

Total	100.0%

(A)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 23.6%
U.S. Treasury Inflation Indexed Bond
1.75%, 01/15/2028		$27,612	$28,108
2.50%, 01/15/2029 ^		27,356	31,040
U.S. Treasury Note
2.63%, 04/30/2016		4,000	4,095
2.75%, 02/15/2019		13,000	12,832
3.00%, 02/28/2017		23,000	23,719
3.13%, 10/31/2016		13,000	13,561
3.50%, 02/15/2018		26,330	27,698

Total U.S. Government Obligations (cost $134,656)			141,053

U.S. GOVERNMENT AGENCY OBLIGATIONS - 22.6%
Fannie Mae
2.78%, 07/01/2035 *		3,130	3,278
2.94%, 08/01/2035 *		3,181	3,331
3.22%, 02/01/2015		11,843	12,265
3.79%, 07/01/2013		1,362	1,419
4.50%, 03/25/2021 - 04/25/2030		3,658	3,772
5.00%, 06/25/2019 - 04/25/2034		6,519	6,906
5.50%, 04/01/2037		1,039	1,119
5.52%, 04/01/2037 *		5,000	5,283
5.65%, 12/01/2036 *		4,932	5,250
6.00%, 11/01/2037 - 10/01/2038		16,942	18,546
Freddie Mac
3.52%, 08/01/2037 *		330	345
4.00%, 08/15/2028 - 02/15/2029		12,230	12,712
4.13%, 12/21/2012 - 09/27/2013		14,000	15,082
4.75%, 11/15/2021		162	163
5.00%, 08/15/2012 - 11/15/2032		6,256	6,541
5.32%, 07/01/2038 *		3,229	3,437
5.46%, 09/01/2037 *		2,274	2,416
5.50%, 09/15/2031		3,940	4,061
Ginnie Mae
3.28%, 02/16/2035		10,481	10,880
3.95%, 07/15/2025		8,700	8,741
4.00%, 08/20/2037		9,239	9,728

Total U.S. Government Agency Obligations (cost $130,552)			135,275

FOREIGN GOVERNMENT OBLIGATIONS - 4.9%
Australia Government Bond
4.50%, 04/15/2020	AUD	7,500	7,105
Canada Housing Trust No. 1
3.15%, 06/15/2015	CAD	6,000	6,183
Canadian Government Bond
2.50%, 06/01/2015	CAD	6,000	6,084
United Mexican States
7.50%, 06/21/2012	MXN	120,000	10,077

Total Foreign Government Obligations (cost $27,120)			29,449

MORTGAGE-BACKED SECURITIES - 2.9%
American General Mortgage Loan Trust
Series 2009-1, Class A6
5.75%, 09/25/2048 - 144A *		$5,000	5,193
BCAP LLC Trust
Series 2009-RR6, Class 2A1
5.32%, 08/26/2035 - 144A *		3,120	2,969
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036 - 144A *		4,065	4,217
Jefferies & Co., Inc.
Series 2009-R7, Class 10A3
6.00%, 12/26/2036 - 144A		2,637	2,765
Wells Fargo Mortgage Loan Trust
Series 2010-RR1, Class 2A1
0.36%, 08/27/2047 - 144A *		2,513	2,481

Total Mortgage-Backed Securities (cost $16,897)			17,625

PREFERRED CORPORATE DEBT SECURITIES - 1.9%
Capital Markets - 0.1%
State Street Capital Trust III
8.25%, 03/15/2011 * Ž ^		735	747
Commercial Banks - 1.3%
Fleet Capital Trust II
7.92%, 12/11/2026		4,500	4,522
Rabobank Nederland NV
11.00%, 06/30/2019 - 144A * Ž		2,200	2,843
Diversified Financial Services - 0.5%
ZFS Finance USA Trust II
6.45%, 06/15/2016 - 144A *		3,100	3,050

Total Preferred Corporate Debt Securities (cost $10,585)			11,162

CORPORATE DEBT SECURITIES - 39.9%
Beverages - 0.5%
Anheuser-Busch InBev Worldwide, Inc.
9.75%, 11/17/2015 ^		5,000	3,057
Capital Markets - 7.5%
Goldman Sachs Group, Inc.
3.25%, 06/15/2012 ^		20,000	20,762
Raymond James Financial, Inc.
8.60%, 08/15/2019		3,000	3,555
State Street Corp.
2.15%, 04/30/2012 ^		20,000	20,418
Commercial Banks - 5.1%
American Express Bank FSB
3.15%, 12/09/2011 ^		9,000	9,229
Barclays Bank PLC
10.18%, 06/12/2021 - 144A		2,240	2,789
PNC Funding Corp.
2.30%, 06/22/2012 ^		18,000	18,459
Diversified Financial Services - 24.7%
Ally Financial, Inc.
2.20%, 12/19/2012 ^		25,000	25,712
Aviation Capital Group
7.13%, 10/15/2020 - 144A		5,000	5,024
Bank of America Corp.
3.13%, 06/15/2012		20,000	20,714
Cemex Finance LLC
9.50%, 12/14/2016 - 144A ^ §		2,145	2,212
Citigroup, Inc.
2.13%, 04/30/2012		25,000	25,507
General Electric Capital Corp.
2.20%, 06/08/2012		25,000	25,560
Glencore Funding LLC
6.00%, 04/15/2014 - 144A		2,000	2,114
International Lease Finance Corp.
6.50%, 09/01/2014 - 144A ^		3,000	3,180
Irish Life & Permanent Group Holdings PLC
3.60%, 01/14/2013 - 144A		4,000	3,588
John Deere Capital Corp.
2.88%, 06/19/2012 ^		24,400	25,211

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Diversified Financial Services (continued)
Unison Ground Lease Funding LLC
6.39%, 04/15/2020 - 144A	$3,750	$3,786
WCP Wireless Site Funding LLC
4.14%, 11/15/2015 - 144A	4,988	4,854
Insurance - 0.2%
Pacific Life Insurance Co.
9.25%, 06/15/2039 - 144A	1,000	1,300
Oil, Gas & Consumable Fuels - 0.5%
Lukoil International Finance BV
6.38%, 11/05/2014 - 144A	3,000	3,210
Paper & Forest Products - 0.2%
Exopack Holding Corp.
11.25%, 02/01/2014	1,240	1,287
Real Estate Investment Trusts - 1.2%
Kilroy Realty, LP
5.00%, 11/03/2015	4,000	3,971
Tanger Properties, LP
6.13%, 06/01/2020	3,010	3,231

Total Corporate Debt Securities (cost $232,089)		238,730

SHORT-TERM U.S. GOVERNMENT OBLIGATION - 3.3%
U.S. Treasury Bill
0.12%, 03/10/2011 ▲	19,500	19,495
Total Short-Term U.S. Government Obligation (cost $19,495)

	Shares	Value

SECURITIES LENDING COLLATERAL - 3.9%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	23,329,605	$23,330
Total Securities Lending Collateral (cost $23,330)

	Principal	Value

REPURCHASE AGREEMENT - 0.5%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $2,709 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 07/15/2025, with a value of $2,766.	$2,709	2,709
Total Repurchase Agreement (cost $2,709)

Total Investment Securities (cost $597,433) #		618,828
Other Assets and Liabilities — Net		(20,890)

Net Assets		$597,938

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.
		Settlement	Dollars Bought	Net Unrealized
Currency	(Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(7,000)	01/28/2011	$(6,777)	$(355)
Canadian Dollar	(11,700)	01/28/2011	(11,430)	(331)
Mexican Peso	(129,000)	01/28/2011	(10,319)	(108)

				$(794)

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $22,865.

*	Floating or variable rate note. Rate is listed as of 12/31/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

§	Illiquid. This security aggregated $2,212, or 0.37%, of the fund’s net assets.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $597,433. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $23,805 and $2,410, respectively. Net unrealized appreciation for tax purposes is $21,395.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 12/31/2010, these securities aggregated $55,575, or 9.29%, of the fund’s net assets.

AUD	Australian Dollar

CAD	Canadian Dollar

FSB	Full-Service Bank

MXN	Mexican Peso

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Corporate Debt Securities	$—	$238,730	$—	$238,730
Foreign Government Obligations	—	29,449	—	29,449
Mortgage-Backed Securities	—	17,625	—	17,625
Preferred Corporate Debt Securities	—	11,162	—	11,162
Repurchase Agreement	—	2,709	—	2,709
Securities Lending Collateral	23,330	—	—	23,330
Short-Term U.S. Government Obligations	—	19,495	—	19,495
U.S. Government Agency Obligations	—	135,275	—	135,275
U.S. Government Obligations	—	141,053	—	141,053

Total	$23,330	$595,498	$—	$618,828

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Forward Foreign Currency Contracts — Depreciation	—	$(794)	—	$(794)
Level 3 Rollforward — Investment Securities

	Beginning						Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	Net Transfers	Balance at
Securities	12/31/2009	Sales	Discounts/(Premiums)	Gain	(Depreciation)	(Out) of Level 3	12/31/2010

Asset-Backed Securities	$14,166	$(683)	$—	$52	$477	$(14,012)	$—

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $594,724)	$616,119
(including securities loaned of $22,865)
Repurchase agreement, at value (cost: $2,709)	2,709
Receivables:
Investment securities sold	4,243
Shares sold	694
Interest	3,119
Securities lending income (net)	3
Prepaid expenses	8

626,895

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	4,047
Shares redeemed	353
Management and advisory fees	282
Distribution and service fees	87
Administration fees	10
Printing and shareholder reports fees	23
Audit and tax fees	7
Other	24
Collateral for securities on loan	23,330
Unrealized depreciation on forward foreign currency contracts	794

28,957

Net assets	$597,938

Net assets consist of:
Capital stock ($.01 par value)	$463
Additional paid-in capital	548,601
Undistributed (accumulated) net investment income (loss)	16,433
Undistributed (accumulated) net realized gain (loss) from investment securities, futures, and foreign currency transactions	11,837
Net unrealized appreciation (depreciation) on:
Investment securities	21,395
Translation of assets and liabilities denominated in foreign currencies	(791)

Net assets	$597,938

Net assets by class:
Initial Class	$190,139
Service Class	407,799
Shares outstanding:
Initial Class	14,908
Service Class	31,428
Net asset value and offering price per share:
Initial Class	$12.75
Service Class	12.98
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Interest income	22,210
Securities lending income (net)	26

22,236

Expenses:
Management and advisory	3,725
Printing and shareholder reports	58
Custody	87
Administration	135
Legal	35
Audit and tax	14
Trustees	24
Transfer agent	6
Distribution and service:
Service Class	1,200
Other	14

Total expenses	5,298

Net investment income	16,938

Net realized gain (loss) on transactions from:
Investment securities	17,448
Futures contracts	(3,081)
Foreign currency transactions	(1,667)

12,700

Net increase in unrealized appreciation (depreciation) on:
Investment securities	1,929
Futures contracts	(456)
Translation of assets and liabilities denominated in foreign currencies	(789)

Change in unrealized appreciation (depreciation)	684

Net realized and unrealized gain	13,384

Net increase in net assets resulting from operations	$30,322

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$16,938	$23,001
Net realized gain (loss) from investment securities, futures contracts, and foreign currency transactions	12,700	15,545
Change in net unrealized appreciation (depreciation) on investment securities, futures contracts, and foreign currency translation	684	(6,719)

Net increase in net assets resulting from operations	30,322	31,827

Distributions to shareholders:
From net investment income:
Initial Class	(6,123)	(5,415)
Service Class	(15,268)	(11,573)

	(21,391)	(16,988)

From net realized gains:
Initial Class	(4,390)	—
Service Class	(11,944)	—

	(16,334)	—

Total distributions to shareholders	(37,725)	(16,988)

Capital share transactions:
Proceeds from shares sold:
Initial Class	40,939	39,636
Service Class	353,708	188,190

	394,647	227,826

Dividends and distributions reinvested:
Initial Class	10,513	5,415
Service Class	27,212	11,573

	37,725	16,988

Cost of shares redeemed:
Initial Class	(62,279)	(94,797)
Service Class	(435,689)	(362,061)

	(497,968)	(456,858)

Net decrease in net assets from capital shares transactions	(65,596)	(212,044)

Net decrease in net assets	(72,999)	(197,205)

Net assets:
Beginning of year	670,937	868,142

End of year	$597,938	$670,937

Undistributed net investment income	$16,433	$21,397

Share activity:
Shares issued:
Initial Class	3,124	3,127
Service Class	26,557	14,500

	29,681	17,627

Shares issued-reinvested from distributions:
Initial Class	822	428
Service Class	2,092	899

	2,914	1,327

Shares redeemed:
Initial Class	(4,777)	(7,440)
Service Class	(32,962)	(27,897)

	(37,739)	(35,337)

Net increase (decrease) in shares outstanding:
Initial Class	(831)	(3,885)
Service Class	(4,313)	(12,498)

	(5,144)	(16,383)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
FINANCIAL HIGHLIGHTS:

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$12.89	$12.64	$12.00	$11.86	$11.94
Investment operations
Net investment income(A)	0.35	0.39	0.44	0.54	0.52
Net realized and unrealized gain (loss)	0.22	0.17	0.47	0.16	(0.14)

Total operations	0.57	0.56	0.91	0.70	0.38

Distributions
From net investment income	(0.41)	(0.31)	(0.27)	(0.56)	(0.44)
From net realized gains	(0.30)	—	—	—	(0.02)

Total distributions	(0.71)	(0.31)	(0.27)	(0.56)	(0.46)

Net asset value
End of year	$12.75	$12.89	$12.64	$12.00	$11.86

Total return(B)	4.40%	4.47%	7.66%	6.05%	3.27%
Net assets end of year (000’s)	$190,139	$202,820	$247,964	$149,664	$164,070
Ratio and supplemental data
Expenses to average net assets	0.61%	0.61%	0.60%	0.62%	0.62%
Net investment income, to average net assets	2.69%	3.09%	3.60%	4.56%	4.41%
Portfolio turnover rate	110%	157%	200%	170%	184%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006
Net asset value
Beginning of year	$13.10	$12.86	$12.23	$12.09	$12.18
Investment operations
Net investment income(A)	0.32	0.37	0.39	0.52	0.51
Net realized and unrealized gain (loss)	0.23	0.16	0.51	0.16	(0.14)

Total operations	0.55	0.53	0.90	0.68	0.37

Distributions
From net investment income	(0.37)	(0.29)	(0.27)	(0.54)	(0.44)
From net realized gains	(0.30)	—	—	—	(0.02)

Total distributions	(0.67)	(0.29)	(0.27)	(0.54)	(0.46)

Net asset value
End of year	$12.98	$13.10	$12.86	$12.23	$12.09

Total return(B)	4.22%	4.20%	7.42%	5.78%	3.06%
Net assets end of year (000’s)	$407,799	$468,117	$620,178	$26,213	$8,572
Ratio and supplemental data
Expenses to average net assets	0.86%	0.86%	0.85%	0.87%	0.87%
Net investment income, to average net assets	2.43%	2.84%	3.14%	4.29%	4.27%
Portfolio turnover rate	110%	157%	200%	170%	184%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of
1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. Transamerica U.S. Government Securities VP (the “Fund”) is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund is subject to foreign currency exchange rate risk exposure in the normal course of pursuing its investment objective. The Fund enters into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2010 are listed in the Schedule of Investments.
Futures contracts: The Fund is subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing its investment objective. The Fund uses futures contracts to gain exposure to, or hedge against changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Fund is required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Fund. Upon entering into such contracts, the Fund bears the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Fund may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
There are no open futures contracts at December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Treasury inflation-protected securities (“TIPS”): The Fund invests in TIPS, specially structured bonds in which the principal amount is adjusted daily to keep pace with inflation as measured by the U.S. Consumer Price Index. The adjustments to principal due to inflation/deflation are reflected as increases/decreases to interest income with a corresponding adjustment to cost.
Cash overdraft: Throughout the year, the Fund may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at December 31, 2010 are listed in the Schedule of Investments.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remain liable for all of its obligations associated with its mortgage-backed securities, including its guaranty obligations. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Foreign securities, in which their primary trading market closes at the same time or after the NYSE are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADR”), financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Repurchase agreements are traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Fund using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and sub-adviser of the Fund.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TFS, TIM and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TFS, TIM and TCI.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.55% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding distribution and service fees and certain extraordinary expenses, exceed the following stated annual limit:
0.63% Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of average net assets. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$184,153
U.S. Government	523,239
Proceeds from maturities and sales of securities:
Long-term	224,860
U.S. Government	551,457

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
The Fund is subject to various risk in the normal course of pursuing its investment objectives. The volume of forward currency contracts held at year end is indicative of the volume held throughout the year. The volume of futures contracts held was up to seven contracts and decreased to zero contracts by the end of the year. The tables below highlight the types of risk and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of December 31, 2010
Derivatives not accounted for as hedging instruments

Foreign exchange
Location	contracts

Liability Derivatives
Unrealized appreciation (depreciation) on forward currency contracts	$(794)
Effect of Derivative Instruments on the Statement of Operations for the Year Ended December 31, 2010
Derivatives not accounted for as hedging instruments

	Interest Rate	Foreign exchange
Location	Contracts	contracts	Total

Realized Gain/(Loss) on derivative transactions
Net realized gain(loss) on futures contracts	$(3,081)	$—	$(3,081)
Net realized gain(loss) on foreign currency transactions	—	(1,534)	(1,534)
Change in Unrealized Appreciation/(Depreciation) on derivative transactions
Net increase (decrease) in unrealized (depreciation) on futures contracts	(456)	—	(456)
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies		(794)	(794)

Total	$(3,537)	$(2,328)	$(5,865)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$6
Undistributed (accumulated) net investment income (loss)	$(511)
Undistributed (accumulated) net realized gain (loss) from investment securities	$505

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$36,016
Long-term Capital Gain	1,709

2009 Distributions paid from:
Ordinary Income	16,988
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$27,615

Undistributed Long-term Capital Gain	$2,189

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(361)

Net Unrealized Appreciation (Depreciation)	$21,398

Other Temporary Differences	$(1,967)

NOTE 7. SUBSEQUENT EVENTS
The Fund’s Board of Trustees has proposed changes to Transamerica U.S. Government Securities VP. The Fund would change its name to Transamerica AEGON U.S. Government Securities VP and sub-adviser from Transamerica Investment Management, LLC to AEGON USA Investment Management, LLC (“AUIM”), an affiliate of TAM. These changes are expected to occur on or about March 31, 2011, but may occur sooner. Shareholder approval of the sub-advisory agreement with AUIM must be obtained, and the Board has authorized seeking such approval.

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica U.S. Government Securities VP:
We have audited the accompanying statement of assets and liabilities of Transamerica U.S. Government Securities VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Transamerica U.S. Government Securities VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica U.S. Government Securities VP
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,709 for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)

(unaudited)
MARKET ENVIRONMENT
Equity markets experienced another year of volatile results. Despite the massive stimulus bill during the first half of the year, the unemployment rate remained high. Record government deficits continued as well, and a new healthcare entitlement bill was enacted, increasing taxes significantly for certain companies and individuals. The sustainable future growth of the global economy remained in question and the record government deficits continued to grow due to increased spending, despite increased taxes during the first half of the year. During the second half of the year, equity markets began to reflect the likelihood of a positive change in the direction of the US economy in 2011 due to less onerous regulation and an improvement in the relationship between business and Congress. The market’s increase reflected the positive change from the election in early November. The election resulted in a significant change in the structure of Congress. The new Congress will likely slow down the excessive government spending, historic annual trillion dollar deficits, and massive expansion of government regulation that occurred over the last two years.
In this environment, nine of the ten sectors in the Russell 1000® Growth Index posted positive returns during the period. The Consumer Discretionary and Industrials sectors increased the most, while the Utilities sector was the only sector to post a decline for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica WMC Diversified Growth VP Initial Class returned 17.81%. By comparison its benchmark, the Russell 1000® Growth Index, returned 16.71%. (Prior to April 9, 2010, this Portfolio was named Transamerica Equity VP.)
STRATEGY REVIEW
The Portfolio’s investment process leverages the extensive research resources of Wellington Management and emphasizes a balance of growth, valuation, and quality criteria in selecting stocks. We utilize risk analysis tools to help maintain the Portfolio’s emphasis on stock selection and minimize other sources of relative risk. With this bottom-up approach incorporating diversified sources of alpha and effective risk analysis, our goal is to generate consistent outperformance over time.
During the period under Wellington’s management, the Portfolio outperformed its benchmark due to security selection. During the period, stock selection was additive to performance in the Information Technology (“IT”), Industrials, and Energy sectors; while selection was weaker in Financials and Consumer Staples. Sector allocation, a result of bottom-up stock selection, detracted from relative performance, due largely to an overweight position in IT and an underweight in Energy stocks.
The Portfolio’s largest contributors to relative performance during the period included NetApp, Inc., Caterpillar, Inc., and Altera Corp. Network storage equipment manufacturer NetApp, Inc. reported strong revenue growth as IT organizations used the firm’s low-cost, flexible and efficient storage infrastructure products to upgrade data centers. Shares of Altera Corp., a San Jose, California-based programmable logic semiconductor device manufacturer, rose after the company reported strong revenue growth and an increased operating margin. Manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines, Caterpillar, Inc.’s shares surged amid continued momentum in machinery sales driven by a robust recovery in construction activity. The Portfolio’s position in Apple, Inc. also contributed to positive returns during the year.
The Portfolio’s largest relative detractors during the period included Cisco Systems, Inc., ITT Educational Services, Inc., and Medtronic, Inc. Cisco Systems, Inc. shares fell on weaker than expected revenue guidance as state and local government spending slowed sharply due to budget concerns. Shares of ITT Educational Services, Inc., a provider of post-secondary degree programs, were hurt by concerns about potential regulation of the for-profit education industry, slowing enrollment growth, and lower placement rates. Diversified medical device manufacturer Medtronic, Inc. experienced a broad-based slowdown in procedural volumes, which led to weakness in revenue growth. The Portfolio’s position in Microsoft Corp. also hurt absolute performance results during the period.
Paul E. Marrkand, CFA
Portfolio Manager
Wellington Management Company, LLP

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	17.81%	0.77%	1.66%	12/31/1980
Russell 1000® Growth *	16.71%	3.75%	0.02%

Service Class	17.48%	0.50%	7.07%	05/01/2003

NOTES

*	The Russell 1000® Growth Index (“Russell 1000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on 10 years. You cannot invest directly in an index.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002 has been derived from the financial history of the predecessor portfolio, Growth Portfolio of Transamerica Variable Insurance Fund, Inc.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica WMC Diversified Growth VP
Initial Class	$1,000.00	$1,277.30	$4.53	$1,021.22	$4.02	0.79%
Service Class	1,000.00	1,275.60	5.97	1,019.96	5.30	1.04

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stocks	95.8%
Securities Lending Collateral	5.6
Repurchase Agreement	0.0 (a)
Other Assets and Liabilities — Net	(1.4)

Total	100.0%

(a)	Amount rounds to less than 0.01%.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 95.8%
Aerospace & Defense - 1.9%
Boeing Co.	205,583	$13,416
Honeywell International, Inc.	484,803	25,772
Air Freight & Logistics - 0.9%
CH Robinson Worldwide, Inc. ^	223,195	17,898
Airlines - 0.6%
Southwest Airlines Co. ^	949,393	12,323
Automobiles — 1.3%
Ford Motor Co. ‡ ^	1,615,953	27,132
Beverages — 0.3%
Anheuser-Busch InBev NV ADR	107,328	6,127
Biotechnology — 0.3%
Amgen, Inc. ‡	95,860	5,263
Capital Markets — 1.6%
Goldman Sachs Group, Inc. ^	191,476	32,198
Commercial Banks — 0.8%
Banco Santander Brasil SA ADR ^	398,586	5,421
Wells Fargo & Co.	385,408	11,944
Communications Equipment - 6.9%
Cisco Systems, Inc. ‡ ^	4,378,718	88,581
Emulex Corp. ‡ ^	1,116,038	13,013
Juniper Networks, Inc. ‡ ^	690,407	25,490
Riverbed Technology, Inc. ‡	397,388	13,976
Computers & Peripherals - 12.4%
Apple, Inc. ‡ ^	277,251	89,429
Dell, Inc. ‡	1,357,782	18,398
EMC Corp. ‡ ^	2,878,014	65,907
NetApp, Inc. ‡ ^	979,496	53,833
QLogic Corp. ‡ ^	1,113,446	18,951
SanDisk Corp. ‡	152,417	7,600
Consumer Finance - 0.8%
American Express Co.	401,296	17,224
Diversified Consumer Services — 0.7%
ITT Educational Services, Inc. ‡ ^	219,266	13,965
Electrical Equipment - 1.0%
Emerson Electric Co. ^	359,792	20,569
Energy Equipment & Services — 1.9%
Baker Hughes, Inc. ^	146,570	8,379
Cameron International Corp. ‡	251,324	12,750
Nabors Industries, Ltd. ‡ ^	291,404	6,836
Oceaneering International, Inc. ‡ ^	143,726	10,583
Health Care Equipment & Supplies — 0.9%
Hologic, Inc. ‡ ^	602,820	11,345
Intuitive Surgical, Inc. ‡ ^	9,071	2,338
Stryker Corp. ^	72,720	3,905
Health Care Providers & Services — 1.5%
Laboratory Corp. of America Holdings ‡ ^	170,653	15,004
UnitedHealth Group, Inc. ^	467,151	16,869
Hotels, Restaurants & Leisure - 2.4%
Carnival Corp. ^	197,953	9,128
Ctrip.com International, Ltd. ADR ‡ ^	115,213	4,660
Las Vegas Sands Corp. ‡	309,570	14,225
Starbucks Corp. ^	676,350	21,731
Industrial Conglomerates — 1.8%
General Electric Co. ^	2,006,259	36,694
Insurance - 0.8%
Lincoln National Corp. ^	566,952	15,767
Internet & Catalog Retail - 2.8%
Amazon.com, Inc. ‡ ^	144,998	26,100
Expedia, Inc. ^	670,285	16,817
priceline.com, Inc. ‡	34,391	13,741
Internet Software & Services - 3.6%
eBay, Inc. ‡ ^	439,967	12,244
Google, Inc. — Class A ‡	90,585	53,805
IAC/InterActiveCorp ‡ ^	248,615	7,135
IT Services - 4.9%
Cognizant Technology Solutions Corp. — Class A ‡ ^	117,921	8,642
International Business Machines Corp. ^	624,604	91,667
Life Sciences Tools & Services - 0.9%
Waters Corp. ‡ ^	234,207	18,200
Machinery - 8.9%
Caterpillar, Inc. ^	702,422	65,790
Cummins, Inc. ^	131,141	14,427
Dover Corp.	318,999	18,645
Illinois Tool Works, Inc. ^	328,097	17,520
Ingersoll-Rand PLC ^	318,962	15,020
Joy Global, Inc.	280,230	24,310
Parker Hannifin Corp.	328,669	28,365
Media - 1.9%
News Corp. — Class A ^	859,707	12,517
Omnicom Group, Inc.	569,828	26,098
Metals & Mining - 4.0%
Cliffs Natural Resources, Inc. ^	240,251	18,742
Nucor Corp. ^	420,038	18,406
Rio Tinto PLC ADR	189,590	13,586
Teck Resources, Ltd. — Class B ^	501,104	30,983
Oil, Gas & Consumable Fuels — 4.2%
Anadarko Petroleum Corp. ^	298,129	22,706
Exxon Mobil Corp.	230,030	16,820
Occidental Petroleum Corp. ^	206,621	20,270
Valero Energy Corp. ^	1,171,539	27,085
Semiconductors & Semiconductor Equipment - 8.9%
Altera Corp. ^	1,758,711	62,574
Analog Devices, Inc.	716,812	27,002
Broadcom Corp. — Class A ^	506,152	22,043
Intel Corp.	443,740	9,332
Intersil Corp. — Class A ^	1,495,580	22,838
Xilinx, Inc. ^	1,316,202	38,144
Software - 12.6%
Adobe Systems, Inc. ‡ ^	379,148	11,670
Autodesk, Inc. ‡ ^	489,349	18,693
BMC Software, Inc. ‡	373,327	17,599
Check Point Software Technologies, Ltd. ‡ ^	491,137	22,720
Citrix Systems, Inc. ‡	250,490	17,136
Longtop Financial Technologies, Ltd. ADR ‡ ^	192,152	6,952
Microsoft Corp.	2,247,657	62,755
Oracle Corp.	2,292,476	71,755
Red Hat, Inc. ‡ ^	341,590	15,594
VMware, Inc. — Class A ‡ ^	162,624	14,459

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Specialty Retail - 3.3%
Advance Auto Parts, Inc. ^	207,491	$13,726
Aeropostale, Inc. ‡ ^	188,146	4,636
Buckle, Inc. ^	108,842	4,111
Home Depot, Inc.	442,503	15,514
Ross Stores, Inc. ^	279,792	17,697
TJX Cos., Inc. ^	284,418	12,625
Textiles, Apparel & Luxury Goods - 1.0%
Coach, Inc. ^	297,814	16,472
Lululemon Athletica, Inc. ‡ ^	71,861	4,917

Total Common Stocks (cost $1,641,045)		1,965,249

SECURITIES LENDING COLLATERAL - 5.6%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.36% ▲	114,595,049	114,595
Total Securities Lending Collateral (cost $114,595)

	Principal	Value

REPURCHASE AGREEMENT - 0.0%∞
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $839 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $858.	$839	$839
Total Repurchase Agreement (cost $839)

Total Investment Securities (cost $1,756,479) #		2,080,683
Other Assets and Liabilities — Net		(29,221)

Net Assets		$2,051,462

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $111,953.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

∞	Percentage rounds to less than 0.1%.

#	Aggregate cost for federal income tax purposes is $1,762,403. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $349,407 and $31,127, respectively. Net unrealized appreciation for tax purposes is $318,280.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$1,907,795	$57,454	$—	$1,965,249
Repurchase Agreement	—	839	—	839
Securities Lending Collateral	114,595	—	—	114,595

Total	$2,022,390	$58,293	$—	$2,080,683

The notes to the financial statements are an integral part of this report.	Annual Report 2010
Transamerica Series Trust

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $1,755,640)	$2,079,844
(including securities loaned of $111,953)
Repurchase agreement, at value (cost: $839)	839
Receivables:
Investment securities sold	2,945
Shares sold	86,157
Securities lending income (net)	27
Dividends	1,110
Prepaid expenses	17

2,170,939

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	2,959
Shares redeemed	497
Management and advisory fees	1,181
Distribution and service fees	7
Transfer agent fees	1
Administration fees	33
Printing and shareholder reports fees	142
Audit and tax fees	5
Other	57
Collateral for securities on loan	114,595

119,477

Net assets	$2,051,462

Net assets consist of:
Capital stock ($.01 par value)	$914
Additional paid-in capital	2,047,106
Undistributed (accumulated) net investment income (loss)	7,269
Undistributed (accumulated) net realized gain (loss) from investment securities	(328,032)
Net unrealized appreciation (depreciation) on:
Investment securities	324,204
Translation of assets and liabilities denominated in foreign currencies	1

Net assets	$2,051,462

Net assets by class:
Initial Class	$1,932,732
Service Class	118,730
Shares outstanding:
Initial Class	86,070
Service Class	5,341
Net asset value and offering price per share:
Initial Class	$22.46
Service Class	22.23
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $218)	$20,636
Interest income	2
Securities lending income (net)	507

21,145

Expenses:
Management and advisory	12,567
Printing and shareholder reports	464
Custody	195
Administration	352
Legal	97
Audit and tax	13
Trustees	62
Transfer agent	16
Registration	1
Distribution and service:
Service Class	72
Other	36

Total expenses	13,875

Net investment income	7,270

Net realized gain (loss) on transactions from:
Investment securities	197,056

197,056

Net increase in unrealized appreciation (depreciation) on:
Investment securities	96,271
Translation of assets and liabilities denominated in foreign currencies	1

Change in unrealized appreciation (depreciation)	96,272

Net realized and unrealized gain	293,328

Net increase in net assets resulting from operations	$300,598

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$7,270	$9,481
Net realized gain (loss) from investment securities	197,056	(286,930)
Change in net unrealized appreciation (depreciation) on investment securities and foreign currency translation	96,272	679,031

Net increase in net assets resulting from operations	300,598	401,582

Distributions to shareholders:
From net investment income:
Initial Class	(9,397)	(14,202)
Service Class	(87)	(120)

Total distributions to shareholders	(9,484)	(14,322)

Capital share transactions:
Proceeds from shares sold:
Initial Class	84,071	37,580
Service Class	95,003	7,317

	179,074	44,897

Dividends and distributions reinvested:
Initial Class	9,397	14,202
Service Class	87	120

	9,484	14,322

Cost of shares redeemed:
Initial Class	(175,409)	(147,538)
Service Class	(10,225)	(7,604)

	(185,634)	(155,142)

Net increase (decrease) in net assets from capital shares transactions	2,924	(95,923)

Net increase in net assets	294,038	291,337

Net assets:
Beginning of year	1,757,424	1,466,087

End of year	$2,051,462	$1,757,424

Undistributed net investment income	$7,269	$9,483

Share activity:
Shares issued:
Initial Class	4,330	2,290
Service Class	4,318	433

	8,648	2,723

Shares issued-reinvested from
distributions:
Initial Class	533	827
Service Class	5	7

	538	834

Shares redeemed:
Initial Class	(8,876)	(9,318)
Service Class	(534)	(479)

	(9,410)	(9,797)

Net increase (decrease) in shares outstanding:
Initial Class	(4,013)	(6,201)
Service Class	3,789	(39)

	(224)	(6,240)

Note: Prior to January, 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$19.18		$14.98	$28.90	$25.95	$23.87
Investment operations
Net investment income(A)	0.08		0.10	0.15	0.05	0.01
Net realized and unrealized gain (loss)	3.31		4.26	(13.09)	4.07	2.07

Total operations	3.39		4.36	(12.94)	4.12	2.08

Distributions
From net investment income	(0.11)		(0.16)	(0.06)	(0.01)	—
From net realized gains	—		—	(0.92)	(1.16)	—

Total distributions	(0.11)		(0.16)	(0.98)	(1.17)	—

Net asset value
End of year	$22.46		$19.18	$14.98	$28.90	$25.95

Total return(B)	17.81%		29.20%	(46.00%)	16.29%	8.71%
Net assets end of year (000’s)	$1,932,732		$1,727,961	$1,442,534	$2,938,220	$3,324,168
Ratio and supplemental data
Expenses to average net assets	0.78%		0.79%	0.76%	0.76%	0.77%
Net investment income, to average net assets	0.42%		0.63%	0.63%	0.18%	0.04%
Portfolio turnover rate	134	%(C)	43%	33%	38%	47%

	Service Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$18.99		$14.80	$28.59	$25.73	$23.73
Investment operations
Net investment income (loss)(A)	0.03		0.06	0.08	(0.02)	(0.05)
Net realized and unrealized gain (loss)	3.27		4.21	(12.95)	4.04	2.05

Total operations	3.30		4.27	(12.87)	4.02	2.00

Distributions
From net investment income	(0.06)		(0.08)	—	—	—
From net realized gains	—		—	(0.92)	(1.16)	—

Total distributions	(0.06)		(0.08)	(0.92)	(1.16)	—

Net asset value
End of year	$22.23		$18.99	$14.80	$28.59	$25.73

Total return(B)	17.48%		28.90%	(46.17%)	16.04%	8.38%
Net assets end of year (000’s)	$118,730		$29,463	$23,553	$69,701	$64,730
Ratio and supplemental data
Expenses to average net assets	1.03%		1.04%	1.01%	1.01%	1.02%
Net investment income (loss), to average net assets	0.17%		0.37%	0.35%	(0.07%)	(0.22%)
Portfolio turnover rate	134	%(C)	43%	33%	38%	47%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(C)	Increase in portfolio turnover rate was triggered by a change in the Fund’s objectives.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report. Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. On April 9, 2010, Transamerica Equity VP changed its name to Transamerica WMC Diversified Growth VP (the “Fund”), which is part of TST.
The Fund currently offers two classes of shares; an Initial Class and a Service Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rates in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of $46, are included in net realized gain (loss) in the Statement of Operations.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Foreign taxes: The Fund may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Fund accrues such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Fund invests.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s
Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Effective April 9, 2010, Transamerica Investment Management, LLC (“TIM”) is no longer a sub-adviser of the Fund. The Fund changed its sub-adviser to Wellington Management Company, LLP.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2010:

	Market	% of Net
	Value	Assets
Transamerica Asset Allocation- Conservative VP	$66,004	3.22%
Transamerica Asset Allocation- Growth VP	96,460	4.70
Transamerica Asset Allocation- Moderate VP	163,618	7.98
Transamerica Asset Allocation- Moderate Growth VP	298,465	14.55

Total	$624,547	30.45%

Investment advisory fees: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

First $500 million	0.75%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees and certain extraordinary expenses, exceed the following stated annual limit:
0.85%     Expense Limit
If total Fund expenses, excluding 12b-1 fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived fees.
During the year ended December 31, 2010, there were no amounts reimbursed/waived or recaptured by the adviser. There are no amounts available for recapture by the adviser as of December 31, 2010.
Distribution and service fees: TST has a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
The Distribution Plan requires TST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s Initial Class shares. The fee on the Service Class shares is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$2,315,063
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	2,334,133
U.S. Government	—

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital		$—
Undistributed (accumulated) net investment income (loss)	$	♦
Undistributed (accumulated) net realized gain (loss) from investment securities	$	(♦	)

♦	Amount rounds to less than $1.
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through

$ 322,023	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $163,680.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$9,484
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	14,322
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$7,185

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(322,023)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$318,280

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica WMC Diversified Growth VP:
We have audited the accompanying statement of assets and liabilities of Transamerica WMC Diversified Growth VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica WMC Diversified Growth VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth VP
(formerly, Transamerica Equity VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
(unaudited)
MARKET ENVIRONMENT
Equity markets experienced another year of volatile results. Despite the massive stimulus bill during the first half of the year, the unemployment rate remained high. Record government deficits continued as well, and a new healthcare entitlement bill was enacted, increasing taxes significantly for certain companies and individuals. The sustainable future growth of the global economy remained in question and the record government deficits continued to grow due to increased spending, despite increased taxes during the first half of the year. During the second half of the year, equity markets began to reflect the likelihood of a positive change in the direction of the US economy in 2011 due to less onerous regulation and an improvement in the relationship between business and Congress. The market’s increase reflected the positive change from the election in early November. The election resulted in a significant change in the structure of Congress. The new Congress will likely slow down the excessive government spending, historic annual trillion dollar deficits, and massive expansion of government regulation that occurred over the last two years.
In this environment, nine of the ten sectors in the Russell 1000® Growth Index posted positive returns during the period. The Consumer Discretionary and Industrials sectors increased the most, while the Utilities sector was the only sector to post a decline for the year.
PERFORMANCE
For the year ended December 31, 2010, Transamerica WMC Diversified Growth II VP Initial Class returned 19.08%. By comparison its benchmark, the Russell 1000® Growth Index, returned 16.71%. (Prior to April 9, 2010, this Portfolio was named Transamerica Equity II VP).
STRATEGY REVIEW
The Portfolio’s investment process leverages the extensive research resources of Wellington Management and emphasizes a balance of growth, valuation, and quality criteria in selecting stocks. We utilize risk analysis tools to help maintain the Portfolio’s emphasis on stock selection and minimize other sources of relative risk. With this bottom-up approach incorporating diversified sources of alpha and effective risk analysis, our goal is to generate consistent outperformance over time.
During the period under Wellington’s management, the Portfolio outperformed its benchmark due to security selection. During the period, stock selection was strong in the Information Technology (“IT”), Industrials, and Energy sectors; while selection was weaker in Financials and Consumer Staples. Sector allocation, a result of bottom-up stock selection, detracted from relative performance, due largely to an overweight position in IT and an underweight in Energy stocks.
The Portfolio’s largest contributors to relative performance during the period included NetApp, Inc., Caterpillar, Inc., and Altera Corp. Network storage equipment manufacturer NetApp, Inc. reported strong revenue growth as IT organizations used the firm’s low-cost, flexible and efficient storage infrastructure products to upgrade data centers. Shares of Altera Corp., a San Jose, California-based programmable logic semiconductor device manufacturer, rose after the company reported strong revenue growth and an increased operating margin. Manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines, Caterpillar, Inc.’s shares surged amid continued momentum in machinery sales driven by a robust recovery in construction activity. The Portfolio’s position in Apple, Inc. also contributed to positive returns during the year.
The Portfolio’s largest relative detractors during the period included Cisco Systems, Inc., ITT Educational Services, Inc., and Medtronic, Inc. Cisco Systems, Inc. shares fell on weaker than expected revenue guidance as state and local government spending slowed sharply due to budget concerns. Shares of ITT Educational Services, Inc., a provider of post-secondary degree programs, were hurt by concerns about potential regulation of the for-profit education industry, slowing enrollment growth, and lower placement rates. Diversified medical device manufacturer Medtronic, Inc. experienced a broad-based slowdown in procedural volumes, which led to weakness in revenue growth. The Portfolio’s position in Microsoft Corp. also hurt absolute performance results during the period.
Paul E. Marrkand, CFA
Portfolio Manager
Wellington Management Company, LLP

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2010

			10 Years or
	1 Year	5 Years	Life of Class	Inception Date

Initial Class	19.08%	1.98%	6.04%	12/30/2003
Russell 1000® Growth *	16.71%	3.75%	4.34%
NOTES

*	The Russell 1000® Growth Index (“Russell 1000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Initial Class. You cannot invest in the index.
The performance data presented past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investors’ units when redeemed may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the fund and to compare these costs with the ongoing costs of investing in other funds.
The example is based on an investment of $1,000 invested at July 1, 2010 and held for the entire period until December 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees, such as fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (B)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (A)	Value	During Period (A)	Expense Ratio

Transamerica WMC Diversified Growth II VP
Initial Class	$1,000.00	$1,282.40	$1.73	$1,023.69	$1.53	0.30%

(A)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(B)	5% return per year before expenses.
SCHEDULE OF INVESTMENTS COMPOSITION
At December 31, 2010
(the following chart summarizes the Schedule of Investments of the fund by asset type)
(unaudited)

% of Net
Asset Type	Assets

Common Stock	99.5%
Securities Lending Collateral	25.6
Repurchase Agreement	0.2
Other Assets and Liabilities - Net	(25.3)

Total	100.0%

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
SCHEDULE OF INVESTMENTS
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.5%
Aerospace & Defense - 2.1%
Boeing Co. ^	1,733	$113
Honeywell International, Inc.	3,548	189
Air Freight & Logistics - 0.9%
CH Robinson Worldwide, Inc. ^	1,545	124
Airlines - 0.6%
Southwest Airlines Co. ^	6,807	88
Automobiles - 1.4%
Ford Motor Co. ‡ ^	12,399	208
Beverages - 0.4%
Anheuser-Busch InBev NV ADR	885	51
Biotechnology - 0.3%
Amgen, Inc. ‡	696	38
Capital Markets - 1.6%
Goldman Sachs Group, Inc.	1,386	233
Commercial Banks - 0.9%
Banco Santander Brasil SA ADR	2,918	40
Wells Fargo & Co.	2,915	90
Communications Equipment - 7.3%
Cisco Systems, Inc. ‡	32,857	665
Emulex Corp. ‡	8,536	100
Juniper Networks, Inc. ‡ ^	5,261	194
Riverbed Technology, Inc. ‡	2,959	104
Computers & Peripherals - 13.3%
Apple, Inc. ‡	2,084	673
Dell, Inc. ‡	10,574	143
EMC Corp. ‡ ^	21,666	496
NetApp, Inc. ‡ ^	7,105	390
QLogic Corp. ‡ ^	8,070	137
SanDisk Corp. ‡	1,487	74
Consumer Finance - 0.9%
American Express Co.	3,012	129
Diversified Consumer Services - 0.7%
ITT Educational Services, Inc. ‡ ^	1,521	97
Electrical Equipment - 1.0%
Emerson Electric Co.	2,439	139
Energy Equipment & Services - 1.9%
Baker Hughes, Inc.	1,149	66
Cameron International Corp. ‡	1,829	93
Nabors Industries, Ltd. ‡	2,134	50
Oceaneering International, Inc. ‡ ^	874	64
Health Care Equipment & Supplies - 0.8%
Hologic, Inc. ‡ ^	4,353	82
Intuitive Surgical, Inc. ‡ ^	69	18
Stryker Corp. ^	410	22
Health Care Providers & Services - 1.6%
Laboratory Corp. of America Holdings ‡ ^	1,242	109
UnitedHealth Group, Inc.	3,389	122
Hotels, Restaurants & Leisure - 2.5%
Carnival Corp. ^	1,407	65
Ctrip.com International, Ltd. ADR ‡ ^	831	34
Las Vegas Sands Corp. ‡	2,090	96
Starbucks Corp. ^	5,025	161
Industrial Conglomerates - 1.8%
General Electric Co. ^	14,451	264
Insurance - 0.8%
Lincoln National Corp. ^	4,340	121
Internet & Catalog Retail - 2.8%
Amazon.com, Inc. ‡	1,088	196
Expedia, Inc. ^	4,865	122
priceline.com, Inc. ‡ ^	202	81
Internet Software & Services - 3.7%
eBay, Inc. ‡ ^	3,338	93
Google, Inc. - Class A ‡	655	389
IAC/InterActiveCorp ‡ ^	1,819	52
IT Services - 5.0%
Cognizant Technology Solutions Corp. - Class A ‡	845	62
International Business Machines Corp.	4,541	666
Life Sciences Tools & Services - 0.9%
Waters Corp. ‡ ^	1,724	134
Machinery - 9.4%
Caterpillar, Inc. ^	5,135	481
Cummins, Inc. ^	1,084	119
Dover Corp.	2,295	134
Illinois Tool Works, Inc. ^	2,302	123
Ingersoll-Rand PLC ^	2,523	119
Joy Global, Inc.	2,201	191
Parker Hannifin Corp.	2,347	203
Media - 1.9%
News Corp. - Class A ^	5,512	80
Omnicom Group, Inc. ^	4,167	191
Metals & Mining - 4.0%
Cliffs Natural Resources, Inc.	1,705	133
Nucor Corp. ^	2,915	128
Rio Tinto PLC ADR ^	1,376	99
Teck Resources, Ltd. - Class B	3,610	223
Oil, Gas & Consumable Fuels - 4.3%
Anadarko Petroleum Corp.	2,201	168
Exxon Mobil Corp.	1,501	110
Occidental Petroleum Corp. ^	1,601	157
Valero Energy Corp. ^	7,902	182
Semiconductors & Semiconductor Equipment - 9.1%
Altera Corp. ^	13,397	478
Analog Devices, Inc. ^	5,343	201
Broadcom Corp. - Class A	3,379	147
Intel Corp.	1,668	35
Intersil Corp. - Class A ^	11,089	169
Xilinx, Inc. ^	9,978	289
Software - 13.0%
Adobe Systems, Inc. ‡	2,576	79
Autodesk, Inc. ‡ ^	3,531	135
BMC Software, Inc. ‡ ^	2,424	114
Check Point Software Technologies, Ltd. ‡ ^	3,566	165
Citrix Systems, Inc. ‡	1,771	121
Longtop Financial Technologies, Ltd. ADR ‡	1,538	56
Microsoft Corp.	16,779	468
Oracle Corp.	16,575	519
Red Hat, Inc. ‡	2,474	113
VMware, Inc. - Class A ‡ ^	1,157	103
Specialty Retail - 3.5%
Advance Auto Parts, Inc.	1,552	103
Aeropostale, Inc. ‡ ^	1,374	34
Buckle, Inc. ^	842	32

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Specialty Retail (continued)
Home Depot, Inc.	3,234	$113
Ross Stores, Inc.	2,069	130
TJX Cos., Inc. ^	2,426	108
Textiles, Apparel & Luxury Goods - 1.1%
Coach, Inc. ^	2,347	130
Lululemon Athletica, Inc. ‡ ^	523	36

Total Common Stocks (cost $12,052)		14,396

SECURITIES LENDING COLLATERAL - 25.6%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.36% ▲	3,698,935	3,699
Total Securities Lending Collateral (cost $3,699)

	Principal	Value

REPURCHASE AGREEMENT - 0.2%
State Street Bank & Trust Co. 0.01% ▲, dated 12/31/2010, to be repurchased at $27 on 01/03/2011. Collateralized by a U.S. Government Agency Obligation, 2.49%, due 03/01/2034, with a value of $28.	$27	$27
Total Repurchase Agreement (cost $27)

Total Investment Securities (cost $15,778) #		18,122
Other Assets and Liabilities — Net		(3,656)

Net Assets		$14,466

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $3,612.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 12/31/2010.

#	Aggregate cost for federal income tax purposes is $15,834. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $2,516 and $228, respectively. Net appreciation for tax purposes is $2,288.
DEFINITION:
ADR American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$13,963	$433	$—	$14,396
Repurchase Agreement	—	27	—	27
Securities Lending Collateral	3,699	—	—	3,699

Total	$17,662	$460	$—	$18,122

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2010
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $15,751) (including securities loaned of $3,612)	$18,095
Repurchase agreement, at value (cost: $27)	27
Receivables:
Investment securities sold	21
Securities lending income (net)	1
Dividends	8
Due from advisor	58

18,210

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	21
Shares redeemed	11
Audit and tax fees	5
Other	8
Collateral for securities on loan	3,699

3,744

Net assets	$14,466

Net assets consist of:
Capital stock ($.01 par value)	$20
Additional paid-in capital	12,341
Undistributed (accumulated) net investment income (loss)	129
Undistributed (accumulated) net realized gain (loss) from investment securities	(368)
Net unrealized appreciation (depreciation) on:
Investment securities	2,344

Net assets	$14,466

Shares outstanding	1,993
Net asset value and offering price per share	$7.26
STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(all amounts in thousands)

Investment income:
Dividend income (including withholding taxes on foreign dividends of $2)	$163
Interest income	—	(A)
Securities lending income (net)	7

	170

Expenses:
Management and advisory	42
Printing and shareholder reports	48
Custody	36
Administration	3
Legal	1
Audit and tax	9
Trustees	—	(A)

Transfer agent	—	(A)

Total expenses	139

Less waiver/reimbursement	(98)

Net expenses	41

Net investment income	129

Net realized gain (loss) on transactions from:
Investment securities	1,862

Net increase in unrealized appreciation (depreciation) on:
Investment securities	402

Net realized and unrealized gain	2,264

Net increase in net assets resulting from operations	$2,393

(A)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)

STATEMENT OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	December 31,	December 31,
	2010	2009
From operations:
Net investment income	$129	$127
Net realized gain (loss) from investment securities	1,862	(1,221)
Change in net unrealized appreciation (depreciation) on investment securities	402	4,608

Net increase in net assets resulting from operations	2,393	3,514

Distributions to shareholders:
From net investment income	(127)	(180)

Total distributions to shareholders	(127)	(180)

Capital share transactions:
Proceeds from shares sold	66	4
Dividends and distributions reinvested	127	180
Cost of shares redeemed	(2,012)	(455)

Net decrease in net assets from capital shares transactions	(1,819)	(271)

Net increase in net assets	447	3,063

Net assets:
Beginning of year	14,019	10,956

End of year	$14,466	$14,019

Undistributed net investment income	$129	$127

Share activity:
Shares issued	11	1
Shares issued-reinvested from distributions	22	32
Shares redeemed	(317)	(89)

Net increase (decrease) in shares outstanding	(284)	(56)

Note: Prior to January 1, 2010, the statement of changes in net assets were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
FINANCIAL HIGHLIGHTS

	Initial Class
	Year Ended December 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006
Net asset value
Beginning of year	$6.16		$4.70	$10.32	$9.50	$9.49
Investment operations
Net investment income(A)	0.06		0.06	0.09	0.06	0.05
Net realized and unrealized gain (loss)	1.10		1.48	(4.28)	1.55	0.72

Total operations	1.16		1.54	(4.19)	1.61	0.77

Distributions
From net investment income	(0.06)		(0.08)	(0.07)	(0.05)	(0.04)
From net realized gains	—		—	(1.36)	(0.74)	(0.72)

Total distributions	(0.06)		(0.08)	(1.43)	(0.79)	(0.76)

Net asset value
End of year	$7.26		$6.16	$4.70	$10.32	$9.50

Total return(B)	19.08%		32.95%	(45.59%)	17.72%	8.76%
Net assets end of year (000’s)	$14,466		$14,019	$10,956	$21,551	$19,409
Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.30%		0.30%	0.30%	0.30%	0.30%
Before reimbursement/fee waiver	1.01%		0.56%	0.47%	0.47%	0.45%
Net investment income, to average net assets	0.93%		1.07%	1.08%	0.64%	0.49%
Portfolio turnover rate	142	%(C)	46%	32%	47%	19%

(A)	Calculated based on average number of shares outstanding.

(B)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(C)	Increase in portfolio turnover rate was triggered by a change in the Fund’s objectives.
Note: Prior to January 1, 2010, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.
Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
NOTES TO FINANCIAL STATEMENTS
At December 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Series Trust (“TST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). TST serves as a funding vehicle for variable life insurance, variable annuity, and group annuity products. On April 9, 2010, Transamerica Equity II VP changed its name to Transamerica WMC Diversified Growth II VP (the “Fund”), which is part of TST.
The Fund currently offers one class of shares: an Initial Class.
This report should be read in conjunction with the Fund’s current prospectus, which contains more complete information about the Fund, including investment objectives and strategies.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Repurchase agreements: Securities purchased subject to a repurchase agreement are held at the Fund’s custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Fund bears the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Fund’s securities exposes the Fund to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Fund may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Fund may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Fund seeks to increase its net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statement of Operations. The value of loaned securities and related collateral outstanding at December 31, 2010 are shown in the Schedule of Investments and Statement of Assets and Liabilities.
Income from loaned securities on the Statement of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Fund with broker/dealers with which TST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within TST, or by any other party.
Commissions recaptured during the year ended December 31, 2010 of less than $1, are included in net realized gain (loss) in the Statement of Operations.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. Eastern Time, each day the NYSE is open for business. The Fund utilizes various methods to measure the fair value of its investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Fund’s major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Fund’s Board of Trustees.
The hierarchy classification of inputs used to value the Fund’s investments at December 31, 2010 is disclosed at the end of the Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 3. RELATED PARTY TRANSACTIONS
TST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Transamerica Advisors Life Insurance Company (formerly, Merrill Lynch Life Insurance Company), and Transamerica Advisors Life Insurance Company of New York (formerly, ML Life Insurance Company of New York).
TAM, the Fund’s investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Effective April 9, 2010, Transamerica Investment Management, LLC (“TIM”) is no longer a sub-adviser of the Fund. The Fund changed its sub-adviser to Wellington Management Company, LLP.
Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Fund’s distributor. TAM, TIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Fund are also officers of TAM, TIM, TFS, and TCI.
Investment advisory fee: The Fund pays management fees to TAM based on average daily net assets (“ANA”) at the following rate:
0.30% of ANA
TAM has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding distribution and service fees and certain extraordinary expenses, exceed the following stated annual limit:
0.30% Expense Limit
If total Fund expenses, excluding distribution and service fees and certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Fund may be required to pay the adviser a portion or all of the previously waived advisory fees.
During the year ended December 31, 2010, the amount reimbursed/waived by the adviser was $98. The following amounts were available for recapture by the adviser as of December 31, 2010:

	Reimbursement of	Available for Recapture
	Expenses	Through
Fiscal Year 2010:	$98	12/31/2013
Fiscal Year 2009	30	12/31/2012
Fiscal Year 2008:	29	12/31/2011
Distribution and service fees: TST has adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Distribution Plan, TST entered into a Distribution Agreement with TCI as the Fund’s distributor.
Under the Distribution Plan and Distribution Agreement, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Fund is authorized under the Distribution Plan to pay fees up to a limit of 0.15%.
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred before April 30, 2011. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of a sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2010 were as follows:

Purchases of securities:
Long-term	$19,140
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	20,122
U.S. Government	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Fund’s tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Fund’s 2010 tax return, and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund identifies its major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Fund makes significant investments; however, the Fund is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
The capital loss carryforward is available to offset future realized gains through the period listed below:

Capital Loss
Carryforward	Available Through
$312	December 31, 2017
The capital loss carryforwards utilized or expired during the year ended December 31, 2010 were $1,813.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

2010 Distributions paid from:
Ordinary Income	$127
Long-term Capital Gain	—

2009 Distributions paid from:
Ordinary Income	180
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2010 are as follows:

Undistributed Ordinary Income	$129

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(312)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$2,288

Other Temporary Differences	$—

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Transamerica Series Trust and Shareholders of Transamerica WMC Diversified Growth II VP:
We have audited the accompanying statement of assets and liabilities of Transamerica WMC Diversified Growth II VP (the “Fund”) (one of the portfolios constituting Transamerica Series Trust), including the schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for periods ended prior to January 1, 2010 were audited by another independent registered public accounting firm whose report, dated February 24, 2010, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Transamerica WMC Diversified Growth II VP of Transamerica Series Trust at December 31, 2010, the results of its operations and changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
February 24, 2011

Transamerica Series Trust	Annual Report 2010

Transamerica WMC Diversified Growth II VP
(formerly, Transamerica Equity II VP)
SUPPLEMENTAL TAX INFORMATION (unaudited)
For tax purposes, the Fund has made no Long-Term Capital Gain Designation for the year ended December 31, 2010.

Transamerica Series Trust	Annual Report 2010

Change of Independent Registered Certified Public Accounting Firm
PricewaterhouseCooper LLP (“PwC”) served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by Transamerica Series Trust’s Audit Committee, the Transamerica Series Trust’s Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending December 31, 2010.
The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.
During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
Transamerica Series Trust requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter will be filed as Exhibit 77 to Form N-SAR for the period.

Transamerica Series Trust
BOARD MEMBERS AND OFFICERS
(unaudited)
The Board Members and executive officers of the Trust are listed below. The Board governs each fund and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each fund and the operation of the Trust by its officers. The Board also reviews the management of each fund’s assets by the investment adviser and its respective sub-adviser. The funds are among the funds advised and sponsored by Transamerica Asset Management, Inc. (“TAM”) (collectively, “Transamerica Asset Management Group”). Transamerica Asset Management Group (“TAMG”) consists of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”), and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 152 funds as of the date of this annual report.
The mailing address of each Board Member is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The Board Members, their ages, their positions with the Trust, and their principal occupations for the past five years (their titles may have varied during that period), the number of funds in TAMG the Board oversees, and other board memberships they hold are set forth in the table below.

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
INTERESTED BOARD MEMBER**

John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	Chairman, Board Member, President and Chief Executive Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Chief Compliance Officer, General Counsel and Secretary (1999 — 2006), Transamerica Funds and TST;

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (2002 — 2006), General Counsel, Secretary and Chief Compliance Officer (2002 — 2006), TIS;

Chairman, President and Chief Executive Officer (2006 — present), Director (2002 — present), Senior Vice President (1999 — 2006), General Counsel and Secretary (2000 — 2006), Chief Compliance Officer (2004 — 2006), TAM;

Chairman, President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Director (2002 — present), General Counsel and Secretary (2001 — 2006), Transamerica Fund Services, Inc. (“TFS”);

Vice President, AFSG Securities Corporation (2001 —present);

			Chairman and Board Member (2008 — present), President (2007 — 2010), Chief Executive Officer (2006 — 2010), Vice President, Secretary and Chief	152	N/A

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
Compliance Officer (2003 — 2006), Transamerica Investors, Inc. (“TII”); Senior Vice President, General Counsel and Secretary, Transamerica Index Funds, Inc. (“TIF”) (2002 — 2004); and

			Director, (2008 — present), Vice President, Transamerica Investment Services, Inc. (“TISI”) (2003 — 2005) and Transamerica Investment Management, LLC (“TIM”) (2001 — 2005).

INDEPENDENT BOARD MEMBERS***

Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 — present); Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present); Board Member, TII (2003 — 2010); and Partner, KPMG (1975 — 1999).	152	Big 5 Sporting Goods (2002 — present); AGL Resources, Inc. (energy services holding company) (2008 — present)

Leo J. Hill (1956)	Lead Independent Board Member	Since 2001	Principal, Advisor Network Solutions, LLC (business consulting) (2006 — present);

Board Member, TST (2001 — present);

Board Member, Transamerica Funds and TIS (2002 — present);

Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Board Member, TII (2008 — 2010);

President, L. J. Hill & Company (a holding company for privately-held assets) (1999 — present);

Market President, Nations Bank of Sun Coast Florida (1998 — 1999);

Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 — 1998);

Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 — 1994); and

			Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 — 1991).	152	N/A

David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present); Board Member, TII (2009 — 2010); Principal, Maxam Capital Management, LLC (2006 — 2008); and	152	N/A

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
			Principal, Cobble Creek Management LP (2004 — 2006).

Russell A. Kimball, Jr. (1944)	Board Member	1986 — 1990 and Since 2002	General Manager, Sheraton Sand Key Resort (1975 — present); Board Member, TST (1986 — present); Board Member, Transamerica Funds, (1986 — 1990), (2002 — present); Board Member, TIS (2002 — present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); and Board Member, TII (2008 — 2010).	152	N/A

Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 — present); Self-employed consultant (2006 — present); President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 — 2008); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present); Board Member, Transamerica Funds, TST and TIS (2007 — present); Board Member, TII (2008 — 2010); and President, International Fund Services (alternative asset administration) (1993 — 2005).	152	N/A

Norman R. Nielsen, Ph.D. (1939)	Board Member	Since 2006	Retired (2005 — present); Board Member, Transamerica Funds, TST and TIS (2006 — present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); Board Member, TII (2008 — 2010); Director, Iowa Student Loan Service Corporation (2006 — present); Director, League for Innovation in the Community Colleges (1985 — 2005); Director, Iowa Health Systems (1994 — 2003); Director, U.S. Bank (1985 — 2006); and President, Kirkwood Community College (1985 — 2005).	152	Buena Vista University Board of Trustees (2004 — present)

Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 — present); Board Member, TPFG, TPFG II and TAAVF (1993 — present);	152	Board of Governors, Reconstruction -ist Rabbinical

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
Board Member, TPP (2002 — present); Board Member, Transamerica Funds, TST and TIS (2007 — present);

Board Member, TII (2008 — 2010); and

			Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 — 2004).		College (2007 — present)

Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 — present); President/Founder, Smith & Sawyer LLC (management consulting) (1989 — 2007); Board Member, Transamerica Funds, TST and TIS (2007 — present); Board Member, TII (2008 — 2010); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present); Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 — 1996), Bryant University; Vice President, American Express (1987 — 1989); Vice President, The Equitable (1986 — 1987); and Strategy Consultant, Booz, Allen & Hamilton (1982 — 1986).	152	Honorary Trustee, Bryant University (1996 — present)

John W. Waechter (1952)	Board Member	Since 2005	Attorney, Englander and Fischer, LLP (2008 — present); Retired (2004 — 2008); Board Member, TST and TIS (2004 — present); Board Member, Transamerica Funds (2005 — present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); Board Member, TII (2008 — 2010); Employee, RBC Dain Rauscher (securities dealer) (2004); Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 — 2004); and Treasurer, The Hough Group of Funds (1993 — 2004).	152	Operation PAR, Inc. (2008 — present); West Central Florida Council — Boy Scouts of America (2008 — present)

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.

**	May be deemed an “interested person” (as that term is defined in the 1940 Act) of the Trust because of his employment with TAM or an affiliate of TAM.

***	Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of the Trust.

OFFICERS
The mailing address of each officer is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The following table shows information about the officers, including their ages, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

Term of Office
		and Length of	Principal Occupation(s) or Employment During
Name and Age	Position	Time Served*	Past 5 Years
John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	See previous table.

Dennis P. Gallagher (1970)	Vice President, General Counsel and Secretary	Since 2006	Vice President, General Counsel and Secretary, Transamerica Funds, TST and TIS (2006 — present);

Vice President, General Counsel and Secretary, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Vice President, General Counsel and Secretary, TII, (2006 — 2010);

Director, Senior Vice President, General Counsel, Operations, and Secretary, TAM and TFS (2006 — present);

Assistant Vice President, TCI (2007 — present);

Director, Deutsche Asset Management (1998 — 2006); and

Corporate Associate, Ropes & Gray LLP (1995 — 1998).

Robert A. DeVault, Jr. (1965)	Vice President, Treasurer and Principal Financial Officer	Since 2009	Vice President, Treasurer and Principal Financial Officer, (2010 — present), Assistant Treasurer, (2009 — 2010), Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President, Treasurer and Principal Financial Officer, (2010), Assistant Treasurer, (2009 — 2010), TII;

Vice President (2010 — present), Assistant Vice President (2007 — 2010) and Manager, Fund Administration, (2002 — 2007), TFS; and

Vice President (2010 — present), TAM.

Christopher A. Staples (1970)	Vice President and Chief Investment Officer	Since 2005	Vice President and Chief Investment Officer (2007 — present), Senior Vice President — Investment Management (2006 — 2007), Vice President — Investment Management (2005 — 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Vice President and Chief Investment Officer (2007 — 2010); Vice President — Investment Administration (2005 — 2007), TII;

Director (2005 — present), Senior Vice President — Investment Management (2006 — present) and Chief Investment Officer (2007 — present), TAM;

Term of Office
		and Length of	Principal Occupation(s) or Employment During
Name and Age	Position	Time Served*	Past 5 Years
Director, TFS (2005 — present); and Assistant Vice President, Raymond James & Associates (1999 — 2004).

Robert S. Lamont, Jr. (1973)	Vice President, Chief Compliance Officer and Conflicts of Interest Officer	Since 2010	Vice President, Chief Compliance Officer and Conflicts of Interest Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2010 — present);

Vice President and Senior Counsel, TAM and TFS (2007 — present);

Senior Counsel, United States Securities and Exchange Commission (2004 — 2007); and

Associate, Dechert, LLP (1999 — 2004).

Bradley O. Ackerman (1966)	Anti-Money Laundering Officer	Since 2007	Anti-Money Laundering Officer, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Anti-Money Laundering Officer, Transamerica Funds (2007 — present);

Senior Compliance Officer, TAM (2007 — present); and

Director, Institutional Services, Rydex Investments (2002 — 2007).

Sarah L. Bertrand (1967)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Assistant Vice President and Director, Legal Administration, TAM and TFS (2007 — present);

Assistant Secretary and Chief Compliance Officer, 40|86 Series Trust and 40|86 Strategic Income Fund (2000 — 2007); and

Second Vice President and Assistant Secretary, Legal and Compliance, 40|86 Capital Management, Inc. (1994 — 2007).

Timothy J. Bresnahan (1968)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Counsel, TAM (2008 — present);

Counsel (contract), Massachusetts Financial Services, Inc. (2007);

Assistant Counsel, BISYS Fund Services Ohio, Inc. (2005 — 2007); and

Associate, Greenberg Traurig, P.A. (2004 — 2005).

Term of Office
		and Length of	Principal Occupation(s) or Employment During
Name and Age	Position	Time Served*	Past 5 Years
Margaret A. Cullem-Fiore (1957)	Assistant Secretary	Since 2010	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2010 — present);

Assistant Vice President, TCI (2009 — present);

Vice President and Senior Counsel, TAM and TFS (2006 — present);

Vice President and Senior Counsel, Transamerica Financial Advisors, Inc. (2004 — 2007); and

Vice President and Senior Counsel, Western Reserve Life Assurance Co. of Ohio (2006).

Richard E. Shield, Jr. (1974)	Tax Officer	Since 2008	Tax Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present);

Tax Officer, TII (2008 — 2010);

Tax Manager, Jeffrey P. McClanathan, CPA (2006 — 2007) and Gregory, Sharer & Stuart (2005 — 2006);

Tax Senior, Kirkland, Russ, Murphy & Tapp, P.A. (2003 — 2005); and

Certified Public Accountant, Schultz, Chaipel & Co., LLP (1998 — 2003).

Elizabeth Strouse (1974)	Assistant Treasurer	Since 2010	Assistant Treasurer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2010 — present);

Director, Fund Financial Services (2009 — present), TFS;

Director, Fund Administration, TIAA-CREF (2007 — 2009); and

Manager (2006 — 2007) and Senior (2003 — 2006) Accounting and Assurance, PricewaterhouseCoopers, LLC.

*	Elected and serves at the pleasure of the Board of the Trust.
If an officer has held offices for different funds for different periods of time, the earliest applicable date is shown. No officer of the Trust, except for the Chief Compliance Officer, receives any compensation from the Trust.
Additional information about the Funds’ Board Members can be found in the Statement of Additional Information, available, without charge, upon request, by calling toll free 1-888-233-4339 or on the Trust’s website at www.transamericafunds.com.

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS
(unaudited)
A description of Transamerica Series Trust’s (the “Trust”) proxy voting policies and procedures is available in the Statement of Additional Information of the Funds, available without charge upon request by calling 1-800-851-9777 (toll free) or on the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov.
In addition, the Funds are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Funds, upon request by calling 1-800-851-9777; and (2) on the SEC’s website at http://www.sec.gov.
The Funds file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q which is available on the SEC’s website at http://www.sec.gov. The Funds’ Form N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
You may also visit the Trust’s website at www.transamericafunds.com for this and other information about the Funds and the Trust.
Important Notice Regarding Delivery of Shareholder Documents
Every year we send shareholders informative materials such as the Transamerica Series Trust Annual Report, the Transamerica Series Trust Prospectus, and other required documents that keep you informed regarding your portfolios. Transamerica Series Trust will only send one piece per mailing address, a method that saves your portfolios money by reducing mailing and printing costs. We will continue to do this unless you tell us not to. To elect to receive individual mailings, simply call a Transamerica Customer Service Representative toll free at 1-888-233-4339, 8 a.m. to 7 p.m. Eastern Time, Monday—Friday. Your request will take effect within 30 days.

NOTICE OF PRIVACY POLICY
(unaudited)
Protecting your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.
What Information We Collect and From Whom We Collect It
We may collect nonpublic personal information about you from the following sources:
•	Information we receive from you on applications or other forms, such as your name, address, and account number;

•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and

•	Information we receive from non-affiliated third parties, including consumer reporting agencies.
What Information We Disclose and To Whom We Disclose It
We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.
Our Security Procedures
We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.
If you have any questions about our privacy policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.
Note: This privacy policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of our funds in the name of a third party such as a bank or broker-dealer, its privacy policy may apply to you instead of ours.

P.O. Box 9012
Clearwater, FL 33758-9012

Distributor:	Transamerica Capital, Inc. 4600 South Syracuse Street Denver, CO 80237 Customer Service: 1-800-851-9777